As filed with the United States Securities and Exchange Commission on November 1, 2021
Registration No: 333-258431

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

dMY Technology Group, Inc. IV
(Exact name of registrant as specified in its charter)

Delaware	6770	85-4299396
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1180 North Town Center Drive, Suite 100
Las Vegas, Nevada 89144
(702) 781-4313
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Niccolo de Masi
Chief Executive Officer
1180 North Town Center Drive, Suite 100
Las Vegas, Nevada 89144
(702) 781-4313
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein Era Anagnosti Laura Katherine Mann James Hu White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200	William Marshall Ashley Johnson Amy Keating Planet Labs Inc. 645 Harrison Street, Floor 4 San Francisco, California 94107 (415) 829-3313	Josh Dubofsky Drew Capurro Saad Khanani Phillip Stoup Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public
: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (7)
Class A common stock, par value $0.0001 per share	218,903,967 (1)	$9.84	$2,154,015,035.28 (2)	$235,003.04 (3)
Class B common stock, par value $0.0001 per share	21,596,032 (4)	$9.84	$212,504,964.72 (2)	$23,184.29 (3)
Class A common stock, par value $0.0001 per share	21,596,032 (5)	—	—	— (6)
Total			$2,366,520,000	$258,187.33

(1)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“
dMY IV Class
 A common stock
”), of dMY Technology Group, Inc. IV (“
dMY IV
”) estimated to be issued in connection with the business combination described herein, including contingent earnout consideration (the “
Business Combination
”). Such maximum number of shares of dMY IV Class A common stock is based on the sum of (a) 217,305,381 shares of dMY IV Class A common stock to be issued to the holders of (i) shares of Class A common stock, par value $0.00002 per share (“
Planet Class
 A common stock
”), of Planet Labs Inc. (“
Planet
”) and (ii) shares of preferred stock, par value $0.00002 per share (“
Planet preferred stock
”), of Planet and (b) 1,598,586 shares of dMY IV Class A common stock reserved for issuance upon the settlement of Planet warrants outstanding as of June 29, 2021, which warrants will automatically convert into warrants to purchase shares of dMY IV Class A common stock upon consummation of the business combination described herein.

(2)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 218,903,967 shares of dMY IV Class A common stock and 21,596,032 shares of dMY IV Class B common stock (as defined below) and (ii) $9.84, the average of the high and low trading prices of dMY IV Class A common stock on July 29, 2021 (within five business days prior to the date of this Registration Statement). For purposes of calculating the registration fee, the dMY IV Class B common stock is treated as having the same value as the dMY IV Class A common stock as each share of dMY IV Class B common stock is convertible into one share of dMY IV Class A common stock.

(3)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(4)
Shares of Class B common stock, par value $0.0001 per share (“
dMY IV Class
 B common stock
”), of DMY IV to be issued to the holders of shares of Class B common stock, par value $0.00002 per share (“
Planet Class
 B common stock
”) of Planet in connection with the Business Combination transaction.

(5)	dMY IV Class A common stock issuable upon the conversion of dMY IV Class B common stock.
(6)	Pursuant to rule 457(i) promulgated under the Securities Act, no separate registration fee is required.
(7)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION DATED NOVEMBER 1, 2021
PROXY STATEMENT FOR
SPECIAL MEETING OF DMY TECHNOLOGY GROUP, INC. IV
AND
PROSPECTUS FOR
218,903,967 SHARES OF CLASS A COMMON STOCK AND 21,596,032 SHARES OF CLASS B COMMON STOCK OF DMY TECHNOLOGY GROUP, INC. IV
On July 6, 2021, the board of directors of dMY Technology Group, Inc. IV, a Delaware corporation (“
dMY IV
,” “
we
,” “
us
”
or
“
our
”), unanimously approved an agreement and plan of merger, dated July 7, 2021, by and among dMY IV, Photon Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of dMY IV (“
First Merger Sub
”), Photon Merger Sub Two, LLC, Delaware limited liability company and a direct wholly owned subsidiary of dMY IV (“
Second Merger Sub
”), and Planet Labs Inc. (“
Planet
”) (as it may be amended and/or restated from time to time, the “
Merger Agreement
”). If the Merger Agreement is adopted by dMY IV’s stockholders and the transactions under the Merger Agreement are consummated, First Merger Sub will merge with and into Planet (the “
First Merger
”) with Planet (the “
Surviving Corporation
”) surviving the merger as a wholly owned subsidiary of dMY IV, and, pursuant to Planet’s election under the Merger Agreement, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into dMY IV (the “
Second Merger
”) and together with the First Merger, the “
Business Combination
”), with dMY IV surviving the merger. In addition, in connection with the consummation of the Business Combination, dMY IV will be renamed “Planet Labs PBC” and is referred to herein as “
New Planet
” as of the time following such change of name.
At the effective time of the First Merger (the “
Effective Time
”), the stock consideration to be issued to (i) the then current holders of Class A common stock and preferred stock in Planet will be in the form of Class A common stock of New Planet and (ii) the then current holders of Class B common stock in Planet will be in the form of Class B common stock of New Planet. Class B common stock of New Planet will have the same economic terms as the Class A common stock of New Planet, but the Class B common stock will have 20 votes per share. The New Planet Class B common stock will be subject to a “sunset” provision on the earliest of the date that is the (a)
10-year
anniversary of the closing of the Business Combination (the “
Closing
”) and (b) the date that is six months after the date that such Planet Founder (as defined below) no longer provides services to New Planet as a director, executive officer, member of the senior leadership team or other full-time employee with an on-going
substantial role at New Planet, and also automatically converts to New Planet Class A common stock in the event of incapacity or death of the applicable Planet Founder (as further described in the Proposed Charter). Shares of New Planet Class B common stock held by a Planet Founder shall also automatically convert into shares of New Planet Class A common stock immediately (x) following the transfer of such shares of New Planet Class B common stock to a person other than a qualified stockholder of such Planet Founder, (y) on the Sunset Date (as defined below), or (z) upon such Planet Founder’s death or mental incapacity (as further described in the Proposed Charter. The Class A common stock and Class B common stock of New Planet that is required to be issued as merger consideration will be valued at $10.00 per share in each case.
Holders of shares of Planet capital stock are expected to hold, in the aggregate, approximately 75% of the issued and outstanding shares of New Planet common stock immediately following the Closing, assuming no redemptions. William Marshall and Robert Schingler Jr. (the “
Planet Founders
”) as holders of New Planet Class B common stock are expected to hold approximately 7.7% of the issued and outstanding shares and approximately 62.4% of the combined voting power of New Planet.
Planet stockholders other than the Planet Founders are expected to hold approximately 68.1% of the issued and outstanding shares and approximately 28% of the voting power of New Planet. The dMY IV Public Stockholders are expected to hold approximately 12.2% of the issued and outstanding shares and approximately 5.0% of the voting power of New Planet. dMY IV’s sponsor and its independent directors are expected to hold approximately 3.1% of the issued and outstanding shares and approximately 1.2% of the voting power of New Planet. The PIPE Investors are expected to hold approximately 8.9% of the issued and outstanding shares and approximately 3.6% of the voting power of New Planet. These percentages assume that no public stockholders exercise their redemption rights in connection with the Business Combination and are subject to other important assumptions, which are set forth in more detail on pages 18 and 20. See “
Questions and Answers About the Business Combination and the Special Meeting—What voting power will current dMY IV Stockholders, the Planet Founders and other Planet Stockholders hold in New Planet immediately after the consummation of the Business Combination?
” for more information.

At the Effective Time, each outstanding option to purchase shares of Planet common stock (a “
Planet Option
”) will be assumed by New Planet and will be converted into (i) an option to acquire Class A common stock of New Planet with the same terms and conditions as applied to the Planet Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger (each such option, a “
New Planet Option
”) and (ii) with respect to each share of Planet common stock subject to such Planet Option immediately prior to the Effective Time, the right to receive a portion of the Contingent Consideration (as defined herein), if any. The number of shares underlying such New Planet Option will be determined by multiplying the number of shares of Planet common stock subject to such option immediately prior to the Effective Time, by the ratio determined by dividing the number of shares constituting the Aggregate Merger Consideration (as defined herein) by the number of Aggregate Fully Diluted Planet Common Shares (as defined herein) (the product being the “
exchange ratio
”), which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Planet Option will be determined by dividing the per share exercise price immediately prior to the Effective Time by the exchange ratio, which quotient shall be rounded up to the nearest full cent.
At the Effective Time, each Planet restricted stock unit award that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the First Merger) will be cancelled and converted into (i) a restricted stock unit award covering a number of shares of New Planet Class A Common Stock equal to the number of shares of Planet common stock underlying such unvested Planet restricted stock unit award immediately prior to the Effective Time, multiplied by the exchange ratio (rounded to the nearest whole share), with the same terms and conditions as were applicable to the related unvested Planet restricted stock unit award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger and (ii) with respect to each share of Planet common stock subject to such unvested Planet restricted stock unit award immediately prior to the Effective Time, the right to receive a portion of the Contingent Consideration, if any.
At the Effective Time, each Planet restricted stock unit award that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the First Merger) will be cancelled and converted into the right to receive (i) a portion of the Aggregate Share Consideration (as defined herein) in the form of New Planet Class A common stock equal to the exchange ratio multiplied by the number of shares underlying such vested Planet Restricted Stock Unit Award as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (ii) with respect to each share of Planet common stock subject to such vested Planet Restricted Stock Unit Award immediately prior to the Effective Time, the Contingent Consideration, if any.
At the Effective Time, each Planet restricted stock award that is outstanding and unvested as of immediately prior to the Effective Time will be cancelled and converted into (a) a restricted stock award covering a number of shares of Planet Class A Common Stock equal to the number of shares of Planet common stock underlying such unvested Planet restricted stock award immediately prior to the Effective Time, multiplied by the exchange ratio (rounded to the nearest whole share), with the same terms and conditions as were applicable to the related unvested Planet restricted stock award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger, plus (b) with respect to each share of Planet common stock underlying such Planet restricted stock award as of immediately prior to the Effective Time, the right to receive a portion of the Contingent Consideration, if any.
In connection with the entry into the Merger Agreement, dMY IV entered into a sponsor support agreement with dMY Sponsor IV, LLC (the “
Sponsor
”), pursuant to which the Sponsor agreed to vote its shares in favor of the Business Combination (the “
Sponsor Support Agreement
”), and Planet entered into voting agreements (the
“
Company Holders Support Agreements
”) with certain of its stockholders, pursuant to which holders representing the requisite vote required to adopt the Merger Agreement and approve the transactions contemplated thereby agreed to vote their shares in favor of the Business Combination. Contingent on the consummation of the Business Combination, the Sponsor also agreed that, as of the consummation of the Business Combination, 862,500 shares of its founder shares and 2,966,667 of the warrants to purchase New Planet Class A common stock, in each case that are held by the Sponsor immediately following Closing (the “
Sponsor Earnout Securities
”), will be unvested and will vest in four equal tranches when the closing price of New Planet Class A common stock equals or exceeds

ii

$15.00, $17.00, $19.00 and $21.00, respectively, over any 20 trading days within any 30 day trading period prior to the fifth anniversary of the Closing. The Sponsor Earnout Securities that remain unvested on the first business day after five years from Closing will be cancelled by New Planet and will no longer be issued and outstanding.
Certain of Planet’s stockholders, including the Planet Founders, the Sponsor and the directors of dMY IV also agreed to enter into at the Effective Time lock-up
arrangements with respect to shares they received in connection with the Business Combination for periods ranging from 180 days to 18 months following the Closing, as more fully described in this proxy statement/prospectus.
dMY IV’s units, Class A common stock and public warrants are publicly traded on the New York Stock Exchange (the “
NYSE
”) under the symbols “
DMYQ.U
”, “
DMYQ
” and “
DMYQ WS
”, respectively. dMY IV intends to apply to list the New Planet Class A common stock and public warrants on the NYSE under the symbols “
PL
” and “
PL WS
”, respectively, upon the Closing. New Planet will not have units traded following the Closing.
dMY IV will hold a special meeting of stockholders (the “
Special Meeting
”) to consider matters relating to the Business Combination. dMY IV cannot complete the Business Combination unless dMY IV’s stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby. dMY IV is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.
Unless adjourned, the Special Meeting of the stockholders of dMY IV will be held at [
time
] a.m., New York City time, on [
date
] at [
virtual meeting link
]. In light of ongoing developments related to the novel coronavirus
(COVID-19),
after careful consideration, dMY IV has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit questions during the Special Meeting by visiting [
virtual meeting link
] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual Special Meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
This proxy statement/prospectus provides you with detailed information about the Business Combination. It also contains or references information about dMY IV and New Planet and certain related matters. You are encouraged to read this proxy statement/prospectus carefully.
In particular, when you consider the recommendation regarding these proposals by the board of directors of dMY IV, you should keep in mind that dMY IV’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a stockholder. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating dMY IV.
See the section entitled “
Risk Factors
” beginning on page 69 for a discussion of the risks you should consider in evaluating the Business Combination and how it will affect you.
If you have any questions or need assistance voting your common stock, please contact Morrow Sodali (“
Morrow
”), our proxy solicitor, by calling (800)
662-5200,
or banks and brokers can call collect at (203)
658-9400,
or by emailing DMYQ.info@investor.morrowsodali.com. This notice of Special Meeting is, and the proxy statement/prospectus relating to the Business Combination will be, available at [
virtual meeting link
].
Neither the Securities and Exchange Commission (the “
SEC
”) nor any state securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [                    ], 2021, and is first being mailed to stockholders of dMY IV on or about [                    ], 2021.

iii

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                    ], 2021
DMY TECHNOLOGY GROUP, INC. IV
1180 North Town Center Drive, Suite 100
Las Vegas, Nevada 89144
TO THE STOCKHOLDERS OF DMY TECHNOLOGY GROUP, INC. IV:
NOTICE IS HEREBY GIVEN that a special meeting (the “
Special Meeting
”) of the stockholders of dMY Technology Group, Inc. IV, a Delaware corporation (“
dMY IV
,” “
we
,” “
us
”
or
“
our
”), will be held at [
time
] a.m., New York City time, on [
date
], 2021 at [
virtual meeting link
]. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(a)
Proposal No.
 1 — The Business Combination Proposal—
to consider and vote upon a proposal to approve the agreement and plan of merger, dated as of July 7, 2021 (as may be amended and/or restated from time to time, the “
Merger Agreement
”), by and among dMY IV; Photon Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of dMY IV (“
First Merger Sub
”); Photon Merger Sub Two, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of dMY IV (“
Second Merger Sub
”); and Planet Labs Inc., a Delaware corporation (“
Planet
”); and the transactions contemplated thereby, pursuant to which First Merger Sub will merge with and into Planet (the “
First Merger
”) with Planet (the “
Surviving Corporation
”) surviving the merger as a wholly owned subsidiary of dMY IV, and, pursuant to Planet’s election under the Merger Agreement, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into dMY IV (the “
Second Merger
” and together with the First Merger, the “
Business Combination
” and such proposal, the “
Business Combination Proposal
”), with dMY IV surviving the merger;

(b)	Proposal No. 2 (A) — (B) — The Charter Proposals— to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Charter, as follows:

•
Proposal No. 2 (A)
— A proposal to approve and adopt the second amended and restated certificate of incorporation of dMY IV (the “
Proposed Charter
”), which will replace dMY IV’s amended and restated certificate of incorporation, dated March 4, 2021 (the “
Current Charter
”) and will be in effect upon the closing of the Business Combination (the “
Closing
”) (we refer to such proposal as “
Charter Proposal A
”); and

•
Proposal No. 2 (B)
— A proposal to (i) approve and adopt an amendment to the Proposed Charter to increase the number of authorized shares of dMY IV Class A common stock from 380,000,000 shares to 570,000,000 shares of New Planet Class A common stock and the total number of authorized shares from 401,000,000 shares to 631,500,000 shares and (ii) to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, which, if approved, will both be in effect upon the Closing (we refer to such proposal as “
Charter Proposal B
”, and along with Charter Proposal A, the “
Charter Proposals
”).

(c)
Proposal No.
 3 — The Advisory Charter Proposals—
to consider and vote upon separate proposals to approve, on a non-binding
advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals
(we refer to such proposals as the “
Advisory Charter Proposals
”);

(i)
Advisory Charter Proposal A —
Under the Proposed Charter, New Planet will be authorized to issue 631,500,000 shares of capital stock (or 441,500,000 shares of capital stock in the event Charter Proposal B does not pass), consisting of (i) 570,000,000 shares of New Planet Class A common stock (or 380,000,000 shares of New Planet Class A common stock in the event Charter Proposal B does not

i

pass), par value $0.0001 per share, (ii) 30,000,000 shares of New Planet Class B common stock, par value $0.0001 per share (assuming the holders of dMY IV Class B common stock approve such increase), (iii) 30,000,000 shares of New Planet Class C common stock, par value $0.0001 per share, and (iv) 1,500,000 shares of New Planet preferred stock, par value $0.0001 per share, as opposed to the Current Charter authorizing dMY IV to issue 401,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock, par value $0.0001 per share, and 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share;

(ii)
Advisory Charter Proposal B —
Under the Proposed Charter, holders of shares of New Planet Class A common stock will be entitled to cast one vote per share of New Planet Class A common stock and holders of shares of New Planet Class B common stock will be entitled (prior to the Sunset Date, as defined below) to cast 20 votes per share of New Planet Class B common stock on each matter properly submitted to New Planet’s stockholders entitled to vote, as opposed to, under the Current Charter, each share of dMY IV Class A common stock and dMY IV Class B common stock being entitled to one vote per share on each matter properly submitted to dMY IV’s stockholders entitled to vote;

(iii)
Advisory Charter Proposal C
— Under the Proposed Charter, until the Sunset Date (as defined below), any actions required to be taken or permitted to be taken by the stockholders of New Planet Class A common stock and New Planet Class B common stock may be taken by written consent signed by the stockholders of New Planet having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, as opposed to, under the Current Charter, the lack of ability of holders of shares of dMY IV common stock to take stockholder action by written consent;

(iv)
Advisory Charter Proposal D —
In addition to any vote required by applicable law, heightened standards for amendments of certain provisions in the Proposed Charter relating to: (i) designations, powers, privileges and rights, and the qualifications, limitations or restrictions in respect of each class of capital stock of New Planet, (ii) classification and election of the New Planet Board, (iii) actions taken by the stockholders of New Planet, (iv) exculpation of personal liability of a director of New Planet, (v) business combination with an interested stockholder, (vi) indemnification of persons serving as directors or officers of New Planet, (vii) forum for certain legal actions, (viii) mergers or consolidations that would result in New Planet no longer being a public benefit corporation with identical charter provisions identifying the public benefit(s), (ix) competition and corporate opportunities and (x) amendment to the Proposed Charter;

(v)
Advisory Charter Proposal E —
Under the Proposed Charter, New Planet will no longer be governed by Section 203 of the General Corporation Law of the State of Delaware (the “
DGCL
”) and, instead, the Proposed Charter will include a provision that is substantially similar to Section 203 of the DGCL, but excludes certain parties’ from the definition of “interested stockholder,” and will make certain related changes; however, New Planet’s election to opt out of Section 203 of the DGCL will take effect twelve months following the date the Proposed Charter is filed and, during this twelve-month waiting period immediately following the filing of the Proposed Charter, the Section 203 restrictions on business combinations will continue to apply;

(vi)
Advisory Charter Proposal F —
The Proposed Charter will also include a provision with respect to corporate opportunities, that will provide that each “Identified Person” is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as New Planet or any of its subsidiaries, subject to certain limited exceptions;

(vii)
Advisory Charter Proposal G —
The Proposed Charter designates New Planet as a public benefit corporation and identifies its public benefit as to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change as opposed to the Current

Charter, which provides that dMY IV’s purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL; and

(viii)
Advisory Charter Proposal H —
The directors of New Planet will be classified into three classes, with each class consisting, as nearly as may be possible, of one third of the total number of directors constituting the whole board. Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, (i) until the last applicable Sunset Date, a director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of New Planet entitled to vote at an election of directors and (ii) following the last applicable Sunset Date, a director may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least two-thirds
(66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Planet entitled to vote at an election of directors.

(d)
Proposal No.
 4 — The Stock Issuance Proposal—
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and Charter Proposal A are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of (x) shares of dMY IV common stock pursuant to the terms of the Merger Agreement and (y) shares of dMY IV Class A common stock to certain institutional investors and individuals (the “
PIPE Investors
”) in connection with the Private Placement (as later defined in this proxy statement/prospectus), plus any additional shares pursuant to subscription agreements we may enter into prior to Closing (we refer to this proposal as the “
Stock Issuance Proposal
”);

(e)
Proposal No.
 5 — The Incentive Plan Proposal—
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, Charter Proposal A and the Stock Issuance Proposal are approved and adopted, the New Planet 2021 Incentive Award Plan (the “
Incentive Plan
”), a copy of which is attached to this proxy statement/prospectus as
Annex
 D
, including the authorization of the initial share reserve under the Incentive Plan (we refer to this proposal as the “
Incentive Plan Proposal
”);

(f)
Proposal No.
 6 — The ESPP Proposal—
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, Charter Proposal A, the Stock Issuance Proposal and the Incentive Plan Proposal are approved and adopted, the New Planet 2021 Employee Stock Purchase Plan (the “
ESPP
”), a copy of which is attached to this proxy statement/prospectus as
Annex E
, including the authorization of the initial share reserve under the ESPP (we refer to this proposal as the “
ESPP Proposal
”);

(g)
Proposal No. 7—The Adjournment Proposal—
to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, Charter Proposal A, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal (together the “
condition precedent proposals
”) would not be duly approved and adopted by our stockholders or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived (we refer to this proposal as the “
Adjournment Proposal
”).

Only holders of record of shares of dMY IV’s Class A common stock and Class B common stock (collectively, “
dMY IV Common Stock
”) at the close of business on October 19, 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.
We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “
Risk Factors
.”

After careful consideration, the dMY IV Board has determined that each of the Business Combination Proposal, the Charter Proposals, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of dMY IV and its stockholders and unanimously recommends that you vote or give instruction to vote “
FOR
” each of those proposals.
The existence of financial and personal interests of dMY IV’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of dMY IV and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “
The Business Combination Proposal — Interests of dMY IV’s Directors and Officers in the Business Combination
” in the proxy statement/prospectus for a further discussion.
Under the Merger Agreement, the approval of the condition precedent proposals presented at the Special Meeting is a condition to the consummation of the Business Combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. If our stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated. Charter Proposal B is conditioned on the approval of Charter Proposal A, but is not conditioned on the approval of any other proposal, and the Business Combination may be consummated if each of the condition precedent proposals is approved but Charter Proposal B is not. The Adjournment Proposal and the Advisory Charter Proposals are not conditioned on the approval of any other proposal.
In connection with our initial public offering, our initial stockholders, the Sponsor and our officers and directors at the time of our initial public offering entered into a letter agreement to vote their shares of dMY IV Class B common stock purchased prior to our initial public offering (the “
founder shares
”), as well as any shares of dMY IV Class A common stock sold as part of the units by us in our initial public offering (the “
public shares
”) purchased by them during or after our initial public offering, in favor of our initial business combination, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, our initial stockholders own approximately 20% of our total outstanding common stock.
Pursuant to the Current Charter, a holder of public shares (a “
public stockholder
”) may request that dMY IV redeem all or a portion of its public shares for cash if the Business Combination is consummated. There will be no redemption rights upon the completion of our initial business combination, including the Business Combination, with respect to dMY IV’s warrants. As a public stockholder, and assuming the Business Combination is consummated, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to 12:00 p.m., New York City time, on [                    ], 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, dMY IV’s transfer agent (the “
transfer agent
”), that dMY IV redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“
DTC
”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If the Business Combination is consummated and a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with our initial public offering (the “
Trust Account
”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is two business days prior to the initially scheduled date of the Special Meeting, and, thereafter, with our consent, until the Closing. If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that dMY IV instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “
The Special Meeting — Redemption Rights
” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares sold in our IPO without dMY IV’s prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares sold in our initial public offering, then any such shares in excess of that 20% limit would not be redeemed for cash without dMY IV’s prior consent.
Subject to approval by dMY IV Stockholders of the condition precedent proposals, at the Closing, we will adopt a multi-class stock structure, comprised of Class A common stock, which will carry one vote per share, and Class B common stock, which will carry 20 votes per share. The Class B common stock of New Planet will have the same economic terms as the Class A common stock of New Planet. Upon the Closing, all stockholders of New Planet will hold only shares of New Planet Class A common stock, except for the Planet Founders and their permitted transferees, who will hold shares of New Planet Class B common stock. Immediately following the Closing, including by virtue of each Planet Founder’s holdings of New Planet Class B common stock, the Planet Founders and their permitted transferees are currently expected to hold in excess of approximately 65% of the voting power of the issued and outstanding capital stock of New Planet, assuming no redemptions of our public shares in connection with the Business Combination. The New Planet Class B common stock is subject to a “sunset” provision on the earliest of the date that is the (a)
10-year
anniversary of the Closing and (b) the date that is six months after the date that such Planet Founder no longer provides services to New Planet as a director, executive officer, member of the senior leadership team or other full-time employee with an on-going
substantial role at New Planet, and also automatically converts to New Planet Class A common stock in the event of incapacity or death of the applicable Planet Founder. Shares of New Planet Class B common stock held by a Planet Founder shall also automatically convert into shares of New Planet Class A common stock immediately (x) following the transfer of such shares of New Planet Class B common stock to a person other than a qualified stockholder of such Planet Founder, (y) on the Sunset Date (as defined below), or (z) upon such Planet Founder’s death or mental incapacity (as further described in the Proposed Charter). See “
Description of New Planet Securities—New Planet Class
 B Common Stock
.”
Furthermore, on July 7, 2021, concurrently with the execution of the Merger Agreement, dMY IV entered into subscription agreements (the “
Initial Subscription Agreements
”) with a number of subscribers (the “
Initial Subscribers
”), pursuant to, and on the terms and subject to the conditions of which, the Initial Subscribers have collectively subscribed for and agreed to purchase immediately prior to the Closing an aggregate of 20,000,000 shares of dMY IV Class A common stock at a purchase price of $10.00 per share. On September 13, 2021, dMY

v

IV entered into new subscription agreements (the “
Additional Subscription Agreements
”, collectively with the Initial Subscription Agreements, the “
Subscription Agreements
”) with certain “accredited investors” (as defined by Rule 501 of Regulation D) (the “
Additional Subscribers
” and together with the Initial Subscribers, the “
PIPE Investors
”) on similar terms as the Initial Subscription Agreements, pursuant to which the Additional Subscribers agreed to purchase, and dMY IV agreed to sell to the Additional Subscribers, 5,200,000 shares of dMY IV Class A common stock (the “
Additional PIPE Shares
”) at a purchase price of $10.00 per share, which is the same purchase price as paid by the Initial Subscribers. The consummation of the Business Combination is conditioned upon, among other things, dMY IV having a minimum of $250 million available to it at the Closing of the Business Combination (the “
Minimum Cash Closing Condition
”) (though this condition may be waived by Planet). The anticipated proceeds from the PIPE Investment will total $252 million, which is expected to satisfy the Minimum Cash Closing Condition.
All dMY IV Stockholders are cordially invited to attend the Special Meeting which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding shares of dMY IV Common Stock, you may also cast your vote at the Special Meeting electronically by visiting [
virtual meeting link
]. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. Charter Proposal A requires the affirmative vote of the holders of at least a majority of the outstanding shares of dMY IV Common Stock, voting as a single class, and at least a majority of the outstanding shares of dMY IV Class B common stock. Charter Proposal B requires the affirmative vote of the holders of at least a majority of the outstanding shares of dMY IV Common Stock, voting as a single class, and at least a majority of the outstanding shares of dMY IV Class A common stock. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as a vote “
AGAINST
” the Charter Proposals. Because approval of the other proposals only require a majority of the votes cast, assuming a quorum is established at the Special Meeting, if you do not vote or do not instruct your broker or bank how to vote, it will have no effect on these other proposals because such action would not count as a vote cast at the Special Meeting.
Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If your shares are held in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the condition precedent proposals are approved at the Special Meeting. Each of the condition precedent proposals is cross-conditioned on the approval of each other. Charter Proposal B is conditioned on the approval of Charter Proposal A but is not conditioned on the approval of any other proposal, and the Business Combination may be consummated if each of the condition precedent proposals is approved but Charter Proposal B is not. The Adjournment Proposal and the Advisory Charter Proposals are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you have any questions or need assistance voting your common stock, please contact Morrow Sodali (“
Morrow
”), our proxy solicitor, by calling (800)
662-5200,
or banks and brokers can call collect at (203)
658-9400,
or by emailing DMYQ.info@investor.morrowsodali.com. This notice of Special Meeting is, and the proxy statement/prospectus relating to the Business Combination will be, available at [
virtual meeting link
].
Thank you for your participation. We look forward to your continued support.
[
date
] , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF DMY IV CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF DMY IV CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF DMY IV CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “
THE SPECIAL MEETING—REDEMPTION RIGHTS
” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on
Form S-4
filed with the SEC by dMY IV, constitutes a prospectus of dMY IV under Section 5 of the Securities Act of 1933, as amended (the “
Securities Act
”), with respect to the shares of common stock of dMY IV to be issued to Planet’s stockholders under the Merger Agreement. This document also constitutes a proxy statement of dMY IV under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”).
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to dMY IV Stockholders nor the issuance by dMY IV of its common stock in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement/prospectus regarding dMY IV has been provided by dMY IV and information contained in this proxy statement/prospectus regarding Planet has been provided by Planet.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
MARKET AND INDUSTRY DATA
This proxy statement/prospectus contains information concerning the market and industry in which Planet conducts its business. Planet operates in an industry in which it is difficult to obtain precise industry and market information. Planet has obtained market and industry data in this proxy statement/prospectus from industry publications and from surveys or studies conducted by third parties that it believes to be reliable. Planet cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. As a result, you should be aware that any such market, industry and other similar data may not be reliable. While Planet is not aware of any misstatements regarding any industry data presented in this proxy statement/prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “
Risk Factors
” below.

i

ii

iii

iv

v

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about dMY IV from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov. You can also obtain copies of this proxy statement/prospectus or of the documents incorporated by reference therein, free of charge by requesting them in writing or by telephone at the following address and telephone number:
dMY Technology Group, Inc. IV
1180 North Town Center Drive, Suite 100
Las Vegas, Nevada 89144
(702) 781-4313
Attention: Niccolo de Masi, Chief Executive Officer
or
Morrow Sodali
470 West Avenue
Stamford CT 06902
Individuals call toll-free:
(800) 662-5200
Banks and brokers call:
(203) 658-9400
DMYQ.info@investor.morrowsodali.com
To obtain timely delivery, dMY IV Stockholders must request the materials no later than five business days prior to the Special Meeting.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “
Where You Can Find More Information
”.

CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “
we
,” “
us
,” “
our
” and “
dMY IV
” refer to dMY Technology Group, Inc. IV, and the terms “New Planet,” “combined company” and “post-combination company” refer to Planet Labs Inc. and its subsidiaries following the consummation of the Business Combination.
In this document:
“
Acquisition Proposal
” means, with respect to Planet and its subsidiaries, any of the following transactions other than the Mergers: (i) any acquisition or purchase, direct or indirect, of: (A) a portion of the business of Planet and its subsidiaries that comprises 15% or more of their combined net revenues or net income; (B) 15% or more of the consolidated assets of Planet and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of Planet); or (C) 15% or more of the equity or voting securities on a fully diluted basis of (1) Planet or (2) one or more subsidiaries of Planet holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Planet and its subsidiaries, including, for the avoidance of doubt, a bona fide equity or convertible equity financing; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity or voting securities of (A) Planet or (B) one or more subsidiaries of Planet holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Planet and its subsidiaries; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (A) Planet or (B) one or more subsidiaries of Planet holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Planet and its subsidiaries; or (iv) any initial public offering or direct listing of any equity securities of Planet or any of its subsidiaries on any stock exchange.
“
Additional PIPE Shares
” means 5,200,000 shares of New Planet Class A common stock sold by dMY IV to the Additional Subscriber pursuant to the Additional Subscription Agreements.
“
Additional Subscribers
” means those “accredited investors” (as defined by Rule 501 of Regulation D) that are parties to the Additional Subscription Agreements.
“
Additional Subscription Agreements
” those certain subscription agreements, dated on or about September 13, 2021 by and between dMY IV and the Additional Subscribers.
“
Aggregate Fully Diluted Planet Common Shares
” means, without duplication, (i) the aggregate number of shares of Planet common stock that are (A) issued and outstanding immediately prior to the Effective Time (but excluding shares subject to an unvested Planet Restricted Stock Award, except to the extent subject to vesting only upon the occurrence of the Effective Time; (B) issuable upon, or subject to, the exercise or settlement of Planet Options, Planet Restricted Stock Unit Awards, Planet Notes, Planet Convertible Debt or Planet Warrants that are outstanding immediately prior to the Effective Time (in each case of Planet Options and Planet Restricted Stock Unit Awards, excluding any that are unvested as of immediately prior to the Effective Time, except to the extent subject to vesting only upon the occurrence of the Effective Time), with the number of shares of Planet common stock issuable to be calculated on an as-converted
basis assuming the consummation of the Mergers; and (C) issuable upon the optional conversion pursuant to Article IV, Section C.5 (a) of the Planet Charter of all Planet preferred stock that are outstanding immediately prior to the Effective Time, with the number of shares of Planet common stock issuable to be calculated on an as-converted
basis assuming consummation of the Mergers, minus (ii) the Treasury Shares outstanding immediately prior to the Effective Time, minus (iii) a number of shares equal to the aggregate exercise price of the Planet Options that are outstanding immediately prior to the Effective Time (excluding any that are unvested as of immediately prior to the Effective Time, except to the extent subject to vesting only upon the occurrence of the Effective Time) divided by the Per Share Merger Consideration; provided, that any Planet Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Planet Common Shares.
“
Aggregate Merger Consideration
” means a number of New Planet common stock equal to the quotient obtained by dividing (a) the Closing Date Purchase Price, by (b) $10.00.
“
Aggregate Share Consideration
” means a number of shares (rounded to the nearest whole share) of New Planet common stock equal to (i) the Aggregate Merger Consideration divided
by (ii) $10.00.
“
Ancillary Agreements
” means (i) the Sponsor Support Agreement and Planet Support Agreements and (ii) the Confidentiality Agreement, taken together.
“
Business Combination
” means the transactions contemplated by the Merger Agreement, including, together, (i) the First Merger and (ii) the Second Merger.
“
Change of Control
” means any transaction or series of transactions (A) the result of which is that a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Planet Founders, New Planet, Surviving Company or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing 50% or more of the voting power of or economic rights or interests in the then-outstanding equity securities of New Planet, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the New Planet Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the entity surviving the combination or (2) the voting securities of New Planet immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is (i) a sale of all or substantially all of the assets of New Planet (as appearing in its most recent balance sheet), or assets of New Planet generating all or substantially all of the gross revenues or net income (as appearing in its most recent income statement), to any Person or (ii) that shares of New Planet Class A common stock are delisted from the principal securities exchange or securities market on which such shares of New Planet Class A common stock are then traded prior to the consummation of such transaction(s).
“
Closing
” means the closing of the Business Combination.
“
Closing Date
” means the date on which the Closing actually occurs.
“
Closing Date Purchase Price
” means $2,135,000,000.
“
Closing Price
” means, for each Trading Day, the last sale price of shares of New Planet Class A common stock reported by Bloomberg (or if not available, by another authoritative source).
“
Code
” means the Internal Revenue Code of 1986, as amended.
“
Company Holders Support Agreements
” means those certain support agreements, dated as of July 7, 2021, by and between Planet and certain of its stockholders.
“
Confidentiality Agreement
” means the Confidentiality Agreement, dated as of March 17, 2021, between dMY IV and Planet.
“
Contingent Consideration
” means the additional 27,000,000 shares in earnout consideration that Planet Stockholders and Planet Award holders may receive in the form of New Planet Class A common stock or New Planet Class B Common stock, as applicable, if certain milestones regarding the price of New Planet Class A common stock are achieved.

“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to
COVID-19,
including the CARES Act and Families First Act.
“
DGCL
” means the General Corporation Law of the State of Delaware.
“
Dissenting shares
” means the totality of shares of Planet common stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the California Corporations Code.
“
dMY IV
” means dMY Technology Group, Inc. IV, a Delaware corporation (which, after the Closing will be known as Planet Labs PBC).
“
dMY IV Board
” means the board of directors of dMY IV.
“
dMY IV Class A common stock
” means the shares of Class A common stock, par value $0.0001 per share, of dMY IV.
“
dMY IV Class B common stock
” means the shares of Class B common stock, par value $0.0001 per share, of dMY IV.
“
dMY IV Closing Cash Amount
” means an amount equal to the sum of
(a) the amount of cash available in the Trust Account as of the Closing after deducting the dMY IV Share Redemption Amount, plus
(b) the PIPE Investment Amount, to the extent actually received by dMY IV, Planet or any of their respective Subsidiaries substantially concurrently with the Closing, in each case of clauses (a) and (b) prior to giving effect to the payment of any dMY IV Transaction Expenses or Planet Transaction Expenses.
“
dMY IV Common Stock
” means, collectively, the dMY IV Class A common stock and dMY IV Class B common stock.
“
dMY IV PIPE Expenses
” means any expenses, fees or costs incurred in connection with the PIPE Investment (including the success fees payable to the placement agents of the PIPE Investment pursuant to the applicable engagement letters), excluding any Planet PIPE Expenses.
“
dMY IV Stockholder Approval
” means the approval of (1) Charter Proposal A by an affirmative vote of the holders of (i) at least a majority of the outstanding shares of dMY IV Class B common stock and (ii) at least a majority of the outstanding shares of dMY IV Common Stock, in each case, entitled to vote (as determined in accordance with dMY IV’s Governing Documents) at a shareholders’ meeting duly called by the dMY IV Board and held for such purpose, (2) the Business Combination Proposal, Stock Issuance Proposal, Incentive Plan Proposal, ESPP Proposal, and if necessary, the Adjournment Proposal, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of dMY IV Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with dMY IV’s Governing Documents), and (3) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to this Registration Statement or correspondence related thereto or any other proposals as reasonably agreed by dMY IV and Planet to be necessary or appropriate in connection with the transactions contemplated by the Merger Agreement, in each case, by the applicable requisite votes. The vote at the dMY IV Stockholders’ Meeting on any other matter than those described in the foregoing, including a vote on any separate or unbundled advisory proposals, will not affect whether the dMY IV Stockholder Approval shall have been obtained.
“
dMY IV Stockholders
” means the holders of dMY Common Stock.
“
dMY IV Stockholders’ Meeting
” means the meeting of the stockholders of dMY IV, convened in accordance with dMY IV’s Governing Documents and Section 3.12.03 of the listing rules of the NYSE, wherein the stockholders of dMY will consider and vote on the Transaction Proposals.
“
dMY IV Transaction Expenses
” means the
out-of-pocket
fees and expenses paid or payable by dMY IV as a result of or in connection with its initial public offering, its operations or the negotiation, documentation and consummation of the transactions contemplated hereby, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators in connection with the IPO, attorneys, accountants and other advisors and service providers, (b) 50% of all fees and expenses incurred in connection with making the filings in compliance with the notification and reporting requirements of the HSR Act (the “
HSR Filing
”) (other than the dMY IV PIPE Expenses) or in connection with preparing and filing and printing this Registration Statement, (c) any fees, expenses and costs payable by dMY IV in connection with making any other necessary filings pursuant to the Merger Agreement other than the HSR Filing, (d) any dMY IV PIPE Expenses, (e) obtaining approval of the NYSE and obtaining the dMY IV Stockholder Approval, (f) obligations of dMY IV or Merger Subs under any working capital loans and (g) any deferred underwriting commissions and other fees and expenses relating to dMY IV’s initial public offering, in each case of foregoing clauses (a) through (g), excluding any Planet Transaction Expenses.
“
DTC
” means The Depository Trust Company.
“
Effective Time
” means the time when the First Merger become effective.
“
ERISA
” means the Employee Retirement Income Security Act of 1974, as amended.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
“
Exchange Ratio
” means the quotient obtained by
dividing
(a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Planet Common Shares.
“
FASB
” means the Financial Accounting Standards Board.
“
First Merger
” means the merger of First Merger Sub with and into Planet.
“
First Merger Sub
” means Photon Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of dMY IV.
“
Founder Shares
” means the aggregate of 8,625,000 shares of dMY IV Class B common stock held by the Initial Stockholders.
“
GAAP
” means United States generally accepted accounting principles.
“
GDPR
” mean the European Union’s General Data Protection Regulation
“
Governing Documents
” means the legal document(s) by which any person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “
Governing Documents
” of a corporation are its certificate of incorporation and
by-laws,
the “
Governing Documents
” of a limited partnership

are its limited partnership agreement and certificate of limited partnership, the “
Governing Documents
” of a limited liability company are its operating agreement and certificate of formation and the “
Governing Documents
” of an exempted company are its memorandum and articles of association.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“
Initial PIPE Investment
” means the shares of dMY IV Class A common stock purchased pursuant to the Subscription Agreements dated July 7, 2021.
“
Initial Stockholders
” means the Sponsor and dMY IV’s independent directors.
“
Initial Subscribers
” means those parties that entered into the Initial Subscription Agreements on July 7, 2021 with dMY IV.
“
Initial Subscription Agreements
” means those certain subscription agreements entered into July 7, 2021 by and between dMY IV and the Initial Subscribers.
“
Insiders Letter Agreement
” means the Letter Agreement among dMY IV, Sponsor and each of the executive officers and directors of dMY IV, dated as of March 4, 2021.
“
Investment Company Act
” means the Investment Company Act of 1940, as amended.
“
IPO
” means dMY IV’s initial public offering, consummated on March 9, 2021, through the sale of 34,500,000 units at $10.00 per unit.
“
JOBS Act
” means the Jumpstart Our Business Startups Act of 2012.
“
Lock-Up
Agreement A”
means the
Lock-Up
Agreement, effective at (but subject to) the Closing, by and among dMY IV, the Sponsor and the directors and executive officers of the Sponsor, in substantially the form attached to the Merger Agreement as Exhibit
D-1.
“
Lock-Up
Agreement B”
means the
Lock-Up
Agreement, effective at (but subject to) the Closing, by and among dMY IV and the Planet Founders, in substantially the form attached to the Merger Agreement as Exhibit
D-2.
“
Lock-Up
Agreement C”
means the
Lock-Up
Agreement, effective at (but subject to) the Closing, by and among dMY IV, the directors and executive officers of Planet and certain Planet Stockholders, in substantially the form attached to the Merger Agreement as Exhibit
D-3.
“
Lock-Up
Agreements”
means, collectively,
Lock-Up
Agreement A,
Lock-Up
Agreement B and
Lock-Up
Agreement C.
“
Mergers
” means the First Merger and the Second Merger, collectively.
“
Merger Agreement
” means that Agreement and Plan of Merger, dated as of July 7, 2021, by and among dMY IV, First Merger Sub, Second Merger Sub and Planet.
“
Merger Subs
” means, collectively, First Merger Sub and Second Merger Sub.
“
Minimum Proceeds Condition
” means the minimum dMY IV Closing Cash Amount required under the Merger Agreement.
“
Morrow
” means Morrow Sodali, proxy solicitor to dMY IV.

“
New Planet
” means Planet Labs PBC, a Delaware public benefit corporation (which, prior to consummation of the business combination, was known as dMY Technology Group, Inc. IV (“
dMY
IV
” herein)).
“
New Planet Board
” means the board of directors of New Planet.
“
New Planet Class A common stock
” means the shares of Class A common stock, par value $0.0001 per share, of New Planet, which shares have the same economic terms as the shares of New Planet Class B common stock, but are only entitled to 1 vote per share.
“
New Planet Class B common stock
” means the shares of Class B common stock, par value $0.0001 per share, of New Planet, which shares have the same economic terms as the shares of New Planet Class A common stock, but are entitled to 20 votes per share.
“
New Planet Class C common stock
” means the shares of Class C common stock, par value $0.0001 per share, of New Planet, which shares have the same economic terms as the shares of New Planet Class A common stock.
“
New Planet common stock
” means, collectively, the New Planet Class A common stock, the New Planet Class B common stock and the New Planet Class C common stock.
“
New Planet Management
” means the management of New Planet following the consummation of the Business Combination.
“
New Planet preferred stock
” means the shares of New Planet preferred stock, par value $0.0001 per share.
“
New Planet Stockholders
” means the holders of New Planet common stock or New Planet preferred stock.
“
Note
” means that certain promissory note, dated as of December 15, 2020, by and between dMY IV and the Sponsor.
“
NYSE
” means The New York Stock Exchange.
“
Outside Date
” means 5:00 p.m. Eastern Time, on February 21, 2022.
“
Per Share Merger Consideration
” means the product obtained by
multiplying
(i) the Exchange Ratio
by
(ii) $10.00.
“
Per Share Contingent Consideration
” means a number of shares of New Planet common stock equal to: (a) the applicable Contingent Consideration divided by
(b) the Aggregate Fully Diluted Planet Common Shares; provided, that solely for the purpose of the definition of “Per Share Contingent Consideration”, the term “Aggregate Fully Diluted Planet Common Shares” shall (i) include shares of Planet common stock underlying both vested Planet Options and unvested Planet Options, both vested Planet Restricted Stock Unit Awards and unvested Planet Restricted Stock Unit Awards and both vested Planet Restricted Stock Awards and unvested Planet Restricted Stock Awards, in each case that are outstanding immediately prior to the Effective Time and (ii) disregard clause (iii) of the definition of “Aggregate Fully Diluted Planet Common Shares.”
“
Person
” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.
“
PIPE Investors
” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements, including the Initial Subscribers and the Additional Subscribers.

“
PIPE Investment
” means the purchase of shares of dMY IV Class A common stock pursuant to the Subscription Agreements.
“
Planet
” means Planet Labs Inc., a Delaware corporation.
“
Planet Awards
” means a Planet Option or Planet Restricted Stock Unit Award or an unvested Planet Restricted Stock Award.
“
Planet capital stock
” means Planet common stock and Planet preferred stock of Planet.
“
Planet Class
 A common stock
” means the Class A common stock, par value $0.00002 per share, of Planet.
“
Planet Class
 B common stock
” means the Class B common stock, par value $0.00002 per share, of Planet.
“
Planet Charter
” means the Planet amended and restated certificate of incorporation, dated as of April 27, 2017 (as it may be subsequently amended, supplemented or amended and restated).
“
Planet common stock
” means Planet Class A common stock and Planet Class B common stock.
“
Planet Convertible Debt
” means that certain Loan and Security Agreement and that certain Supplement to Loan and Security Agreement, each dated as of May 3, 2017, by and among Planet, PL Foreign Holdco, Inc., Venture Lending & Leasing VII, Inc., and Venture Lending & Leasing VIII, Inc., as amended by that certain Amendment No. 1 to Loan Documents, dated as of June 21, 2019.
“
Planet Founders
” means William Marshall and Robert Schingler Jr.
“
Planet Incentive Plans
” means the Planet Labs Inc. Amended and Restated 2011 Stock Incentive Plan and the Cosmogia Inc. 2011 Stock Incentive Plan, in each case, as amended from time to time.
“
Planet Notes
” means the convertible promissory notes issued by Planet pursuant to that certain Convertible Note and Warrant Purchase Agreement, dated March 13, 2020, by and between Planet and the Purchasers (as defined therein), as amended by Amendment No. 1 to Convertible Promissory Notes, dated as of July 7, 2021.
“
Planet Option
” means an option to purchase shares of Planet common stock granted under any of the Planet Incentive Plans.
“
Planet preferred stock
” means Planet Series A preferred stock, Planet Series B preferred stock, Planet Series C preferred stock and Planet Series D preferred stock.
“
Planet Restricted Stock Award
” means an award of shares of Planet common stock granted or acquired under any of the Planet Incentive Plans that are subject to vesting and/or a right of repurchase (including, without limitation, any such shares acquired upon early exercise of a Planet Option).
“
Planet Restricted Stock Unit Award
” means an award of restricted stock units covering Planet common stock granted under any of the Planet Incentive Plans.
“
Planet Series A
 preferred stock
” means the Series A preferred stock, par value $0.00002 per share, of Planet.
“
Planet Series B
 preferred stock
” means the Series B preferred stock, par value $0.00002 per share, of Planet.
“
Planet Series C
 preferred stock
” means the Series C preferred stock, par value $0.00002 per share, of Planet.
“
Planet Series D
 preferred stock
” means the Series D preferred stock, par value $0.00002 per share, of Planet.

“
Planet Stockholder
” means each holder of Planet capital stock.
“
Planet Stockholder Approval
” means (i) the adoption and approval of the certificate of amendment to the Planet Charter and (ii) the approval of the Merger Agreement and the transactions contemplated thereby, including the Mergers and the transactions contemplated thereby, by the (a) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Planet capital stock voting as a single class; (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Planet preferred stock, voting as a single class and on an as-converted
basis; and (c) the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Planet Series D preferred stock on an as-converted
basis, which such majority shall include Google Inc., in each case, pursuant to the terms and subject to the conditions of Planet’s Governing Documents and applicable law.
“
Planet Warrant
” means each warrant to purchase shares of Planet capital stock.
“
Private Placement
” means the issuance of an aggregate of 25,200,000 shares of dMY IV Class A common stock pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.
“
Private placement warrants
” means the 5,933,333 warrants issued to our Sponsor concurrently with the IPO, each of which will be exercisable following the Closing for one share of New Planet Class A common stock.
“
Proposed Bylaws
” means the amended and restated bylaws of New Planet, a copy of which is attached as
Annex C
to this proxy statement/prospectus.
“
Proposed Charter
” means the proposed second amended and restated certificate of incorporation to be adopted by dMY IV pursuant to the Charter Proposals immediately prior to the Closing (and which at and after the Closing will operate as the second amended and restated certificate of incorporation of New Planet), a copy of which is attached as
Annex B
to this proxy statement/prospectus.
“
Public shares
” means shares of dMY IV Class A common stock included in the units issued in the IPO.
“
Public stockholders
” means holders of Public shares.
“
Qualified Stockholder
” means: (a) a Planet Founder; (b) any other registered holder of a share of New Planet Class B common stock immediately following the Effective Time that would be a transferee of shares of New Planet Class B common stock received in certain transfers permitted by the terms of the Proposed Charter; (c) a trust, individual retirement account or foundation of a Planet Founder as long as the Planet Founder retains voting and dispositive power over the relevant shares of New Planet Class B common stock; or (d) a permitted transferee of New Planet Class B Common Stock (in accordance with the terms of the Proposed Charter).
“
Public warrants
” means the warrants included in the units issued in the IPO, each of which is exercisable for one share of dMY IV Class A common stock, in accordance with its terms.
“
Registration Rights Agreement
” means the Amended and Restated Registration Rights Agreement, effective at (but subject to) the Closing, by and among dMY IV, the Sponsor, Niccolo de Masi and Harry L. You (for the limited purposes set forth therein), Darla Anderson, Francesca Luthi and Charles E. Wert, and certain Planet former stockholders, in substantially the form attached to the Merger Agreement as Exhibit E.
“
Sale Price
” means the price per share of New Planet Class A common stock paid or payable to the holders thereof upon the occurrence of a Change of Control. If and to the extent the price paid per share includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration, the New Planet Board shall determine the price paid per share of New Planet Class A common stock in such Change of Control in good faith, including the affirmative vote of the director appointed by Sponsor if he is then on the New Planet Board. If and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash
consideration shall be (a) equal to the total value attributed to such non-cash
consideration as determined in the transaction documents entered into in connection with such Change of Control, or (b) if no such transaction documents exist or no method for determining such value is contemplated therein, (i) with respect to any securities, (A) the average of the closing prices of the sales of such securities on the principal securities exchange on which such securities are then listed, averaged over a period of 20 Trading Days preceding the date of the consummation of such Change of Control, or (B) if the information contemplated by the preceding clause (A) is not practically available, then the fair market value of such securities as of the date of valuation as determined in accordance with the succeeding clause (ii), and (ii) with respect to any other non-cash
assets, the fair market value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm mutually selected by Planet and the Sponsor and engaged at the cost of Planet, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length
transaction without giving effect to any minority or liquidity discount.
“
Second Merger
” means the merger of the Surviving Corporation with and into dMY IV, with dMY IV surviving.
“
Second
Merger Sub
” means Photon Merger Sub Two, LLC, a Delaware limited liability company and wholly owned subsidiary of dMY IV.
“
Sponsor
” means dMY Sponsor IV, LLC, a Delaware limited liability company.
“
Subscription Agreements
” means the subscription agreements pursuant to which the PIPE Investment will be consummated, including the Initial Subscription Agreements and the Additional Subscription Agreements.
“
Stereo Collects
” means imagery from a single location from multiple different angles at once.
“
Sunset Date
” means with respect to shares of New Planet Class B common stock held by a Planet Founder or a Qualified Stockholder: the date that is the earlier of (a) the 10-year anniversary of the Closing or (b) solely with respect to such Founder, the date that is six months after such Planet Founder is no longer providing services to New Planet as a director, executive officer, member of the senior leadership team or other full-time employee with an on-going substantial role at New Planet (or, immediately at such time as such Founder is no longer providing any services to New Planet as a director, executive officer, member of the senior leadership team or other full time employee with an on-going substantial role in New Planet as a result of a termination for cause).
“
Subsidiary
” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“
Surviving Company
” means the surviving entity of the Second Merger by which the Surviving Corporation merges with and into dMY IV.
“
Trading Day
” means any day on which shares of New Planet Class A common stock are actually traded on the principal securities exchange or securities market on which shares of New Planet Class A common stock are then traded.
“
Transaction Proposals
” means any of the (a) Charter Proposals; (b) Business Combination Proposal; (c) Stock Issuance Proposal; (d) Incentive Plan Proposal; (e) ESPP Proposal; (f) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto; (g) adoption and approval of any other proposals as reasonably agreed by dMY IV and Planet to be necessary or appropriate in connection with the transactions contemplated hereby; and (h) Adjournment Proposal.

“
Transfer Agent
” means Continental Stock Transfer & Trust Company.
“
Treasury Shares
” means any shares of Planet capital stock held in the treasury of Planet.
“
Trust Account
” means the Trust Account of dMY IV that holds the proceeds from the IPO and the private placement of the private placement warrants.
“
Trust Agreement
” mean that certain Investment Management Trust Agreement, dated as of March 4, 2021, between dMY IV and the Trustee.
“
Trustee
” means Continental Stock Transfer & Trust Company.
“
Units
” means the units of dMY IV, each consisting of one share of dMY IV Class A common stock and one-fifth of
one redeemable warrant of dMY IV.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of dMY IV and Planet. These statements are based on the beliefs and assumptions of the management of dMY IV and Planet. Although dMY IV and Planet believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither dMY IV nor Planet can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, Planet’s management. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:

•	the ability of dMY IV and Planet prior to the Business Combination, and New Planet following the Business Combination, to:

•	meet the Closing conditions to the Business Combination, including approval by stockholders of dMY IV and Minimum Proceeds Condition;

•	realize the benefits expected from the Business Combination;

•	obtain and maintain the listing of New Planet’s Class A common stock on the NYSE following the Business Combination; and

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	New Planet’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

•	factors relating to the business, operations and financial performance of Planet, including, but not limited to:

•	New Planet’s limited operating history;

•	whether a market for New Planet’s data grows as expected as well as the timing of such growth and New Planet’s ability to attract new customers;

•	New Planet’s ability to retain existing customers and renew existing contracts;

•	New Planet’s ability to sell additional data and analytic products or expand the scope of data services for its existing customers;

•
the competitiveness of New Planet’s geospatial data set and analytic capabilities relative to other commercial satellite data providers, including New Planet’s ability to continue to capture certain high-value government procurement contracts;

•	whether New Planet is subject to any risks as a result of its global operations, including, but not limited to, being subject to any hostile actions by a government or other state actor;

•
whether New Planet is subject to any cyber-attacks or other security incidents, and whether such actions, or any other events, compromise Planet’s satellites, satellite operations, infrastructure, archived data, information technology and communication systems and other related system;

•	the impact of New Planet’s satellites failing to operate as intended or them being destroyed or otherwise becoming inoperable;

•
New Planet’s ability to build satellites and procure third-party launch contracts at the same or lower cost as recent historical periods, in order to maintain or enhance the capabilities of its current operational satellite fleet;

•	New Planet’s ability to secure future financing, if needed, and whether New Planet is able to repay its existing indebtedness when due;

•	New Planet’s ability to increase its commercial sales organization;

•	New Planet’s ability to respond to general economic conditions;

•	New Planet’s ability to manage its growth effectively;

•	the impact of the COVID-19 pandemic;

•	the seasonality of New Planet’s business, which can be impacted by customer behavior and buying patterns, and has historically been weighted towards the second half of the year;

•	New Planet’s ability to comply with complex regulatory requirements; and

•
the continued development and evolution of New Planet’s software platform to enhance the ease of use and accessibility of its data products for non-geospatial
experts and thus facilitate expansion into new vertical markets;

•	competition and competitive pressures from other companies worldwide in the industries in which New Planet will operate;

•	litigation and the ability to adequately protect New Planet’s intellectual property rights; and

•	other factors detailed under the section entitled “ Risk Factors .”
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “
Risk Factors
” and elsewhere in this proxy statement/prospectus. The risks described under the heading “
Risk Factors
” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of dMY IV and Planet prior to the Business Combination, and New Planet following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can dMY IV or Planet assess the impact of all such risk factors on the business of dMY IV and Planet prior to the Business Combination, and New Planet following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to dMY IV or Planet or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. dMY IV and Planet prior to the Business Combination, and New Planet following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. dMY IV urges you to carefully read the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.
Questions and Answers About the Special Meeting of dMY IV Stockholders
and the Related Proposals

Q:	Why am I receiving this proxy statement/prospectus?

A:
dMY IV, First Merger Sub, Second Merger Sub and Planet have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached hereto as
Annex A
. dMY IV urges its stockholders to read the Merger Agreement in its entirety. The Merger Agreement must be adopted by the dMY IV Stockholders in accordance with the DGCL and the Current Charter. dMY IV is holding a Special Meeting to obtain that approval. dMY IV Stockholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and thereby approve the Business Combination. Additionally, dMY IV must provide all holders of public shares with the opportunity to have their public shares redeemed in connection with its initial business combination. Holders who wish to exercise their redemption rights must, prior to 12:00 p.m., Eastern Time, on [                    ], 2021: (i) submit a written request to the Transfer Agent that dMY IV redeem their public shares for cash and (ii) deliver their public shares to the Transfer Agent physically or electronically using the Depository Trust Company’s (“
DTC
”) Deposit and Withdrawal at Custodian (“
DWAC
”) system.

THE VOTE OF DMY IV STOCKHOLDERS IS IMPORTANT. DMY IV STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q:	Why is dMY IV proposing the Business Combination?

A:
dMY IV was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

On March 9, 2021, dMY IV completed its IPO of units, with each unit consisting of one Class A Share and one-fifth
of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one dMY IV Class A Share at a price of $11.50 per share, raising total gross proceeds of approximately $345,000,000. Since the IPO, dMY IV’s activity has been limited to the evaluation of business combination target companies.
Based on its due diligence investigations of Planet and the industries in which it operates, including the financial and other information provided by Planet in the course of dMY IV’s due diligence investigations, the dMY IV board of directors believes that the Business Combination with Planet is in the best interests of dMY IV and its stockholders and presents an opportunity to increase stockholder value.
Although the dMY IV Board believes that the Business Combination with Planet presents a unique business combination opportunity and is in the best interests of dMY IV and its stockholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. See “
The Business
Combination Proposal — Recommendation of the dMY IV Board and Reasons for the Business Combination
” for a discussion of the factors considered by the dMY IV Board in making its decision.

Q:	When and where will the Special Meeting take place?

A:
The dMY IV Special Meeting will be held on [
date
], 2021, at [
time
] a.m. New York City time, at [
virtual meeting link
]. In light of ongoing developments related to
COVID-19,
and the related protocols that governments have implemented, the Board determined that the special meeting will be a virtual meeting conducted exclusively via live webcast. The Board believes that this is the right choice for dMY IV and its stockholders at this time, as it permits stockholders to attend and participate in the special meeting while safeguarding the health and safety of dMY IV’s stockholders, directors and management team. You will be able to attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting [
virtual meeting link
]. To participate in the virtual meeting, you will need
a 12-digit
control number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at [
time
] a.m., New York City time. You may also attend the meeting telephonically by dialing
1-[                    ]
(toll-free within the United States and Canada) or +1-[                    ] (outside of the United States and Canada, standard rates apply). The passcode for telephone access is [                    ]#, but please note that you will not be able to vote or ask questions if you choose to participate telephonically. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in
procedures.

Because the special meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Q:	What matters will be considered at the Special Meeting?

A:	The dMY IV Stockholders will be asked to consider and vote on the following proposals:

•	a proposal to adopt the Merger Agreement and approve the Business Combination (the “ Business Combination Proposal ”);

•
a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed amended and restated articles of incorporation (the “
Proposed Charter
”) of dMY IV (“
Charter Proposal
A
”);

•
a proposal to approve, assuming the Business Combination Proposal and Charter Proposal A are approved and adopted, an amendment to the Proposed Charter to (i) increase the number of dMY IV Class A common stock from 380,000,00 shares to 570,000,000 shares of New Planet Class A common stock and the total number of authorized shares from 401,000,000 shares to 631,500,000 shares and (ii) provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (“
Charter Proposal B
”, and along with Charter Proposal A, the “
Charter Proposals
”);

•
a proposal to approve, on a
non-advisory
basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter (the “
Advisory Charter Proposals
”);

•
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Proposal A are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of (x) shares of New Planet Class A common stock and New Planet Class B common stock pursuant to the terms of the Merger Agreement and (y) shares of dMY IV Class A common stock to certain institutional investors and individuals (the “
PIPE Investors
”) in connection with the Private Placement (as later defined in this proxy statement/prospectus), plus any additional shares pursuant to subscription agreements we may enter into prior to Closing (the “ Stock Issuance Proposal ”);

•
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, Charter Proposal A and the Stock Issuance Proposal are approved and adopted, the Incentive Plan (the “
Incentive Plan Proposal
”);

•
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, Charter Proposal A, the Stock Issuance Proposal and the Incentive Plan Proposal are approved and adopted, the ESPP (the “
ESPP Proposal
”); and

•
to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “
Adjournment Proposal
”).

Q:	Is my vote important?

A:
Yes. The Business Combination cannot be completed unless the Merger Agreement is adopted by a majority of the votes cast on such proposal by the dMY IV Stockholders present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote thereon, and the other condition precedent proposals achieve the necessary vote outlined below. Only dMY IV Stockholders as of the close of business on October 19, 2021, the record date for the Special Meeting, are entitled to vote at the Special Meeting. The dMY IV Board unanimously recommends that such dMY IV Stockholders vote “
FOR
” the approval of the Business Combination Proposal, “
FOR
” the approval of Charter Proposal A, “
FOR
” the approval of Charter Proposal B, “
FOR
” the approval, on an advisory basis, of the Advisory Charter Proposals, “
FOR
” the approval of the Stock Issuance Proposal, “
FOR
” the approval of the Incentive Plan Proposal, “
FOR
” the approval of the ESPP Proposal and “
FOR
” the approval of the Adjournment Proposal.

Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
No. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your public shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	What dMY IV Stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:
The Business Combination Proposal
. Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and abstentions will have no effect on the outcome of the proposal. Our initial stockholders have agreed to vote their shares in favor of the Business Combination. The percentage of outstanding shares of dMY IV Class B common stock held by our Sponsor and our other initial stockholders that are obligated to vote in favor of the Business Combination, represents approximately 20% of the voting power of dMY IV. Accordingly, if all of our outstanding shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 30.1% of the outstanding shares in order to approve the Business Combination. Because the Business Combination only requires a majority of the votes cast at the Special Meeting in order to be approved and if only the dMY IV Common Shares held by the minimum number of dMY IV Stockholders necessary for a quorum for the Special Meeting were to be voted, the Business Combination could be approved by the additional affirmative vote of shares representing as little as 5.1% of the outstanding shares.
Charter Proposal
A
. Approval of Charter Proposal A requires the affirmative vote of the holders of at least a majority of the outstanding shares of dMY IV Common Stock entitled to vote thereon, voting as a single class, and at least a majority of the outstanding shares of dMY IV Class B common stock. The failure to vote and abstentions have the same effect as a vote “
AGAINST
” the proposal.
Charter Proposal B
. Approval of Charter Proposal B requires the affirmative vote of the holders of at least a majority of the outstanding shares of dMY IV Common Stock entitled to vote thereon, voting as a single class, and at least a majority of the outstanding shares of dMY IV Class A common stock. The failure to vote and abstentions have the same effect as a vote “
AGAINST
” the proposal.
The Advisory Charter Proposals
. Approval of each of the Advisory Charter Proposals, each of which is a non-binding
vote, requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and abstentions have no effect on the outcome of the proposal.
The Stock Issuance Proposal
. Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote has no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “
AGAINST
” this proposal.
The Incentive Plan Proposal
. Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote has no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “
AGAINST
” this proposal.
The ESPP Proposal
.
Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by a proxy at the Special Meeting and entitled to vote thereon. The failure to vote has no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “
AGAINST
” this proposal.
The Adjournment Proposal
. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and abstentions have no effect on the outcome of the proposal.

Q:	What will Planet’s equity holders receive in connection with the Business Combination?

A:
Subject to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain closing conditions set forth therein, at the Closing, Planet Stockholders (other than holders of unvested Planet equity awards as of the Closing) will receive $2,135,000,000 in aggregate consideration (the “
Aggregate Base Consideration
”) in the form of newly issued New Planet Class A common stock and newly issued New Planet Class B common stock, as applicable, at a per share price of $10.00.

In addition to the Aggregate Base Consideration, Planet Stockholders may receive up to an additional 27 million shares in earnout consideration in the form of New Planet Class A common stock or New Planet Class B common stock, as applicable (the “
Contingent Consideration
”). The Contingent Consideration may be earned in four equal tranches (x) when the closing price of New Planet Class A common stock equals or exceeds $15.00, $17.00, $19.00 and $21.00, over any 20 trading days within any 30 day trading period prior to the fifth anniversary of the Closing or (y) when New Planet consummates a change of control transaction that entitles its stockholders to receive a per share consideration of at least $15.00, $17.00, $19.00 and $21.00 (the “
price thresholds
”). The price threshold for per share consideration in a change of control transaction will be deemed satisfied if (i) the aggregate proceeds paid to, or in the event of an asset sale, available for distribution to, stockholders of New Planet in such change of control transaction divided by (ii) (a) the number of outstanding shares of New Planet common stock immediately prior to the consummation of such change of control transaction plus (b) the number of shares of New Planet common stock issuable pursuant to the applicable tranche(s) of Contingent Consideration at such price threshold, is equal to or exceeds such price threshold. Any right to Contingent Consideration that remains unvested on the first business day after five years from Closing will be forfeited without any further consideration.
Additionally, at the Effective Time, each outstanding vested Planet Option will be assumed by New Planet and will be converted into (i) an option to acquire New Planet Class A common stock with the same terms and conditions as applied to the Planet Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative or satisfied by the First Merger and (ii) the right to receive, with respect to each share of Planet common stock subject to such option immediately prior to the Effective Time, Per Share Contingent Consideration (if any). However, the number of shares underlying such New Planet Option will be determined by multiplying the number of shares of Planet common stock subject to such option immediately prior to the Effective Time, by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Planet Option will be determined by dividing the per share exercise price immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest full cent.
At the Effective Time, each Planet Restricted Stock Unit Award that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Mergers) will be cancelled and converted into (i) a restricted stock unit award covering a number of shares of New Planet Class A common stock equal to the number of shares of Planet common stock underlying such unvested Planet Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded to the nearest whole share), with the same terms and conditions as were applicable to the related unvested Planet Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger and (ii) the right to receive, with respect to each share of Planet common stock subject to such unvested Planet Restricted Stock Unit Award immediately prior to the Effective Time, the Per Share Contingent Consideration (if any).
At the Effective Time, each Planet Restricted Stock Unit Award that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Mergers) will be cancelled and converted into the right to receive (i) a portion of the Aggregate Share Consideration in the form of New Planet Class A common stock equal to (A) the Exchange Ratio, multiplied by
(B) the number of shares underlying such vested Planet Restricted Stock Unit Award as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (ii) with respect to each share of Planet common stock subject to such vested Planet Restricted Stock Unit Award immediately prior to the Effective Time, the Per Share Contingent Consideration to the extent vested pursuant to the Merger Agreement.
At the Effective Time, each Planet Restricted Stock Award that is outstanding and unvested immediately prior to the Effective Time shall be cancelled and converted into (i) a restricted stock award covering a number of shares of New Planet Class A common stock equal to the number of shares of Planet common stock underlying such unvested Planet Restricted Stock Award immediately prior to the Effective Time, multiplied by
the Exchange Ratio, with the same terms and conditions as were applicable to the related unvested Planet Restricted Stock Awards immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger and (ii) the right to receive, with respect to each share of Planet common stock subject to such unvested Planet Restricted Stock Award immediately prior to the Effective Time, the Per Share Contingent Consideration (if any).

Q:	What equity stake will current dMY IV Stockholders and Planet Stockholders hold in New Planet immediately after the consummation of the Business Combination?

A:
The following table illustrates varying ownership levels in New Planet at the Closing, assuming no redemptions by dMY IV’s public stockholders and the maximum redemptions by dMY IV’s public stockholders that would still result in satisfaction of the Minimum Proceeds Condition as described elsewhere in this proxy statement/prospectus:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares (1)
Planet Stockholders (2)(3)	213,500,000	213,500,000
dMY IV Public Stockholders	34,500,000	—
PIPE Investors	25,200,000	25,200,000
Initial Stockholders (4)	7,762,500	7,762,500

Total (5)	280,962,500	246,462,500

(1)
Assumes that holders of 34,500,000 public shares exercise their redemption rights in connection with the Business Combination (maximum redemption scenario based on $345.1 million held in trust as of June 30, 2021 and a redemption price of $10.00 per share).

(2)
Amount presents shares on a fully diluted, net exercise basis. Includes shares of New Planet Class B common stock to be issued to the Planet Founders at the Closing. The actual number of outstanding shares of New Planet common stock held by Planet Stockholders at Closing will vary depending on the number of Planet Warrants and Planet options that remain unexercised prior to Closing and the number of Planet Restricted Stock Unit Awards that have not settled prior to the Closing. Based on shares of Planet capital stock outstanding as of June 29, 2021, an estimated 192,644,340 shares of New Planet common stock would be issued to Planet Stockholders (including Planet Stockholders and holders of Planet Restricted Stock Unit Awards that will vest in connection with the Business Combination) at Closing based on an illustrative Exchange Ratio under the Merger Agreement of approximately 1.5636. The actual Exchange Ratio will be calculated based on Planet’s outstanding capital stock as of immediately prior to the Effective Time.

(3)
Excludes up to 27,000,000 shares of New Planet common stock that may be issued as Contingent Consideration. The Planet Founders will receive shares of New Planet Class B common stock for any Contingent Consideration issued in respect of their ownership of Planet Class B common stock held immediately prior to the Mergers.

(4)	Excludes the 862,500 Founder Shares that will be part of Sponsor Earnout Securities and remain subject to forfeiture prior to vesting but over which Sponsor will be able to exercise voting authority.
(5)
Excludes 6,900,000 shares of New Planet Class A common stock that will be issuable upon exercise of the public warrants and 5,933,333 shares of New Planet Class A common stock that will be issuable upon exercise of the private placement warrants, a portion of which will be subject to future vesting as described in the section of this proxy statement/prospectus titled “
Ancillary Agreements Related to the Business Combination—Founder Share Vesting
.” Also excludes shares of New Planet common stock that will be available for issuance under the Incentive Plan and under the ESPP.

The share numbers set forth above do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing of the Business Combination and 12 months from the closing of our initial public offering, which occurred on March 9, 2021), or (b) the Contingent Consideration that may become payable in accordance with the terms of the Merger Agreement or (c) the issuance of any shares following completion of the Business Combination under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as
Annex
 D
, or under the ESPP, a copy of which is attached to this proxy statement/prospectus as
Annex E
. If the actual facts are different than the assumptions set forth above, the share numbers set forth above will be different.

For more information, please see the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
In addition, there are currently outstanding an aggregate of 12,833,333 warrants to acquire shares of dMY IV Class A common stock, which comprise 5,933,333 private placement warrants held by our initial stockholders and 6,900,000 public warrants. Each of our outstanding whole warrants is exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 9, 2021, for one share of Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New Planet Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of New Planet Class A common stock is issued as a result of such exercise, with payment to New Planet of the exercise price of $11.50 per whole warrant for one whole share, our outstanding shares would increase by a total of 12,833,333 shares, with approximately $147.6 million paid to us to exercise the warrants.
Furthermore, subject to approval by dMY IV Stockholders of the Business Combination Proposal and Charter Proposal A, in connection with the Closing, we will adopt a multi-class stock structure and Planet Founders will receive shares of New Planet Class B common stock which will have 20 to 1 voting rights as compared to the shares of New Planet Class A common stock, such that as of immediately following the completion of the Business Combination and assuming no redemptions, Planet Founders will have over 60% of the voting power of the issued and outstanding New Planet capital stock. Thus, Planet Founders will control New Planet.

Q:	What voting power will current dMY IV Stockholders, the Planet Founders and other Planet Stockholders hold in New Planet immediately after the consummation of the Business Combination?

A:
It is anticipated that, upon completion of the Business Combination, the voting power in New Planet will be as set forth in the table below (which was, except as noted below, prepared using the same assumptions as the immediately preceding table and related footnotes):

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares
Planet Founders (1)	62.4%	65.7%
Other Planet Stockholders (2)	28%	29.2%
dMY IV Public Stockholders	5.0%	0%
PIPE Investors	3.6%	3.8%
Initial Stockholders (3)	1.2%	1.3%

Total	100%	100%

(1)
Consists of an estimated 21,596,032 shares of New Planet Class B common stock to be issued at the Closing to the Planet Founders, based on shares of Planet capital stock outstanding as of June 29, 2021 and an illustrative Exchange Ratio of approximately 1.5636. The actual Exchange Ratio will be calculated based on Planet’s outstanding capital stock as of immediately prior to the Effective Time.

(2)
Consists of the remaining consideration to be issued to other Planet Stockholders at the Closing, including shares issuable upon settlement of Planet Restricted Stock Unit Awards that will vest in connection with the Business Combination.

(3)	Includes the 862,500 Founder Shares that will be part of Sponsor Earnout Securities, and over which Sponsor will exercise voting authority prior to the vesting of such Sponsor Earnout Securities.

Q:	Do dMY IV’s directors and officers have any interest in the matters to be voted on at the Special Meeting?

A:
Yes. When you consider the recommendation of the dMY IV Board in favor of approval of the Business Combination Proposal, you should keep in mind that dMY IV’s initial stockholders, including its directors and officers, have interests in such proposal that are different from, or in addition to those of dMY IV Stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•
None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, including dMY Technology Group, Inc. VI (“dMY VI”), that is sponsored by an affiliate of our sponsor. The Current Charter provides that dMY IV renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of dMY IV and such opportunity is one dMY IV is legally and contractually permitted to undertake and would otherwise be reasonable for dMY IV to pursue, and to the extent the director or officer is permitted to refer that opportunity to dMY IV without violating another legal obligation. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect our search for an acquisition target.

•
If we are unable to complete our initial business combination by March 9, 2023 or during any Extension Period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by March 9, 2023 or during any Extension Period. Our initial stockholders purchased the Founder Shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such Founder Shares will be converted into 8,625,000 shares of New Planet Class A common stock, 862,500 of which will be subject to further vesting conditions. Based on the closing price of dMY IV Class A common stock on NYSE of $10.13 on October 29, 2021, such vested shares would be worth $87,371,250.

•
Simultaneously with the Closing of our initial public offering, we consummated the sale of 5,933,333 private placement warrants at a price of $1.50 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing on the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 9, 2021, for one share of dMY IV Class A common stock at $11.50 per share. If we do not consummate a Business Combination transaction by March 9, 2023 or during any Extension Period, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our initial stockholders will be worthless. The warrants held by our initial stockholders had an aggregate market value of $15,011,332 based upon the closing price of $2.53 per warrant on the NYSE on October 29, 2021, with 2,966,667 private placement warrants that are unvested and subject to further vesting conditions.

•
Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by March 9, 2023 or during any Extension Period. Certain of them may continue to serve as officers and/or directors of New Planet after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Planet board of directors determines to pay to its directors and/or officers.

•
Our initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if dMY IV fails to complete a business combination by March 9, 2023 or during any Extension Period.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to dMY IV and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial Business Combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket
expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of any other loans, if any, and on such terms as to be determined by dMY IV from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial Business Combination. As of September 14, 2021, the total aggregate amount of out-of-pocket expenses expected to be repaid by dMY IV upon consummation of the business combination is $120,639.50.

•
Upon the completion of the Business Combination, Goldman and Needham & Company, LLC (“
Needham
”), who acted as dMY IV’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $12,075,000. Additionally, Goldman, Morgan Stanley & Co. LLC (“
Morgan Stanley
”) and Needham will receive, in the aggregate, $21,930,000 in fees in connection with certain financial advisory services provided to Planet and dMY IV. Lastly, Morgan Stanley and Goldman will also be entitled to receive approximately $7,000,000 in placement agent fees in connection with the PIPE Investment. If we were to fail to complete a business combination by March 9, 2023 or during any Extension Period, none of Goldman, Needham or Morgan Stanley would receive their expected compensation for their collective roles as underwriters, financial advisors and placement agents.

•
Given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of dMY IV Class A common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Planet common stock trades below the price paid for the units in the IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination.

•
The Sponsor owns 8,550,000 Founder Shares and Darla Anderson, Francesca Luthi and Charles E. Wert each own 25,000 founder shares, initially purchased from the Sponsor for an aggregate price of $25,225 (valued at $248,750 based on the closing price of $9.95 of the dMY IV Class A common stock on October 19, 2021, the record date for the Special Meeting), all of which will become worthless if an initial business combination is not completed by March 9, 2023.

•	The Sponsor owns 5,933,333 Private Placement Warrants (valued at $21,953,332.10, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), all of which will become worthless if an initial business combination is not completed by March 9, 2023. The Sponsor purchased the Private Placement Warrants from dMY IV on March 4, 2021 for $1.50 per warrant, amounting to an aggregate purchase price of $8,900,000.

•
The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the public stockholders rather than liquidating dMY IV.

•
We agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing. As of October 29, 2021, we have paid our Sponsor a total of $70,000 in connection with this arrangement.

•	We agreed to repay our Sponsor a total of $37,000 under the promissory note that the Company may be unable to repay if the initial business combination is not completed.

•	The Sponsor and the initial stockholders will enter into an amended Registration Rights Agreement which will provide them with registration rights.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding dMY IV or its securities, the initial stockholders, Planet and/or its affiliates and the Planet Founders and/or their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire dMY IV Common Stock or vote their dMY IV Common Stock in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) dMY IV satisfies the Minimum Proceeds Condition. Any such purchases of public shares and other transactions may thereby increase the likelihood of obtaining the dMY IV Stockholder Approval. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.
Entering into any such arrangements may have a depressive effect on dMY IV Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
The existence of financial and personal interests of the dMY IV directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for dMY IV and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “
Risk Factors
” and “
The Business Combination Proposal — Interests of dMY IV’s Directors and Officers in the Business Combination
” for a further discussion of this and other risks.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
A total of $345,000,000, including $338,100,000 of the proceeds from the IPO (which amount includes $12,075,000 of the underwriters’ deferred discount) and approximately $6,900,000 of the proceeds of the sale of the private placement warrants, was placed in a Trust Account at J.P. Morgan Chase Bank, N.A. maintained by Continental, acting as trustee. As of June 30, 2021, there were investments and cash held in the Trust Account of $345,057,911. These funds will not be released until the earlier of Closing or the redemption of our public shares if we are unable to complete an initial business combination by March 9, 2023 or during any Extension Period, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:	What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:
dMY IV Stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. The consummation of the Business Combination is conditioned upon, among other things, dMY IV having an aggregate cash amount of at least $250,000,000 available at Closing from the Trust Account and PIPE Investors (the “
Minimum Proceeds Condition
”). dMY IV intends to notify dMY IV Stockholders by press release promptly after it becomes aware that Planet has waived this condition. In addition, with fewer public shares and public stockholders, the trading market for New Planet Class A common stock may be less liquid than the market for dMY IV’s Class A common stock was prior to consummation of the Business Combination and New Planet may not be able to meet the listing standards for The New York Stock Exchange or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Planet’s business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their public shares for a pro rata
portion of the Trust Account as opposed to the scenario in which dMY IV’s public stockholders exercise the maximum allowed redemption rights.

The table below presents the trust value per share to a Public Stockholder that elects not to redeem across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Minimum Proceeds Condition in the Merger Agreement. This trust value per share includes the per share cost of the deferred underwriting commission.

	Per Share Value
Trust Value	$345,057,911
Total Class A common stock	34,500,000
Trust Value Per Class A common stock	$10.00

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions (1)
Redemptions ($)	$—	$86,264,478	$172,528,956	$258,793,433	$345,057,911
Redemptions (Shares)	—	8,625,000	17,250,000	25,875,000	34,500,000
Deferred underwriting commission	$12,075,000	$12,075,000	$12,075,000	$12,075,000	$12,075,000
Cash left in Trust Account post redemption minus deferred underwriting commission	$332,982,911	$246,718,433	$160,453,956	$74,189,478	N/A
Class A common stock post redemption	$34,500,000	$25,875,000	$17,250,000	$8,625,000	N/A

Trust Value Per Share	$9.65	$9.54	$9.30	$8.60	N/A

(1)
The maximum redemption scenario assumes all 34,500,000 shares of dMY IV Class A common stock are redeemed for the proceeds in the Trust Account. Accordingly, the Trust Value per Share of non-redeeming shareholders is not applicable in the maximum redemption scenario.

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming
Public Stockholders could experience in connection with the closing of the Business Combination across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Minimum Proceeds Condition in the Merger Agreement. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all public and private placement warrants, (ii) the conversion of 8,625,000 Founder Shares into New Planet Class A common stock on a one-for-one
basis, (iii) issuance of 25,200,000 shares of dMY IV Class A common stock in the PIPE Investment, and (iv) the issuance of 213,500,000 shares to Planet equity holders.

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Number of Common Shares	%	Number of Common Shares	%	Number of Common Shares	%	Number of Common Shares	%	Number of Common Shares	%
Shares issued to Planet equityholders	213,500,000	72.5%	213,500,000	74.7%	213,500,000	77.0%	213,500,000	79.5%	213,500,000	82.1%
Holders of dMY IV’s sponsor shares	8,625,000	2.9%	8,625,000	3.0%	8,625,000	3.1%	8,625,000	3.2%	8,625,000	3.3%
PIPE Investors	25,200,000	8.6%	25,200,000	8.8%	25,200,000	9.1%	25,200,000	9.4%	25,200,000	9.7%
Warrants held by public shareholders	6,900,000	2.3%	6,900,000	2.4%	6,900,000	2.5%	6,900,000	2.6%	6,900,000	2.7%
Private placement warrants	5,933,333	2.0%	5,933,333	2.1%	5,933,333	2.1%	5,933,333	2.2%	5,933,333	2.3%
dMY IV’s public stockholders	34,500,000	11.7%	25,875,000	9.1%	17,250,000	6.2%	8,625,000	3.2%	—	0.0%

Total	294,658,333	100.0%	286,033,333	100.0%	277,408,333	100.0%	268,783,333	100.0%	260,158,333	100.0%

The deferred underwriting commissions in connection with the IPO will be released to the underwriters only on completion of the Business Combination. The deferred underwriting commission is payable if a Business Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Minimum Proceeds Condition in the Merger Agreement.

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions (1)
Deferred Underwriting Commission	$12,075,000	$12,075,000	$12,075,000	$12,075,000	$12,075,000
Deferred Underwriting Commission as a percentage of cash left in the Trust Account Following Redemptions	3.5%	4.7%	7.0%	14.0%	N/A

(1)
The maximum redemption scenario assumes all 34,500,000 shares of dMY IV Class A common stock are redeemed for the proceeds in the Trust Account. Accordingly, deferred underwriting commission as a percentage of cash left in the Trust Account following redemptions is not applicable in the maximum redemption scenario.

Q:	What amendments will be made to the Current Charter?

A:
We are asking dMY IV Stockholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that the dMY IV Board believes are necessary to address the needs of the post-Business Combination company, including, among other things: (i) the change of dMY IV’s name to “Planet Labs PBC”; (ii) the increase of the total number of shares of New Planet’s capital stock from 401,000,000 shares to 631,500,000 shares (or 441,500,000 shares in the event that Charter Proposal B does not pass), which would consist of (A) increasing (x) dMY IV Class A common stock from 380,000,00 shares to 570,000,000 shares of New Planet Class A common stock (or remaining at 380,000,000 shares in the event Charter Proposal B does not pass), (y) dMY IV Class B common stock from 20,000,000 shares to 30,000,000 shares of New Planet Class B common stock (assuming the holders of dMY IV Class B common stock approve such increase) and (z) the preferred stock of dMY IV from 1,000,000 shares to 1,500,000 shares of New Planet preferred stock, and (B) authorizing the creation of 30,000,000 shares of New Planet Class C common stock; (iii) the establishment of 20:1 voting rights with respect to shares of New Planet Class B common stock, as described herein and in the Proposed Charter; (iv) providing stockholders, until the Sunset Date, the ability to act by written consent in lieu of a meeting, subject to certain requirements as described herein and in the Proposed Charter; (v) changes to the required vote to amend the charter and bylaws; (vi) that certain transactions are not “corporate opportunities” and that certain persons are not subject the doctrine of corporate opportunity; (vii) the elimination of certain provisions specific to dMY IV’s status as a blank check company; and (viii) provide that New Planet will be a public benefit corporation under Delaware law and identify its public benefit as to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change.

Pursuant to Delaware law and the Current Charter, dMY IV is required to submit the Charter Proposals to dMY IV’s stockholders for approval. For additional information, see the section entitled “
The Charter Proposals.
”

Q:	What effect will the Proposed Charter’s multi-class structure have on New Planet’s public stockholders?

A:
Shares of New Planet Class B common stock will have 20 votes per share, while shares of New Planet Class A common stock will have one vote per share. Upon the consummation of the Business Combination, the Planet Founders will hold all of the issued and outstanding shares of New Planet Class B common stock. Accordingly, upon the consummation of the Business Combination and, assuming no redemptions by our public stockholders, the Planet Founders will hold over approximately 65% of the voting power of New Planet’s capital stock and will be able to control matters submitted to New Planet’s stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of its assets or other major corporate transactions. Additionally, the Planet Founders will receive additional shares of New Planet Class B common stock for any Contingent Consideration issued in respect of their ownership of Planet Class B common stock held immediately prior to the Mergers. The Planet Founders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New Planet, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of New Planet, and might ultimately affect the market price of shares of New Planet Class A common stock. For information about our multi-class structure, see the section titled “
Description of New Planet Securities
.”

Q:	What effect will New Planet being a public benefit corporation under Delaware law have on New Planet’s public stockholders?

A:
Unlike traditional corporations, which have a fiduciary duty to focus exclusively on maximizing stockholder value, as a Delaware public benefit corporation, New Planet’s directors will have a fiduciary duty to consider not only the stockholders’ interests, but also the company’s specific public benefit and the interests of other stakeholders affected by New Planet’s actions. Therefore, New Planet may take actions that it believes will be in the best interests of those stakeholders materially affected by its specific benefit purpose, even if those actions do not maximize New Planet’s financial results. While New Planet intends for this public benefit designation and obligation to provide an overall net benefit to New Planet and its stakeholders, it could instead cause New Planet to make decisions and take actions without seeking to maximize the income generated from its business, and hence available for distribution to its stockholders.
In addition, as a public benefit corporation, New Planet will be less attractive as a takeover target than a traditional company would be and, therefore, New Planet stockholders’ ability to realize investment through an acquisition may be limited. Moreover, under the Proposed Charter, New Planet cannot merge or consolidate with another entity if, as a result of such merger or consolidation, the surviving entity’s charter does not contain the identical provisions identifying the public benefit or public benefits, unless the transaction receives approval from two-thirds of the target public benefit corporation’s outstanding voting shares.
Stockholders of a Delaware public benefit corporation with shares listed on a national securities exchange (if they, individually or collectively, own at least two percent of the company’s outstanding shares or shares of the corporation with a market value of at least $2,000,000 as of the date the action is instituted) are entitled to file a derivative lawsuit claiming the directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations.

Q:	What material negative factors did the dMY IV Board consider in connection with the Business Combination?

A:
Although the dMY IV Board believes that the acquisition of Planet will provide dMY IV’s stockholders with an opportunity to participate in a combined company with significant growth potential, market share and a well-known brand, the board of directors did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that dMY IV Stockholders would not approve the Business Combination and the risk that significant numbers of dMY IV Stockholders would exercise their redemption rights. In addition, during the course of dMY IV management’s evaluation of Planet’s operating business and its public company potential, management conducted detailed due diligence on certain potential challenges. Some factors that both dMY IV management and the board of directors considered were (i) risks associated with successful implementation of Planet’s long term business plan and strategy and Planet realizing the anticipated benefits of the Business Combination on the timeline expected or at all, (ii) the corporate governance provisions of the Proposed Charter and the effect of those provisions on the governance of New Planet, including that the Planet Founders will each hold common stock carrying 20 votes per share, subject to certain transfer restrictions and sunset provisions in the Proposed Charter, (iii) the inherent limitations in the due diligence review of Planet conducted by the dMY IV management team and dMY IV’s outside advisors and that dMY IV did not obtain a fairness opinion from an independent investment banking firm, (iv) the potential inability to complete the Mergers, (v) the possibility of litigation challenging the Business Combination, and (vii) that some of our officers and directors may have interests in the Business Combinations as individuals that are in addition to, and that may be different from, the interests of Company stockholders and that Goldman Sachs & Co. LLC (“
Goldman
”), as dMY IV’s underwriter in its initial public offering, is acting as Planet’s financial advisor and a co-placement
agent of the PIPE Financing. The Board also weighed the risk around the multi-class structure (with “super-voting” rights for Planet Founders), which already existed at Planet with the long-term benefits that a founder-controlled company would provide to dMY IV Stockholders and future stockholders of Planet after Closing.

These factors are discussed in greater detail in the section entitled “
The Business Combination Proposal — Recommendation of the dMY IV Board and Reasons for the Business Combination
,” as well as in the section entitled “
Risk Factors — Risk Factors Relating to the Business Combination and Integration of Planet’s Business.
”

Q:	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Mergers?

A:
No. The Board did not obtain a fairness opinion with respect to the consideration to be paid in the Mergers. The officers and directors of dMY IV have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the technology sector, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the Board and dMY IV’s advisors in valuing Planet’s business.

Q:	Do I have redemption rights?

A:
If you are a public stockholder, you have the right to request that dMY IV redeem all or a portion of your public shares for cash, provided that
you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “
The Special Meeting — Redemption Rights.
” Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata
portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question: “
How do I exercise my redemption rights?
”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash without the prior consent of dMY IV.
Our initial stockholders and our directors at the time of our initial public offering entered into the insider letter agreement, pursuant to which they agreed to waive their redemption rights with respect to their shares in connection with the completion of a business combination. Our initial stockholders and our directors did not receive separate consideration for their waiver of redemption rights.

Q:	How do I exercise my redemption rights?

A:	If you are a public stockholder and wish to exercise your right to redeem your public shares, you must:

(i)
(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to 12:00 p.m., New York City time, on [                    ], 2021, (a) submit a written request to Continental that dMY IV redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

The address of Continental is listed under the question “
Whom do I call if I have questions about the Special Meeting or the Business Combination?
” below.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem.

Any public stockholder will be entitled to request that their public shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to Continental at the address listed under the question “
Whom do I call if I have questions about the Special Meeting or the Business Combination?
” below.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is two business days prior to the initially scheduled date of the Special Meeting, and, thereafter, with our consent, until the Closing. If you deliver your shares for redemption to Continental and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that dMY IV instruct Continental to return the shares to you (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by dMY IV’s secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental prior to 12:00 p.m., New York City time, on [                    ], 2021.
If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any dMY IV warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, dMY IV’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem. If you fail to cause your units to be separated and delivered to Continental, dMY IV’s transfer agent, prior to 12:00 p.m., New York City time, on [                    ], 2021, you will not be able to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that you own or are deemed to own (including through the ownership of public warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “
Material U.S. Federal Income Tax Considerations.
”
TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	What are the U.S. federal income tax consequences of the Mergers?

A:
The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of this registration statement, Planet is receiving an opinion of counsel, based on customary assumptions and certain representations, warranties and covenants of Planet, dMY IV and First Merger Sub, to the effect that the Mergers, taken together, will qualify as a “reorganization.” It is not, however, a condition to the completion of the Mergers that either Planet or dMY IV receives an opinion of counsel as of the Closing to the effect that the Mergers will so qualify, and the Mergers will occur even if they do not so qualify. No ruling has been, or will be, sought by Planet or dMY IV from the IRS with respect to the Mergers and there can be no assurance that the IRS will not challenge the qualification of the Mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

Accordingly, if the IRS or a court determines that the Mergers do not qualify as a reorganization under Section 368(a) of the Code (and do not alternatively qualify as a generally tax-free transaction for U.S. holders of Planet capital stock under Section 351 of the Code), the Mergers would be a fully taxable transaction to U.S. holders of Planet capital stock for U.S. federal income tax purposes. For additional information, please read the section entitled “
U.S. Federal Income Tax Consequences of the Mergers
.”

Q:	How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post business combination?
The public warrants are identical to the private placement warrants in material terms and provisions, except that the private placement warrants will not be redeemable by dMY IV so long as they are held by the Sponsor or any of its permitted transferees. If the private warrants are held by holders other than the Sponsor or any of its permitted transferees, they will be redeemable by dMY IV and exercisable by the holders on the same basis as the public warrants. The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants, including the New Planet Class A common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the Closing of the initial business combination.
Following the Closing of the initial business combination, New Planet may redeem your public warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. New Planet will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the closing price of New Planet Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the public warrants become redeemable by New Planet, New Planet may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.
In addition, New Planet has the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that, among other things, the closing price of New Planet Class A common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of shares of Class A common stock determined based on the redemption date and the fair market value of New Planet Class A common stock. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of shares of Class A common stock received is capped at 0.361 shares of Class A common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
Historical trading prices for dMY IV’s Class A common stock have from time to time exceeded $10.00 per share but have not remained at the $10.00 per share threshold for 20 trading days within a 30 trading-day period at which point the Public Warrants would become redeemable. In the event the Company determined to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company shall fix a date for the redemption (the “
Redemption Date
”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.
In addition, New Planet may redeem your warrants after they become exercisable for a number of shares of New Planet Class A common stock determined based on the redemption date and the fair market value of New Planet Class A common stock. Any such redemption may have similar consequences to a cashless redemption described below. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding. See
“Description of New Planet Securities—Warrants—Public Stockholders’ Warrants”
.

Q:	What is Planet?

A:
Planet, a Delaware corporation headquartered in San Francisco, California, is a provider of daily data and insights about Earth and aims to use space to help life on Earth. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest earth observation fleet of imaging satellites. Planet provides data and analytics solutions to over 700 customers across a variety of industries including, agriculture, forestry, defense and intelligence, finance and civil government (among others), enabling users to simply and effectively derive unique value from satellite imagery.

Q:	How does the dMY IV Board recommend that I vote?

A:	The dMY IV Board recommends that the dMY IV Stockholders vote “ FOR ” the approval of the Business Combination Proposal, “ FOR ” the approval of Charter Proposal A, “ FOR ” the approval of Charter

Proposal B, “
FOR
” the approval, on an advisory basis, of the Advisory Charter Proposals, “
FOR
” the approval of the Stock Issuance Proposal, “
FOR
” the approval of the Incentive Plan Proposal, “
FOR
” the approval of the ESPP Proposal and “
FOR
” the approval of the Adjournment Proposal. For more information regarding how the board of directors of dMY IV recommends that dMY IV Stockholders vote, see the section entitled “
The Business Combination Proposal — Recommendation of the dMY IV Board and Reasons for the Business Combination
”.

Q:	What will happen to my dMY IV Common Stock as a result of the Business Combination?

A:
If the Business Combination is completed, (i) each share of dMY IV’s Class A common stock will remain outstanding and continue as a share of New Planet Class A common stock, and (ii) each share of dMY IV’s Class B common stock will automatically become a share of New Planet Class A common stock. See the section entitled “
The Merger Agreement—Merger Consideration
” beginning on page 127. New Planet Class B common stock will have the same economic terms as the New Planet Class A common stock, but the New Planet Class B common stock will have twenty (20) votes per share (until the Sunset Date).

Q:	How does our Sponsor and the other initial stockholders intend to vote their shares?

A:
In connection with our initial public offering, our initial stockholders, the Sponsor, and our officers and directors at the time of our initial public offering entered into a letter agreement to vote their shares in favor of the Business Combination Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. In addition, the Sponsor and certain other beneficial owners of dMY IV’s Class B common stock have entered into a support agreement with Planet, pursuant to which they have agreed to vote their shares in favor of the Business Combination (and each of the other proposals to be brought at the Special Meeting). These stockholders, together with our initial stockholders, collectively own approximately 20% of our issued and outstanding shares of dMY IV Common Stock. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of approximately 30.1% of the remaining shares to approve the Business Combination. If the shares held by the minimum number of stockholders necessary for a quorum for the Special Meeting were to be voted, we would need the additional affirmative vote of shares representing approximately 5% of the outstanding shares in order to approve the Business Combination.

Q:	May our Sponsor and the other initial stockholders purchase public shares or warrants prior to the Special Meeting?

A:
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding dMY IV or its securities, the initial stockholders, Planet and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) dMY IV satisfies the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining dMY IV Stockholder Approval. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Q:	Who is entitled to vote at the Special Meeting?

A:
The dMY IV Board has fixed October 19, 2021 as the record date for the Special Meeting. All holders of record of dMY IV Common Stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that
those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the section entitled “
Questions and Answers About the Business Combination and the Special Meeting — How can I vote my shares without attending the Special Meeting?
” on page 34 for instructions on how to vote your shares of dMY IV Common Stock without attending the Special Meeting.

Q:	How many votes do I have?

A:
Each dMY IV Stockholder of record is entitled to one vote for each dMY IV Share held by such holder as of the close of business on the record date. As of the close of business on the record date, there were 43,125,000 outstanding shares of dMY IV Common Stock.

Q:	What constitutes a quorum for the Special Meeting?

A:	A quorum is the minimum number of stockholders necessary to hold a valid meeting.
A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the voting power of all outstanding shares of dMY IV Common Stock as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Q:	Where will the New Planet Class A common stock that dMY IV Stockholders receive in the Business Combination be publicly traded?

A:
Assuming the Business Combination is completed, the shares of New Planet Class A common stock (including the New Planet Class A common stock issued in connection with the Business Combination) will be listed and traded on the NYSE under the ticker symbol “
PL
” and the public warrants will be listed and traded on the NYSE under the ticker symbol “
PL WS
”.

Q:	What happens if the Business Combination is not completed?

A:
If the Merger Agreement is not adopted by dMY IV Stockholders or if the Business Combination is not completed for any other reason by 5:00 p.m., Eastern Time, on February 21, 2022, then we will either seek an extension of time to complete the Business Combination or seek to consummate an alternative initial business combination prior to March 9, 2023 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated certificate of incorporation (an “
Extension Period
”). If we do not consummate an initial business combination by March 9, 2023 or during any Extension Period, we will cease all operations except for the purpose of winding up and redeem our public shares and liquidate the Trust Account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:	How can I attend and vote my shares at the Special Meeting?

A:
dMY IV Common Stock held directly in your name as the stockholder of record of such dMY IV Common Stock as of the close of business on October 19, 2021, the record date, may be voted electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit
[
virtual meeting link
], and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the meeting. If your shares are held in “street name” by a broker, bank or other nominee and you wish to attend and vote at the Special Meeting, you will not be permitted to attend and vote electronically at the Special Meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.

Q:	How can I vote my shares without attending the Special Meeting?

A:
If you are a stockholder of record of dMY IV Common Stock as of the close of business on October 19, 2021, the record date, you can vote by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:	What is a proxy?

A:
A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of dMY IV Common Stock as of the close of business on the record date, and you vote by phone, by Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of dMY IV’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are Harry L. You and Niccolo de Masi.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares of dMY IV Common Stock are registered directly in your name with Continental you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record)
. For dMY IV Common Stock held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of dMY IV Common Stock are voted.
Shares in “street name.”
For dMY IV Common Stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	If a dMY IV Stockholder gives a proxy, how will the dMY IV Common Stock covered by the proxy be voted?

A:	If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of dMY IV Common Stock in the way that you indicate when providing your proxy in respect of the dMY IV Common Stock you hold. When completing the proxy card, you may specify whether your shares of dMY IV Common Stock should be voted
FOR
or
AGAINST
, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:	How will my dMY IV Common Stock be voted if I return a blank proxy?

A:
If you sign, date and return your proxy and do not indicate how you want your shares of dMY IV Common Stock to be voted, then your shares of dMY IV Common Stock will be voted “
FOR
” the approval of the Business Combination Proposal, “
FOR
” the approval of Charter Proposal A, “
FOR
” the approval of Charter Proposal B, “
FOR
” the approval, on an advisory basis, of the Advisory Charter Proposals, “
FOR
” the approval of the Stock Issuance Proposal, “
FOR
” the approval of the Incentive Plan Proposal, “
FOR
” the approval of the ESPP Proposal and “
FOR
” the approval of the Adjournment Proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:
Yes. If you are a stockholder of record of dMY IV Common Stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	give written notice of your revocation to dMY IV’s Corporate Secretary, which notice must be received by dMY IV’s Corporate Secretary prior to the vote at the Special Meeting; or

•
vote electronically at the Special Meeting by visiting [
virtual meeting link
] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Special Meeting?

A:
The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, dMY IV will file the final voting results of its Special Meeting with the SEC in a Current Report on Form
8-K.

Q:	Are dMY IV Stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:
No. dMY IV Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of dMY IV’s Class A Common Stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of dMY IV’s Class A common stock, which will become an equal number of shares of New Planet Class A common stock after giving effect to the Business Combination). Holders of dMY IV’s Class A common stock may vote against the Business Combination Proposal or redeem their dMY IV Common Stock if they are not in favor of the adoption of the Merger Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of dMY IV’s Class B Common Stock because they have agreed to vote in favor of the Business Combination.

Q:	Are there any risks that I should consider as a dMY IV Stockholder in deciding how to vote or whether to exercise my redemption rights?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “
Risk Factors
” beginning on page 69. You also should read and carefully consider the risk factors of dMY IV and Planet contained in the documents that are incorporated by reference herein.

Q:	What happens if I sell my dMY IV Common Stock before the Special Meeting?

A:
The record date for dMY IV Stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of dMY IV Common Stock before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your shares of dMY IV Common Stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold New Planet shares to the person to whom you transfer your shares.

Q:	When is the Business Combination expected to be completed?

A:
Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “
The Merger Agreement — Conditions to Closing
” beginning on page 141, including the adoption of the Merger Agreement by the dMY IV Stockholders at the Special Meeting, the Business Combination is expected to close by the end of 2021. However, it is possible that factors outside the control of both dMY IV and Planet could result in the Business Combination being completed at a later time, or not being completed at all.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:
dMY IV has engaged a professional proxy solicitation firm, Morrow Sodali (“
Morrow
”), to assist in soliciting proxies for the Special Meeting. dMY IV has agreed to pay Morrow a fee of $30,000, plus disbursements. dMY IV will reimburse Morrow for reasonable out-of-pocket
expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. dMY IV will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. dMY IV’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What are the conditions to completion of the Business Combination?

A:
The Closing is subject to certain customary conditions, including, among other things: (i) approvals by dMY IV’s stockholders and Planet’s stockholders of the Merger Agreement and the transactions contemplated thereby; (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino-Antitrust Improvements Act of 1976; (iii) obtainment of the necessary consents from the Federal Communications Commission and National Oceanic and Atmospheric Administration; (iv) that dMY IV has not received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem dMY IV Class A common stock in an amount that would cause dMY IV not to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act); (v) effectiveness of the Registration Statement; (vi) the shares of New Planet Class A common stock to be issued in connection with the Business Combination having been approved for listing on the New York Stock Exchange; (vii) the accuracy of the representations and warranties, covenants and agreements of Planet and dMY IV, respectively, subject to customary materiality qualifications; (viii) the absence of any material adverse effect that is continuing with respect to Planet and dMY IV, respectively, between the date of the Merger Agreement and the date of the Closing; (ix) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination and (x) solely with respect to Planet, after giving effect to applicable redemptions, dMY IV having a minimum of $250,000,000 in cash available to it at Closing. See the section entitled “
The Business Combination Proposal.
”

Q:	What should I do now?

A:
You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the Internet as soon as possible so that your shares of dMY IV Common Stock will be voted in accordance with your instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of dMY IV Common Stock.

Q:	Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:	If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:
Morrow Sodali
470 West Avenue
Stamford CT 06902
Individuals call toll-free:
(800) 662-5200
Banks and brokers call:
(203) 658-9400
DMYQ.info@investor.morrowsodali.com
You also may obtain additional information about dMY IV from documents filed with the SEC by following the instructions in the section entitled “
Where You Can Find More Information?
” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to Continental Stock Transfer & Trust Company, dMY IV’s transfer agent, at the address below prior to 12:00 p.m., New York City time, on [                    ], 2021. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30
th
Floor
New York, New York 10004
E-mail:
mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annex and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.
Information About the Parties to the Business Combination
dMY Technology Group, Inc. IV
1180 North Town Center Drive, Suite 100
Las Vegas, Nevada 89144
(702)
781-4313
dMY Technology Group, Inc. IV is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.
Planet Labs Inc.
645 Harrison Street, Floor 4
San Francisco, California 94107
(415)
829-3313
Planet Labs Inc. is a Delaware corporation headquartered in San Francisco, California that provides daily data and insights about Earth and aims to use space to help life on Earth. For the years ended January 31, 2021 and 2020, Planet generated revenue of $113.2 million and $95.7 million, respectively, and had a net loss of $127.1 million and $123.7 million, respectively. For the six months ended July 31, 2021 and 2020, Planet generated revenue of $62.4 million and $55.7 million, respectively, and had a net loss of $49.6 million and $58.6 million, respectively.
Photon Merger Sub, Inc.
c/o dMY Technology Group, Inc. IV
1180 North Town Center Drive, Suite 100
Las Vegas, Nevada 89144
(702)
781-4313
Photon Merger Sub, Inc. is a Delaware corporation and a direct wholly owned subsidiary of dMY Technology Group, Inc. IV, and was formed on June 3, 2021 for the purpose of effecting a merger with Planet.
Photon Merger Sub Two, LLC
c/o dMY Technology Group, Inc. IV
1180 North Town Center Drive, Suite 100
Las Vegas, Nevada 89144
(702)
781-4313
Photon Merger Sub Two, LLC is a Delaware limited liability company and a direct wholly owned subsidiary of dMY Technology Group, Inc. IV, and was formed on June 3, 2021 for the purpose of effecting a merger with Planet.

The Business Combination and the Merger Agreement
The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as
Annex
 A
to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.
Structure of the Business Combination
Pursuant to the Merger Agreement, First Merger Sub will merge with and into Planet with Planet (the “
Surviving Corporation
”) surviving the merger as a wholly owned subsidiary of dMY IV, and, pursuant to Planet’s election under the Merger Agreement, immediately following thereafter and as part of the same overall transaction, the Surviving Corporation will merge with and into dMY IV, with dMY IV surviving the merger. In addition, in connection with the consummation of the Business Combination, New Planet will amend and restate its charter to be the Proposed Charter and have authorize preferred stock and three classes of common stock, each as described in the section of this proxy statement/prospectus titled “
Description of New Planet Securities.
”
The following diagrams illustrate in simplified terms the current structure of dMY IV and Planet and the expected structure of New Planet upon the Closing.
Simplified
Pre-Combination
Structure

Simplified Post-Combination Structure

(1)	As a result of the Second Merger, Planet Labs Inc. will merge with and into dMY IV, with dMY IV surviving the merger.
The Business Combination and the Merger Agreement
Merger Consideration to Planet Stockholders
dMY IV has agreed to issue approximately $2.135 billion in aggregate consideration in the form of New Planet Class A common stock or New Planet Class B common stock, as applicable, at a per share price of $10.00, plus up to an additional 27,000,000 shares of New Planet Class A common stock or Class B common stock, as applicable, to the Planet Stockholders if certain conditions are met, as set forth below. Subject to the terms and conditions of the Merger Agreement, at the Effective Time,
(a) each holder of shares of Planet Class B common stock as of immediately prior to the Effective Time (other than in respect of treasury shares) will be entitled to receive, in the form of a number of shares of New Planet Class B common stock, (A) a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by
(ii) the number of shares of Planet Class B common stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (B) a number of shares of New Planet Class B common stock equal to (i) the Per Share Contingent Consideration (if any)
multiplied by
(ii) the number of shares of Planet Class B common stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share; and
(b) each holder of shares of Planet capital stock (other than Planet Class B common stock) as of immediately prior to the Effective Time (other than in respect of (x) treasury shares, (y) Dissenting shares, and (z) any shares of Planet capital stock subject to Planet Awards) shall be entitled to receive (A) a portion of the Aggregate Merger Consideration in the form of a number of shares of New Planet Class A common stock equal to (i) the Exchange Ratio, multiplied by
(ii) the number of shares of Planet capital stock (other than Planet Class B common stock) held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (B) a number of shares of New Planet Class A common stock equal to (i) the Per Share Contingent Consideration (if any)
multiplied by
(ii) the number of shares of Planet capital stock (other than Planet Class B common stock) held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share. With respect to any holder of Planet preferred stock, such number of shares of Planet capital stock held (other than Planet Class B common stock) by such holder shall be calculated as if such holder had exercised in full its optional conversion rights with respect to such Planet preferred stock pursuant to
Article IV
, Section C.5(a) of the Planet Charter.
Following the Closing, the Contingent Consideration to be received by the holders of Planet capital stock and Planet Awards shall be calculated as follows:

(i)
6,750,000 shares of New Planet common stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) New Planet consummates a Change of Control, which results in any stockholder of New Planet having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $15.00 per share (the “
First Milestone
”) (such 6,750,000 shares of New Planet common stock, the “
First Milestone Contingent Consideration
”);

(ii)
6,750,000 shares of New Planet common stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $17.00 over any 20 Trading Days within any 30 Trading Day period or (y) New Planet consummates a Change of Control, which results in any stockholder of New Planet having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $17.00 per share (the “
Second Milestone
”) (such 6,750,000 shares of New Planet common stock, the “
Second Milestone Contingent Consideration
”);

(iii)
6,750,000 shares of New Planet common stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $19.00 over any 20 Trading Days within any 30 Trading Day period or (y) New Planet consummates a Change of Control, which results in any stockholder of New Planet having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $19.00 per share (the “
Third Milestone
”) (such 6,750,000 shares of New Planet common stock, the “
Third Milestone Contingent Consideration
”); and

(iv)
6,750,000 shares of New Planet common stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $21.00 over any 20 Trading Days within any 30 Trading Day period or (y) New Planet consummates a Change of Control, which results in any stockholder of New Planet having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $21.00 per share (the “
Fourth Milestone
” and together with the First Milestone, the Second Milestone and the Third Milestone, the “
Contingent Milestones
”) (such 6,750,000 shares of New Planet common stock, the “
Fourth Milestone Contingent Consideration
” and together with the First Milestone Contingent Consideration, the Second Milestone Contingent Consideration and the Third Milestone Contingent Consideration, the “
Contingent Consideration
”).

In connection with a Change of Control, a Contingent Milestone shall be deemed satisfied if (i) the aggregate proceeds paid to, or in the event of an asset sale, available for distribution to, stockholders of New Planet in such Change of Control divided by (ii) (a) the number of outstanding shares of New Planet common stock immediately prior to the consummation of such Change of Control plus (b) the number of shares of New Planet common stock issuable pursuant to the applicable tranche(s) of Contingent Consideration at such Contingent Milestone, is equal to or exceeds such Contingent Milestone.
For the avoidance of doubt, the maximum amount of the Contingent Consideration is 27,000,000 shares of New Planet common stock, in the aggregate.
Treatment of Planet Awards
At the Effective Time, each outstanding vested Planet Option will be assumed by New Planet and will be converted into (i) an option to acquire New Planet Class A common stock with the same terms and conditions as applied to the Planet Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative or satisfied by the First Merger and (ii) the right to receive, with respect to each share of Planet common stock subject to such Planet option immediately prior to the Effective Time, the Per Share Contingent Consideration (if any). The number of shares underlying such New Planet Option will be determined by multiplying the number of shares of Planet common stock subject to such Planet option immediately prior to the Effective Time, by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Planet Option will be determined by dividing the per share exercise price immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest full cent.

At the Effective Time, each Planet Restricted Stock Unit Award that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the First Merger) will be cancelled and converted into (i) a restricted stock unit award covering a number of shares of New Planet Class A common stock equal to the number of shares of Planet common stock underlying such unvested Planet Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded to the nearest whole share), with the same terms and conditions as were applicable to the related unvested Planet Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger and (ii) the right to receive, with respect to each share of Planet common stock subject to such unvested Planet Restricted Stock Unit Award immediately prior to the Effective Time, the Per Share Contingent Consideration (if any).
At the Effective Time, each Planet Restricted Stock Unit Award that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the First Merger) will be cancelled and converted into the right to receive (i) a portion of the Aggregate Share Consideration in the form of New Planet Class A common stock equal to (A) the Exchange Ratio, multiplied by
(B) the number of shares underlying such vested Planet Restricted Stock Unit Award as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (ii) with respect to each share of Planet common stock subject to such vested Planet Restricted Stock Unit Award immediately prior to the Effective Time, the Per Share Contingent Consideration (if any).
Conditions to the Completion of the Business Combination
The Business Combination is subject to customary Closing conditions, including, among other things: (i) approvals by dMY IV’s stockholders and Planet’s stockholders of the Merger Agreement and the transactions contemplated thereby; (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino-Antitrust Improvements Act of 1976; (iii) obtainment of the necessary consents from the Federal Communications Commission and National Oceanic and Atmospheric Administration; (iv) that dMY IV has not received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem dMY IV Class A common stock in an amount that would cause dMY IV not to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act); (v) effectiveness of the Registration Statement; (vi) the shares of New Planet Class A common stock to be issued in connection with the Business Combination having been approved for listing on the New York Stock Exchange; (vii) the accuracy of the representations and warranties, covenants and agreements of Planet and dMY IV, respectively, subject to customary materiality qualifications; (viii) the absence of any material adverse effect that is continuing with respect to Planet and dMY IV, respectively, between the date of the Merger Agreement and the date of the Closing; (ix) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination and (x) solely with respect to Planet, after giving effect to applicable redemptions, dMY IV having a minimum of $250,000,000 in cash available to it at Closing.
Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated.
Termination
Mutual Termination Rights
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•	by written consent of Planet and dMY IV;

•
by Planet or dMY IV by written notice if any governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order of competent jurisdiction which has become final and non-appealable
and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers (however, the right to terminate the Merger Agreement pursuant to this bullet shall not be available to a party if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Business Combination or such other transaction would not be illegal or otherwise permanently prevented or prohibited);

•
by Planet or dMY IV if the dMY IV Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment thereof; or

•
by Planet or dMY IV by written notice to the other party if the Closing has not occurred before 5:00 p.m., Eastern Time, on February 21, 2022. However, the right to terminate the Merger Agreement pursuant to this bullet will not be available to a party if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the failure of the Closing to have occurred before such time.

Termination Rights of Planet
The Merger Agreement may be terminated by Planet upon written notice to dMY IV and the transactions contemplated thereby abandoned:

•	following a modification in the recommendation of dMY IV Board; or

•
if there is any breach of any representation, warranty, covenant or agreement on the part of dMY or Merger Subs set forth in the Merger Agreement, such that the conditions with respect to the accuracy of the representations and warranties of dMY IV and the Merger Subs, subject to customary materiality qualifications, and compliance by dMY IV and the Merger Subs of its covenants or agreements of the Merger Agreement would not be satisfied, subject to a
30-day
cure period and only if dMY IV is not entitled to terminate the Merger Agreement pursuant to the next bullet.

Termination Rights of dMY IV
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned by written notice to Planet from dMY IV if there is any breach of any representation, warranty, covenant or agreement on the part of Planet set forth in the Merger Agreement, such that the conditions with respect to the accuracy of the representations and warranties of Planet and compliance by Planet of its covenants or agreements of the Merger Agreement, in each case, subject to customary materiality qualifications, would not be satisfied, subject to a
30-day
cure period and only if Planet is not entitled to terminate the Merger Agreement pursuant to the preceding bullet.
Ancillary Agreements
Sponsor Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, dMY IV, Planet, the Sponsor and dMY IV’s directors and officers entered into the Sponsor Support Agreement, pursuant to which the Sponsor and dMY IV’s directors and officers have agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, to vote against any business combination proposal other than the Business Combination, including other proposals that would impede or frustrate the Business Combination, to comply with certain provisions prohibiting dMY IV from soliciting any alternative business combination transaction and relating to publicity matters and to not transfer the Founder Shares and private placement warrants that they own, in each case, subject to the terms and conditions of the Sponsor Support Agreement.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms, (iii) the liquidation of dMY IV and (iv) the written agreement of dMY IV, the Sponsor and Planet. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof. However, the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising from any actual fraud in respect of the Sponsor Support Agreement occurring prior to such termination.
Planet Holders Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, dMY IV, Planet and certain Planet Stockholders who hold the votes required to approve the Merger Agreement and the transactions contemplated thereby, including the Planet Founders, entered into the Planet Holders Support Agreement or the Preferred Planet Holders Support Agreement (together, the “
Planet Support Agreements
”), whereby such Planet Stockholders agreed to, among other things, promptly (and in any event within two business days) after this proxy statement/prospectus is disseminated to Planet’s stockholders, vote or provide consent in favor of the approval of the Merger Agreement and the transactions contemplated therein. Additionally, such Planet Stockholders agreed to not transfer any securities of Planet held by such Planet Stockholder from the date of execution of the Planet Support Agreements until the earlier of the effective time of the Mergers or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions, to not solicit any Acquisition Proposal, and, solely in connection with the Planet Holders Support Agreement, to exercise the drag-along rights pursuant to and in accordance with that certain Amended and Restated Voting Agreement, dated as of February 2, 2017, by and among Planet and the Stockholders (as defined therein), to terminate certain affiliate agreements at the Closing and to vote against any Acquisition Proposal other than the Business Combination.
The Planet Support Agreements will terminate in their entirety, and be of no further force or effect, upon the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms, (iii) such time that the Merger Agreement shall be amended, modified or supplemented such that a Stockholder is disproportionately and adversely impacted relative to the other Planet Stockholders holding the same class of Planet capital stock without the prior written consent of the applicable Planet Stockholder, (iv) such time that a provision in the Merger Agreement shall be waived by Planet such that a Planet Stockholder is disproportionately and adversely impacted relative to the other stockholders holding the same class of Planet capital stock; and (v) such time that the applicable Planet Support Agreement is terminated upon the mutual written agreement of Planet, dMY IV, Merger Subs and the applicable Planet Stockholder. However, the termination of the applicable Planet Support Agreement will not relieve any party thereto from liability arising from any actual fraud in respect of the applicable Planet Support Agreement occurring prior to such termination.
Registration Rights Agreement
In connection with the consummation of the Business Combination, New Planet, the Sponsor, dMY IV’s directors and officers, the Planet Founders, certain of Planet’s directors and officers and certain Planet Stockholders will enter into the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, New Planet will be required to register for resale securities held by the stockholders party thereto. In certain circumstances, such stockholders can demand up to four underwritten offerings in any
12-month
period, and such stockholders will also be entitled to certain piggyback registration rights. New Planet will bear certain expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into upon the consummation of the IPO. The Registration Rights Agreement will terminate on the earlier of (i) the five-year anniversary of the date of the Registration Rights Agreement or (ii) with respect to any applicable stockholder, on the date that such stockholder no longer holds any Registrable Securities (as defined in the Registration Rights Agreement).
Lock-Up
Agreements
In connection with the consummation of the Business Combination, the Sponsor, dMY IV’s directors and officers, the Planet Founders, Planet’s executive officers and directors who are expected to continue on as executive officers and directors of New Planet following the Closing and other Planet Stockholders who hold at least 5% of Planet common stock on an as-converted
basis immediately prior to the Closing (collectively, the “
Lock-Up
Shareholders
”) will enter into the
Lock-Up
Agreements with New Planet, which place certain restrictions on the transfer of shares received by the
Lock-Up
Shareholders in connection with the Mergers.
The
Lock-Up
Shareholders agree not to, as applicable and during the applicable lock-up
period:

•
sell, publicly offer to sell, enter into a contract or agreement to sell, hypothecate, pledge, grant any option, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position, certain of its shares of common stock (with the applicable shares in the case of (x) dMY IV’s directors and their respective affiliates being 5,950,000 shares of New Planet Class A common stock held by the Sponsor immediately following the Closing that are converted from the 5,950,000 shares of dMY IV Class B Common Stock held by the Sponsor immediately prior to the Closing attributable to such dMY IV director, (y) Sponsor and its permitted transferees being 8,625,000 shares of New Planet Class A common stock held by the Sponsor immediately following the Closing that are converted from 8,625,000 shares of dMY IV Class B Common Stock held by the Sponsor immediately prior to the Closing and (z) each other
Lock-Up
Shareholder being the New Planet common stock held by each person immediately following the Closing (excluding any shares of New Planet common stock acquired in connection with the Private Placement and any shares of New Planet common stock acquired in the open market) and the shares of New Planet common stock issuable to such person upon the exercise of restricted stock units, stock options or other equity awards of New Planet common stock, such applicable shares collectively the “
Lock-up
Shares
”); or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the
Lock-up
Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

In the case of shares attributable to Niccolo De Masi, Harry L. You, Darla Anderson, Francesca Luthi, Charles E. Wert, and any of their respective affiliates, and William Marshall and Robert Schingler Jr., such restrictions begin at Closing and end on the earliest of: (i) the date that is 18 months after the Closing, (ii) the consummation of a Change of Control, and (iii) in the case of Niccolo de Masi, Harry L. You, William Marshall and Robert Schingler Jr., the date on which the last reported sale price of the New Planet Class A common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any
30-Trading
Day period commencing at least 330 days after the Closing

Date and, in the case of Darla Anderson, Francesca Luthi and Charles E. Wert, the date on which the last reported sale price of the New Planet Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any
30-Trading
Day period commencing at least 330 days after the Closing Date.
In the case of shares attributable to all other
Lock-Up
Shareholders, such restrictions begin at the Closing and end on the earliest of (i) the date that is 12 months after the Closing, (ii) the consummation of a Change of Control, and (iii) the date on which the last reported sale price of the New Planet Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any
30-Trading
Day period commencing at least 150 days after the Closing Date.
Founder Share Vesting
Pursuant to the
Lock-up
Agreement to be entered into by the Sponsor, effective upon the Closing, 862,500 shares of New Planet Class A common stock held by the Sponsor and 2,966,667 of the warrants to purchase New Planet Class A common stock (such shares and warrants collectively, the “
Sponsor Earnout Securities
”) will be unvested and will vest in four equal tranches as set forth below:

•
25% of the Sponsor Earnout Securities will vest if at any time prior to the fifth anniversary of the Closing Date (x) the last sale price of the New Planet Class A common stock reported by Bloomberg (or if not available, by another authoritative source) (the “
Last Sale Price
”) equals or exceeds $15.00 for any 20 Trading Days within any
30-Trading
Day period (the “
First Sponsor Earnout Milestone
”) or (y) New Planet consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $15.00 per share;

•
25% of the Sponsor Earnout Securities will vest if at any time prior to the fifth anniversary of the Closing Date (x) the Last Sale Price equals or exceeds $17.00 for any 20 Trading Days within any
30-Trading
Day period (the “
Second Sponsor Earnout Milestone
”) or (y) New Planet consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $17.00 per share;

•
25% of the Sponsor Earnout Securities will vest if at any time prior to the fifth anniversary of the Closing Date (x) the Last Sale Price equals or exceeds $19.00 for any 20 Trading Days within any
30-Trading
Day period (the “
Third Sponsor Earnout Milestone
”) or (y) New Planet consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $19.00 per share; and

•
25% of the Sponsor Earnout Securities will vest if at any time prior to the fifth anniversary of the Closing Date (x) the Last Sale Price equals or exceeds $21.00 for any 20 Trading Days within any
30-Trading
Day period (the “
Fourth Sponsor Earnout Milestone
” and together with the First Sponsor Earnout Milestone, the Second Sponsor Earnout Milestone and the Third Sponsor Earnout Milestone, the “
Sponsor Earnout Milestones
”) or (y) New Planet consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $21.00 per share.

In connection with a Change of Control, a Sponsor Earnout Milestone shall be deemed satisfied if (i) the aggregate proceeds paid to, or in the event of an asset sale, available for distribution to, stockholders of New Planet in such Change of Control divided by (ii) (a) the number of outstanding shares of New Planet common stock immediately prior to the consummation of such Change of Control plus (b) the number of shares of New Planet common stock issuable pursuant to the applicable tranche(s) of Sponsor Earnout Securities at such Sponsor Earnout Milestone, is equal to or exceeds such Sponsor Earnout Milestone.

Any Sponsor Earnout Securities that remain unvested on the first business day following the five (5) year anniversary of the Closing Date shall be surrendered by Sponsor to New Planet without any further consideration therefor.
The Private Placement
dMY IV entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, dMY IV agreed to issue and sell in private placements an aggregate of 25,200,000 shares of dMY IV Class A common stock to the PIPE Investors for $10.00 per share.
The Private Placement is expected to close immediately prior to the consummation of the Business Combination.
In addition, the dMY IV Common Stock was originally sold in the IPO as a component of the dMY IV units for $10.00 per unit. The dMY IV units consist of one share of dMY IV Common Stock and one-fifth of one dMY IV Public Warrant. As of October 29, 2021, the closing price on NYSE of dMY IV Common Stock was $10.13 per share, and the closing price of a dMY IV Public Warrant was $2.53 per warrant. The purchase price of $10.00 per share to the PIPE Investors, as part of the Private Placement, reflects the expected price of New Planet’s common stock. None of the Sponsor or dMY IV’s officers, directors or their affiliates is a PIPE Investor.
Special Meeting of dMY IV Stockholders and the Proposals
The Special Meeting will convene on [
date
], 2021 at [
time
] a.m., New York City time, in virtual format. Stockholders may attend, vote and examine the list of dMY IV Stockholders entitled to vote at the Special Meeting by visiting [
virtual meeting link
] and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, the Charter Proposals, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.
Approval of the condition precedent proposals is a condition to the obligation of dMY IV to complete the Business Combination.
Only holders of record of issued and outstanding shares of dMY IV Common Stock as of the close of business on October 19, 2021, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of dMY IV Common Stock that you owned as of the close of business on that record date.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding shares of dMY IV Common Stock as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions have no effect on the outcome of the proposal.
Approval of Charter Proposal A requires the affirmative vote of a majority of the outstanding shares of dMY IV Common Stock, voting together as a single class, and at least a majority of the outstanding shares of dMY IV Class B Common Stock. Abstentions have the same effect as a vote “
AGAINST
” the proposal.
Approval of Charter Proposal B requires the affirmative vote of a majority of the outstanding shares of dMY IV Common Stock, voting together as a single class, and at least a majority of the outstanding shares of dMY IV Class A Common Stock. Abstentions have the same effect as a vote “
AGAINST
” the proposal.

Approval of each of the Advisory Charter Proposals, each of which is a non-binding
vote, requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions have no effect on the outcome of the proposal.
Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. For purposes of NYSE rules, abstentions will have the same effect as votes “
AGAINST
” this proposal.
Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. For purposes of NYSE rules, abstentions will have the same effect as votes “
AGAINST
” this proposal.
Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. For purposes of NYSE rules, abstentions will have the same effect as votes “
AGAINST
” this proposal.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions have no effect on the outcome of the proposal.
Recommendation of the dMY IV Board
The dMY IV Board has unanimously determined that the Business Combination is in the best interests of, and advisable to, the dMY IV Stockholders and recommends that the dMY IV Stockholders adopt the Merger Agreement and approve the Business Combination. The dMY IV Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.
The dMY IV Board recommends that you vote “
FOR
” the approval of the Business Combination Proposal, “
FOR
” the approval of Charter Proposal A, “
FOR
” the approval of Charter Proposal B, “
FOR
” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “
FOR
” the approval of the Stock Issuance Proposal, “
FOR
” the approval of the Incentive Plan Proposal and “
FOR
” the approval of the Adjournment Proposal.
The existence of financial and personal interests of one or more of dMY IV’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of dMY IV and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, dMY IV’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “
The Business Combination Proposal — Interests of dMY IV’s Directors and Officers in the Business Combination
” of this proxy statement/prospectus.
For more information about the dMY IV Board’s recommendation and the proposals, see the sections entitled “
The Special Meeting — Vote Required and dMY IV Board Recommendation
” beginning on page 122 and “
The
Business Combination Proposal
” beginning on page 169.

Recommendation of the dMY IV Board and Reasons for the Business Combination
In reaching its unanimous resolutions (i) that the Merger Agreement and the ancillary agreements are fair, advisable and in the best interests of dMY IV and its stockholders, (ii) to approve the Merger Agreement and the Business Combination, the PIPE Investment, and the other transactions contemplated by the Merger Agreement and related documents, (iii) to approve the transactions, recommend the approval and adoption of the Merger Agreement and the Business Combination by dMY IV’s stockholders, and (iv) directing that the Merger Agreement and the transactions contemplated thereby (including the Mergers) be submitted for consideration by dMY IV’s stockholders, the dMY IV Board considered and evaluated a range of factors, including, but not limited to, the factors discussed below. Prior to reaching the decision to approve the Merger Agreement and the Business Combination, the dMY IV Board consulted with our management, as well as with our legal and financial advisors.
In addition, before reaching the above resolutions, the dMY IV Board reviewed various industry and financial data, including, but not limited to, Planet’s existing business model and Planet’s historical and projected financials, and reviewed the results of dMY IV’s due diligence review of Planet, which included:

•	Research on the industry in which Planet operates;

•	Extensive meetings with Planet’s management team and representatives regarding Planet’s operations, major customers, financial prospects and other customary due diligence matters;

•	Legal and commercial review of Planet’s material business contracts, books and records, government regulations and filings, intellectual property and information technology; and

•	Financial due diligence and analysis of Planet with the assistance of its financial advisors.
In the prospectus for its initial public offering, dMY IV identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses:

•	Size : dMY IV intends to target companies whose enterprise value is between $1.0 billion and $3.0 billion.

•
Focus
: The mobile app industry and consumer internet sectors are domains in which dMY IV has extensive experience and “pattern recognition” knowledge. In addition, dMY IV intends to specifically focus on companies that have created, or enabled the creation of, compelling mobile app experiences with significant growth in segments such as gaming, entertainment, education, work productivity,
e-commerce,
financial technology and health and wellness. Companies developing disruptive and key enablement technologies for consumer-facing apps in these segments, such as artificial intelligence, machine learning, cloud infrastructures, quantum computing, environmental, social and governance (“
ESG
”) focused businesses and satellite and space rocket technology are also within the scope of this search.

•
Management’s maturity
: dMY IV intends to seek companies with proven and accomplished management teams which are eager to march forward together with and benefit from dMY IV management team’s expertise.

•
Operational maturity
: dMY IV intends to seek companies which have the requisite compliance, financial controls and reporting processes in place and are ready for the regulatory requirements of a public entity.

•
Growth
: dMY IV intends to seek companies in the mobile app ecosystem or consumer internet companies that are on what dMY IV believes to be a promising growth path, driven by a sustainable competitive advantage, with opportunities for acceleration by a partnership with dMY IV.

•
Strategic initiatives
: dMY IV intends to seek management teams with the interest and ability to execute on strategic opportunities, including accretive acquisitions of companies that have the potential to enhance stockholder value.

•	Benefit from being public : dMY IV intends to work with management and stakeholders who aspire to have their company become a public entity and generate substantial growth.

•
Reputation and market acceptance
: dMY IV intends to seek companies with a sizable market share in their segment and the opportunity to achieve market leadership. In addition, dMY IV intends to seek companies that have defensible proprietary technology and intellectual property rights.

•	Appropriate valuations: dMY IV views itself as a rigorous, disciplined and valuation-centric investor, with a keen understanding of market value, upside and potential downside risks.
These illustrative criteria were not intended to be exhaustive. dMY IV stated in its IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that dMY IV’s management may deem relevant. For example, dMY IV also considered the network of relationships of its management team that it believes would be beneficial for a potential target company to enhance monetization, exposure and growth, as well as a hiring network that could be utilized to support a potential target company in upgrading engineering, digital influencer and app store relationships.
The dMY IV Board considered a number of factors when making its determination that the Business Combination is consistent with the investment criteria and guidelines listed above and in making its decision to enter into the Merger Agreement and the transactions contemplated thereby, including the following positive factors, although not weighted or in any order of significance:

•
Leading Position in a Large Addressable Market
. Based on Satellite Data Services Market, Allied Market Research
(Dec-2020),
it is estimated that in 2027, the total satellite data services market will reach $19 billion, the total sustainability transformation market will be $35 billion and the total digital transformation market will be $149 billion. As a leading provider of daily global earth data, Planet is well positioned to serve these markets.

•
Significant Barrier to Entry
. With approximately 200 satellites in operation and 100% of data analyzed through machine learning, Planet is ahead of other geospatial companies in deploying its strategy. Planet’s agility in tailoring its space missions, its possession of a large quantity of proprietary data and its
“one-to-many”
data platform creates a virtuous cycle that drives competitive differentiation.

•
Established Business with Growth Potential
. Planet has an established subscription business across agriculture, defense & intelligence, civil service, mapping & internet, forestry, energy, finance and insurance, with a diversified revenue base and over 70% of annual customer contract value represented in contracts with a term of greater than one year. Building on its existing business, Planet has multiple vectors to deliver future growth, including by scaling up in existing industry verticals, expanding into new industries, creating a robust application ecosystem and meeting market demand with new proprietary data.

•	Strong Operating Leverage . Planet projects that it can achieve significant scale with compelling units economics over the next five years, with a target long-term free cash flow margin of 20-35%.

•
Experienced Management Team
. The Board considered the fact that New Planet will continue to be led by William Marshall and Robert Schingler Jr., who
co-founded
Planet and have displayed pioneering and visionary leadership, and by an experienced management team with a strong track record of innovation and building market-making businesses.

•	Demand from PIPE Participants . Demand from both strategic and financial PIPE investors at the proposed valuation supported dMY IV’s investment thesis.

•
Other Alternatives
. The Board believes, after an extensive review of other business combination opportunities reasonably available to dMY IV, that the proposed Business Combination represents the best potential initial business combination for dMY IV in light of the valuation of the other targets, the competitive nature of the processes for the other targets, the estimated speed of executing a business combination, and how the potential targets fit with dMY IV’s investment criteria and guidelines, in each case, relative to Planet.

The dMY IV Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•
Planet’s Business Risks
. The dMY IV Board considered that dMY IV Stockholders would be subject to the execution risks associated with Planet if they retained their public shares following the Closing, which were different from the risks related to holding public shares of dMY IV prior to the Closing, and other risk factors set forth in the section titled “—
Risk Related to Planet’s Business and Industry
.” In this regard, the dMY IV Board considered that there were risks associated with successful implementation of Planet’s long term business plan and strategy and Planet realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control.

•
Post-Business Combination Corporate Governance
. The dMY IV Board considered the corporate governance provisions of the Proposed Charter and the effect of those provisions on the governance of Planet following the Closing. Given that the Planet Founders will each hold New Planet Class B common stock carrying 20 votes per share, subject to certain transfer restrictions and sunset provisions in the Proposed Charter, the Planet Founders will collectively control shares representing a majority of Planet’s outstanding voting power upon the completion of the Business Combination and, as a result, public stockholders will have limited influence in the election of the New Planet Board or other matters which will be subject to shareholder approval.

•
Limitations of Review
. The dMY IV Board considered that they were not obtaining an opinion from any independent investment banking firm that the price dMY IV is paying to acquire Planet is fair to dMY IV or its stockholders from a financial point of view. In addition, there are inherent limitations in the due diligence review of Planet conducted by the dMY IV management team and dMY IV’s outside advisors.

•
Potential Inability to Complete the Business Combination
. The dMY IV Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to dMY IV if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the fact that the Merger Agreement prohibits dMY IV from soliciting other initial business combination proposals while the Merger Agreement is in effect, which could limit dMY IV’s ability to seek an alternative business combination.

•
Litigation
. The dMY IV Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•
Interests of Certain Persons
. Some of our officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Company stockholders. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating dMY IV. In addition, Goldman, as dMY IV’s underwriter in its initial public offering, is acting as Planet’s financial advisor and co-placement
agent of the PIPE Financing. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Merger Agreement and the Business Combination.

The dMY IV Board considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination that the Merger Agreement and the Business Combination are fair from a financial point of view to and in the best interests of dMY IV and its stockholders. In view of the wide variety of factors considered by the dMY IV Board in connection with its evaluation of the Business Combination and related transactions and the complexity of these matters, the dMY IV Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the dMY IV Board based its recommendation on the totality of the information presented to and considered by it. The dMY IV Board evaluated the reasons described above with the assistance of dMY IV’s outside advisors. In considering the factors described above and any other factors, individual members of the dMY IV Board may have viewed factors differently or given different weights to other or different factors.
This explanation of dMY IV’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “
Cautionary Note Regarding Forward-Looking Statements
” beginning on page 12 of this proxy statement/prospectus and “
Risk Factors
” beginning on page 69 of this proxy statement/prospectus.
After careful consideration, the dMY IV Board unanimously (i) declared the advisability of the Mergers, the PIPE Investment and the other transactions contemplated by the Merger Agreement, (ii) determined that the Mergers, the PIPE Investment and the other transactions contemplated by the Mergers Agreement are in the best interests of the stockholders of dMY IV, (iii) determined that the Mergers constitute a “Business Combination” as such term is defined in the Current Charter and (iv) resolved to recommend that the dMY IV Stockholders approve the Business Combination and the other proposals set forth in this proxy statement/prospectus.
Risks Related to the Multi-Class Share Structure
The dMY IV board also considered the risk of concentrating voting control in the multi-class share structure (with “super-voting” rights for holders of New Planet Class B common stock), but determined that they were outweighed by the long-term benefits that a founder-controlled company would provide to dMY IV stockholders and future shareholders of New Planet after Closing.
Regulatory Approvals
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act and the receipt of the necessary consents from the FCC and NOAA. Planet and dMY IV made the necessary FCC and NOAA filings on July 16, 2021 and the HSR filing on July 21, 2021. The FCC granted the required regulatory approvals for Planet’s Earth stations on August 9, 2021 and for Planet’s space stations on August 12, 2021. NOAA granted conditional approval on September 1, 2021, subject to the provision by Planet of additional administrative information requested by NOAA.

Redemption Rights
Pursuant to the Current Charter, a public stockholder may request that dMY IV redeem all or a portion of their public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

•
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•
prior to 12:00 p.m., New York City time, on [                    ], 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that dMY IV redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to Continental Stock Transfer & Trust Company, dMY IV’s transfer agent, dMY IV will redeem such public shares upon the Closing for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section entitled “
The Special Meeting — Redemption Rights
” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Appraisal Rights of dMY IV Stockholders
Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to dMY IV Stockholders or warrant holders in connection with the Business Combination.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. dMY IV has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later- dated proxy as described in the section entitled “
The Special Meeting — Revoking Your Proxy.
”

Interests of dMY IV’s Directors and Officers in the Business Combination
When you consider the recommendation of the dMY IV Board in favor of approval of the Business Combination Proposal, you should keep in mind that dMY IV’s initial stockholders, including its directors and officers, have interests in such proposal that are different from, or in addition to those of dMY IV Stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•
None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, including dMY Technology Group, Inc. VI (“dMY VI”), that is sponsored by an affiliate of our sponsor. The Current Charter provides that dMY IV renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of dMY IV and such opportunity is one dMY IV is legally and contractually permitted to undertake and would otherwise be reasonable for dMY IV to pursue, and to the extent the director or officer is permitted to refer that opportunity to dMY IV without violating another legal obligation. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect our search for an acquisition target.

•
If we are unable to complete our initial business combination by March 9, 2023 or during any Extension Period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by March 9, 2023 or during any Extension Period. Our initial stockholders purchased the Founder Shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such Founder Shares will be converted into 8,625,000 shares of New Planet Class A common stock, 862,500 of which will be subject to further vesting conditions. Based on the closing price of dMY IV Class A common stock on NYSE of $10.13 on October 29, 2021, such vested shares would be worth $87,371,250.

•
Simultaneously with the Closing of our initial public offering, we consummated the sale of 5,933,333 private placement warrants at a price of $1.50 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing on the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 9, 2021, for one share of dMY IV Class A common stock at $11.50 per share. If we do not consummate a Business Combination transaction by March 9, 2023 or during any Extension Period, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our initial stockholders will be worthless. The warrants held by our initial stockholders had an aggregate market value of $15,011,332 based upon the closing price of $2.53 per warrant on the NYSE on October 29, 2021, with 2,966,667 private placement warrants that are unvested and subject to further vesting conditions.

•	Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by March 9, 2023 or during any Extension Period. Certain of them may continue to serve as officers and/or directors of New Planet after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Planet board of directors determines to pay to its directors and/or officers.

•
Our initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if dMY IV fails to complete a business combination by March 9, 2023 or during any Extension Period.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to dMY IV and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial Business Combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket
expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of any other loans, if any, and on such terms as to be determined by dMY IV from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial Business Combination. As of September 14, 2021, the total aggregate amount of out-of-pocket expenses expected to be repaid by dMY IV upon consummation of the business combination is $120,639.50.

•
Upon the completion of the Business Combination, Goldman and Needham & Company, LLC (“
Needham
”), who acted as dMY IV’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $12,075,000. Additionally, Goldman, Morgan Stanley & Co. LLC (“
Morgan Stanley
”) and Needham will receive, in the aggregate, $21,930,000 in fees in connection with certain financial advisory services provided to Planet and dMY IV. Lastly, Morgan Stanley and Goldman will also be entitled to receive approximately $7,000,000 in placement agent fees in connection with the PIPE Investment. If we were to fail to complete a business combination by March 9, 2023 or during any Extension Period, none of Goldman, Needham or Morgan Stanley would receive their expected compensation for their collective roles as underwriters, financial advisors and placement agents.

•
Given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of dMY IV Class A common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Planet common stock trades below the price paid for the units in the IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination.

•	The Sponsor owns 8,550,000 Founder Shares and Darla Anderson, Francesca Luthi and Charles E. Wert each own 25,000 founder shares, initially purchased from the Sponsor for an aggregate price of

$25,225 (valued at $248,750 based on the closing price of $9.95 of the dMY IV Class A common stock on October 19, 2021, the record date for the Special Meeting), all of which will become worthless if an initial business combination is not completed by March 9, 2023.

•
The Sponsor owns 5,933,333 Private Placement Warrants (valued at $21,953,332.10, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), all of which will become worthless if an initial business combination is not completed by March 9, 2023. The Sponsor purchased the Private Placement Warrants from dMY IV on March 4, 2021 for $1.50 per warrant, amounting to an aggregate purchase price of $8,900,000.

•
The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the public stockholders rather than liquidating dMY IV.

•
We agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing. As of October 29, 2021, we have paid our Sponsor a total of $70,000 in connection with this arrangement.

•	We agreed to repay our Sponsor a total of $37,000 under the promissory note that the Company may be unable to repay if the initial business combination is not completed.

•	The Sponsor and the initial stockholders will enter into an amended Registration Rights Agreement which will provide them with registration rights.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding dMY IV or its securities, the initial stockholders, Planet and/or its affiliates and the Planet Founders and/or their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire dMY IV Common Stock or vote their dMY IV Common Stock in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) dMY IV satisfies the Minimum Proceeds Condition. Any such purchases of public shares and other transactions may thereby increase the likelihood of obtaining the dMY IV Stockholder Approval. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.
Entering into any such arrangements may have a depressive effect on dMY IV Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
The existence of financial and personal interests of the dMY IV directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for dMY IV and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “
Risk Factors
” and “
The Business Combination Proposal — Interests of dMY IV’s Directors and Officers in the Business Combination
” for a further discussion of this and other risks.
Stock Exchange Listing
dMY IV’s units, Class A common stock and public warrants are publicly traded on the NYSE under the symbols “
DMYQ.U
”, “
DMYQ
” and “
DMYQ WS
,” respectively. dMY IV intends to apply to list the New Planet common stock and public warrants on the NYSE under the symbols “
PL
” and “
PL WS
,” respectively, upon the Closing. New Planet will not have units traded following the Closing.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent Planet’s good faith estimates of such amounts.

	Assuming No Redemption	Assuming Maximum Redemption
	( in millions )
Sources
Proceeds from Trust Account	$345	$0
PIPE Investment	252	252
dMY IV Shares to Planet Existing Investors	2,135	2,135

Total Sources	$2,732	$2,387

Uses
Cash on Balance Sheet	$490	$145
Paydown of SVB and Hercules Loan (1)	67	67
Equity consideration to Planet Investors	2,135	2,135
Estimated Transaction Expenses (2)	40	40

Total Uses	$2,732	$2,387

(1)	Includes $65 million of principal indebtedness and $2 million in associated fees.
(2)
Includes deferred underwriting commission of $12.1 million and estimated dMY IV transaction expenses. Excludes $17.56 million of estimated Planet transaction expenses expected to be paid out upon closing of the Business Combination.

Accounting Treatment
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby dMY IV is treated as the acquired company, and Planet is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Planet issuing stock for the net assets of dMY IV, accompanied by a recapitalization. The net assets of dMY IV will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of Planet.

•	Planet has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•
Planet’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 90% of the voting interest in each scenario;

•	Planet will have the ability to nominate a majority of the initial members of the Board of Directors of the combined entity;

•	Planet’s senior management will be the senior management of the combined entity; and

•	Planet is the larger entity based on historical operating activity and has the larger employee base.
Litigation Matters
On September 30, 2021, putative stockholder Anthony Franchi filed a lawsuit naming as defendants dMY Technology Group, Inc. IV and certain of its directors in the Delaware Court of Chancery, under the caption Anthony Franchi v. dMY Technology Group, Inc. IV, et al., CA No.2021-0841-KSJM. The complaint alleges that the holders of Class A common stock have been denied a right to vote as a separate class on a proposed amendment to dMY Technology Group, Inc. IV’s charter to increase the authorized shares of Class A common stock, in violation of Section 242(b)(2) of the DGCL. The complaint seeks preliminary and final injunctive relief and damages, along with other relief. dMY Technology Group, Inc. IV believes these claims are without merit.
Comparison of Stockholders’ Rights
Following the consummation of the Business Combination, the rights of dMY IV Stockholders who become New Planet Stockholders in the Business Combination will no longer be governed by the Current Charter and dMY IV’s bylaws and instead will be governed by the Proposed Charter and the Proposed Bylaws.
Summary of Risk Factors
In evaluating the proposals to be presented at the Special Meeting, a dMY IV Stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “
Risk Factors
.”
Some of the risks related to Planet’s business and industry are summarized below. References in the summary below to “we”, “us”, “our” and “the Company” generally refer to Planet in the present tense or New Planet from and after the Business Combination.

•
Planet has a limited history of operating at its current scale and under its current strategy, which makes it difficult to predict its future operating results, and it may not achieve its expected operating results in the future.

•
Planet has a history of operating losses, and Planet anticipates its operating expenses will increase substantially in the foreseeable future. As a result, Planet may not achieve or sustain profitability.

•
Planet’s daily scan of the Earth is a data set that has not existed before. If the market for Planet’s products and services built upon this data set fails to grow as Planet expects, takes longer than Planet expects to grow or if Planet’s current or prospective customers fail to adopt Planet’s platform, Planet’s business, financial condition and results of operations could be harmed.

•
There is increasing competition from commercial entities and governments in Planet’s markets, and if Planet does not compete effectively, its business, financial condition and results of operations could be harmed.

•	Planet’s international operations create business and economic risks that could impact its financial results.

•
Interruption or failure of Planet’s satellite operations, information technology infrastructure or loss of its data storage, whether by cyber-attacks or other adverse events, could hurt Planet’s ability to perform its daily operations effectively and provide its products and services, which could damage its reputation and harm its operating results.

•
Planet may experience a number of issues, such as delayed launches, launch failures, its satellites may fail to reach their planned orbital locations, its satellites may fail to operate as intended, be destroyed or otherwise become inoperable, the cost of satellite launches may significantly increase and/or satellite launch providers may not have sufficient capacity. Any such issue could result in the loss of Planet’s satellites, cause significant delays in their deployment or make such deployment impossible, which could harm Planet’s business, prospects, financial condition and results of operations.

•
Planet’s satellites may not be able to capture Earth images due to weather, natural disasters or other external factors, or as a result of Planet’s constellation of satellites having restrained capacity.

•
If Planet is unable to develop and release product and service enhancements and new products and services to respond to rapid technological change, or to develop new designs and technologies for its satellites, in a timely and cost-effective manner, its business, financial condition and results of operations could be harmed.

•
Downturns or volatility in general economic conditions, including as a result of the current
COVID-19
pandemic or any other outbreak of an infectious disease, could have a material adverse effect on Planet’s business, financial condition, results of operations and liquidity.

•
The loss of one or more of Planet’s key personnel, or its failure to attract, hire, retain and train other highly qualified personnel in the future, could harm Planet’s business, financial condition and results of operations.

•
Planet’s business is capital intensive and it may not be able to raise adequate capital to finance its business strategies, or Planet may be able to do so only on terms that significantly restrict its ability to operate its business, which raises substantial doubt about Planet’s ability to continue as a going concern.

•
As of July 31, 2021, Planet had $144.1 million of principal indebtedness outstanding. Planet’s indebtedness could adversely affect its financial condition, its ability to raise additional capital to fund its operations, its ability to operate its business, its ability to react to changes in the economy or its industry and its ability to pay its debts and could divert its cash flow from operations for debt payments.

•
Planet operates in a highly regulated industry and government regulations may adversely affect its ability to sell its services, may increase the expense of such services or otherwise limit Planet’s ability to operate or grow its business. Further, Planet’s failure to comply with governmental laws and regulations could harm its business.

•
If New Planet fails to maintain effective internal controls over financial reporting at a reasonable assurance level, New Planet may not be able to accurately report New Planet’s financial results, which could have a material adverse effect on New Planet’s operations, investor confidence in New Planet’s business and the trading prices of New Planet’s securities.

•
The multi-class structure of New Planet common stock will have the effect of concentrating voting power with New Planet’s Chief Executive Officer and
Co-Founder
and Chief Strategy Officer and
Co-Founder,
which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

•	As a public benefit corporation, New Planet’s focus on a specific public benefit purpose and producing a positive effect for society may negatively impact its financial performance.

•
Our stockholders will experience immediate dilution as a consequence of the issuance of New Planet Class A common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New Planet.

•
There are risks to our public stockholders who are not affiliates of the Sponsor of becoming stockholders of New Planet through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “
JOBS Act
”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Planet’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of dMY IV’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates
exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible
debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF dMY IV
dMY IV is providing the following summary historical financial data to assist you in your analysis of the financial aspects of the Business Combination.
dMY IV’s statement of operations data for the six months ended June 30, 2021 and balance sheet data as of June 30, 2021 is derived from dMY IV’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus.
This information is only a summary and should be read in conjunction with dMY IV’s financial statements and related notes and “
dMY IV’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of dMY IV.

Statement of Operations Data	For the six months ended June 30, 2021
General and administrative expenses	$3,394,486
Franchise tax expenses	100,050

Loss from operations	(3,494,536)
Other income (expenses):
Interest income earned in operating account	14
Gain on investments (net), dividends and interest, held in Trust Account	57,911
Loss upon issuance of private placement warrants	(14,062,000)
Offering costs associated with derivative warrant liabilities	(710,745)
Change in fair value of derivative warrant liabilities	3,423,668

Total other income (expenses)	(11,291,152)

Net loss	$(14,785,688)

Weighted average shares outstanding of Class A common stock	34,500,000

Basic and diluted net income per share, Class A common stock	$—

Weighted average shares outstanding of Class B common stock	8,208,564

Basic and diluted net loss per share, Class B common stock	$(1.80)

Balance Sheet Data	June 30, 2021
Total assets	$345,880,864
Total liabilities	46,788,321
Total liabilities and stockholders’ equity	345,880,864

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PLANET
Planet is providing the following summary historical consolidated financial information to assist you in your analysis of the financial aspects of the Business Combination.
The following summary consolidated balance sheet data and summary consolidated statement of operations data as of and for the year ended January 31, 2021 and 2020, are derived from Planet’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The following summary consolidated balance sheet data as of July 31, 2021 and summary consolidated statement of operations data for the six months ended July 31, 2021 and 2020 have been derived from Planet’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of Planet’s management, reflect all adjustments, consisting only of normal recurring adjustments that are necessary for the fair statement of such data. Planet’s historical results are not necessarily indicative of the results that may be expected in the future and the interim results are not necessarily indicative of results to be expected for the full year or any other period. You should read the following summary consolidated financial and other data below in conjunction with the section entitled “
Planet’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The summary consolidated financial data included in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

Statement of Operations Data	Six Months Ended July 31,		Year Ended January 31,
	2021	2020	2021	2020
	(in thousands, except share and per share amounts)
Revenue	$62,363	$55,652	$113,168	$95,736
Cost of revenue	38,946	44,677	87,383	102,393

Gross profit	23,417	10,975	25,785	(6,657)
Operating expenses
Research and development	24,562	21,171	43,825	37,871
Sales and marketing	21,250	17,043	37,268	34,913
General and administrative	20,139	17,407	32,134	27,019

Total operating expenses	65,951	55,621	113,227	99,803

Loss from operations	(42,534)	(44,646)	(87,442)	(106,460)

Debt extinguishment gain (loss)	—	673	673	(11,529)
Interest expense	(5,138)	(4,223)	(9,447)	(6,946)
Change in fair value of convertible notes and warrant liabilities	(1,257)	(10,679)	(30,053)	207
Other income (expense), net	(261)	614	239	1,144

Total other expense, net	(6,656)	(13,615)	(38,588)	(17,124)

Loss before provision for income taxes	(49,190)	(58,261)	(126,030)	(123,584)
Provision for income taxes	428	306	1,073	130

Net loss	$(49,618)	$(58,567)	$(127,103)	$(123,714)

Basic and diluted net loss per share attributable to common stockholders	$(1.65)	$(2.06)	$(4.40)	$(4.42)

Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	30,006,530	28,378,608	28,863,607	27,981,802

Balance Sheet Data	As of July 31,	As of January 31,
	2021	2021	2020
	(in thousands)
Total assets	$364,764	$399,308	$362,990
Total liabilities	294,486	291,797	145,353
Total stockholders’ equity	70,278	107,511	217,637

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “
summary pro forma data
”) gives effect to the Business Combination and related transactions described in the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information.
” The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby dMY IV is treated as the acquired company and Planet is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Planet issuing stock for the net assets of dMY IV, accompanied by a recapitalization. The net assets of dMY IV will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of Planet. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives the pro forma effect to the Business Combination and related transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2021 and year ended December 31, 2020 give the pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2020.
The summary pro forma data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Planet and dMY IV and related notes included in this proxy statement/prospectus. The summary pro forma data has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the date indicated. In addition, the summary pro forma data does not purport to project the future financial position or operating results of the combined company.
The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•	Assuming No Redemptions : This presentation assumes that none of the holders of dMY IV’s Class A common stock will exercise redemption rights with respect to their public shares; and

•
Assuming Maximum Redemptions:
This presentation assumes that holders of 34,500,000 dMY IV public shares will exercise their redemption rights for an aggregate payment of $345.1 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 in order for the amount of cash in (i) the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any Redemption), plus (ii) aggregate amount of cash that has been funded pursuant to the PIPE Investment to be at least $250.0 million. This scenario is based on satisfaction of the Minimum Proceeds Condition in the Merger Agreement.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Six Months Ended June 30, 2021
Revenue	$62,363	$62,363
Gross profit	23,244	23,244
Loss from operations	(49,095)	(49,095)
Net loss	(61,519)	(61,519)
Basic and diluted net loss per share	$(0.24)	$(0.27)
Basic and diluted weighted average shares outstanding	260,106,840	225,606,840

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Year Ended December 31, 2020
Revenue	$113,168	$113,168
Gross profit	25,211	25,211
Loss from operations	(97,769)	(97,769)
Net loss	(122,065)	(124,088)
Basic and diluted net loss per share	$(0.47)	$(0.55)
Basic and diluted weighted average shares outstanding	260,106,840	225,606,840

Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021
Total assets	$836,977	$491,919
Total liabilities	$149,131	$149,131
Total stockholders’ equity	$687,846	$342,788

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
dMY IV
Market Price and Ticker Symbol
dMY IV’s units, Class A common stock and public warrants are currently listed on the NYSE under the symbols “
DMYQ.U
,” “
DMYQ
,” and “
DMYQ WS
,” respectively.
The closing price of dMY IV’s units, Class A common stock and public warrants on July 6, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.07, $9.81 and $1.46, respectively. As of October 19, 2021, the record date for the Special Meeting, the closing price for each unit, share of Class A common stock and public warrant was $10.37, $9.95 and $1.925, respectively.
Holders
As of October 19, 2021, there was one holder of record of our units, two holders of record of dMY IV Class A common stock, four holders of record of dMY IV Class B common stock and two holders of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, dMY IV Class A common stock and warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
dMY IV has not paid any cash dividends on dMY IV common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Planet’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Planet’s board of directors at such time.
Planet
There is no public market for shares of Planet common stock.

RISK FACTOR SUMMARY
dMY IV believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that neither dMY IV nor Planet are able to predict accurately or over which they have control. The section in this proxy statement/prospectus entitled “
Risk Factors
” and the other cautionary language discussed in this proxy statement/prospectus provide examples of certain risks, uncertainties and events that may cause actual results to differ materially from the expectations described by dMY IV or Planet in such forward-looking statements. Set forth below is only a summary of certain principal risks associated with an investment in our securities. You should consider carefully the following discussion of risks, as well as the discussion of risks included elsewhere in this proxy statement/prospectus, including those described under the section entitled “
Risk Factors.
”

•
Planet has a limited history of operating at its current scale and under its current strategy, which makes it difficult to predict its future operating results, and it may not achieve its expected operating results in the future.

•
Planet has a history of operating losses, and Planet anticipates its operating expenses will increase substantially in the foreseeable future. As a result, Planet may not achieve or sustain profitability.

•
Planet’s daily scan of the Earth is a data set that has not existed before. If the market for Planet’s products and services built upon this data set fails to grow as Planet expects, takes longer than Planet expects to grow or if its current customers or prospective customers fail to adopt Planet’s platform, Planet’s business, financial condition and results of operations could be harmed.

•
There is increasing competition from commercial entities and governments in Planet’s markets, and if Planet does not compete effectively, its business, financial condition and results of operations could be harmed.

•	Planet’s international operations create business and economic risks that could impact its financial results.

•
Interruption or failure of Planet’s satellite operations, information technology infrastructure or loss of its data storage, whether by cyber-attacks or other adverse events, could hurt Planet’s ability to perform its daily operations effectively and provide its products and services, which could damage its reputation and harm its operating results.

•
Planet may experience a number of issues, such as delayed launches, launch failures, its satellites may fail to reach their planned orbital locations, its satellites may fail to operate as intended, be destroyed or otherwise become inoperable, the cost of satellite launches may significantly increase and/or satellite launch providers may not have sufficient capacity. Any such issue could result in the loss of Planet’s satellites, cause significant delays in their deployment or make such deployment impossible, which could harm Planet’s business, prospects, financial condition and results of operations.

•
Planet’s satellites may not be able to capture Earth images due to weather, natural disasters or other external factors, or as a result of Planet’s constellation of satellites having restrained capacity.

•
If Planet is unable to develop and release product and service enhancements and new products and services to respond to rapid technological change, or to develop new designs and technologies for its satellites, in a timely and cost-effective manner, its business, financial condition and results of operations could be harmed.

•
Downturns or volatility in general economic conditions, including as a result of the current
COVID-19
pandemic or any other outbreak of an infectious disease, could have a material adverse effect on Planet’s business, financial condition, results of operations and liquidity.

•
The loss of one or more of Planet’s key personnel, or its failure to attract, hire, retain and train other highly qualified personnel in the future, could harm Planet’s business, financial condition and results of operations.

•
Planet’s business is capital intensive and it may not be able to raise adequate capital to finance its business strategies, or Planet may be able to do so only on terms that significantly restrict its ability to operate its business, which raises substantial doubt about Planet’s ability to continue as a going concern.

•
As of July 31, 2021, Planet had $144.1 million of principal indebtedness outstanding. Planet’s indebtedness could adversely affect its financial condition, its ability to raise additional capital to fund its operations, its ability to operate its business, its ability to react to changes in the economy or its industry and its ability to pay its debts and could divert its cash flow from operations for debt payments.

•
Planet operates in a highly regulated industry and government regulations may adversely affect its ability to sell its services, may increase the expense of such services or otherwise limit Planet’s ability to operate or grow its business. Further, Planet’s failure to comply with governmental laws and regulations could harm its business.

•
If New Planet fails to maintain effective internal controls over financial reporting at a reasonable assurance level, New Planet may not be able to accurately report New Planet’s financial results, which could have a material adverse effect on New Planet’s operations, investor confidence in New Planet’s business and the trading prices of New Planet’s securities.

•
The multi-class structure of New Planet common stock will have the effect of concentrating voting power with New Planet’s Chief Executive Officer and
Co-Founder
and Chief Strategy Officer and
Co-Founder,
which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

•	As a public benefit corporation, New Planet’s focus on a specific public benefit purpose and producing a positive effect for society may negatively impact its financial performance.

•
Our stockholders will experience immediate dilution as a consequence of the issuance of New Planet Class A common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New Planet.

•
There are risks to our public stockholders who are not affiliates of the Sponsor of becoming stockholders of New Planet through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

RISK FACTORS
We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement/prospectus, including our consolidated financial statements and related notes.
Risk Factors Relating to dMY IV and the Business Combination
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to dMY IV prior to the consummation of the Business Combination and New Planet following the consummation of the Business Combination.
Directors and officers of dMY IV have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.
When considering the dMY IV Board’s recommendation that its stockholders vote in favor of the approval of the Business Combination, dMY IV Stockholders should be aware that directors and officers of dMY IV have interests in the Business Combination that may be different from, or in addition to, the interests of dMY IV Stockholders. These interests include, among others, the interests listed below:

•
If we are unable to complete our initial business combination by March 9, 2023 or during any Extension Period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by March 9, 2023 or during any Extension Period. Our initial stockholders purchased the Founder Shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such Founder Shares will be converted into 8,625,000 shares of New Planet Class A common stock, 862,500 of which will be subject to further vesting conditions. Based on the closing price of dMY IV Class A common stock on NYSE of $10.13 on October 29, 2021, such vested shares would be worth $87,371,250.

•
Simultaneously with the closing of our initial public offering, we consummated the sale of 5,933,333 private placement warrants at a price of $1.50 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing on the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 9, 2021, for one share of dMY IV Class A common stock at $11.50 per share. If we do not consummate a Business Combination transaction by March 9, 2023 or during any Extension Period, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our initial stockholders will be worthless. The warrants held by our initial stockholders had an aggregate market value of $15,011,332 based upon the closing price of $2.53 per warrant on the NYSE on October 29, 2021, with 2,966,667 private placement warrants that are unvested and subject to further vesting conditions.

•	Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by March 9, 2023 or during any Extension Period. Certain of them may continue to serve as officers and/or directors of New Planet after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Planet board of directors determines to pay to its directors and/or officers.

•
Our initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if dMY IV fails to complete a business combination by March 9, 2023 or during any Extension Period.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to dMY IV and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket
expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by dMY IV from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of September 14, 2021, the total aggregate amount of out-of-pocket expenses expected to be repaid by dMY IV upon consummation of the business combination is $120,639.50.

•
Upon the completion of the Business Combination, Goldman and Needham, who acted as dMY IV’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $12,075,000. Additionally, Goldman, Morgan Stanley and Needham will receive, in the aggregate, $21,930,000 in fees in connection with certain financial advisory services provided to Planet and dMY IV. Lastly, Morgan Stanley and Goldman will also be entitled to receive approximately $7,000,000 in placement agent fees in connection with the PIPE Investment. If we were to fail to complete a business combination by March 9, 2023 or during any Extension Period, none of Goldman, Needham or Morgan Stanley would receive their expected compensation for their collective roles as underwriters, financial advisors and placement agents.

•
Given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of dMY IV Class A common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Planet common stock trades below the price paid for the units in the IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination.

•
The Sponsor owns 8,550,000 Founder Shares and Darla Anderson, Francesca Luthi and Charles E. Wert each own 25,000 Founder Shares, initially purchased from the Sponsor for an aggregate price of $25,225 (valued at $248,750 based on the closing price of $9.95 of the dMY IV Class A common stock on

October 19, 2021, the record date for the Special Meeting), all of which will become worthless if an initial business combination is not completed by March 9, 2023.

•
The Sponsor owns 5,933,333 Private Placement Warrants (valued at $21,953,332.10, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), all of which will become worthless if an initial business combination is not completed by March 9, 2023. The Sponsor purchased the Private Placement Warrants from dMY IV on March 4, 2021 for $1.50 per warrant, amounting to an aggregate purchase price of $8,900,000.

•
The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the public stockholders rather than liquidating dMY IV.

•
We agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing. As of October 29, 2021, we have paid our Sponsor a total of $70,000 in connection with this arrangement.

•	We agreed to repay our Sponsor a total of $37,000 under the promissory note that the Company may be unable to repay if the initial business combination is not completed.

•	The Sponsor and the initial stockholders will enter into an amended Registration Rights Agreement which will provide them with registration rights.
The existence of financial and personal interests of one or more of dMY IV’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of dMY IV and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, dMY IV’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “
The Business Combination Proposal —Interests of dMY IV’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.
These financial interests of the initial stockholders, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the dMY IV Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.
dMY IV’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.
Our initial stockholders have agreed to vote their shares in favor of the Business Combination. The initial stockholders own approximately 20% of our outstanding shares prior to the Business Combination. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if our initial stockholders had agreed to vote their shares in accordance with the majority of the votes cast by our public stockholders.
Neither the dMY IV Board nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Business Combination.
Neither the dMY IV board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for Planet is fair to us from a financial point of view. Neither the dMY IV board of directors nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the dMY IV board of directors and management conducted due diligence on Planet. The dMY IV board of directors reviewed comparisons of selected financial data of Planet with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business

Combination was in the best interest of dMY IV’s stockholders. Accordingly, investors will be relying solely on the judgment of the dMY IV board of directors and management in valuing Planet, and the dMY IV board of directors and management may not have properly valued such businesses. The lack of a third party valuation may also cause an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
Our ability to seek an alternative business combination is limited even if we determined the Business Combination is no longer in our stockholders’ best interest.
If we do not obtain stockholder approval at the Special Meeting, Planet can obligate us to adjourn the Special Meeting to vote on the Condition Precedent Proposals until the earliest of (a) such stockholder approval being obtained, (b) 30 days after the date on which the Special Meeting is first scheduled and (c) three business days prior to the Agreement End Date. This could limit our ability to seek an alternative business combination that our stockholders may prefer after such initial vote.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Notwithstanding the expiration of the applicable waiting period under the HSR Act, before the transactions contemplated by the Merger Agreement can be completed, consent must be obtained from the Federal Communications Commission (“
FCC
”) under the Communications Act of 1934, as amended, and the National Oceanic and Atmospheric Administration (“
NOAA
”) pursuant to its rules for licensing of private land remote-sensing space systems at 15 C.F.R. § 960. On July 16, 2021, dMY IV and Planet jointly filed the required applications for FCC consent to the transfer of control of Planet. The FCC granted the required regulatory approvals for Planet’s Earth stations on August 9, 2021 and for Planet’s space stations on August 12, 2021. On July 16, 2021, Planet filed a letter seeking NOAA consent to the modification of its licenses due to the transactions contemplated by the Merger Agreement. NOAA granted conditional approval on September 1, 2021, subject to the provision by Planet of additional administrative information requested by NOAA. Additionally, the completion of the Business Combination is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory authority of competent jurisdiction that would prohibit or make illegal the completion of the Business Combination. dMY IV and Planet believe that the merger should not raise significant regulatory concerns and that dMY IV and Planet will be able to obtain all requisite regulatory approvals in a timely manner. However, dMY IV and Planet cannot be certain when or if regulatory approvals will be obtained or, if obtained, the conditions that may imposed. In addition, neither dMY IV nor Planet can provide assurance that any such conditions, terms, obligations or restrictions will not result in delay. See “
Regulatory Approvals
” for more information.
Planet will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on Planet and consequently on dMY IV. These uncertainties may impair Planet’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause customers and others that deal with Planet to seek to change existing business relationships with Planet. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, New Planet’s business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Planet from making certain expenditures and taking other specified actions without the consent of dMY IV until the Business Combination occurs. These restrictions may prevent Planet from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “
The Merger Agreement—Covenants and Agreements
” for more information.

Past performance by any member or members of our management team, any of their respective affiliates, or our Sponsor may not be indicative of future performance of an investment in Planet or New Planet.
Past performance by any member or members of our management team or any of their respective affiliates, including our Sponsor, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective affiliates, our Sponsor or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in Planet or New Planet or the returns Planet or New Planet will, or is likely to, generate going forward.
dMY IV and Planet will incur significant,
non-recurring
transition costs in connection with the Business Combination.
dMY IV and Planet have both incurred and expect to incur significant, non-recurring
costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Planet may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Planet following the Closing.
The announcement of the proposed Business Combination could disrupt Planet’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Planet’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Planet’s ability to retain and hire key personnel and other employees;

•
customers, suppliers, business partners and other parties with which Planet maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Planet or fail to extend an existing relationship with New Planet; and

•	Planet has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.
If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Planet and, in the future, New Planet’s results of operations and cash available to fund its business.
The Sponsor, dMY IV’s initial stockholders, directors, executive officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our Class A common stock.
The Sponsor, dMY IV’s initial stockholders, directors, executive officers, advisors or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of shares our initial stockholders, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and the NYSE rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions. Such purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor, dMY IV’s initial stockholders, directors, executive officers, advisors or their affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a Closing condition in the Merger Agreement that requires us to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our Class A common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Warrants will become exercisable for New Planet Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Following the Business Combination, there will be 6,900,000 outstanding public warrants to purchase 6,900,000 shares of New Planet Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing on the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 9, 2021. In addition, there will be 5,933,333 private placement warrants outstanding exercisable for 5,933,333 shares of New Planet Class A common stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of New Planet Class A common stock will be issued, which will result in dilution to the holders of New Planet Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Planet Class A common stock, the impact of which is increased as the value of our stock price increases. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the public warrants may expire worthless.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
New Planet will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant;
provided
that the closing price of New Planet Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to proper notice of such redemption;
provided
 that certain other conditions are met. If and when the warrants become redeemable by New Planet, New Planet may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.
New Planet will also have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption;
 provided
 that the closing price of New Planet Class A common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a
30 trading-day period
ending on the third trading day prior to proper notice of such redemption;
provided
 that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of shares of Class A common stock determined based on the redemption date and the fair market value of New Planet Class A common stock. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of shares of Class A common stock received is capped at 0.361 shares of Class A common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
Historical trading prices for dMY IV’s Class A common stock have from time to time exceeded $10.00 per share but have not remained at the $10.00 per share threshold for 20 trading days within a 30 trading-day period at which point the Public Warrants would become redeemable. In the event the Company determined to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company shall fix a date for the redemption (the “
Redemption Date
”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.
In addition, New Planet may redeem your warrants after they become exercisable for a number of shares of New Planet Class A common stock determined based on the redemption date and the fair market value of New Planet Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are
“out-of-the-money,”
in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.
Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for the outstanding warrants is $11.50 per share of New Planet Class A common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.
If third parties bring claims against dMY IV, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in dMY IV’s initial public offering).
dMY IV’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although dMY IV will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which dMY IV does business execute agreements with dMY IV waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against dMY IV’s assets, including the funds held in the Trust Account.

Our stockholders will experience immediate dilution as a consequence of the issuance of New Planet Class A common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New Planet.
Assuming that no public stockholders exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, based on the shares of dMY IV common stock they currently hold, dMY IV’s initial stockholders and public stockholders will hold 43,125,000 shares of New Planet common stock, or 15.3% of the outstanding common stock. Assuming that our public stockholders holding 34,500,000 public shares exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, dMY IV’s initial stockholders and public stockholders will hold 8,625,000 shares of New Planet common stock based on the shares of dMY IV common stock they currently hold.
There are currently outstanding an aggregate of 12,833,333 warrants to acquire dMY IV Class A common stock, which comprise 5,933,333 private placement warrants held by dMY IV’s initial stockholders at the time of dMY IV’s initial public offering and 6,900,000 public warrants. Each of dMY IV’s outstanding whole warrants is exercisable commencing on the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 9, 2021, for one share of dMY IV Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of dMY IV Class A common stock is issued as a result of such exercise, with payment of the exercise price of $11.50 per share, our fully-diluted share capital would increase by a total of 12,833,333 shares, with approximately $147,583,329 paid to us to exercise the warrants.
There are risks to our public stockholders who are not affiliates of the Sponsor of becoming stockholders of New Planet through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.
Our stockholders should be aware that there are risks associated with Planet becoming publicly traded through a business combination with dMY IV (a special purpose acquisition company) instead of through an underwritten offering, including that investors will not receive the benefit of any independent review of Planet’s finances and operations, including its projections.
Underwritten public offerings of securities are subject to a due diligence review of the issuer by the underwriters to satisfy duties under the Securities Act, the rules of the Financial Industry Regulatory Authority, Inc. (FINRA) and the rules of the national securities exchange on which such securities will be listed. Additionally, underwriters conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering and undertake a due diligence review process in order to establish a due diligence defense against liability for claims under the federal securities laws. Our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. While sponsors, private investors and management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by underwriters in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.
There could also be more volatility in the near-term trading of New Planet’s Class A common stock following the consummation of the Business Combination as compared to an underwritten public offering of its common stock, including as a result of the lack of a lock-up
agreement between any underwriter and certain investors. For example, the PIPE Investors have not entered and will not enter into lock-up
agreements restricting the sale of shares of Class A common stock acquired by the PIPE Investors in connection with the consummation of the Business Combination following the consummation of the Business Combination, which restriction on resales might typically be in effect following an initial underwritten public offering of common stock. Our PIPE

Investors will instead have the benefit of a resale registration statement that we are required to file with the SEC within 15 business days after the consummation of the business combination and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies us that it will “review” the registration statement) following the Closing and (ii) the 5th business day after the date we are notified by the SEC that the registration statement will not be reviewed or will not be subject to further review. The sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of New Planet’s Class A common stock and/or lead to declines in the market price of New Planet’s Class A common stock, as compared to an underwritten public offering.
In addition, the Sponsor, certain members of the dMY IV board of directors and its officers, as well as their respective affiliates and permitted transferees, have interests in the proposed transactions that are different from or are in addition to those of holders of New Planet’s securities following completion of the proposed transactions, and that would not be present in an underwritten public offering of New Planet’s securities. Such interests may have influenced the board of directors of dMY IV in making their recommendation that dMY IV’s shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New Planet became a publicly listed company through an underwritten initial public offering instead of upon completion of the Mergers.
Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although dMY IV has conducted due diligence on Planet, dMY IV cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of dMY IV’s or Planet’s control will not later arise. As a result, New Planet may be forced to later write-down or write-off
assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash
items and not have an immediate impact on our liquidity, the fact that New Planet reports charges of this nature could contribute to negative market perceptions about New Planet or its securities. In addition, charges of this nature may cause New Planet to violate net worth or other covenants to which it may be subject.
Accordingly, any dMY IV Stockholder who chooses to remain a stockholder of New Planet following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by dMY IV’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of dMY IV’s securities prior to the Closing may decline. The market values of dMY IV’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which dMY IV Stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Merger Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of dMY IV’s Class A common stock, the market value of New Planet Class A common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.
dMY IV’s and Planet’s ability to consummate the Business Combination, and the operations of New Planet following the Business Combination, may be materially adversely affected by the recent coronavirus
(COVID-19)
pandemic.
The
COVID-19
outbreak has adversely affected, and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases or public health crises) could adversely affect, economies and financial markets worldwide, business operations and the conduct of commerce generally, and the business of Planet or New Planet following the Business Combination could be adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of
COVID-19
and the actions to contain
COVID-19
or treat its impact, among others.
The outbreak of
COVID-19
may also have the effect of heightening many of the other risks described in this “
Risk Factors
” section, such as those related to the market for our securities.
The price of New Planet’s common stock and warrants may be volatile.
In addition, following the Business Combination, fluctuations in the price of New Planet’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of Planet and trading in the shares of dMY IV’s Class A common stock has not been active. Accordingly, the valuation ascribed to New Planet in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New Planet securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and New Planet securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of New Planet’s securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about New Planet’s operating results;

•	success of competitors;

•	operating results failing to meet the expectations of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New Planet or the industry in which New Planet operates in general;

•	operating and stock price performance of other companies that investors deem comparable to New Planet;

•	ability to market new and enhanced products and services on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving New Planet;

•	changes in New Planet’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Planet Class A common stock available for public sale;

•	any major change in New Planet’s board or management;

•	sales of substantial amounts of New Planet Class A common stock by our or New Planet’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, changes in interest rates, changes in fuel prices, international currency fluctuations and acts of war or terrorism.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New Planet could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
The historical consolidated financial results of Planet and our unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what New Planet’s actual financial position or results of operations would have been.
The historical consolidated financial results of Planet included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone public company during the periods presented or those New Planet will achieve in the future. This is primarily the result of the following factors: (i) New Planet will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) New Planet’s capital structure will be different from that reflected in Planet’s historical consolidated financial statements. New Planet’s financial condition and future results of operations could be materially different from amounts reflected in its historical consolidated financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare New Planet’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited
pro forma
condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “
Unaudited Pro Forma Condensed Combined Financial Information
” for more information.
There can be no assurance that New Planet Class A common stock issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that we will be able to comply with the continued listing standards of the NYSE.
New Planet Class A common stock and warrants are expected to be listed on the NYSE following the Business Combination. New Planet’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, the NYSE delists New Planet Class A common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•
a determination that New Planet Class A common stock is a “penny stock,” which will require brokers trading in New Planet Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Planet Class A common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The Current Charter states that we must complete our initial business combination by March 9, 2023 or during any Extension Period. If we have not completed an initial business combination by then (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.
Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable;
provided
that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public stockholders, we file a winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable preference. As a result, a liquidator could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our stockholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the Trust Account.
Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata
portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent prior to 12:00 p.m., New York City time, on [                ], 2021. Stockholders electing to redeem their shares will receive their pro rata
portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by dMY IV Stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under “
The Merger Agreement—Conditions to Closing
”), or that other Closing conditions are not satisfied. If dMY IV does not complete the Business Combination, dMY IV could be subject to several risks, including:

•	the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•
negative reactions from the financial markets, including declines in the price of our Class A common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•	the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

The multi-class structure of New Planet common stock will have the effect of concentrating voting power with New Planet’s Chief Executive Officer and
Co-Founder
and Chief Strategy Officer and
Co-Founder,
which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
Shares of New Planet Class B common stock will have 20 votes per share, while shares of New Planet Class A common stock will have one vote per share. Upon the consummation of the Business Combination, the Planet Founders will hold all of the issued and outstanding shares of New Planet Class B common stock. Accordingly, upon the consummation of the Business Combination and, assuming no redemptions by our public stockholders, the Planet Founders will hold over approximately 65% of the voting power of New Planet’s capital stock and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Additionally, the Planet Founders will receive additional shares of New Planet Class B common stock for any Contingent Consideration issued in respect of their ownership of Planet Class B common stock held immediately prior to the Mergers. The Planet Founders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New Planet, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of New Planet, and might ultimately affect the market price of shares of New Planet Class A common stock. For information about our multi-class structure, see the section titled “
Description of New Planet Securities.
”
We cannot predict the impact New Planet’s multi-class structure may have on the stock price of New Planet Class A common stock.
We cannot predict whether New Planet’s multi-class structure will result in a lower or more volatile market price of New Planet Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under these policies, our multi-class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the multi-class structure of our common stock may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause New Planet to change our capital structure. As a result, the market price of shares of New Planet Class A common stock could be adversely affected.
Delaware law and provisions in the New Planet Charter and New Planet Bylaws could make a takeover proposal more difficult.
If the Business Combination is consummated, New Planet’s organizational documents will be governed by Delaware law. Certain provisions of Delaware law and of the Proposed Charter and Proposed Bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock held by New Planet’s stockholders. These provisions provide for, among other things:

•	the ability of New Planet’s board of directors to issue one or more series of preferred stock;

•	the fact that New Planet will be a public benefit corporation, as discussed below;

•	certain limitations on convening special stockholder meetings;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New Planet’s annual meetings; and

•
a multi-class common stock structure with 20 votes per share of New Planet Class B common stock, the result of which is that upon the Business Combination, the Planet Founders will have the ability to control the outcome of matters requiring stockholder approval, even though Planet Founders will own less than a majority of the outstanding shares of New Planet’s capital stock.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire New Planet, even if the third party’s offer may be considered beneficial by many of New Planet’s stockholders. As a result, New Planet’s stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, New Planet may experience negative reactions from the financial markets, including negative impacts on the price of New Planet common stock. These provisions could also discourage proxy contests and make it more difficult for New Planet’s stockholders to elect directors of their choosing and to cause New Planet to take other corporate actions that New Planet’s stockholders desire. See “
Description of New Planet Securities
”.
Following the Business Combination, New Planet will operate as a Delaware public benefit corporation. As a public benefit corporation, we cannot provide any assurance that New Planet will achieve its public benefit purpose.
As a public benefit corporation, New Planet is required to produce a public benefit or benefits and to operate in a responsible and sustainable manner, balancing our stockholders’ pecuniary interests, the best interests of those materially affected by our conduct, and the public benefit or benefits identified by the New Planet Charter. There is no assurance that New Planet will achieve our public benefit purpose or that the expected positive impact from being a public benefit corporation will be realized, which could have a material adverse effect on our reputation, which in turn may have a material adverse effect on our business, results of operations and financial condition.
As a public benefit corporation, New Planet is required, under Section 366 of the DGCL, to publicly disclose a report at least biennially on our overall public benefit performance and on our assessment of our success in achieving our specific public benefit purpose. If New Planet is not timely or is unable to provide this report, or if the report is not viewed favorably by parties doing business with us or regulators or others reviewing our credentials, New Planet’s reputation and status as a public benefit corporation may be harmed.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
The Proposed Charter and the Proposed Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.
In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Proposed Bylaws to be effective immediately prior to the completion of this offering and our indemnification agreements that we have entered or intend to enter into with our directors and officers provide that:

•
we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•
we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers will undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•
the rights conferred in the Proposed Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	we may not retroactively amend the provisions in the Proposed Bylaws to reduce our indemnification obligations to directors, officers, employees, and agents.
While we have procured directors’ and officers’ liability insurance policies, such insurance policies may not be available to us in the future at a reasonable rate, may not cover all potential claims for indemnification, and may not be adequate to indemnify us for all liability that may be imposed.
New Planet’s Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by New Planet’s stockholders, which could limit New Planet’s stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with New Planet or New Planet’s directors, officers or other employees.
If the Business Combination is consummated, New Planet’s Charter will provide that, unless New Planet consents in writing to the selection of an alternative forum, any (i) derivative action, suit or proceeding brought on behalf of New Planet; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or other employee of New Planet to New Planet or New Planet’s stockholders; (iii) action, suit or proceeding asserting a claim against New Planet or any director or officer arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as either may be amended from time to time); or (iv) any action, suit or proceeding asserting a claim against New Planet or any director or officer of New Planet governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware or other state courts of the State of Delaware. Subject to the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring an interest in any shares of New Planet’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in New Planet’s Charter. These choice-of-forum
provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with New Planet or New Planet’s directors, officers or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Alternatively, if a court were to find these provisions of New Planet’s Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New Planet may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect New Planet’s business, financial condition and results of operations and result in a diversion of the time and resources of New Planet’s management and board of directors.
As a public benefit corporation, New Planet’s focus on a specific public benefit purpose and producing a positive effect for society may negatively impact its financial performance.
Unlike traditional corporations, which have a fiduciary duty to focus exclusively on maximizing stockholder value, New Planet’s directors have a fiduciary duty to consider not only the stockholders’ interests, but also the company’s specific public benefit and the interests of other stakeholders affected by New Planet’s actions.

Therefore, New Planet may take actions that it believes will be in the best interests of those stakeholders materially affected by its specific benefit purpose, even if those actions do not maximize New Planet’s financial results. While New Planet intends for this public benefit designation and obligation to provide an overall net benefit to New Planet and its customers, it could instead cause New Planet to make decisions and take actions without seeking to maximize the income generated from its business, and hence available for distribution to its stockholders. New Planet’s pursuit of longer-term or non-pecuniary
benefits may not materialize within the timeframe it expects or at all, yet may have an immediate negative effect on any amounts available for distribution to New Planet’s stockholders. Accordingly, being a public benefit corporation and complying with New Planet’s related obligations could have a material adverse effect on its business, results of operations and financial condition, which in turn could cause its stock price to decline.
As a public benefit corporation, we are less attractive as a takeover target than a traditional company would be and, therefore, your ability to realize your investment through an acquisition may be limited. Under the Proposed Charter, New Planet cannot merge or consolidate with another entity if, as a result of such merger or consolidation, the surviving entity’s charter does not contain the identical provisions identifying the public benefit or public benefits, unless the transaction receives approval from two-thirds
of the target public benefit corporation’s outstanding voting shares. Additionally, public benefit corporations may also not be attractive targets for activists or hedge fund investors because new directors would still have to consider and give appropriate weight to the public benefit along with shareholder value, and shareholders committed to the public benefit can enforce this through derivative suits. Further, by requiring that board of directors of public benefit corporations to consider additional constituencies other than maximizing shareholder value, Delaware public benefit corporation law could potentially make it easier for a board to reject a hostile bid, even where the takeover would provide the greatest short-term financial yield to investors.
Our directors have a duty to consider not only our stockholders’ interests, but also our specific public benefit and the interests of other stakeholders affected by our actions. If a conflict between such interests arises, there is no guarantee such a conflict would be resolved in favor of our stockholders.
While directors of traditional corporations are required to make decisions they believe to be in the best interests of their stockholders, directors of a public benefit corporation have a duty to consider not only the stockholders’ interests, but also the company’s specific public benefit and the interests of other stakeholders affected by the company’s actions. Under Delaware law, directors are shielded from liability for breach of these obligations if they make informed and disinterested decisions that serve a rational purpose. Thus, unlike traditional corporations which must focus exclusively on stockholder value, our directors are not merely permitted, but obligated, to consider our specific public benefit and the interests of other stakeholders. In the event of a conflict between the interests of our stockholders and the interests of our specific public benefit or our other stakeholders, our directors must only make informed and disinterested decisions that serve a rational purpose; thus, there is no guarantee such a conflict would be resolved in favor of our stockholders, which could have a material adverse effect on our business, results of operations and financial condition, which in turn could cause our stock price to decline.
As a Delaware public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interest, the occurrence of which may have an adverse impact on our financial condition and results of operations.
Stockholders of a Delaware public benefit corporation with shares listed on a national securities exchange (if they, individually or collectively, own at least two percent of the company’s outstanding shares or shares of the corporation with a market value of at least $2,000,000 as of the date the action is instituted) are entitled to file a derivative lawsuit claiming the directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, we may be subject to the possibility of increased derivative litigation, which would require the attention of our management, and, as a result, may adversely impact our management’s ability to effectively execute our strategy. Additionally, any such derivative litigation may be costly, which may have an adverse impact on our financial condition and results of operations.

Risks Related to Planet’s Business and Industry
Unless the context otherwise requires, references in this subsection ”—Risks Related to Planet’s Business and Industry” to “we”, “us”, “our”, and “the Company” generally refer to Planet in the present tense or New Planet from and after the Business Combination.
We have a limited history of operating at our current scale and under our current strategy, which makes it difficult to predict our future operating results, and we may not achieve our expected operating results in the future.
We have a limited history of operating at our current scale and under our current strategy, which makes it difficult to forecast our future results. You should consider and evaluate our prospects in light of the risks and uncertainty frequently encountered by growth stage companies in rapidly evolving markets. We have not achieved profitability, and we may not realize sufficient revenue to achieve profitability in future periods.
Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including slowing demand for our platform, increased competition, changes to technology, a decrease in the growth of our overall market, or our failure, for any reason, to continue to take advantage of growth opportunities. We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described below. If our assumptions regarding these risks and uncertainties and our future revenue growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.
We have a history of operating losses, and we anticipate our operating expenses will increase substantially in the foreseeable future. As a result, we may not achieve or sustain profitability.
We generated net losses of $127.1 million and $123.7 million for our fiscal years ended January 31, 2021 and 2020, respectively, and net losses of $49.6 million and $58.6 million for July 31, 2021 and 2020, respectively. As of July 31, 2021, we had an accumulated deficit of $689.5 million. While we have experienced significant revenue growth in recent periods, we are not certain whether or when we will obtain enough revenue to sustain or increase our growth or achieve or maintain profitability in the future. We also expect our costs and expenses to increase in future periods, which could negatively affect our future results of operations if our revenue does not increase. In particular, we intend to continue to expend significant funds to further develop our platform, launch additional satellites, expand our data analytics capabilities, increase our sales force to enter into new verticals, and expand use cases and integrations. We will also face increased compliance costs associated with growth, the expansion of our customer base, and being a public company. Our efforts to grow our business may be costlier than we expect, or the rate of our growth in revenue may be slower than we expect, and we may not be able to increase our revenue enough to offset our increased operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications or delays, and other unknown events. If we are unable to achieve and sustain profitability, the value of our business may significantly decrease.
Our daily scan of the Earth is a data set that has not existed before. If the market for our products and services built upon this data set fails to grow as we expect or takes longer than we expect to grow or if our current customers or prospective customers fail to adopt our platform, our business, financial condition and results of operations could be harmed.
Nearly all our revenue has come from licensing arrangements with our customers that grants them the right to use imagery and related data that are delivered digitally through our online platform, in addition to providing related services. Imagery licensing agreements vary by contract but generally have annual or multi-year contractual terms. The data licenses are generally purchased via a fixed price contract either on a subscription or usage basis, whereby a customer pays for access to our imagery that may be downloaded over a specific period of time or, less frequently, on a transactional basis, whereby the customer pays for individual content licenses.
Although demand for imagery and related analytics products and services has grown in recent years, our particular data set has not existed before. The market for analytics products and services, in particular, continues to evolve, and the market for our data may not be as significant as we expect. Further, the number of customers that we believe may be interested in our analytics products and services may be less than we anticipate. We cannot be sure that these markets will continue to grow or, even if they do grow, that businesses will adopt our platform. Our future success will depend in large part on our ability to further penetrate the existing market for Earth imaging and related data analytics. Our ability to further penetrate this market depends on a number of factors, including the cost, performance, and perceived value associated with our platform and our proprietary data. We have spent, and intend to keep spending, considerable resources to educate potential customers about analytics products and services in general and our platform in particular. However, we cannot be sure that these expenditures will help our platform achieve any additional market acceptance. In addition, it may take substantial time, potentially longer than we initially forecast or anticipate, to bring on new customers or for existing customers to purchase new products or offerings we may have. Furthermore, potential customers could have made significant investments in alternative platforms or services, or may not be persuaded that our proprietary data is needed for their business or operations. If the market fails to grow or grows more slowly than we currently expect or businesses fail to adopt our platform, our business, operating results, and financial condition could be adversely affected.
If consumers do not perceive our service offerings to be of high quality, if we fail to introduce new and improved products and services, or if we introduce new products or services that are not favorably received by the market, we may not be able to attract or retain customers. If we are unable to attract new customers in numbers sufficient to grow our business, or if we suffer attrition among customers, our revenue may decrease, and our operating results will be adversely affected. If our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers. Further, if excessive numbers of customers do not continue to utilize our service or our customer base does not continue to grow, we may be required to incur significantly higher marketing expenses than we currently anticipate to replace these customers with new customers or attract new customers, which could have an adverse effect on our business, financial condition and results of operations.
In addition, we may fail to convert or retain customers if competitors to our platform are able to develop a superior offering or if they are able to offer a similar offering at a lower price point. Further, if competitors are able to build a competing fleet of satellites that is larger than our fleet, a potential that is heightened by the fact that we may keep our fleet at its current size for the near term, or that has greater capabilities than our fleet, we may be unable to attract or retain customers. The occurrence of any of the foregoing could have an adverse effect on our business, financial condition and results of operations.
Our customers rely on our customer support personnel to resolve issues and realize the full benefits that our platform provides. High-quality support is also important for the renewal and expansion of our subscriptions with existing customers. The importance of our support function will increase as we expand our business and pursue new customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to maintain and expand our subscriptions to existing and new customers could suffer, and our reputation with existing or potential customers could suffer.
There is increasing competition from commercial entities and governments in our markets, and if we do not compete effectively, our business, financial condition and results of operations could be harmed.
We operate in a competitive industry, and we expect competition to continue to increase, in particular from other commercial entities and governments that operate in our markets and offer competitive products. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

•	the size and diversity of our customer bases;

•	the timing and market acceptance of products and services, including the developments and enhancements to those products and services, offered by us or our competitors;

•	customer service and support efforts;

•	sales and marketing efforts;

•	ease of use, performance, price and reliability of solutions developed either by us or our competitors; and

•	our brand strength relative to our competitors.
Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer preferences. These competitors may engage in more extensive research and development efforts, undertake more far-reaching
marketing campaigns and adopt more aggressive pricing policies which may allow them to build larger customer bases than we have. Our competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract customers away from our services and reduce our market share.
Our products and services compete with satellite and aerial imagery and related products and services offered by a range of private and government providers. Our current or future competitors may have greater financial, personnel and other resources than we have, and also have the ability to offer similar services at the same or a lower price. Existing competitors include Airbus Defense and Space, BlackSky Global LLC, ImageSat International N.V., Maxar Technologies Ltd. (MDA, Digital Globe, SSL), Satellogic S.A., Urthecast (Deimos), foreign governments including India, South Korea, Taiwan and others that sell their data commercially, as well as aggregators of imagery and imagery-related products and services, including Apple, Google and Microsoft. In addition, we compete against a number of manned and unmanned aerial providers of high-resolution imagery, whose offerings provide certain benefits over satellite-based imagery, including better resolution and accuracy. The value of our imagery may also be diluted by Earth imagery that is available free of charge.
The U.S. government, European Commission, and other governments also may develop, construct, launch and operate their own imagery satellites, which could reduce their need to rely on commercial suppliers. In addition, such governments could sell or provide free of charge Earth imagery from their satellites in the commercial market and thereby compete with our imagery products and services, as the United States does today through Landsat and MODIS, and the European Commission does with the Copernicus program and the Sentinel satellites. Also, governments may at times make our imagery freely available for humanitarian purposes, which could impair our revenue growth with non-governmental
organizations. These governments could also subsidize the development, launch and operation of imagery satellites by our current or future competitors.
Further, other governments may also subsidize our competitors to compete with us and other companies, and encourage them to undercut prices, including the prices we offer for our data.
Our competitors or potential competitors with greater resources than ours could, in the future, offer satellite-based imagery or other products and services with more attractive features than our products and services. The emergence of new remote imaging technologies or the continued growth of low-cost
imaging satellites could negatively affect our marketing efforts. More importantly, if competitors develop and launch satellites or other imagery content sources with more advanced capabilities and technologies than ours, or offer services at lower prices than ours, our business and results of operations could be harmed. Due to competitive pricing pressures, new product introductions by us or our competitors or other factors, the average selling price of our products and services may further decrease. If we are unable to offset decreases in our average selling prices by increasing our sales volumes or by adjusting our product mix, our revenue and operating margins may decline and our financial position may be harmed.

In addition, the lowering of launch costs from companies such as SpaceX, Inc., as well as the new fleets of communication satellites from companies such as SpaceX Inc., OneWeb and Amazon/Kuiper may lower barriers to entry and further increase risk of competition.
Our international operations create business and economic risks that could impact our financial results.
We have limited experience in managing operations outside the United States. If we fail to deploy or manage our operations in other countries successfully, our business and operations may suffer. In addition, we are subject to a variety of risks inherent in doing business internationally, including:

•	political, social and/or economic instability;

•	risks related to governmental regulations in foreign jurisdictions and unexpected changes in regulatory requirements and enforcement;

•	fluctuations in currency exchange rates;

•	higher levels of credit risk and payment fraud;

•	enhanced difficulties of integrating any foreign acquisitions;

•	burdens of complying with a variety of foreign laws;

•	reduced protection for intellectual property rights in some countries;

•	difficulties in staffing and managing global operations and the increased travel, infrastructure and legal compliance costs associated with multiple international locations and subsidiaries;

•
different regulations and practices with respect to employee/employer relationships, existence of workers’ councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain international jurisdictions;

•	compliance with statutory equity requirements; and

•	management of tax consequences.
If we are unable to manage the complexity of global operations successfully, our financial performance and operating results could suffer.
Further, given the global scope of our Earth imaging capabilities and the associated data collected, it is probable that certain governments, state actors or large businesses, among other powerful entities, may object to our operations and the collection of this data. For example, we have used our constellation of satellites and platform to capture and analyze images of missile silos and human rights abuses in foreign countries, among other things that may be sensitive to certain entities. If a foreign government, state actor, large business or other similar entities, were to object to our operations capturing similar sensitive data, they may successfully lobby the U.S. government or other regulators to curtail our operations, or even suspend our operations. Further, our satellites, satellites operations infrastructure, archived data, information technology and communications systems, and other related systems, may have already been or could be in the future compromised by cyber-attacks or other incursions by such entities as a result of the sensitive information we capture and provide. If any of the foregoing were to occur, our business would be seriously harmed.
If we or our third-party service providers experience, or are unable to protect against, cyber-attacks, ransomware, security incidents, or security breaches, or if unauthorized parties otherwise obtain access to our customers’ data, our data, or our platform, then our platform may be perceived as not being secure, we may become unable to meet our service level commitments, our reputation may be harmed, demand for our platform and products may be reduced, and we may incur significant liabilities or additional expenses which may not be covered by existing cyber insurance.
We collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of and share personal information, confidential information and other information necessary to provide our service, to operate our business, for legal and marketing purposes, and for other business-related purposes. We rely significantly on third-party service providers and sub-processors
to help us deliver services to our customers. These vendors may store or process personal information on our behalf.
Our platform and products involve the storage and transmission of data, including personal information, and security breaches or unauthorized access to our platform and products, or those of our third-party service providers, could result in the loss of our or our customers’ data, litigation, indemnity obligations, fines, penalties, disputes, investigations and other liabilities. We have previously and may in the future become the target of cyber-attacks by third parties seeking unauthorized access to our or our customers’ data or to disrupt our ability to provide our services. In addition, many of our employees are temporarily working remotely due to the
COVID-19
pandemic, which may pose additional data security risks (including, for example, an increase in phishing and spam emails experienced during 2020).
While we have taken steps to protect the confidential and personal information that we have access to, our security measures or those of our third-party service providers that store or otherwise process certain of our and our customers’ data on our behalf could be breached or we could suffer a loss of our or our customers’ data. Our ability to monitor our third-party service providers’ data security is limited. Cyber-attacks, computer malware, viruses, employee mistakes or malfeasance, social engineering (including spear phishing and ransomware attacks), and general hacking have become more prevalent in our industry, particularly against cloud services. If our security measures are or are believed to have been breached as a result of third-party action, employee error, malfeasance or otherwise, our reputation could be damaged, our business may suffer, and we could incur significant liability. In addition, our remediation efforts may not be successful.
We also process, store and transmit our own data as part of our business and operations. This data may include personal, confidential or proprietary information. There can be no assurance that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. While we have developed systems and processes designed to protect the integrity, confidentiality and security of our and our customers’ data, our security measures or those of our third-party service providers could fail and result in unauthorized access to or disclosure, modification, misuse, loss or destruction of such data.
Because many different security vulnerabilities exist and exploits of such vulnerabilities continue to evolve, we may be unable to anticipate attempted security breaches, react in a timely manner or implement adequate preventative measures. Among other things, our applications, systems, networks, software and physical facilities could be breached, or the personal or confidential information that we store could be otherwise compromised due to employee error or malfeasance, if, for example, third parties fraudulently induce our employees or our members to disclose information or user names and/or passwords, or otherwise compromise the security of our networks, systems and/or physical facilities. Additionally, employees or service providers have in the past and may in the future inadvertently misconfigure resources or systems, or misdirect certain communications that lead to security incidents for which we must then expend effort and incur expenses to remediate.
Third parties may also conduct attacks designed to deny customers access to our services. Third parties, including nation state actors or their agents, may also conduct attacks designed to gain control over our systems, data and satellites. Any security breach or other security incident, or the perception that one has occurred, could result in a loss of customer confidence in the security of our platform, the reliability of our imagery, and damage to our brand, reduce the demand for our products, disrupt normal business operations, require us to spend material resources to investigate or correct the breach and to prevent future security breaches and incidents, expose us to legal liabilities, including litigation, regulatory enforcement, and indemnity obligations, result in our customers terminating contracts with us and adversely affect our business, financial condition and results of operations. These risks are likely to increase as we continue to grow and process, store, and transmit increasingly large amounts of data.
We use third-party technology, systems and services in a variety of contexts, including, without limitation, storage of our imagery, encryption and authentication technology, employee email, content delivery to customers, back-office support, credit card processing and other functions. Although we have developed systems and processes that are designed to protect customer data and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach at a third-party service provider, such measures cannot provide absolute security.
The costs to respond to a security breach and/or mitigate any security vulnerabilities that may be identified could be significant, our efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service, negative publicity, and other harm to our business and our competitive position. We could be required to fundamentally change our business activities and practices in response to a security breach or related regulatory actions or litigation, which could have an adverse effect on our business.
Additionally, we cannot be certain that our insurance coverage will be adequate for fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of privacy or security incidents or breaches. A privacy or security incident or breach, or the successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance
requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage, cyber coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance
requirements, could adversely affect our reputation, business, financial condition and results of operations. Our risks are likely to increase as we continue to expand, grow our customer base, and process, store, and transmit increasingly large amounts of proprietary and sensitive data.
Interruption or failure of our infrastructure, or loss of our data storage, could hurt our ability to perform our daily operations effectively and provide our products and services, which could damage our reputation and harm our operating results.
The availability of our products and services depends on the continuing operation of our satellites, satellites operations infrastructure, archived data, information technology and communications systems, and other related systems. Any downtime, damage to or failure of our systems could result in interruptions in our service, which could reduce our revenue and profits. Our systems are vulnerable to damage or interruption from floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. We do not currently maintain a back-up
production facility from which we can continue to collect, process and deliver imagery in the event of the loss of our primary capabilities. In the event we are unable to collect, process and deliver imagery from our primary facilities, our daily operations and operating results would be materially and adversely affected. In addition, our ground stations are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. The occurrence of any of the foregoing could result in lengthy interruptions in our services and/or damage our reputation, which could have a material adverse effect on our financial condition and results of operations.
Such attacks could come from individuals, companies, rogue groups, terrorist organizations or governments. This risk is heightened by the geopolitical relevance of Planet’s data, which may expose globally the sensitive operations of such entities. This is especially true for countries known or suspected to have actively carried out offensive operations on their own.
Further, if our infrastructure, information technology and communication systems do not scale effectively with anticipated growth in our business, the effectiveness of such systems could be adversely affected.

We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and compliance or any failure to comply with such obligations could harm our business.
We receive, store and process personal information and other customer data. There are numerous federal, state, local, and foreign laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other customer data, the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other rules. We generally seek to comply with industry standards and are subject to the terms of our own privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection to the extent possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. In addition, the application and interpretation of these laws and regulations are often uncertain. Further, the U.S. federal, state governments and agencies, as well as foreign governments and regulators, may in the future enact new legislation and promulgate new regulations governing collection, use, disclosure, storage, processing, transmission and destruction of personal data and other information. New privacy laws add additional complexity, requirements, restrictions and potential legal risk, require additional investment in resources to update compliance programs, and could impact business strategies and availability of previously useful data. Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of the data of our customers, or regarding the manner in which the express or implied consent of customers for the use and disclosure of such data is obtained, could require us to modify our services and features, possibly in a material manner, and may limit our ability to develop new services and features that make use of the data that our customers voluntarily share.
Any failure or perceived failure by us to comply with our privacy policies, privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business.
We may experience a number of issues, such as delayed launches, launch failures, failure of our satellites to reach their planned orbital locations, significant increases in the cost of satellite launches, and insufficient capacity available from satellite launch providers. Any such issue could result in the loss of our satellites or cause significant delays in their deployment, which could harm our business, prospects, financial condition and results of operations.
Delays in launching satellites are common and can result from satellite manufacturing delays, unavailability of reliable launch opportunities with suppliers, launch supplier schedule delays, delays in obtaining required regulatory approvals and launch failures. If satellite manufacturing schedules are not met, a launch opportunity may not be available at the time the satellites are ready to be launched. We also share launches with other satellite manufacturers who may cause launch delays that are outside of our control. In addition, launch vehicles or satellite deployment mechanisms may fail which could result in the destruction of any satellites we have in such launch vehicle or an inability for the satellites to perform their intended mission. Launch failures also result in significant delays in the deployment of satellites because of the need to manufacture replacement satellites, which typically takes up to six months or longer, and to obtain another launch opportunity. Further, the cost of satellite launches, launch insurance rates and launch-related services may significantly increase in the future, which could make it much more costly, potentially prohibitively more costly, for us to launch and deploy our satellites. Any launch failure, underperformance, delay, or increase in the cost of satellite launches or related services, could have a material adverse effect on our results of operations, business prospects and financial condition.

If our satellites fail to operate as intended, are destroyed or otherwise become inoperable, our ability to collect imagery and market our products and services successfully could be materially and adversely affected and customers could be encouraged to seek alternative solutions even if less adequate.
Our satellites employ advanced technologies and sensors that are exposed to severe environmental stresses during launch and in space that could affect our satellites’ performance. Hardware component problems in space could lead to deterioration in performance or loss of functionality of a satellite, with attendant costs and potential revenue losses if they impact our Earth imaging capabilities. In addition, human operators may execute improper implementation commands that may negatively impact a satellite’s performance. Exposure of our satellites to an unanticipated catastrophic event, such as a failed launch, a meteor shower, geomagnetic solar storms, a collision with space debris, or intentional or unintentional kinetic, radiation or blinding interference, or similar attacks, could reduce the performance of, or completely destroy, the affected satellites.
We cannot assure you that our satellites will continue to operate successfully in space throughout their expected operational lives. Even if a satellite is operated properly, technical flaws in that satellite’s sensors or other technical deficiencies or anomalies could significantly hinder its performance, which could materially affect our ability to collect imagery and market our products and services successfully. While some anomalies are covered by insurance policies, others are not or may not be covered, or may be subject to large deductibles. Further, the actual orbital maneuver lives of our satellites may be shorter than we anticipate, and we may be required to reduce available capacity on our satellites prior to the end of their orbital maneuver lives.
We may suffer a partial or total loss of a deployed satellite or experience other problems with our satellites that may reduce their performance. During any period of time in which a satellite is not fully operational, we may lose most or all of the revenue that otherwise would have been derived from that satellite. In addition, we may not have on hand, or be able to obtain in a timely manner, the necessary funds to cover the cost of any necessary satellite replacement. Further, it can take up to six months or longer to manufacture new satellites and significant additional time to secure and launch such replacement satellites. As a result, if our satellites fail to operate as intended, are destroyed or otherwise become inoperable, it could take a significant amount of time to get the replacement satellites in orbit. During this period of time, our operations could be materially impaired with little we could do to alleviate the issue. Our inability to repair or replace a defective satellite or correct any other technical problem in a timely manner could result in a significant loss of revenue and harm our business.
We may experience a failure of ground operations infrastructure, interference with our satellite signals or geomagnetic solar storms that impair the performance of our satellites, which could harm our business, prospects, financial condition and results of operations.
We operate an extensive ground infrastructure, including over a dozen leased ground stations. These ground stations are used for controlling our satellites and downloading imagery to eventually be provided to our customers.
We may experience a partial or total loss of one or more of these facilities due to natural disasters (tornado, earthquake flood, hurricane or other natural events), fire, acts of war or terrorism or other catastrophic events. A failure at any of these facilities could cause a significant loss of service for our customers. Additionally, we may experience a failure in the necessary equipment at our satellite control center, at the back-up
facility, or in the communication links between these facilities and remote teleport facilities. A failure or operator error affecting tracking, telemetry and control operations might lead to a break-down in the ability to communicate with one or more satellites or cause the transmission of incorrect instructions to the affected satellites, which could lead to a temporary or permanent degradation in satellite performance or to the loss of one or more satellites. Intentional or non-intentional
electromagnetic or radio frequency interference, including by nation state actors or their agents, could result in a failure of our ability to deliver satellite services to our customers. A failure at any of our facilities or in the communications links between our facilities or interference with our satellite signal could cause our revenues to decline materially and could adversely affect our ability to market our services and harm our business, prospects, financial condition and results of operations.

Our satellites may not be able to capture Earth images due to weather, natural disasters or other external factors, or as a result of our constellation of satellites having restrained capacity.
Our satellites may not be able to capture Earth images, either with sufficient clarity or detail, or at all, due to the occurrence of a variety of factors including cloud cover, adverse weather conditions including hurricanes or tornadoes, fires or volcano eruptions, or other factors that are outside our control. Further, if there is high demand on our constellation to capture images in a certain area, we may have difficulty tasking sufficient satellite coverage to capture high-resolution images in another region. As a result of the foregoing, customers may not be able to procure images they want, which could adversely affect our relationship with such customers and our general reputation.
If we are unable to develop and release product and service enhancements and new products and services to respond to rapid technological change, or to develop new designs and technologies for our satellites, in a timely and cost-effective manner, our business, financial condition and results of operations could be harmed.
The market for our platform is characterized by rapid technological change, frequent new product and service introductions and enhancements, changes in satellite design and technologies, changing customer demands, and evolving industry standards. The introduction of products and services embodying new technologies can quickly make existing products and services obsolete and unmarketable. Designing and building satellites and developing analytics products and services are inherently complex and technologically demanding endeavors. Due to this complexity, it can take a long time and require significant research and development expenditures to develop and test new or enhanced satellites, as well as data analytic products and services. In addition, the complexity of developing and deploying new satellites and data analytic products and services makes it difficult for us to predict how long it may take for such updates to our platform to be ready and available to be sold to customers. As a result, the amount of time it takes to develop such updates could be substantially longer than we initially anticipated. The success of any enhancements or improvements to our platform or any new products and services depends on several factors, including timely completion, successful manufacturing and deployment of the satellites needed to capture the relevant data, competitive pricing, adequate quality testing, integration with existing technologies and our platform, and overall market acceptance. We cannot be sure that we will succeed in developing, marketing, and delivering on a timely and cost-effective basis enhancements or improvements to our platform or any new products and services that respond to technological change or new customer requirements or demands, nor can we be sure that any enhancements or improvements to our platform will achieve market acceptance. Any new satellites and data analytic products and services that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, or such data or data analytic products may not achieve the broad market acceptance necessary to generate sufficient revenue. The introduction of new data analytic products and enhancements could also increase costs associated with customer support and customer success as demand for these services increase. This increase in cost could negatively impact our profit margins, including our gross margin. Moreover, even if we introduce new products and services, we may experience a decline in revenue, gross profit and gross margin of our existing products and services that is not offset by revenue from the new products or services. Further, we may make changes to our platform that customers do not find useful and we may also discontinue certain features or increase the price or price structure for our platform. In addition, we may lose existing customers who choose a competitor’s products and services rather than migrate to our new products and services. This could result in a temporary or permanent revenue shortfall and adversely affect our business.
Our business depends, in part, on sales to large enterprises and U.S. and foreign governmental entities, which are subject to a number of challenges and risks that may make our sales cycle, forecasting processes, and deployment processes more difficult to predict, require greater time and expense or negatively impact our business.
Sales to large enterprises and U.S. and foreign governmental entities involve risks that may lengthen our sales cycle and make forecasting and deployment processes more difficult to predict. In addition, as a result of the

COVID-19
pandemic, many large enterprises and U.S. and foreign governments have reduced or delayed technology or other discretionary spending, which, in addition to resulting in longer sales cycles, may materially and negatively impact our operating results, financial condition and prospects. As we seek to increase our sales to large enterprise customers and U.S. and foreign governments, we also face more complex sales procurement requirements, substantial upfront sales costs, and less predictability in completing some of our sales than we do with smaller customers. With larger organizations, the decision to subscribe to our platform frequently requires the approvals of multiple management personnel and more technical personnel than would be typical of a smaller organization and, accordingly, sales to larger organizations may require us to invest more time educating these potential customers. With U.S. and foreign governments, the decision to subscribe to our platform often requires approvals from multiple governmental agencies as well as compliance with stringent rules and regulations, which require us to employ regulatory experts and engage outside experts to help facilitate these governmental approvals. In addition, large enterprises, as well as U.S. and foreign governments, often require extensive configuration, integration services, and pricing negotiations, which increase our upfront investment in the sales effort with no guarantee that these customers will deploy our platform widely enough across their organization to justify our substantial upfront investment. Purchases by large enterprises, as well as U.S. and foreign governments, are also frequently subject to budget constraints and unplanned administrative, processing, and other delays, which means we may not be able to come to agreement on the terms of the sale to them. Further, our results of operations could be adversely affected by government spending caps or changes in government budgetary priorities, as well as by delays in the government budget process, program starts, or the award of contracts or orders under existing contract vehicles, including as a result of a new U.S. administration. Future spending and program authorizations may not increase or may decrease or shift to programs in areas in which we do not provide services or are less likely to be awarded contracts. Such changes in spending authorizations and budgetary priorities may occur as a result of shifts in spending priorities as a result of competing demands for federal funds or other factors outside of our control.
In addition, our ability to successfully sell our platform to large enterprises and U.S. and foreign governments is dependent on us attracting and retaining sales personnel with experience in selling to such large organizations. If we are unable to increase sales of our platform to large enterprise customers and U.S. and foreign governments while mitigating the risks associated with serving such customers, our business, financial position, and operating results may be adversely impacted. Furthermore, if we fail to realize an expected sale from a large customer in a particular quarter or at all, our business, operating results, and financial condition could be adversely affected for a particular period or in future periods.
The competitive position of our products depends in part on their ability to operate with third-party products and services, and if we are not successful in maintaining and expanding the compatibility of our products with such third-party products and services, our business, financial position, and operating condition and results of operations could be harmed.
The competitive position of our platform depends in part on its ability to operate with products and services of third parties. As such, we must continuously modify and enhance our platform to adapt to changes in hardware, software, networking, and database technologies. In the future, one or more technology companies may choose not to support the operation of their hardware, software, or infrastructure, or our platform may not support the capabilities needed to operate with such hardware, software, or infrastructure. In addition, to the extent that a third party were to develop software or services that compete with ours, that provider may choose not to support our platform. We intend to facilitate the compatibility of our platform with various third-party hardware, software, and infrastructure by maintaining and expanding our business and technical relationships. If we are not successful in achieving this goal, our business, financial condition, and operating results could be adversely impacted.
The competitive position of our products also depends on the ability to use them with third party imagery, which allows customers to integrate multiple data sets and conduct valuable analyses. As such, we must continuously design software to ensure our products’ compatibility with third party imagery. If we fail to anticipate our customers’ integration needs, our business, financial condition, and operating results could be adversely impacted.
Our revenue, results of operations and reputation may be negatively impacted if our products fail to meet contractual requirements or our products contain defects or fail to operate in the expected manner.
We sell proprietary data that is generated through our technologically advanced fleet of satellites and further analyzed with our proprietary platform analytics. Sophisticated software, including software developed by us, may contain defects that can unexpectedly interfere with the software’s intended operation. Defects may also occur in components and products that we manufacture or purchase from third parties. Most of the satellites and systems we have developed must function under demanding and unpredictable operating conditions and in harsh and potentially destructive environments. In addition, we contract with third-parties, which we do not control, to provide services in connection with the launch into orbit of our satellites, adding further risks to our ability to perform under contracts with our customers that rely on our satellites to gather data.
We employ sophisticated design and testing processes and practices, which include a range of stringent factory and on-site
acceptance tests with criteria and requirements that are jointly developed with customers. Our systems may not be successfully implemented or operate or give the desired output, or we may not be able to detect and fix all defects in the satellites, hardware and software we utilize for the data we sell or resolve any delays or availability issues in the launch services we procure. Failure to do so could result in increased costs, lost revenue and damage to our reputation and may adversely affect our ability to win new contract awards.
Due to environmental and other factors, including those described elsewhere in this section, we may be unable to deliver imagery for the locations, responsiveness and quality requested by customers and therefore fail to meet contractual requirements. Failure to do so may require us to cancel the contracts and result in lost revenue.
We are partially dependent on resellers of our imagery for a portion of our revenue. If these resellers fail to market or sell our products and services successfully, our business would be harmed.
We partially rely on resellers and partners to market and sell our products and services. Our resellers and partners may not have the skill or experience to develop regional commercial markets for our products and services, or may have competing interests that negatively affect their sales of our products and services. If we fail to enter into reseller agreements on a timely basis or if our resellers and partners fail to market and sell our imagery products and services successfully, these failures could negatively impact our business, financial condition and results of operations.
Downturns or volatility in general economic conditions, including as a result of the current
COVID-19
pandemic or any other outbreak of an infectious disease, could have a material adverse effect on our business, financial condition, results of operations and liquidity.
Our revenue, gross margin, and ability to achieve and maintain profitability depend significantly on general economic conditions. Weaknesses in the global economy and financial markets, including the current weaknesses resulting from the ongoing
COVID-19
pandemic, have in some cases led to, and any adverse changes in general domestic and global economic conditions that may occur in the future, including any recession, economic slowdown or disruption of credit markets, may also lead to, lower demand for our platform and data offerings.
In addition, any disruption in the credit markets, including as a result of the current
COVID-19
pandemic, could impede our access to capital. If we have limited access to additional financing sources, we may be required to defer capital expenditures or seek other sources of liquidity, which may not be available to us on acceptable terms or at all. All of these factors related to global economic conditions, which are beyond our control, could adversely impact our business, financial condition, results of operations and liquidity. For a more detailed discussion of the
COVID-19
pandemic and its recent and potential impact on our business, financial condition,

results of operations and liquidity, see “—The effects of the ongoing
COVID-19
pandemic have materially affected how we and our customers, vendors, and partners are operating our businesses, and the duration and extent to which this will negatively impact our future business and operations, results of operations, financial condition, and cash flows remain uncertain.”
Our business, financial condition, results of operations, and prospects may be harmed if we are unable to sell to our existing and new customers multiple of our data solutions.
A significant component of our growth strategy is to increase the number of our services and data solutions, including Planet Monitoring, Planet Tasking, Planet Archive, Planet application programming interfaces (“
APIs
”), Planet Basemaps, Planet Fusion, Planet Analytic Feeds and Planet Apps, that we sell to existing and new customers, however, we may not be successful in doing so if our customers find our additional solutions to be unnecessary or unattractive. We have invested, and intend to continue to invest, significant resources in improving existing solutions as well as developing and acquiring additional solutions, which resources may not be recovered if we are unable to successfully cross-sell these solutions to customers using one or a couple of our existing solutions. Any failure to sell additional solutions to current and future customers could harm our business, financial condition, results of operations, and prospects.
We depend on a limited number of suppliers for critical supplies and services, for research, development, manufacturing and launch of our satellites, which could in turn harm our business, prospects, financial condition and results of operations. The loss of any one or more of these suppliers or their failure to supply us with the necessary supplies or services on a timely basis could cause delays in our research, development or satellite manufacturing and adversely affect our business.
There are a limited number of suppliers that are able to design and build the components we need to manufacture our satellites. We also utilize a number of key service providers for research and development purposes. There are also a limited number of suppliers able to launch our satellites, including Antrix Corporation Limited (NewSpace India Limited, Indian Space Research Organization), ArianeSpace SA, Astra Space Inc., ISC Kosmotras (Glavkosmos, GK Launch Services), the Japan Aerospace Exploration Agency (JAXA), Northrup Grumman Innovation Systems (Orbital ATK), Rocket Lab, and Space Exploration Technologies Corp. Should any of our suppliers or service providers’ businesses fail, it would reduce competition and could increase the cost of manufacturing our satellites, conducting research and development and launch services. Adverse events with respect to any of our component suppliers, service providers or launch providers could also result in the delay of the design, construction or launch of our satellites. General economic conditions may also affect the ability of our suppliers, service providers and launch providers to provide services on commercially reasonable terms or to fulfill their obligations in terms of manufacturing schedules, launch dates, pricing, or other items. Even where alternate suppliers for such services are available, we may have difficulty identifying them in a timely manner, we may incur significant additional expense in changing suppliers or service providers, and this could result in difficulties or delays in the design, construction or launch of our satellites. Any delays in the design, construction or launch of our satellites could have a material adverse effect on our business, financial condition and results of operations.
We may be unable to establish supply relationships for necessary components and may be required to develop alternative relationships with different component suppliers, which could delay the introduction of our products, increase the costs for components more than anticipated, and negatively impact our business.
We purchase components for the manufacturing of our satellites from third party suppliers and depend on those suppliers to deliver to the contracted specifications in order for us to maintain and grow our fleet of satellites and offerings. We may experience difficulties if these suppliers do not meet their obligations to deliver and support this equipment or if they are unable to supply the required components for new satellite designs. If such suppliers are unable to supply the required components, we will need to engage in new supply relationships. Given the technical and sophisticated nature of the components we utilize, there is a limited number of suppliers we could use. Further, making such a change in suppliers could take time and could result in us having increased costs or force us to make design changes that impact other components or capabilities of the satellites. As a result of the foregoing, any change in supply relationships could have a material adverse effect on our business, financial condition and results of operations.
The effects of the ongoing
COVID-19
pandemic have materially affected how we and our customers, vendors, and partners are operating our businesses, and the duration and extent to which this will negatively impact our future business and operations, results of operations, financial condition, and cash flows remain uncertain.
In March 2020, the World Health Organization declared
COVID-19
a global pandemic. This pandemic, which has continued to spread, and the related adverse public health developments, including travel restrictions and bans, quarantines, shelter-in-place
orders, and mandated business closures, have adversely affected workforces, organizations, governments, customers, economies, and financial markets globally, leading to an economic downturn and increased market volatility. The ongoing
COVID-19
pandemic has also disrupted the normal operations of many businesses, including ours and those of our customers, vendors, and partners. For example, in response to the initial outbreak of
COVID-19,
we took several precautionary steps early to safeguard our business and our people, including implementing travel bans and restrictions, temporarily closing offices and transitioning to a primarily remote working environment, and canceling participation in various industry events.
The ongoing
COVID-19
pandemic, as well as intensified measures undertaken from time to time in various countries and territories to contain the spread of
COVID-19,
could decrease the spending of our existing and potential new customers, adversely affect demand for our products, cause one or more of our customers, vendors, and partners to file for bankruptcy protection or go out of business, cause one or more of our customers to fail to renew, terminate, or renegotiate their contracts with us, affect the ability of our sales team to travel to potential customers, impact expected spending from existing and potential new customers, negatively impact collections of accounts receivable, and negatively impact the financial markets and therefore our ability to raise additional capital for our business, all of which could adversely affect our business, results of operations, and financial condition.
Further, the sales cycle for a new customer of our technology and services has lengthened since the beginning of the pandemic and could lengthen further, resulting in a potentially longer delay between increasing operating expenses and the generation of corresponding revenue, if any. The
COVID-19
pandemic also presents challenges as a significant percentage of our workforce is currently working remotely and assisting new and existing customers who are also generally working remotely.
Any of the negative impacts of the ongoing
COVID-19
pandemic, including those described above, alone or in combination with others, may have a material adverse effect on our business and operations, results of operations, financial condition, and cash flows. Any of these negative impacts, alone or in combination with others, also could exacerbate many of the other risk factors discussed in this section. The full extent to which the
COVID-19
pandemic will negatively affect our business and operations, results of operations, financial condition, and cash flows will depend on future developments that are highly uncertain and cannot be predicted, including the scope, severity, and duration of the pandemic, the spread of more viral or deadly variants of the virus, and actions taken by governmental authorities and other third parties in response to the pandemic.
We have limited experience with respect to determining the optimal prices and pricing structures for our products and services, which may impact our financial results.
We expect that we may need to change our pricing model from time to time, including as a result of competition, global economic conditions, reductions in our customers’ spending levels generally, changes in product mix, pricing studies or changes in how data analytics are employed by organizations. Similarly, as we introduce new products and services, or as a result of the evolution of our existing products and services, we may have difficulty determining the appropriate price structure for our products and services. In addition, as new and existing competitors introduce new products or services that compete with ours, or revise their pricing structures, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. Moreover, as we continue to target selling our products and services to larger organizations, these larger organizations may demand substantial price concessions. As a result, we may be required from time to time to revise our pricing structure or reduce our prices, which could adversely affect our business, operating results, and financial condition.
For example, we generally establish fixed price subscription contracts for our imaging services, the revenue for which is recognized on a straight-line basis over the term of the contract, based on usage by customer over time, or to a lesser degree, up front based on transfer of access to the imagery to the customer. If we fail to accurately forecast the cost of such contracts, especially for those contracts with unlimited downloads, if we fail to complete our contractual obligations in a manner consistent with the terms of the contract or if we fix the price for some projects too low for the services we ultimately provide, we could adversely affect our overall profitability and/or revenue opportunity, which could have a material adverse effect on our business, financial condition, and results of operations.
The loss of one or more of our key personnel, or our failure to attract, hire, retain and train other highly qualified personnel in the future, could harm our business, financial condition and results of operations.
We currently depend on the continued services and performance of our key personnel and management team. In addition, much of our key technology and systems are custom-made for our business by our personnel. The loss of key personnel, including key members of management as well as our engineering, marketing, sales, and product development personnel, could disrupt our operations and have an adverse effect on our ability to grow our business.
In addition, the maintenance and development of our platform requires individuals with significant experience in aerospace engineering, mechanical engineering and software engineering. Further, our ability to successfully execute strategic initiatives, such as expanding our salesforce, will be dependent on our ability to hire and retain a sufficient number of individuals with the appropriate capabilities and level of experience. If we do not succeed in attracting, retaining and motivating highly qualified personnel, our business may be seriously harmed. Further, we also face significant competition for employees, particularly in the San Francisco Bay Area where our headquarters are located, and as a result, skilled employees in this competitive geographic location can often command higher compensation and may be difficult to hire.
Further, we have in the past, and may in future, lose a number of employees as a result of one or more employees leaving and encouraging others to join them. If this were to occur again, it could seriously harm our business.
As we become a larger company, we may find our recruiting efforts more challenging. The incentives to attract, retain and motivate employees provided by our equity compensation or by future arrangements, such as through cash bonuses, may not be as effective as in the past. If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to grow effectively and our business, financial condition and results of operations could be harmed.
Further, given our reliance on stock based compensation, any future potential volatility in stock price may impact our ability to retain and attract top talent over time given the competition for strong talent within technology organizations, or could result in additional compensation related expenses.
We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our profitability.
We have experienced rapid growth and demand for our services since inception as a result of our focus on growth. The growth and expansion of our business and product offerings places a continuous and significant strain on our management, operational and financial resources. We are required to manage multiple relations with various large customers, suppliers, regulatory authorities and other third parties. In the event of further growth of our operations or in the number of our third-party relationships, our computer systems, procedures or internal controls may not be adequate to support our operations and our management may not be able to manage any such growth effectively. To effectively manage our growth, we must continue to implement and improve our operational, financial and management information systems and to expand, train and manage our employee base.
Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our products and platform.
We must expand our sales and marketing organization to increase our sales to new and existing customers. We plan to continue expanding our direct sales force, both domestically and internationally, particularly our direct enterprise sales organization focused on sales to the world’s largest organizations. It may require significant time and resources to effectively onboard new sales and marketing personnel, and an increasingly remote workforce could result in less effective, more operationally complicated, or lengthier onboarding processes. We also plan to dedicate significant resources to sales and marketing programs that are focused on these large organizations. Once a new customer begins using our platform, our sales team will need to continue to focus on expanding consumption with that customer. All of these efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. Our business and results of operations will be harmed if our sales and marketing efforts generate increases in revenue that are smaller than anticipated. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, integrate, and retain talented and effective sales personnel, if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.
We have substantial customer concentration, with a limited number of customers accounting for a substantial portion of our revenues and accounts receivable.
A significant portion of our revenue and accounts receivable are concentrated with a limited number of customers. For the year ended January 31, 2021, two customers accounted for 13% and 10%, respectively, of revenue and for the year ended January 31, 2020, one customer accounted for 16% of revenue. For the six months ended July 31, 2021, one customer accounted for 14% of revenue. For the six months ended July 31, 2020, three customers accounted for 14%, 11% and 11% of revenue. As of January 31, 2021, three customers accounted for 32%, 18%, and 12% of accounts receivable, respectively. As of January 31, 2020, one customer accounted for 50% of accounts receivable. As of July 31, 2021, one customer accounted for 50% of accounts receivable. As of July 31, 2020, two customers accounted for 22% and 18% of accounts receivable. Further, accounts receivable are typically unsecured and are thus subject to the increased risk of us being unable to collect on overdue amounts.
While we intend to increase the number of customers using our platform, we believe it is possible that our revenue and our operating results in the near term will continue to depend on sales to a small number of customers. As a result of this customer concentration, our revenue could fluctuate materially and could be materially and disproportionately impacted by decisions of these customers or any other significant customer to cancel their agreements with us or otherwise no longer use our services. In addition, if we are unable to diversify our customer base, we will continue to be susceptible to risks associated with customer concentration.
Our business is capital intensive and we may not be able to raise adequate capital to finance our business strategies, or we may be able to do so only on terms that significantly restrict our ability to operate our business, which result raises substantial doubt about our ability to continue as a going concern.
We have experienced net losses and negative cash flows used in operations. As of July 31, 2021, our cash and cash equivalents were $75.2 million, and at the time of issuance of our unaudited condensed consolidated financial statements for the six months ended July 31, 2021, we concluded that there was substantial doubt about our ability to continue as a going concern. We believe our cash and cash equivalents on hand and cash we expect to obtain from the Business Combination and the PIPE Investment, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus. However, the implementation of our business strategy requires a substantial outlay of capital. As we pursue our business strategies and seek to respond to developments in our business and opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures. Historically, we have funded our operations and capital expenditures primarily through sales of our preferred stock, supplemented by loans from financial institutions. No assurances can be given that our available funds and cash flow from operations will be sufficient to meet our cash needs for the future, or that we will not require additional equity or debt financing. In addition, if one of our satellites fails unexpectedly or if it needs to be replaced at the end of its useful life, there is no assurance of insurance recovery or the timing thereof and we may need to exhaust or significantly draw upon our available debt facilities or obtain additional financing to replace the satellite. If we determine we need to obtain additional funds through external financing and are unable to do so, we may be prevented from fully implementing our business strategy.
Our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and the condition of the capital markets at the time we seek financing. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock and our stockholders may experience dilution.
The availability and cost to us of external financing depend on a number of factors, including our financial performance and general market conditions, including any impact the
COVID-19
pandemic may have on general market conditions or the capital markets specifically. Declines in our expected future revenues under contracts with customers and challenging business conditions faced by our customers are among the other factors that may adversely affect our credit and access to the capital markets. Other factors that could impact the availability and cost to us of external financing include the amount of debt in our current or future capital structure, activities associated with strategic initiatives, the health of our satellites, the success or failure of our planned launches, our expected future cash flows and the capital expenditures required to execute our business strategy. The overall impact on our financial condition of any transaction that we pursue may be negative or may be negatively perceived by potential lenders and may result in less access to the capital markets. Long-term disruptions in the capital or credit markets as a result of uncertainty or recession, changing or increased regulation or failures of significant financial institutions could adversely affect our access to capital. A deterioration in our financial performance or general market conditions could limit our ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available and, in either case, could result in our deferring or reducing capital expenditures including on new or replacement satellites.
As of July 31, 2021, we had $144.1 million of principal indebtedness outstanding. Our indebtedness could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry and our ability to pay our debts and could divert our cash flow from operations for debt payments.
We have a significant amount of indebtedness, including approximately $144.1 million of principal outstanding as of July 31, 2021, of which $138.1 million will become due and payable in 2022, and there is a risk that we may be unable to generate cash sufficient to pay the principal of, interest on, or other amounts due with respect to our indebtedness. Included in the $138.1 million is $67.0 million of indebtedness, which includes $65.0 million of principal indebtedness and $2.0 million in associated fees, due under our SVB and Hercules Loan, which bears interest at floating rates related to the prime rate. As a result, our interest payment obligations on such indebtedness will increase if such interest rates increase. Our leverage and debt service obligations could adversely impact our business, including by:

•	impairing our ability to generate cash sufficient to pay interest or principal, including periodic principal payments;

•	increasing our vulnerability to general adverse economic and industry conditions;

•
requiring the dedication of a portion of our cash flow from operations to service our debt, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures, dividends to stockholders or to pursue future business opportunities;

•	requiring us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.
Any of the foregoing factors could have negative consequences on our financial condition and results of operations.
This indebtedness could be due sooner upon the triggering of certain covenants in our debt agreements and or upon the occurrence of an event of default. If and when our indebtedness becomes due, if we do not have sufficient cash or access to capital to pay such indebtedness, we will default on our obligations which will adversely harm our business.
Further, our current financing arrangements contain certain restrictive covenants that may limit our flexibility in planning for or reacting to changes in our business and the markets in which we compete. Our debt funding is provided under our financing agreements, which contain a series of positive and negative covenants with which we must comply, including financial and non-financial
covenants. If we fail to comply with any covenants and are unable to obtain a waiver or other cure thereof, the lenders may be able to take certain actions with respect to the amounts owing under such agreements, including requiring early payment thereof. Any such actions could have a material adverse effect on our financial condition.
We have experienced, and expect to continue to experience, seasonality in our business and fluctuations in our operating results due to usage-based contracts.
We have experienced, and expect to continue to experience, seasonality in our business and fluctuations in our operating results due to usage-based contracts. For example, we typically have customers who increase their usage of our data services when they need more frequent data monitoring over broader areas during peak agricultural seasons, during natural disaster events, or when commodity prices are at certain levels. These customers may expand their usage and then subsequently scale back. We believe that the seasonal trends that we have experienced in the past may occur in the future. To the extent that we experience seasonality, it may impact our operating results and financial metrics, as well as our ability to forecast future operating results and financial metrics. Additionally, when we introduce new products to the market, we may not have sufficient experience in selling certain products to determine if demand for these products are or will be subject to material seasonality.
Technological developments or other changes in our industry could render our satellites, or any of their components, less competitive or obsolete, which may seriously harm our business.
Our industry is characterized by rapidly evolving technology. These technological developments require us to integrate new technology into our satellites. Our competitors may develop or acquire alternative and competing technologies, which could allow them to create new and disruptive imaging satellites or other associated technology. The risk from the introduction of superior competing satellite technologies is particular exacerbated in our industry as it can take months to years to deploy any new satellites. As a result, if any technological change renders our satellites obsolete, even if we are able to develop and deploy new technologies to compete, it would take substantial time until such satellites are operational. As a result of the foregoing, we may need to invest significant resources in research and development to maintain our market position, keep pace with technological changes and compete effectively. Our failure to improve our satellites in a timely manner may seriously harm our business. In addition, if the components we use to manufacture our satellites were to become obsolete due to technological change or other factors, it could lead to inventory obsolescence, which may lead to inventory impairment charges. Further, it takes significant time to manufacture new components and if any of our inventory were to become obsolete, it would take a while before we could build new satellites. This delay in building new satellites could seriously harm our business.
We may face exposure to foreign currency exchange rate fluctuations.
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro. We expect our
non-U.S.
operations to continue to grow in the near term and we are continually monitoring our foreign currency exposure to determine if we should consider a hedging program. Today, our
non-U.S.
contracts are denominated in either U.S. dollars or local currency, while our
non-U.S.
operating expenses are often denominated in local currencies. Additionally, as we expand our
non-U.S.
operations, a larger portion of our operating expenses may be denominated in local currencies. Therefore, increases in the value of the U.S. dollar and decreases in the value of foreign currencies could result in the dollar equivalent of our revenues being lower.
We rely upon third-party providers of cloud-based infrastructure to host our products. Any disruption in the operations of these third-party providers, limitations on capacity or interference with our use could adversely affect our business, financial condition and results of operations.
We outsource substantially all of the infrastructure relating to our cloud-accessible products to third-party hosting services. Our cloud-based products depend on protecting the virtual cloud infrastructure hosted by third-party hosting services by maintaining its configuration, architecture, features and interconnection specifications, as well as the information stored in these virtual data centers, which is transmitted by third-party internet service providers. Any limitation on the capacity of our third-party hosting services could impede our ability to onboard new customers or expand the usage of our existing customers, which could adversely affect our business, financial condition and results of operations. In addition, any incident affecting our third-party hosting services’ infrastructure may be caused by human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. A prolonged service disruption affecting our cloud-based solution for any of the foregoing reasons would negatively impact our ability to serve our customers and could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the third-party hosting services we use.
In the event that our service agreements with our third-party hosting services are terminated, or there is a lapse of service, elimination of services or features that we utilize, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our platform as well as significant delays and additional expense in arranging or creating new facilities and services and/or re-architecting
our cloud solution for deployment on a different cloud infrastructure service provider, which could adversely affect our business, financial condition and results of operations.

Our business depends on a strong brand. If we are not able to maintain and enhance our brand, our ability to retain or expand our base of customers will be impaired and our business and operating results will be harmed.
We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the “Planet” brand is critical to expanding our base of customers and current and future partners. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the “Planet” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our continued ability to provide high quality products and services, which we may not do successfully.
In addition, we receive a high degree of media coverage, including social media coverage, around the world. If such media coverage presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information regarding Planet, such coverage could damage our reputation in the industry and with current and potential customers, employees, and investors, and our business, financial condition, results of operations, and growth prospects could be adversely affected.
We are subject to certain risks as a mission-driven company.
We believe that a critical contributor to our success has been our mission to use space to help life on Earth, by imaging the whole world every day and making global change visible, accessible, and actionable. This mission is a significant part of our business strategy and who we are as a company. However, we may make decisions regarding our business and products in accordance with our mission and values that may reduce our short- or medium-term operating results if we believe those decisions are consistent with the mission. Although we expect that our commitment to the mission will, accordingly, improve our financial performance over the long term, these decisions may not be consistent with the expectations of investors and any longer-term benefits may not materialize within the time frame we expect or at all, which could harm our business, revenue and financial results.
Finally, we may in the future be subjected to litigation by those that disagree with aspects of our mission or features of our platforms that we have developed in support of our mission.
If we cannot maintain our company culture as we grow, our success and our business and competitive position may be harmed.
We believe our culture has been a key contributor to our success to date and that the critical nature of the platform that we provide promotes a sense of greater purpose and fulfillment in our employees. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our culture. If we fail to maintain our company culture, our business and competitive position may be harmed.
Limited insurance coverage and availability may prevent us from obtaining insurance to cover all risks of loss.
We intend to insure certain satellites in our constellation and certain launches to the extent that insurance is available at acceptable premiums. This insurance will not protect us against all losses to our satellites due to specified exclusions, deductibles and material change limitations, and it may be difficult to insure against certain risks, including a partial deterioration in satellite performance and satellite re-entry.
Although we intend to obtain and maintain insurance for our operating satellites and certain launches, any determination we make as to whether to obtain insurance coverage will depend on a variety of factors, including the availability of insurance in the market, the cost of available insurance and the redundancy of our operating satellites. Higher premiums on insurance policies will increase our costs and consequently reduce our operating income by the amount of such increased premiums. If the terms of in-orbit
insurance policies become less favorable than those currently available, there may be limits on the amount of coverage that we can obtain or we may not be able to obtain insurance at all. Even if obtained, our in-orbit
operations insurance will not cover any loss in revenue incurred as a result of a partial or total satellite loss.
Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected financial information included in this proxy statement/prospectus may differ materially from our expectations.
We operate in a rapidly changing and competitive industry and our projections will be subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, our ability to attract and retain customers while generating sustained revenues, the time it takes to attract new customers or convince existing customers to use new products, the amount of time it takes to develop and deploy new satellites or data analytic products and services, and other factors listed in these Risk Factors. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, we may fall materially short of our forecasts and expectations, which could cause our stock price to decline and investors to lose confidence in us.
Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.
Our quarterly results of operations, our key metrics discussed elsewhere in this proxy statement/prospectus, and other metrics that analysts use to evaluate our business, have fluctuated in the past and may vary significantly in the future.
Quarter-to-quarter
comparisons of our operating results and other key metrics may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly financial results and metrics may fluctuate as a result of a variety of factors, many of which are outside of our control and may not fully reflect the underlying performance of our business. These fluctuations could result in our failure to meet our expectations or those of securities analysts or investors. If we fail to meet these expectations for any particular period, the trading price of our common stock could decline significantly. Factors that may cause these quarterly fluctuations include, without limitation, those listed below:

•
the impact of an economic downturn or market volatility, including the current downturn caused by the
COVID-19
pandemic, on our business and the businesses of our customers, prospective customers and partners;

•	our ability to attract new customers;

•	our customer renewal and adoption rates, and our ability to expand use of our platform by existing customers;

•
the timing and rate at which we sign agreements with customers, including the impact of cost reduction measures, delayed purchasing decisions or prolonged sales cycles at prospective or existing customers as a result of the effects of the
COVID-19
pandemic and other factors outside of our control;

•	the contract value of agreements with customers;

•	fluctuations in revenue associated with customer contracts that are consumption-based;

•	the addition or loss of large customers, including through acquisitions or consolidations;

•	the timing of recognition of revenue;

•	the amount and timing of operating expenses;

•	changes in our pricing policies or those of our competitors;

•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•
the timing and success of new product features, updates, and enhancements by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers, or strategic partners;

•
a significant portion of our revenue is recognized ratably over the term of the contract with the customer, with some contracts’ terms being several years long and, as a result, any downturn or upturn in sales may not be immediately reflected in our results of operations;

•
the financial condition and creditworthiness of our customers, including greater unpredictability in our customers’ willingness or ability to timely pay for subscriptions to our platform as a result of the
COVID-19
pandemic;

•
the timing of expenses related to the development or possible acquisition and integration of technologies or businesses and potential future charges for impairment of goodwill and long-lived assets from acquired companies;

•	our ability to achieve and sustain a level of liquidity sufficient to grow and support our business and operations;

•	network outages, technical difficulties or interruptions affecting the delivery and use of our platform or actual or perceived security breaches;

•	any adverse litigation, judgments, settlements, or other litigation-related costs;

•	our ability to attract and/or retain talent necessary to the successful delivery of our business objective;

•	changes in the legislative or regulatory environment;

•	the effects of global pandemics, such as the ongoing COVID-19 pandemic; and

•	general economic, industry, market and geopolitical conditions and uncertainty, both domestically and internationally.
Risks Related to Planet’s Intellectual Property
Unless the context otherwise requires, references in this subsection”—Risks Related to Planet’s Intellectual Property” to “we”, “us”, “our”, and “the Company” generally refer to Planet in the present tense or New Planet from and after the Business Combination.
If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.
We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect our intellectual property and proprietary rights. However, we may fail to enter into all necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our intellectual property and proprietary rights, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have filed applications for certain aspects of our intellectual property in the United States and other countries. However, third parties may knowingly or unknowingly infringe our intellectual property and proprietary rights, third parties may challenge intellectual property and proprietary rights held by us, pending and future copyright, trademark and patent applications may not be approved, and we may not be able to prevent infringement without incurring substantial expense. We have asserted, and in the future may continue to assert, our intellectual property rights against third parties. If the protection of our intellectual property and proprietary rights is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events would have a material adverse effect on our business, financial condition and results of operations.
We may be, in the future, party to intellectual property rights claims and other litigation which are expensive to support, and if resolved adversely, could have a significant impact on us.
Companies in technology industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us will likely grow. Our technologies may not be able to withstand any third-party claims or rights against their use. We may in the future be subject to litigation on the foregoing grounds or other grounds. The costs of supporting such litigation are considerable, and there can be no assurances that a favorable outcome will be obtained. We may be required to settle such litigation on terms that are unfavorable to us. Similarly, if any litigation to which we may be a party fails to settle and we go to trial, we may be subject to an unfavorable judgment which may not be reversible upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or require the payment of substantial amounts to the other party. With respect to any intellectual property rights claim, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such practices may not be available to us. As a result, we may also be required to develop alternative non-infringing
technology or practices or discontinue the practices. The development of alternative non-infringing
technology or practices could require significant effort and expense. Our business and results of operations could be materially and adversely affected as a result of the occurrence of any of the foregoing.
We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify and hold harmless our customers, suppliers and other partners from damages and costs which may arise from the infringement of intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Any claim for indemnification by our partners could materially and adversely affect our business and results of operations.
If we use open source software inconsistent with our policies and procedures or the license terms applicable to such software, we could be subject to demands to release portions of our source code, legal expenses, damages, or costly remediation or disruption to our business.
We use open source software in our platform. From time to time, companies that use open source software have faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance
with the applicable open source licensing terms. Additionally, while we have policies and procedures in place designed to govern our use of open source software, there is a risk that we may incorporate open source software with onerous licensing terms, including the obligation to make our source code available for others to use or modify without compensation to us, or inadvertently use open source software in a manner that exposes us to claims of non-compliance
with the applicable terms of such license, including claims for infringement of intellectual property rights or for breach of contract. If we receive an allegation that we have violated an open source license, we may incur significant legal expenses, be subject to damages, be required to redesign our product to remove the open source software or publicly release certain portions of our proprietary source code, or be required to comply with onerous license restrictions, all of which could have a material impact on our business. Even in the absence of a claim, if we discover the use of open source software inconsistent with our policies, we could expend significant time and resources to replace the open source software or obtain a commercial license, if available. All of these risks are heightened by the fact that the ownership of open source software can be uncertain, leading to litigation, and many of the licenses applicable to open source software have not been interpreted by courts, and these licenses could be construed to impose unanticipated conditions or restrictions on our ability to commercialize our products. Any use of open source software inconsistent with our policies or licensing terms could harm our business and financial position.
Risks Related to Planet’s Legal, Regulatory, Accounting, and Tax Matters
Unless the context otherwise requires, references in this subsection”—Risks Related to Planet’s Legal, Regulatory, Accounting, and Tax Matters” to “we”, “us”, “our”, and “the Company” generally refer to Planet in the present tense or New Planet from and after the Business Combination.
We operate in a highly regulated industry and government regulations may adversely affect our ability to sell our services, may increase the expense of such services or otherwise limit our ability to operate or grow our business.
Our industry is highly regulated due to the sensitive nature of satellite technology. We cannot assure you that the laws and regulations governing our business and operations, including the distribution of satellite imagery, will not change in the future. Our business and operating results may be materially and adversely affected if we are required to alter our business operations to comply with such changes or if our ability to sell our products and services on a global basis is reduced or restricted due to increased U.S., E.U. or other government regulation. This risk is heightened by the geo-political
relevance of our data, which can shed light on sensitive operations around the globe.
Failure to obtain or maintain regulatory approvals and/or adhere to regulatory requirements could result in service interruptions or could impede us from executing our business plan. The following list summarizes the material regulatory approvals we need to maintain and the various regulatory requirements our satellite operations must adhere to, as well as certain impacts these regulatory approvals and requirements can have on our business and operations. Regulatory frameworks and our products evolve over time and thus additional material regulatory approvals could develop in the future.
NOAA Approvals
. Our business requires licenses from the National Oceanic and Atmospheric Administration (“
NOAA
”). Under our NOAA licenses and NOAA rules and requirements, the U.S. government has the right to interrupt service or limit our ability to distribute satellite images when foreign policy or U.S. national security interests are affected. Additionally, we must obtain NOAA approval for changes to material facts in our NOAA licenses. Should we not obtain necessary licenses or approvals in a timely manner, our products and services may not be competitive.
Canadian Approvals
. Distribution of RapidEye archive imagery and SPOT imagery within Canada is subject to oversight by Global Affairs Canada. If any such imagery covers a restricted Area of Interest, it can only be provided to a “Five Eyes Government”, unless prior approval is obtained from GAC. GAC is under no obligation to grant such approvals and has sole discretion to alter the list of restricted Areas of Interest. Such restrictions may reduce the competitiveness of the RapidEye archive imagery offerings and SPOT imagery distribution within Canada.
Export Approvals
. Satellite, launch integration and ground station equipment, know-how
and related technology are controlled under export control regulations known as International Traffic in Arms Regulations (“
ITAR
”) and the Export Administration Regulations (“
EAR
”). Pursuant to ITAR or EAR, we, or our suppliers, must obtain export licenses from the Department of State or Department of Commerce, and in some cases from foreign government agencies, in order to hire
non-U.S.
persons for certain technical roles, export satellite or ground station equipment and related technology to
non-U.S.
locations, or exchange certain types of technical information with
non-U.S.
persons. Export licenses can take up to three months or longer to be processed, and neither the Department of State, Department of Commerce, nor any corresponding foreign government agency is obligated to approve any license application. Our inability or the inability of our suppliers to get required export approvals for equipment and technology could materially affect our business as currently expected.
FCC Approvals
. Our operation of satellites and ground terminals also requires licenses from the Federal Communications Commission (the “
FCC
”). The FCC regulates the launch and operation of our satellites, the use of satellite frequency spectrum and the licensing of our ground terminals located within the United States. We are also subject to the FCC’s rules and regulations and the terms of our licenses, which require us to comply with various operating conditions and requirements. As conditions and requirements to our licenses, we are required to coordinate our spectrum use with other satellite operators, including certain agencies of the U.S. federal government, to avoid interference to or from other satellites. The results of coordination may adversely affect our use of our satellites using certain frequencies, as well as the type of applications or services that we can accommodate. While the FCC generally renews licenses routinely, there can be no assurance that our licenses will be renewed at their expiration dates on favorable terms or without adverse conditions. Failure to renew these licenses could have a material and adverse effect on our ability to generate revenue and conduct our business as currently expected.
International Registration and Approvals
. The use of satellite frequency spectrum internationally is subject to the rules and requirements of the International Telecommunication Union (“
ITU
”). Additionally, satellite operators must abide by the specific laws of the countries in which downlink services are provided from the satellite to ground terminals within such countries. The FCC has coordinated the operations for each of our satellites pursuant to the ITU requirements. Coordination of our satellites with other satellite systems is required by the ITU to help prevent harmful frequency interference from or into existing or planned satellite operations.
The rules and regulations of these regulatory authorities are subject to change and may not continue to permit our operations as currently conducted or as we plan to conduct them. For example, the FCC has an open notice of proposed rulemaking relating to mitigation of orbital debris, which could affect us and our operations, including by requiring us to redesign our satellites, incur operational burdens, and/or assume increases in production and launch costs.
Certain foreign customers are responsible for securing necessary licenses and operational authority to use the required spectrum in each country into which we will downlink high-resolution commercial Earth imagery. If such customers are not successful in obtaining the necessary approvals, we will not be able to distribute real-time imagery to those customers. Our inability to offer real-time access service in a significant number of foreign countries could negatively affect our business. In addition, regulatory provisions in countries where we wish to operate may impose unduly burdensome restrictions on our operations. Our business may also be adversely affected if the national authorities where we plan to operate adopt treaties, regulations or legislation unfavorable to foreign companies.
We are subject to the requirements of the National Industrial Security Program Operating Manual for the facility security clearance of our subsidiary, Planet Labs Federal, Inc., which is a prerequisite to our ability to perform services requiring classified personnel for the U.S. government.
A facility security clearance is required for a company to perform on classified contracts for the U.S. Department of Defense and certain other agencies of the U.S. government. Security clearances are subject to regulations and requirements including the National Industrial Security Program Operating Manual (“
NISPOM
”), which specifies the requirements for the protection of classified information released or disclosed in connection with classified U.S. government contracts.
We require certain facility and personnel security clearances to perform our classified U.S. government related business. As such, we must comply with the requirements of the NISPOM and any other applicable U.S.

government industrial security regulations. If we were to violate the terms and requirements of the NISPOM or any other applicable U.S. government industrial security regulations (which apply to us under the terms of classified contracts), our cleared facility could lose its facility security clearance. Further, obtaining and maintaining security clearances for employees involves a lengthy process and it can be difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances or if our employees who hold security clearances terminate employment with us, our ability to perform the work under the contract may be negatively affected, and the customer whose work requires cleared employees could terminate the contract or decide not to renew it upon its expiration.
We cannot be certain that we will be able to maintain our facility security clearance. If for some reason our facility security clearance is invalidated or terminated, we would not be able to continue to perform on classified contracts at that facility and would not be able to enter into new classified contracts, which could adversely affect our revenues. Failure to comply with the NISPOM or other security requirements may subject us to civil or criminal penalties, loss of access to classified information, loss of a U.S. government contract, or potentially debarment as a government contractor. The inability to obtain and maintain our facility security clearance would have a material adverse effect on our business, financial condition and operating results.
Further, we are limited in our ability to provide specific information about any classified programs that we may participate in, their risks, or any disputes or claims relating to such programs. As a result, investors have less insight into our classified programs than our other businesses and therefore less ability to fully evaluate the risks related to our classified business or our business overall.
We are subject to anti-corruption, anti-bribery, anti-money laundering and similar laws, and non-compliance
with such laws can subject us to criminal and/or civil liability and harm our business.
We are subject to the U.S. Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies and their employees and third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with business partners and third-party intermediaries to market our products and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.
While we have policies and procedures to address compliance with such laws, we cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable laws, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.
Detecting, investigating, and resolving actual or alleged violations can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution or other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed or if we do not prevail in any possible civil or criminal litigation, our business could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business.

Failure to comply with governmental laws and regulations could harm our business.
Our business is subject to regulation by various federal, state, local and foreign governments. In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, injunctions or other collateral consequences. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results, and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, reputation, operating results and financial condition.
Further, we use a number of third parties to perform services or act on our behalf. It may be the case that one or more of those third parties fail to adhere to our policies or violate applicable federal, state, local, and international laws, including but not limited to, those related to corruption, bribery, economic sanctions, and export/import controls. Despite the significant challenges in asserting and maintaining control and compliance by these third parties, we may be held fully liable for third parties’ actions as fully as if they were a direct employee of ours. Such liabilities may create harm to our reputation, inhibit our plans for expansion, or lead to extensive liability either to private parties or government regulators, which could adversely impact our business, results of operations, and financial condition.
Our policies regarding customer confidential information and support for individual privacy and civil liberties could cause us to experience adverse business and reputational consequences.
We strive to protect our customers’ confidential information and individuals’ privacy consistent with applicable laws, directives, and regulations. Consequently, we endeavor to not provide information about our customers to third parties without legal process. From time to time, government entities may seek our assistance with obtaining information about our customers or could request that we modify our platforms in a manner to permit access or monitoring. In light of our confidentiality and privacy commitments, we may legally challenge law enforcement or other government requests to provide information, to obtain encryption keys, or to modify or weaken encryption. To the extent that we do not provide assistance to or comply with requests from government entities, or if we challenge those requests publicly or in court, we may experience adverse political, business, and reputational consequences among certain customers, regulators, or portions of the public. Conversely, to the extent that we do provide such assistance, or do not challenge those requests publicly in court, we may experience adverse political, business, and reputational consequences from other customers, regulators, or portions of the public arising from concerns over privacy or the government’s activities.
We could be subject to changes in tax rates or the adoption of new tax legislation, whether in or out of the United States, or could otherwise have exposure to additional tax liabilities, which could harm our business.
As a multinational business, we are subject to income and other taxes in both the United States and various foreign jurisdictions. Changes to tax laws or regulations in the jurisdictions in which we operate, or in the interpretation of such laws or regulations, could significantly increase our effective tax rate and reduce our cash flow from operating activities, and otherwise have a material adverse effect on our financial condition. In addition, other factors or events, including business combinations and investment transactions, changes in stock-based compensation, changes in the valuation of our deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of our income and other activities among tax jurisdictions, and changes in tax rates, could also increase our effective tax rate.
Our tax filings are subject to review or audit by the U.S. Internal Revenue Service (the “
IRS
”) and state, local and foreign taxing authorities. We may also be liable for taxes in connection with businesses we acquire. Our determinations are not binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in our tax provisions, accruals and returns. An assessment of additional taxes because of an audit could harm our business.
Our results of operations may be harmed if we are required to collect sales and use, gross receipts, value added, or similar taxes for our products in jurisdictions where we have not historically done so.
Sales and use, value added, goods and services, and similar tax laws and rates vary greatly by jurisdiction. Our customers can be located in one jurisdiction, utilize our products through our network equipment in a different jurisdiction, and pay us from an account located in a third jurisdiction. This divergence, along with the jurisdiction-by-jurisdiction
variance in tax laws, causes significant uncertainty in the tax treatment of our business. There is further uncertainty as to what constitutes sufficient physical presence or nexus for a national, state, or local jurisdiction to levy taxes, fees, and surcharges for sales made over the Internet, and there is also uncertainty as to whether our characterization of our network and products as not taxable in certain jurisdictions will be accepted by national, state, and local taxing authorities. In determining our tax filing obligations, management has made judgments regarding whether our activities in a jurisdiction rise to the level of taxability. These judgments may prove inaccurate, and one or more states or countries may seek to impose additional sales, use, or other tax collection obligations on us, including for past sales by us. It is possible that we could face sales tax audits and that our liability for these taxes could exceed our estimates as state and other tax authorities could still assert that we are obligated to collect additional amounts as taxes from our customers and remit those taxes to those authorities. A successful assertion by a state, country, or other jurisdiction that we should have been or should be collecting additional sales, use, or other taxes on our network and products could, among other things, result in substantial tax liabilities for past sales, create significant administrative burdens for us, discourage customers from purchasing our network and products, or otherwise harm our business, results of operations, and financial condition.
We may not be able to utilize a significant portion of our net operating losses, which could adversely affect our potential profitability.
Under Section 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change
net operating losses and other tax attributes to offset future taxable income or income tax. In general, an “ownership change” occurs if there is a greater than 50 percentage point change (by value) in a corporation’s equity ownership by certain stockholders over a rolling three-year period. We may have experienced ownership changes in the past and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership (many of which are outside our control). If it is determined that we have in the past experienced an ownership change, or if we undergo one or more ownership changes as a result of future transactions in our stock then we may not be able to utilize a material portion of our net operating losses prior to their expiration, even if we were to achieve profitability. To the extent we are not able to offset future taxable income with our net operating losses, our net income and cash flows may be adversely affected.
If the Mergers, taken together, do not qualify as a reorganization (as intended) under Section 368(a) of the Code, the U.S. holders of Planet capital stock may be required to pay substantial U.S. federal income taxes.
The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of this registration statement, Planet is receiving an opinion of counsel, based on customary assumptions and certain representations, warranties and covenants of Planet, dMY IV and First Merger Sub, to the effect that the Mergers, taken together, will qualify as a “reorganization.” It is not, however, a condition to the completion of the Mergers that either Planet or dMY IV receives an opinion of counsel as of the Closing to the effect that the Mergers will so qualify, and the Mergers will occur even if they do not so qualify. No ruling has been, or will be, sought by Planet or dMY IV from the IRS with respect to the Mergers and there can be no assurance that the IRS will not challenge the qualification of the Mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS or a court determines that the Mergers, taken together, should not be treated as a “reorganization” (and do not alternatively qualify as a generally tax-free transaction for U.S. holders of Planet capital stock under Section 351 of the Code), a U.S. holder of Planet capital stock would recognize gain or loss upon the taxable exchange of Planet capital stock for consideration pursuant to the Mergers. See the section entitled “
U.S. Federal Income Tax Consequences of the Mergers
.”
Additional Risks Related to Ownership of New Planet Common Stock Following the Business Combination and New Planet Operating as a Public Company
The price of New Planet’s common stock and warrants may be volatile.
Upon consummation of the Business Combination, the price of our common stock, as well as any outstanding warrants, may fluctuate due to a variety of factors, including:

•	changes in the industries in which we and our customers operate;

•	any disruptions or delays in the launch and deployment of our satellites;

•	any damage or impairment to our constellation of satellites;

•	developments involving our competitors;

•	changes in laws and regulations affecting our business;

•	variations in our operating performance and the performance of our competitors in general;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	actions by stockholders, including the sale by the PIPE Investors of any of their shares of our common stock;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving the combined company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale; and

•
general economic and political conditions, such as the effects of the
COVID-19
outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our common stock and warrants regardless of the operating performance of New Planet.
dMY IV has identified a material weakness in its internal controls over financial reporting. This material weakness could continue to adversely affect dMY IV’s ability to report its results of operations and financial condition accurately and in a timely manner.
On April 12, 2021, the staff of the Securities and Exchange Commission (the “
SEC Staff
”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special

Purpose Acquisition Companies (“
SPACs
”)” (the “
SEC Staff Statement
”), wherein the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing the dMY IV warrants.
Following issuance of the SEC Staff Statement, dMY IV reevaluated its accounting for the dMY IV public warrants and concluded that, in light of the SEC Staff Statement, it was appropriate to revise the value and classification of the dMY IV public warrants as liabilities rather than equity.
A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. dMY IV became aware of the need to change the classification of the dMY IV public warrants when the SEC Staff Statement was issued on April 12, 2021. The Warrants were reflected as a component of equity as opposed to liabilities on the balance sheet. Pursuant to ASC Topic 250, Accounting Changes and Error Corrections, and Staff Accounting Bulletin 99, “Materiality”) (“SAB 99”) issued by the SEC, the Company determined the impact of the error was immaterial. The impact of the error correction is reflected in the unaudited condensed financial statements contained herein which resulted in a $21.1 million increase to derivative liabilities and offsetting decrease to Class A common shares subject to possible redemption to the March 9, 2021 balance sheet. There was no impact to the Company’s financial position, net losses or cash flows. Under the supervision and with the participation of dMY IV’s management, including its principal executive officer and principal financial and accounting officer, dMY IV conducted an evaluation of the effectiveness of its disclosure controls and procedures as of the end of the fiscal quarter ended June 30, 2021, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, dMY IV’s chief executive officer and chief financial officer concluded that for the period ended June 30, 2021, dMY IV’s disclosure controls and procedures were not effective at a reasonable assurance level, due solely to the material weakness in its internal control over financial reporting, as of the end of the period ended June 30, 2021 due solely to the significant change in the accounting treatment of its warrants.
dMY IV has performed additional analyses as deemed necessary to ensure that its financial statements were prepared in accordance with U.S. generally accepted accounting principles, and dMY IV has implemented a remediation plan to remediate the material weakness surrounding its historical presentation of the dMY IV public warrants, but can give no assurance that the measures dMY IV has taken will prevent any future material weaknesses or deficiencies in internal controls over financial reporting. Even though dMY IV has strengthened its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of dMY IV’s financial statements. In addition, if the SEC Staff issues another statement implementing accounting changes retroactively, similar to the SEC Staff Statement, it is possible dMY IV may have to revise another aspect of its financial statements which could prompt an additional material weakness that dMY IV before the Business Combination, and New Planet after the Business Combination, would need to remediate.
Maintaining effective internal controls over financial reporting is necessary for dMY IV, and following the business combination, New Planet, to produce reliable financial reports and is important in helping to prevent financial fraud. If, following the business combination, New Planet is unable to maintain adequate internal controls over financial reporting, its business and operating results could be harmed.
We have broad discretion in how we use the net proceeds from the Business Combination, and we may not use them effectively.
We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this Business Combination. Our management will have broad discretion in applying the net proceeds we receive upon consummation of the Business Combination. We may use the net proceeds for general corporate purposes, including working capital, operating expenses, and capital expenditures, and we may use a portion of the net proceeds to acquire complementary businesses, products, offerings, or technologies. We may also spend or invest these proceeds in a way with which our stockholders disagree. If our management fails to use these funds effectively, our business could be seriously harmed.
If securities or industry analysts either do not publish research about us, or publish inaccurate or unfavorable research about us, our business, or our market, or, if such analysts change their recommendations regarding our common stock adversely, the trading price or trading volume of our common stock could decline.
The trading market for our common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our common stock, provide more favorable recommendations about our competitors, or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our common stock to decline.
We do not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, we currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Planet’s board of directors and will depend on the company’s financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as New Planet’s board of directors deems relevant.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock following the Business Combination may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against New Planet could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Future resales of common stock after the consummation of the Business Combination may cause the market price of our securities to drop significantly, even if our business is doing well.
After the consummation of the Business Combination and subject to certain exceptions, the Sponsor and certain of the Planet Stockholders will be contractually restricted from selling or transferring any of its shares of common stock (not including the shares of New Planet common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements or purchased in the public market) (the “
Lock-up
Shares
”) for certain periods of time.
However, following the expiration of each lockup, the applicable stockholders will not be restricted from selling shares of New Planet’s common stock held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of our common stock following the Closing, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Upon completion of the Business Combination, the
Lock-up
Shares will constitute approximately 39% of the outstanding shares of New Planet common stock (including the shares of Planet common stock reserved in respect of Planet Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Planet common stock), assuming that no additional public stockholders redeem their public shares in connection with the Business Combination and an illustrative Exchange Ratio under the Merger Agreement of approximately 1.5636.
As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New Planet’s share price or the market price of New Planet common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from New Planet’s business operations.
As a public company, New Planet will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal controls over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur.
These rules and regulations will result in us incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.
In addition, most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day
management of our business, which could harm our business, results of operations, and financial condition. Further, our management team may not effectively or efficiently manage our transition into a public company.
If New Planet fails to maintain effective internal controls over financial reporting at a reasonable assurance level, New Planet may not be able to accurately report New Planet’s financial results, which could have a material adverse effect on New Planet’s operations, investor confidence in New Planet’s business and the trading prices of New Planet’s securities.
A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Any material weaknesses in New Planet’s internal controls may adversely affect New Planet’s ability to record, process, summarize and accurately report timely financial information and, as a result, New Planet’s consolidated financial statements may contain material misstatements or omissions.
Additionally, if New Planet’s revenue and other accounting or tax systems do not operate as intended or do not scale with anticipated growth in its business, the effectiveness of its internal controls over financial reporting could be adversely affected. Any failure to develop, implement, or maintain effective internal controls related to New Planet’s revenue and other accounting or tax systems and associated reporting could materially adversely affect its business, results of operations, and financial condition or cause us to fail to meet our reporting obligations.

While no material weakness in Planet’s internal controls has been discovered to date, Planet has encountered difficulties in tracking how much data its customers were accessing. If New Planet fails to address this difficulty in assessing data usage, if its personnel handling its accounting or finance function fail to perform at an appropriate level for a public company, or if other weaknesses in internal controls are detected, it may be determined that New Planet has a material weakness. In addition, most of Planet’s employees who work within its accounting and financial reporting functions have limited to no experience managing a publicly traded company and have limited to no experience implementing, monitoring and enforcing the internal financial and accounting controls for such a company. The identification of a material weakness could result in regulatory scrutiny and cause investors to lose confidence in New Planet’s reported financial condition and otherwise have a material adverse effect on New Planet’s business, financial condition, cash flow or results of operations.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of privately held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal controls over financial reporting.
We anticipate that the process of building our accounting and financial functions and infrastructure will require significant additional professional fees, internal costs and management efforts. For example, we expect that we will need to implement new systems to enhance and streamline the management of our financial, accounting, human resources and other functions. However, such systems will likely require us to complete many processes and procedures for the effective use of the systems, which may result in substantial costs. Any disruptions or difficulties in implementing or using these systems could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management attention. In addition, we may discover weaknesses in our systems of internal financial and accounting controls and procedures that could result in a material misstatement of our consolidated financial statements.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our shares of common stock held by non-affiliates
exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Planet’s General Risk Factors
Unless the context otherwise requires, references in this subsection”—Planet’s General Risks” to “we”, “us”, “our”, and “the Company” generally refer to Planet in the present tense or New Planet from and after the Business Combination.
Our past and future acquisitions will require significant management attention. Our acquisitions could disrupt our business, dilute stockholder value or adversely affect our operating results.
As part of our business strategy, we may make investments in complementary companies, products or technologies, and these acquisitions could pose challenges or risks. In this regard, we have made strategic acquisitions, including the acquisition of BlackBridge in September 2015, the Terra Bella business from Google in April 2017 and Boundless Spatial in March 2019. We do not know if we will be able to complete any future acquisitions or successfully integrate any acquired business, operate it profitably or retain its key employees. Integrating any newly acquired business, product or technology could be expensive and time-consuming, could disrupt our ongoing business and financial performance, and could distract our management. If we fail to successfully integrate the assets, technologies and employees from any acquired business, our revenue and operating results could be adversely affected. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. Further, any debt we incur to complete an acquisition could result in increased fixed obligations and include certain covenants that could impede our ability to manage our operations. Alternatively, if we use equity to finance any acquisitions, it could dilute our current stockholders.
Issues in the use of artificial intelligence, including machine learning and computer vision (together, “AI”), in our geospatial data and analytics platforms may result in reputational harm or liability.
AI is enabled by or integrated into some of our geospatial data and analytics platforms and is a growing element of our business offerings. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. AI algorithms may be flawed. Data sets may be insufficient, of poor quality, or contain biased information. Inappropriate or controversial data practices by data scientists, engineers, and end-users
of our systems could impair the acceptance of AI solutions. If the analyses that AI applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Some AI scenarios present ethical issues. If we enable or offer AI solutions that are controversial because of their purported or real impact on our financial condition and operations or the financial condition and operations of our customers, we may experience competitive harm, legal liability and brand or reputational harm.
Our customers may fail to pay us in accordance with the terms of their agreements, necessitating action by us to compel payment.
We derive revenue principally from licensing rights to use imagery that is delivered digitally to our customers through our online platform. Our imagery licensing agreements vary by contract, but generally have annual or multi-year contractual terms. If customers fail to pay us under the terms of our agreements, we may be adversely affected both from the inability to collect amounts due and the cost of enforcing the terms of our contracts, including litigation. The risk of such negative effects increases with the term length of our customer arrangements. Furthermore, some of our customers may seek bankruptcy protection or other similar relief, including as a result of the impacts and disruptions caused by the
COVID-19
pandemic, and fail to pay amounts due to us, or pay those amounts more slowly, either of which could adversely affect our business, results of operations and financial condition.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (“
FASB
”), the U.S. Securities and Exchange Commission (“
SEC
”) and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results for periods prior and subsequent to such change. For example, recent new standards issued by the FASB that could materially impact our consolidated financial statements include certain changes to accounting for leases. We may adopt one or more of these standards retrospectively to prior periods, and the adoption may result in an adverse change to previously reported results. Additionally, the adoption of these standards may potentially require enhancements or changes in our systems and could require our financial management to devote significant time and resources to implementing those changes.
If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.
The preparation of our consolidated financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “
Planet’s Management’s
Discussion and Analysis of Financial Condition and Results of Operations
” the results of which form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock. Significant judgments, estimates, and assumptions used in preparing our consolidated financial statements include, or may in the future include, those related to revenue recognition, stock-based compensation, and income taxes.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION
dMY IV
dMY IV is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information regarding dMY IV, see the section entitled “
Other Information Related to dMY IV
”.
First Merger Sub
First Merger Sub is a direct wholly owned subsidiary of dMY IV formed solely for the purpose of effecting the Business Combination. First Merger Sub was incorporated under the DGCL on June 3, 2021. First Merger Sub owns no material assets and does not operate any business.
Second Merger Sub
Second Merger Sub is a direct wholly owned subsidiary of dMY IV formed solely for the purpose of effecting the Business Combination. Second Merger Sub was incorporated under the DGCL on June 3, 2021. Second Merger Sub owns no material assets and does not operate any business.
Planet
Planet Labs Inc. is a Delaware corporation headquartered in San Francisco, California that provides daily data and insights about Earth and aims to use space to help life on Earth.

THE SPECIAL MEETING
Overview
This proxy statement/prospectus is being provided to dMY IV Stockholders as part of a solicitation of proxies by the dMY IV Board for use at the Special Meeting to be convened on [
date
], 2021 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to dMY IV Stockholders on or about [
date
], 2021. In addition, this proxy statement/prospectus constitutes a prospectus for New Planet in connection with the issuance by New Planet of common stock to be delivered to Planet’s stockholders in connection with the Business Combination.
Date, Time and Place of the Special Meeting
The Special Meeting will be a virtual meeting conducted exclusively via live webcast starting at [
time
] a.m., New York City time, on [
date
], 2021, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting [
virtual meeting link
] and entering
your 12-digit
control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.
Proposals
At the Special Meeting, dMY IV Stockholders will vote upon:

•	the Business Combination Proposal;

•	the Charter Proposals;

•	the Advisory Charter Proposals;

•	the Stock Issuance Proposal;

•	the Incentive Plan Proposal;

•	the ESPP Proposal; and

•	the Adjournment Proposal.

THE DMY IV BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE DMY IV STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “
FOR
” EACH OF THE PROPOSALS DESCRIBED ABOVE.
Record Date; Outstanding Shares; Shares Entitled to Vote
dMY IV has fixed the close of business on October 19, 2021 as the “record date” for determining dMY IV Stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on October 19, 2021, there were 43,125,000 shares of dMY IV Common Stock outstanding and entitled to vote. Each dMY IV Share is entitled to one vote per share at the Special Meeting.
Quorum
A quorum of dMY IV Stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of dMY

IV Common Stock are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Vote Required and dMY IV Board Recommendation
The Business Combination Proposal
dMY IV Stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Merger Agreement, which is attached as
Annex
 A
to this proxy statement/prospectus.
Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. dMY IV Stockholders of the Class A common stock and Stockholders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law.
THE DMY IV BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “
FOR
” THE BUSINESS COMBINATION PROPOSAL.
Charter Proposal A
Approval of Charter Proposal A requires the affirmative vote of a majority of the outstanding shares of dMY IV Common Stock, voting together as a single class, and at least a majority of the outstanding shares of dMY IV Class B Common Stock. Abstentions have the same effect as a vote “
AGAINST
” the proposal.
Charter Proposal B
Approval of Charter Proposal B requires the affirmative vote of a majority of the outstanding shares of dMY IV Common Stock, voting together as a single class, and at least a majority of the outstanding shares of dMY IV Class A Common Stock. Abstentions have the same effect as a vote “
AGAINST
” the proposal.
THE DMY IV BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CHARTER PROPOSALS.
The Advisory Charter Proposals
Approval of each of the Advisory Charter Proposals, each of which is a non-binding
vote, requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions have no effect on the outcome of the proposal.
THE DMY IV BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “
FOR
” THE ADVISORY CHARTER PROPOSALS.
The Stock Issuance Proposal
Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. For purposes of NYSE rules, abstentions will have the same effect as votes “
AGAINST
” this proposal.

THE DMY IV BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “
FOR
” THE STOCK ISSUANCE PROPOSAL.
The Incentive Plan Proposal
Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. For purposes of NYSE rules, abstentions will have the same effect as votes “
AGAINST
” this proposal.
THE DMY IV BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “
FOR
” THE INCENTIVE PLAN PROPOSAL.
The ESPP Proposal
Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. For purposes of NYSE rules, abstentions will have the same effect as votes “
AGAINST
” this proposal.
THE DMY IV BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “
FOR
” THE ESPP PROPOSAL.
Adjournment Proposal
If the chairman of the Special Meeting does not adjourn the Special Meeting, dMY IV Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, (iii) to provide to dMY IV Stockholders any supplement or amendment to this proxy statement/prospectus and/or (iv) to solicit additional proxies if dMY IV reasonably determines that it is advisable or necessary to do so in order to obtain the Planet Stockholder Approval.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions have no effect on the outcome of the proposal.
THE DMY IV BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “
FOR
” THE ADJOURNMENT PROPOSAL.
Voting Your Shares
dMY IV Stockholders may vote electronically at the Special Meeting by visiting [
virtual meeting link
] or by proxy. dMY IV recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.
If your shares of dMY IV Common Stock are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a
“non-record
(beneficial) stockholder.”
If you are a dMY IV Stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “
FOR
” the proposals to adopt the Merger Agreement and the other proposals presented at the Special Meeting.
Your shares will be counted for purposes of determining a quorum if you vote:

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the Special Meeting.
Abstentions will be counted for determining whether a quorum is present for the Special Meeting.
Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.
Voting Shares Held in Street Name
If your shares of dMY IV Common Stock are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares of dMY IV Common Stock, so you should carefully read the materials provided to you by your broker, bank or other nominee or intermediary.
If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.
Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of dMY IV Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.
Revoking Your Proxy
If you are a dMY IV Stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	timely delivering a written revocation letter to the Corporate Secretary of dMY IV;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•
attending the Special Meeting and voting electronically by visiting the website established for that purpose at [
virtual meeting link
] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a
non-record
(beneficial) dMY IV Stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by dMY IV’s Officers and Directors
As of the record date, the dMY IV directors and officers and their affiliates had the right to vote 8,625,000 shares of dMY IV Common Stock, representing approximately 20% of the dMY IV Common Stock then outstanding and entitled to vote at the meeting. dMY IV’s initial stockholders, the Sponsor, officers and directors at the time of its initial public offering have entered into a letter agreement with us to vote “
FOR
” the approval of the Business Combination Proposal, and we expect them to vote “
FOR
” the approval of Charter Proposal A, “
FOR
” the approval of Charter Proposal B, “
FOR
” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “
FOR
” the approval of the Stock Issuance Proposal, “
FOR
” the approval of the Incentive Plan Proposal, “
FOR
” the approval of the ESPP Proposal and “
FOR
” the approval of the Adjournment Proposal.
Redemption Rights
Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the shares of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
dMY IV’s initial stockholders will not have redemption rights with respect to any dMY IV Common Stock owned by them, directly or indirectly.
You will be entitled to receive cash for any public shares to be redeemed only if you:

•
hold public shares or hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•
prior to 12:00 p.m., New York City time, on [                ], 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that dMY IV redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their public shares.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests which is two business days prior to the initially scheduled date of the Special Meeting, and thereafter, with dMY IV’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that dMY IV instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the Business Combination is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, dMY IV will promptly return any public shares previously delivered by public holders.
For illustrative purposes, the cash held in the Trust Account on June 30, 2021 was $345,057,911 or $10.00 per public share. Prior to exercising redemption rights, public stockholders should verify the market price of dMY IV Common Stock as they may receive higher proceeds from the sale of their dMY IV Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. dMY IV cannot assure its stockholders that they will be able to sell their dMY IV Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your shares of dMY IV Common Stock (either physically or electronically) to the transfer agent, in each case prior to 12:00 p.m., New York City time, on [                ], 2021, the deadline for submitting redemption requests, and the Business Combination is consummated.
Immediately following the Closing, New Planet will pay public stockholders who properly exercised their redemption rights in respect of their public shares.
Appraisal Rights
Neither dMY IV Stockholders nor dMY IV warrant holders have appraisal rights in connection with the Business Combination under the DGCL.
Potential Purchases of Shares and/or Public Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding dMY IV or its securities, the initial stockholders, New Planet and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire dMY IV Common Stock or vote their dMY IV Common Stock in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) dMY IV satisfies the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining the dMY IV Stockholder Approval. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.
Costs of Solicitation
dMY IV will bear the cost of soliciting proxies from dMY IV Stockholders.
dMY IV will solicit proxies by mail. In addition, the directors, officers and employees of dMY IV may solicit proxies from dMY IV Stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. dMY IV will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of dMY IV Common Stock held of record by those persons and will reimburse them for their reasonable out-of-pocket
expenses incurred in forwarding such proxy solicitation materials.
dMY IV has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. dMY IV has agreed to pay Morrow a fee of $30,000, plus disbursements. dMY IV will reimburse Morrow for reasonable out-of-pocket
expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. dMY IV will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. dMY IV’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Other Business
dMY IV is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the dMY IV Board may recommend.
Attendance
Only dMY IV Stockholders on the record date or persons holding a written proxy for any stockholder or account of dMY IV as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. If you hold your shares of dMY IV Common Stock in your name as a stockholder of record and you wish to attend the Special Meeting, please visit [
virtual meeting link
] and enter the control number found on your proxy card. If your shares of dMY IV Common Stock are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting. You may also attend the meeting telephonically by dialing
1-[                ]
(toll-free within the United States and Canada) or
+1-[                ]
(outside of the United States and Canada, standard rates apply). The passcode for telephone access is [                ]#, but please note that you will not be able to vote or ask questions if you choose to participate telephonically.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow, the proxy solicitation agent for dMY IV, by calling (800)
662-5200,
or banks and brokers can call collect at (203)
658-9400,
or by emailing DMYQ.info@investor.morrowsodali.com. This notice of Special Meeting is, and the proxy statement/prospectus relating to the Business Combination will be, available at [
virtual meeting link
].

THE BUSINESS COMBINATION AND THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement and the Business Combination. A copy of the Merger Agreement is attached as

Annex A
 to this proxy statement/prospectus and is incorporated by reference. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about dMY IV, Planet, First Merger Sub or Second Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Mergers and the terms and conditions of the Merger Agreement. In the event of any discrepancy between the following summary and the terms of the Merger Agreement, the Merger Agreement will control. Capitalized terms not otherwise defined herein have the definition given to them in the Merger Agreement.
dMY IV is asking its stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby. dMY IV Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection titled “
The Merger
 Agreement
” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.
Because dMY IV is holding a Special Meeting of stockholders to vote on the Business Combination, dMY IV may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of dMY IV Class A common stock and dMY IV Class B common stock that are voted at the Special Meeting, voting as a single class.

THE MERGER AGREEMENT
The following describes certain aspects of the Business Combination, including the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this proxy statement/prospectus as
Annex
 A
, and is incorporated by reference into this proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Business Combination.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary are included to provide you with information regarding the terms of the Merger Agreement. The Merger Agreement contains representations and warranties by dMY IV and Planet. The representations, warranties and covenants made in the Merger Agreement by dMY IV and Planet were qualified and subject to important limitations agreed to by dMY IV and Planet in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than necessarily establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that dMY IV and Planet each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.
For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as necessarily presenting the actual state of facts or condition of dMY IV or Planet, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “
Where You Can Find More Information
” beginning on page 318. dMY IV will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.
Closing and Effective Time of the Mergers
Unless dMY IV and Planet otherwise mutually agree, the Closing shall take place on the date which is two business days after the first date on which all of the Closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied on the Closing Date. See “
The Merger Agreement — Conditions to Closing
” beginning on page 141 for a more complete description of the conditions that must be satisfied prior to Closing.
On the Closing Date, dMY IV and Planet shall effect the Business Combination by filing with the Secretary of State of the State of Delaware certificates of merger related to the First Merger, pursuant to which First Merger Sub will merge with and into Planet with Planet (the “
Surviving Corporation
”) surviving the merger as a wholly owned subsidiary of dMY IV and, pursuant to Planet’s election under the Merger Agreement, the Second Merger, pursuant to which the Surviving Corporation will merge with and into dMY IV, with dMY IV surviving the merger. The First Merger shall become effective at the time when the First Merger certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by dMY IV and Planet. Unless Planet elects not to proceed with the Second Merger, the Second Merger shall become effective at the time when the Second Merger certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by dMY IV and Planet. As of the date of this proxy statement/prospectus, the parties expect that the Business Combination will be effective by the end of 2021. However, there can be no assurance as to when or if the Business Combination will occur.
If the Business Combination is not completed by 5:00 p.m. Eastern Time, on February 21, 2022, the Merger Agreement may be terminated by either dMY IV or Planet. However, a party may not terminate the Merger Agreement pursuant to the provision described in this paragraph if the failure of the Closing to occur by the Outside Date is due primarily to the failure of the party seeking to terminate the Merger Agreement to fulfil any obligations of such party set forth in the Merger Agreement. See “
The Merger Agreement—Termination
”.
Merger Consideration
dMY IV has agreed to issue to the Planet Stockholders the shares of New Planet Class A common stock and New Planet Class B common stock equal to the quotient obtained by dividing (a) $2,135,000,000 by (b) $10.00.
Subject to the terms and conditions of the Merger Agreement, at the Effective Time:

(a)
each holder of shares of Planet Class B common stock as of immediately prior to the Effective Time (other than in respect of Treasury Shares) will be entitled to receive, in the form of a number of shares of New Planet Class B common stock, (A) a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by
(ii) the number of shares of Planet Class B common stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (B) a number of shares of New Planet Class B common stock equal to (i) the Per Share Contingent Consideration (if any)
multiplied by
(ii) the number of shares of Planet Class B common stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share; and

(b)
each holder of shares of Planet capital stock (other than Planet Class B common stock) as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares, (y) Dissenting shares, and (z) any shares of Planet capital stock subject to Planet Awards) shall be entitled to receive (A) a portion of the Aggregate Merger Consideration in the form of a number of shares of dMY IV Class A common stock equal to (i) the Exchange Ratio, multiplied by
(ii) the number of shares of Planet capital stock (other than Planet Class B common stock) held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (B) a number of shares of New Planet Class A common stock equal to (i) the Per Share Contingent Consideration (if any)
multiplied by
(ii) the number of shares of Planet capital stock (other than Planet Class B common stock) held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share. With respect to any holder of Planet preferred stock, such number of shares of Planet capital stock (other than Planet Class B common stock) held by such holder shall be calculated as if such holder had exercised in full its optional conversion rights with respect to such Planet preferred stock pursuant to
Article IV
, Section C.5(a) of the Planet Charter.

Following the Closing, the Contingent Consideration to be received by the holders of Planet capital stock and Planet Awards shall be calculated as follows:

(i)
6,750,000 shares of New Planet common stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) New Planet consummates a Change of Control, which results in any stockholder of New Planet having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $15.00 per share (the “
First Milestone
”) (such 6,750,000 shares of New Planet common stock, the “
First Milestone Contingent Consideration
”);

(ii)
6,750,000 shares of New Planet common stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $17.00 over any 20 Trading Days within any 30 Trading Day period or (y) New Planet consummates a Change of Control, which results in any stockholder of New Planet having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $17.00 per share (the “
Second Milestone
”) (such 6,750,000 shares of New Planet common stock, the “
Second Milestone Contingent Consideration
”);

(iii)
6,750,000 shares of New Planet common stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $19.00 over any 20 Trading Days within any 30 Trading Day period or (y) New Planet consummates a Change of Control, which results in any stockholder of New Planet having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $19.00 per share (the “
Third Milestone
”) (such 6,750,000 shares of New Planet common stock, the “
Third Milestone Contingent Consideration
”); and

(iv)
6,750,000 shares of New Planet common stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $21.00 over any 20 Trading Days within any 30 Trading Day period or (y) New Planet consummates a Change of Control, which results in any stockholder of New Planet having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $21.00 per share (the “
Fourth Milestone
” and together with the First Milestone, the Second Milestone and the Third Milestone, the “
Contingent Milestones
”) (such 6,750,000 shares of New Planet common stock, the “
Fourth Milestone Contingent Consideration
” and together with the First Milestone Contingent Consideration, the Second Milestone Contingent Consideration and the Third Milestone Contingent Consideration, the “
Contingent Consideration”).
For the avoidance of doubt, the maximum amount of the Contingent Consideration is 27,000,000 shares of New Planet common stock, in the aggregate.

In connection with a Change of Control, a Contingent Milestone shall be deemed satisfied if (i) the aggregate proceeds paid to, or in the event of an asset sale, available for distribution to, stockholders of New Planet in such Change of Control divided by (ii) (a) the number of outstanding shares of New Planet common stock immediately prior to the consummation of such Change of Control plus (b) the number of shares of New Planet common stock issuable pursuant to the applicable tranche(s) of Contingent Consideration at such Contingent Milestone, is equal to or exceeds such Contingent Milestone.
Treatment of Planet Options and Awards
At the Effective Time, each outstanding vested Planet Option will be assumed by New Planet and will be converted into (i) an option to acquire New Planet Class A common stock with the same terms and conditions as applied to the Planet Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative or satisfied by the First Merger and (ii) the right to receive, with respect to each share of Planet common stock subject to such Planet Option immediately prior to the Effective Time, the Per Share Contingent Consideration (if any). The number of shares underlying such New Planet Option will be determined by multiplying the number of shares of Planet common stock subject to such Planet Option immediately prior to the Effective Time, by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Planet Option will be determined by dividing the per share exercise price immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest full cent.
At the Effective Time, each Planet Restricted Stock Unit Award that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the First Merger) will be cancelled and converted into (i) a restricted stock unit award covering a number of shares of

New Planet Class A common stock equal to the number of shares of Planet common stock underlying such unvested Planet Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded to the nearest whole share), with the same terms and conditions as were applicable to the related unvested Planet Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger and (ii) the right to receive, with respect to each share of Planet common stock subject to such unvested Planet Restricted Stock Unit Award immediately prior to the Effective Time, the Per Share Contingent Consideration (if any).
At the Effective Time, each Planet Restricted Stock Unit Award that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the First Merger) will be cancelled and converted into the right to receive, and the holder of such vested Planet Restricted Stock Unit Award will be entitled to receive (i) a portion of the Aggregate Share Consideration in the form of New Planet Class A common stock equal to (A) the Exchange Ratio, multiplied by
(B) the number of shares underlying such vested Planet Restricted Stock Unit Award as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (ii) with respect to each share of Planet common stock subject to such vested Planet Restricted Stock Unit Award immediately prior to the Effective Time, the Per Share Contingent Consideration (if any).
Covenants and Agreements
Conduct of Planet Businesses Prior to the Completion of the Mergers
Planet has agreed that, prior to the Closing, it shall use reasonable best efforts to operate its business in the ordinary course consistent with past practice. In addition, Planet has agreed that prior to the Closing, subject to specified exceptions, it and its subsidiaries shall not without the written consent of dMY IV (which may not be unreasonably conditioned, withheld, delayed or denied):

•	change or amend its governing documents (other than as contemplated by the certificate of amendment to the Planet Charter);

•	make or declare any dividend or distribution to its stockholders or make any other distributions in respect of any of the Planet capital stock or equity interests;

•
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Planet capital stock or equity interests in a manner that would increase the Aggregate Merger Consideration payable to its stockholders;

•
purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Planet, except for (i) the acquisition by Planet of any shares of capital stock, membership interests or other equity interests of Planet or of any Planet Options or Planet restricted stock unit awards in connection with the repurchase, forfeiture or cancellation of such interests, Planet Options, and Planet restricted stock unit awards; (ii) the acquisition by Planet of shares of Planet common stock in connection with the surrender of shares of Planet common stock by holders of Planet Options in order to pay the exercise price of the Planet Options; and (iii) the withholding of shares of Planet common stock to satisfy tax obligations with respect to the Planet Options and Planet restricted stock unit awards;

•
enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) certain material contracts required to be listed on the Planet disclosure letter delivered in accordance with the merger agreement, or any real property lease or FCC or NOAA licenses, in each case, other than in the ordinary course of business, as required by law or as expressly permitted under the Merger Agreement;

•
sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse, or otherwise dispose of any of its material tangible assets or properties, except for (i) the sale of inventory in the ordinary course of business consistent with past practice; (ii) dispositions of obsolete or worthless equipment; (iii) transactions among Planet and its subsidiaries or among its subsidiaries; and (iv) transactions in the ordinary course of business;

•	acquire any ownership interest in any real property;

•
except as otherwise required by law, its existing benefit plans or certain contracts listed on the Planet disclosure letter delivered in accordance with the Merger Agreement; (i) grant any severance, retention, change in control or termination or similar payment, other than in the ordinary course of business consistent with past practice; (ii) terminate, adopt, enter into or materially amend or grant any new non-equity-based
awards under any benefit plan of Planet or any plan, policy, practice, program, agreement or other arrangement that would be deemed a benefit plan if in effect as of the date of the Merger Agreement, other than in the ordinary course of business consistent with past practice; (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of Planet or its subsidiaries in the ordinary course of business consistent with past practice; (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Planet or any of its subsidiaries; (v) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base compensation in excess of $350,000, other than in the ordinary course of business consistent with past practice or (vi) terminate any employee with a title of senior vice president or above (other than for cause, death or disability);

•
acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•
incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness in excess of $20,000,000, other than in connection with borrowings, extensions of credit and other financial accommodations under its existing credit facilities, notes and other existing indebtedness and, in each case, any refinancings thereof, except
that in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to Planet any terms of or any agreement with respect to any such outstanding indebtedness (when taken as a whole) other than with respect to the conversion of Planet’s convertible notes;

•
(i) make, change or revoke any material election in respect of taxes; (ii) amend, modify or otherwise change any filed tax return in a manner that is material to Planet or its subsidiaries; (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes; (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement (other than customary commercial contracts entered into in the ordinary course of business not primarily related to taxes); (v) settle or compromise any claim or assessment in respect of material taxes; (vi) surrender or allow to expire any right to claim a refund of material taxes; (vii) file any tax return of Planet or its subsidiaries in a manner that is inconsistent with the past practices of Planet; or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•	take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the intended tax treatment;

•
authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Planet capital stock or securities exercisable or exchangeable for or convertible into Planet capital stock or grant any additional equity or equity-based compensation other than (i) upon the exercise or settlement of Planet Options or Planet restricted stock unit awards under Planet’s incentive plans and applicable award agreements outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement; (ii) as required to comply with any benefit plan of Planet as in effect on the date of the Merger Agreement; (iii) upon exercise of any Planet Warrant; and (iv) upon the conversion of the Planet Notes;

•
adopt a plan of, or otherwise enter into or effect a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Planet or its subsidiaries (other than the Mergers);

•
waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

•
(A) sell, assign, transfer, license, sublicense, covenant not to assert, pledge, encumber, subject to a lien (other than a permitted lien), grant to, or agree to grant to, any person rights in or to any intellectual property of Planet that is material to Planet and its subsidiaries, (other than non-exclusive
licenses and sublicenses of Planet intellectual property granted in the ordinary course of business consistent with past practice), or dispose of, cancel, abandon or permit to lapse any rights to any Planet intellectual property that is material to Planet and its subsidiaries, except for the expiration of Planet registered intellectual property in accordance with the applicable statutory term, or (B) subject any material Planet intellectual property to any copyleft licenses;

•
disclose or agree to disclose to any person (other than dMY IV and its representatives) any material trade secret or any other material confidential information of Planet or any of its subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to confidentiality agreements containing obligations to maintain the confidentiality thereof;

•	make or commit to making capital expenditures other than in an aggregate amount not in excess of the amount set forth on the Planet disclosure letter delivered to dMY IV;

•	manage Planet’s and its subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;

•
enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of Planet or its subsidiaries as the bargaining representative for any employees of Planet or its subsidiaries;

•	terminate without replacement or fail to use reasonable efforts to maintain any license material to the conduct of the business of Planet and its subsidiaries, taken as a whole;

•
(i) limit the right of Planet or any of Planet’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person; or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt the ordinary course operation of the businesses of Planet and its subsidiaries, taken as a whole;

•
terminate without replacement or amend in a manner materially detrimental to Planet and its subsidiaries, taken as a whole, any material insurance policy insuring the business of Planet or any of Planet’s subsidiaries;

•	cease conducting, or enter into any new line of business outside of the business currently conducted by Planet and its subsidiaries as of the date of the Merger Agreement;

•	make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law; or

•	enter into any agreement to take any actions prohibited above.
Conduct of dMY IV Prior to the Completion of the Mergers
dMY IV has agreed that, prior to the Closing, it shall, and shall cause the Merger Subs to, operate its business in the ordinary course and consistent with past practice. In addition, dMY IV has agreed that prior to the Closing, subject to specified exceptions, it shall not, and shall cause the Merger Subs not to, without the written consent of Planet (which may not be unreasonably conditioned, withheld, delayed or denied):

•
seek any approval from the stockholders of dMY IV, to change, modify or amend the Trust Agreement or the governing documents of dMY IV or the Merger Subs, except as contemplated by the Transaction Proposals;

•
(A) make or declare any dividend or distribution to the stockholders of dMY IV or make any other distributions in respect of any of dMY IV’s or First Merger Sub’s capital stock or Second Merger Sub’s units, share capital or equity interests; (B) split, combine, reclassify or otherwise amend any terms of any shares or series of dMY IV’s or First Merger Sub’s capital stock or Second Merger Sub’s units or equity interests; or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of dMY IV or the Merger Subs, other than redemption of shares of dMY IV Class A common stock made as part of dMY IV’s share redemptions;

•
(A) make or change any material election in respect of taxes; (B) amend, modify or otherwise change any filed tax return in a manner that is material to dMY IV and the Merger Subs; (C) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes; (D) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement (other than customary commercial contracts entered into in the ordinary course of business not primarily related to taxes); (E) settle or compromise any claim or assessment in respect of material taxes; (F) surrender or allow to expire any right to claim a refund of material taxes; (G) file any tax return in a manner that is inconsistent with the past practices of dMY IV and the Merger Subs; or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•	take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the intended tax treatment;

•
other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of dMY IV or any Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•
incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of dMY IV or any of dMY IV’s subsidiaries or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business to fund dMY IV transaction expenses (which the parties agree shall include any indebtedness in respect of any working capital loan incurred in the ordinary course of business in an aggregate amount not to exceed $1,500,000); or (B) incurred between dMY IV and the Merger Subs;

•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements related to the Merger Agreement or in support of the ordinary course operations of dMY IV (which includes any indebtedness in respect of any working capital loan incurred in the ordinary course of business in an aggregate amount not to exceed $1,500,000);

•
(A) issue any dMY IV securities or securities exercisable for or convertible into dMY IV securities, other than the issuance of the Aggregate Merger Consideration and other than as contemplated in the Insiders Letter Agreement; (B) grant any options, warrants or other equity-based awards with respect to dMY IV securities not outstanding on the date hereof; or (C) amend, modify or waive any of the material terms or rights set forth in any dMY IV warrant or the warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•	enter into, amend or modify, or agree to pay any discretionary amount under, any contract with any broker, finder, or investment bank related to the Business Combination; or

•	enter into any agreement to take any actions prohibited above.
HSR Act and Other Filings
Planet and dMY IV have agreed to comply promptly but in no event later than ten business days after the date of the Merger Agreement with the notification and reporting requirements of the HSR Act (the “
HSR Filing
”). Planet and dMY IV filed the HSR Filing on July 21, 2021. Planet and dMY IV have agreed to substantially comply with information or documentation requests by any antitrust authorities.
Planet and dMY IV have agreed (and, to the extent required, shall cause their respective controlled affiliates to) to request early termination of any waiting period under the HSR Act and to (i) obtain termination or expiration of the waiting period under the HSR Act; and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated in the Merger Agreement.
Planet and dMY IV have agreed to comply promptly but in no event later than ten business days after the date of the Merger Agreement, to file all necessary applications (i) with the FCC, requesting consent to the change of control of Planet and to the assignment of Planet’s or its subsidiaries’ licenses issued by the FCC to the Surviving Company as contemplated by the Merger Agreement and (ii) with the NOAA, requesting consent to the modification of Planet’s or its subsidiaries’ licenses issued by the NOAA to effect the transactions contemplated by the Merger Agreement. Planet and dMY IV shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation and prosecution of such applications. In addition, the parties shall agree to any extensions of the NOAA review period (but in no event beyond February 21, 2022) as reasonably necessary to effect the transactions contemplated by the Merger Agreement. The necessary FCC and NOAA filings were submitted to regulators on July 16, 2021. The FCC granted the required regulatory approvals for Planet’s Earth stations on August 9, 2021 and for Planet’s space stations on August 12, 2021. NOAA granted conditional approval on September 1, 2021, subject to the provision by Planet of additional administrative information requested by NOAA.
dMY IV shall cooperate in good faith with governmental authorities and undertake promptly any and all actions required to complete lawfully the transactions contemplated by the Merger Agreement as soon as practicable (but in any event prior to February 21, 2022) and any and all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any governmental authority or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers.
With respect to each of the above filings, and any other requests, inquiries, actions or other proceedings by or from governmental authorities, other than a so called “second request” under the HSR Act, Planet and dMY IV shall (and, to the extent required, shall cause its controlled affiliates to): (i) diligently and expeditiously defend and obtain any necessary clearance, approval, consent, or governmental authorization under laws prescribed or enforceable by any governmental authority for the transactions contemplated by the Merger Agreement and to resolve any objections as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement; and (ii) cooperate fully with each other in the defense of such matters.
To the extent not prohibited by law, Planet shall promptly furnish to dMY IV, and dMY IV shall promptly furnish to Planet, copies of any material notices or material written communications received by such party or any of its affiliates from any third party or any governmental authority with respect to the transactions contemplated by the Merger Agreement, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any material proposed written communications by such party and/or its affiliates to any governmental authority concerning the transactions contemplated by the Merger Agreement; except that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority without the written consent of the other parties. To the extent not prohibited by law, Planet agrees to provide dMY IV and its counsel, and dMY IV agrees to provide Planet and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its affiliates, agents or advisors, on the one hand, and any governmental authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
Planet and dMY IV have each agreed to be responsible for 50% of the fees and expenses incurred in connection with making the HSR Filing.
Proxy Solicitation
Planet and dMY IV have agreed, as promptly as practicable after the execution of the Merger Agreement and receipt of the PCAOB audited financials, to jointly prepare mutually acceptable materials which shall include this proxy statement/prospectus to be filed by dMY IV with the SEC as part of the registration statement and share with the dMY IV Stockholders at the Special Meeting, and dMY IV shall prepare (with Planet’s reasonable cooperation, including causing its subsidiaries and representatives to cooperate) and file with the SEC the registration statement, in which the proxy statement will be included as a prospectus, in connection with the registration under the Securities Act of dMY IV’s common stock that constitute the Aggregate Merger Consideration and the Contingent Consideration to be issued pursuant to the Merger Agreement.
Planet and dMY IV have agreed to use reasonable best efforts to cause the proxy statement and registration statement to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated in the Merger Agreement.
Planet and dMY IV have agreed to furnish to the other party all information concerning itself and its subsidiaries, officers, directors, managers and equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the proxy statement or registration statement, a Current Report on Form
8-K
pursuant to the Exchange Act in connection with the transactions contemplated by the Merger Agreement, or any other statement, filing, notice or application made by or on behalf of dMY IV, Planet or any of their respective subsidiaries to any regulatory authority or to the NYSE in connection with the Merger Agreement and the other transactions contemplated in the Merger Agreement. dMY IV shall cause the proxy statement and registration statement to be mailed to the dMY IV Stockholders promptly after the registration statement is declared effective under the Securities Act.

Stockholder Approvals
dMY IV has agreed to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to cause the Proxy Statement to be disseminated to dMY IV Stockholders in compliance with applicable Law; give notice of and convene and hold a meeting of the dMY IV Stockholders in accordance with dMY IV’s governing documents and Section 312.03 of the NYSE Listing Rules for a date no later than thirty (30) business days following the date the Registration Statement is declared effective; solicit proxies from the holders of DMY IV common stock to vote in favor of each of the Transaction Proposals; and provide its stockholders with the opportunity to elect to effect a dMY IV stock redemption.
Planet has agreed to, once the Registration Statement becomes effective (and in any event within five (5) business days), to recommend and solicit approval and adoption of the Merger Agreement and the transactions contemplated therein. If Planet obtains the stockholder approval, then as promptly as reasonably practicable following the receipt of the written consent, Planet shall prepare and deliver to its stockholders who have not consented the notice required by applicable rules.
dMY IV shall, through the dMY IV Board, recommend to the dMY IV Stockholders to vote for the Proposals and shall not withdraw, amend, qualify or modify its recommendation to the dMY IV Stockholders (“
dMY IV Modification in Recommendation
”) that they vote in favor of the Proposals unless at any time prior to obtaining the vote of dMY IV Stockholders, the dMY IV Board determines in good faith after consultation with outside legal counsel, in response to an Intervening Event, that the failure to do so would constitute a violation of its fiduciary duties under applicable law.
An “Intervening Event” refers to any event, state of facts, condition, change, development, circumstance, occurrence or effect that (i) was not known to or reasonably foreseeable by the dMY IV Board as of the date of the Merger Agreement and (ii) does not relate to (A) any business combination (other than the Mergers) or (B) clearance of the Mergers by any governmental authority, excluding (1) any change in the price or trading volume of dMY IV common stock and (2) the failure of Planet or any of its subsidiaries to meet or exceed projections (in and of itself, but without preventing a determination of an Intervening Event as to the events underlying such change).
No Solicitation by dMY IV
From the date of the Merger Agreement to the earlier of the Closing or the valid termination of the Merger Agreement, dMY IV shall not, and shall cause its subsidiaries and representatives not to (i) make any proposal or offer that constitutes an acquisition proposal; (ii) initiate or have any discussions or negotiations with any person with respect to an acquisition proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal, in each case, other than to or with Planet and its respective representatives.
dMY IV agrees to, and shall instruct its officers and directors to, and its representatives, its subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to the proposed transaction (other than Planet and its representatives).
No Solicitation by Planet
From the date of the Merger Agreement to the earlier of the Closing or the valid termination of the Merger Agreement, Planet shall not, and Planet shall instruct and use its reasonable best efforts to cause its representatives, not to, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any person with respect to, or provide any non-public
information or data concerning Planet or any of its subsidiaries to any person relating to, an Acquisition Proposal or give any person access to the Planet in connection with an

Acquisition Proposal; (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal; (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state; (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an Acquisition Proposal; or (v) agree or otherwise commit to enter into or engage in any of the foregoing. Planet also agrees that immediately following the execution of the Merger Agreement it shall, and shall cause each of its subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. Planet also agreed to certain obligations to notify dMY IV regarding an Acquisition Proposal.
NYSE Listing
Prior to the closing, dMY IV shall ensure that dMY IV remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of dMY IV Class A common stock issuable in the Mergers, including any shares of New Planet common stock issuable upon the achievement of the Contingent Milestones, and shall obtain approval for the listing of such shares of dMY IV Class A common stock and Planet shall reasonably cooperate with dMY IV with respect to such listing.
Indemnification
From and after the effective time of the Business Combination, dMY IV agrees that it shall indemnify and hold harmless each present and former director and officer of (i) Planet and each of its subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Planet being acquired under the Merger Agreement) and (ii) dMY IV and each of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the First Merger, whether asserted or claimed prior to, at or after the effective time of the First Merger, to the fullest extent Planet, dMY IV or any of their respective subsidiaries, would have been permitted under applicable laws and its governing documents in effect on the date of the Merger Agreement to indemnify such parties listed above.
Without limiting the foregoing, dMY IV shall, and shall cause its subsidiaries to (i) maintain for a period of not less than six (6) years following the Closing Date provisions in its governing documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of dMY IV’s and its subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the governing documents of Planet, dMY IV or their respective subsidiaries, as applicable, in each case, as in effect on the date of the Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by the law.
For a period of six (6) years following the Effective Time, dMY IV shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by dMY IV’s, Planet’s or any of their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall dMY IV be required to pay (A) with respect to dMY IV, an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by dMY IV for its current officers’ liability insurance policy, or (B) with respect to Planet, an annual premium for such insurance in excess of 300% of the aggregate annualized premium payable by Planet for such insurance policy for the year ending August 5, 2021. Each of dMY IV and Planet shall, to the extent reasonably available, cause coverage to be extended under each of dMY IV’s and Planet’s respective current directors’ and officers’ liability insurance by each obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of each of dMY IV’s and Planet’s current insurance coverage with respect to claims existing or occurring at or prior to the effective time of the First Merger.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including covenants related to:

•
Planet providing, subject to certain specified restrictions and conditions, to dMY IV and its respective representatives reasonable access to Planet’s and its subsidiaries’ properties, books, contracts, commitments, tax returns, records and appropriate officers and employees;

•	Planet waiving claims to the Trust Account in the event that the Business Combination is not consummated;

•	dMY IV causing certain disbursements from the Trust Account as specified in the Merger Agreement;

•
Planet and dMY IV keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable laws;

•
Planet and dMY IV taking all steps as may be required to cause any acquisition or disposition of any equity security of dMY IV or Planet, as applicable, that occurs or is deemed to occur by reason of the transactions contemplated by the Merger Agreement by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated by the Merger Agreement to be exempt under Section 16(b) of the Exchange Act pursuant to Rule
16b-3
thereunder;

•	cooperation between Planet and dMY IV in obtaining any material third-party consents and approvals required to consummate the Business Combination;

•	the intended tax treatment of the transactions contemplated by the Merger Agreement; and

•	confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby.
Representations and Warranties
The Merger Agreement contains representations and warranties made by Planet to dMY IV relating to a number of matters, including the following:

•	company organization;

•	subsidiaries;

•	due authorization;

•	no conflict;

•	governmental authorities and consents;

•	capitalization of Planet;

•	capitalization of Planet’s subsidiaries;

•	financial statements;

•	undisclosed liabilities;

•	litigation and proceedings;

•	legal compliance;

•	contracts and no defaults;

•	company benefit plans;

•	labor relations and employees;

•	taxes;

•	brokers’ fees;

•	insurance;

•	licenses;

•	equipment and other tangible property;

•	real property;

•	intellectual property;

•	privacy and cybersecurity;

•	environmental matters;

•	absence of changes;

•	anti-corruption and anti-money laundering compliance;

•	sanctions and international trade compliance;

•	information supplied;

•	customers and suppliers;

•	government contracts;

•	sufficiency of assets;

•	related party transactions;

•	no outside reliance; and

•	no additional representations or warranties.
Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to Planet means any event, state of facts, condition, change, development, circumstance, occurrence or effect (each, an “
Effect
”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Planet and its subsidiaries, taken as a whole; or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Planet to consummate the Mergers. However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect” with respect to Planet: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any actions required by the Merger Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including
COVID-19,
or any
COVID-19
measures or any change in such
COVID-19
measures or interpretations following the date of the Merger Agreement) or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (f) any failure of Planet to meet any projections or forecasts (other than any Effect underlying such failure to meet projections or forecasts); (g) any Effects generally applicable to the industries or markets in which Planet and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (h) any launch failure, crash, launch or flight delay, launch or flight cancellation, inflight accident or malfunction or similar operational effects, in each case, involving any satellite owned by Planet, except that such event may be taken into account to determine whether a material adverse effect has occurred if it materially and adversely impacts the long-term ability of Planet’s satellite fleet to provide data or service to Planet’s customers; (i) the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Planet and its subsidiaries and any litigation by or on behalf of Planet’s stockholders (except for purposes of the representation and warranty set forth in Section 4.4 of the Merger Agreement and the condition to Closing with respect thereto); (j) any matter expressly set forth on the disclosure letter delivered by Planet to dMY IV to the extent that the adverse Effect of such matter is reasonably apparent; (k) any Effects to the extent actually known by certain specified dMY IV officers on or prior to the date of the Merger Agreement; or (l) any action taken by, or at the request of, dMY IV or the Merger Subs. Any Effects referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a material adverse effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Planet and its subsidiaries, taken as a whole, relative to companies in the industry in which Planet and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Planet and its subsidiaries, taken as a whole, relative to companies in the industry in which Planet and its subsidiaries conduct their respective operations.
The Merger Agreement also contains representations and warranties made by dMY IV and the Merger Subs to Planet relating to a number of matters, including the following:

•	company organization;

•	due authorization;

•	no conflicts;

•	litigation and proceedings;

•	SEC filings;

•	internal controls, listing, and financial statements;

•	governmental authorities and consents;

•	Trust Account;

•	Investment Company Act and JOBS Act;

•	absence of changes;

•	no undisclosed liabilities;

•	capitalization of dMY IV;

•	brokers’ fees;

•	indebtedness;

•	taxes;

•	business activities;

•	NYSE stock market quotation;

•	registration statement, proxy statement and proxy statement/registration statement;

•	other businesses;

•	no outside reliance; and

•	no additional representations or warranties.
Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the Merger Agreement, a “material adverse effect” with respect to dMY IV means any Effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of dMY IV or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of dMY IV or the Merger Subs to consummate the Mergers. However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect with respect to dMY IV: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any actions required by the Merger Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including
COVID-19,
or any
COVID-19
measures or any change in such
COVID-19
measures or interpretations following the date of the Merger Agreement) or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (f) any decline in the market price or trading volume of the dMY IV Common Stock or any change in the credit rating of dMY IV or any of its securities (other than Effects underlying such decline or change), (g) any Effects generally applicable to the industries or markets in which dMY IV operates; (h) the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of dMY IV and any litigation by or on behalf of dMY IV Stockholders (except for purposes of the representation and warranty set forth in Section 5.3 of the Merger Agreement and the condition to Closing with respect thereto); (i) any matters expressly set forth on the disclosure letter delivered by dMY IV to Planet to the extent that the adverse Effect of such matter is reasonably apparent; (j) any Effects to the extent actually known by certain Planet’s officers on or prior to the date of the Merger Agreement; or (k) the fact that, pursuant to applicable laws or requirements of the SEC in effect or announced as of the date of the Merger Agreement, dMY IV may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (together with any deficiencies in disclosure (including, without limitation, with respect to internal controls over financial reporting or disclosure controls and procedures)) arising from the treatment of such warrants of dMY IV as equity rather than liabilities, or any actions taken or actions omitted to be taken in connection with such fact, or (l) any action taken by, or at the request of, Planet. Any Effect referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a material adverse effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of dMY IV relative to other special purpose acquisition companies, but only to the extent of the incremental disproportionate effect on dMY IV relative to special purpose acquisition companies.
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties in the Merger Agreement do not survive the Effective Time and, as described below under “
Termination,”
if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement.
This summary and the copy of the Merger Agreement attached to this proxy statement/prospectus as
Annex A
are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by dMY IV, Planet and the Merger Subs, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of dMY IV, Planet or the Merger Subs or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.
Conditions to Closing
The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.
Conditions to Each Party’s Obligations
The obligations of the parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•	dMY IV Stockholder Approval . The dMY IV Stockholder Approval shall have been obtained.

•	Planet Stockholder Approval . The Planet Stockholder Approval shall have been obtained.

•
Registration Statement
. The Registration Statement will have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

•	HSR Act . The applicable waiting period under the HSR Act in respect of the Business Combination shall have expired or been terminated.

•	FCC and NOAA : All necessary consents of the FCC and NOAA to the transactions contemplated by the Merger Agreement shall have been obtained.

•
No Prohibition
. There shall not be in effect any governmental order, statute, rule or regulation from any governmental authority of competent jurisdiction that enjoins or prohibits the consummation of the Mergers.

•
Net Tangible Assets
. dMY IV shall not have received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem dMY IV Class A common stock in an amount that would cause dMY IV not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act).

•
NYSE
. dMY IV’s Class A common stock to be issued in connection with the transactions contemplated by the Merger Agreement shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance thereof.

Additional Conditions to the Obligations of dMY IV and the Merger Subs
The obligations of dMY IV and the Merger Subs to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by dMY IV:

•	Representations and Warranties .
Each of the representations and warranties of Planet regarding company organization, due authorization, no conflicts, capitalization of Planet and its subsidiaries and broker fees, and certain of the representations and warranties of Planet regarding its subsidiaries shall be true and correct (disregarding any qualifications and exceptions as to “materiality” or “material adverse effect” or any similar limitations set forth therein) in all material respects as of the Closing Date as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to “materiality” or “material adverse effect” or any similar limitations set forth therein) in all material respects as of such earlier time and except for changes after the date of the Merger Agreement which are expressly permitted by the Merger Agreement or the Ancillary Agreements.
The representations and warranties of Planet regarding the absence of a material adverse effect with respect to Planet shall be true and correct in all respects as of the Closing Date.
All of the other representations and warranties of Planet shall be true and correct (disregarding any qualifications and exceptions as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct (disregarding any qualifications and exceptions as to “materiality” or “material adverse effect” or any similar limitations set forth therein) on and as of such earlier date), except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to Planet.

•	Agreements and Covenants . All agreements and covenants of Planet required under the Merger Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

•
Material Adverse Effect
. There shall not have occurred any material adverse effect with respect to Planet after the date of the Merger Agreement, the impact of which continues to be a material adverse effect with respect to Planet.

Additional Conditions to the Obligations of Planet
The obligations of Planet to consummate the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Planet:

•	Representations and Warranties .
Certain representations and warranties of dMY IV and the Merger Subs regarding company organization, due authorization, no conflicts, trust account, capitalization of dMY IV and brokers’ fees shall be true and correct (disregarding any qualifications and exceptions as to “materiality” or “material adverse effect” or any similar limitations set forth therein) in all material respects as of the Closing Date as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct (disregarding any qualifications or exceptions as to “materiality” or “material adverse effect” or any similar limitations set forth therein) in all material respects as of such earlier date and except for changes after the date of the Merger Agreement which are expressly permitted by the Merger Agreement or the Ancillary Agreements.

All of the other representations and warranties of dMY and the Merger Subs shall be true and correct (disregarding any qualifications and exceptions as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct (disregarding any limitation or exception as to “materiality” or “material adverse effect” or any similar limitations set forth therein) on and as of such earlier date), except, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to dMY IV.

•
Agreements and Covenants
. All agreements and covenants of dMY IV and the Merger Subs required under the Merger Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

•
Material Adverse Effect
. There shall not have occurred any material adverse effect with respect to dMY IV after the date of the Merger Agreement the impact of which continues to be a material adverse effect with respect to dMY IV.

•
Minimum Cash Condition
. The aggregate cash available to dMY IV at the Closing from the Trust Account (after giving effect to the redemption of dMY IV Class A common stock in connection with the offer of redemption made to its stockholders) and the PIPE Investment amount, in each case prior to giving effect to any transaction expenses of dMY IV or Planet shall not be less than $250,000,000.

Termination
Mutual Termination Rights
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned by:

•	mutual written consent of Planet and dMY IV;

•
either Planet or dMY IV by written notice to the other party if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any governmental order which has become final and non-appealable
and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers (however, the right to terminate the Merger Agreement pursuant to this bullet shall not be available to a party if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Business Combination or such other transaction would not be illegal or otherwise permanently prevented or prohibited);

•
either Planet or dMY IV if the dMY IV Stockholder Approval will have not been obtained by reason of the failure to obtain the required vote at the dMY IV’s shareholders’ meeting duly convened or at any adjournment thereof; or

•
either Planet or dMY IV by written notice to the other party if the Closing has not occurred before 5:00 p.m., Eastern Time, on February 21, 2022. However, the right to terminate the Merger Agreement pursuant to this bullet shall not be available to a party if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the failure of the Closing to have occurred before such time.

Termination Rights of Planet
The Merger Agreement may be terminated by Planet upon written notice to dMY IV and the transactions contemplated thereby abandoned if:

•	there has been a dMY IV Modification in Recommendation; or

•
there has been any breach of any representation, warranty, covenant or agreement on the part of dMY IV or Merger Sub such that the conditions described in the first two bullet points under the heading “
Conditions to Closing; Additional Conditions to the Obligations of Planet
” set forth above would not be satisfied at the Closing, subject to a
30-day
cure period if such breach is curable; provided, however, that Planet shall not be entitled to terminate the Merger Agreement pursuant to this provision if Planet is then in breach of the Merger Agreement in a manner that would cause the conditions specified in the first two bullet points under the heading “
Conditions to Closing; Additional Conditions to the Obligations of dMY IV and the Merger Subs”
to not be satisfied at the Closing.

Termination Rights of dMY IV
The Merger Agreement may be terminated by dMY IV upon written notice to Planet and the transactions contemplated thereby abandoned if there has been any breach of any representation, warranty, covenant or agreement on the part of Planet such that the conditions described in the first two bullet points under the heading “
Conditions to Closing; Additional Conditions to the Obligations of dMY IV and the Merger Subs
” set forth above would not be satisfied at the Closing, subject to a
30-day
cure period if such breach is curable; provided, however, that dMY IV shall not be entitled to terminate the Merger Agreement pursuant to this provision if dMY IV is then in breach of the Merger Agreement in a manner that would cause the conditions specified in the first two bullet points under the heading “
Conditions to Closing; Additional Conditions to the Obligations of Planet”
to not be satisfied at the Closing.
Effect of Termination
If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no further force or effect, without any liability on the part of any of the parties, other than liability for any actual fraud occurring prior to such termination. The provisions regarding certain miscellaneous matters and the Confidentiality Agreement shall survive any termination of the Merger Agreement and shall remain legal, valid, binding and enforceable obligations of the Parties in accordance with their respective terms.
Amendment
The Merger Agreement may be amended or modified, in whole or in part, only by a duly agreement in writing which makes reference to the Merger Agreement and has been duly authorized, executed and delivered by each of the parties to the Merger Agreement.
Specific Performance
The parties to the Merger Agreement agree that they shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific enforcement of the terms and provisions of the Merger Agreement, in addition to any other remedy to which any party is entitled at law or in equity.

ANCILLARY AGREEMENTS RELATED TO THE BUSINESS COMBINATION
Sponsor Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, dMY IV, Planet, the Sponsor and dMY IV’s directors and officers entered into the Sponsor Support Agreement, pursuant to which the Sponsor and dMY IV’s directors and officers have agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, to vote against any business combination proposal other than the Business Combination, including other proposals that would impede or frustrate the Business Combination, to comply with certain provisions prohibiting dMY IV from soliciting any alternative business combination transaction and publicity matters and to not transfer the Founder Shares and private placement warrants that they own, in each case, subject to the terms and conditions of the Sponsor Support Agreement.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms, (iii) the liquidation of dMY IV and (iv) the written agreement of dMY IV, the Sponsor and Planet. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof. However, the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising from any actual fraud in respect of the Sponsor Support Agreement occurring prior to such termination.
Planet Support Agreements
Concurrently with the execution and delivery of the Merger Agreement, dMY IV, Planet and certain Planet Stockholders who hold the votes required to approve the Merger Agreement and the transactions contemplated thereby, including the Planet Founders, entered into the Planet Holders Support Agreement or the Preferred Planet Holders Support Agreement (together, the “
Planet Support Agreements
”), whereby such Planet Stockholders agreed to, among other things, promptly (and in any event within two business days) after this proxy statement/prospectus is disseminated to Planet’s stockholders, vote or provide consent in favor of the approval of the Merger Agreement and the transactions contemplated therein. Additionally, such Planet Stockholders agreed to not transfer any securities of Planet held by such Planet Stockholder from the date of execution of the Planet Support Agreements until the earlier of the effective time of the Mergers or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions, to not solicit any Acquisition Proposal, and, solely in connection with the Planet Holders Support Agreement, to exercise the drag-along rights pursuant to and in accordance with that certain Amended and Restated Voting Agreement, dated as of February 2, 2017, by and among Planet and the Stockholders (as defined therein), to terminate certain affiliate agreements at the Closing and to vote against any Acquisition Proposal other than the Business Combination.
The Planet Support Agreements will terminate in their entirety, and be of no further force or effect, upon the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms, (iii) such time that the Merger Agreement shall be amended, modified or supplemented such that a Stockholder is disproportionately and adversely impacted relative to the other stockholders holding the same class of Planet capital stock without the prior written consent of the applicable stockholder, (iv) such time that a provision in the Merger Agreement shall be waived by Planet such that a stockholder is disproportionately and adversely impacted relative to the other stockholders holding the same class of Planet capital stock; and (v) such time that the applicable Planet Support Agreement is terminated upon the mutual written agreement of Planet, dMY IV, Merger Subs and the applicable Planet Stockholder. However, the termination of the applicable Planet Support Agreement will not relieve any party thereto from liability arising from any actual fraud in respect of the applicable Planet Support Agreement occurring prior to such termination.
Registration Rights Agreement
In connection with the consummation of the Business Combination, New Planet, the Sponsor, dMY IV’s directors and officers, the Planet Founders, certain of Planet’s directors and officers and certain Planet Stockholders will enter into the Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, New Planet will be required to register for resale securities held by the stockholders party thereto. In certain circumstances, such certain stockholders can demand up to four underwritten offerings in any
12-month
period, and such stockholders will be also be entitled to certain piggyback registration rights. New Planet will bear certain expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into upon the consummation of the IPO. The Registration Rights Agreement will terminate on the earlier of (i) the five-year anniversary of the date of the Registration Rights Agreement or (ii) with respect to any applicable stockholder, on the date that such stockholder no longer holds any Registrable Securities (as defined in the Registration Rights Agreement).
Lock-Up
Agreements
In connection with the consummation of the Business Combination, the Sponsor, dMY IV’s directors and officers, the Planet Founders, Planet’s executive officers and directors who are expected to continue on as executive officers and directors of New Planet following the Closing and other Planet Stockholders who hold at least 5% of Planet common stock on an as-converted
basis immediately prior to the Closing (collectively, the “
Lock-Up
Shareholders
”) will enter into the
Lock-Up
Agreements with New Planet, which place certain restrictions on the transfer of shares received by the
Lock-Up
Shareholders in connection with the Mergers.
The
Lock-Up
Shareholders agree not to, as applicable and during the applicable lock-up
period:

•
sell, publicly offer to sell, enter into a contract or agreement to sell, hypothecate, pledge, grant any option, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position, certain of its shares of common stock (with the applicable shares in the case of (x) dMY IV’s directors and their respective affiliates being 5,950,000 shares of New Planet Class A common stock held by the Sponsor immediately following the Closing that are converted from the 5,950,000 dMY IV Class B Common Stock held by the Sponsor immediately prior to the Closing attributable to such dMY IV director, (y) Sponsor and its permitted transferees being 8,625,000 shares of New Planet Class A common stock held by the Sponsor immediately following the Closing that are converted from 8,625,000 shares of dMY IV Class B Common Stock held by the Sponsor immediately prior to the Closing and (z) each other
Lock-Up
Shareholder being the New Planet common stock held by each person immediately following the Closing (excluding any shares of New Planet common stock acquired in connection with the Private Placement and any shares of New Planet common stock acquired in the open market) and the shares of New Planet common stock issuable to such person upon the exercise of restricted stock units, stock options or other equity awards of New Planet common stock, such applicable shares collectively the “
Lock-up
Shares
”); or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the
Lock-up
Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

In the case of shares attributable to Niccolo De Masi, Harry L. You, Darla Anderson, Francesca Luthi, Charles E. Wert, and any of their respective affiliates, and William Marshall and Robert Schingler Jr., such restrictions begin at Closing and end on the earliest of: (i) the date that is 18 months after the Closing, (ii) the consummation of a Change of Control, and (iii) in the case of Niccolo de Masi, Harry L. You, William Marshall and Robert Schingler Jr., the date on which the last reported sale price of the New Planet Class A common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any
30-Trading
Day period commencing at least 330 days after the Closing Date and, in the case of Darla Anderson, Francesca Luthi and Charles E. Wert, the date on which the last reported sale price of the New Planet Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any
30-Trading
Day period commencing at least 330 days after the Closing Date.
In the case of shares attributable to all other
Lock-Up
Shareholders, such restrictions begin at the Closing and end on the earliest of (i) the date that is 12 months after the Closing, (ii) the consummation of a Change of Control, and (iii) the date on which the last reported sale price of the New Planet Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any
30-Trading
Day period commencing at least 150 days after the Closing Date.
Founder Share Vesting
Pursuant to the
Lock-up
Agreement to be entered into by the Sponsor, effective upon the Closing, 862,500 shares of New Planet Class A common stock held by the Sponsor and 2,966,667 of the warrants to purchase New Planet Class A common stock (such shares and warrants collectively, the “
Sponsor Earnout Securities
”) will be unvested and will vest in four equal tranches as set forth below:

•
25% of the Sponsor Earnout Securities will vest if at any time prior to the fifth anniversary of the Closing Date (x) the last sale price of the New Planet Class A common stock reported by Bloomberg (or if not available, by another authoritative source) (the “
Last Sale Price
”) equals or exceeds the First Sponsor Earnout Milestone or (y) New Planet consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $15.00 per share;

•
25% of the Sponsor Earnout Securities will vest if at any time prior to the fifth anniversary of the Closing Date (x) the Last Sale Price equals or exceeds the Second Sponsor Earnout Milestone or (y) New Planet consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $17.00 per share;

•
25% of the Sponsor Earnout Securities will vest if at any time prior to the fifth anniversary of the Closing Date (x) the Last Sale Price equals or exceeds the Third Sponsor Earnout Milestone or (y) New Planet consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $19.00 per share; and

•
25% of the Sponsor Earnout Securities will vest if at any time prior to the fifth anniversary of the Closing Date (x) the Last Sale Price equals or exceeds the Fourth Sponsor Earnout Milestone or (y) New Planet consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $21.00 per share.

In connection with a Change of Control, a Sponsor Earnout Milestone shall be deemed satisfied if (i) the aggregate proceeds paid to, or in the event of an asset sale, available for distribution to, stockholders of New Planet in such Change of Control divided by (ii) (a) the number of outstanding shares of New Planet common stock immediately prior to the consummation of such Change of Control plus (b) the number of shares of New Planet common stock issuable pursuant to the applicable tranche(s) of Sponsor Earnout Securities at such Sponsor Earnout Milestone, is equal to or exceeds such Sponsor Earnout Milestone.
Any Sponsor Earnout Securities that remain unvested on the first business day following the five (5) year anniversary of the Closing Date shall be surrendered by Sponsor to New Planet without any further consideration therefor.
The Private Placement
dMY IV entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, dMY IV agreed to issue and sell in private placements an aggregate of 25,200,000 shares of dMY IV Class A common stock to the PIPE Investors for $10.00 per share.
The Private Placement is expected to close immediately prior to the consummation of the Business Combination.
In addition, the dMY IV Common Stock was originally sold in the IPO as a component of the dMY IV units for $10.00 per unit. The dMY IV units consist of one share of dMY IV Common Stock and one-fifth of one dMY IV Public Warrant. As of October 29, 2021, the closing price on NYSE of dMY IV Common Stock was $10.13 per share, and the closing price of a dMY IV Public Warrant was $2.53 per warrant. The purchase price of $10.00 per share to the PIPE Investors, as part of the Private Placement, reflects the expected price of New Planet’s common stock. None of the Sponsor or dMY IV’s officers, directors or their affiliates is a PIPE Investor.
Public Benefit Corporation
The Proposed Charter will provide for New Planet’s incorporation in Delaware as a public benefit corporation. Public benefit corporations are a relatively new class of corporations that are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under Delaware law, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. See “
Description of New Planet Securities—Public Benefit Corporation Status
.”
New Planet’s proposed public benefit, as provided in the Proposed Charter, is to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change.
Background to the Business Combination
dMY IV is a blank check company incorporated on December 15, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction using the network, investing and operating experience of dMY IV’s management team and the dMY IV Board. The terms of the Merger Agreement were the result of extensive negotiations between dMY IV and Planet (and certain of their respective stockholders). The following is a brief description of the background to the Business Combination and related transactions.
On March 9, 2021, dMY IV completed its initial public offering of 34,500,000 dMY IV units which included the issuance of 4,500,000 dMY IV units as a result of the underwriter’s exercise of its over-allotment option, at a price of $10.00 per unit, generating gross proceeds of $345,000,000 before transaction costs (including deferred underwriting commissions to be paid upon the completion of dMY IV’s initial business combination). Each dMY IV unit consisted of one share of dMY IV Class A common stock and one-fifth
of one Public Warrant. Each

Public Warrant entitles the holder thereof to purchase one share of dMY IV Class A common stock at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, dMY IV completed the private sale of an aggregate of 5,933,333 private placement warrants at a price of $1.50 per warrant to the Sponsor. Under the current terms of the Warrant Agreement, the private placement warrants are the same as the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by dMY IV (except in certain redemption scenarios when the price per share equals or exceeds $10.00 (as adjusted)); (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of dMY IV’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights. In connection with dMY IV’s initial public offering, Goldman and Needham acted as the underwriters and White & Case LLP (“
White
 & Case
”) acted as the legal advisor to dMY IV. An aggregate amount of approximately $11.47 million will be payable to Goldman and an aggregate amount of approximately $0.60 million will be payable to Needham as deferred underwriting commissions in connection with their roles as underwriters, solely in the event that dMY IV completes an initial business combination, subject to the terms of the underwriting agreement. Prior to the consummation of its initial public offering, neither dMY IV nor its representatives contacted any prospective business combination targets.
Following its initial public offering and until April 15, 2021, dMY IV considered 15 potential target businesses (including Planet) with contemplated valuation ranging from approximately $1 billion to approximately $7 billion, consistent with its strategy to identify companies in the mobile apps ecosystem or consumer software segment or companies developing disruptive and key enablement technologies for consumer-facing apps, such as artificial intelligence, machine learning, cloud infrastructures and quantum computing, as well as ESG-focused businesses and companies developing satellite and space rocket technologies. Representatives of dMY IV contacted and were contacted by several individuals and representatives of entities, including financial advisors, who presented ideas for business combination opportunities, including with respect to companies in the mobile phone apps, financial technology, enterprise hardware, and social media sectors. All such potential target businesses were venture capital backed technology companies based in the U.S., except for one headquartered in Asia and one headquartered in Israel. In the process that led to identifying Planet as an attractive investment opportunity, dMY IV entered into non-disclosure agreements with four such potential business combination targets. Upon preliminary review of information provided, dMY IV ruled out 7 potential target businesses as these potential target businesses would not comport with dMY IV’s investment guidelines. For the remaining 8 potential target businesses, other than Planet, dMY IV submitted non-binding letters of intent to three potential targets (as further described below) and held substantive discussions with, and performed preliminary business due diligence on, four additional potential targets. The review of, and discussion with, potential target businesses other than Planet took place generally in parallel with the discussions held with Planet negotiating the LOI (as described below).
On March 12, 2021, dMY IV submitted a proposed non-binding letter of intent to a potential target company in the financial technology space (“
Target A
”) contemplating a transaction value in the $4 billion range. Discussion with Target A on transaction terms ensued in the following weeks and centered around the valuation, PIPE size and the terms of sponsor shares forfeiture. However, the parties did not reach consensus over those terms prior to the termination of the discussion as required by the LOI with Planet (described below).
In
mid-March
2021, Ashley Johnson, Chief Financial & Operating Officer of Planet, approached Niccolo De Masi, Chief Executive Officer of dMY IV, and informed Mr. De Masi that Planet was contemplating a potential de-SPAC
transaction with a
to-be-identified
special purpose acquisition company. Mr. De Masi was acquainted with William Marshall, co-founder
of Planet, and Ms. Johnson since March 2020 and was aware of their management team’s efforts in building Planet as a leading provider of Earth data and analytics. Based on prior knowledge of Planet and its management team, Mr. De Masi indicated to Ms. Johnson that dMY IV would need to learn more about Planet but could be interested in exploring such a transaction with Planet.

On March 17, 2021, dMY IV executed a
non-disclosure
agreement (the “
Non-Disclosure
Agreement
”) with Planet. After the
Non-Disclosure
Agreement was executed, the senior executives of Planet gave a management presentation to Mr. De Masi and Mr. Harry You, Chairman of the dMY IV Board regarding Planet and its business, and Planet began providing preliminary confidential information to dMY IV regarding Planet and its subsidiaries and their collective business operations.
On March 23, 2021, Messrs. You and De Masi, on behalf of dMY IV, and senior executives of Planet held a virtual meeting in which Planet presented the financial projections of Planet, which is further described in this proxy statement/prospectus in the section titled “—
Certain Financial Projections of
Planet
.” During this meeting, the parties also shared their respective perspectives on evaluating the financial prospect of Planet.
On March 25, 2021, Messrs. You and De Masi visited Planet’s headquarters in San Francisco where Messrs. You and De Masi toured Planet’s facilities and held an in-person
meeting with Planet’s management team to gain additional understanding of Planet’s business. Messrs. You and De Masi also presented their proposed approach to presenting Planet to investors.
On March 29, 2021, dMY IV submitted a proposed non-binding letter of intent to a potential target company in the financial technology space (“
Target B
”) contemplating a transaction value in the $3 billion range. Discussion with Target B on transaction terms did not progress beyond the initial letter of intent proposed by dMY IV prior to the termination of the discussion as required by the LOI with Planet.
Also on March 29, 2021, Messrs. You and De Masi, on behalf of dMY IV,
e-mailed
to Planet an initial draft of a
non-binding
letter of intent, which contemplated, subject to further due diligence, equity consideration to existing Planet Stockholders based on an indicative pre-transaction
value for Planet of $7.0 billion based on preliminary analysis of historical trading multiples of certain publicly traded data analytics companies, which would be further adjusted on a “cash-free, debt/expense-free” basis and assuming normalized net working capital, a PIPE investment of approximately $400 million, a closing condition for minimum cash of $350 million, two dMY IV designees sitting on the New Planet Board, a classified board of New Planet, and an exclusivity period of 60 days. The initial draft non-binding
letter of intent also contemplated a
six-month
lock-up
period for Planet’s Stockholders other than the management team and a
12-month
lock-up
period for the dMY IV directors and officers and their respective affiliates and Planet’s management team, subject to early release if the post-closing dMY IV per share stock price were to trade above $12 for any 20 trading days during any
30-trading
day period commencing 150 days after the closing.
Following the submission of the initial draft
non-binding
letter of intent, various meetings via teleconference were held among Messrs. You and De Masi, on behalf of dMY IV, and senior executives of Planet and/or representatives of Goldman (solely in its capacity as Planet’s financial advisor), on behalf of Planet, as applicable, to discuss Planet’s feedback on the initial draft non-binding
letter of intent.
On March 30, 2021, Planet engaged Goldman to act as its sole financial advisor in connection with the possible sale of all or substantially all of Planet’s business to a special purpose acquisition company or a merger involving the combination of all or substantially all of the Company’s business with a special purpose acquisition company. Pursuant to this engagement, Goldman would be entitled to a fee based on the valuation of Planet upon the consummation of a business combination.
On March 30, 2021, Planet
e-mailed
to Messrs. You and De Masi a revised letter of intent containing a counterproposal on certain principal terms of the potential transaction, which contemplated the possibility of cash consideration to Planet’s Stockholders from the transaction proceeds, the removal of Planet’s equity value adjustment based on Planet’s cash, debt, expense and net working capital, a closing condition for minimum cash of $500 million, the forfeiture and contingent release of certain of Sponsor’s Founder Shares, that New Planet would be a public benefit corporation, a “high vote, low vote” share structure whereby the Planet Founders would hold shares carrying 20 votes per share and the other stockholders would hold shares carrying one vote per share, that one dMY IV designee would sit on the New Planet Board and that the lock-up
period for Planet’s executive officers, directors and 5% or greater stockholders would be 180 days and, subject to the early release based on stock trading price, the lock-up
period for the Sponsor and its affiliates would be 12 months. The revised letter of intent contemplated an exclusivity period of 30 days, subject to a
15-day
extension under certain circumstances. The previously proposed PIPE investment was acceptable to Planet.
During this time and from time to time, Messrs. You and De Masi kept independent directors of dMY IV apprised of the ongoing discussions between dMY IV, on the one hand, and Planet or other potential target companies, on the other hand.
On April 2, 2021, Messrs. You and De Masi, on behalf of dMY IV,
e-mailed
to Planet a revised letter of intent, which proposed that the indicative pre-transaction
value of Planet would be decreased by the amount of Planet’s transaction expenses, and increased by the amount of dMY IV’s transaction expenses, in each case over a to-be-agreed
target amount (the “
Expense Adjustment
”) but otherwise without adjustment for Planet’s cash, debt or working capital level, a closing condition for minimum cash equal to the PIPE commitment, no forfeiture or contingent release of the Sponsor’s Founder Shares, the same lock-up
period applying to both Planet’s executive officers, directors and 5% or greater stockholders and the Sponsor, and an exclusivity period of 60 days. The revised letter of intent reserved the structure of cash consideration to Planet’s Stockholders and the “high vote, low vote” share structure and accepted that the post-closing company would be a public benefit corporation and that one dMY IV designee would sit on the New Planet Board.
In the following days, Messrs. You and De Masi, on behalf of dMY IV, and senior executives of Planet held multiple meetings to discuss their respective positions in the letter of intent and exchanged drafts of the non-binding
letter of intent to reflect their positions, including with respect to the closing condition for minimum cash and the contingent release of Sponsor’s Founder Shares. With respect to the amount for the minimum cash closing condition, following negotiation, dMY IV and Planet arrived at a compromise of $450 million, which represented the midpoint between the then contemplated PIPE investment amount (proposed by dMY IV also to be the amount for the minimum cash condition) and $500 million (proposed by Planet as the amount for the minimum cash condition).
On April 13, dMY IV submitted a proposed non-binding letter of intent to a potential target company in the IT system and software space (“
Target C
”) contemplating a transaction value in the $2 billion range. Discussion with Target C on transaction terms did not progress beyond the initial letter of intent proposed by dMY IV prior to the termination of the discussion as required by the LOI with Planet.
On April 14, 2021, the dMY IV Board held a meeting. Messrs. You and De Masi presented to the dMY IV Board a business overview of Planet, rationales for exploring a business combination with Planet, preliminary considerations on the valuation of Planet and the terms of the proposed letter of intent with Planet. Messrs. You and De Masi also gave the dMY IV Board a status update of dMY IV’s discussions with other potential target companies, preliminary business due diligence findings for such other target companies and the terms of those other alternative transactions that were being negotiated. Messrs. You and De Masi focused their presentation on the businesses of, and discussions with, Target A, Target B and Target C and two other potential target businesses that provided management presentations to Messrs. You and De Masi. Messrs. You and De Masi expressed their view that, based on the facts known and discussion held at that time, the other potential target businesses did not present investment opportunities as attractive as Planet because either the valuation proposed by such potential target business was overly optimistic, the potential target businesses did not have a management team as strong as Planet’s, the potential target business was based in a foreign jurisdiction which Messrs. You and De Masi believed to be less favorable than the United States, or the potential target business was in a regulated industry that could create unfavorable regulatory risks, or a combination of two or more of those factors. Given the preliminary nature of discussions with those other target businesses, Messrs. You and De Masi did not believe that it was yet meaningful to involve Morgan Stanley in evaluating such other potential target businesses and Morgan Stanley did not attend this dMY IV Board meeting. In discussing the foregoing matters, the dMY IV Board weighed the potential merits and risks of each potential acquisition opportunity then available to dMY IV, including the valuation of those targets, the competitive nature of the processes for the targets, the estimated speed of executing a business combination, and how they fit with dMY IV’s investment criteria and guidelines. Following these discussions, the dMY IV Board determined that Planet presented the most attractive business combination opportunity among the opportunities available to dMY IV at that time and approved dMY IV’s entry into the proposed letter of intent with Planet and to exclusively negotiate with Planet for 60 days regarding a potential business combination.
On April 15, 2021, dMY IV and Planet executed the agreed final version of the non-binding
letter of intent (as amended on May 26, 2021, the “
LOI
”) regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements) involving dMY IV and Planet, which reflected an indicative pre-transaction
value for Planet of $7.0 billion, subject only to the Expense Adjustment, anticipated PIPE investment of $400 million, a closing condition for minimum cash of $450 million, 7.5% of Sponsor’s Founder Shares being subject to vesting based on the trading price of dMY IV’s common stock, that New Planet would be a public benefit corporation, a “high vote, low vote” share structure whereby the Planet Founders would receive shares carrying 20 votes per share, and an
18-month
lock-up
period for the directors of dMY IV and the Planet Founders and a
12-month
lock-up
period for the other investors in the Sponsor and Planet’s executive officers, directors and 5% or greater stockholders, in each case subject to early release starting 6 months prior to the expiration of the applicable lock-up
period if dMY IV’s stock trades above a price level to be agreed. The parties understood that the non-binding
terms of the LOI would be subject to adjustment based on market condition and feedback from prospective PIPE investors. The LOI also provided for a mutual exclusive negotiation period of 60 days. Following entry into the LOI, dMY IV terminated discussions with all other potential target businesses.
Following the execution of the LOI, dMY IV engaged Morgan Stanley and Needham as its financial advisors in connection with the proposed business combination with Planet. dMY IV’s engagements of Morgan Stanley and Needham were later formalized by engagement letters dated as of June 18, 2021 and May 17, 2021, respectively, pursuant to which Morgan Stanley and Needham will respectively receive a fee upon the consummation of the Business Combination.
On April 20, 2021, representatives of Planet, Goldman (solely as Planet’s financial advisor) and Latham & Watkins LLP (“
Latham
”) (as Planet’s legal counsel) held a video conference call with representatives of dMY IV, Morgan Stanley (as dMY IV’s financial advisor), Needham (as dMY IV’s financial advisor) and White & Case (as dMY IV’s legal counsel) to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence, the Initial PIPE Investment and related work streams, including the anticipated timeline discussed by the parties in connection with the execution of the LOI.
On April 22, 2021, representatives of White & Case were provided with access to a virtual data room of Planet and began conducting legal due diligence review of certain of the materials contained therein, including information and documents relating to: governance and organizational matters, arrangements with customers, suppliers and channel partners, intellectual property owned or used by Planet, data privacy and information technology, real property, employee compensation and benefits, environmental matters, government contracts and past M&A transactions. Subsequently, dMY IV also engaged Wiley Rein LLP (“
Wiley
”) to perform due diligence review of FCC and NOAA regulatory and compliance matters relating to Planet.
During the following weeks, representatives of White & Case and Wiley, on behalf of dMY IV, conducted extensive due diligence review of Planet’s business. Telephonic conference calls were held on: (i) April 26, 2021, to discuss business and finances matters, (ii) April 27, 2021 to discuss general legal matters, (iii) April 28, 2021, to discuss the capital structure of Planet, (iv) April 29, 2021, to discuss intellectual property, cybersecurity and data privacy, (v) May 18, 2021, to discuss government regulatory and space operation matters, (vi) June 1, 2021, to discuss intellectual property, cybersecurity and data privacy, and (vii) June 3, 2021 to discuss general corporate matters.

On May 7, 2021 and May 14, 2021, dMY IV engaged Morgan Stanley and Goldman, respectively, as its placement agents in connection with the Initial PIPE Investment. Under the placement agent engagement letter between dMY IV and each of Morgan Stanley and Goldman, each of Morgan Stanley and Goldman are entitled to a placement agent fee based on the amount of gross proceeds of the Initial PIPE Investment, payable upon the consummation of the Initial PIPE Investment. In deciding to engage Goldman as the co-placement
agent for the Initial PIPE Investment, dMY IV considered that Goldman would, in connection with the consummation of the Business Combination, receive compensation in its capacity as the underwriter of dMY IV’s IPO, the financial advisor to Planet and the co-placement
agent for the Initial PIPE Investment. dMY IV also considered that it was separately represented by Morgan Stanley and Needham, as its financial advisors, in the proposed Business Combination, and that Goldman’s experience in PIPE placements generally and its familiarity with Planet as Planet’s financial advisor for multiple transactions over Planet’s history would be valuable in the placement process of the Initial PIPE Investment, therefore benefiting dMY IV and its stockholders.
In light of the foregoing factors, dMY IV determined that it would be desirable to engage Goldman as a co-placement
agent for the Initial PIPE Investment and signed a consent letter with Goldman on April 28, 2021 that acknowledged Goldman’s roles as financial advisor to Planet in connection with the business combination and as co-placement
agent to dMY IV in connection with the Initial PIPE Investment and waived any potential conflicts in connection with such dual roles. Planet also signed a similar consent letter with Goldman on April 26, 2021.
On May 8, 2021, White & Case, on behalf of dMY IV,
e-mailed
to Latham, on behalf of Planet, and to the placement agents’ outside legal counsel, an initial draft of the Subscription Agreement to be entered into between dMY IV and each PIPE investor, pursuant to which each PIPE investor would agree to purchase shares of dMY IV Class A common stock at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Mergers, subject to the terms and conditions set forth therein. Following negotiations among White & Case, on behalf of dMY IV, Latham, on behalf of Planet, and the placement agents’ outside legal counsel, on behalf of the placement agents, on June 2, 2021, the form of Subscription Agreement was made available to the prospective PIPE investors.
Beginning on May 19, 2021, representatives of Morgan Stanley and Goldman began contacting potential PIPE investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure
agreements, to discuss Planet’s business, the proposed Business Combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment. During the weeks following May 19, 2021, representatives of dMY IV, Planet, Morgan Stanley and Goldman (in its capacity as dMY IV’s placement agent) participated in various virtual meetings with prospective participants in the Initial PIPE Investment.
On May 17, 2021, White & Case, on behalf of dMY IV,
e-mailed
to Latham, on behalf of Planet, an initial draft of the Merger Agreement, substantially based on the terms of the LOI. Over the course of the following weeks, the parties negotiated the representations and warranties, restrictions on the conduct of Planet’s business between signing and closing, covenants of the parties prior to the closing, certain termination provisions, and certain other terms and conditions.
Also on May 17, 2021, Latham, on behalf of Planet,
e-mailed
to White & Case, on behalf of Planet, an initial draft of the Registration Rights Agreement, Sponsor Support Agreement, Company Holders Support Agreements and
Lock-up
Agreements, with principal terms substantially based on the LOI. On May 20, 2021, Latham, on behalf of Planet,
e-mailed
to White & Case, on behalf of Planet, an initial draft of the Proposed Charter and the Proposed Bylaws. In the following weeks, the parties negotiated certain terms and conditions of these ancillary agreements and documents, including the lock-up
restrictions applicable to certain stockholders, registration rights and the automatic conversion of the New Planet Class B common stock into New Planet Class A common stock.

On May 26, 2021, following a discussion between Planet and its advisors, Planet requested, and dMY IV agreed, to amend the LOI to reflect an indicative pre-transaction
value for Planet of $3.5 billion.
On June 4, 2021, Wiley provided dMY IV with a draft of a due diligence report summarizing the findings of Wiley’s legal due diligence review of Planet with respect to FCC and NOAA regulatory and compliance matters. On June 23, 2021, White & Case provided dMY IV with a draft of a due diligence report summarizing the findings of White & Case’s legal due diligence review of Planet and its business.
Starting from the week of June 21, 2021, various prospective PIPE investors provided comments to the form of Subscription Agreement. In the following weeks, taking into account those comments, the parties worked toward a final form of the Subscription Agreement.
On June 21, 2021, the dMY IV Board held a board meeting, with representatives of Morgan Stanley in attendance, to discuss the status of the potential business combination with Planet and the Initial PIPE Investment. During the board meeting, representatives of Morgan Stanley informed the dMY IV Board that after extensive engagement with prospective PIPE investors in their capacity as placement agent, several PIPE investors expressed interest in investing in the combined company at a valuation of between $2 billion and $3 billion. Representatives of Morgan Stanley, in its capacity as financial advisor to dMY IV, also discussed with the dMY IV Board certain valuation considerations of Planet in light of recent market conditions and trading multiples and reviewed with the dMY IV Board the projections prepared by the management of Planet. Following the discussion, the dMY IV Board authorized Messrs. You and De Masi to negotiate with Planet a revised pre-transaction
valuation of Planet toward the lower end of $2 billion, with an earnout to Planet Stockholders if required to bridge the valuation gap.
From June 21, 2021 to June 25, 2021, Messrs. You and De Masi negotiated with senior executives of Planet the revised economic terms of the transaction. Following these negotiations, the parties agreed on a post-transaction enterprise value of Planet of $2.25 billion (which implied a pre-transaction
value of $2.135 billion), with up to 27 million earnout shares issuable to Planet Stockholders subject to the satisfaction of certain vesting conditions (which are further described in the section titled “—
The Merger Agreement
”). In addition, the Sponsor agreed that 10% of the Founder Shares and 50% of the private placement warrants held by the Sponsor would be subject to the same vesting conditions as the earnout shares.
On June 26, 2021, the dMY IV Board held a board meeting, with representatives of Morgan Stanley and White & Case in attendance. Messrs. You and De Masi updated the dMY IV Board on the revised economic terms of the Business Combination pursuant to the instruction from the dMY IV Board in its last meeting. The dMY IV Board authorized Messrs. You and De Masi and dMY IV’s advisors to finalize the definitive agreements.
From June 26, 2021 to July 5, 2021, Latham and White & Case proceeded to revise the transaction documents to reflect the revised economic terms and negotiated the final forms of the transaction documents.
On July 5, 2021, based on expressions of interest from PIPE investors and the prevailing market condition, the parties finalized the initial PIPE investment allocation at $200 million. Accordingly, dMY IV and Planet also agreed to adjust the minimum cash closing condition from $450 million (which reflected a $50 million spread over the originally contemplated PIPE investment amount of $400 million) to $250 million (which reflected the same $50 million spread over the allocated PIPE investment amount at that time).
On July 6, 2021, the dMY IV Board held a meeting, with representatives of Morgan Stanley and White & Case in attendance. Mr. De Masi reviewed with the Board key considerations and rationales related to the proposed Business Combination. Representatives of Morgan Stanley discussed with the dMY IV Board the financial considerations regarding the proposed Business Combination, as further described in the section titled “—
Financial Analysis
” below. Representatives of White & Case gave a presentation to the dMY IV Board on the directors’ fiduciary duties under Delaware law and provided an overview of legal due diligence findings and a summary of the Merger Agreement and the ancillary agreements (copies of which were provided to all of the members of the dMY IV Board in advance of the meeting). During the discussions with its advisors, the dMY IV Board asked, and the advisors answered, questions about the matters presented. Following these discussions, the dMY IV Board determined that Planet fit within dMY IV’s investment strategy as it is an ESG focused business developing satellite technology which is consistent with the criteria laid out in dMY IV’s IPO prospectus. The dMY IV Board unanimously determined that the Business Combination is in the best interest of dMY IV and its shareholders, approved the Merger Agreement and recommended that dMY IV’s stockholders adopt the Merger Agreement and approve the Business Combination Proposal, the Charter Proposals, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and, if applicable, the Adjournment Proposal.
On July 7, 2021, dMY IV, Planet, and the Merger Subs executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, the applicable parties executed the Sponsor Support Agreement, the Company Holders Support Agreements and the Subscription Agreements.
On July 7, 2021, dMY IV and Planet issued a joint press release announcing the execution of the Merger Agreement, which was filed as an exhibit to a Current Report on Form
8-K
along with an investor presentation prepared by members of dMY IV’s and Planet’s management team and used in connection with meetings with the Initial PIPE Investors, the Merger Agreement, the Sponsor Support Agreement, the Company Holders Support Agreements, the form of
Lock-up
Agreements, the form of Registration Rights Agreement and the form of Subscription Agreement.
On September 13, 2021, following receipt of interest expressed by the Additional Subscribers after the announcement of the Business Combination, with consent from Planet, dMY IV entered into the Additional Subscription Agreements with the Additional Subscribers on similar terms as the Initial Subscription Agreements, pursuant to which the Additional Subscribers agreed to purchase, and dMY IV agreed to sell to the Additional Subscribers, 5,200,000 shares of dMY IV Class A common stock at a purchase price of $10.00 per share, which is the same purchase price as paid by the Initial Subscribers.
Financial Analysis
In approving the Business Combination, the dMY IV Board determined not to obtain a fairness opinion. The officers and directors of dMY IV have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the technology sector, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. See the section titled “
Management of dMY IV
” for additional information regarding the experience of the board of directors and management team of dMY IV.
Comparable Company Analysis
In order to benchmark Planet’s
pre-transaction
enterprise value, dMY IV’s management team, with the assistance of Morgan Stanley, reviewed certain trading data of several selected public companies. Although Planet does not have a direct operating comparable, dMY IV, with the assistance of Morgan Stanley, selected certain publicly traded companies in the data analytics and infrastructure space based on their comparable long-term growth and margin profile, predictable and recurring business model, operation in large and underserved markets and competitive advantage associated with platform and technology capabilities. Because none of the selected companies is exactly the same as Planet, dMY IV’s management believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, dMY IV’s management team also made qualitative judgments, based on their experience, concerning differences between the business, financial and operating characteristics and prospects of Planet and the selected companies in order to provide context to consider the quantitative results.

dMY IV’s management team, with the assistance of Morgan Stanley, calculated the ratio of enterprise value to calendar year 2022 projected revenue (the “
EV / 2022 Revenue Multiple
”) of the selected public companies and the ratio of enterprise value to calendar year 2023 projected revenue (the “
EV / 2023 Revenue Multiple
”) of the selected public companies, based on analysts’ consensus estimates published by Thompson Reuters and other publicly available information as of June 18, 2021. Such data is set forth in the table below:

	EV /2022 Revenue Multiple	EV /2023 Revenue Multiple
Cloudflare	41.8x	32.8x
Palantir	30.9x	24.5x
Datadog	28.8x	22.7x
MongoDB	26.8x	20.6x
Unity	25.0x	19.7x
ZoomInfo	24.2x	18.2x
Twilio	19.1x	14.5x
dMY IV’s management team then selected the lowest to median EV / 2022 Revenue Multiples set forth above, or 19.1x to 26.8x, as the reference range to apply to Planet’s projected calendar year 2022 revenues of $191 million, which resulted in an indicative enterprise value range of Planet from $3.649 billion to $5.120 billion. dMY IV’s management team also selected the lowest to median EV / 2023 Revenue Multiples set forth above, or 14.5x to 20.6x, as the reference range to apply to Planet’s projected calendar year 2023 revenues of $289 million, which resulted in an indicative enterprise value range of Planet from $4.198 billion to $5.964 billion.
dMY IV’s management team, with the assistance of Morgan Stanley, also calculated the quotient of the EV / 2022 Revenue Multiple divided by 100 times the compounded annual growth rate (“
CAGR
”) from 2021 to 2023 (the “
Growth Adjusted EV / 2022 Revenue Multiple
”) of the selected public companies, based on analysts’ consensus estimates published by Thompson Reuters and other publicly available information as of June 18, 2021. Such data is set forth in the table below:

Growth Adjusted EV / 2022 Revenue Multiple
Cloudflare	1.29x
Palantir	1.05x
Unity	0.91x
MongoDB	0.89x
Datadog	0.85x
ZoomInfo	0.80x
Twilio	0.61x
dMY IV’s management team then selected the lowest to median Growth Adjusted EV / 2022 Revenue Multiples set forth above, or 0.61x to 0.89x, as the reference range to apply to Planet’s projected calendar year 2022 revenues of $191 million and growth rate of 47%, which resulted in an indicative enterprise value range of Planet from $5.443 billion to $7.942 billion.
Based on this analysis, dMY IV Board concluded that the implied Planet’s pre-transaction
enterprise value of $2.25 billion is attractive compared to those selected public companies.
Discounted Equity Valuation
dMY IV’s management, with the assistance of Morgan Stanley, performed a discounted equity value analysis, which is designed to provide a perspective on the potential future equity value of Planet as a function of Planet’s future earnings. The resulting future equity value is subsequently discounted to arrive at an estimate of the present value for Planet’s potential future equity value.

In arriving at the estimated equity value of Planet as of December 31, 2024, dMY IV’s management, with the assistance of Morgan Stanley, applied a range of financial multiples of 40.0x to 50.0x (selected based on an expected range of long term multiples that investors would target for Planet) to Planet’s estimated unlevered free cash flow for the fiscal year 2026 based solely on Planet management’s projections, assuming a revenue CAGR of 45% to 55% from fiscal year 2021 to fiscal year 2026 and an unlevered free cash flow margin of 17.9%. dMY IV’s management, with the assistance of Morgan Stanley, then discounted the equity values derived from each calculation to the present value as of June 18, 2021, using a discount rate of 20%, which rate was selected based on an expected rate of return on investment equity that investors would target for Planet. This analysis resulted in an indicative equity value range of Planet from $1.909 billion to $3.272 billion.
The dMY IV Board concluded that Planet’s
pre-transaction
equity value of $2.135 billion is attractive based on this analysis.
Other Factors
dMY IV’s management, with the assistance of Needham, also informed the dMY IV Board of certain other additional factors, solely for informational purposes, that served as additional reference points for the dMY IV Board. These additional factors include the trading data of certain satellite companies including SES SA FDR, Iridium Communications Inc., Eutelsat Communications SA, ViaSat, Inc., Maxar Technologies, Inc. and MDA Ltd., and of certain space-oriented companies including Virgin Galactic Holdings Inc., Rocket Lab USA, Inc., Astra Space, Inc., AST SpaceMobile, Inc., Momentus Inc., Spire Global, Inc., BlackSky Holdings, Inc. and Redwire, LLC. The dMY IV Board concluded that these additional factors further support the implied Planet’s pre-transaction
enterprise value of $2.25 billion.
Certain Projected Information
Planet provided dMY IV with Planet’s internally prepared forecasts for each of the years in the five-year period ending January 31, 2026. Planet does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Planet prepared the financial projections set forth below to present key elements of the forecasts provided to dMY IV. The Planet forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of Planet’s management, the financial projections were prepared on a reasonable basis reflecting Planet management’s estimates and judgments at the time the forecasts were first provided to dMY IV.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that dMY IV, Planet, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to place undue reliance on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We do not plan to refer back to the financial projections in our future periodic reports filed under the Exchange Act.
In developing the projected financial information provided to dMY IV, the management team of Planet gave consideration to numerous estimates and made certain assumptions, including:

•
Planet’s ability to expand its commercial sales team in the Americas and in other regions of the world following the receipt of the proceeds from the Business Combination while achieving targeted productivity rates for the sales organization as before the Business Combination;

•	Planet’s ability to sell its services to new clients both in existing markets and new;

•	Planet’s ability to renew existing contracts at a rate equal to or greater than its historical dollar-based renewal rate on expiring contracts;

•	Planet’s ability to sell additional data and analytic products to, or expand the scope of data services for, its existing customers;

•	that the total addressable and serviceable markets are large enough for the expansion envisioned;

•
that Planet’s geospatial data set and analytic capabilities will continue to remain competitive relative to other commercial satellite data providers, and thus Planet will continue to capture certain high value government procurement contracts;

•	the seasonality of Planet’s business which has historically been weighted towards the second half of the year, resulting from customer buying patterns due to budget and procurement cycles;

•
the continued development and evolution of Planet’s software platform to enhance the ease of use and accessibility of its data products for non-geospatial
experts, thus facilitating Planet’s expansion into new vertical markets;

•
Planet’s ability to build satellites and procure third-party launch contracts at the same or lower cost as in recent periods, in order to maintain or enhance the capabilities of its current operational satellite fleet; and

•	expected hiring plans across Planet and expected operating expenses, including increases in costs to support projected levels of growth and to support becoming a public company.
The financial projections also reflect estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, in addition to matters specific to Planet’s business, all of which are difficult to predict and many of which are beyond Planet’s and dMY IV’s control. While presented with numerical specificity, the financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Planet’s control.
The various risks and uncertainties include those set forth in the “
Risk Factors
,” “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Planet
” and “
Cautionary Note Regarding Forward-Looking Statements
” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. While all projections are necessarily speculative, Planet believes that the prospective financial information covering longer-term future periods carries increasingly higher levels of uncertainty and should be read in that context. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.
Neither Ernst & Young LLP, Planet’s independent registered public accounting firm, nor WithumSmith+Brown, PC, dMY IV’s independent registered public accounting firm, have reviewed, examined, compiled or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim association with, the information. The report of Ernst & Young LLP included in this proxy statement/prospectus relates to Planet’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL

PROJECTIONS FOR PLANET, DMY IV UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
The key elements of the projections provided by management of Planet to dMY IV are summarized in the table below:

($s in millions)	Fiscal Year 2022E	Fiscal Year 2023E	Fiscal Year 2024E	Fiscal Year 2025E	Fiscal Year 2026E
Revenue	$130	$191	$289	$449	$693
Non-GAAP Gross Profit (1)	52	95	180	314	515
Adjusted EBITDA (2)	(36)	(39)	(10)	67	187
Adjusted EBITDA less Capital Expenditures (3)	(55)	(58)	(43)	24	140

(1)
Non-GAAP Gross Profit is calculated as gross profit adjusted for stock-based compensation classified as cost of revenue. Non-GAAP Gross Profit is a supplemental measure that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to Gross Profit, as determined in accordance with GAAP.

(2)
Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization, and further adjusted to exclude stock-based compensation expenses and items that are not indicative of ongoing operations (such as warrant expense). Adjusted EBITDA is a supplemental measure that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to net loss, as determined in accordance with GAAP.

(3)
Adjusted EBITDA less Capital Expenditures is a supplemental measure that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to net loss or cash flow from operations, as determined in accordance with GAAP. Specifically, investors should be aware that Adjusted EBITDA is calculated on an accruals basis and is not adjusted for changes to cash caused by working capital adjustments and deferred revenue, while Capital Expenditures are calculated on a cash basis.

Non-GAAP Gross Profit, Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures are non-GAAP financial measures. While Planet provided projections of Adjusted EBITDA less Capital Expenditures to dMY IV, given the limitations of this metric described above, Planet no longer utilizes this metric nor does it attempt to reconcile the metric to any GAAP measure. For more information regarding our use of the Non-GAAP Gross Profit and Adjusted EBITDA measures and a reconciliation to the nearest applicable GAAP measure, see the section entitled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Planet—Non-GAAP Information
.”
The projected increase in revenue is based on a variety of operational assumptions, including net dollar retention rate on existing contracts, the accelerated growth rate for Planet’s sales organization and the amount of new customer contracts that Planet can add for the period from fiscal year 2022 to fiscal year 2026. The projections assumed that net dollar retention rates would expand from 112% in fiscal year 2022 to 119% in fiscal year 2026.
Two key elements of Planet’s growth strategy are scaling in existing verticals and expanding into new verticals. Specifically, the growth in revenue is predicated both on the assumption that Planet will accelerate investments in its go to market functions significantly and increase the size of its commercial sales and support organizations to expand its share of market within its primary vertical markets, which include civil government, agriculture, defense and intelligence and mapping and also increasing penetration in new markets by evolving its analytic and software solutions over the next several years. End users in Planet’s primary vertical markets are typically more sophisticated consumers of geospatial data and analytics. Planet’s projections assume that these markets will continue to grow and that its market share relative to competition will continue to expand due to its investments in sales, marketing and customer success. For the fiscal period ending January 31, 2026, Planet’s projections contemplated revenue from the agriculture vertical market will represent approximately 25% of total revenue, revenue from the civil government vertical market will represent approximately 17% of total revenue, revenue from the defense and intelligence vertical market will represent approximately 15% of total revenue and revenue from the mapping vertical market will represent approximately 6% of total revenue. Planet also expects to increase its penetration in new markets by evolving its analytic and software solutions over the next several years. Planet’s growth projections also incorporated the assumption that its market share in new verticals, such as forestry, energy, financial services and insurance, among others, will grow as customers in these markets adopt Planet solutions as a result of its investments in software and analytics, making the data more accessible to non-sophisticated users of geospatial data. In the year ended January 31, 2021, Planet’s revenues from these new markets represented approximately 14% of total revenue, however Planet’s financial projections incorporate an assumption that revenue from these markets could represent over 35% of its overall business. Specifically, for the fiscal period ending January 31, 2026, Planet’s projections contemplated that revenue from the energy vertical market will represent approximately 10% of total revenue, revenue from the finance and insurance vertical market will represent approximately 10% of total revenue, revenue from independent software, business intelligence and analytics partners will represent approximately 7% of total revenue, revenue from the education and research vertical market will represent approximately 3% of total revenue, revenue from the commercial forestry vertical market will represent approximately 3% of total revenue and revenue from other markets will represent approximately 4% of total revenue.
The projected increase in gross profit is driven primarily by Planet’s one-to-many
data subscription model, which Planet anticipates will enable it to serve customers at a low incremental cost. Factors that affect Planet’s gross profit include satellite depreciation and useful life, ground station depreciation, the amortization of capitalized internal-use
software related to creating imagery provided to customers, hosting costs for Planet’s data, and the salary and related costs of its mission operations, customer support and professional services teams. Because Planet’s current constellation of satellites are operational at scale, Planet does not expect its cost of revenue to increase at the same rate that it expects to grow revenue during the forecasted periods, even as it continues to invest in replenishing the satellites in orbit and adding new data collection capabilities.
The projected improvement in Adjusted EBITDA is driven primarily by the increase in projected gross profit (as discussed above) at a rate higher than the increase in (i) the salary and related costs for Planet’s sales organization and the research and development organization (particularly in software engineering), (ii) research and development program expenses, (iii) sales and marketing expenses, and (iv) other general and administrative expenses.
The projected improvement in Adjusted EBITDA less Capital Expenditures is driven primarily by Planet’s anticipated ability to achieve its projected revenue, gross profit and Adjusted EBITDA, while managing costs to build, deploy and launch replenishment and next generation satellites for Planet’s operational fleets as forecasted. Planet contracts with outside vendors for hardware components and launch services procurement and has assumed that it can maintain historical costs and procurement lead times. Should Planet decide to build and launch new satellites at a faster pace in order to obtain or execute against new customer contracts, then its assumptions around capital expenditures for the business would be materially different.
Regulatory Approvals
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act and the receipt of the necessary consents from the FCC and NOAA. Planet and dMY IV made the necessary FCC and NOAA filings on July 16, 2021 and the HSR filing on July 21, 2021. The FCC granted the required regulatory approvals for Planet’s Earth stations on August 9, 2021 and for Planet’s space stations on August 12, 2021. NOAA granted conditional approval on September 1, 2021, subject to the provision by Planet of additional administrative information requested by NOAA.

Satisfaction of 80% Test
After consideration of the factors identified and discussed in the section entitled “
The Business Combination Proposal — The dMY IV Board of Directors’ Reasons for the Approval of the Business Combination,
” the dMY IV Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to dMY IV’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement.
Interests of dMY IV’s Directors and Officers in the Business Combination
In considering the recommendation of our Board in favor of approval of the Business Combination Proposal, it should be noted that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a dMY IV Stockholder. These interests include, among other things:

•
None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, including dMY VI that is sponsored by an affiliate of our sponsor. The Current Charter provides that dMY IV renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of dMY IV and such opportunity is one dMY IV is legally and contractually permitted to undertake and would otherwise be reasonable for dMY IV to pursue, and to the extent the director or officer is permitted to refer that opportunity to dMY IV without violating another legal obligation. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect our search for an acquisition target.

•
If we are unable to complete our initial business combination by March 9, 2023 or during any Extension Period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by March 9, 2023 or during any Extension Period. Our initial stockholders purchased the Founder Shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such Founder Shares will be converted into 8,625,000 shares of New Planet Class A common stock, 862,500 of which will be subject to further vesting conditions. Based on the closing price of dMY IV Class A common stock on NYSE of $10.13 on October 29, 2021, such vested shares would be worth $87,371,250.

•
Simultaneously with the Closing of our initial public offering, we consummated the sale of 5,933,333 private placement warrants at a price of $1.50 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing on the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 9, 2021, for one share of dMY IV Class A common stock at $11.50 per share. If we do not consummate a Business Combination transaction by March 9, 2023 or during any Extension Period, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our initial stockholders will be worthless. The warrants held by our initial stockholders had an aggregate market value of $15,011,332 based upon the closing price of $2.53 per warrant on the NYSE on October 29, 2021, with 2,966,667 private placement warrants that are unvested and subject to further vesting conditions.

•
Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by March 9, 2023 or during any Extension Period. Certain of them may continue to serve as officers and/or directors of New Planet after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Planet board of directors determines to pay to its directors and/or officers.

•
Our initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if dMY IV fails to complete a business combination by March 9, 2023 or during any Extension Period.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to dMY IV and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial Business Combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket
expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of any other loans, if any, and on such terms as to be determined by dMY IV from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial Business Combination. As of September 14, 2021, the total aggregate amount of out-of-pocket expenses expected to be repaid by dMY IV upon consummation of the business combination is $120,639.50.

•
Upon the completion of the Business Combination, Goldman and Needham, who acted as dMY IV’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $12,075,000. Additionally, Goldman, Morgan Stanley and Needham will receive, in the aggregate, $21,930,000 in fees in connection with certain financial advisory services provided to Planet and dMY IV. Lastly, Morgan Stanley and Goldman will also be entitled to receive approximately $7,000,000 in placement agent fees in connection with the PIPE Investment. If we were to fail to complete a business combination by March 9, 2023 or during any Extension Period, none of Goldman, Needham or Morgan Stanley would receive their expected compensation for their collective roles as underwriters, financial advisors and placement agents.

•
Given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of dMY IV Class A common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Planet common stock trades below the price paid for the units in the IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination.

•
The Sponsor owns 8,550,000 Founder Shares and Darla Anderson, Francesca Luthi and Charles E. Wert each own 25,000 Founder Shares, initially purchased from the Sponsor for an aggregate price of $25,225 (valued at $248,750 based on the closing price of $9.95 of the dMY IV Class A common stock on the record date for the Special Meeting), all of which will become worthless if an initial business combination is not completed by March 9, 2023.

•
The Sponsor owns 5,933,333 Private Placement Warrants (valued at $21,953,332.10, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), all of which will become worthless if an initial business combination is not completed by March 9, 2023. The Sponsor purchased the Private Placement Warrants from dMY IV on March 4, 2021 for $1.50 per warrant, amounting to an aggregate purchase price of $8,900,000.

•
The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the public stockholders rather than liquidating dMY IV.

•
We agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing. As of October 29, 2021, we have paid our Sponsor a total of $70,000 in connection with this arrangement.

•	We agreed to repay our Sponsor a total of $37,000 under the promissory note that the Company may be unable to repay if the initial business combination is not completed.

•	The Sponsor and the initial stockholders will enter into an amended Registration Rights Agreement which will provide them with registration rights.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent Planet’s good faith estimate of such amounts assuming a Closing as of June 29, 2021.

	Assuming No Redemption	Assuming Maximum Redemption
	( in millions )
Sources
Proceeds from Trust Account	$345	$0
PIPE Investment	252	252
dMY IV Shares to Planet Existing Investors	2,135	2,135

Total Sources	$2,732	$2,387

Uses
Cash on Balance Sheet	$490	$145
Paydown of SVB and Hercules Loan (1)	67	67
Equity Consideration to Planet Investors	2,135	2,135
Estimated Transaction Expenses (2)	40	40

Total Uses	$2,732	$2,387

(1)	Includes $65 million of principal indebtedness and $2 million in associated fees.
(2)
Includes deferred underwriting commission of $12.1 million and estimated dMY IV transaction expenses. Excludes $17.56 million of estimated Planet transaction expenses expected to be paid out upon closing of the Business Combination.

Directors and Executive Officers of New Planet After the Business Combination
Subject to the occurrence of the Closing and any limitation with respect to any specific individual imposed under applicable laws and the listing requirements of NYSE, effective as of the Closing, dMY IV will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the New Planet Board to consist of a number of directors determined by Planet, which shall be divided into three classes serving staggered terms and initially include: (i) one Class II (as defined in the Certificate of Incorporation of dMY IV) director nominee designated by dMY IV, pursuant to written notice to be delivered to Planet prior to the Closing Date; and (ii) the remaining director nominees to be designated by Planet pursuant to written notice to dMY IV prior to the Closing Date. On or before the Closing Date, the holders of dMY IV Class B common stock will elect the directors of the New Planet Board. The biographical information of the expected members of the New Planet Board are in the section of this proxy statement/prospectus titled “
New Planet Management after the Business Combination
”. On the Closing Date, dMY IV shall enter into customary indemnification agreements reasonably satisfactory to Planet with the individuals to be elected as members of the New Planet Board, which indemnification agreements shall continue to be effective immediately following the Closing.
Except as otherwise directed in writing by Planet, and conditioned upon the occurrence of the Closing, dMY IV will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the persons constituting the officers of Planet prior to the effective time of the Business Combination to be the officers of New Planet (and holding the same titles as held at Planet) until the earlier of their resignation or removal or until their respective successors are duly appointed.
Planet will take all necessary action prior to the effective time of the Business Combination such that (a) each director of Planet in office immediately prior to the effective time of the Business Combination shall cease to be a director immediately following the effective time of the Business Combination (including by causing each such director to tender an irrevocable resignation as a director, effective as of the effective time of the Business Combination) and (b) certain directors or executive officers of Planet, determined by Planet and communicated to dMY IV in writing prior to the Closing Date, shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the effective time of the Business Combination, and, as of such time, shall be the only the directors of Surviving Company (including by causing the Planet Board to adopt resolutions prior to the effective time of the Business Combination that expand or decrease the size of the Planet Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Planet Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.
Except as otherwise directed in writing by Planet, the persons constituting the officers of Planet prior to the effective time of the Business Combination will continue to be the officers of the Surviving Company (and will hold the same titles as held at Planet) until the earlier of their resignation or removal or until their respective successors are duly appointed.
Stock Exchange Listing
dMY IV’s units, Class A common stock and public warrants are publicly traded on the NYSE under the symbols “
DMYQ.U
”, “
DMYQ
” and “
DMYQ WS
”, respectively. dMY IV intends to apply to list the New Planet common stock and public warrants on the NYSE under the symbols “
PL
” and “
PL WS
,”, respectively, upon the Closing. New Planet will not have units traded following the Closing.
Certain Engagements in Connection with the Business Combination and Related Transactions
Goldman was engaged by Planet to act as sole financial advisor to Planet in connection with the Business Combination, and will receive compensation in connection therewith. Due to Goldman’s knowledge of Planet,

dMY IV engaged Goldman to act as co-placement agent with Morgan Stanley on its Initial PIPE Investment. In addition, Goldman was sole underwriter on dMY IV’s IPO. Goldman will receive fees and expense reimbursements in connection therewith. Goldman did not provide any advice to dMY IV, including, but not limited to, the valuation of Planet or the terms of the business combination with Planet. dMY IV and Planet have each signed a consent letter with Goldman acknowledging Goldman’s roles as financial advisor to Planet in connection with the Business Combination and as co-placement agent to dMY IV in connection with the PIPE Investment and waiving any potential conflicts in connection with such dual roles.
In addition, each of Morgan Stanley and Goldman (together with their respective affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, Morgan Stanley and its affiliates have provided various investment banking unrelated to the Business Combination or the PIPE Investment to dMY IV and its affiliates, and has received customary compensation in connection therewith. From time to time, Goldman and its affiliates have provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE Investment to Planet and its affiliates, and has received customary compensation in connection therewith. In addition, each of Morgan Stanley and Goldman and their respective affiliates may provide investment banking and other commercial dealings to dMY IV, Planet and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, each of Morgan Stanley and Goldman and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of dMY IV or its affiliates. Each of Morgan Stanley and Goldman and their respective may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Accounting Treatment
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby dMY IV is treated as the acquired company, and Planet is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Planet issuing stock for the net assets of dMY IV, accompanied by a recapitalization. The net assets of dMY IV will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of Planet.

•	Planet has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•
Planet’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 90% of the voting interest in each scenario;

•	Planet will have the ability to nominate a majority of the initial members of the Board of Directors of the combined entity;

•	Planet’s senior management will be the senior management of the combined entity; and

•	Planet is the larger entity based on historical operating activity and has the larger employee base.

THE BUSINESS COMBINATION PROPOSAL
The dMY IV Stockholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. All dMY IV Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as
Annex A
to this proxy statement/prospectus. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.
dMY IV may consummate the Business Combination only if all of the condition precedent proposals are approved by the dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.
Please see the subsection titled “
The Business Combination and the Merger Agreement
” of this proxy statement/prospectus for additional information and a summary of certain terms of the Merger Agreement and the Business Combination, including the transactions contemplated by the Merger Agreement and the Mergers.
 You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.
Vote Required for Approval
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions have no effect on the outcome of the proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
dMY IV’s Sponsor along with dMY IV’s directors and officers have agreed to vote the Founder Shares and any public shares they purchased during or after IPO (including in open market and privately-negotiated transactions) in favor of the Business Combination Proposal. See “
Other Agreements—dMY IV Letter Agreement
” and “
Other Agreements—Sponsor Agreement
” for more information.
Recommendation of dMY IV Board
THE DMY IV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE DMY IV STOCKHOLDERS VOTE “
FOR
” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of dMY IV’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of dMY IV and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “—
Interests of dMY IV’s Directors and Officers in the Business Combination
” for a further discussion.

THE CHARTER PROPOSALS
Overview
In connection with the Business Combination, dMY IV is asking its stockholders to approve the adoption of, and, assuming Charter Proposal A is approved, further amend, the Proposed Charter, in the form attached hereto as
Annex B
. If the Business Combination and Charter Proposal A are approved, the Proposed Charter would replace the Current Charter.
The effectiveness of Charter Proposal A is conditioned on the approval of the Business Combination Proposal and the other condition precedent proposals. The effectiveness of Charter Proposal B is conditioned on the approval of Charter Proposal A but is not conditioned on the approval of any other proposal. Therefore, if the Business Combination Proposal is not approved, the Charter Proposals will have no effect, even if approved by the dMY IV Stockholders.
Comparison of Current Charter to Proposed Charter
The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as
Annex B
.
Unless specified otherwise, all changes described below would be effected by approval by our stockholders of Charter Proposal A
.

•
Increase the total number of shares of New Planet’s capital stock from 401,000,000 shares to 631,500,000 shares (or 441,500,000 shares in the event that Charter Proposal B does not pass), which would consist of (A) increasing (i) dMY IV Class A common stock from 380,000,00 shares to 570,000,000 shares of New Planet Class A common stock (or remaining at 380,000,000 shares in the event that Charter Proposal B does not pass), (ii) dMY IV Class B common stock from 20,000,000 shares to 30,000,000 shares of New Planet Class B common stock (assuming the holders of dMY IV Class B common stock approve such increase) and (iii) the preferred stock of dMY IV from 1,000,000 shares to 1,500,000 shares of New Planet preferred stock, and (B) authorizing the creation of 30,000,000 shares of New Planet Class C common stock;

•
Provide that holders of New Planet Class A common stock will be entitled to one vote per share of New Planet Class A common stock and holders of New Planet Class B common stock will (i) prior to the Sunset Date, be entitled to cast twenty votes per share and (ii) from and after the Sunset Date, at which time each share of New Planet Class B common stock will automatically convert into one share of New Planet Class A common stock, be entitled to cast one vote per share;

•
Provide that, until the Sunset Date, any actions required to be taken or permitted to be taken by the New Planet Stockholders may be taken by written consent signed by the stockholders of New Planet having not less than the minimum number of votes that would be necessary to authorize such action at a meeting; after the Sunset Date, any actions required to be taken or permitted to be by the New Planet Stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be taken by written consent of the New Planet Stockholders, except, any actions required to be taken or permitted to be taken by the holders of New Planet preferred stock may be taken by written consent to the extent expressly provided in the applicable certificate of designation relating to such series of New Planet preferred stock;

•
Provide that in addition to any vote required by applicable law, certain provisions in the Proposed Charter relating to (i) amendments to certain provisions of the Proposed Charter and Proposed Bylaws, (ii) voting rights, (iii) the New Planet Board, (iv) competition and corporate opportunities, (v) New Planet’s public benefit purpose, (vi) the powers, privileges, rights, qualifications, limitations and restrictions of New Planet common stock and New Planet preferred stock, (vii) Section 203 of the DGCL, (viii) indemnification and (ix) forum selection may only be amended, subject to certain exceptions, by the affirmative vote of the holders of at least two-thirds voting power of all the then-outstanding shares of stock of New Planet entitled to vote thereon, voting together as a single class;

•
Provide that New Planet will not be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Charter that is substantially similar to Section 203 of the DGCL; provided that the restrictions on business combinations under Section 203 of the DGCL will continue to apply for twelve months following the date that the Proposed Charter is filed;

•
Provide that with respect to corporate opportunities, that the Proposed Charter will provide that each “Identified Person” is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as New Planet or any of its subsidiaries, except where a corporate opportunity is offered to a non-employee member of the New Planet Board expressly and solely in his or her capacity as a director or officer of New Planet;

•
Provide that New Planet will be a public benefit corporation under Delaware law and identify its public benefit as to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change;

•	Change the corporate name from “dMY Technology Group, Inc. IV” to “Planet Labs PBC”; and

•	Remove certain provisions related to dMY IV’s status as a blank check company that will no longer be applicable upon the consummation of the Mergers.
Charter Amendment Proposal A and B
Each charter amendment proposal will be voted on separately by our stockholders as follows:

•	Charter Proposal A. In Charter Proposal A, dMY IV’s stockholders are being asked to approve and adopt the Proposed Charter, which will replace dMY IV’s Current Charter as of the Closing.

•
Charter Proposal B.
In Charter Proposal B, dMY IV’s stockholders are being asked to approve and adopt an amendment to the Proposed Charter to increase the number of dMY IV Class A common stock from 380,000,00 shares to 570,000,000 shares of New Planet Class A common stock and the total number of authorized shares from 401,000,000 shares to 631,500,000 shares, which, if approved, will be in effect upon the Closing. Additionally, assuming approval of Charter Proposal A, holders of dMY IV’s Class B common stock will be asked to approve and adopt an amendment to the Proposed Charter to increase the number of dMY IV Class B common stock from 20,000,000 shares to 30,000,000 shares of New Planet Class B common stock which, if approved, will also be in effect upon the Closing.

Reasons for the Approval of the Charter Proposals
In the judgment of the dMY IV Board, the Proposed Charter is necessary to address the needs of New Planet. The dMY IV Board’s reasons for proposing each of these amendments to the Current Charter are set forth below.
Change in Authorized Shares

•
The principal purpose of this proposal is to provide for an authorized capital structure of New Planet that will enable it to continue as an operating company governed by the DGCL. The dMY IV Board believes that it is important to have available for issuance a number of authorized shares of New Planet common stock and New Planet preferred stock sufficient to support its growth and to provide flexibility for future corporate needs. The amendment also provides for the increase necessary to consummate the Mergers and also provides flexibility for future issuances of New Planet common stock if determined by the New Planet Board to be in the best interests of New Planet without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Change in Voting Rights

•	Because, upon consummation of the Business Combination, the Planet Founders will be the sole beneficial owner of shares of New Planet Class B common stock, this multi-class stock structure provides the Planet Founders with the ability to influence the outcome of matters requiring stockholder approval. New Planet’s success rests on the ability to undertake a long-term view and the Planet Founders’ significant interest will enhance New Planet’s ability to focus on long-term value creation and help insulate New Planet from short-term outside influences. The Planet Founders’ voting power also provides New Planet with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining the Planet Founders’ control.

Action by Written Consent

•
Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and the Proposed Bylaws.

•
Eliminating the right of New Planet Stockholders, after the Sunset Date, to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New Planet’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Planet. Further, the dMY IV Board believes that limiting New Planet Stockholders’ ability to act by written consent will reduce the time and effort the New Planet Board and New Planet Management would need to devote to New Planet stockholder proposals, which time and effort could distract those directors and management from other important company business.

•
In addition, the elimination of New Planet Stockholders’ ability (after the Sunset Date) to act by written consent may have certain anti-takeover effects by forcing a potential acquiror to take control of the New Planet Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which dMY is aware to obtain control of Planet, and dMY and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the dMY IV Board does not believe that the effects of the elimination of the ability of New Planet Stockholders to act by written consent (after the Sunset Date) will create a significant impediment to a tender offer or other effort to take control of New Planet. Inclusion of these provisions in the Proposed Charter might also increase the likelihood that a potential acquiror would negotiate the terms of any proposed transaction with the dMY IV Board and thereby help protect New Planet Stockholders from the use of abusive and coercive takeover tactics.

Stockholder Vote to Amend the Certificate of Incorporation

•
This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of New Planet Stockholders from taking actions that may be harmful to other New Planet Stockholders or making changes to provisions that are intended to protect all New Planet Stockholders.

DGCL 203 Opt-Out and Replacement

•
The dMY IV Board intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the New Planet Board approves such transaction.

•
New Planet will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an “interested stockholder”, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and the holders of at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. In accordance with Section 203, New Planet’s election to opt out of Section 203 will take effect twelve months following the date the Proposed Charter is filed and, during this twelve-month waiting period, the restrictions on business combinations described above will continue to apply.

•
The dMY IV Board has elected to opt out of Section 203, but the dMY IV Board believes that it is in the best interests of New Planet Stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the dMY IV Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of New Planet. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving New Planet that have not been approved by the dMY IV Board. The dMY IV Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of New Planet Stockholders and will also help to prevent a third party from acquiring “creeping control” of New Planet without paying a fair premium to all New Planet Stockholders.

Corporate Opportunity

•
The Proposed Charter includes provisions that renounce New Planet’s interest or expectancy in certain transactions that might otherwise be considered “corporate opportunities” and further provides that that the Sponsor, its affiliates and non-employee members of the New Planet Board are not subject to the doctrine of corporate opportunity and do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as New Planet or any of its subsidiaries, except where a corporate opportunity is offered to a non-employee member of the New Planet Board expressly and solely in his or her capacity as a director or officer of New Planet. The dMY IV Board believes that this provision is appropriate because such persons should not be restricted from investing in or operating similar businesses and such parties would be unwilling or unable to enter into the Mergers without such assurances due to their activities as investors in a wide range of companies.

Public Benefit Corporation

•	The purpose of the new public entity reflects its designation as a public benefit corporation under Delaware law.
Corporate Name

•
The dMY IV Board believes that changing the post-business combination corporate name from “dMY Technology Group, Inc. IV” to “Planet Labs PBC” is desirable to reflect the Mergers and to clearly identify New Planet as the publicly traded entity.

Provisions Related to Status as a Blank Check Company

•
The elimination of certain provisions related to dMY IV’s status as a blank check company is desirable because these provisions will serve no purpose following consummation of the Mergers. For example,

the Proposed Charter allows New Planet to continue as a corporate entity with perpetual existence following consummation of the Mergers. Perpetual existence is the usual period of existence for public corporations, and the dMY IV Board believes it is the most appropriate period for New Planet following consummation of the Mergers. In addition, certain other provisions in the Current Charter require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of dMY IV has occurred. These provisions cease to apply once the Mergers are consummated and are therefore not included in the Current Charter.

Vote Required for Approval
Approval of Charter Proposal A requires the affirmative vote of a majority of the outstanding shares of dMY IV Common Stock, voting together as a single class, and at least a majority of the outstanding shares of dMY IV Class B Common Stock. Abstentions have the same effect as a vote “
AGAINST
” the proposal.
Approval of Charter Proposal B requires the affirmative vote of a majority of the outstanding shares of dMY IV Common Stock, voting together as a single class, and at least a majority of the outstanding shares of dMY IV Class A Common Stock. Abstentions have the same effect as a vote “
AGAINST
” the proposal.
Recommendation of dMY IV Board
THE DMY IV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DMY IV STOCKHOLDERS VOTE “
FOR
” THE APPROVAL OF THE CHARTER PROPOSALS.
The existence of financial and personal interests of one or more of dMY IV’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of dMY IV and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “
The Business Combination Proposal—Interests of dMY IV’s Directors and Officers in the Business Combination
” for a further discussion.

THE ADVISORY CHARTER PROPOSALS
Overview
In connection with the Business Combination, dMY IV is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposals but, pursuant to SEC guidance, dMY IV is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on dMY IV or the dMY IV Board (separate and apart from the approval of the Charter Proposals). In the judgment of the dMY IV Board, these provisions are necessary to adequately address the needs of the post-Business Combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposals).
Advisory Charter Proposal A—Change in Authorized Shares

•
Under the Proposed Charter, New Planet will be authorized to issue 631,500,000 shares of capital stock (or 441,500,000 shares in the event that Charter Proposal B does not pass), consisting of (i) 570,000,000 shares of New Planet Class A common stock (or 380,000,000 shares in the event that Charter Proposal B does not pass), par value $0.0001 per share, (ii) 30,000,000 shares of New Planet Class B common stock, par value $0.0001 per share (assuming the holders of dMY IV Class B common stock approve such increase), (iii) 30,000,000 shares of New Planet Class C common stock, par value $0.0001 per share, and (iv) 1,500,000 shares of New Planet preferred stock, par value $0.0001 per share

•
The principal purpose of this proposal is to provide for an authorized capital structure of New Planet that will enable it to continue as an operating company governed by the DGCL. The dMY IV Board believes that it is important to have available for issuance a number of authorized shares of New Planet common stock and New Planet preferred stock sufficient to support our growth and to provide flexibility for future corporate needs. The amendment also provides for the increase necessary to consummate the Mergers and also provides flexibility for future issuances of New Planet common stock if determined by the New Planet Board to be in the best interests of New Planet without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Advisory Charter Proposal B—Change in Voting Rights

•
Under the Proposed Charter, holders of shares of New Planet Class A common stock will be entitled to cast one vote per share of New Planet Class A common stock and holders of shares of New Planet Class B common stock will be entitled (prior to Sunset Date, as defined below) to cast 20 votes per share of New Planet Class B common stock on each matter properly submitted to New Planet’s stockholders entitled to vote (on the Sunset Date, each share of New Planet’s Class B common stock will automatically convert into one share of New Planet Class A common stock and will then be entitled to cast one vote per share).

•
Because, upon consummation of the business combination, the Planet Founders will be the sole beneficial owner of shares of New Planet Class B common stock, this multi-class stock structure provides the Planet Founders with the ability to influence the outcome of matters requiring stockholder approval. We believe that New Planet’s success rests on the ability to undertake a long-term view and the Planet Founders’ significant interest will enhance New Planet’s ability to focus on long-term value creation and help insulate New Planet from short-term outside influences. The Planet Founders’ voting power also provides New Planet with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining the Planet Founders’ control.

Advisory Charter Proposal C—Action by Written Consent

•
Under the Proposed Charter, until the Sunset Date (as defined below), any actions required to be taken or permitted to be taken by the stockholders of New Planet may be taken by written consent signed by the stockholders of New Planet having not less than the minimum number of votes that would be necessary to authorize such action at a meeting.

•
Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and Proposed Bylaws.

•
Eliminating the right of New Planet Stockholders, after the Sunset Date, to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Planet’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Planet. Further, the dMY IV Board believes that continuing to limit the New Planet Stockholders’ ability to act by written consent (after the Sunset Date) will reduce the time and effort the New Planet Board and management would need to devote to New Planet Stockholder proposals, which time and effort could distract those directors and management from other important company business.

•
In addition, the elimination of New Planet Stockholders’ ability (after the Sunset Date) to act by written consent may have certain anti-takeover effects by forcing a potential acquiror to take control of the New Planet Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which dMY is aware to obtain control of Planet, and dMY and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the dMY IV Board does not believe that the effects of the elimination of New Planet Stockholder action by written consent (after the Sunset Date) will create a significant impediment to a tender offer or other effort to take control of New Planet. Inclusion of these provisions in the Proposed Charter might also increase the likelihood that a potential acquiror would negotiate the terms of any proposed transaction with the dMY IV Board and thereby help protect New Planet Stockholders from the use of abusive and coercive takeover tactics.

Advisory Charter Proposal D—Stockholder Vote to Amend the Certificate of Incorporation

•
The Proposed Charter requires the affirmative vote of at least two-thirds of the voting power of the outstanding shares of New Planet common stock to amend, alter, repeal or rescind Articles V (Stock), VI (Directors), VII (Stockholder Meetings), VIII (Director Liability), IX (Business Combination), X (Indemnification), XI (Forum Selection), XII (Corporate Opportunities) and XIII (Amendments). The dMY IV Board believes this amendment protects key provisions of the Proposed Charter from arbitrary amendment and prevents a simple majority of New Planet Stockholders from taking actions that may be harmful to other New Planet Stockholders or making changes to provisions that are intended to protect all New Planet Stockholders.

Advisory Charter Proposal E—DGCL 203 Opt-Out and Replacement

•
The dMY IV Board intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

•
New Planet will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an

“interested stockholder”, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. In accordance with Section 203, New Planet’s election to opt out of Section 203 will take effect twelve months following the date the Proposed Charter is filed and, during this twelve-month waiting period immediately following the Effective Time, the restrictions on business combinations described above will continue to apply.

•
The dMY IV Board has elected to opt out of Section 203, but the dMY IV Board believes that it is in the best interests of New Planet Stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the dMY IV Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of New Planet. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Ne Planet that have not been approved by the dMY IV Board. The dMY IV Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New Planet without paying a fair premium to all stockholders.

Advisory Charter Proposal F—Corporate Opportunity

•
The Proposed Charter excludes certain transactions from being “corporate opportunities” and further provides that that the Sponsor, its Affiliates and non-employee members of the New Planet Board are not subject to the doctrine of corporate opportunity and do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as New Planet or any of its subsidiaries. The dMY IV Board believes that this provision is appropriate because such persons should not be restricted from investing in or operating similar businesses and such parties would be unwilling or unable to enter into the Mergers without such assurances due to their activities as investors in a wide range of companies.

Advisory Charter Proposal G—Public Benefit Corporation

•
The Proposed Charter designates New Planet as a public benefit corporation and identifies its public benefit as to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change;

•	The purpose of the new public entity reflects its designation as a public benefit corporation under Delaware law.
Vote Required for Approval
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions have no effect on the outcome of the proposal.

Recommendation of dMY IV Board
THE DMY IV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DMY IV STOCKHOLDERS VOTE “
FOR
” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.
The existence of financial and personal interests of one or more of dMY IV’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of dMY IV and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “
The Business Combination Proposal—Interests of dMY IV’s Directors and Officers in the Business Combination
” for a further discussion.

THE STOCK ISSUANCE PROPOSAL
In connection with the Business Combination, we intend to effect the issuance of shares of New Planet Class A common stock to the PIPE Investors, pursuant to the Subscription Agreements, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing, and to the Planet Stockholders pursuant to the Merger Agreement.
Why dMY IV Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.
Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of common stock issuable pursuant to the Merger Agreement would represent greater than 20% of the number of shares of dMY IV Class A common stock before such issuance and would result in a change of control of dMY IV. As a result, stockholder approval of the issuance of shares of common stock issuable pursuant to the Merger Agreement is required under the NYSE regulations.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Merger Issuance Proposal will not be presented at the dMY IV Special Meeting. The approval of the Stock Issuance Proposal requires the majority of the votes cast by the dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the dMY IV Special Meeting.
Failure to submit a proxy at the dMY IV Special Meeting will have no effect on the Stock Issuance Proposal. However, the NYSE considers abstentions as “
votes cast
” and, therefore, abstentions will have the same effect as votes “
AGAINST
” this proposal.
The Business Combination is conditioned upon the approval of the Stock Issuance Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Stock Issuance Proposal will not be effected.
dMY IV’s Sponsor has agreed to vote the Founder Shares and any public shares owned by them in favor of the Stock Issuance Proposal. See “
Other Agreements—Sponsor Agreement
” for more information.
Recommendation of the dMY IV Board of Directors
THE DMY IV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “
FOR
” THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of dMY IV’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of dMY IV and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “
The Business Combination Proposal—Interests of dMY IV’s Directors and Officers in the Business Combination
” for a further discussion.

THE INCENTIVE PLAN PROPOSAL
Overview
We are asking our stockholders to approve the Incentive Plan and the material terms thereunder. The Board approved and adopted the Incentive Plan, subject to stockholder approval. The Incentive Plan will become effective as of the date on which it is approved by our stockholders. No further awards may be granted under the Planet Incentive Plans from and after the date on which the Incentive Plan becomes effective, but awards outstanding under such Planet Incentive Plan on such date will remain subject to the terms and conditions of the applicable Planet Incentive Plan.
The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as
Annex D
.
Purpose of the Incentive Plan
The purpose of the Incentive Plan is to enhance New Planet’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to New Planet’s success. The Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary for the company to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help the company meet its goals.
Summary of the Incentive Plan
The following summarizes the material terms of the Incentive Plan. This summary is qualified in its entirety by the full text of the Incentive Plan.
Administration.
The board of directors, or any committee to whom the board of directors delegates such power or authority, will serve as the plan administrator of the Incentive Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the Incentive Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the Incentive Plan, the type, terms, and conditions of an award, the number of shares of Class A common stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the Incentive Plan.
Share Reserve.
The aggregate number of shares of our Class A common stock that may be issued pursuant to awards granted under the Incentive Plan will be the sum of (i) 10% of the sum of (A) the number of shares of New Planet common stock outstanding at Closing and (B) the number of securities convertible into New Planet common stock at Closing (the “initial share reserve”); (ii) any shares of New Planet common stock which are subject to awards outstanding under the Planet Incentive Plans as of the effective date of the Incentive Plan and which, following the effective date of the Incentive Plan, become available for issuance under the Planet Incentive Plan (as further described below); and (iii) an annual increase on the first day of each fiscal year (commencing with February 1, 2022 and ending on and including February 1, 2031) equal to a number of shares equal to 5% of the aggregate number of shares of Class A and Class B common stock outstanding on the final day of the immediately preceding fiscal year (or such lesser number of shares as is determined by the board of directors), subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below. Subject to the initial share reserve, the maximum number of shares of our Class A common stock that may be granted with respect to incentive stock options (“
ISOs
”) under the Incentive Plan will be a number of shares equal to 175% of the initial share reserve.
If an award under the Incentive Plan or a Planet Incentive Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again or become available (as applicable) for new grants under the Incentive Plan. In addition, shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award granted under the Incentive Plan or a Planet Incentive Plan will again be or will become (as applicable) available for grants under the Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Incentive Plan will not reduce the shares available for grant under the Incentive Plan. However, the following shares may not be used again for grant under the Incentive Plan: (i) shares subject to stock appreciation rights (“
SARs
”) that are not issued in connection with the stock settlement of the SAR on exercise thereof, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards granted by an entity that merges or consolidates with us or our subsidiaries prior to such merger or consolidation will not reduce the shares available for grant under the Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.
The Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $750,000 (or, with respect to a non-employee director’s initial fiscal year of service, $1,000,000).
Eligibility
. Our directors, employees and consultants, and employees and consultants of our subsidiaries, will be eligible to receive awards under the Incentive Plan; however, ISOs may only be granted to employees of us or our parent or subsidiary corporations. Following the Closing, New Planet is expected to have approximately seven directors, 559 employees and 8 consultants who will be eligible to receive awards under the Incentive Plan.
Types of Awards.
The Incentive Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“
NSOs
”); (iii) SARs; (iv) restricted stock; (v) restricted stock units (“
RSUs
”); (vi) dividend equivalents; and (vii) other stock and cash-based awards.

•
Stock Options and SARs
. The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations, including vesting, exercise, term and forfeiture provisions, applicable to each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. Options granted under the Incentive Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value, or in the case of ISOs granted to an employee who owns more than 10% of the company, 110% of the fair market value on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs granted to an employee who owns more than 10% of the company, five years from the date of grant.

•
Restricted Stock
. Restricted stock is an award of nontransferable shares of our Class A common stock that are subject to certain vesting conditions and other restrictions. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the time, if any, at which such restricted stock may be subject to forfeiture, the vesting schedule, if any, and any rights to acceleration thereof.

•	RSUs . RSUs are contractual promises to deliver cash or shares of our Class A common stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Plan.

•
Other Stock or Cash-Based Awards
. Other stock or cash-based awards are awards of cash, fully vested shares of our Class A common stock and other awards valued wholly or partially by reference to, or otherwise based on, shares of our Class A common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•
Dividend Equivalents
. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Class A common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Adjustments; Corporate Transactions.
In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the Incentive Plan to prevent dilution or enlargement of the benefits or intended benefits under the Incentive Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards granted thereunder. In the event of a change in control (as defined in the Incentive Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.
Repricings. The plan administrator may, without stockholder approval, reduce the exercise price of any stock option or SAR, cancel any stock option or SAR with an exercise price that is less than the fair market value of a share of Class A common stock in exchange for cash, or cancel any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options or SARS are exchanged.
Amendment and Termination.
The board of directors may amend, suspend, or terminate the Incentive Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the Incentive Plan, is permitted by the applicable award agreement, or is made pursuant to applicable law) may materially and adversely affect any outstanding awards under the Incentive Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the Incentive Plan to increase the aggregate number of shares of common stock that may be issued under the Incentive Plan (other than due to adjustments as a result of stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions), to the extent necessary to comply with applicable laws or for any amendment to increase the limit on the aggregate fair value of awards granted to a non-employee director during any fiscal year. An ISO may not be granted under the Incentive Plan after ten (10) years from the earlier of the date the board of directors adopted the Incentive Plan or the date on which our stockholders approve the Incentive Plan.
Foreign Participants, Claw-Back Provisions and Transferability
. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the Incentive Plan are generally non-transferrable, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.

Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options
. If an optionee is granted an NSO under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in our Class A common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Class A common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Incentive Stock Options
. A participant receiving ISOs should not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the shares of our Class A common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two (2) years from the date of grant and one (1) year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We and our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Other Awards
. The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); RSUs, dividend equivalents and other stock or cash-based awards are generally subject to tax at the time of payment. We and our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Federal Tax Withholding
. Any ordinary income realized by a participant upon the granting, vesting, exercise, or conversion of an award under the Incentive Plan, as applicable, is subject to withholding of federal, state, and local income taxes and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy our federal income tax withholding requirements, we (or, if applicable, any of our subsidiaries or affiliates) will have the right to require, as a condition to delivery of any certificate for shares of our common stock or the registration of the shares in the participant’s name, that the participant remit to us an amount sufficient to satisfy the withholding requirements. Alternatively, we may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if we consent, accept delivery of shares with an aggregate fair market value that equals or exceeds the required tax withholding amount. Withholding does not represent an increase in the participant’s total income tax obligation because it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by us to employees no later than January 31 of the following year. Deferred compensation that is subject to Section 409A of the Code (discussed below) will also be subject to certain federal income tax withholding and reporting requirements.
Million Dollar Deduction Limit and Other Tax Matters
. We may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code), which include (i) an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is either our principal executive officer or principal financial officer; (ii) an individual who is among our three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or principal financial officer at any time during the taxable year); or (ii) anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017.
If an individual’s rights under the Incentive Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income and employment taxes, if applicable) payable by the individual on the value of such accelerated rights and (ii) the loss by us of a compensation deduction.
Section 409A of the Code
Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
Interest of Directors and Executive Officers
All members of the board of directors and all of our executive officers are eligible for awards under the Incentive Plan and, thus, have a personal interest in the approval of the Incentive Plan. Nevertheless, the Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Incentive Plan.
Plan Benefits
The benefits or amounts that may be received or allocated to participants under the Incentive Plan will be determined at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the Incentive Plan will depend on a number of factors, including the fair market value of our common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved. The closing price of our Class A common stock as of October 29, 2021 was $10.13 per share.

The Resolution
“RESOLVED,
that the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan, be approved in all respects.”
Vote Required for Approval
This Incentive Plan Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Incentive Plan Proposal. This Incentive Plan Proposal is conditioned upon the approval and completion of the Business Combination Proposal, Charter Proposal A and the Stock Issuance Proposal. If any of the Business Combination Proposal, Charter Proposal A or the Stock Issuance Proposal are not approved, this Incentive Plan Proposal will have no effect even if approved by our stockholders.
Recommendation of the dMY IV Board
THE DMY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DMY IV STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN UNDER PROPOSAL 5.
The existence of financial and personal interests of one or more of dMY IV’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of dMY IV and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposal. See the section entitled “
The Business Combination Proposal—Interests of dMY IV’s Directors and Officers in the Business Combination
” for a further discussion.

THE ESPP PROPOSAL
Overview
We are asking our stockholders to approve the
ESPP
, and the material terms thereunder. The Board approved and adopted the ESPP, subject to stockholder approval. The ESPP will become effective as of the date on which it is approved by our stockholders.
The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as
Annex E
.
Purpose of the ESPP
The purpose of the ESPP is to provide New Planet’s and its participating subsidiaries employees (and, with respect to the Non-Section 423 Component (as defined below), consultants) with the opportunity to purchase shares of our Class A common stock through accumulated payroll deductions. We believe that the ESPP is a key factor in retaining our existing employees and consultants, recruiting and retaining new employees and consultants and aligning the interests of our employees and consultants with those of our stockholders.
Summary of the ESPP
The following summarizes the material terms of the ESPP. This summary is qualified in its entirety to the full text of the ESPP.
The ESPP is comprised of two distinct components in order to provide increased flexibility to grant purchase rights under the ESPP to U.S. and non-U.S. employees and consultants. Specifically, the ESPP authorizes (i) the grant of purchase rights to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “
Section 423 Component
”) and (ii) the grant of purchase rights that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for consultants and employees located outside of the United States who do not benefit from favorable U.S. tax treatment and to provide flexibility to comply with non-U.S. law and other considerations (the “
Non-Section 423 Component
”). Where possible under local law and custom, we expect that the Non-Section 423 Component generally will be operated and administered on terms and conditions similar to the Section 423 Component.
Administration
. The Compensation Committee of our board of directors, or any other committee to whom the board of directors delegates such power or authority, will serve as the administrator of the ESPP. The plan administrator may delegate administrative tasks under the ESPP to agents or employees to assist in the administration of the ESPP. Subject to the terms and conditions of the ESPP, the plan administrator has the authority to determine when rights to purchase shares will be offered and the provisions of each offering under the ESPP, to determine which subsidiaries will participate as “designated subsidiaries” in the ESPP (including in the Non-Section 423 and the Section 423 Components), and to make all other determinations and to take all other actions necessary or advisable for the administration of the ESPP. The plan administrator is also authorized to establish, amend or revoke rules relating to administration of the ESPP and to adopt annexes or sub-plans that apply to certain participating subsidiaries or jurisdictions.
Share Reserve
. The aggregate number of shares of our Class A common stock that may be issued pursuant to rights granted under the ESPP will equal 2.5% of the sum of (i) the number of shares of New Planet common stock outstanding at Closing and (ii) the number of securities convertible into New Planet common stock at Closing (the “initial share reserve”). In addition, on the first day of each fiscal year beginning on February 1, 2022 and ending on (and including) February 1, 2031, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i) 1% of the shares outstanding shares of Class A and Class B common stock on the final day of the immediately preceding fiscal year, and (ii) such smaller number of shares as determined by the board of directors. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Notwithstanding the foregoing, no more than a number of shares of Class A common stock equal to 175% of the initial share reserve may be issued under the Section 423 Component of the ESPP.
Eligible Individuals
. Individuals eligible to participate in the ESPP for a given offering generally include employees (and, solely with respect to the Non-Section 423 Component, consultants) who are employed by us or one of our designated subsidiaries on the first trading day of the offering period, or the enrollment date. However, an employee (or, with respect to the Non-Section 423 Component, consultant) who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all classes of our or one of our subsidiaries’ stock will not be allowed to participate in the ESPP (unless otherwise required under applicable law). In addition, the plan administrator may provide that an employee may not be eligible to participate in an offering under the Section 423 Component if the employee is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares would be prohibited under applicable law or would cause the Section 423 Component (or any offering thereunder) to violate the requirements of Section 423 of the Code. Additionally, the plan administrator may provide that certain highly compensated, seasonal and/or part-time employees may not be eligible to participate in an offering or, with respect to offerings under the Non-Section 423 Component, that only certain employees or consultants are eligible to participate in such offerings (regardless of the foregoing rules). Consultants may only participate in the Non-Section 423 Component.
Following the Closing, New Planet is expected to have approximately 559 employees and 0 consultants who are eligible to participate in the ESPP.
Participation
. Eligible employees and consultants may become participants in the ESPP for an offering period by completing a subscription agreement prior to the enrollment date of the applicable offering period, which will designate a whole dollar amount or whole percentage of the eligible employee’s or consultant’s compensation to be withheld as payroll deductions under the ESPP during the offering period.
Offerings; Purchase Periods

•
Offerings; Purchase Periods
. Under the ESPP, participants are offered the right to purchase shares of our Class A common stock at a discount during a series of offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to twenty-seven (27) months long. Accumulated payroll deductions will be used to purchase shares of our Class A common stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering will be established by the plan administrator, but in no event will any purchase period exceed six (6) months. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offerings.

•
Enrollment and Contributions
. The ESPP permits participants to purchase our Class A common stock through payroll deductions of a whole dollar amount or a whole percentage of their eligible compensation, which may not be less than 1% of their eligible compensation and may be up to a maximum percentage of such compensation determined by the plan administrator (which, in the absence of a contrary designation, will be 15% of eligible compensation). The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 20,000 shares of New Planet common stock for an offering period and 5,000 shares of New Planet Common Stock for a purchase period. In addition, a participant may not, with respect to the Section 423 Component, subscribe for more than $25,000 worth of shares under the ESPP per calendar year in which such rights to purchase stock are outstanding (considered together with any other ESPP maintained by us or certain parent or subsidiary entities) based on the fair market value of the shares at the time the purchase right is granted.

•
Purchase Rights
. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our Class A common stock. Unless a participant has previously withdrawn his or her participation in, or has otherwise become ineligible to participate in, the ESPP prior to any applicable purchase date, the option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. The participant will purchase the maximum number of whole shares of our Class A common stock that his or her accumulated payroll deductions will buy at the purchase price, subject to the participation limitations described above, and any fractional shares will be credited to the participant’s account and carried forward and applied toward the purchase of whole shares on the next purchase date.

•
Purchase Price.
The purchase price for each offering period will be designated by the plan administrator in the applicable offering document (which purchase price, for purposes of the Section 423 Component, will not be less than 85% of the closing trading price of a share of our Class A common stock on the enrollment date or purchase date of the applicable offering period, whichever is lower) or, in the absence of a designation by the plan administrator, the purchase price will be the lower of 85% of the closing trading price per share of our common stock on the enrollment date of the applicable offering period or 85% of the closing trading price per share on the applicable purchase date, which will be the last trading day of each purchase period.

•
Payroll Deduction Changes; Withdrawals; Terminations of Service
. A participant may decrease (but not increase) or suspend his or her payroll deductions once during any purchase period. In addition, a participant may withdraw his or her participation from the ESPP at any time by submitting written notice to us at least one day prior to the end of the then-current purchase period for the offering in which such participant is enrolled. Upon any withdrawal, the participant will receive a refund of the participant’s account balance in cash, and his or her payroll deductions shall cease. Participation in the ESPP ends automatically upon a participant’s termination of service.

Transfer Restrictions
. A participant may not transfer (other than by will or the laws of descent and distribution) any right granted under the ESPP and, during a participant’s lifetime, purchase rights granted under the ESPP shall be exercisable only by such participant.
Adjustments; Changes in Capitalization
. In the event of certain transactions or events affecting our Class A common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control or change in applicable law or accounting principles, the plan administrator may, in order to prevent the dilution or enlargement of intended benefits under the ESPP or facilitate or give effect to such transactions, events or changes, provide for one or more of the following: (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.
Amendment and Termination
. The plan administrator may amend, suspend or terminate the ESPP at any time, subject to stockholder approval to increase the number (or change the type) of securities that may be issued under the ESPP or as otherwise required under Section 423 of the Code.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Section 423 Component
. The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant or exercise of an option under the ESPP, nor will we be entitled to any deduction at that time.
If shares acquired upon exercise of an option acquired under the Section 423 Component of the ESPP are held for a minimum of two years from the date of grant and one (1) year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income at the time of disposition of the shares measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.
If the holding period requirements are not met, the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares on the date the option is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the option was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.
We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Non-Section 423 Component
. The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.
For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Upon the exercise of an ESPP option, a participant will recognize ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of our Class A common stock on the exercise date and the purchase price paid for the shares. A participant’s basis in shares of our Class A common stock received on exercise, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of our common stock, generally, will be the fair market value of the shares of our Class A common stock on the date the participant exercises his or her option.
Upon the subsequent sale of the shares acquired upon the exercise of an option acquired under the Non-Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).
We or our subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income.

New Plan Benefits
Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our Class A common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.
The Resolution
“
RESOLVED
, that the ESPP, including the authorization of the initial share reserve under the ESPP, be approved in all respects.”
Vote Required for Approval
This ESPP Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the ESPP Proposal. This ESPP Proposal is conditioned upon the approval and completion of the Business Combination Proposal, Charter Proposal A, the Stock Issuance Proposal and the Incentive Plan Proposal. If any of the Business Combination Proposal, Charter Proposal A, the Stock Issuance Proposal and the Incentive Plan Proposal are not approved, this ESPP Proposal will have no effect even if approved by our stockholders.
Recommendation of dMY IV Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ESPP UNDER PROPOSAL 6.
The existence of financial and personal interests of one or more of dMY IV’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of dMY IV and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposal. See the section entitled “
The Business Combination Proposal—Interests of dMY IV’s Directors and Officers in the Business Combination
” for a further discussion.

THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the dMY IV Board to adjourn the dMY IV Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the dMY IV Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, Charter Proposal A, the Stock Issuance Proposal, the Incentive Plan Proposal or the ESPP Proposal, or holders of dMY IV Class A common stock have elected to redeem an amount of dMY IV Class A common stock such that dMY IV would have less than $5,000,001 of net tangible assets or the Minimum Proceeds Condition would not be satisfied or waived by Planet. In no event will the dMY IV Board adjourn the dMY IV Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under dMY IV’s existing charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by dMY IV’s stockholders, the dMY IV Board may not be able to adjourn the dMY IV Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, Charter Proposal A, the Stock Issuance Proposal, the Incentive Plan Proposal or the ESPP Proposal, or holders of dMY IV Class A common stock have elected to redeem an amount of dMY IV Class A common stock such that dMY IV would have less than $5,000,001 of net tangible assets or the Minimum Proceeds Condition would not be satisfied or waived by Planet, and may be unable to consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by March 9, 2023 or during any Extension Period (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires the majority of the votes cast by the dMY IV Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the dMY IV Special Meeting.
Failure to submit a proxy or to vote in person at the dMY IV Special Meeting, an abstention from voting will have no effect on the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
The Sponsor has agreed to vote the Founder Shares and any public shares owned by them in favor of the Adjournment Proposal (if necessary). See “
Other Agreements — Sponsor Agreement
” for more information.
Recommendation of the Board of Directors
THE DMY IV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of dMY IV’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of dMY IV and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “
The Business Combination Proposal—Interests of dMY IV’s Directors and Officers in the Business Combination
” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Planet and dMY IV adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X.
dMY IV is a blank check company incorporated on December 15, 2020, as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. dMY IV has neither engaged in any operations nor generated any revenue to date. Based on dMY IV’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. On March 9, 2021, dMY IV consummated its initial public offering of 34,500,000 units at $10.00 per unit, generating gross proceeds, before expenses, of $345.0 million. Simultaneously with the closing of the initial public offering, dMY IV consummated the private sale of an aggregate of 5,933,333 warrants at a price of $1.50 per warrant to the Sponsor, generating proceeds, before expenses, of approximately $8.9 million. Upon the closing of dMY IV’s initial public offering and the private placement warrants, an amount equal to $345.0 million was placed in a Trust Account. The Trust Account may be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of June 30, 2021, funds in the Trust Account totaled approximately $345.1 million.
Planet was incorporated in the state of Delaware on December 28, 2010. Planet designs, constructs, and launches constellations of satellites to provide high cadence geospatial data delivered to customers via an online platform. Planet is headquartered in San Francisco, California, with operations throughout the United States, Canada, Asia and Europe.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheets of Planet and dMY IV on a pro forma basis as if the Business Combination and related transactions had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and year ended December 31, 2020 combine the historical statements of operations of Planet and dMY IV for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented. dMY IV’s fiscal year ends on December 31, and Planet’s fiscal year ends on January 31. The pro forma condensed combined financial information is presented on the basis of dMY IV’s fiscal year and combines the historical results of the fiscal periods of dMY IV and Planet.
The Business Combination and related transactions are as follows:

•	the Mergers;

•	the conversion of Planet’s convertible notes for shares of Planet Class A common stock immediately prior to the Mergers;

•	the PIPE Investment; and

•	the repayment of Planet’s existing debt.
The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, audited and unaudited financial statements of Planet and dMY IV included in this proxy statement/ prospectus, the sections titled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Planet”
and
“
Management’s Discussion and Analysis of Financial Condition and Results of Operations of dMY IV,”
and other information relating to Planet and dMY IV contained in this proxy statement/ prospectus, including the Merger Agreement and the description of certain terms thereof set forth in the section entitled “
The Business Combination Proposal
”.
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby dMY IV is treated as the acquired company and Planet is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Planet issuing stock for the net assets of dMY IV, accompanied by a recapitalization. The net assets of dMY IV will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of Planet.
Planet has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•
Planet’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 90% of the voting interest in each scenario;

•	Planet will have the ability to nominate a majority of the initial members of the Board of Directors of the combined entity;

•	Planet’s senior management will be the senior management of the combined entity; and

•	Planet is the larger entity based on historical operating activity and has the larger employee base.
In connection with the Business Combination, dMY IV’s public stockholders are being offered the opportunity to redeem shares of dMY IV Class A common stock held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account pursuant to the Current Charter.
The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•	Assuming No Redemptions : This presentation assumes that none of the holders of dMY IV’s Class A common stock will exercise redemption rights with respect to their public shares; and

•
Assuming Maximum Redemptions:
This presentation assumes that holders of 34,500,000 dMY IV public shares will exercise their redemption rights for an aggregate payment of $345.1 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 in order for the amount of cash in (i) the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any Redemption), plus (ii) aggregate amount of cash that has been funded pursuant to the PIPE Investment to be at least $250.0 million. This scenario is based on satisfaction of the Minimum Proceeds Condition in the Merger Agreement.

Description of the Business Combination
On June 7, 2021, dMY IV, First Merger Sub, Second Merger Sub and Planet entered into the Merger Agreement. Pursuant to the Merger Agreement, First Merger Sub will merge with and into Planet with Planet surviving the merger as a wholly owned subsidiary of dMY IV, and, pursuant to Planet’s election under the Merger Agreement, immediately following thereafter and as part of the same overall transaction, the Surviving Corporation will merge with and into dMY IV, with dMY IV surviving the merger.
Concurrently with the execution of the Merger Agreement, dMY IV entered into Subscription Agreements with the PIPE Investors, pursuant to which, among other things, dMY IV agreed to issue and sell in private placements an aggregate of 20,000,000 shares of dMY IV Class A common stock to the PIPE Investors for $10.00 per share and aggregate gross proceeds of $200,000,000. On September 13, 2021, dMY IV entered into the Additional Subscription Agreements with the Additional Subscribers, pursuant to which, among other things, dMY IV agreed to issue and sell in a private placement 5,200,000 shares of dMY IV Class A common stock to the Additional Subscribers for $10.00 per share and aggregate gross proceeds of $52,000,000. For more information about the Business Combination, please see the section titled “
The Business Combination Proposal
”. A copy of the Merger Agreement is attached to this proxy statement/prospectus as
Annex A
.
The following summarizes the pro forma capitalization of New Planet expected at the Closing assuming no redemptions by dMY IV’s public stockholders and the maximum redemptions by dMY IV’s public stockholders that would still result in satisfaction of the Minimum Proceeds Condition:

	Assuming No Redemptions (Shares) (1)%		Assuming Maximum Redemptions (Shares) (1)%
Planet stockholders—Class A Common Stock	170,030,373	60.3%	170,030,373	68.7%
Planet stockholders—Class B Common Stock (2)	21,596,032	7.7%	21,596,032	8.7%
Planet equityholders—Vested Planet options and restricted stock units (3)	20,275,009	7.2%	20,275,009	8.2%
Planet warrantholders (4)	1,598,586	0.6%	1,598,586	0.6%

Total shares issued in Business Combination	213,500,000	75.8%	213,500,000	86.3%
dMY IV’s public stockholders—Class A Common Stock	34,500,000	12.2%	—	0.0%
Holders of dMY IV’s sponsor shares—Class A Common Stock (5)	8,625,000	3.1%	8,625,000	3.5%
PIPE Investors—Class A Common Stock	25,200,000	8.9%	25,200,000	10.2%

Pro Forma Common Stock (6)(7)(8)(9)	281,825,000	100.0%	247,325,000	100.0%

(1)
Based on Planet’s balance of capital stock as of June 29, 2021, and the resulting estimated illustrative Exchange Ratio under the Merger Agreement of approximately 1.5636. The actual Exchange Ratio will be calculated based on Planet’s outstanding capital stock as of immediately prior to the Effective Time.

(2)
The New Planet Class B common stock will have substantially the same rights and privileges as the New Planet Class A common stock but the New Planet Class B common stock will carry 20 votes per share until the earlier of (a) the
10-year
anniversary of the Closing and (b) the date that is six months after the date that such Planet Founder no longer provides services to New Planet as a director, executive officer, member of the senior leadership team or other full-time employee with an on-going
substantial role at New Planet, at which time such shares will convert to New Planet Class A common stock. Shares of New Planet Class B common stock held by a Planet Founder shall also automatically convert into shares of New Planet Class A common stock immediately (x) following the transfer of such shares of New Planet Class B common stock to a person other than a qualified stockholder of such Planet Founder, (y) on the date that such Planet Founder is terminated for cause, or (z) upon such Planet Founder’s death or mental incapacity. Recipients of the New Planet Class B common stock own a majority of the voting interest of Planet prior to the Business Combination.

(3)
Represents 19,257,074 shares underlying vested Planet options as of June 29, 2021 on a net exercise basis and 1,017,935 shares issuable for vested Planet Restricted Stock Units Awards as of as of June 29, 2021.

(4)	Represents shares underlying Planet Warrants on a net exercise basis as of June 29, 2021.
(5)
Includes 862,500 shares held by the Sponsor subject to future vesting as Sponsor Earnout Securities as described in the section of this proxy statement/prospectus titled “
Ancillary Agreements Related to the Business Combination—Founder Share Vesting.
” For illustrative purposes, the Company has elected to show the Founder Shares subject to future vesting as part of the capitalization table as the Sponsor shall have full ownership rights, including the right to vote such shares and to receive dividends and distributions thereon, while the shares subject to future vesting are held in escrow.

(6)
Excludes 27,855,977 shares underlying unvested Planet options and unvested Planet Restricted Stock Unit Awards as of June 29, 2021. Unvested Planet options and unvested Planet Restricted Stock Unit Awards are subject to future exercise, vesting conditions, or a combination thereof.

(7)
Excludes 27,000,000 shares issuable as Contingent Consideration following the Closing. The Contingent Consideration is made up of four tranches which will vest, if at any time prior to or as of the fifth anniversary of the Closing, the Closing Price equals or exceeds $15.00, $17.00, $19.00 and $21.00, respectively, over any 20 trading days within any 30 trading day period, or if New Planet consummates a Change of Control, which results in any stockholder of New Planet having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $15.00, $17.00, $19.00 and $21.00 per share, respectively. The Planet Founders will receive shares of New Planet Class B common stock for any Contingent Consideration issued in respect of their ownership of Planet Class B common stock held immediately prior to the Mergers.

(8)
Total pro forma common stock outstanding excludes 6,900,000 shares of New Planet Class A common stock that will be issuable upon exercise of the public warrants and 5,933,333 shares of New Planet Class A common stock that will be issuable upon exercise of the private placement warrants, a portion of which will be subject to future vesting as described in the section of this proxy statement/prospectus titled “
Ancillary Agreements—Founder Share Vesting.
”

(9)	Excludes shares of New Planet common stock that will be available for issuance under the Incentive Plan and under the ESPP.
Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of New Planet following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date on which these unaudited pro forma condensed combined financial statements are prepared and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(in thousands)

	As of July 31, 2021	As of June 30, 2021	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)		As of June 30, 2021	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)		As of June 30, 2021

					Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)

	Planet (Historical)	dMY IV (Historical)
Assets
Cash and cash equivalents	$75,213	$229	$345,058	(a)	$551,546	$(345,058)	(m)	$206,488
			(12,075)	(b)
			(41,879)	(c)
			252,000	(d)
			(67,000)	(l)
Accounts receivable, net	16,704	—			16,704			16,704
Prepaid expenses and other current assets	9,928	595			10,523			10,523

Total current assets	101,845	824	476,104		578,773	(345,058)		233,715
Investment held in Trust Account	—	345,058	(345,058)	(a)	—			—
Property and equipment, net	145,128	—			145,128			145,128
Capitalized internal-use software, net	11,029	—			11,029			11,029
Goodwill	88,393	—			88,393			88,393
Intangible assets, net	5,137	—			5,137			5,137
Restricted cash, non-current	5,311	—			5,311			5,311
Other non-current assets	7,921	—	(4,715)	(c)	3,206			3,206

Total assets	364,764	345,882	126,331		836,977	(345,058)		491,919

Liabilities
Accounts payable	3,078	103			3,181			3,181
Accrued and other current liabilities	21,907	498	(2,479)	(c)	19,926			19,926
Deferred revenue	45,447	—			45,447			45,447
Liability from early exercise of stock options	17,928	—			17,928			17,928
Convertible notes	104,464	—	(104,464)	(g)	—			—
Preferred stock warrant liability	9,364	—	(6,577)	(h)	2,787			2,787
Debt, net of discount	64,187		(64,187)	(l)	—			—

Total current liabilities	266,375	601	(177,707)		89,269	—		89,269
Deferred legal fees	—	2,361	(2,361)	(c)	—			—
Derivative warrant liabilities	—	31,751			31,751			31,751
Deferred underwriting commissions	—	12,075	(12,075)	(b)	—			—
Deferred revenue	9,573	—			9,573			9,573
Deferred hosting costs	15,340	—			15,340			15,340
Deferred rent	1,911	—			1,911			1,911
Other non-current liabilities	1,287	—			1,287			1,287

Total liabilities	294,486	46,788	(192,143)		149,131	—		149,131

	As of July 31, 2021	As of June 30, 2021	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)		As of June 30, 2021	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)		As of June 30, 2021

					Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)

	Planet (Historical)	dMY IV (Historical)
Commitments and contingencies
Class A common stock subject to possible redemption	—	294,093	(294,093)	(e)	—	—		—
Stockholders’ equity
Convertible preferred stock	2	—	(2)	(i)	—	—		—
Common Stock
Class A	—	1	3	(d)	25	(3)	(m)	22
			3	(e)
			1	(f)
			17	(i)
Class B	—	1	(1)	(f)	2	—		2
			2	(i)
Common Stock	1	—	(1)	(i)	—			—
Additional paid-in capital	757,833	19,786	(7,005)	(c)	1,383,146	2,698	(c)	1,040,789
			(16,715)	(c)		(345,055)	(m)
			251,997	(d)
			294,090	(e)
			104,464	(g)
			6,577	(h)
			(16)	(i)
			(31,976)	(j)
			4,111	(k)
Accumulated other comprehensive income	1,965	—	—		1,965	—		1,965
Accumulated deficit	(689,523)	(14,787)	(17,189)	(c)	(697,292)	(2,698)	(c)	(699,990)
			(845)	(c)
			31,976	(j)
			(4,111)	(k)
			(2,813)	(l)

Total stockholders’ equity	70,278	5,001	612,567		687,846	(345,058)		342,788

Total liabilities and stockholders’ equity	$364,764	$345,882	$126,331		$836,977	$(345,058)		$491,919

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share data)

	Six Months Ended July 31, 2021	Six Months Ended June 30, 2021	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)		Six Months Ended June 30, 2021	Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)	Six Months Ended June 30, 2021

					Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)

	Planet (Historical)	dMY IV (Historical)
Revenue	$62,363	$—			$62,363		$62,363
Cost of revenue	38,946	—	173	(gg)	39,119		39,119

Gross profit	23,417	—	(173)		23,244	—	23,244
Operating expenses
Research and development	24,562	—	1,002	(gg)	25,564		25,564
Sales and marketing	21,250	—	479	(gg)	21,729		21,729
General and administrative	20,139	3,495	(40)	(aa)	25,046		25,046
			1,452	(gg)

Total operating expenses	65,951	3,495	2,893		72,339	—	72,339

Loss from operations	(42,534)	(3,495)	(3,066)		(49,095)	—	(49,095)

Other income (expense)
Interest expense	(5,138)	—	5,138	(ee)	—		—
Gain on investments (net), dividends and interest, held in Trust Account	—	58	(58)	(bb)	—		—
Loss upon issuance of private placement warrants	—	(14,062)			(14,062)		(14,062)
Offering costs associated with derivative warrant liabilities	—	(711)			(711)		(711)
Change in fair value of derivative warrant liabilities	—	3,424			3,424		3,424
Change in fair value of convertible notes and warrant liabilities	(1,257)	—	3,252	(cc)	576		576
			(1,419)	(dd)
Other income (expense), net	(261)	—			(261)		(261)

Total other income (expense)	(6,656)	(11,291)	6,913		(11,034)	—	(11,034)

Loss before provision for income taxes	(49,190)	(14,786)	3,847		(60,129)	—	(60,129)
Provision for income taxes	428	—	962	(kk)	1,390		1,390

Net loss	$(49,618)	$(14,786)	$2,885		$(61,519)	$—	$(61,519)

Basic and diluted weighted average shares outstanding	30,006,530				260,106,840		225,606,840
Basic and diluted net loss per share	$(1.65)				$(0.24)		$(0.27)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

	Year Ended January 31, 2021	For the period from December 15, 2020 (inception) through December 31, 2020	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)		Year Ended December 31, 2020	Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)		Year Ended December 31, 2020

								Pro Forma Combined (Assuming Maximum Redemptions)
					Pro Forma Combined (Assuming No Redemptions)

	Planet (Historical)	dMY IV (Historical)
Revenue	$113,168	$—			$113,168	$—		$113,168
Cost of revenue	87,383	—	345	(gg)	87,957			87,957
			229	(hh)

Gross profit	25,785	—	(574)		25,211	—		25,211
Operating expenses:
Research and development	43,825	—	2,005	(gg)	47,157			47,157
			1,327	(hh)
Sales and marketing	37,268	—	959	(gg)	38,861			38,861
			634	(hh)
General and administrative	32,134	1	2,905	(gg)	36,962			36,962
			1,922	(hh)

Total operating expenses	113,227	1	9,752		122,980	—		122,980

Loss from operations	(87,442)	(1)	(10,326)		(97,769)	—		(97,769)

Other income (expense)
Debt extinguishment gain (loss)	673	—	(2,813)	(ff)	(2,140)			(2,140)
Interest expense	(9,447)	—	9,447	(ee)	—			—
Change in fair value of convertible notes and warrant liabilities	(30,053)	—	25,139	(cc)	(1,608)			(1,608)
			3,306	(dd)
Offering costs	—	—	(845)	(ii)	(18,034)	(2,698)	(ii)	(20,732)
			(17,189)	(jj)
Other income (exepnse), net	239	—	—		239			239

Total other income (expense)	(38,588)	—	17,045		(21,543)	(2,698)		(24,241)

Loss before provision for income taxes	(126,030)	(1)	6,719		(119,312)	(2,698)		(122,010)
Provision for income taxes	1,073	—	1,680	(kk)	2,753	(675)	(kk)	2,078

Net loss	$(127,103)	$(1)	$5,039		$(122,065)	$(2,023)		$(124,088)

Basic and diluted weighted average shares outstanding	28,863,607				260,106,840			225,606,840
Basic and diluted net loss per share	$(4.40)				$(0.47)			$(0.55)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby dMY IV is treated as the acquired company and Planet is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination is expected to be treated as the equivalent of Planet issuing stock for the net assets of dMY IV, accompanied by a recapitalization. The net assets of dMY IV will be stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination and related transactions as if they had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and year ended December 31, 2020 give pro forma effect to the Business Combination and related transaction as if they had been consummated on January 1, 2020. dMY IV’s fiscal year ends on December 31 and Planet’s fiscal year ends on January 31. The pro forma condensed combined financial information is presented on the basis of dMY IV’s fiscal year and combines the historical results of the fiscal periods of dMY IV and Planet.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Planet’s unaudited condensed consolidated balance sheet as of July 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus; and

•	dMY IV’s unaudited condensed balance sheet as of June 30, 2021 and the related notes included elsewhere in this proxy statement/ prospectus.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•
Planet’s unaudited condensed consolidated statement of operations and comprehensive loss for the six months ended July 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus; and

•	dMY IV’s unaudited condensed statement of operations for the six months ended June 30, 2021 and the related notes included elsewhere in this proxy statement/ prospectus.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Planet’s audited consolidated statement of operations and comprehensive loss for the year ended January 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus; and

•	dMY IV’s audited statement of operations for the period from December 15, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/ prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions.
The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Planet and dMY IV.
2. Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of Planet’s and dMY IV’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.
3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of
Regulation S-X.
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statement of operations are based upon the number of dMY IV’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(a)	Reflects the reclassification of investment held in the trust account that becomes available following the Business Combination, assuming no redemption.

(b)	Reflects the settlement of $12.1 million in deferred underwriting commissions.

(c)
Represents preliminary estimated transaction costs expected to be incurred by Planet and dMY IV of approximately $17.56 million and $26.56 million, respectively, for legal, financial advisory and other professional fees. The dMY IV estimated transaction costs exclude the deferred underwriting commissions as described in Note 3(b) above.

For the Planet transaction costs:

•	$2.48 million was deferred in other non-current assets and accrued in accrued and other current liabilities as of July 31, 2021;

•	$2.24 million was deferred in other non-current assets and paid by Planet as of July 31, 2021;

•	$15.32 million was reflected as a reduction of cash, which represents Planet’s preliminary estimated transaction costs less the amounts previously paid by Planet;

•
$16.72 million and $14.02 million were capitalized and offset against the proceeds from the Business Combination and reflected as a decrease in additional paid-in
capital, assuming no and maximum redemptions, respectively; and

•
$0.84 million and $3.54 million were not capitalized as part of the Business Combination and reflected as a decrease in accumulated deficit, assuming no and maximum redemptions, respectively. The costs expensed through accumulated deficit, which include amounts allocated to the public warrant and private placement warrant liabilities of dMY IV assumed as part of the Business Combination, are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in Note 2(ii) below.

For the dMY IV transaction costs:

•	$2.36 million was accrued by dMY IV in deferred legal fees and recognized in expense as of June 30, 2021;

•	$26.56 million was reflected as a reduction of cash;

•
$7.01 million represents equity issuance costs related to the PIPE Investment and was capitalized and offset against the proceeds from the PIPE Investment and reflected as a decrease in additional paid-in
capital; and

•
$17.19 million was reflected as an adjustment to accumulated deficit, which represents the total estimated dMY IV transaction costs less: (1) $7.01 million capitalized and offset against the proceeds from the PIPE Investment; and (2) $2.36 million previously recognized by dMY IV as of June 30, 2021. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in Note 2(jj) below.

(d)	Reflects proceeds of $252.0 million from the issuance and sale of 25,200,000 shares of dMY IV Class A Common Stock at $10.00 per share in the PIPE Investment pursuant to the Subscription Agreements.

(e)	Reflects the reclassification of $294.1 million of dMY IV Class A common stock subject to possible redemption to permanent equity.

(f)	Reflects the conversion of dMY IV Class B common stock held by the Sponsor into dMY IV Class A common stock.

(g)	Reflects the conversion of Planet convertible notes and accrued interest into 6,696,101 shares of Planet common stock immediately prior to the Business Combination.

(h)	Reflects the exercise of certain Planet warrants into 990,718 shares of Planet common stock immediately prior to the Business Combination.

(i)
Reflects the recapitalization of Planet equity comprised of 86,666,940 shares of Planet preferred stock and 35,888,924 shares of Planet common stock, including shares issued in adjustments 3(g) and 3(h), into 170,030,373 shares of dMY IV Class A Common Stock and 21,596,032 shares of dMY IV Class B Common Stock. Shares of Planet preferred stock and Planet common stock will be exchanged for shares dMY IV common stock at the closing of the Business Combination pursuant to the contractual terms in the Merger Agreement.

(j)	Reflects the elimination of dMY IV’s historical accumulated deficit after recording the transaction costs to be incurred by dMY IV as described in Note 3(c) above.

(k)
Represents stock-based expense associated with certain Planet restricted stock units that will vest upon the consummation of the Business Combination. These costs expensed through Accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in Note 2(hh) below.

(l)
Represents the repayment of Planet’s existing debt for approximately $67.0 million, including repayment fees associated with the debt of approximately $2.0 million. The difference between cash proceeds and the carrying value of Planet’s debt is recorded as debt extinguishment loss and recorded as a decrease to Accumulated deficit. The debt extinguishment loss recorded through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in Note 2(ff) below.

(m)
Represents the redemption of the maximum number of shares of 34,500,000 shares of dMY IV Class A common stock for $345.1 million allocated to Class A common stock and additional paid-in
capital using par value of $0.0001 per share and at a redemption price of $10.00 per share.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and year ended December 31, 2020 are as follows:

(aa)
Represents pro forma adjustment to eliminate historical expenses related to dMY IV’s office space, secretarial and administrative support services paid to the Sponsor, which will terminate upon consummation of the Business Combination.

(bb)	Represents pro forma adjustment to eliminate gain on investments (net), dividends and interest, held in Trust Account.

(cc)	Reflects the elimination of the change in fair value of Planet’s convertible notes, which will be converted into Planet common stock immediately prior to the Business Combination.

(dd)	Reflects the elimination of the change in fair value of certain Planet warrants, which will be exercised into shares of Planet common stock immediately prior to the Business Combination.

(ee)
Reflects the elimination of interest expense related to Planet’s convertible notes and debt, which will be either converted into Planet common stock as described in Note 3(g) above or repaid as described in Note 3(l) above.

(ff)
Represents pro forma adjustment to recognize the debt extinguishment loss related to the repayment of Planet’s existing debt as discussed in Note 3(l) above. The loss is reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring
item.

(gg)
Reflects the amortization of estimated stock-based expense associated with stock-based awards granted as part of the Business Combination. A portion of the Contingent Consideration is subject to continued service requirements by employees to receive shares issuable pursuant to the Contingent Consideration provisions. These shares were determined to be within scope of Accounting Standards Codification Topic 718,
Compensation

– Stock Compensation
(“
ASC 718
”). Compensation expense for awards with market conditions is recognized over the requisite service period and is not reversed if the market condition is not met.

(hh)
Represents stock-based expense associated with certain Planet restricted stock units that will vest upon the consummation of the Business Combination. These costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring
item.

(ii)
Reflects preliminary estimated Planet transaction costs of $0.8 million and $3.5 million, assuming no and maximum redemptions, respectively, allocated to the public warrant and private placement warrant liabilities that were assumed as part of the Business Combination. These costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring
item.

(jj)
Reflects preliminary estimated dMY IV transaction costs that will be expensed upon the closing of the Business Combination. These costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(kk)	Reflects the adjustment to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated combined statutory tax rate of 25.0%.
4. Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the six months ended June 30, 2021 and year ended December 31, 2020:

	Six Months Ended June 30, 2021		Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss (in thousands)	$(61,519)	$(61,519)	$(122,065)	$(124,088)
Weighted average shares outstanding, basic and diluted	260,106,840	225,606,840	260,106,840	225,606,840
Net loss per share, basic and diluted (2)	$(0.24)	$(0.27)	$(0.47)	$(0.55)
Weighted average shares calculation, basic and diluted
dMY IV’s public stockholders	34,500,000	—	34,500,000	—
Holders of dMY IV sponsor shares (1)	7,762,500	7,762,500	7,762,500	7,762,500
PIPE Investors	25,200,000	25,200,000	25,200,000	25,200,000
Planet stockholders—Class A (3)	171,048,308	171,048,308	171,048,308	171,048,308
Planet stockholders—Class B	21,596,032	21,596,032	21,596,032	21,596,032

	260,106,840	225,606,840	260,106,840	225,606,840

(1)
The pro forma basic and diluted shares of the holders of dMY IV shares exclude 862,500 shares of Class A common stock subject to certain vesting restrictions pursuant to the
Lock-up
Agreement to be entered by the Sponsor. These shares are considered contingently issuable shares for which the milestones have not yet been achieved.

(2)	The pro forma basic and diluted shares exclude the following because including them would be antidilutive:

•	38,964,856 unexercised Planet stock options

•	3,142,150 unexercised Planet warrants

•	15,553,636 unvested Planet restricted stock units

•	27,000,000 shares issuable as Contingent Consideration

•	6,900,000 unexercised dMY IV public warrants

•	5,933,333 unexercised dMY IV private placement warrants

(3)	Includes 1,017,935 shares underlying vested Planet restricted stock units.

OTHER INFORMATION RELATED TO DMY IV
Introduction
dMY IV is a blank check company incorporated on December 15, 2020 as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Merger Agreement, dMY IV’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Initial Public Offering
dMY IV has neither engaged in any operations nor generated any revenue to date. Based on dMY IV’s business activities, dMY IV is a “
shell company
” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On March 9, 2021, dMY IV consummated its initial public offering of 34,500,000 units (“
units
”), including the issuance of 4,500,000 units as a result of the underwriters’ exercise of their over-allotment option. Each unit consists of one share of Class A common stock and one-fifth
of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $345,000,000. Prior to the consummation of the initial public offering, on December 16, 2020, our Sponsor purchased 7,187,500 shares of dMY IV Class B common stock for an aggregate purchase price of $25,000, or approximately $0.003 per share. In February 2021, our Sponsor transferred 25,000 Founder Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, our director nominees, resulting in our Sponsor holding 7,112,500 Founder Shares. On March 4, 2021, we effected a 1:1.2 stock split of our Class B common stock, resulting in an aggregate of 8,625,000 Founder Shares outstanding, of which 8,550,000 were held by our Sponsor. The number of Founder Shares issued was determined based on the expectation that the initial public offering would be a maximum of 34,500,000 units and therefore that such Founder Shares would represent, on an as-converted
basis, 20% of the outstanding shares of Class A common stock under the initial public offering.
Simultaneously with the consummation of the initial public offering, dMY IV consummated the private sale of an aggregate of 5,933,333 warrants, each exercisable to purchase one share of dMY IV Class A common stock at $11.50 per share, to Sponsor at a price of $1.50 per warrant, generating gross proceeds, before expenses, of approximately $8,900,000 (the “
private placement warrants
”). The private placement warrants are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by dMY IV, (ii) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after dMY IV completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights.
Upon the closing of the initial public offering and the private placement warrants, $345,000,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except for the withdrawal of interest to pay taxes, if any, the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earlier of (i) the completion of an initial business combination; (ii) the redemption of any of the public shares properly submitted in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of dMY IV’s obligation to redeem 100% of the public shares if dMY IV does not complete an initial public offering within 24 months from the closing of its initial public offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial
business combination activity or (iii) the redemption of 100% of the public shares if dMY IV is unable to complete an initial business combination within 24 months from the closing of dMY IV’s initial public offering, subject to applicable law. The proceeds held in the Trust Account may only be invested in United States “
government securities
” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “
Investment Company Act
”), having a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of June 30, 2021, there was $345,057,911 in investments and cash held in the Trust Account.
Fair Market Value of Planet’s Business
dMY IV’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted and excluding the amount of any deferred underwriting commissions). dMY IV will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The dMY IV Board determined that this test was met in connection with the proposed Business Combination.
Company Stockholder Approval
Under the Current Charter, in connection with any proposed business combination, dMY IV must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for dMY IV’s initial public offering. Accordingly, in connection with the Business Combination, the dMY IV Stockholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.
Voting Restrictions in Connection with Stockholder Meeting
In connection with dMY IV’s initial public offering, dMY IV’s initial stockholders, the Sponsor, officers and dMY IV’s directors at the time of its initial public offering entered into a letter agreement to vote their shares in favor of the Business Combination Proposal, and dMY IV also expects them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, dMY IV’s initial stockholders own approximately 20% of the total outstanding shares of dMY IV Common Stock.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding dMY IV or its securities, the dMY IV initial stockholders, Planet and/or its affiliates and the Planet Founders and/or their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of dMY IV Class A common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented to stockholders for approval at the Special Meeting are approved and/or (ii) dMY IV satisfy the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining the dMY IV Stockholder Approval. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by dMY IV’s initial stockholders for nominal value.

Liquidation if No Business Combination
dMY IV has until March 9, 2023 or until the end of any Extension Period to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its stockholders may approve in accordance with the Current Charter), dMY IV will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of dMY IV’s remaining stockholders and its board of directors, liquidate and dissolve, subject, in each case, to dMY IV’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the private placement warrants, which will expire worthless if dMY IV fails to complete its initial business combination by March 9, 2023 or during any Extension Period.
dMY IV’s initial stockholders, the Sponsor, officers and directors have entered into a letter agreement with it, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if dMY IV fails to complete its initial business combination within the required time frame. However, if dMY IV’s initial stockholders, officers and independent directors acquire public shares in or after the initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if dMY IV fails to complete its initial business combination by March 9, 2023 or during any Extension Period.
The Sponsor and dMY IV’s officers and directors have also agreed, pursuant to a written agreement with dMY IV, that they will not propose any amendment to the Current Charter that would affect the substance or timing of dMY IV’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by March 9, 2023 or during any Extension Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial
business combination activity, unless dMY IV provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay its taxes, divided by the number of then issued and outstanding public shares. However, dMY IV may not redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it is not subject to the SEC’s “penny stock” rules).
dMY IV expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, dMY IV may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If dMY IV was to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per share redemption amount received by stockholders upon its dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors, which would have higher priority than the claims of its public stockholders. dMY IV cannot assure you that the actual per share redemption amount received by stockholders will not be less than $10.00. While dMY IV intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although dMY IV will seek to have all vendors, service providers (other than dMY IV’s registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against dMY IV’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, dMY IV’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with a third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where dMY IV may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. As of the date of this proxy statement/prospectus, dMY IV is not a party to any agreement that does not contain such a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with dMY IV and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to dMY IV if and to the extent any claims by a third party for services rendered or products sold to dMY IV, or a prospective target business with which dMY IV has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable;
provided
that
such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under dMY IV’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, dMY IV has not asked our Sponsor to reserve for such indemnification obligations, nor has dMY IV independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and dMY IV believes that our Sponsor’s only assets are dMY IV’s securities. Therefore, dMY IV cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, dMY IV may not be able to complete the Business Combination, and dMY IV’s public stockholders would receive such lesser amount per share in connection with any redemption of their public shares. None of dMY IV’s officers or directors will indemnify dMY IV for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, dMY IV’s independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While dMY IV currently expects that its independent directors would take legal action on its behalf against our Sponsor to enforce its indemnification obligations to dMY IV, it is possible that dMY IV’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, dMY IV cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be less than $10.00 per share.

dMY IV will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with dMY IV waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under dMY IV’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. dMY IV has access to up to approximately $1,000,000 held outside the Trust Account with which it may pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that dMY IV liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.
If dMY IV files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of dMY IV’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, dMY IV cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if dMY IV files a bankruptcy petition or an involuntary bankruptcy petition is filed against dMY IV that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by dMY IV’s stockholders. Furthermore, the dMY IV Board may be viewed as having breached its fiduciary duty to dMY IV’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. dMY IV cannot assure you that claims will not be brought against it for these reasons.
dMY IV’s public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the public shares if dMY IV does not complete its initial business combination by March 9, 2023 or during any Extension Period, (ii) in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of dMY IV’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by March 9, 2023 or during any Extension Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial
business combination activity or (iii) if they redeem their respective shares for cash upon the completion of dMY IV’s initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event dMY IV seeks Planet Stockholder Approval, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to dMY IV for an applicable pro rata
share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.
Properties
dMY IV currently leases office space at 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144 from its Sponsor and the members of dMY IV’s management team. dMY IV has agreed to pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of its management team. dMY IV believes, based on rents and fees for similar services, that this amount is at least as favorable as it could have obtained from an unaffiliated person. dMY IV considers its current office space adequate for its current operations. As of October 29, 2021, we have paid our Sponsor a total of $70,000 in connection with this arrangement.
Employees
dMY IV currently has two executive officers. These individuals are not obligated to devote any specific number of hours to dMY IV’s matters but they intend to devote as much of their time as they deem necessary to dMY

IV’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the Business Combination process it is in. dMY IV does not intend to have any full time employees prior to the completion of its initial business combination.
Directors and Executive Officers
dMY IV’s directors and executive officers are as follows:

Name	Age	Position
Niccolo de Masi	40	Chief Executive Officer and Director
Harry L. You	62	Chairman (Principal Financial and Accounting Officer)
Darla Anderson	61	Director
Francesca Luthi	45	Director
Charles E. Wert	76	Director
Niccolo de Masi
 has been our Chief Executive Officer and a director since December 2020. Mr. de Masi is also the chief executive officer and director of dMY Technology Group, Inc. III. Mr. de Masi served as the chief executive officer of dMY Technology Group, Inc., a special purpose acquisition company, from January 2020 until its business combination with Rush Street Interactive, LP in December 2020, and since September 2019, Mr. de Masi has been a director of dMY Technology Group, Inc. (renamed as Rush Street Interactive, Inc. since December 2020). Mr. de Masi is also as the chief executive officer and director of dMY Technology Group, Inc. II, a special purpose acquisition company since June 2020, and Mr. de Masi has served as the director of Genius Sports limited following its business combination with dMY Technology Group, Inc. II in April 2021. Mr. de Masi also served as a member of the board of directors (January 2010—April 2021), as chairman (December 2014—April 2021), interim chairman (July 2014—April 2021) and as president and chief executive officer (January 2010—November 2016) of Glu (Nasdaq: GLUU), which was sold to Electronic Arts in 2021. Mr. de Masi has been the chief innovation officer at Resideo Technologies, Inc. (NYSE: REZI) since February 2019, served as a member of its board of directors from October 2018 through January 2020, and was president of products and solutions from February 2019 until January 2020. Mr. de Masi served as the president of Essential from November 2016 to October 2018. Mr. de Masi served on the board of directors of Xura and its audit committee from November 2015 until August 2016. From 2008 to 2009, Mr. de Masi led Hands-On Mobile
as its chief executive officer. From 2004 to 2007, Mr. de Masi was the chief executive officer of Monstermob. Mr. de Masi serves on the Leadership Council of the UCLA Grand Challenges. Mr. de Masi received his B.A. and MSci. degrees in physics from Cambridge University. Mr. de Masi’s qualifications to serve on our board of directors include his extensive leadership experience, which includes serving as a director for eight public companies and as chief executive officer for three public companies, his track record in our target industry and his network of contacts in the technology sector.
Harry L. You
 has been our Chairman (Principal Financial and Accounting Officer) since December 2020. Mr. You is also the chairman of dMY Technology Group, Inc. III. Mr. You served as the chairman of dMY Technology Group, Inc. from January 2020 until its business combination with Rush Street Interactive, LP in December 2020, and, since September 2019, Mr. You has been a director of dMY Technology Group, Inc. (renamed as Rush Street Interactive, Inc. since December 2020). Mr. You is also the chairman and director of dMY Technology Group, Inc. II since June 2020, and Mr. You has served as the director of Genius Sports limited following its business combination with dMY Technology Group, Inc. II in April 2021. Mr. You served as the executive vice president of EMC (formerly NYSE: EMC) in the office of the chairman from 2008 to 2016. Moreover, Mr. You has been a director of Coupang since it launched its initial public offering in March 2021. From 2008 to 2016, Mr. You served as the executive vice president of EMC in the office of the chairman. In September 2016, Mr. You founded GTY (Nasdaq: GTYH), in which Mr. You served as its president, chief financial officer and director until February 2019 when GTY consummated its initial business combination, served as its president from February 2019 to May 2019 and as its chief financial officer from February 2019 through August 2019, and has served as its vice chairman since May 2019. Mr. You also served as GTY’s president from May 7, 2019 to May 20, 2019. Mr. You served as a director of Korn/Ferry International from 2004 to October 2016 and has been a trustee of the U.S. Olympic Committee Foundation since August 2016. Mr. You was chief executive officer of BearingPoint from 2005 to 2007. He also served as BearingPoint’s interim chief financial officer from 2005 to 2006. From 2004 to 2005, Mr. You served as executive vice president and chief financial officer of Oracle (NYSE: ORCL), and was also a member of the board of directors of Oracle Japan. From 2001 to 2004, Mr. You served as chief financial officer of Accenture. Mr. You also previously spent fourteen years on Wall Street, including serving as a managing director in the Investment Banking Division of Morgan Stanley, where he headed the Computer and Business Services Group. Mr. You has served as a member of the board of directors of Broadcom Inc. (Nasdaq: AVGO) since January 2019. Mr. You holds an M.A. in Economics from Yale University and a B.A. in Economics from Harvard College. Mr. You’s qualifications to serve on our board of directors include his extensive and varied deal experience throughout his career, including his experience structuring Dell’s acquisition of EMC as EMC’s executive vice president, his network of contacts in the technology sector, and his prior special purpose acquisition company experience with GTY.
Darla K. Anderson
has served on our board of directors since March 2021. Ms. Anderson is an Academy Award and Golden Globe winning feature film producer. From 1993 to March 2018, Ms. Anderson was a producer at Pixar Animation Studios, where she produced films such as “Coco,” “Toy Story 3,” “Cars,” “A Bug’s Life,” “Monsters, Inc.” Following her tenure at Pixar, Ms. Anderson signed an exclusive agreement with Netflix as a producer. Ms. Anderson was elected to the Producers Council Board of the Producers Guild of America in July 2008. Prior to joining Pixar, Ms. Anderson worked with Angel Studios as the executive producer of their commercial division. Ms. Anderson has served as a member of the board of directors of Glu (Nasdaq: GLUU) since March 2019 and is currently a director of dMY Technology Group, Inc. III. Ms. Anderson was a director of dMY Technology Group, Inc. from February 2020 to December 2020, and she also served as a director of dMY Technology Group, Inc. II since August 2020 to April 2021. Ms. Anderson holds a Bachelor of Arts degree in Environmental Science from San Diego State University. Ms. Anderson’s qualifications to serve on our board of directors include her substantial leadership experience in the entertainment industry.
Francesca Luthi
has served on our board of directors since March 2021. Ms. Luthi currently serves as the executive vice president and chief administrative officer at Assurant, Inc. since July 2016. After joining Assurant in 2012, Ms. Luthi was the senior vice president of investor relations, marketing and communications from 2014 until 2015, and as chief communications and marketing officer from 2016 to 2020. Prior to joining Assurant, Ms. Luthi served as the senior vice president of corporate communication and investor relations at Accretive Health. Before this, Ms. Luthi held senior-level investor relations and communication roles at BearingPoint and Accenture. Ms. Luthi also helped establish the investor relations department at Omnicom Group after serving as a financial analyst in the Investment Banking Division at Morgan Stanley. Ms. Luthi is currently a director of dMY Technology Group, Inc. III and AdMY Technology Group, Inc. and served as a director of dMY Technology Group, Inc. from February 2020 to December 2020, and she also served as a director of dMY Technology Group, Inc. II since August 2020 to April 2021. Ms. Luthi holds a Bachelor of Science degree in Economics from Georgetown University’s School of Foreign Service. Ms. Luthi’s qualifications to serve on our board of directors include her financial and business strategy expertise.
Charles E. Wert
has served on our board of directors since March 2021. Mr. Wert has served as a director and chairman of the audit committee of GTY (Nasdaq: GTYH) since completion of its initial public offering in 2016. From 2014 to 2016, Mr. Wert served as the vice chairman and as a director at Evercore Trust Company, N.A., or Evercore, which he formed and organized and was previously the president and chief executive officer from 2009 to 2014. Prior to joining Evercore, Mr. Wert served as an executive vice president and senior trust officer of U.S. Trust Company N.A. for over 20 years. Mr. Wert also founded United Mercantile Bank and Trust Company and served as its president and senior trust officer from 1982 until 1987. Mr. Wert is the principal of Fiduciary Resolutions, where he has been a fiduciary expert since June 2016, providing expert witness services and analysis as well as reviewing corporate governance and other processes use by fiduciaries. Mr. Wert is currently a director of dMY Technology Group, Inc. III. Mr. Wert was a director of dMY Technology Group, Inc. from February 2020 to December 2020, and he also served as a director of dMY Technology Group, Inc. II since August 2020 to April 2021. Mr. Wert holds a bachelor’s degree in Business Administration and Finance from California State University at Los Angeles. Mr. Wert’s qualifications to serve on our board of directors include his track record and leadership experience at GTY, Evercore, U.S. Trust Company N.A. and United Mercantile Bank and Trust Company.
Executive Compensation and Director Compensation
None of dMY IV’s executive officers or directors have received any cash compensation for services rendered to dMY IV. We have agreed to pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account.
Number and Terms of Office of Officers and Directors
The dMY IV Board consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with NYSE corporate governance requirements, dMY IV is not required to hold an annual meeting until one year after our first fiscal year end following our listing dMY IV’s NYSE. The term of office of the first class of directors, consisting of Ms. Anderson, will expire at dMY IV’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Luthi and Mr. Wert, will expire at the second annual meeting of dMY IV’s stockholders. The term of office of the third class of directors, consisting of Mr. You and Mr. de Masi, will expire at the third annual meeting of stockholders.
dMY IV’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The dMY IV Board is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.
Director Independence
The rules of the NYSE require that a majority of the dMY IV Board be independent. The dMY IV Board has determined that Ms. Anderson, Ms. Luthi and Mr. Wert are “independent directors” as defined in the rules of the NYSE and applicable SEC rules. dMY IV’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against dMY IV or any members of its management team in their capacity as such, and dMY IV and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.
Periodic Reporting and Audited Financial Statements
dMY IV has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, dMY IV’s annual reports contain consolidated financial statements audited and reported on by dMY IV’s independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF DMY IV
The following discussion and analysis should be read in conjunction with the financial statements and related notes of the Company, included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.
Overview
We are a blank check company incorporated in Delaware on December 15, 2020. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our Sponsor is dMY Sponsor IV, LLC, a Delaware limited liability company.
The registration statement for our IPO was declared effective on March 4, 2021. On March 9, 2021, we consummated our IPO of 34,500,000 Units, including 4,500,000 over-allotment Units, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, of which approximately $12.1 million was for deferred underwriting commissions.
Simultaneously with the closing of the IPO, we consummated the sale of 5,933,333 private placement warrants, at a price of $1.50 per private placement warrant to the Sponsor, generating proceeds of $8.9 million.
Upon the closing of the IPO and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement was placed in a Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company having a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7 promulgated
under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.
If we are unable to complete a business combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The issuance of additional shares in connection with a business combination to the owners of the target or other investors:
•
may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the dMY IV Class B common stock resulted in the issuance of dMY Class A common stock on a greater than one-to-one
basis upon conversion of the dMY Class B common stock;

•	may subordinate the rights of holders of dMY IV Class A common stock if shares of preferred stock are issued with rights senior to those afforded our dMY IV Class A common stock;

•
could cause a change in control if a substantial number of shares of our dMY IV Class A common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our dMY IV Class A common stock and/or warrants.
Similarly, if we issue debt securities or otherwise incur significant debt to bank or other lenders or the owners of a target, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on our dMY IV Class A common stock;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our dMY IV Class A common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Proposed Business Combination
On July 7, 2021, we entered into an agreement and plan of merger, by and among us, Photon Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of our company (“First Merger Sub”), Photon Merger Sub Two, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of our company (“Second Merger Sub”), and Planet Labs Inc., a Delaware corporation (“Planet”) (as the same may be amended and/or restated from time to time, the “Merger Agreement”). The Merger Agreement and the transactions contemplated thereby were unanimously approved by our board of directors on July 6, 2021.
Subject to the satisfaction or waiver of certain closing conditions set forth in the Merger Agreement, including the approval of the Merger Agreement and the transactions contemplated thereby by dMY IV’s and Planet’s stockholders, First Merger Sub will merge with and into Planet (the “First Merger”) with Planet (the “Surviving Corporation”) surviving the First Merger as a wholly owned subsidiary of dMY IV, and, pursuant to Planet’s election under the Merger Agreement, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into dMY IV (the “Second Merger” and together with the

First Merger, the “Business Combination”), with dMY IV surviving the merger. In addition, in connection with the consummation of the Business Combination, dMY IV will be renamed as reasonably determined by Planet.
Going Concern Consideration
As of June 30, 2021, we had approximately $229,000 in cash, approximately $58,000 of interest income available in the Trust Account to pay for taxes and working capital deficiency of approximately $323,000 (not taking into account tax obligations of approximately $100,000 that may be paid using investment income earned in Trust Account). Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans.
Our liquidity needs prior to the consummation of the IPO were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares, a loan amount of $200,000 under the Note and an advance of approximately $791,000 from related parties. We fully repaid the Note balance and the advance from the related parties, for a total of approximately $991,000, on March 10, 2021. Subsequent to the consummation of the IPO in March 2021, our liquidity has been satisfied through the net proceeds from the consummation of the IPO, the Private Placement held outside of the Trust Account, and the advance of $37,000 from an officer in August 2021.
Based on the foregoing, our management believes that we will not have sufficient working capital to meet our needs through the earlier of the consummation of a business combination or one year from this filing. The accompanying unaudited condensed financial statements have been prepared assuming we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.
Our management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations, and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Results of Operations
Our entire activity since inception through June 30, 2021 related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We generate non-operating
income in the form of gain on investment (net), dividends and interest held in Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended June 30, 2021, we had a net loss of approximately $236,000, which consisted of approximately $3.1 million in general and administrative expenses, $50,000 of franchise tax expense, which was partially offset by approximately $7,000 in interest income and net gain on investments held in the Trust Account, and decrease from changes in fair value of derivative warrant liabilities of approximately $2.9 million.
For the six months ended June 30, 2021, we had a net loss of approximately $14.8 million, which consisted of approximately $3.4 million in general and administrative expenses, approximately $100,000 of franchise tax expense, approximately $14.1 million in loss upon issuance of private placement warrants, offering costs associated with derivative warrant liabilities of approximately $711,000, which was partially offset by approximately $58,000 in interest income pursuant to Planet’s election under the Merger Agreement and net gain on dMY IV investments held in the dMY IV Trust Account, and decrease from changes in fair value of derivative warrant liabilities of approximately $3.4 million.

Contractual Obligations
Registration Rights
The holders of Founder Shares, private placement warrants and warrants that may be issued upon conversion of working capital loans, if any, (and any shares of dMY IV Class A common stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the IPO. These holders were entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters a
45-day
option from the date of the final prospectus relating to the IPO to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the IPO price, less underwriting discounts and commissions. The underwriters exercised their over-allotment option in full on March 9, 2021.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the IPO. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Administrative Services Agreement
Commencing on the date that our securities were first listed on NYSE in March 2021 and continuing until the earlier of our consummation of a business combination or our liquidation, we agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of our management team. For the three and six months ended June 30, 2021, we accrued $30,000 and $40,000, respectively, in connection with such services in the accompanying unaudited condensed statements of operations. As of October 29, 2021, we have paid our Sponsor a total of $70,000 in connection with this arrangement.
The Sponsor, our executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses
incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our executive officers or directors, or to us or our affiliates.
Critical Accounting Policies and Estimates
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as its critical accounting policies:
Investments Held in the Trust Account
Our portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. Our investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Derivative Financial Instruments
We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at
each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities
as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
dMY IV Class A Common Stock Subject to Possible Redemption
We account for our dMY IV Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 ”Distinguishing Liabilities from Equity.” dMY IV Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable dMY IV Class A common stock (including dMY IV Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, dMY IV Class A common stock is classified as stockholders’ equity. Our dMY IV Class A common stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021, 29,409,254 shares of dMY IV Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheet.
Net Loss Per Common Share
Our condensed statements of operations include a presentation of net loss per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of net loss per common stock. Net loss per common stock, basic and diluted, for Class A common stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A common stock outstanding for the periods. Net loss per common stock, basic and diluted, for Class B common stock is calculated by dividing the net loss, adjusted for income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the periods. Class B common stock do not have any redemption features and do not participate in the income earned on the Trust Account.
The calculation of diluted net loss per common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) Private Placement since the exercise price of the warrants is in excess of the average common stock price for the period and therefore the inclusion of such warrants would be anti-dilutive.

JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging
growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging
growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“
ASU
”)
No. 2020-06,
Debt—Debt with Conversion and Other Options
(Subtopic 470-20) and
Derivatives and Hedging—Contracts in Entity’s Own Equity
(Subtopic 815-40): Accounting
for Convertible Instruments and Contracts in an Entity’s Own Equity (“
ASU
2020-06
”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021 using a modified retrospective method for transition. Adoption of the ASU did not impact the financial position, results of operations or cash flows.
Our management does not believe there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on our unaudited condensed financial statements.
Off-Balance
Sheet Arrangements
As of June 30, 2021, we did not have
any off-balance sheet
arrangements as defined in Item 303(a)(4)(ii) of
Regulation S-K.

BUSINESS OF NEW PLANET
The following discussion reflects the business of New Planet, as currently embodied by Planet. In this section, “we,” “us” and “our” generally refer to Planet in the present tense or New Planet from and after the Business Combination.

planet.

See Change.
Change the World.

Image courtesy of NASA Earth Observatory

Planet is a Data Subscription Business

MORE THAN
700
TOTAL CUSTOMERS

MORE THAN
$100M
REVENUE

MORE THAN
90%
RECURRING ACV

APPROXIMATELY
200
OPERATIONAL SATELLITES

UP TO
2X
EARTH'S LANDMASS
IMAGED EACH DAY

DATA THAT IS
100%
MACHINE LEARNING
READY

planet.

Expansion into the Rainforest

For many years, agricultural expansion has been eating away at the Amazon rainforest in Mato Grosso — a large state in west-central Brazil mostly covered with Amazon rainforest, wetlands and savanna plains.

High-resolution satellite imagery can play an important role in the monitoring of rich biodiversity hotspots and help prevent further deforestation due to ranching, logging, mining and the development of roads and hydroelectric plants.

planet

See Change.
Change the World.

Resolution of this image on EDGAR is lower than what is available on Planet's platform planet.
See Change.
Change the World.

Ever Given

Ever Given is one of the largest container ships in the world. On March 23, 2021, while traveling from Tanjung Pelepas in Malaysia to Rotterdam in the Netherlands, the ship ran aground in the Suez Canal. The ship remained in place for six days before salvage crews freed it on March 29, 2021.

This high-resolution SkySat image was taken on March 28, 2021. Planet's images and video of the *Ever Given* appeared over 1000 times across print, digital, and broadcast media outlets.

Resolution of this image on EDGAR is lower than what is available on Planet's platform

Unless the context otherwise requires, all references in this section to the “
Company
,” “
we
,” “
us
,” or “
our
” refer to the business of Planet Labs Inc. (“
Planet
”) and its subsidiaries prior to the consummation of the business combination, which will be the business of Planet and its subsidiaries following the consummation of the business combination.
Overview
Planet’s mission is to use space to help life on Earth, by imaging the whole world every day and making global change visible, accessible, and actionable.
What:
We image the entire Earth’s landmass every day at high-resolution. This powerful data set is collected from approximately 200 satellites, the largest Earth observation fleet of satellites in history, which we design, build, and operate. We have over 1,700 images on average for every point on Earth’s landmass, creating a non-replicable
historical archive for analytics, machine learning, and insights.
Why:
Our satellite data and analytics reveal actionable insights regarding a large array of important phenomena, such as deforestation, agriculture, climate change, biodiversity, and supply chains worldwide. Our daily stream of proprietary data and machine learning analytics, delivered over our cloud-native platform, helps companies, governments and civil society use satellite imagery to discover insights as change happens.
Who:
We currently serve more than 700 customers across large commercial and government verticals, including agriculture, mapping, forestry, finance and insurance, as well as federal, state, and local government bodies. A handful of examples can help highlight the diverse customer needs our products serve. Our products help farmers make decisions that resulted in significant increases in their harvests, while using fewer resources, by alerting them quickly to changes happening within their fields. Governments use our data to deliver public services more effectively in disaster response. Mapping companies use our data to keep online maps up to date. And journalists and human rights organizations use our data to uncover and report the truth about events in hard-to-reach
places.
How:
Our customers can leverage the power of planetary change detection into their decision-making process by embedding our data into their workflows to better inform their real time decision-making processes. We see this as similar to the Bloomberg terminal. Just as Bloomberg serves financial data and analytics, Planet serves Earth data and analytics. Our historical archive of global, daily imagery data enables back-testing of predictive analytics, which is particularly relevant for time-series forecasting, an important area in machine learning.
Planet is a scaled business with $113.2 million in revenue for the fiscal year ended January 31, 2021, $62.4 million for the six months ended July 31, 2021, and approximately 200 operational Earth-Observation satellites in orbit. We generate revenue through selling licenses to our data and analytics to customers over an entirely cloud-based platform via fixed price subscription and usage-based contracts. Most of our revenue is recurring in nature. We use a
“one-to-many”
data subscription model, as each image we capture can be sold an unlimited number of times. This is a contrast to legacy Earth observation providers who typically sell individual images exclusively to a single customer.
Public Benefit:
Our business model is aligned with our mission and public benefit purpose: to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change.
We are dedicated to the continuous pursuit of creating an unbiased, scientifically accurate, and trusted source of data about the changing planet.
Industry Overview
For decades, legacy commercial satellite data providers and governments captured Earth imagery via large high-cost satellites that took years to design and manufacture and resulted in complex data sets that only governments and large enterprises could afford or interpret. We believe two global economic shifts are fueling a need for more and more rapid Earth observation data: the digital transformation and sustainability transformation of the global economy. We believe we can capitalize on these economic shifts by providing valuable Earth data that businesses and governments can utilize to better measure and monitor change in physical assets, and facilitate and accelerate these transformations.
Historical Satellite Data Services:
The Earth Observation industry was historically created by governments focused on using earth imagery for intelligence and scientific purposes. As a result, the commercial sector had limited access and Earth Observation providers prioritized serving national defense and intelligence customers before attempting to sell excess capacity to the commercial market. High launch costs, long development cycles, and the one-off
nature of the products further limited the attractiveness for commercial growth. This began to change in the last ten years as a global increase in space investment has resulted in lower average launch costs, technological innovations in electronics, new market entrants, and product-driven entrepreneurial companies leveraging the commoditization of cloud computing to grow data platform businesses. According to Allied Market Research, the sector’s total addressable market has grown to approximately $5.5 billion in 2019 and is projected to reach an estimated $19 billion in 2027.
Sustainability Transformation
: Organizations globally are increasingly focused on reducing their environmental impact and operating more sustainably. For example, according to reporting done by Bloomberg, early-stage venture funding for clean tech companies was approximately $400 million in 2013 and increased to over $16 billion in 2019. In addition, according to a PwC report of the state of Climate Tech, the growth in climate tech investment is approximately three times the growth in venture capital investment in artificial intelligence (“
AI
”). Further, driven by public sentiment, regulators have recently begun imposing Environmental, Social & Governance (“
ESG
”) goals on select large companies, and formal legislation to more strictly enforce sustainable business practices may be created in the future. In part due to the increased demand and focus on ESG solutions, according to research published by Morningstar, Inc., sustainable investment funds’ assets reached record highs in the first quarter of 2021.
With sustainability as a growing focus of investors and stakeholders with evolving views on fiduciary duties, Bloomberg estimates ESG assets will reach $53 trillion by 2025.
Digital Transformation:
Organizations across industries are driving operational improvements and taking advantage of new growth opportunities by leveraging third-party data, their own proprietary data, and AI technologies, all of which is driving a digital economic shift across many sectors. In addition, as more organizations digitize their workflows, it is increasingly important to deliver solutions that are cloud-native to take advantage of the cost savings and scale derived from cloud technologies. The World Economic Forum estimates a cumulative value creation of $100 trillion over the next decade from the digitization of economies.
Overall, we believe a large economic opportunity has been created for organizations that evolve to better manage these risks and drive new growth strategies by having near real-time understanding of the impact of global changes across the Earth. The first step for organizations undergoing the digital and sustainability transformations is to understand context and consistently measure and monitor relevant data. With shared context and metrics, we believe that businesses and governments can improve operational efficiency, resource allocation, risk mitigation, and strategic decision making with data-enabled applications.
Our Opportunity
We believe we are well-positioned to power the digital and sustainability transformations with our extensive whole-Earth data set and robust analytic capabilities delivered through our cloud-native platform.
Our founding team built Planet on the concept of agile aerospace methodology. This has enabled us to leverage parallel innovations in AI, computing, and cloud-based storage to house and analyze a distinctive data set of daily Earth changes, and to build market-leading tools to help customers extract value. This has also enabled major improvements to the cost-performance of satellite manufacturing, ground stations, and mission operation.

Digital transformation and the sustainability transformation are each multi-trillion dollar transitions of the global economy. We believe that our data is foundational for both these transitions, as it captures daily change on Earth and is optimized to measure human activity and its interaction with the environment. We believe globally consistent and reliable satellite imagery data is a critical component fueling the impact of these economic transitions in every major vertical sector.
Enabling major industries to make data-driven decisions using remote sensing data and tools is central to the transition of the existing geospatial sector, and creates a large market opportunity to advance the digital transformation and sustainability trends in society, business, and in the public sector. We estimate the total addressable market for satellite data services, sustainability transformation, and digital transformation to be over $120 billion by 2027.
We have calculated our estimated 2027 total addressable market opportunity by end-market
based on management estimates and Allied Market Research reports on the Geospatial Analytics Market, Satellite Data Services Market, and the Green Technology and Sustainability Market.

Agriculture (est. $11 billion)
: Our data can enable precision agriculture, harvest planning, directed scouting, crop monitoring, field geo-mapping,
and soil and moisture management. Our data can also help monitor sustainable agriculture practices (some of which will increasingly be required by regulators).
Civil Government (est. $29 billion)
: We see public forestry, agriculture monitoring and management, air and water pollution monitoring, permitting and code enforcement, disaster management, geo-mapping,
and smart city planning, among others, as significant potential drivers of this opportunity.
Defense
 & Intelligence (est. $16 billion)
: Governments are strategically engaging with commercial space and remote sensing companies to leverage sharable, unclassified subscription products to complement more traditional defense and security industrial solutions. In addition, we believe geo-mapping
foundation data, maritime domain awareness, humanitarian and disaster recovery, and natural resource monitoring are examples of the many potential drivers of this opportunity.

Energy
 & Utilities (est. $22 billion)
: We see pipeline and asset monitoring, air and water pollution monitoring, spill and disaster management, and earth data for geo-mapping
services associated with these use cases, among others, as significant drivers of this market opportunity.
ESG-related
Industrial / Supply Chain (est. $24 billion)
:
We see
ESG-related
regulations, investor risk assessments, consumer expectations, and brand reputation pressures as significant factors driving requirements for leading Consumer Packaged Goods (“
CPG
”) companies to track and publish ESG targets. Tracing and measuring sustainable sources for supply chains are expected to become a fundamental business metric for these organizations and drive market adoption, which also includes supplying data for mapping services related to infrastructure. Other significant drivers of this opportunity may include carbon footprint management and air and water pollution monitoring.
Finance and Insurance (est. $18 billion):
We believe there are broad opportunities in this segment including investment research, portfolio risk assessment and management, and insurance and reinsurance products. For example, improvements in measuring and predicting outputs from the world’s natural resources has the potential to help optimize the efficiency of commodity trading markets, which could have significant macroeconomic implications.
Forestry (est. $8 billion)
: We believe commercial forest management and disease and pest monitoring, and the geo-mapping
data required to monitor change, among other opportunities, are likely significant drivers of this market.
Our Technology Platform
Our leadership position is driven by our distinctive approach to technology. The experience of Planet’s founders at NASA instilled a deep expertise for major systems engineering projects, an understanding of the power of technology, and a mission to use space to help life on Earth. Since our founding, we have built capabilities across three deep core competencies, each operating together to accelerate the digitization and sustainability transitions. These include (1) Agile Aerospace; (2) Proprietary Big Data; and (3) Our Platform and Analytics.
Agile Aerospace:
We are a pioneer in “agile aerospace” — the rapid development and deployment of new space-based hardware and related software systems. This is similar to the agile software approach of releasing early and often to rapidly iterate capabilities, but applied to space. By harnessing trends in miniaturization, we have built, launched, and maintained hundreds of compact, powerful satellites at a significantly lower cost than traditional aerospace companies, an improvement that we believe is similar to the transition from the mainframe computer to the desktop computer. To date, we have built and launched over 450 satellites and currently have approximately 200 operational satellites positioned strategically around Earth to capture our proprietary daily data set.
We believe making powerful satellites in small packages has enabled us to launch many more satellites than our nearest competitor. It enables us to design missions that were unheard of even a few years ago, such as our daily data set delivered via dozens of individual satellites. It has further allowed us to rapidly innovate—resulting in more and better data for our customers, as compared with historical data satellite services. We believe this model helps to drive the expansion of our platform and customer base and inform what future data sets to collect, creating a virtuous cycle. We also believe it enables us to quickly address emerging market requirements ahead of other providers.
Proprietary Big Data:
Our technology is designed to put the power of knowledge about the Earth into the hands of more people. Our aerospace innovation has enabled us to maintain the world’s largest fleet of imaging satellites in history, with the capability to image the entire world daily. This has enabled us to generate a proprietary, vast data archive that grows daily.

With our fleet of satellites, we are able to collect unique and proprietary global data every day and can collect high-resolution data of a specified location up to ten times per day with agile tasking. Once the raw data is collected, our machine learning and AI capabilities are married with remote sensing science to automate the data processing and produce analytics-ready, whole-Earth data.
Using and contributing to open data standards via the Open Geospatial Consortium, our cloud-native proprietary technology autonomously performs critical processing and overall harmonizing of images for time series and to be ready for data fusion and analysis. As of July 31, 2021, we collected more than 300 million square kilometers per day of Earth data; more than 25 terabytes each day. Our deep data archive is used to train our models, an important asset for delivering useful insights.
Our fleet of satellites enables us to provide proprietary data solutions including: (1) Planet Monitoring, (2) Planet Tasking, and (3) Planet Archive. Descriptions of each follow, along with images showing the product experience.
Planet Monitoring
: Today, over 170 “Dove” satellites work together to create an always-online scanner for the planet that is able to image all of the Earth’s landmass on a daily basis at a resolution of up to 3.5 meters. This allows our customers to monitor any areas of interest, discover trends, and gain timely insights — and is the backbone to our one-to-many
business model.
Planet Tasking:
With 21 SkySat satellites in orbit, our high-resolution rapid revisit capability can capture a specified location up to ten times per day at a resolution of up to 50 cm, the highest cadence fleet operational today. The agile tasking satellites, all powered by an application programming interface (“
API
”), can perform multiple imaging modes, including points, long strips, stereo collects, and video.
Planet Archive:
We collect an average of 1,700 daily observations for every point on the Earth. These captures are added to our archive of proprietary Earth observation data dating back to 2009 and daily Earth scanning data dating back to 2017. This immense historical archive is impossible to go back in time to re-collect,
and represents a significant competitive advantage.

This image was collected by a Planet Dove satellite. This representation is a false color representation of near-infrared signal, beyond what is visible by the human eye, and highlights vegetation stress and, in this case, the burn scars from a January 25, 2020, fire in Chile near Concepción.

Resolution of this image on EDGAR is lower than what is available on Planet's platform

This pair of 50cm SkySat images shows some of the damage caused by the explosion of 2,750 metric tons (just over six million pounds) of ammonium nitrate in Beirut Port, Lebanon. An image collected on May 31, 2020 (top), shows the warehouse where the material was stored and the surrounding infrastructure. An image collected at 11:17 a.m. on August 5, 2020 (the day after the explosion, bottom), shows some of the aftermath—a water-filled crater where the warehouse once stood, damaged grain silos, and a capsized cruise ship.

Our Platform and Analytics
:
Our automated, cloud-native platform processes and manages our proprietary data catalogue and extracts useful information to deliver to our customers. Our platform is built for speed and flexibility, enabling customers to efficiently access, discover, and build solutions at scale. With over 20,000 users on our platform, from researchers to government agencies, we aim to continuously improve the user experience to speed up the mission utility and business value for our customers.
Our platform and analytics products include: (1) Planet APIs, (2) Planet Apps, (3) Planet Basemaps, (4) Planet Fusion, and (5) Planet Analytics Feeds. A brief description of each follows, along with images of the product experience.

(1)
Planet APIs:
We provide APIs for searching our historical archive, ordering imagery, tasking high-resolution satellites, as well as providing hosted imagery streaming services directly from our platform. With Planet APIs, developers can quickly and easily integrate satellite imagery into their applications and workflows. Many customers use Planet imagery to power web applications and large data pipelines.

(2)
Planet Apps:
We have developed proprietary web applications that make it easy to work with our geospatial data. These applications enable customers to order through our platform, perform real-time image correction, monitor areas for change over time, work with analytics, and create and store easy-to-use
artifacts. Given the high volume and quality of our imagery and historical archive, our proprietary web applications provide an optimal platform to access our data.

(3)
Planet Basemaps
: Using proprietary algorithms on our daily global imaging, we build basemaps from the most recent imagery over broad areas. Our machine learning algorithms select the best pixels from hundreds of thousands of scenes, removing clouds and transforming the images into visually consistent and scientifically accurate basemaps that empower
AI-ready
time-series analysis. We create global basemaps monthly and deliver custom basemaps to our customers for selected areas and times.

(4)
Planet Fusion
: Planet Fusion uses Planet Monitoring’s stream of data and combines it with other scientific-grade radiometric data from NASA/USGS-Landsat and ESA/EU Copernicus programs into a single information stream that provides customers with a stream of consistent Earth data, using a predictive algorithm to fill gaps and remove clouds, the result of which is important for time-series analysis. Planet Fusion, to be delivered via Planet’s API, handles pre-processing
and data harmonization, fusing the public satellite data with Planet Monitoring into a single information stream that often eliminates the need for additional processing before a customer can run advanced analytics on the data.

(5)
Planet Analytic Feeds
: We have built automated, cloud-native, global-scale analytics overlaid on top of our data set, accessible by APIs and web applications. Our analytic feeds use the latest AI and machine learning techniques for a broad range of land-classification, object-detection, and automated change detection capabilities, from road and building detection, ships, planes, oil well pads, and more.

Planet Apps:
View, search, and order Planet data directly in your browser with Planet Explorer.

Planet Basemaps:
From July through September 2020, Planet collected about 2,000,000 scenes over Brazil. We selected the best 200,000 scenes and blended them together to create this seamless Basemap—an analysis-ready data product for any location.

Planet Fusion:
A cloud- and
gap-free
time series of daily imagery was created of fields in North Platte, Nebraska between April
 1, 2019 and October
 31, 2019 (the 2019 growing season), by combining PlanetScope data with data from Copernicus’ Sentinel, MODIS, Landsat, and VIIRS.

Intraday Detections Showing Activity within an Airport

12:04 p.m.

9 Small Planes, 1 Large Plane

12:18 p.m.

9 Small Planes, 1 Large Plane

3:11 p.m.

9 Small Planes, 1 Large Plane

3:16 p.m.

9 Small Planes, 1 Large Plane

3:50 p.m.

10 Small Planes, 1 Large Plane

4:21 p.m.

9 Small Planes, 1 Large Plane

4:52 p.m.

8 Small Planes, 0 Large Plane

planet.

See Change.
Change the World.

Planet Tasking:
This time series shows intraday activity at Yelizovo Airport, Russia on September 27, 2020, captured by Planet’s SkySat satellites.

Our Customers
Customers subscribe to daily data feeds covering their areas of interest. In the past, specially trained technical imagery analysts would have to hand-process satellite data that was months out-of-date.
Now we are able to deliver content directly to customers’ decision-support tools daily through automated interfaces.
We are committed to building deep relationships with our customers by providing easy access to critical geospatial data and analytics in a consumable, digestible format. In addition, with our subscription services and data products, customers can monitor and detect changes and create insights that can help drive timely decision-making, and improve operational efficiency, resource allocation, risk assessment and mitigation and strategic decision making.
We have a proven record of building customer relationships — with over 700 customers across the globe, including leading agriculture, mapping, forestry, finance and insurance companies, and government agencies. We provide solutions for a diverse and growing set of customer use cases, from crop yield and variable rate seeding improvements in agriculture to emergency response, permitting, and code enforcement in government, to depletion measurements and sustainability monitoring in forestry.
We have provided two examples of such customer partnerships below. These customer examples are subject to a number of variables, and as such, we cannot assure you that our results will continue in the same trajectory as our historical results, nor can we assure you that our results below will be indicative of our future performance. For more details, please read the section entitled “
Risk Factors
.”

NICFI Norway's International Climate and Forest Initiative

CIVIL GOVERNMENT / FORESTRY

NICFI (Norway's International Climate and Forest Initiative)

SOLUTION

Norway's Ministry of Climate and Environment awarded an international contract to Kongsberg Satellite Services (KSAT), who, in partnership with Planet and Airbus, are providing access to high-resolution satellite monitoring of the tropics. The goal of Norway's initiative is to protect global forest ecosystems by identifying and tracking deforestation across the world's tropical forests. Forestry management is in transition, and our satellite data helps to prevent deforestation by detecting it before it happens, and alerting enforcement agencies. We provide high-resolution monthly basemaps of the tropics spanning across 64 countries, with sufficient resolution to detect degradation.

BACKGROUND

NICFI is an international development fund that aims to protect the world's tropical forests, while providing sustainable pathways to economic development for tropic forest communities and countries.

RESULT

As a result of NICFI, today over 4,000 users in 120 countries are leveraging the insights from the data in basemaps to reduce deforestation. Organizations using our data from the NICFI initiative include:

- The Food Agriculture Organization of the United Nations ("FAO"), which is developing near-real time deforestation alert systems in the Lower Mekong region, inclusive of Thailand, Vietnam, Lao People's Democratic Republic, Myanmar, and Cambodia.
- Amazon Conservation Association, which uses the data to detect rapidly, confirm, and coordinate on-the-ground responses to deforestation in the Colombian, Ecuadorian, and Peruvian Amazon.
- The Republic of Congo, which uses Planet's data to complete its national measurement and reporting to the United Nations Framework Convention on Climate Change. Planet's platform is especially helpful in the Congo, where traditional, less frequent Earth observation datasets are limited by cloud cover.

NICFI Platform
Tile Stream Locations

This heat map shows the top streamed tile counts across countries with access to high-resolution satellite data through the NICFI Satellite Data Program.

STATE GOVERNMENT / LAND USE

New Mexico State Land Office

SOLUTION

New Mexico State Land Office (NMSLO) uses PlanetScope Monitoring and Analytics to track leased and to-be-leased land for permitting and to ensure compliance.

RESULT

As a result, over 12 months, they discovered 53 trespasses and generated $2.7 million in back payments, a 30% ROI for the state. Many of these trespasses have resulted in new leases.

BACKGROUND

The New Mexico State Land Office is constitutionally mandated to raise revenue for vital state institutions like public schools, while simultaneously preserving public lands for future generations. They promote economic development through land leases across nine million acres of surface land and 13 million acres of subsurface minerals. The agency enforces regulations, permitting, compliance, and reclamation.

Planet Analytic Feeds was used to automatically map well pads (above shown in red) in the Permian Basin west of Odessa, Texas. The left image illustrates the potential to abstract the detections as a separate layer of data, while the right image shows the well pad detections overlaid on the March 2021 Basemap.

Our Competitive Position
We are a proven innovator with multiple compounding competitive moats across our technology platform. We believe we have a differentiated offering, uniquely imaging the whole earth landmass daily, creating significant barriers to entry. We have a scalable business model enabled by a one to many use of imagery, in turn leading to an attractive financial profile. Finally, we have an experienced management team.
Our competitive moats include agile space mission capabilities, proprietary big data, and platform analytics. Our advanced space systems enable the capture of comprehensive high quality, proprietary data, which power our platform, enhanced by advanced analytics that utilize AI and machine learning to provide solutions to our customers. We believe as customers derive more value from the platform, they increase their usage by incorporating insight from our data into their workflows and analyses. This creates a feedback loop that drives our technology roadmap, from the high-level analytics algorithms and end-user
applications all the way down the stack to new sensors in space to capture valuable information for our customers.

Differentiated Offering
: We believe we are the only company in the geospatial data industry producing a daily scan of the landmass of the Earth. We combine this capability with our 21 high-resolution SkySat satellites which our customers can task to capture a higher resolution image of a single site multiple times per day. We believe we have the highest commercially available intraday revisit capabilities.
Barriers to Entry
: We were one of the earliest next generation commercial geospatial companies, and we believe our agile aerospace innovations and fully operational fleets of Earth-imaging satellites have put us years ahead of the competition. Unlike other emerging Earth observation providers who are just now establishing operational satellite fleets, we already have approximately 200 operational satellites in orbit as well as a comprehensive platform for data processing, delivery and image data integration to enable customers to realize value from our satellite data. As a result, we believe we have higher operational efficiency, more extensive proprietary historical data sets, economies of scale in data storage and processing, and proven execution by our global sales organization. With a strong first-mover advantage through our daily earth scans, we believe we are well positioned to capture this market and continue innovating ahead of emerging players.

Scalable Business Model
: We have an established, recurring subscription- and usage-based business model, which provides strong visibility into future growth. Because we can sell our imagery data and analytics to multiple end customers, we believe our solutions enable us to capture market share across broad vertical markets.
Attractive Financial Profile
: With our
one-to-many
sales approach for our data sets, our margins improve with economies of scale, as there is low marginal cost to sell incremental access to our data. Once we capture and process an image to make it analytics ready, it could be sold to any customer, any number of times, on our platform.
Experienced Management Team
: Our management team has deep expertise in scaling software, data, and space technology. In addition to their technical knowledge, our team has extensive experience operating and leading companies and a strong track-record of building market making businesses.
Our Growth Strategy
We seek to unlock and maximize the value of our data for organizations globally by making it easier to use and consume by more users: from data scientists to analysts, policy makers, and decision makers — by integrating critical geospatial data directly into their own workflows and analytic models and to drive favorable outcomes. Key elements of our growth strategy include:
Scaling in Existing Verticals
: We plan to invest in sales, marketing, and software solutions to expand within our existing customer base and further penetrate vertical markets in which end users are early adopters of geospatial data, such as civil government, agriculture, defense and intelligence, and mapping.
Expansion into New Verticals
: We plan to invest in software to make our data more actionable and accessible to a larger group of customers and users. We believe this will help us address use cases in key emerging markets such as energy, infrastructure, finance, insurance, and consumer packaged goods. We also intend to partner with companies building vertical market solutions, such as independent software vendors, as well as business intelligence and analytics providers. While we have customers and partners today in many of these verticals, we believe an increased investment in developing software analytics solutions and enhancing our data to meet the needs of vertical market solution providers has the potential to accelerate our data and analytics usage across more end users. We see strong growth potential to broaden our market capture through curating data sets that can be more easily used by non-geospatial
experts like data and business analysts in commercial companies.
Continued Investment in Data Products:
We plan to scale and expand our existing products by building on our machine learning and computer vision capabilities with remote sensing techniques to fuse multiple data sources. These products allow our customers to consume simple, actionable time-series tabular data within their existing workflows. We intend to create many of these key data sets in collaboration with our partners who have deep vertical expertise and make the data sets available to any user of our platform.
Establish Platform Ecosystem
: We plan to further develop our ecosystem of users and partners to build solutions leveraging our data and platform and to build software tools and APIs that make it even easier to do so. By developing a robust applications ecosystem, we believe we can create a network effect, potentially accelerating our growth and deepening our market penetration.
New Sensors
 & Data Sets
: We plan to make strategic investments in building new sensors to capture additional data sets from space. As we grow our customer base, we believe we can better understand what additional data sets our customers are eager to access and therefore which sensors might enable us to capture additional data that is valuable to such customers. By leveraging our agile aerospace approach to space systems, we believe we are well-positioned to introduce new Earth observation sensors into orbit to capture new types of data with greater capital efficiency and speed than other satellite data providers. Having these capabilities can deepen our value proposition to customers and help us both acquire new customers and expand our offering to existing customers.

Strategic Acquisitions
: We plan on continuing to evaluate opportunities to make acquisitions that can accelerate our growth strategies and complement our existing product offerings.
Our Competition
Competition in Satellite Imagery
:
We see the satellite imagery industry as mainly divided between incumbents, such as Airbus and Maxar, and next generation players, such as BlackSky, Satellogic, and CG Satellite. Incumbents have typically hosted a limited number of active satellites which operate on a one-to-one
tasking system. These satellites are typically very high cost with very high resolution, best suited for government use cases. Incumbent satellite data providers have primarily served national governments and other traditional satellite imagery industries, often with tight integrations into the classified systems they serve.
Next generation satellite imagery companies have developed satellites that are lower cost and smaller in size, and have a stated ambition to increase the presence of their fleets within Earth’s orbit. These providers have indicated that they intend to use and process the data that they capture in order to provide analytics to customers. As of July 2021, we believe the scale of our satellite fleet, revenue, and business exceed the next-generation satellite data companies that compete with us.
Competition in Data Analytics:
We also compete with data analytics platforms that use
geo-spatial
data from a variety of sources to provide analytics services to their customers. These companies include Orbital Insights, Descartes Labs, and GeoSpatial Insight.
Many data analytics providers rely on partnerships with satellite imagery companies in order to source the data necessary to run their analytics platforms. We partner with a number of these companies to provide data for their platforms for certain use cases while also providing analytical tools and services directly to our own customers. We believe these relationships are advantageous to us over the long-term, as they enable new opportunities.
Our Public Benefit
We believe that Planet’s data, products and services are valuable tools for responding to critical global challenges, informing more ecologically and socially sound decision making, and measuring and reporting the results.
Across the world, climate change and biodiversity loss are disrupting and destabilizing many of the systems on which humanity depends. It is intensifying disasters such as floods, fires, and storms, impacting agricultural productivity and food security for millions of people, and decreasing the habitability of our planet. Businesses, governments, NGOs, and civil society must all act to address these challenges. But they need accurate, timely, and trusted data.
Given the economic, social, environmental and geopolitical implications, we believe it is imperative that we maintain wide access to our data, tools and services. As we grow our business, we will continue to scale our efforts to work with NGOs, philanthropies, governments, intergovernmental bodies, civil society groups, journalists, scientists, and others to make sure that our data is made as widely accessible as possible to inform critical efforts in conservation, climate, public affairs, humanitarian response, and human rights.
To serve these goals, we are becoming a public benefit corporation. Our mission and business model are tightly aligned with our public benefit purpose:
“to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change.”
By enabling access to trusted, accurate, and actionable data about our changing planet, we believe we will help facilitate more effective decisions, accelerate the transition to a sustainable economy, enhance global security through greater transparency, and strengthen civil society. In doing so, we not only seek to help the world address urgent planetary crises but to build the regenerative systems that will lead to a more flourishing and resilient world.

We believe that the most impactful and profitable way to build our business is to ensure that this public benefit remains at the core of our company’s DNA in perpetuity — informing and driving what we create for planet Earth and all its inhabitants.
Our Ethical Commitment
We recognize the potential impact of the technologies we create, and continue to develop a robust set of applied organizational principles, policies, and processes by which we evaluate their ethical use.
This system begins with a series of ethical principles, including core commitments to non-exclusivity,
accuracy, humanitarian risk reduction, and the protection of privacy and confidentiality. Our ethics code also covers how we treat each other in the workplace, how we engage in business relationships and transactions, and how we engage as a responsible actor in the space environment. We seek to deeply embed and socialize these principles within our company’s culture, and to build processes and policies to apply them consistently.
The purpose of a good ethical system is to enable its users to navigate dilemmas in which there may be complex tradeoffs between choices in a given circumstance. Such programs mature but are never “finished”, as new questions and contexts continually arise. We therefore continue to commit ourselves to the active development of our ethics program.
Our Operations
Sales
: Our global sales organization operates directly and via our extensive 200 plus partner network spanning across 66 countries. Our partner network consists of solution providers, OEM partners, and GIS Platform companies that have deep expertise in building last-mile vertical solutions using satellite imagery and geospatial data. Our partner ecosystem bolsters our global presence with regional and domain-specific expertise, as well as expands our market access to more users via our integrations.
In addition to sales representatives, our sales organization includes dedicated customer success and technology support teams. Key responsibilities for our direct sales organization include acquiring new customers, maintaining relationships and expanding business with our existing customers, and ensuring contract renewals. At the center of our sales philosophy is a strong feedback loop between our sales organization, customer success, and product development teams to help inform our technology roadmap and better serve our customers.
We work closely with our customers and partners to enable their early success, both from an account management and technical management perspective. Deeper adoption from our customers comes in many forms, including more users, more area coverage, and more advanced software analytics capabilities.
Marketing
: Our marketing team utilizes a multi-channel approach to develop and increase our brand awareness, position and communicate the value of our differentiated offering, and develop engaging outbound demand-generation campaigns.
We utilize an
end-to-end
buyer lifecycle program to develop awareness and lead-generation activities that engage and nurture prospective customers and expand opportunities within our installed base of customers. The team drives our overall market positioning and messaging across our key audiences and vertical markets, as well as provides strategic go-to-market
assessments of use cases that emerge from new product capabilities and the market landscape. Our communications team works with targeted influencers and media outlets to drive interest through earned and paid media channels, including blogs, social media, and video.
Research and Development:
Our research and development (“
R&D
”) team consists of software and hardware R&D for product discovery, technology incubation, and go-to-market
planning. Our R&D scope includes teams leveraging the rapid development in artificial intelligence, machine learning, and the evolving information technology architecture for massively distributed data collection, storage, and analysis. It further includes our investments in our agile space missions, which includes core spacecraft technologies, automated mission operations for our satellite fleet and ground stations, payload prototypes and development, and engineering operations for more efficient scalability. The R&D team at Planet is also responsible for developing and innovating our proprietary technology platform.
We continue to invest in R&D, particularly as it relates to building software solutions on top of our data to make our platform more accessible to a wider range of customers, as well as innovating our space technology to capture various types of data efficiently.
Technology Partnerships:
We engage in partnership programs and strategic efforts to embrace open innovation, technology infusion and market-shaping partnerships. Below is a partial list of efforts and partnerships in which we are involved.
Education
 & Research
: We launched a program on Earth Day in 2017 to allow university and academic researchers to apply for access to our monitoring data products and services through a non-commercial
science license. We also created dedicated university products for high-volume research and classroom applications. Collectively, the Education and Research Program has reached more than 10,000 users across more than 1,000 universities, and led to over 1,000 peer reviewed journal articles and conference proceedings that have attracted a new generation of remote sensing scientists experimenting with our unique data set and services.
Carbon Mapper
: We have partnered with a new
non-profit
launched in April 2021 called Carbon Mapper, that has a goal to utilize our advanced hyperspectral satellites to identify and track methane and carbon dioxide emissions and release these enhanced data products to fight climate change. We serve as the technology and commercial partner for Carbon Mapper where, together with NASA’s Jet Propulsion Laboratory, we will build and launch two satellites as an initial proof of concept, as part of a multi-part project focused on emissions and higher fidelity biodiversity measurements.
NGA CRADA:
In 2017, we signed a Cooperative Research and Development Agreement (CRADA) with the United States National Geospatial-Intelligence Agency (NGA) to prototype advanced computer vision and artificial intelligence solutions to meet the emerging needs of the geospatial intelligence (GEOINT) community using commercial and unclassified products and services. This has resulted in dozens of projects that shape future workflows, inform government procurements and provide customer feedback and mission utility for our future products.
Our Employees
As of July 31, 2021, we had a total of 552 employees based out of three offices or working remotely, across 20 countries worldwide. A majority of our employees are full-time employees.
None of our employees are represented by a labor union, though in some countries our employees may be subject to industry-wide collective bargaining agreements as a matter of law. We have not had any work stoppages and consider our relations with our employees to be good.
Our Intellectual Property
Our IP portfolio includes patents covering novel features of our spacecraft, trademarks identifying the company and various products, copyright ownership of the imagery archive, and trade secrets related to manufacturing and operations.
We own the copyrights for the imagery captured by our spacecraft. These images measure in the millions per day and are unregistered. We occasionally will license imagery under the Creative Commons for promotional purposes, but otherwise imagery is licensed pursuant to commercial license agreements.

We treat our
know-how
in the design, manufacture, and operation of spacecraft, ground based data relay, image processing, analysis and platform systems to be proprietary.
Our Facilities
Our corporate headquarters is located in San Francisco, California and consists of approximately 65,000 square feet, in which all satellite manufacturing, testing, and R&D occurs. Our European office is located in Berlin, Germany and consists of approximately 1,400 square meters. The Berlin office hosts portions of our sales and marketing, software engineering, and satellite operations functions. We also have an approximately 3,000 square foot Washington, D.C. office that serves as the corporate headquarters for Planet Federal.
Our office buildings are leased over various lease terms extending into calendar year 2023. We believe that our office space is adequate for our current needs and should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.
Legal Proceedings
In the ordinary course of business, we are involved in various pending and threatened litigation matters. In the future, we may be subject to additional legal proceedings, the scope and severity of which is unknown and could adversely affect our business. In addition, from time to time, we may receive letters or other forms of communication asserting claims against us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PLANET
The following discussion and analysis of the financial condition and results of operations of Planet Labs Inc. (“Planet,” “we,” “us” and “our”) should be read together with our unaudited condensed consolidated financial statements as of July 31, 2021 and for the six months ended July 31, 2021 and 2020, and the audited consolidated financial statements as of and for the fiscal years ended January 31, 2021 and 2020, in each case together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Business of Planet” and the pro forma financial information included in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Business and Overview
Our mission is to use space to help life on Earth, by imaging the whole world every day and making global change visible, accessible, and actionable. Our platform includes imagery, insights, and machine learning that empower companies, governments, and communities around the world to make timely decisions about our evolving world.
We deliver a differentiated data set: a new image of the entire Earth landmass every day. To collect this powerful data set, we design, build and operate hundreds of satellites, making our fleet the largest Earth observation fleet of satellites in history. Our daily stream of proprietary data and machine learning analytics, delivered through our cloud-native platform, helps companies, governments and civil society use satellite imagery to discover insights as change happens.
To help further our mission, we have developed advanced satellite technology that increases the cost performance of each satellite. This has enabled us to launch large fleets of satellites at lower cost and in turn record over 1,700 images on average for every point on Earth’s landmass, a non-replicable
historical archive for analytics, machine learning, and insights. We have advanced data processing capabilities that enable us to produce
“AI-ready”
data sets. As this data set continues to grow, we believe its value to our customers will further increase.
We currently serve more than 700 customers across large vertical markets, including agriculture, mapping, forestry, finance and insurance, and federal, state, and local government agencies. For example, our data, products, and services have helped farmers make decisions that resulted in significant increases in their harvests, while using less resources and lowering costs, by alerting them quickly to changes happening within their fields. Governments use our data to deliver public services more effectively in disaster response. Mapping companies use our data to keep online maps up to date. And journalists and human rights organizations use our data to uncover and report the truth about events in hard-to-reach
places.
Our proprietary data set and analytics are delivered pursuant to subscription and usage-based data licensing agreements and are accessed by our customers through our online platform and subscription APIs. We believe our efficient cost structure, one-to-many
business model and differentiated data set have enabled us to grow our customer base across multiple vertical markets. By July 31, 2021, our EoP Customer Count was approximately 730 customers, which represented a 36% year-over-year growth when compared to July 31, 2020. Our EoP Customer Count has grown quarter-over-quarter for every quarter in the prior two years. For a definition of EoP Customer Count see the section titled “
Key Operational and Business Metrics
.” Over 85% of our customers sign annual or multiyear contracts, with an average contract length of approximately 2.3 years, weighted on an annual contract value basis.

Legacy Earth Observation satellites generally cost hundreds of millions of dollars and have long development cycles. By contrast, our high-resolution “Dove” and “SuperDove” satellites cost low hundreds of thousands of dollars each to build and launch, and achieve estimated payback periods of three to six months. We are constantly iterating our designs, and we add upgraded capabilities to our fleet each year. Additionally, traditional geospatial imagery is often sold on an exclusive, one-to-one
basis and requires highly technical experts to use. Our data is sold as a one-to-many
subscription product, with the same data often sold to multiple customers. Further, our software tools and analytic solutions help to make our data more accessible to non-technical
business users creating a larger market opportunity.
We estimate our total addressable market to be over $100 billion by 2027, which we define as the market for satellite data services, sustainability transformation, and digital transformation. Based on our management’s estimates and Allied Market Research reports, we estimate the markets for geospatial data, services and analytics within the global markets created by the sustainability transformation and digital transformation will reach $35 billion and $74 billion, respectively by 2027. According to Allied Market Research, the baseline satellite data services market, separate from the impact from the sustainability and digital transformation macro trends, is estimated to reach $19 billion by 2027.
To grow our market share and increase revenue, we plan to invest significantly in our sales and marketing activities, as well as increase our investment in software engineering to expand our available solutions. As we increase our revenue, we believe that we can achieve operating leverage as our current fleet of satellites which generate the data we sell to our customers are at scale. New satellites are added to the fleet primarily to replace existing satellites that have reached their end of life and to introduce new capabilities. Therefore, our capital expense requirements are incurred primarily to maintain and improve the capabilities of our existing fleet of satellites. Our ability to drive operational scale through our business model is reflected in the year-over-year improvement of our Non-GAAP Gross Profit and Adjusted EBITDA results for the fiscal year ended January 31, 2021.

	Six Months Ended July 31,		Year Ended January 31,
(in millions, except percentages)	2021	2020	2021	2020
Gross Profit (Loss)	$23.4	$11.0	$25.8	$(6.7)
Gross Margin percentage	38%	20%	23%	(7)%
Non-GAAP Gross Profit (Loss)	$23.9	$11.4	$26.6	$(5.9)
Non-GAAP Gross Margin percentage	38%	20%	24%	(6)%
Net loss	$(49.6)	$(58.6)	$(127.1)	$(123.7)
Adjusted EBITDA	$(12.0)	$(3.8)	$(11.2)	$(23.8)

See the section titled “—
Non-GAAP Information
” for information regarding our definition and use of
Non-GAAP
Gross Profit and Adjusted EBITDA, a reconciliation of gross profit to
Non-GAAP
Gross Profit and a reconciliation of net loss to Adjusted EBITDA.
The Business Combination
We entered into the Merger Agreement with dMY IV, a special purpose acquisition company, on July 7, 2021. Pursuant to the Merger Agreement, and assuming a favorable vote of dMY IV’s stockholders, First Merger Sub, a newly formed subsidiary of dMY IV, will be merged with and into Planet, with Planet surviving the merger as a wholly owned subsidiary of dMY IV (the “
First Merger
”), and, unless Planet elects otherwise, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of dMY IV (the “
Business Combination
”).
The Business Combination is anticipated to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under the guidance in Accounting Standard Codification (“
ASC
”) 805,
Business Combinations
, dMY IV is expected to be treated as the “acquired” company for financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business, and New Planet, as the parent company of the combined business, will be the successor SEC registrant, meaning that our consolidated financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse recapitalization. The most significant change in our future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at July 31, 2021) of between approximately $206.5 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $551.5 million, assuming no stockholder redemptions, and in each case including $252.0 million in gross proceeds from the private investment in public equity (“
PIPE
”) to be consummated substantially simultaneously with the Business Combination. We also expect to repay our existing debt of approximately $67.0 million, including repayment fees associated with the debt of approximately $2.0 million. In addition, immediately prior to the effective time of the Business Combination, Planet will cause the outstanding principal and accrued but unpaid interest due on its outstanding convertible notes, with a fair value of approximately $104.5 million as of July 31, 2021, to be automatically converted into a number of shares of Planet’s Class A Common Stock, and such converted convertible notes will no longer be outstanding and will cease to exist. See “
Unaudited Pro Forma Condensed Combined Financial Information
.” See the section entitled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Planet
—Liquidity and Capital Resources—Debt
.”
As a result of the Business Combination, we expect to become the successor to an SEC-registered company
listed on the NYSE which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees. Our results of operations and statements of financial position may not be comparable between periods as a result of the Business Combination described above.
Impact
of COVID-19
The novel coronavirus (“
COVID-19
”) continues to spread throughout the United States and other parts of the world and has negatively affected the U.S. and global economies, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place” and
quarantine restrictions. We have taken measures to protect the health and safety of our employees, including shifting many employees to remote work. We have also worked with our customers and suppliers to minimize disruptions, and we support our community in addressing the challenges posed by this ongoing global pandemic.

The COVID-19 pandemic
has generally disrupted the operations of our vendors, customers, and prospective customers, and may continue to disrupt their operations, including as a result of travel restrictions and/or business shutdowns, uncertainty in the financial markets, or other harm to their business and financial results. This disruption could result in a reduction to information technology budgets, delayed purchasing decisions, longer sales cycles, extended payment terms, the timing of payments, and postponed or canceled projects, all of which could negatively impact our business and operating results, including sales and cash flows. The ultimate impact of
COVID-19
on our financial and operating results is unknown and will depend on the length of time that the disruptions to our vendors, customers and prospective customers exist. The full extent of the impact of
COVID-19
is unknown but we do not expect
the COVID-19 pandemic
to have a material impact on our business going forward.
Our Business Model
We primarily generate revenue through selling licenses to our data and analytics to customers over an entirely cloud-based platform via fixed price subscription and usage-based contracts. Data licensing subscriptions and minimum commitment usage-based contracts provide a large recurring revenue base for our business with a low incremental cost to serve each additional customer. Payment terms of our customer agreements are most commonly in advance on an either quarterly or annual basis, although a small number of large contracts have required payment terms quarterly in arrears. We also generate an immaterial amount of revenue from sales of third-party imagery, professional services, and customer support.
We employ a
“land-and-expand”
go-to-market
strategy with the goal to deliver increasing value to our customers and generate more revenue with each customer over time by expanding the scope of the services we offer. We work closely with our customers and partners to enable their early success, both from an account management and technical management perspective. Deeper adoption from our customers comes in many forms, including more users, more area coverage, and more advanced software analytics capabilities.
Two key elements of our growth strategy include scaling in existing verticals and expanding into new verticals.
Scaling in Existing Verticals:
We plan to invest in sales, marketing and software solutions to drive our expansion within our existing customer base and further penetrate verticals that are early adopters of geospatial data, such as Civil Government, Agriculture, Defense & Intelligence, and Mapping. In addition, we plan to invest in expanding the analytic tools we make available to these customers with the goal of increasing the services we provide to these customers and more deeply embed our data and analytics into their business intelligence systems.
Expansion into New Verticals:
We plan to invest in our software engineering teams to develop solutions to address use cases in emerging markets in our industry such as Energy & Infrastructure, Finance & Insurance, and Consumer Packaged Goods. In addition, to expand our reach within vertical markets, we intend to leverage our open data platform with specific vertical partners to deliver vertical market-specific solutions. We believe our increased investment in developing software analytics solutions has the potential to accelerate the usage of our data and analytics across broader audiences.
Factors Affecting the Results of Operations
We believe that our financial condition and result of operations have been, and will continue to be, affected by a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “
Risk Factors
.”
Continuing to Acquire New Customers
Attracting new customers is an important factor affecting our future growth and operating performance. We believe our ability to attract customers will be driven by our ability to continue to improve our data and offer software and analytic solutions that make our data easier to consume and integrate into our customers’ workflows, our success in offering new data sets and products to solve customer problems, increases in our global sales presence and increases in our marketing investments. We plan to invest in making our data more digestible and accessible to non-technical
business users and build solutions to address more use cases and expand our addressable market. As a result of this strategy, we anticipate our research and development expenditures will increase in the near term. In addition, to expand our reach with customers, we intend to partner with independent software vendors and solution providers who are building vertical market-specific solutions. While we have customers and partners today in many markets, we believe that our increased investment in developing software analytics solutions has the potential to accelerate the usage of our data and analytics across broader audiences.
Retention and Expansion of Existing Customers
We are focused on increasing customer retention and expanding revenue with existing customers because this will affect our financial results, including revenues, gross profit, operating loss, and operating cash flows. To increase customer retention and expansion of revenue from existing customers, we are making a number of investments in our operations. Areas of investment that affect customer retention and expansion include our customer success function, continuous improvements to our existing data, and the software tools and analytic tools that make our data easier to consume and potentially result in our data becoming deeply embedded into customer workflows. Additionally, customer retention and expansion is driven by the speed with which our customers realize the value of our data once they become customers, our ability to cross-sell our different products to our existing customers and our ability to offer new products to our customers. As a result of the foregoing, we anticipate our cost of revenue, operating expenses, and capital expenditures will continue to increase and consequently, we are likely to experience losses in the near term, delaying our ability to achieve profitability and adversely affecting cash flows.
Developing New Sensors and Data Sets
We expect that our ability to provide new data sets through new sensors and new proprietary data will be an important factor for our long-term growth and future market penetration. We believe offering new data sets and fusing new data sets with our existing data sets will enable us to deliver greater value to our existing customers and help us attract new customers. This may require significant investment in technology and personnel and result in increased research and development costs as well as costs of revenue.
Investment Decisions
We regularly review our existing customers and target markets to determine where we should invest in our product and technology roadmap, both for our space systems engineering to enable new geospatial coverage models, as well as our software engineering focused on providing sophisticated analytics models and tools to service an expanding set of markets and use cases. Our financial performance relies heavily on effective balance between driving continued growth, maintaining technology leadership, and improving margins across the business.
Seasonality
We have experienced, and expect to continue to experience, seasonality in our business and fluctuations in our operating results due to customer behavior, buying patterns and usage-based contracts. For example, we typically have customers who increase their usage of our data services when they need more frequent data monitoring over broader areas during peak agricultural seasons. These customers may expand their usage and then subsequently scale back. We believe that the seasonal trends that we have experienced in the past may occur in the future. To the extent that we experience seasonality, it may impact our operating results and financial metrics, as well as our ability to forecast future operating results and financial metrics. Additionally, when we introduce new products to the market, we may not have sufficient experience in selling certain products to determine if demand for these products are or will be subject to material seasonality.

Key Operational and Business Metrics
In addition to the measures presented in our consolidated financial statements, we use the following key operational and business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions.

	Six Months Ended July 31,		Year Ended January 31,
	2021	2020	2021	2020
Net Dollar Retention Rate	89.5%	115.0%	112.8%	102.4%
Net Dollar Retention Rate including Winbacks	96.2%	117.9%	117.0%	102.8%
EoP Customer Count	732	539	618	442
% Recurring	93.3%	91.8%	91.9%	88.3%
Capital Expenditures as Percentage of Revenue	9.5%	21.7%	26.6%	25.2%
ACV and EoP ACV Book of Business
In connection with the calculation of several of the key operational and business metrics we utilize, we calculate Annual Contract Value (“
ACV
”) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value.
We also calculate EoP ACV Book of Business in connection with the calculation of several of the key operational and business metrics we utilize. We define EoP ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts. Active contracts exclude any contract that has been canceled, expired prior to the last day of the period without renewing, or for any other reason is not expected to generate revenue in the subsequent period. For contracts ending on the last day of the period, the ACV is either updated to reflect the ACV of the renewed contract or, if the contract has not yet renewed, the ACV is excluded from the EoP ACV Book of Business. We do not annualize short-term contracts in calculating our EoP ACV Book of Business. We calculate the ACV of usage-based contracts based on the committed contracted revenue or the revenue achieved on the usage-based contract in the prior
12-month
period.
Net Dollar Retention Rate
We define Net Dollar Retention Rate as the percentage of ACV generated by existing customers in a given period as compared to the ACV of all contracts at the beginning of the fiscal year from the same set of existing customers. We define existing customers as customers with an active contract with Planet. We believe our Net Dollar Retention Rate is a useful metric for investors as it can be used to measure our ability to retain and grow revenue generated from our existing customers, on which our ability to drive long-term growth and profitability is, in part, dependent. We use Net Dollar Retention Rate to assess customer adoption of new products, inform opportunities to make improvements across our products, identify opportunities to improve operations, and manage go to market functions, as well as to understand how much future growth may come from cross-selling and up-selling customers. Management applies judgment in determining the value of active contracts in a given period, as set forth in the definition of ACV above. Net Dollar Retention Rate increased to 112.8% for the fiscal year ended January 31, 2021, as compared to 102.4% for the fiscal year ended January 31, 2020 due to our success in upselling and cross-selling to our existing customers during the period, as well as a reduction in customers with contract lengths less than one year. Net Dollar Retention Rate decreased to 89.5% for the six months ended July 31, 2021, as compared to 115.0% for the six months ended July 31, 2020 primarily due to the lower renewal value of a large government contract and the discontinuation of services to a government customer that ceased to exist beginning in August 2021. In addition, the Net Dollar Retention Rate in the six months ended July 31, 2020 was positively impacted by the significant increase in annual contract value from a contract with an existing international government customer.

Net Dollar Retention Rate including Winbacks
We report on two metrics for net dollar retention—net retention excluding winbacks and including winbacks. A winback is a previously existing customer who was inactive at the start of the fiscal year, but has reactivated during the same fiscal year period. The reactivation period must be within 24 months from the last active contract with the customer; otherwise, the customer is assumed as a new customer. We define Net Dollar Retention Rate including winbacks as the percentage of ACV generated by existing customers and winbacks in a given period as compared to the ACV of all contracts at the beginning of the fiscal year from the same set of existing customers. We believe this metric is useful to investors as it captures the value of customer contracts that resume business with Planet after being inactive and thereby provides a quantification of Planet’s ability to recapture lost business. Management uses this metric to understand the adoption of our products and long-term customer retention, as well as the success of marketing campaigns and sales initiatives in re-engaging inactive customers. Beyond the judgments underlying managements’ calculation of Net Dollar Retention set forth above, there are no additional assumptions or estimates made in connection with Net Dollar Retention Rate including winbacks. Net Dollar Retention Rate increased to 117.0% including winbacks as compared to 112.8% excluding winbacks for the fiscal year ended January 31, 2021. And, the Net Dollar Retention Rate increased to 102.8% as compared to 102.4% excluding winbacks for the fiscal year ended January 31, 2020. Net Dollar Retention Rate including winbacks decreased to 96.2% for the six months ended July 31, 2021, as compared to 117.9% including winbacks for the six months ended July 31, 2020. The Net Dollar Retention including winbacks as of July 31, 2021 was primarily impacted by a large government contract renewal at a lower value and the discontinuation of services to a government customer that ceased to exist beginning in August 2021. In addition, the Net Dollar Retention Rate in the six months ended July 31, 2020 was positively impacted by a significant expansion with an existing international government customer.
EoP Customer Count
We define EoP Customer Count as the total count of all existing customers at the end of the period. We define existing customers as customers with an active contract with Planet at the end of the reported period. For the purpose of this metric, we define a customer as a distinct entity that uses our data or services. We sell directly to customers, as well as indirectly through our partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with Planet, is counted only once. For example, if a customer utilizes multiple products of Planet, we only count that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. We believe EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of our platform and is a measure of our success in growing our market presence and penetration. Management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses our data or services. The EoP Customer Count increased to 618 as of January 31, 2021, as compared to 442 as of January 31, 2020. EoP Customer Count increased to 732 as of July 31, 2021, as compared to 539 as of July 31, 2020. These increases are primarily attributable to the increased demand for our data.
Percent of Recurring ACV
Percent of Recurring ACV is the portion of the total EoP ACV Book of Business that is recurring in nature. We define Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts divided by the total dollar value of all contracts in our ACV Book of Business at a specific point in time. We believe Percent of Recurring ACV is useful to investors to better understand how much of our revenue is from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. We track Percent of Recurring ACV to inform estimates for the future revenue growth potential of our business and improve the predictability of our financial results. There are no significant estimates underlying management’s calculation of Percent of Recurring ACV, but management applies judgment as to which customers have an active contract at a period end for the purpose of determining ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV. Percent of Recurring ACV increased to 91.9% for the fiscal year ended January 31, 2021, as compared to 88.3% for the fiscal year ended January 31, 2020. Percent of Recurring ACV increased to 93.3% for the six months ended July 31, 2021, as compared to 91.8% for the six months ended July 31, 2020. These increases are primarily attributable to scaling our business models towards subscription and annual commitment usage sales and a reduction in customers with contract lengths less than one year.
Capital Expenditures as a Percentage of Revenue
We define capital expenditures as purchases of property and equipment as well as capitalized internally developed software development costs, which are included in our statements of cash flows from investing activities. We define Capital Expenditures as a Percentage of Revenue as the total amount of capital expenditures divided by total revenue in the reported period. Capital Expenditures as a Percentage of Revenue is a performance measure that we use to evaluate the appropriate level of capital expenditures needed to support demand for our data services and related revenue, and to provide a comparable view of our performance relative to other earth observation companies, which may invest significantly greater amounts in their satellites to deliver their data to customers. We use an agile space systems strategy, which means we invest in a larger number of significantly lower cost satellites and software infrastructure to automate the management of the satellites and to deliver our data to clients. Other earth observation companies may spend more than ten times on a single satellite what Planet spends to build and launch a fleet of 180 satellites. As a result of our strategy and our business model, our capital expenditures may be more similar to software companies with large data center infrastructure costs. Therefore, we believe it is important to look at our level of capital expenditure investments relative to revenue when evaluating our performance relative to other earth observation companies or to other software and data companies with significant data center infrastructure investment requirements. We believe Capital Expenditures as a Percentage of Revenue is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate our business and our relative capital efficiency. Capital Expenditures as a Percentage of Revenue increased to 26.6% for the fiscal year ended January 31, 2021, as compared to 25.2% for the fiscal year ended January 31, 2020. The increase was primarily attributable to an increase in capital expenditures related to the launch of high-resolution satellites. Capital Expenditures as a Percentage of Revenue decreased to 9.5% for the six months ended July 31, 2021, as compared to 21.7% for the six months ended July 31, 2020. The decrease was primarily attributable to a decrease in capital expenditures related to our high-resolution fleet, as the SkySat constellation was fully launched as of fiscal year ended January 31, 2021.
Components of Results of Operations
Revenue
We derive revenue principally from licensing rights to use our imagery that is delivered digitally through our online platform in addition to providing related services. Imagery licensing agreements vary by contract, but generally have annual or multi-year contractual terms. The data licenses are generally purchased via a fixed price contract on a subscription or usage basis, whereby a customer pays for access to our imagery or derived imagery data that may be downloaded over a specific period of time, or, less frequently, on a transactional basis, whereby the customer pays for individual content licenses.
We also provide an immaterial amount of other services to customers, including professional services such as training, analytical services, research and development services to third parties, and other value-added activities related to our imagery, data and technology. These revenues are recognized as the services are rendered, on a proportional performance basis for fixed price contracts or ratably over the contract term for subscription professional services and analytics contracts. Training revenues are recognized as the services are performed.

Cost of Revenue
Cost of revenue consists of employee-related costs of performing account and data provisioning, customer support, satellite and engineering operations, as well as the costs of operating and retrieving information from the satellites, processing and storing the data retrieved, third party imagery expenses, depreciation of satellites and ground stations, and the amortization of capitalized internal-use
software related to creating imagery provided to customers. Employee-related costs include salaries, benefits, bonuses and stock-based compensation. To a lesser extent, cost of revenue includes costs from professional services, including costs paid to subcontractors and certain third-party fees.
We expect cost of revenue to continue to increase as we invest in our delivery organization and future product sets that will likely require higher compute capacity. As we continue to grow our subscription revenue contracts and increase the revenue associated with our analytic capabilities, we anticipate further economies of scale on our satellites and other infrastructure costs as we incur lower marginal cost with each new customer we add to our platform.
Research and Development
Research and development expenditures primarily include personnel related expenses for employees and consultants, hardware costs, supplies costs, contractor fees and administrative expenses. Employee-related costs include salaries, benefits, bonuses and stock-based compensation. Expenses classified as research and development are expensed as incurred and attributable to advancing technology research, platform and infrastructure development and the research and development of new product iterations.
We continue to iterate on the design of our satellites and the capabilities of our automated operations to optimize for efficiency and technical capability of each satellite. Satellite costs associated with the design, manufacturing, launch, and commissioning of experimental satellites or other space related research and development activities are expensed as incurred.
We intend to continue to invest in our software platform development, machine learning and analytic tools and applications and new satellite technologies for both the satellite fleet operations and data collection capabilities to drive incremental value to our existing customers and to enable us to expand our traction in emerging markets and with new customers. As a result of the foregoing, we expect research and development expenditures to increase in future periods.
Sales and Marketing
Sales and marketing expenditures primarily include costs incurred to market and distribute our products. Such costs include expenses related to advertising and conferences, sales commissions, salaries, benefits and stock-based compensation for our sales and marketing personnel and sales office expenses. Sales and marketing costs are expensed as incurred.
We intend to continue to invest in our selling and marketing capabilities in the future and expect this expense to increase in future periods as we look to upsell new product features and expand into new market verticals. Selling and marketing expenses as a percentage of total revenue may fluctuate from period to period based on total revenue and the timing of our investments.
General and Administrative
General and administrative expenses include personnel-related expenses and facilities-related costs primarily for our executive, finance, accounting, legal and human resources functions. General and administrative expenses also include fees for professional services principally consisting of legal, audit, tax, and insurance, as well as executive management expenses. General and administrative expenses are expensed as incurred.

Following the completion of the Business Combination, we expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance and reporting obligations of public companies, and increased costs for insurance, investor relations, and professional services. As a result, we expect that our general and administrative expenses will increase in future periods and vary from period to period as a percentage of revenue, but we expect to realize operating scale with respect to these expenses over time as we grow our revenue.
Debt Extinguishment gain (loss)
Debt extinguishment gain (loss) reflects the gains or losses associated with the extinguishment of debt with Venture Lending & Leasing, Inc. (“
Venture
”), an affiliate of Western Technology Investment, or incurred in connection with our early repayment of such debt.
Interest Expense
Interest expense primarily consists of interest expense associated with our borrowings and amortization of debt issuance costs for our loans. Our debt currently includes loans with Venture and our Credit Agreement with Silicon Valley Bank (“
SVB
”) and Hercules Capital, Inc. (“
Hercules
”).
Change in fair value of convertible notes and warrant liabilities
Change in fair value of liabilities includes the change in fair value of our Series B and Series D Preferred Stock Warrant liabilities and the change in fair value of our convertible notes. We expect to incur other incremental income or expense for the fair value adjustments for the outstanding warrant liabilities at the end of each reporting period or through the exercise of the warrants. We expect to incur an incremental other income or expense for the fair value adjustments for the outstanding convertible notes at the end of each reporting period or through the conversion or repayment of the notes.
Other Income (Expenses), net
Other income, net, consists of interest income earned and net gains or losses on foreign currency.
Provision for Income Taxes
Our income tax provision consists of an estimate for U.S. federal and state income taxes, as well as those foreign jurisdictions where we have business operations, based on enacted tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We believe that it is more likely than not that the majority of the U.S. and foreign deferred tax assets will not be realized. Accordingly, we recorded a valuation allowance against our deferred tax assets in these jurisdictions.
Results of Operations
Six Months Ended July 31, 2021 Compared to Six Months Ended July 31, 2020
The following table sets forth a summary of our consolidated results of operations for the interim periods indicated and the changes between such periods.

	Six Months Ended July 31,		$	%
(in thousands, except percentages)	2021	2020	Change	Change
Revenue	$62,363	$55,652	$6,711	12%
Cost of revenue	38,946	44,677	(5,731)	(13)%

Gross profit	23,417	10,975	12,442	113%
Operating expenses
Research and development	24,562	21,171	3,391	16%

	Six Months Ended July 31,		$	%
(in thousands, except percentages)	2021	2020	Change	Change
Sales and marketing	21,250	17,043	4,207	25%
General and administrative	20,139	17,407	2,732	16%

Total operating expenses	65,951	55,621	10,330	19%

Loss from operations	(42,534)	(44,646)	2,112	(5)%

Debt Extinguishment Gain	$—	$673	$(673)	(100)%
Interest expense	(5,138)	(4,223)	(915)	22%
Change in fair value of convertible notes and warrant liabilities	(1,257)	(10,679)	9,422	(88)%
Other income (expense), net	(261)	614	(875)	(143)%

Total other expense, net	(6,656)	(13,615)	6,959	(51)%

Loss before provision for income taxes	(49,190)	(58,261)	9,071	(16)%
Provision for income taxes	428	306	122	40%

Net loss	$(49,618)	$(58,567)	$8,949	(15)%

Revenue
Revenue increased $6.7 million, or 12%, to $62.4 million for the six months ended July 31, 2021 from $55.7 million for the six months ended July 31, 2020. The increase is due, in part, to a significant new customer contract in Europe which resulted in an $8.7 million increase in revenue for the six months ended July 31, 2021, and an increase in total customers worldwide. Total customers increased approximately 36% from an EoP Customer Count of 539 as of July 31, 2020 to 732 as of July 31, 2021. The increase in total customers and the associated revenue from those customers was largely due to our investment in expanding our sales and marketing teams. These increases were offset in part by the timing of renewal of a significant customer at the end of December 2020, that resulted in a decrease in revenue of approximately $5.1 million for the six months ended July 31, 2021.
Cost of Revenue
Cost of revenue decreased $5.7 million, or 13%, to $38.9 million for the six months ended July 31, 2021, from $44.7 million for the six months ended July 31, 2020. The decrease in cost of revenue was primarily due to an $8.8 million decrease in depreciation expense, mainly associated with reduced satellite depreciation expense as a result of an increase in the estimated useful life of certain of our high resolution satellites from six years to nine years. See Note 2 in our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for information on this change in estimate. The decrease in depreciation and amortization was partially offset by an increase in hosting costs of $2.4 million associated with the increase in archive data costs and the growth of our customer base by approximately 200 customers, or 36%.
Research and Development
Research and development expenses increased $3.4 million, or 16%, to $24.6 million for the six months ended July 31, 2021, from $21.2 million for the six months ended July 31, 2020. This increase was primarily due to an increase of $4.0 million in employee and personnel costs associated with research and development as a result of an increase in headcount and stock-based compensation expenses. This increase was offset by $1.3 million of contra-R&D expenses related to the partnership with Carbon Mapper in the six months ended July 31, 2021.

Sales and Marketing
Sales and marketing expenses increased $4.2 million, or 25%, to $21.2 million, for the six months ended July 31, 2021, from $17.0 million for the six months ended July 31, 2020. This increase was primarily due to an increase of $3.0 million in employee and personnel costs associated with sales and marketing as a result of an increase in headcount, commissions and stock-based compensation expenses. The increase was also due to an increase of $0.9 million in professional and consulting expenses for the Sales team, primarily related to partner fees.
General and Administrative
General and administrative expenses increased $2.7 million, or 16%, to $20.1 million for the six months ended July 31, 2021, from $17.4 million for the six months ended July 31, 2020. The increase in general and administrative expense was primarily related to an increase in audit and accounting fees of $1.9 million and an increase of $2.0 million related to employee personnel costs, in part due to increased headcount. These increases were offset by a decrease in stock-based compensation expenses of $1.8 million.
Debt Extinguishment Gain
Debt extinguishment gain for the six months ended July 31, 2020, reflects the gain realized upon the repayment of $2.6 million of our borrowings under the Venture Tranche B loans.
Interest Expense
Interest expense increased $0.9 million, or 22% to $5.1 million for the six months ended July 31, 2021, from $4.2 million for the six months ended July 31, 2020. The increase in interest expense is due to the additional $15.0 million loan under our Credit Agreement with SVB and Hercules in June 2020.
Change in fair value of convertible notes and warrant liabilities
The change in fair value of convertible notes and warrant liabilities decreased $9.4 million to $1.3 million for the six months ended July 31, 2021, from $10.7 million for the same period in 2020.
The change in fair value of convertible notes and warrant liabilities during the six months ended July 31, 2021 reflects a $3.1 million loss due to the revaluation of the 2020 Convertible promissory notes and a $0.2 million loss due to the revaluation of the Venture Tranche B convertible note, offset by a $2.0 million gain due to the revaluation of the liability classified Series B and Series D preferred stock warrants.
The change in fair value of convertible notes and warrant liabilities during the six months ended July 31, 2020 reflects a $9.9 million loss due to the revaluation of the 2020 Convertible promissory notes, a $0.1 million loss due to the revaluation of the Venture Tranche B convertible notes and a $0.7 million loss due to the revaluation of the liability classified Series B and Series D preferred stock warrants.
Other Income (Expense), net
Other income (expense) of $(0.3) million and $0.6 million for the six months ended July 31, 2021 and 2020, respectively, primarily reflects realized and unrealized foreign currency exchange gains and losses.
Provision for Income Taxes
Provision for income taxes increased to $0.4 million for the six months ended July 31, 2021, from $0.3 million for the six months ended July 31, 2020. For the six months ended July 31, 2021 and 2020, the income tax expense was primarily driven by the current tax on foreign earnings. The effective tax rates for the six months ended July 31, 2021 and 2020 differed from the federal statutory tax rate primarily due to the valuation allowance on the majority of our U.S. and foreign deferred tax assets and foreign rate differences.

Year Ended January 31, 2021 Compared to Year Ended January 31, 2020
The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between such periods.

	Year Ended January 31,		$	%
(in thousands, except percentages)	2021	2020	Change	Change
Revenue	$113,168	$95,736	$17,432	18%
Cost of revenue	87,383	102,393	(15,010)	(15)%

Gross profit	25,785	(6,657)	32,442	(487)%
Operating expenses
Research and development	43,825	37,871	5,954	16%
Sales and marketing	37,268	34,913	2,355	7%
General and administrative	32,134	27,019	5,115	19%

Total operating expenses	113,227	99,803	13,424	13%

Loss from operations	(87,442)	(106,460)	19,018	(18)%

Debt extinguishment gain (loss)	673	(11,529)	12,202	(106)%
Interest expense	(9,447)	(6,946)	(2,501)	36%
Change in fair value of convertible notes and warrant liabilities	(30,053)	207	(30,260)	(14,618)%
Other income (expense), net	239	1,144	(905)	(79)%

Total other expense, net	(38,588)	(17,124)	(21,464)	125%

Loss before provision for income taxes	(126,030)	(123,584)	(2,446)	2%
Provision for income taxes	1,073	130	943	725%

Net loss	$(127,103)	$(123,714)	$(3,389)	3%

Revenue
Revenue increased $17.4 million, or 18%, to $113.2 million for the fiscal year ended January 31, 2021 from $95.7 million for the fiscal year ended January 31, 2020. The increase in revenue for the fiscal year ended January 31, 2021, as compared to the fiscal year ended January 31, 2020, is primarily attributable to an increase in the value of our existing customer contracts and an increase in new customer contracts. EoP Customer Count increased approximately 40% from 442 as of January 31, 2020 to 618 as of January 31, 2021. The increase in revenue and EoP Customer Count was largely due to our expanded marketing efforts, investment in new high resolution data offerings, investments in analytic capabilities, and expansion of our commercial sales team globally.
Cost of Revenue
Cost of revenue decreased $15.0 million, or 15%, to $87.4 million for the fiscal year ended January 31, 2021, from $102.4 million for the fiscal year ended January 31, 2020. The decrease in cost of revenue is driven by a $13.9 million decrease in depreciation and amortization expense year-over-year, in large part due to a reduction in satellite depreciation related to our RapidEye fleet of satellites. Our RapidEye satellite fleet reached the end of its useful life in March 2020 and did not require replacement as customers were able to transition to our PlanetScope products. This resulted in a $7.6 million decrease in depreciation and amortization for the fiscal year ended January 31, 2021. The end of life of the RapidEye fleet also resulted in a $1.5 million decrease in ground station costs. These decreases were offset in part by an increase in hosting costs of $2.6 million resulting from the increase in archive data and current data accessed by our growing customer base.

Research and Development
Research and development expenses increased $6.0 million, or 16%, to $43.8 million for the fiscal year ended January 31, 2021, from $37.9 million for the fiscal year ended January 31, 2020. The increase in research and development expense is primarily due to an employee and personnel cost increase of $6.9 million in the fiscal year ended January 31, 2021, as compared to the fiscal year ended January 31, 2020, which resulted from an increase in headcount in both our space systems and software development teams.
Sales and Marketing
Sales and marketing expenses increased $2.4 million, or 7%, to $37.3 million for the fiscal year ended January 31, 2021, from $34.9 million for the fiscal year ended January 31, 2020. The increase in sales and marketing expense is primarily related to the increase in headcount in the sales and marketing organization. This increase was offset by the reduction in travel, entertainment, and marketing spend due to
COVID-19,
as our user conference was transitioned from an
in-person
event in the fall of 2019 to a virtual event in the fall of 2020 at lower cost, and employees were discouraged from traveling to meet customers. As a percentage of revenue, selling and marketing expenses decreased to 32.9% from 36.5% due to the increase in revenue in addition to the lower non-personnel related costs.
General and Administrative
General and administrative expenses increased $5.1 million, or 19%, to $32.1 million for the fiscal year ended January 31, 2021, from $27.0 million for the fiscal year ended January 31, 2020. The increase in general and administrative expense is primarily related to an increase in stock-based compensation expense of $6.6 million due to options granted to executives during the fiscal year ended January 31, 2021. This increase was partially offset by lower travel and entertainment expenses and other overhead expenses due to
COVID-19.
As a percentage of revenue, general and administrative expenses remained flat at approximately 28%.
Debt Extinguishment (Gain) Loss
Debt extinguishment gain for the fiscal year ended January 31, 2021 reflects the gain realized upon the repayment of a portion of our borrowings under the Venture Tranche B loans.
Debt extinguishment loss for the fiscal year ended January 31, 2020 reflects the loss realized upon the early repayment of the 2017 Venture loans.
Interest Expense
Interest expense increased $2.5 million, or 36%, for the fiscal year ended January 31, 2021, from $6.9 million for the fiscal year ended January 31, 2020. This increase was primarily related to an increase in borrowings under our Credit Agreement with SVB and Hercules. This increase was partially offset by a decrease in borrowings under the 2017 Venture loans.
Change in fair value of convertible notes and warrant liabilities
The change in fair value of convertible notes and warrant liabilities was a loss of $30.1 million for the fiscal year ended January 31, 2021, as compared to a gain of $0.2 million for the fiscal year ended January 31, 2020.
The change in fair value of convertible notes and warrant liabilities for the fiscal year ended January 31, 2021 reflects a $24.4 million loss due to the revaluation of the 2020 Convertible promissory notes, a $0.7 million loss due to the revaluation of the Venture Tranche B convertible note, and a $4.9 million loss due to the revaluation of the liability classified Series B and Series D preferred stock warrants. The increase in fair value of these instruments is primarily related to the increase in our enterprise valuation.

The change in fair value of liabilities for the fiscal year ended January 31, 2020 reflects a $0.2 million gain due to the revaluation of the Venture Tranche B convertible note and a $0.1 million gain due to the revaluation of the liability classified Series B and Series D preferred stock warrant.
Other Income (Expense), net
Other income (expense) of $0.2 million and $1.1 million for the fiscal years ended January 31, 2021 and 2020, respectively, primarily reflects realized and unrealized foreign currency exchange gains and losses.
Provision for Income Taxes
Provision for income taxes increased to $1.1 million for the fiscal year ended January 31, 2021 from $0.1 million for the fiscal year ended January 31, 2020. For the fiscal year ended January 31, 2021, the income tax expense was primarily driven by the foreign withholding taxes. For the fiscal year ended January 31, 2020, the income tax expense was primarily driven by the current tax on foreign earnings. The effective tax rates for the fiscal years ended January 31, 2021 and 2020 differed from the federal statutory tax rate primarily due to the valuation allowance on the majority of our U.S. and foreign deferred tax assets and the tax impact of the non-deductible revaluation loss on our convertible debts.
Non-GAAP Information
This proxy statement/prospectus includes
Non-GAAP
Gross Profit and Adjusted EBITDA which are
non-GAAP
performance measures that we use to supplement our results presented in accordance with U.S. GAAP. We believe
Non-GAAP
Gross Profit and Adjusted EBITDA are useful in evaluating our operating performance, as they are similar to measures reported by our public competitors and are regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects.
As mentioned above,
Non-GAAP
Gross Profit and Adjusted EBITDA are
non-GAAP
measures, are additions, and not substitutes for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to gross profit, net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. Further,
Non-GAAP
Gross Profit and Adjusted EBITDA are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry and facilitates comparisons on a consistent basis across reporting periods. Further, we believe it is helpful in highlighting trends in our operating results because it excludes items that are not indicative of our core operating performance.
We include these
non-GAAP
financial measures because they are used by management to evaluate our core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.
Non-GAAP
Gross Profit excludes stock-based compensation expenses that are classified as cost of revenue, which is required in accordance with U.S. GAAP. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP. We exclude in this calculation certain non-cash
expenses, such as depreciation and amortization, stock-based compensation and change in fair value of convertible notes and warrant liabilities, and expenses that are considered unrelated to our underlying business performance, such as interest income, interest expense, and taxes.
Non-GAAP
Gross Profit (Loss)
We define and calculate
Non-GAAP
Gross Profit (Loss) as gross profit adjusted for stock-based compensation classified as cost of revenue, and
Non-GAAP
Gross Margin percentage as the percentage of
Non-GAAP
Gross Profit (Loss) to revenue as outlined in the reconciliation below.

The table below reconciles our Gross Profit (Loss) (the most directly comparable GAAP measure) to
Non-GAAP
Gross Profit (Loss), for the periods indicated:

	Six Months Ended July 31,		Year Ended January 31,
(in thousands, except percentages)	2021	2020	2021	2020
Gross Profit (Loss)	$23,417	$10,975	$25,785	$(6,657)
Cost of revenue—Stock-based compensation	462	386	843	788

Non-GAAP Gross Profit (Loss)	$23,879	$11,361	$26,628	$(5,869)

Gross Margin percentage	38%	20%	23%	(7)%
Non-GAAP Gross Margin percentage	38%	20%	24%	(6)%
Non-GAAP
Gross Profit (Loss) excludes stock-based compensation, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.
Adjusted EBITDA
We define and calculate Adjusted EBITDA as net loss before the impact of interest income and expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, change in fair value of convertible notes and warrant liabilities, gain or loss on the extinguishment of debt and non-operating
income and expenses such as foreign currency exchange gain or loss, as outlined in the reconciliation below.
The table below reconciles our net loss (the most directly comparable GAAP measure) to Adjusted EBITDA for the periods indicated:

	Six Months Ended July 31,		Year Ended January 31,
(in thousands)	2021	2020	2021	2020
Net loss	$(49,618)	$(58,567)	$(127,103)	$(123,714)
Interest expense	5,138	4,223	9,447	6,946
Interest income	(4)	(44)	(53)	(980)
Income tax provision	428	306	1,073	130
Depreciation and amortization	22,516	32,429	62,212	77,629
Debt extinguishment (gain) loss	—	(673)	(673)	11,529
Change in fair value of convertible notes and warrant liabilities	1,257	10,679	30,053	(207)
Stock-based compensation	7,976	8,461	14,012	5,071
Other (income) expense	265	(570)	(186)	(164)

Adjusted EBITDA	$(12,042)	$(3,756)	$(11,218)	$(23,760)

There are a number of limitations related to the use of Adjusted EBITDA, including:

•
Adjusted EBITDA excludes stock-based compensation, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•	Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated and amortized will have to be replaced in the future;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us;

•	Adjusted EBITDA does not reflect income tax expense that reduces cash available to us; and
•
the expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from similar measures when they report their operating results.

Liquidity and Capital Resources
Our operations have historically been primarily funded by the net proceeds from the sale of our equity securities and borrowings under our credit facilities, as well as cash received from our customers. As of January 31, 2021 and 2020, we had $71.2 million and $21.7 million, respectively, in cash and cash equivalents, and an accumulated deficit of $639.9 million and $512.8 million, respectively. As of July 31, 2021, we had $75.2 million in cash and cash equivalents and an accumulated deficit of $689.5 million.
We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations, including our debt obligations as described below, and other commitments, with cash flows from operations and other sources of funding. Our current working capital needs relate mainly to our continued development of our platform and product offerings in new markets, as well as compensation and benefits of our employees. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.
Our audited consolidated financial statements included elsewhere in this proxy statement/prospectus were prepared assuming that we will continue as a going concern. However, if we have not caused the outstanding 2020 Convertible Notes, described below, to be converted to equity prior to March 2022, certain other indebtedness will become due and payable. We have historically generated net losses and negative cash flows from operations and may be unable to refinance our debt, complete the Business Combination or raise sufficient capital to cause the conversion of our outstanding convertible notes prior to March 2022. These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. See Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to between approximately $206.5 million and $551.5 million at July 31, 2021, depending on the extent of redemptions by dMY IV Stockholders. We believe our operating cash flows, together with our cash on hand and the cash we expect to obtain as a result of the Business Combination (including the proceeds of the Private Placement, as discussed above under “
The Business Combination Proposal — The Stock Issuance Proposal
”), will be sufficient to meet our working capital and capital expenditure requirements for a period of at least
12-months
from the date of this proxy statement/prospectus. We may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we seek to grow our business. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financial covenants that would restrict our operations. We cannot assure you that any such equity or debt financing will be available on favorable terms, or at all. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in software and market expansion efforts or to scale back our existing operations, which could have an adverse impact on our business and financial prospects.

Debt
The principal balance of our outstanding debt was $144.1 million as of July 31, 2021 and January 31, 2021, which comprised, for each period, the Venture Loan Amendment, SVB and Hercules Loan and 2020 Convertible Promissory Notes discussed below.
Venture Loans
In November 2014, we entered into a secured term loan agreement with Venture for a $25.0 million loan with an interest rate of 11.0% per annum (the prime rate plus 7.75%, minimum of 11.0%) (“
2014 loan
”). We drew the full amount under the loan agreement in November 2014, which was fully repaid in March 2019.
In May 2017, we entered into two additional secured term loan agreements (“
2017 loans
”) with Venture for loan amounts of $25.0 million each. Each of the 2017 loans bore an interest rate of 11.0% per annum. We drew down $25.0 million ($12.5 million from each of the two 2017 loans) in May 2017, which matures in November 2021, with the remaining $25.0 million ($12.5 million from each of the two 2017 loans) which was scheduled to mature in August 2022 drawn down in February 2018.
Under the terms of the 2017 loan agreements, we were required to make majority interest-only payments until May 2019 (with nominal amounts for principal repayments) for the first $25.0 million that was drawn down in May 2017 and majority interest-only payments until February 2020 (with nominal amounts for principal repayments) for the remaining $25.0 million that was drawn in February 2018. In June 2019, we paid the remaining $49.0 million of outstanding balance of the 2017 loans from Venture in cash prior to their scheduled repayments. In connection with the repayment, we issued subordinated debt to Venture (“
Venture Tranche B
” further described below) representing a prepayment penalty, with a nominal value of $8.6 million and a fair value of $11.0 million for the debt upon issuance.
Borrowings under the 2017 loans from Venture were collateralized by certain of our assets, including our internally developed technology. The 2017 loan agreements include customary events of default provisions, including failure to pay amounts due, breaches of covenants and warranties, certain judgments and judicial actions against us, material adverse effect events, cross default and insolvency. If an event of default occurs, Venture may require immediate repayment of all amounts due.
In connection with the 2014 loan, we issued warrants to Venture for the purchase of up to 497,010 shares of Series B convertible preferred stock, with an exercise price of $5.030 per share and which are currently outstanding and exercisable at any time until March 1, 2025, unless automatically converted pursuant to the terms of the warrants.
In connection with the 2017 loans, we issued warrants to Venture for the purchase of up to 243,470 and 243,470 shares of Series D convertible preferred stock (convertible into common stock) for the loan amounts drawn in 2018 and 2017, respectively, with an exercise price of $14.375 per share, which are exercisable by Venture at any time until April 1, 2028 unless automatically converted pursuant to the terms of the warrants.
On June 21, 2019, we amended the 2017 loan agreements with Venture (“
Amendment
”). Under the Amendment, the 2017 loans were bifurcated into two tranches: Tranche A, in an amount of $49.0 million, representing the remaining principal amount of the 2017 loans; and Tranche B, in an amount of $8.6 million, representing the 2017 loans prepayment penalty. Tranche A was paid in full upon the execution of the Amendment. Tranche B, consisting of two separate subordinated contract liability instruments of $4.3 million each (“
Tranche B Loan
”), remains outstanding. The Tranche B loans bear no interest, have no maturity date or prepayment schedule, and are subordinate to the SVB and Hercules Loan (see below) for any security interest or lien. At the option of the lenders, Tranche B can be converted into Series D convertible preferred stock at any time. In addition, the Tranche B loans include conversion features conditioned on future rounds of preferred equity financing, and bridge financing. The Tranche B loans are not
pre-payable.
Tranche B shall become due and payable in full upon an Acceleration Event (as defined in the Amendment), which includes an event of default, a change in control, an initial public offering or a liquidity event. The Tranche B loans also include optional prepayment and conversion features contingent upon additional debt issuance.
In July 2021, we amended certain terms of our Venture Tranche B loans to provide for, among other things, (i) an amendment to the definition of an initial public offering to include the acquisition by a special purchase acquisition company and (ii) immediately prior to the consummation of an initial public offering, the automatic conversion of the outstanding principal under the notes into bridge financing securities. The form of bridge financing securities to be issued are substantially in the same form as our amended 2020 Convertible Notes and would result in such bridge financing securities being converted into shares of Class A common stock immediately prior to the Closing at a conversion price equal to the lesser of (i) the Capped Price immediately prior to the closing of the Business Combination or (ii) 80% of the value of consideration payable per each share of Class A common stock provided for in the Business Combination.
In July 2021, we amended certain terms of warrants issued to Venture to provide for, among other things, (i) an amendment to the definition of an initial public offering to include the acquisition by a special purpose acquisition company and (ii) immediately prior to the consummation of an initial public offering, the automatic exchange of the warrants for shares of our securities.
During the fiscal year ended January 31, 2021, we repaid $2.6 million of the Venture Tranche B loans. As of July 31, 2021 and January 31, 2021, $6.0 million is outstanding under the Venture Tranche B loans. The Venture B Tranche loan includes customary restrictive covenants that impose operating and financial restrictions on us, including restrictions on our ability to take actions that could be in our best interests. We were in compliance with all of the covenants as of July 31, 2021.
SVB and Hercules Credit Agreement
On June 21, 2019, we entered into a Credit Agreement with SVB and Hercules for a $50 million secured loan (the “
2019 SVB and Hercules Loan
”) with an interest rate of 11.0% per annum (the prime rate plus 5.5%, minimum of 11.0%). The 2019 SVB and Hercules Loan matures in June 2022. With the proceeds from the 2019 SVB and Hercules Loan, we repaid $49.0 million of senior secured debt (the Venture 2017 loans above). Under the terms of the 2019 SVB and Hercules Loan agreement, we are required to make interest-only payments until the maturity date of June 2022.
On June 5, 2020, we obtained a $15 million secured loan from SVB and Hercules (the “
2020 SVB and Hercules Loan
” and together with the 2019 SVB and Hercules Loan, the “
SVB and Hercules Loans
”). The 2020 SVB and Hercules Loan bears an interest rate of 11.0% per annum and matures in June 2022. This maturity date is subject to a springing maturity condition, whereby, if 91 days prior to the June 21, 2022 maturity date of the 2020 Convertible Notes, the outstanding 2020 Convertible Notes have not been converted into equity securities, then the SVB and Hercules Loan will become due and payable, including any accrued and unpaid interest as well as any unpaid but payable fees. With the proceeds from the 2020 SVB and Hercules Loan, we repaid $2.6 million, or 30% of the face value of the Venture Tranche B loans.
In connection with the SVB and Hercules Loans, we issued warrants for the purchase of shares of Class A common stock with an exercise price of $0.00002 per share. The warrants to purchase 685,320 shares and 250,780 shares expire in June 2029 and June 2030, respectively.
As of July 31, 2021 and January 31, 2021, $67.0 million is outstanding under the SVB and Hercules Loans. Borrowings under the SVB and Hercules Loans are collateralized by certain of our assets, including our internally developed technology. The SVB and Hercules Loans agreements include customary events of default provisions and customary restrictive covenants that impose operating and financial restrictions on us, including restrictions on our ability to take actions that could be in our best interests. These restrictive covenants include operating covenants restricting, among other things, our ability to incur additional indebtedness, effect certain acquisitions or make other fundamental changes.
The Credit Agreement with SVB and Hercules requires us to deliver audited financial statements that do not contain an explanatory paragraph regarding “going concern”. We executed letters with SVB and Hercules in which SVB and Hercules agreed to waive any purported breach of the debt agreement with respect to our delivery of audited financial statements for the fiscal year ended January 31, 2021. As of July 31, 2021 and January 31, 2021, we are in compliance with, or have received appropriate waivers for, the covenants associated with our Credit Agreement with SVB and Hercules.
2020 Convertible Promissory Notes
During the fiscal year ended January 31, 2021, we entered into a Convertible Note and Warrant Purchase Agreement with certain investors, pursuant to which we issued to them certain convertible notes (the “
2020 Convertible Notes
”). The 2020 Convertible Notes bear interest at a rate of 6.0% per annum with quarterly compounding and mature on June 22, 2022. The principal amount of 2020 Convertible Notes issued is $71.1 million in aggregate. The 2020 Convertible Notes contain automatic conversion features in the event of the closing of our next sale of preferred stock occurring on or prior to the 2020 Convertible Notes’ maturity date resulting in gross proceeds in excess of at least $75.0 million (a “
Next Equity Financing
”). Upon closing of a Next Equity Financing, all outstanding principal and accrued interest under the 2020 Convertible Notes will automatically convert at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the Next Equity Financing and (ii) $2.5 billion divided by our fully diluted capitalization (the “
Capped Price
”), immediately prior to the closing of the Next Equity Financing.
The 2020 Convertible Notes also contain an optional conversion feature upon an equity financing by us which does not constitute a Next Equity Financing (a
“Non-Qualified
Financing Conversion”). In the event of a
Non-Qualified
Financing Conversion, the 2020 Convertible Notes will be convertible at the option of the holder into a series of capital stock issued in the
Non-Qualified
Financing at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the
Non-Qualified
Financing and (ii) the Capped Price.
In the event of a change of control, defined as any transaction that qualifies as a “Liquidation Event” as defined in the our certificate of incorporation in effect as of the initial closing of the issuances of the 2020 Convertible Notes, except for liquidation, dissolution or winding up of the Company, prior to repayment in full and prior to the Next Equity Financing, at the option of certain holders, either (i) we shall pay 200% of the then outstanding principal, plus accrued interest, or (ii) the 2020 Convertible Notes shall convert into common stock at a conversion price equal to the Capped Price immediately prior to the closing of the Change of Control.
In July 2021, we amended certain terms of our 2020 Convertible Notes to provide for, among other things, the automatic conversion of the outstanding principal and accrued interest under the notes into shares of Class A common stock immediately prior to the Closing. The conversion price in such event is equal to the lesser of (i) the Capped Price immediately prior to the Closing or (ii) 80% of the value of consideration payable per each share of Class A common stock provided for in the Business Combination.
Warrants for the issuance of 989,528 shares of Series D preferred stock, at an exercise price of $11.437544, were issued in connection with the 2020 Convertible Notes. The warrants are outstanding and are exercisable at any time until expiration in 2030.
As of July 31, 2021 and January 31, 2021, $71.1 million is outstanding under the 2020 Convertible Notes.

Statement of Cash Flows
The following tables present a summary of cash flows from operating, investing and financing activities for the following comparative periods. For additional detail, please see the Consolidated Statements of Cash Flows as presented within the Consolidated Financial Statements and Condensed Consolidated Financial Statements.

	Six Months Ended July 31,		Year Ended January 31,
(in thousands)	2021	2020	2021	2020
Net cash provided by (used in)
Operating activities	(8,303)	(16,584)	$(4,027)	$(33,687)
Investing activities	(6,222)	(12,356)	(30,800)	(27,172)
Financing activities	19,571	83,455	83,940	8,728
Net cash used in operating activities
Net cash used in operating activities for the six months ended July 31, 2021, primarily consisted of the net loss of $49.6 million, adjusted for non-cash
items and changes in operating assets and liabilities.
Non-cash
items included depreciation and amortization expense of $22.5 million, stock-based compensation expense of $8.0 million and a change in fair value of preferred stock warrant liabilities and convertible notes of $1.3 million. The net change in operating assets and liabilities primarily consisted of a $30.8 million decrease in accounts receivable and a $7.5 million increase in deferred hosting costs, which was offset by a $17.5 million decrease in deferred revenue, $6.5 million decrease in accounts payable, accrued and other liabilities and $5.4 million increase in prepaid expenses and other assets.
Net cash used in operating activities for the six months ended July 31, 2020, primarily consisted of the net loss of $58.6 million, adjusted for non-cash
items, which included depreciation and amortization expense of
$32.4 million, a change in fair value of preferred stock warrant liabilities and convertible notes of $10.7 million and stock-based compensation expense of $8.5 million. These non-cash
items were partially offset by a change in operating assets and liabilities of $10.3 million.
Net cash used in operating activities for the fiscal year ended January 31, 2021, primarily consisted of the net loss of $127.1 million, adjusted for non-cash
items and changes in operating assets and liabilities.
Non-cash
items included depreciation and amortization expense of $62.2 million, stock-based compensation expense of $14.0 million, and the change in fair value of preferred stock warrant liabilities and convertible notes of $30.1 million. The net change in operating assets and liabilities primarily consisted of a $14.4 million increase in deferred revenue, a $11.0 million increase in accounts payable and accrued expenses, a $8.0 million increase in deferred hosting costs, and a $2.6 million decrease in prepaid expenses and other current assets, which were partially offset by a $19.9 million increase in accounts receivable and $2.2 million decrease in deferred rent.
Net cash used in operating activities for the fiscal year ended January 31, 2020, primarily consisted of the net loss of $123.7 million, adjusted for non-cash
items, which included depreciation and amortization expense of $77.6 million, stock-based compensation expense of $5.1 million and a loss on extinguishment of debt of $11.5 million. These non-cash
items were partially offset by a change in operating assets and liabilities of $6.0 million. The net change in operating assets and liabilities primarily consisted of a $27.3 million decrease in deferred revenue and $3.7 million decrease in deferred rent, which were offset partially by a $9.0 million decrease in accounts receivable and $12.9 million decrease in prepaid expenses and other current assets.
Net cash used in investing activities
Net cash used in investing activities for the six months ended July 31, 2021, consisted of purchases of property and equipment of $4.0 million, inclusive of satellite expenditures of $3.8 million, and capitalized internal-use
software costs of $1.9 million.

Net cash used in investing activities for the six months ended July 31, 2020, consisted of purchases of property and equipment of $10.1 million, inclusive of satellite expenditures of $6.9 million, and capitalized internal-use
software costs of $2.0 million.
Net cash used in investing activities for the fiscal year ended January 31, 2021, consisted of purchases of property and equipment of $26.1 million, inclusive of satellite expenditures of $25.0 million, and capitalized internal-use software costs of $4.0 million.
Net cash used in investing activities for the fiscal year ended January 31, 2020, consisted of purchases of property and equipment of $16.7 million, inclusive of satellite expenditures of $13.4 million and capitalized internal-use
software costs of $7.4 million. Cash used in investing activities also includes $2.5 million, net of cash acquired for the acquisition of Boundless Spatial, Inc. in March 2019.
Net cash provided by financing activities
Net cash provided by financing activities for the six months ended July 31, 2021, consisted of proceeds from the exercise of common stock options of $21.8 million, inclusive of an early exercise of $17.9 million in July 2021, which was partially offset by payment of deferred transaction costs.
Net cash provided by financing activities for the six months ended July 31, 2020, consisted of proceeds of $71.1 million received from the issuance of a portion of the 2020 Convertible Promissory Notes and warrants and $14.9 million net proceeds received from borrowings under the Credit Agreement with SVB and Hercules which was partially offset by repayment of $2.6 million of principal balance of the Venture Tranche B loans.
Net cash provided by financing activities for the fiscal year ended January 31, 2021, primarily consisted of net proceeds of $71.1 million received from the issuance of the 2020 Convertible Promissory Notes and warrants and $14.9 million net proceeds received from borrowings under the Credit Agreement with SVB and Hercules. The proceeds received from the Credit Agreement with SVB and Hercules were used in part for the repayment of $2.6 million of principal balance of the Venture Tranche B loans.
Net cash provided by financing activities for the fiscal year ended January 31, 2020, primarily consisted of $10.0 million in net proceeds received from the issuance of Series D preferred stock, $49.6 million in net proceeds received borrowings under the Credit Agreement with SVB and Hercules. These proceeds were partially offset by repayment of the 2017 loans from Venture of $51.2 million.
Contractual Obligations
The following table and the information that follows summarizes our contractual obligations as of July 31, 2021.

(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations (1)	$9,591	$5,278	$4,313	$—	$—
Launch and Ground Station Services (2)	9,471	3,740	4,941	752	38
Other (3)	193,000	24,799	55,799	62,613	49,789
Long-term debt obligations (4)	138,075	138,075	—	—	—

	$350,137	$171,892	$65,053	$63,365	$49,827

(1)	Includes operating leases of corporate office facilities, including our headquarters in San Francisco, California.
(2)	Includes purchase commitments under non-cancelable future satellite launch services and ground station services, including leases, to be performed by third-parties.

(3)
Includes minimum purchase commitments for hosting services from Google, LLC (“
Google
”) through January 31, 2028. Please refer to Note 11 in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for information regarding our related party transactions with Google.

(4)
Includes principal due under the SVB and Hercules Loan and the 2020 Convertible Promissory Notes and excludes interest due under the SVB and Hercules Loan and 2020 Convertible Promissory Notes of $6.4 million as of July 31, 2021. The Venture Tranche B Loans, with a principal balance of $6.0 million, are classified as a current liability as it has no stated maturity.

Off-Balance Sheet Arrangements
We do not engage in any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions.
Revenue Recognition
We recognize revenue in accordance with Accounting Standard Codification (“
ASC
”) Topic 606,
Revenue from Contracts with Customers
(“
Topic 606
”). Under Topic 606, we recognize revenue under the core principle to depict the transfer of control to our customers in an amount reflecting the consideration to which we expect to be entitled. In order to achieve that core principle, we apply the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when a performance obligation is satisfied.
We derive our revenue principally from licensing rights to use imagery that is delivered digitally through our online platform in addition to providing related services. Imagery licensing agreements vary by contract, however, generally they have annual or multi-year contractual terms. The licenses are generally purchased on a subscription basis, whereby a customer pays for access to our imagery that may be downloaded over a specific period of time, or, on a transactional basis, whereby the customer pays for individual content licenses at the time of download. Our imagery licensing agreements and service agreements are generally non-cancelable
and do not contain refund-type provisions
The recognition and measurement of revenue requires the use of judgments and estimates. Specifically, judgment is used in identifying the performance obligations and the standalone selling price (“
SSP
”) of the performance obligations.
At contract inception, we assess the product offerings in our contracts to identify performance obligations that are distinct. A performance obligation is distinct when it is separately identifiable from other items in a bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. To identify the performance obligations, we consider all of the product offerings promised in the contract.

Data licensing arrangements generally provide customers with the right to access imagery through our platform, download content on a limited or unlimited basis over the contractual period depending on the terms of the applicable contract, or provide both the right to access imagery and download content. We have determined that access to imagery through our online platform and the ability to download such imagery represent two separate performance obligations. As such, a portion of the total contract consideration related to access to continuously updated imagery content is recognized ratably on a straight-line basis over the term of the contract. At contract inception, existing or archived imagery is available for download by the customer. The existing or archived imagery has significant standalone functionality and is not updated once licensed to a particular customer. As such, the portion of the contract consideration related to the download license of existing or archive imagery content is recognized as revenue at the commencement of the contract when control of the imagery is transferred, and the imagery is available for download by the customer. The portion of the contractual consideration related to the download of monitoring imagery content is recognized over the term of the contract utilizing a usage-based output measure of progress based on the download capacity specified in the contract. To the extent the number of downloads of the specified imagery content is unlimited, the contractual consideration related to downloads is recognized ratably on a straight-line basis over the term of the contract.
When our contracts with customers contain more than a single performance obligation, management allocates the total contract consideration to each performance obligation on a relative SSP basis. The SSP is the price at which we would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. We determine the SSP by considering our overall pricing practices and market conditions, including our discounting practices, the size and volume of our transactions, the customer demographic, price lists, historical sales, contract prices and customer relationships.
We also provide other services to customers, including professional services such as training, analytical services, research and development services to third parties, and other value-added activities related to imagery products. These revenues are recognized as the services are rendered, on a proportional performance basis for fixed price contracts or ratably over the contract term for subscription professional services contracts. Training revenues are recognized as the services are performed.
We recognize revenue on a gross basis. We are the principal in the transaction as we are the party responsible for the performance obligation and we control the product or service before transferring it to the customer.
The transaction price is the total amount of consideration that we expect to be entitled to in exchange for the product offerings in a contract. The prices of imagery licensing and other services are generally fixed at contract inception and therefore, our contracts do not contain a significant amount of variable consideration. From time to time, we may enter into contracts with our customers that provide a form of variable consideration, including a revenue share arrangement. For these arrangements, we estimate the variable consideration at the contract inception based on the most likely amount in a range of possible outcomes. The estimate of variable consideration is reassessed on a quarterly basis.
We typically bill in advance either quarterly or annually for contracts with terms of one year or longer. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the underlying performance obligations have been satisfied. Advance payments from customers have been categorized as current or non-current
deferred revenue based on the expected performance date. We applied the practical expedient in Topic 606 and did not evaluate contracts of one year or less for the existence of a significant financing component. The financing component of multi-year contracts was not significant.
Stock-Based Compensation and Common Stock Valuation
Stock-based compensation expense is measured based on the grant-date fair value of the stock-based awards, and is recognized over the requisite service period. We determine the fair value of stock-based awards granted or modified on the modification date at fair value, using appropriate valuation techniques. We recognize forfeitures as they occur.

We grant certain awards, primarily options, that vest based upon a service condition. We use the Black-Scholes option pricing model to determine the fair value of the stock options granted. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of the common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. We record stock-based compensation expense for stock options on a straight-line basis over the requisite service period, which is generally four years.
The fair value of the Restricted Stock Units (“
RSUs
”) is the fair value of the underlying stock at the measurement date. For awards that are subject to both time-based service and performance conditions (including liquidity events), no expense is recognized until it is probable that the vesting criteria would be met. Stock-based compensation expense for awards with performance and other vesting criteria is recognized as expense under an accelerated graded vesting model.
We have historically granted stock options at an exercise price equal to the fair value as determined by the Board of Directors on the date of grant. Given the absence of a public market for our common stock, our Board of Directors estimated the fair value of our common stock at the time of each grant of an equity-based award.
Common Stock Valuations
Our Board of Directors utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, to estimate the fair value of our common stock. These estimates and assumptions include numerous objective and subjective factors to determine the fair value of our common stock at each grant date, including the following factors:

-	relevant precedent transactions including our capital transactions;

-	the liquidation preferences, rights, preferences, and privileges of our preferred stock relative to the common stock;

-	our actual operating and financial performance;

-	our current business conditions and projections;

-	our stage of development;

-	the likelihood and timing of achieving a liquidity event for the common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

-	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

-	the market performance of comparable publicly traded companies; and

-	U.S. and global capital market conditions.
In valuing our common stock, our Board of Directors determined the equity value of our business generally using the income approach and the market approach valuation methods. In allocating the equity value, we considered and have used a combination of the option pricing method, or OPM, the Probability Weighted Expected Return Method, or PWERM, and the Hybrid Method (which is a combination of the OPM and PWERM). When using the Hybrid Method, it involves the estimation of multiple future potential outcomes for us and estimates of the probability of each respective potential outcome. The common stock per share value determined using this approach is ultimately based upon probability-weighted per share values resulting from the various future scenarios. Our scenarios included the use of an initial public offering scenario and a scenario assuming continued

operation as a private entity (in which an OPM was applied). After the Equity Value is determined and allocated to the various classes of shares, a discount for lack of marketability, or DLOM, is applied to arrive at the fair value of the common stock. A DLOM is applied based on the theory that as a private company, an owner of the stock has limited opportunities to sell this stock and any such sale would involve significant transaction costs, thereby reducing overall fair market value.
In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to our financial information.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
Upon the consummation of the Business Combination, the fair value of our common stock will be determined based on the quoted market price on the NYSE.
Preferred Stock Warrants and Convertible Notes
We have preferred stock warrants which are exercisable for Series B and Series D preferred stock. We evaluated the Series B and Series D preferred stock warrants under ASC
815-40,
Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded the Series B and Series D preferred stock warrants do not meet the criteria to be classified in stockholders’ equity. Specifically, the settlement provisions of the Series B and certain Series D preferred stock warrants meet the criteria for liability classification as the number of shares to be issued was not fixed at the time of issuance. Certain other Series D preferred stock warrants meet the criteria for liability classification as certain terms of the warrants preclude them from being indexed to our stock. As such, the Series B preferred stock warrants and Series D preferred stock warrants are recognized as liabilities and recorded at fair value. The change in fair value of the Series B and Series D preferred stock warrants is recognized at each reporting date in the Consolidated Statement of Operations and Comprehensive Loss.
We have elected the fair value option to account for our convertible notes. We record the convertible notes at fair value with changes in fair value recorded on the Consolidated Statement of Operations and Comprehensive Loss. The primary reason for electing the fair value option is for simplification and cost-benefit considerations of accounting for the convertible notes at fair value versus bifurcation of the embedded derivatives. As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed as incurred and were not deferred.
The fair value of our preferred stock warrants and convertible notes are based on significant inputs including, estimated time to liquidation, volatility and discount yield, which are not observable in the market and which causes them to be classified as a Level 3 measurement within the fair value hierarchy. These valuations use assumptions and estimates we believe would be made by a market participant in making the same valuation. We assess these assumptions and estimates on an on-going
basis as additional data impacting the assumptions and estimates are obtained.
The fair value of the convertible notes and preferred stock warrants may change significantly as additional data is obtained, impacting our assumptions regarding probabilities of outcomes used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact our results of operations in future periods.
Property and Equipment and Long-lived Assets
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Repair and maintenance costs are expensed as incurred. Significant improvements that extend the useful life or add functionality to property and equipment are capitalized. Depreciation is computed once an asset is placed in service using the straight-line method over the estimated useful life of the asset.
Costs directly associated with design, construction, launch, and commissioning of satellites and systems are capitalized when the design and operation of the satellites and systems is at a sufficiently advanced stage such that we believe the recovery of the costs through future cash inflows to be probable. We capitalize materials, labor and launch costs (including integration and launch insurance costs) that are incurred and necessary for the satellites to be placed into service. We depreciate the cost of a satellite over its estimated useful life, using a straight-line method of depreciation, once it is placed into service, which is when we determine that the satellites are providing imagery that meets the required quality specifications for sale to our customers.
The estimated useful life over which we depreciate a satellite is determined once the satellite has been placed into service. The initial determination of the satellite’s useful life involves the consideration of multiple factors, including design life, random part failure probabilities, expected component degradation and cycle life, fuel consumption (where applicable), and experience with satellite parts, vendors and similar assets.
At least annually, or more frequently, should facts and circumstances indicate a need, we perform an assessment of the remaining useful lives of our property and equipment including our satellites. The assessment for satellites evaluates satellite usage data, remaining fuel (where applicable), operational stresses and other factors that may impact the satellite’s expected useful life.
During the six months ended July 31, 2021, we assessed the expected useful life of our satellites and, based on current information, determined the useful life of certain satellites should be extended from six years to nine years. The impact of the change in estimate was accounted for on a prospective basis starting February 1, 2021 and therefore had no impact on the year ended January 31, 2021. The change in estimate resulted in a $9.7 million decrease in depreciation expense during the six months ended July 31, 2021. The change in estimated useful life is expected to result in a decrease in depreciation expense of $19.5 million for the fiscal year ending January 31, 2022. For the fiscal years ended January 31, 2021 and 2020, we recognized an additional $0.7 million and $2.5 million, respectively, in depreciation expense as a result of retirement of certain satellites.
Additionally, the carrying amount of long-lived assets to be held and used in the business are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit or material adverse changes in the business climate that indicate that the carrying amount of an asset may be impaired. When impairment indicators are present, the recoverability of the asset is measured by comparing the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, or an asset group. If the carrying amount of the asset or asset group is not recoverable, the impairment to be recognized is measured by the amount by which the carrying amount of each long-lived asset or asset group exceeds the fair value of the asset or asset group. No events or changes in circumstances indicated the carrying amounts of our long-lived assets may not be recoverable during the years ended January 31, 2021 and 2020.

Income Taxes
We account for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.
As of January 31, 2021, we had deferred tax assets of $131.1 million before valuation allowance. We regularly assess whether we can realize our deferred tax assets and establish a valuation allowance if it is more likely than not that some or all of our deferred tax assets will not be realized. We evaluate all available positive and negative evidence such as past operating results, future reversals of existing deferred tax liabilities, projected future taxable income, as well as prudent and feasible tax planning strategies. Based on management’s assessment that the realization of any future benefit from our deferred tax assets cannot be sufficiently assured, we recorded a valuation allowance against these deferred tax assets. Management’s estimates of future profitability and future changes in ownership may materially impact our valuation allowance and our net deferred tax position.
Judgement is required in evaluating our uncertain tax positions and determining our provision for income taxes. We may recognize a tax benefit only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. As of July 31, 2021, our estimated gross unrecognized tax benefits were $5.1 million, none of which, if recognized, would affect the effective tax rate.
We are subject to income tax in the United States and various foreign jurisdictions. As of January 31, 2021, we had a net deferred tax asset of $0.4 million. Our federal net operating loss (“
NOL
”) carryforward totaled $384.8 million, of which $261.1 million will expire at various dates through 2037 and $123.7 million has an indefinite carryforward. Additionally, we have state and foreign NOL carryforwards of $163.2 million and $1.3 million, respectively. The NOL carryforwards may be available to offset future income tax liabilities.
Recent Accounting Pronouncements
Please refer to Note 2 in our consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.
Quantitative and Qualitative Disclosures about Market Risk
We have operations within the United States, Canada, Asia and Europe and as such we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and fluctuations in foreign currency exchange rates. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.
Foreign Currency Risk
We are exposed to foreign currency exchange risk related to transactions in currencies other than the U.S. Dollar, which is our functional currency. Our foreign subsidiaries, revenue and operating expenses expose us to foreign currency exchange risk. For the six months ended July 31, 2021 and 2020, approximately 25% and 11%, respectively, of our revenue was in foreign currencies. For the fiscal years ended January 31, 2021 and 2020, approximately 10% and 15%, respectively, of our revenue was in foreign currencies. These sales were primarily denominated in Euro.
A hypothetical 10% change in exchange rates, with the U.S. dollar as the functional and reporting currency, would not result in a material increase or decrease in cost of revenue and operating expenses.

Interest Rate Risk
Cash and cash equivalents consist solely of cash held in depository accounts and as such are not affected by either an increase or decrease in interest rates. Due to the short term nature of cash equivalents, including our money market accounts, would also not be significantly impacted by changes in the interest rates.
As of July 31, 2021 and January 31, 2021, interest rates on our borrowings are primarily fixed.
We believe that a 10% increase or decrease in interest rates would not have a material effect on our interest income or expense.
Inflation Risk
We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.

DESCRIPTION OF NEW PLANET SECURITIES
Following the Business Combination, your rights as New Planet Stockholders will be governed by Delaware law and the Proposed Charter and Proposed Bylaws. Your rights as holders of New Planet warrants will be governed by the terms of the warrant agreement, dated March 4, 2021, by and between dMY IV and Continental Stock Transfer & Trust Company (the “
Warrant Agreement
”). The following description of the material terms of New Planet’s securities reflects the anticipated state of affairs upon completion of the Business Combination, but is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and the Proposed Bylaws are attached as
Annex B
and
Annex
 C
, respectively, to this proxy statement/prospectus. The full text of the Warrant Agreement is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter, the Proposed Bylaws and the Warrant Agreement in their entirety for a complete description of the rights and preferences of New Planet securities following the Business Combination.
Authorized Capital Stock
The Proposed Charter authorizes the issuance of 631,500,000 shares (or 441,500,000 shares in the event that Charter Proposal B does not pass), of which 570,000,000 shares will be shares of New Planet Class A common stock (or 380,000,000 New Planet Class A common stock in the event that Charter Proposal B does not pass), par value $0.0001 per share, 30,000,000 shares will be shares of New Planet Class B common stock, par value $0.0001 per share, 30,000,000 shares will be shares of New Planet Class C common stock, par value $0.0001 per share and, and 1,500,000 shares will be shares of New Planet preferred stock, par value $0.0001 per share.
New Planet Common Stock
New Planet Class A Common Stock
Voting Rights
Holders of New Planet Class A common stock will be entitled to cast one vote per New Planet Class A share. Generally, holders of all classes of New Planet common stock vote together as a single class, and an action is approved by New Planet Stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of New Planet Class A common stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of New Planet Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the New Planet Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the New Planet Class A common stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of New Planet, each holder of New Planet Class A common stock will be entitled, pro rata
on a per share basis, to all assets of New Planet of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of New Planet then outstanding.

Other Matters
Holders of shares of New Planet Class A common stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all the outstanding shares of New Planet Class A common stock will be validly issued, fully paid and non-assessable.
New Planet Class B Common Stock
Voting Rights
The shares of New Planet Class B common stock will have the same economic terms as the shares of New Planet Class A common stock including with respect to dividends and in the event of New Planet’s liquidation, dissolution or winding up, but the shares of New Planet Class B common stock will have 20 votes per share.
Conversion to New Planet Class A Common Stock
Shares of New Planet Class B common stock will convert to New Planet Class A common stock on a one-for-one basis on the earlier of the date that such shares are not held by a Qualified Stockholder, the Sunset Date, and the date of the death or mental incapacity of such Planet Founder. A “Qualified Stockholder” refers to (a) William Marshall and Robert Schingler, Jr. (each, a “
Planet Founder
”); (b) any other registered holder of a share of New Planet Class B common stock immediately following the filing of the Proposed Charter that would be a transferee of shares of New Planet Class B common stock received in certain transfers permitted by the terms of the Proposed Charter; (c) a trust, individual retirement account or foundation of a Planet Founder as long as the Planet Founder retains voting and dispositive power over the relevant shares of New Planet Class B common stock; or (d) a permitted transferee of New Planet Class B common stock (in accordance with the terms of the Proposed Charter). The “Sunset Date” refers to the earlier of (a) the 10-year anniversary of the Closing or (b) solely with respect to such Planet Founder, the date that is six months after such Planet Founder is no longer providing services to New Planet as a director, executive officer, member of the senior leadership team or other full-time employee with an on-going substantial role at New Planet (or, immediately at such time as such Founder is no longer providing any services to New Planet as a director, executive officer, member of the senior leadership team or other full time employee with an on-going substantial role in New Planet as a result of a termination for cause).
New Planet Class C Common Stock
The shares of New Planet Class C common stock will have substantially the same rights as New Planet Class A common stock including with respect to dividends and in the event of New Planet’s liquidation, dissolution or winding up, except they will not have any voting rights.
New Planet preferred stock
The New Planet Board will be authorized to issued shares of New Planet preferred stock from time to time in one or more series, each such series to have such terms as stated or expressed in the resolution or resolutions providing for the creation and issuance of such series.
Warrants
New Planet Rollover Warrants
Planet is party to multiple warrants that contain provisions addressing the treatment of the warrants in the case of (i) a reclassification of the outstanding securities of Planet or (ii) any reorganization of Planet, including, but not limited to, any exchange, combination, substitution, or replacement). Provided that the holders of such warrants do not elect to exercise their warrants in advance of Closing, these warrants will convert into warrants of New Planet and become exercisable for New Planet Class A common stock.

Public Stockholders’ Warrants
There are currently outstanding an aggregate of 12,833,333 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New Planet Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of New Planet Class A common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, beginning the later of 30 days after the Closing and 12 months from the closing of dMY IV’s IPO, which occurred on March 9, 2021, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder may exercise its warrants only for a whole number of shares of New Planet Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless holder has at least five units, such holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
New Planet will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Planet’s satisfying its obligations described below with respect to registration. No warrant will be exercisable and New Planet will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Planet be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of its initial business combination, New Planet will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New Planet Class A common stock issuable upon exercise of the warrants. New Planet will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of New Planet Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when New Planet will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if New Planet Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Planet may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Planet so elects, New Planet will not be required to file or maintain in effect a registration statement, and in the event New Planet does not so elect, New Planet will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of New Planet Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Planet Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the New Planet Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00
Once the warrants become exercisable, New Planet may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “ 30-day redemption period ”); and

•
if, and only if, the closing price of New Planet Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “
—Warrants—Public Stockholders’
 Warrants—Anti-Dilution Adjustments
”) for any 20 trading days within
a 30-trading day
period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

New Planet will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Planet issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading
“—Warrants—Public Stockholders’ Warrants—Anti-dilution Adjustments
”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00
Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table set forth under “
Description of Securities—Warrants—Public Stockholders’ Warrants
” based on the redemption date and the “fair market value” (as defined below) of our Class A common stock except as otherwise described in “
—Warrants—Public Stockholders’ Warrants
”; and

•
if, and only if, the closing price of our Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading
“—Warrants—Public Stockholders’ Warrants—Anti-dilution Adjustments
”) for any 20 trading days within
the 30-trading day
period ending three trading days before we send notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. New Planet will provide its warrant holders with the final fair market value no later than one business day after the
10-trading
day period described above ends. Pursuant to the warrant agreement, references above to Class A common stock shall include a security other than Class A common stock into which the Class A common stock have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A common stock to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—
Anti-dilution Adjustments
” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—
Anti-dilution Adjustments
” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—
Anti-dilution Adjustments
” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—
Anti-dilution Adjustments
” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of New Planet Class A Common Stock
Redemption Date (period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Planet Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the volume weighted average price of New Planet Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 New Planet Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of New Planet Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 New Planet Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Planet Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Planet Class A common stock.
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the New Planet Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the New Planet Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of New Planet Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—
Redemption of warrants when the price per share of New Planet Class A common stock equals or exceeds $18.00
.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if New Planet chooses to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, New Planet would redeem the warrants in this manner when New Planet believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, New Planet can redeem the warrants when the New Planet Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to New Planet’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New Planet chooses to redeem the warrants when the Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer New Planet Class A common stock than they would have received if they had chosen to wait to exercise their warrants for New Planet Class A common stock if and when such New Planet Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures
A holder of a warrant may notify New Planet in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of New Planet Class A common stock outstanding immediately after giving effect to such exercise. Historical trading prices for dMY IV’s Class A common stock have from time to time exceeded $10.00 per share but have not remained at the $10.00 per share threshold for 20 trading days within a 30 trading-day period at which point the Public Warrants would become redeemable. In the event the Company determined to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described on the Redemption Date, notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.
Private Placement Warrants
Except as described above, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units the IPO. The private placement warrants (including the New Planet Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except in limited circumstances) and they will not be redeemable by New Planet for cash so long as they are held by our sponsor or its permitted transferees. Our sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than our sponsor or its permitted transferees, the private placement warrants will be redeemable by New Planet in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.
Classified Board of Directors
The Proposed Charter provides that New Planet’s board of directors will be divided into three classes, with each class serving three-year staggered terms.
Exclusive Forum
The Proposed Charter provides that, to the fullest extent permitted by law, unless New Planet otherwise consents in writing, the Court of Chancery (the “
Chancery Court
”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of New Planet, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against New Planet arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or the Proposed Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Charter provides that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising by the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe these provisions would benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against our directors and officers.
Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law
Certain provisions of the Proposed Charter, Proposed Bylaws, and laws of the State of Delaware, where New Planet is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the New Planet Class A common stock and the New Planet Class B common stock. New Planet believes that the benefits of increased protection give New Planet the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New Planet and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the New Planet Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Planet by means of a proxy contest, tender offer, merger, or otherwise.
Multiple Classes of Common Stock
As described above, the Proposed Charter provides for a multi-class common stock structure which provides the Planet Founders with the ability to control the outcome of matters requiring stockholder approval, even though they will own significantly less than a majority of the shares of outstanding New Planet Class A common stock, including in the election of directors and significant corporate transactions, such as a merger or other sale of New Planet or its assets.
Limitations on Stockholder Action by Written Consent
The Proposed Charter provides that, subject to the terms of any series of New Planet preferred stock, any actions required or permitted to be taken by the stockholders of New Planet must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Amendment of the Proposed Charter and Proposed Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Proposed Charter provides that it may be amended by New Planet in the manners provided therein or prescribed by statute. The Proposed Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New Planet entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter providing for the capital stock of New Planet, amendment of the charter, amendment of the bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.
If any of the New Planet Class B common stock shares are outstanding, New Planet will not, without the prior affirmative vote of the holders of two-thirds
of the outstanding shares of New Planet Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Proposed Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of New Planet Class B common stock or other rights, powers, preferences, or privileges of the shares of New Planet Class B common stock, (2) to provide for each share of New Planet Class A common stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of New Planet Class A common stock other than as provided in the Proposed Charter or required by the DGCL, or (3) to otherwise adversely impact or affect the rights, powers, preferences, or privileges of the shares of New Planet Class B common stock.
If any of the New Planet Class A common stock shares are outstanding, New Planet will not, without the prior affirmative vote of the holders of two-thirds
of the outstanding shares of New Planet Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Proposed Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of New Planet Class A common stock or other rights, powers, preferences, or privileges of the shares of New Planet Class A common stock or (2) to provide for each share of New Planet Class B common stock to have more than 20 votes per share or any rights to a separate class vote of the holders of shares of New Planet Class B common stock other than as provided in the Proposed Charter or required by the DGCL.
The Proposed Charter also provides that the New Planet Board shall have the power to adopt, amend, alter, or repeal the Proposed Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the New Planet Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The stockholders of New Planet are prohibited from adopting, amending, altering, or repealing the Proposed Bylaws, or to adopt any provision inconsistent with the Proposed Bylaws, unless such action is approved, in addition to any other vote required by the Proposed Charter, by the Requisite Stockholder Consent.
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66
2
/
3
% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New Planet’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Since New Planet has not opted out of Section 203 of the DGCL, it will apply to New Planet. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Planet for a three-year period. This provision may encourage companies interested in acquiring New Planet to negotiate in advance with the New Planet Board because the stockholder approval requirement would be avoided if the New Planet Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New Planet Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. New Planet’s Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of New Planet or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.
The Proposed Bylaws provide that New Planet must indemnify and advance expenses to New Planet’s directors and officers to the fullest extent authorized by the DGCL. New Planet also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Planet directors, officers, and certain employees for some liabilities. New Planet believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Proposed Charter and the Proposed Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Planet and its stockholders. In addition, your investment may be adversely affected to the extent New Planet pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of New Planet’s directors, officers, or employees for which indemnification is sought.
Corporate Opportunities
The Proposed Charter provide for the renouncement by New Planet of any interest or expectancy of New Planet in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of New Planet who is not an employee or office of New Planet or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of New Planet expressly and solely in that director’s capacity as a director of New Planet.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, New Planet’s stockholders will have appraisal rights in connection with a merger or consolidation of New Planet. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of New Planet’s stockholders may bring an action in New Planet’s name to procure a judgment in New Planet’s favor, also known as a derivative action, provided that
the stockholder bringing the action is a holder of New Planet’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent, Warrant Agent and Registrar
The transfer agent for New Planet capital stock will be                     .
Listing of Common Stock
Application will be made for the shares of New Planet Class A common stock and public warrants to be approved for listing on the NYSE under the symbols “
PL
” and “
PL WS
,” respectively.
Public Benefit Corporation Status
The Proposed Charter will incorporate New Planet as a public benefit corporation. Under Delaware law, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. They are also required to publicly disclose at least biennially a report that assesses their public benefit performance, and may elect in their certificate of incorporation to measure that performance against an objective third-party standard.
dMY IV and Planet do not believe that an investment in the stock of a public benefit corporation differs materially from an investment in a corporation that is not designated as a public benefit corporation. dMY IV and Planet believe that ongoing efforts to achieve New Planet’s public benefit goals will not materially affect the financial interests of New Planet’s stockholders. Holders of New Planet common stock will have voting, dividend, and other economic rights that are the same as the rights of stockholders of a corporation that is not designated as a public benefit corporation.
New Planet’s public benefit, as provided in the Proposed Charter, is to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change.
Following the Business Combination, New Planet must have approval of two-thirds
of the voting power of all then-outstanding shares of New Planet capital stock in order to merge or consolidate with an entity that is not a public benefit corporation or similar entity and the certificate of incorporation (or similar governing document) of which does not contain identical provisions to the Proposed Charter in identifying the public benefit or public benefits.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“
Rule
 144
”), a person who has beneficially owned restricted Class A common stock or warrants of New Planet for at least six months would be entitled to sell their securities provided that
(i) such person is not deemed to have been an affiliate of New Planet at the time of, or at any time during the three months preceding, a sale and (ii) New Planet is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Class A common stock or warrants of New Planet for at least six months but who are affiliates of New Planet at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of New Planet Class A common stock then outstanding; or

•	the average weekly reported trading volume of New Planet’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of New Planet under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Planet.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than
Form 8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, dMY IV’s initial stockholders will be able to sell their Founder Shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after dMY IV has completed its initial business combination and filed Form
10-type
information for New Planet, for so long as New Planet has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months other than
Form 8-K
reports.
Following the Closing, New Planet will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to dMY IV regarding the beneficial ownership of dMY IV common stock as of October 29, 2021
(pre-Business
Combination) and, immediately following consummation of the Business Combination (post-Business Combination), ownership of shares of New Planet common stock assuming that no public shares are redeemed in connection with the Business Combination, and alternatively that 34,500,000 public shares are redeemed in connection with the Business Combination, the maximum number that can be redeemed and still satisfy the Minimum Proceeds Condition.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of dMY IV common stock
pre-Business
Combination is based on 43,125,000 shares of dMY IV common stock (including 34,500,000 public shares and 8,625,000 Founder Shares) issued and outstanding as of October 29, 2021. The expected beneficial ownership of New Planet Class A common stock and New Planet Class B common stock held by the directors and executive officers of New Planet and each person who is expected to be the beneficial owner of more than 5% of such shares after the consummation of the Business Combination assumes an illustrative Exchange Ratio under the Merger Agreement of approximately 1.5636 and is based upon 238,355,373 New Planet Class A common stock and 21,596,032 New Planet Class B common stock issued and outstanding, assuming no redemptions, and 203,855,373 New Planet Class A common stock and 21,596,032 New Planet Class B common stock issued and outstanding, assuming maximum redemptions. The actual Exchange Ratio will be calculated based on Planet’s outstanding capital stock as of immediately prior to the Effective Time. Both scenarios assume the issuance of 25,200,000 shares of New Planet Class A common stock in the PIPE Investment.
The expected beneficial ownership percentages set forth below do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later to occur of 12 months from the closing of the IPO (and 30 days after the Closing) or (ii) issuance of any Contingent Consideration to Planet Stockholders, but take into account the dMY IV Class B common stock, which at Closing will convert on a one-for-one
basis into shares of dMY IV Class A common stock. If the actual facts are different than these assumptions, the numbers in the below table will be different.

	Before the Business Combination					After the Business Combination
						Assuming No Redemption					Assuming Maximum Redemptions
Name and Address of Beneficial Owner (1)	Number of shares of dMY IV Class A common stock	% of dMY IV Class A Common Stock	Number of shares of dMY IV Class B common stock	% of dMY IV Class B Common Stock**	% of Total Voting Power**	Number of shares of New Planet Class A Common Stock	% of New Planet Class A Common Stock	Number of shares of New Planet Class B Common Stock	% of New Planet Class B Common Stock	% of Total Voting Power**	Number of shares of New Planet Class A Common Stock	% of New Planet Class A Common Stock	Number of shares of New Planet Class B Common Stock	% of New Planet Class B Common Stock	% of Total Voting Power**
dMY IV Directors and Executive Officers Pre-Business Combination
Harry L. You (2)	—	—	8,550,000	99.1%	19.8%	8,550,000	3.0%	—	—	1.2%	8,550,000	3.5%	—	—	1.3%
Niccolo de Masi	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Darla Anderson	—	—	25,000	*	*	25,000	*	—	—	*	25,000	*	—	—	*
Francesca Luthi	—	—	25,000	*	*	25,000	*	—	—	*	25,000	*	—	—	*
Charles E. Wert	—	—	25,000	*	*	25,000	*	—	—	*	25,000	*	—	—	*
All Directors and Executive Officers Pre-Business Combination as a group (Five Individuals)	—	—	8,625,000	100.0%	20.0%	8,625,000	3.1%	—	—	1.2%	8,625,000	3.5%	—	—	1.3%
dMY IV Five Percent Holders Pre-Business Combination
dMY Sponsor IV, LLC (Our Sponsor) (2)	—	—	8,550,000	99.1%	19.8%	8,550,000	3.0%	—	—	1.2%	8,550,000	3.5%	—	—	1.3%
Weiss Asset Management (3)	3,422,315	9.9%	—	—	7.9%	3,422,315	1.2%	—	—	*	3,422,315	1.4%	—	—	*
Millenium Management LLC (4)	2,443,975	7.1%	—	—	5.7%	2,443,975	*	—	—	*	2,443,975	*	—	—	*
Sculptor Capital LP (5)	1,798,492	5.2%	—	—	4.2%	1,798,492	*	—	—	*	1,798,492	*	—	—	*
New Planet Directors and Executive Officers Post-Business Combination
William Marshall (6)	—	—	—	—	—	13,807,946	5.5%	10,798,016	50.0%	32.5%	13,807,946	6.3%	10,798,016	50.0%	34.3%
Robert Schingler, Jr. (6)	—	—	—	—	—	11,614,997	4.6%	10,798,016	50.0%	32.3%	11,614,997	5.4%	10,798,016	50.0%	34.1%
Ashley Johnson	—	—	—	—	—	713,390	*	—	—	*	713,390	*	—	—	*
Kevin Weil	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Carl Bass	—	—	—	—	—	526,419	*	—	—	*	526,419	*	—	—	*
Ita Brennan	—	—	—	—	—	7,818	*	—	—	*	7,818	*	—	—	*
Niccolo de Masi	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

	Before the Business Combination					After the Business Combination
						Assuming No Redemption					Assuming Maximum Redemptions
Name and Address of Beneficial Owner (1)	Number of shares of dMY IV Class A common stock	% of dMY IV Class A Common Stock	Number of shares of dMY IV Class B common stock	% of dMY IV Class B Common Stock**	% of Total Voting Power**	Number of shares of New Planet Class A Common Stock	% of New Planet Class A Common Stock	Number of shares of New Planet Class B Common Stock	% of New Planet Class B Common Stock	% of Total Voting Power**	Number of shares of New Planet Class A Common Stock	% of New Planet Class A Common Stock	Number of shares of New Planet Class B Common Stock	% of New Planet Class B Common Stock	% of Total Voting Power**
Vijaya Gadde	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Heidi Roizen	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers Post-Business Combination as a group (Nine Individuals)	—	—	—	—	—	26,670,570	10.1%	21,596,032	100.0%	64.7%	26,670,570	11.6%	21,596,032	100.0%	68.2%
New Planet Five Percent Holders Post- Business Combination:
Google LLC (7)	—	—	—	—	—	31,352,573	13.2%	—	—	4.7%	31,352,573	15.4%	—	—	4.9%
Entities affiliated with Draper Fisher Jurvetson (8)	—	—	—	—	—	23,931,297	10.0%	—	—	3.6%	23,931,297	11.7%	—	—	3.8%

*	Denotes less than 1%
**
Percentage of total voting power represents voting power with respect to all shares of New Planet Class A common stock and New Planet Class B common stock, as a single class. After the Business Combination, each share of New Planet Class B common stock will be entitled to 20 votes per share and each share of New Planet Class A common stock will be entitled to one vote per share. For more information about the voting rights of New Planet common stock after the Business Combination, see “
Description of New Planet Securities.
”

(1)
Unless otherwise noted, the business address of each of the directors and executive officers of dMY IV is 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144. Unless otherwise noted, the business address of each of the directors and executive officers of New Planet is 645 Harrison St., Floor 4, San Francisco, California 94107.

(2)
dMY Sponsor IV, LLC is the record holder of the shares reported herein. Each of our officers and directors are among the members of dMY Sponsor IV, LLC and Mr. You is the manager of dMY Sponsor IV, LLC. Mr. You has voting and investment discretion with respect to the common stock held of record by dMY Sponsor IV, LLC. Each of our officers and directors other than Mr. You disclaims any beneficial ownership of any shares held by dMY Sponsor IV, LLC.

(3)
This information is as of July 15, 2021 and reflects ownership of 9.9% of the outstanding shares of dMY IV Class A common stock based on a Schedule 13G filed with the SEC by Weiss Asset Management LP (“Weiss LP”) on July 15, 2021. Includes 2,099,980 shares of dMY IV Class A common stock beneficially owned by BIP GP LLC (“BIP”), which includes shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP is the sole general partner. Weiss LP is the sole investment manager to the Partnership. Includes 3,422,315 shares of dMY IV Class A common stock beneficially owned by WAM GP LLC (“WAM”). WAM is the sole general partner of Weiss LP. Andrew Weiss is the managing member of WAM and BIP. Each of BIP, WAM, Weiss LP, and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The address of the principal business office of each of the foregoing is 222 Berkeley St., 16th Floor, Boston, Massachusetts 02116.

(4)
This information is as of March 12, 2021 and reflects ownership of 7.1% of the outstanding shares of dMY IV Class A common stock based on a Schedule 13G filed with the SEC by Integrated Core Strategies (US) LLC as of the close of business on March 11, 2021 reporting beneficial ownership of dMY Class A common stock as of March 11, 2021. According to the Schedule 13G, (i) Millenium Management LLC, a Delaware limited liability company (“Millenium Management”), Millennium Group Management LLC, a Delaware limited liability company (“Millenium Group Management”), Millenium International Management LP, a Delaware limited partnership (“Millennium International Management”) and Israel A. Englander, a United States citizen, share voting control and investment discretion over part or all of an aggregate of 2,443,975 shares of dMY IV Class A common stock, of which (i) 877,205 shares of dMY Class A common stock are held by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”) and (ii) 10,000 shares of dMY Class A common stock are held by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”). Millenium International Management is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millenium Management is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millenium Group Management is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Mr. Englander, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities. The address of each entity and Mr. Englander is c/o Millennium International Management LP, 666 Fifth Avenue, New York, New York 10103.
(5)
This information is as of August 20, 2021 and reflects ownership of 5.21% of the outstanding shares of dMY IV Class A common stock based on a Schedule 13G filed with the SEC by Sculptor Capital LP on August 20, 2021. Sculptor is the principal investment manager to a number of investment funds and discretionary accounts (collectively, the “Sculptor Accounts”) and may be deemed to beneficially own 1,798,492 shares of dMY IV Class A common stock that are held by the Sculptor Accounts. Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, serves as the general partner of Sculptor. As such, SCHC may be deemed to control Sculptor and, therefore, may be deemed to be the beneficial owner of the shares of dMY IV Class A common stock owned by the Sculptor Accounts. Sculptor Capital Management, Inc. (“SCU”), a Delaware limited liability company, is a holding company that is the sole shareholder of SCHC. SCU is the sole shareholder of SCHC, and therefore may be deemed to be the beneficial owner of the shares of dMY IV Class A common stock owned by the Sculptor Accounts. Sculptor Master Fund, Ltd. (SCMF”), a Cayman Islands company and Sculptor Special Funding, LP (“NRMD”), a Cayman Islands exempted limited partnership, may also be deemed to share beneficial ownership over such shares of Class A common stock. The address of the principal business office of Sculptor, SCHC, and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The address of the principal business office of SCMF and NRMD is c/o State Street (Cayman) Trust, Limited, P.O. Box 896, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, Grand Cayman, Cayman Islands
KY1-1103.

(6)
Number of shares of New Planet Class A common stock beneficially owned includes shares of New Planet Class A common stock that could be acquired upon a transfer of shares of New Planet Class B common stock held by the holder.

(7)
Includes shares of New Planet Class A common stock to be purchased in the PIPE Investment. Each of Google LLC, XXVI Holdings Inc. (the managing member of Google LLC) and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may be deemed to have sole power to vote or sole power to dispose of the securities owned directly by Google LLC. The address for Google LLC, XXVI Holdings Inc. and Alphabet Inc. is 1600 Amphitheatre Parkway, Mountain View, California 94043.

(8)
Consists of shares of New Planet Class A common stock that will be held following the Closing by (i) Draper Fisher Jurvetson Fund X, L.P. (Fund X), (ii) Draper Fisher Jurvetson Partners X, LLC (Partners X), (iii) Draper Associates Riskmasters Fund II, LLC (DARF II) and (iv) Draper Associates Riskmasters Fund III, LLC (DARF III). Timothy C. Draper, John H.N. Fisher, Andreas Stavropoulos, Joshua Stein and Donald F. Wood are Directors of DFJ Fund X, Ltd. the general partner of Draper Fisher Jurvetson Fund X Partners, L.P., the general partner of Fund X that directly holds shares, and as such, they may be deemed to have voting and investment power with respect to such shares. Partners X invests lockstep alongside Fund X. The Managing Members of Partners X are Timothy C. Draper and John H.N. Fisher. DARF II and DARF III invest lockstep alongside Fund X. The Managing Member of DARF II and DARF III is Timothy C. Draper. The address for the Draper Fisher Jurvetson entities is 2882 Sand Hill Road, Suite 150 Menlo Park, CA 94025. The address for DALP, DARF II and DARF III is 55 East 3rd Avenue, San Mateo, CA 94401. Mr. Draper. Mr. Fisher, Mr. Stavropoulos, Mr. Stein, and Mr. Wood each disclaims beneficial ownership over such securities except to the extent of their pecuniary interest therein.

NEW PLANET MANAGEMENT AFTER THE BUSINESS COMBINATION
Board of Directors and Management
The following is a list of the persons who are anticipated to be New Planet’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination.

Name	Age	Position
William Marshall	43	Director Nominee, Co-Founder and Chief Executive Officer
Robert (Robbie) Schingler, Jr.	42	Director Nominee, Co-Founder and Chief Strategy Officer
Ashley Fieglein Johnson	50	Chief Financial and Operating Officer
Kevin Weil	38	President, Product & Business
Carl Bass	64	Director Nominee
Ita Brennan	54	Director Nominee
Niccolo de Masi	40	Director
Vijaya Gadde	47	Director Nominee
Heidi Roizen	63	Director Nominee
William Marshall
has served as a director of Planet since he
co-founded
Planet in 2010, under the name Cosmogia Inc. and has served as Planet’s Chief Executive Officer since his appointment in 2011. He is expected to serve as a director of New Planet following the Business Combination. Previously, Dr. Marshall was a Scientist at NASA/USRA where he helped formulate the Small Spacecraft Office at NASA Ames Research Center, worked as a systems engineer on lunar orbiter mission “LADEE” and a member of the science team for the lunar impactor mission “LCROSS”, served as
Co-Principal
Investigator on PhoneSat, and was the technical lead on research projects in space debris remediation. Dr. Marshall holds a Ph.D. in Physics from the University of Oxford and a Masters in Physics with Space Science and Technology from the University of Leicester. He was also a Postdoctoral Fellow at George Washington University and Harvard. We believe Dr. Marshall is qualified to serve as a member of our board of directors due to his technical expertise, industry knowledge, and his history as Planet’s co-founder.
Robert (Robbie) Schingler, Jr.
co-founded
Planet in 2010, under the name Cosmogia Inc. He has served as a director of Planet since 2011 and as Planet’s Chief Strategy Officer since 2015. He is expected to serve as a director of New Planet following the Business Combination. Previously, Mr. Schingler spent 9 years at NASA, where he helped formulate the Small Spacecraft Office at NASA Ames Research Center with Dr. Marshall and was Chief of Staff for the Office of the Chief Technologist at NASA Headquarters. He received an MBA from Georgetown University, an MS in Space Studies from the International Space University and a BS in Engineering Physics from Santa Clara University. Mr. Schingler was also a 2005 Presidential Management Fellow. We believe Mr. Schingler is qualified to serve as a member of our board of directors due to his technical expertise, industry knowledge, and his history as Planet’s co-founder.
Ashley Fieglein Johnson
joined Planet as Chief Financial Officer in February 2020 and became Planet’s Chief Financial & Operating Officer in March 2021. Previously, Ms. Johnson was the Chief Financial Officer of Wealthfront Inc. from June 2015 to February 2020, as well as the Chief Operating Officer from June 2016 to February 2020. Prior to that, she was the Chief Financial Officer at ServiceSource from January 2013 to October 2014, the interim Chief Executive Officer at ServiceSource from October 2014 to December 2014, and the Chief Customer Officer from January 2015 to May 2015. She holds a BA in International Relations and an MA in International Policy Studies from Stanford University.
Kevin Weil
has served as Planet’s President, Product & Business since April 2021. Previously, Mr. Weil was the VP Product at Novi (a Facebook subsidiary) from May 2018 to April 2021. Prior to that, he was the VP Product at Instagram from March 2016 to May 2018 and he held multiple roles at Twitter from September 2009 to February 2016, most recently SVP Product. He holds a BA in Physics and Mathematics from Harvard and an MS in Physics from Stanford University.

Carl Bass
joined Planet’s board as an independent director in 2016 and is expected to serve as a director of New Planet following the Business Combination. Mr. Bass is a board member for public technology companies and has held multiple executive roles in the technology industry. Mr. Bass has served as the lead independent director of Zendesk Inc., a customer service software company, since 2016, where he is the chair of its compensation committee, and as a director at Box, Inc., a cloud software company, since May 2020. Mr. Bass also serves on the board of directors of other technology companies including Arris Composites, Built Robotics, Bright Machines, VELO3D and Formlabs. Previously, Mr. Bass served as the president and chief executive officer at Autodesk, Inc., a software company, from May 2006 to February 2017. Mr. Bass spent 24 years at Autodesk, where he held other executive positions including chief technology officer and chief operating officer. Prior to Autodesk, Mr. Bass co-founded Ithaca Software and Buzzsaw.com (both acquired by Autodesk). In the last five years, Mr. Bass served on the board of directors of Autodesk and Hewlett-Packard, a provider of software and technology. He also served on the board of E2open, Inc., a software company, from July 2011 until it was acquired by Insight Venture Partners in March 2015. Mr. Bass serves on the board of trustees of the California College of the Arts; and on the advisory boards of Cornell Computing and Information Science, UC Berkeley School of Information, and UC Berkeley College of Engineering. Mr. Bass has a B.A. in mathematics from Cornell University. We believe Mr. Bass is qualified to serve as a member of our board of directors due to his extensive executive experience in the technology sector, and public company board experience at technology companies.
Ita Brennan
joined Planet’s board in June 2021 and is expected to serve as a director of New Planet following the Business Combination. Ms. Brennan has served as Senior Vice President and Chief Financial Officer at Arista Networks, Inc., a cloud networking solutions company, since May 2015. Ms. Brennan served as Chief Financial Officer of QuantumScape Corporation, a designer and manufacturer of solid-state lithium metal batteries, from March 2014 to May 2015. Prior to joining QuantumScape Corporation, Ms. Brennan held various roles at Infinera Corporation, an intelligent transport networking company, most recently as chief financial officer from July 2010 to February 2014 and vice president of finance and corporate controller from July 2006 to July 2010. From 1997 to 2006, Ms. Brennan held various roles at Maxtor Corporation, a multi-billion dollar information storage solutions company, including vice president of finance for the company’s worldwide operations. Ms. Brennan has been a member of the board of directors of Cadence Design Systems, Inc., a multinational computational software company, since March 2020. She previously served as a member of the board of directors of LogMeIn, Inc., a provider of web-based remote access software and services from November 2018 to August 2020. Ms. Brennan is a fellow of the Institute of Chartered Accountants and a public accounting alumna of Deloitte and Touche, having worked at the firm in both Ireland and the U.S. We believe Ms. Brennan is qualified to serve as a member of our board of directors due to her extensive executive experience in the technology sector and public company board experience at technology companies.
Niccolo de Masi
is expected to serve as a director of New Planet following the Business Combination. His biographical information is included in the section of this proxy statement/prospectus titled “
Other Information Related to dMY IV—Directors and Executive Officers
.” We believe Mr. de Masi is qualified to serve as a member of the board of directors of New Planet due to his extensive leadership experience and network of contacts in the technology sector.
Vijaya Gadde
is expected to serve as a director of New Planet following the Business Combination. Ms. Gadde has served as the Chief Legal Officer of Twitter, Inc., leading its legal, public policy and trust and safety teams around the world. Prior to joining Twitter in 2011, she served as Senior Director, Legal at Juniper Networks, Inc. and worked for nearly ten years at Wilson Sonsini Goodrich & Rosati. Ms. Gadde has served as a director of Guardant Health, Inc. since January 2020. Ms. Gadde has served on the Board of Trustees of NYU Law School and the Board of Directors of Mercy Corps, a global humanitarian aid and development organization, which partners with communities, corporations, and governments. Ms. Gadde is also a co-founder of #Angels, an investment collective focused on funding diverse and ambitious founders pursuing bold ideas. She received a JD from New York University School of Law and a BS in Industrial and Labor Relations from Cornell University. We believe Ms. Gadde is qualified to serve as a member of our board of directors due to her extensive executive experience in the technology sector as well as her experience with corporate governance and global affairs.

J. Heidi Roizen
has served as a director of Planet since March 2018 and is expected to serve as a director of New Planet following the Business Combination. Ms. Roizen is a partner with leading venture capital firm Threshold Ventures (formerly Draper Fisher Jurvetson) since 2012, and serves as a board director for privately-held portfolio companies Upside Foods (formerly Memphis Meats), Lumity, and Polarr. Ms. Roizen is also a member of the boards of directors of DMGT and Invitation Homes. Among her past activities, Ms. Roizen has served as a member of the Board of Directors of the National Venture Capital Association, where she served on the Executive Committee, chaired the annual conference and chaired the Public Outreach committee. She has served on numerous private and public company boards, including TiVo and Great Plains Software. Before becoming a venture capitalist, Ms. Roizen served as Vice President of World Wide Developer Relations for Apple. Ms. Roizen started her career as an early Silicon Valley pioneer, co-founding software company T/Maker in 1983 and serving as its CEO for over a decade until its acquisition by Deluxe Corporation. Ms. Roizen holds an A.B. in English from Stanford University and an MBA from the Stanford Graduate School of Business. We believe Ms. Roizen is qualified to serve as a member of our board of directors due to her extensive experience with technology organizations and public company boards of directors.
Corporate Governance
New Planet will structure its corporate governance in a manner that Planet and dMY IV believe will closely align its interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:

•
New Planet will have independent director representation on its audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent
directors;

•	at least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•
it will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “over boarding” and implementing a robust director education program.

Role of Board in Risk Oversight
The board of directors will have extensive involvement in the oversight of risk management related to New Planet and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing New Planet’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New Planet’s business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors will receive periodic detailed operating performance reviews from management.
Composition of the New Planet Board of Directors After the Mergers
New Planet’s business and affairs will be managed under the direction of its board of directors. New Planet’s board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The Class I directors, whose initial terms will expire at New Planet’s annual meeting in 2022, will be William Marshall, Robert Schingler Jr., and J. Heidi Roizen. The Class II directors, whose initial terms will expire at New Planet’s annual meeting in 2023, will be Niccolo de Masi and Vijaya Gadde. The Class III directors, whose initial terms will expire at New Planet’s annual meeting in 2024, will be Carl Bass and Ita Brennan.

Board Committees
After the completion of the Business Combination, the standing committees of New Planet’s board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The board of directors may from time to time establish other committees.
New Planet’s president and chief executive officer and other executive officers will regularly report to the non-executive
directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of New Planet’s board of directors will provide appropriate risk oversight of New Planet’s activities given the controlling interests held by the Planet Founders.
Audit Committee
Upon the completion of the Business Combination, we expect New Planet to have an audit committee, consisting of Ita Brennan, who will be serving as the chairperson, and J. Heidi Roizen and Niccolo de Masi. Each proposed member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, New Planet’s board of directors will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE.
The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New Planet’s proxy statement and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New Planet’s independent registered public accounting firm’s qualifications and independence, (4) the performance of New Planet’s internal audit function and (5) the performance of New Planet’s independent registered public accounting firm.
The board of directors will adopt a written charter for the audit committee which will be available on New Planet’s website upon the completion of the Business Combination.
Compensation Committee
Upon the completion of the Business Combination, we expect New Planet to have a compensation committee, consisting of Carl Bass, who will be serving as the chairperson, and J. Heidi Roizen.
The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting New Planet’s compensation program and compensation of its executive officers and directors, (2) monitoring New Planet’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New Planet’s proxy statement under the rules and regulations of the SEC.
The board of directors will adopt a written charter for the compensation committee which will be available on New Planet’s website upon the completion of the Business Combination.
Nominating and Corporate Governance Committee
Upon the completion of the Business Combination, we expect New Planet to have a nominating and corporate governance committee, consisting of Vijaya Gadde, who will be serving as the chairperson, and Carl Bass. The purpose of the nominating and corporate governance committee will be to assist the board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to New Planet, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
The board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on New Planet’s website upon completion of the Business Combination.
Code of Business Conduct
New Planet will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New Planet’s website upon the completion of the Business Combination. New Planet’s code of business conduct is a “code of ethics”, as defined in Item 406(b) of
Regulation S-K.
Please note that New Planet’s Internet website address is provided as an inactive textual reference only. New Planet will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee was at any time during fiscal year 2020, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our Board or member of our compensation committee.
Independence of the Board of Directors
NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that each of New Planet’s proposed directors other than William Marshall and Robert Schingler, Jr., representing five of New Planet’s seven proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.
Compensation of Directors and Executive Officers
Overview
Following the Closing, we expect New Planet’s executive compensation program to be consistent with Planet’s existing compensation policies and philosophies, which are designed to:

•
attract, retain and motivate senior management leaders who are capable of advancing Planet’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with Planet’s financial performance; and

•	align senior management’s interests with Planet’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing, decisions with respect to the compensation of New Planet’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
We anticipate that compensation for New Planet’s executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. New Planet will also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.
Base Salary
We expect that the base salaries of New Planet’s named executive officers in effect prior to the Business Combination as described under “
New Planet Management after the Business Combination — Compensation of
Directors and Executive Officers
” will be subject to increases made in connection with reviews by the compensation committee.
Annual Bonuses
We expect that New Planet will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.
Stock-Based Awards
We expect New Planet to use stock-based awards in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of New Planet’s equity holders. Stock-based awards will be awarded in future years under the Incentive Plan, which has been adopted by the dMY IV Board and is being submitted to dMY IV’s stockholders for approval at the special meeting. For a description of the Incentive Plan, please see “
The Incentive Plan Proposal
.”
Other Compensation
We expect New Planet to continue to maintain various employee benefit plans currently maintained by Planet, including medical, dental, vision, life insurance and 401(k) plans, flexible paid time off and employee assistance program benefits in which the named executive officers will participate. We also expect New Planet to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by Planet that are not generally available to all employees.
Director Compensation
We have not historically maintained a formal
non-employee
director compensation program but have granted stock options to our non-employee
directors when deemed appropriate. In fiscal year 2021, our
non-employee

directors did not receive any compensation. Messrs. Marshall and Schingler do not receive any additional compensation for their services as directors, and the compensation provided to them as employees is set forth in the FY 2021 Summary Compensation Table above.
The table below shows the aggregate number of shares subject to options (exercisable and unexercisable) held as of January 31, 2021 by each non-employee
director who was serving in such capacity as of January 31, 2021.

Name	Options Outstanding at Fiscal Year End
Carl Bass	345,945
Ann Mather	392,080
In connection with the Closing, we intend to approve and implement a compensation policy for our non-employee
directors, or
the
“
Outside Director Compensation Policy,
” which we expect to become effective in connection with the Closing. The expected material terms of the Outside Director Compensation Policy are currently being developed and are not yet known.

PLANET’S EXECUTIVE COMPENSATION
Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to Planet Labs Inc. prior to the Business Combination.
This section discusses the material components of the executive compensation program for our executive officers who are named in the “
FY 2021 Summary Compensation Table
” below. In fiscal year 2021, our “named executive officers” and their positions were as follows:

•	William Marshall, our Chief Executive Officer;

•	Robert Schingler, Jr., our Chief Strategy Officer; and

•	Ashley Johnson, our Chief Operating and Financial Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.
FY 2021 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the fiscal year ended January 31, 2021.

Name and Principal Position	Salary ($)	Stock Awards($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total
William Marshall	275,000	—	11,692,000	60,760	2,865	12,030,625
Chief Executive Officer
Robert Schingler, Jr.	275,000	—	3,160,000	24,655	2,470	3,462,125
Chief Strategy Officer
Ashley Johnson	345,625	790,000	4,898,000	24,658	358	6,058,641
Chief Operating & Financial Officer (4)

(1)
Amounts reflect the full grant-date fair value of restricted stock units and stock options granted during fiscal year 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. Assumptions used to calculate these amounts are included in the notes to our consolidated financial statements included in this proxy statement/prospectus.

(2)	Amounts represent bonuses earned by each named executive officer under our bonus plan for fiscal year 2021 and paid in cash.
(3)
Amounts include Company-paid life insurance premiums for each named executive officer (Mr. Marshall: $243, Mr. Schingler: $243, and Ms. Johnson: $358), as well as commuting expenses (for each of Messrs. Marshall and Schingler), house rental costs during the
COVID-19
pandemic (for each of Messrs. Marshall and Schingler), gym membership fees (for Mr. Marshall), and CLEAR membership fees (for Mr. Marshall).

(4)	Ashley Johnson joined Planet as our Chief Financial Officer on February 6, 2020.
Narrative to Summary Compensation Table
FY 2021 Salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. As of January 31, 2021, our named executive officers’ annual base salaries were as follows: Mr. Marshall: $275,000; Mr. Schingler: $275,000; Ms. Johnson: $350,000. The Summary Compensation Table above shows the actual base salaries paid to each named executive officer in fiscal year 2021.
FY 2021 Bonuses
We maintained a bonus plan during fiscal year 2021 under which the named executive officers were eligible to receive cash bonuses based on both Company and individual performance metrics, as determined by the Compensation Committee of the Board of Directors, at their discretion. The bonus plan was originally adopted for the
12-month
period ended December 31, 2020, prior to the change in our fiscal year end. Under the bonus plan, bonuses were earned based on attainment of the following three factors during the relevant period: (1) annual contract value, (2) quarterly product release goals, and (3) total operating and capital expenses. Under the bonus plan, Mr. Marshall’s annual bonus target was $150,000, and both Mr. Schingler and Ms. Johnson had annual bonus targets of $50,000.
The actual annual cash bonuses awarded to each named executive officer for fiscal year 2021, as determined by our Compensation Committee based on the level at which the applicable corporate and individual performance goals were attained, are set forth above in the FY 2021 Summary Compensation Table in the column entitled “
Non-Equity
Incentive Plan Compensation
.
”
Equity Compensation
We have historically utilized equity compensation in order to attract and retain our employees, including our named executive officers, to align their interests with those of our stockholders. We have issued equity awards under the Planet Incentive Plans. Messrs. Marshall and Schingler currently hold shares of Planet Class B common stock and options to purchase Planet Class A common stock. Ms. Johnson currently holds options to purchase Planet Class A common stock and restricted stock units covering Planet Class A common stock. In fiscal year 2021, the named executive officers were granted stock options and restricted stock units as set forth below.
In fiscal year 2021, each of Messrs. Marshall and Schingler were granted options (consisting of both nonqualified and incentive stock options) to purchase Planet Class A common stock. Each stock option vests monthly over four years, subject to the applicable executive’s continued service through the applicable vesting date. In the event that Mr. Marshall or Mr. Schingler’s employment is terminated by the Company for any reason other than “cause” or as a result of his voluntary resignation for “good reason” within 12 months after a “change in control” of the Company (each such term as defined in the applicable award agreement), 100% of the remaining unvested shares subject to the option will vest.
Ms. Johnson received stock options (consisting of both nonqualified and incentive stock options) in connection with her commencement of employment with the Company in fiscal year 2021, which vest over four years following the commencement of her employment, with 25% of the stock options vesting on the one year anniversary of her start date and the remaining 75% vesting in monthly installments over the following 36 months, subject to her continued service through the applicable vesting date. The restricted stock units granted to Ms. Johnson in connection with the commencement of her employment with the Company in fiscal year 2021 are subject to both a service-based vesting condition, which is satisfied on the same vesting schedule as her stock option grant described above, and a liquidity-based vesting condition, which is satisfied if an initial public offering of the Company’s securities or a change in control of the Company occurs within seven years after the grant date (and will be satisfied upon the Closing). In the event that Ms. Johnson’s employment is terminated by the Company for any reason other than “cause” or as a result of her voluntary resignation for “good reason” within 12 months of a “change in control” of the Company (each such term as defined in the applicable award agreement), 50% of the then-unvested shares pursuant to the stock option will vest, and 50% of the then-unvested restricted stock units will vest.

Additional information about the equity awards granted to our named executive officers in fiscal year 2021 is provided in the Outstanding Equity Awards at Fiscal
Year-End
table below.
The following table sets forth the equity awards granted to our named executive officers during our 2021 fiscal year.

Named Executive Officer	Number of Shares Subject to FY 2021 Stock Options Granted	Number of FY 2021 Restricted Stock Units Granted
William Marshall	1,850,000	—
Robert (Robbie) Schingler Jr.	500,000	—
Ashley Johnson	775,000	125,000
In connection with the Business Combination, we intend to adopt the Incentive Plan and the ESPP, subject to approval by the Company’s stockholders. Upon the effectiveness of the Incentive Plan, no additional awards will be granted under the Planet Incentive Plans. For additional information about the Incentive Plan and ESPP, please see the sections titled “
The Incentive Plan Proposal
” and “
The ESPP Proposal
.”
Other Elements of Compensation
Retirement Plans
We maintain a defined contribution 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax
basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred
retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
Health/Welfare Plans
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including: medical, dental and vision benefits; medical and dependent care flexible spending accounts; medical health savings accounts; short-term and long-term disability insurance; life insurance; and flexible paid time off.
Perquisites
We determine perquisites on a
case-by-case
basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the named executive officer. During fiscal year 2021, we provided our named executive officers with limited perquisites and personal benefits consisting of Company-paid life insurance, and, for certain executives, commuting costs, house rental costs, gym membership fees and/or CLEAR membership fees, as set forth above in the FY 2021 Summary Compensation Table in the column entitled “
All Other Compensation
”.
No Tax
Gross-Ups
We do not make
gross-up
payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal
Year-End
The following table summarizes the number of shares of our common stock underlying outstanding equity incentive plan awards for each named executive officer as of January 31, 2021.

				Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
William Marshall	4/21/2020	6/1/2017	(2)	1,657,291	192,709	6.19	4/21/2030	—	—
Robert Schingler, Jr.	4/21/2020	12/1/2017	(2)	385,845	114,155	6.19	4/21/2030	—	—
Ashley Johnson	4/21/2020	2/6/2020	(3)	—	775,000	6.19	4/21/2030	—	—
	4/21/2020	2/6/2020	(4)	—	—	—	—	125,000	1,005,000

(1)	Amount calculated based on the fair market value of our common stock on January 31, 2021, which was $8.04.
(2)
1/48th of the shares subject to the option vest on each
one-month
anniversary of the vesting commencement date, subject to continued service through the applicable vesting date. In the event that the executive’s employment is terminated by the Company for any reason other than “cause” or the executive resigns for “good reason”, in each case, within 12 months following a “change in control” of the Company, 100% of the then-unvested shares underlying the option will vest.

(3)
25% of the shares subject to the option vest on the
one-year
anniversary of the vesting commencement date, with 1/48th of the shares vesting monthly thereafter. In the event that the executive’s employment is terminated by the Company for any reason other than “cause” or if she resigns for “good reason”, in each case, within 12 months after a “change in control” of the Company, 50% of the then-unvested shares underlying the option will vest.

(4)
Represents restricted stock units that are subject to both a service-based vesting condition and a liquidity-based vesting condition. The service-based vesting condition is satisfied as to 25% of the restricted stock units vest on the one-year
anniversary of the vesting commencement date, and as to 1/48th of the restricted stock units monthly thereafter. The liquidity-based vesting condition is satisfied if an initial public offering of the Company’s securities or a “change in control” of the Company occurs within seven years after the grant date (and will be satisfied as a result of the Business Combination). In the event that the executive’s employment is terminated by the Company for any reason other than “cause” or if she resigns for “good reason”, in each case, within 12 months after a “change in control” of the Company, 50% of the then-unvested restricted stock units will vest.

Executive Compensation Arrangements
During fiscal year 2021, we were party to employment offer letters with Messrs. Marshall and Schingler and Ms. Johnson, the material terms of which are summarized below.
Each offer letter sets forth the terms and conditions of employment for the applicable named executive officer, including his or her initial base salary, initial target bonus opportunity (if any), initial equity grants, and eligibility to participate in our employee benefit plans.
Messrs. Marshall and Schingler and Ms. Johnson have also entered into indemnification agreements and our standard proprietary information, invention assignment, and arbitration agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
dMY IV
On December 16, 2020, our Sponsor purchased an aggregate of 7,187,500 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.003 per share. In February 2021, our Sponsor transferred 25,000 Founder Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, our director nominees, resulting in our Sponsor holding 7,112,500 Founder Shares. On March 4, 2021, we effected a 1:1.2 stock split of our Class B common stock, resulting in an aggregate of 8,625,000 Founder Shares, of which 8,550,000 were held by our Sponsor. The number of Founder Shares issued was determined based on the expectation that the initial public offering would be a maximum of 34,500,000 units and therefore that such Founder Shares would represent, on an as-converted
basis, 20% of the outstanding shares of Class A common stock under the initial public offering.
Our Sponsor purchased an aggregate of 5,933,333 private placement warrants in connection with dMY IV’s initial public offering, at a price of $1.50 per warrant, or $8,899,999 in the aggregate. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.
dMY IV currently utilize office space at 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144 from our Sponsor. Commencing upon consummation of its initial public offering, dMY IV pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. As of October 29, 2021, we have paid our Sponsor a total of $70,000 in connection with this arrangement. Upon completion of dMY IV’s initial business combination or liquidation, it will cease paying these monthly fees.
dMY IV’s officers and directors are entitled to reimbursement for any out-of-pocket
expenses incurred in connection with activities on dMY IV’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. dMY IV’s audit committee reviews on a quarterly basis all payments that were made to our Sponsor, dMY IV’s officers, directors or its or their affiliates.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of its officers and directors may, but are not obligated to, loan dMY IV funds as may be required on a non-interest
basis. If dMY IV completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, dMY IV may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. The warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.
Planet
Series D Preferred Stock Financing
In December 2018, Planet sold an aggregate of 6,302,970 shares of Planet Series D preferred stock to investors that included certain holders of more than 5% of Planet’s outstanding capital stock at a purchase price of $14.37544 per share (taking into account Planet’s 1:5 stock split in 2019). The following table summarizes purchases of Planet Series D preferred stock from Planet by such related persons. The Planet Series D preferred stock will convert into shares of New Planet Class A common stock:

Name of Stockholder	Shares of Planet Series D Preferred Stock	Total Purchase Price
Google LLC (1)	834,755	$11,999,970.42
Draper Fisher Jurvetson Fund X, L.P. (2)	34,781	$2,499,960.91

(1)	Google LLC holds more than 5% of Planet’s outstanding capital stock.
(2)	Draper Fisher Jurvetson Fund X, L.P. and its affiliates hold more than 5% of Planet’s outstanding capital stock.

2020 Convertible Notes
From March 2020 to May 2020, in connection with that certain Convertible Note and Warrant Purchase Agreement, dated as of March 13, 2020, by and between Planet and certain parties thereto (the “
Note and Warrant Agreement
”), Planet issued convertible promissory notes to investors that included certain holders of more than 5% of Planet’s outstanding capital stock and affiliates of its directors. The convertible promissory notes accrue interest at a rate of 6% per annum. The convertible promissory notes are convertible into Planet Class B Common Stock. The following table summarizes the aggregate principal amount of convertible promissory notes issued to such related persons.

Name of Stockholder	Aggregate Principal Amount
Google LLC	$10,000,000.00
Draper Fisher Jurvetson Fund X, L.P.	$250,000.00
Planet Series D Preferred Stock Warrants
In connection with the Note and Warrant Agreement, Planet issued to Google LLC, Draper Fisher Jurvetson Fund X, L.P. and certain affiliates of Draper Fisher Jurvetson Fund X, L.P., including Draper Fisher Jurvetson Partners X, LLC and Draper Associates Riskmasters Fund III, LLC, warrants to purchase Planet Series D preferred stock at a purchase price equal to $14.37544 per share. Each of Google LLC and Draper Fisher Jurvetson Fund X, L.P., together with its affiliated entities, hold more than 5% of Planet’s outstanding capital stock.

Name of Stockholder	Warrant Amounts
Google LLC	139,126
Draper Fisher Jurvetson Fund X, L.P.	3,130
Draper Fisher Jurvetson Partner X, LLC	95
Draper Associates Riskmasters Fund III, LLC	252
Agreements with Google
Planet is party to various agreements with Google LLC and its affiliated entities, which holds more than 5% of Planet’s outstanding capital stock. On December 15, 2016, Planet entered into the Google Cloud Platform License Agreement with Google Inc., as amended February 13, 2020, May 27, 2020, and June 28, 2021, pursuant to which Planet purchases hosting and other services from Google Inc. Under the Google Cloud Platform License Agreement, Planet has $193 million in aggregate purchase commitments from August 1, 2021 through January 31, 2028, the end of the contract term. On April 14, 2017, Planet entered into the Content License Agreement with Google Inc., pursuant to which Planet licenses imagery content to Google and Google has agreed to fixed annual order commitments for each contract term. For the years ended January 31, 2021 and 2020 and the six months ended July 31, 2021 and 2020, Planet recognized revenue of $11.5 million, $8.1 million, $4.1 million and $8.0 million respectively, related to the Content License Agreement. The Content License Agreement terminates on April 14, 2022, unless the Content License Agreement is either extended for up to two years if the minimum orders are not met by Google or the delivery obligations are not met by Planet, or it is renewed at Google’s discretion for an additional year, in each case in accordance with its terms. Neither the Google Cloud Platform License Agreement nor the Content License Agreement can be terminated for convenience.
Intercompany Agreements
Planet and its subsidiaries are party to various intercompany agreements by and among each other. On September 17, 2015, Planet entered into a Master Intercompany Loan Agreement with certain of its subsidiaries, pursuant to which the parties thereto could make loans to each other. On September 17, 2015, Planet Labs Canada ULC entered into Promissory Note 2 with Planet Labs EU C.V., as amended on April 25, 2019, pursuant to which Planet Labs EU C.V. agreed to loan $18,000,000 and, as of July 31, 2021, $18,000,000 is outstanding. On May 31, 2018, Planet entered into Promissory Note 8 with Planet Labs Canada ULC, pursuant to which Planet agreed to loan $21,245,807, with $19,405,807 outstanding as of July 31, 2021. On May 31, 2018, Planet Labs Geomatics Corp. entered into Promissory Note 10 with Planet Labs Canada ULC, pursuant to which Planet

Labs Geomatics Corp. agreed to loan $2,000,000 and, as of July 31, 2021, $2,000,000 is outstanding. On May 31, 2018, Planet entered into the Side Letter re: Intercompany Loans with Planet Labs Canada ULC, pursuant to which the obligations of Planet and Planet Labs Canada ULC under certain promissory notes outstanding at such time would be offset and Promissory Note 8 would be issued to evidence the remaining intercompany obligations between those parties. On January 1, 2017, Planet entered into the Services Agreement with Planet Labs Geomatics Corp., pursuant to which the parties provide marketing, sales and other support services to each other. On January 1, 2017, Planet entered into a Services Agreement with Planet Labs Netherlands B.V., pursuant to which the parties provide marketing, sales and other support services to each other. On January 1, 2019, Planet entered into a Research and Development Services Agreement with Planet Labs Germany GmbH, as amended July 1, 2020, pursuant to which Planet Labs Germany GmbH provides research and development services to Planet and assigns to Planet the intellectual property rights developed in connection therewith. On January 1, 2019, Planet entered into a Research and Development Services Agreement with Planet Labs Geomatics Corp., pursuant to which Planet Labs Geomatics Corp. provides research and development services to Planet and assigns to Planet the intellectual property rights developed in connection therewith. On January 1, 2019, Planet entered into the Services Agreement with Planet Labs Germany GmbH, as amended July 1, 2020, pursuant to which the parties provide marketing, sales and other support services to each other. On February 15, 2019, Planet entered into the License and Distribution Agreement with Planet Labs Netherlands B.V., pursuant to which Planet grants Planet Labs Netherlands B.V. a license to use and sub-license
its intellectual property. On March 22, 2019, Planet entered into a Master Intercompany Loan Agreement with Planet Labs Federal, Inc., pursuant to which Planet agreed to loan $1,000,000 and, as of July 31, 2021, $0 is outstanding. On September 11, 2019, Planet entered into the Amended and Restated License and Distribution Agreement with Planet Labs Federal, Inc., as amended and restated on May 1, 2021, pursuant to which Planet grants Planet Labs Federal, Inc. a license to use and sub-license
its intellectual property. On January 1, 2020, Planet entered into the Services Agreement with Planet Labs Singapore Pte. Ltd., pursuant to which the parties provide marketing, sales and other support services to each other. On January 1, 2020, Planet entered into the Amended and Restated License and Distribution Agreement with Planet Labs Geomatics Corp., pursuant to which Planet grants Planet Labs Geomatics Corp. a license to use and sub-license
its intellectual property. On July 1, 2020, Planet entered into the Amended and Restated License and Distribution Agreement with Planet Labs Germany GmbH, pursuant to which Planet grants Planet Labs Germany GmbH a license to use and sub-license
its intellectual property. On May 1, 2021, Planet entered into a Services Agreement with Planet Labs Federal, Inc., pursuant to which the parties provide marketing, sales and other support services to each other. On May 1, 2021, Planet entered into an Amended and Restated Teaming Agreement with Planet Labs Federal, Inc., pursuant to which the parties provide services to each other in connection with Planet Labs Federal, Inc.’s role as a prime contractor and Planet’s role as a subcontractor for U.S. government contracts.
Investors’ Rights Agreement
Planet is party to that certain Amended and Restated Investors’ Rights Agreement, dated as of May 9, 2017, which provides, among other things, that certain holders of its capital stock which are expected to hold more than 5% of New Planet common stock following the consummation of the Business Combination, including Google LLC and entities affiliated with Draper Fisher Jurvetson Fund X, L.P., have the right to demand that Planet file a registration statement or request that their shares of Planet capital stock be covered by a registration statement that Planet is otherwise filing. This agreement will terminate in connection with the consummation of the Business Combination.
Right of First Refusal
Pursuant to certain of Planet’s equity compensation plans and certain agreements with its stockholders, including that certain Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as May 9, 2017 (as amended September 18, 2019, the “
ROFR Agreement
”), Planet or its assignees have the right to purchase shares of Planet capital stock which stockholders propose to sell to other parties. Certain holders of Planet capital stock which are expected to hold more than 5% of New Planet common stock following the consummation of the Business Combination, including Google LLC and entities affiliated with Draper Fisher Jurvetson Fund X, L.P., have rights of first refusal and co-sale
under the ROFR Agreement. This agreement will terminate in connection with the consummation of the Business Combination.

Voting Agreement
Planet is a party to that certain Amended and Restated Voting Agreement, dated as of February 2, 2017, pursuant to which certain holders of Planet capital stock which are expected to hold more than 5% of New Planet common stock following the consummation of the Business Combination, including Google LLC and entities affiliated with Draper Fisher Jurvetson Fund X, L.P., agreed to vote their shares of Planet capital stock on certain matters, including with respect to the election of directors. This agreement will terminate in connection with the consummation of the Business Combination.
Founder Voting Agreement
Planet is a party to that certain Founder Voting Agreement, dated as of December 17, 2013, with Apoletto Limited and its founders, including William Marshall, Christopher Boshuizen and Robert Schingler Jr., pursuant to which Apoletto Limited has agreed to grant a proxy to a representative of the founders with respect to its shares of Planet capital stock. This agreement will terminate in connection with the consummation of the Business Combination.
Agreements with Christopher R. Boshuizen
In connection with his separation from Planet, Planet entered into a Liquidity Agreement, dated October 16, 2015, as amended on April 27, 2017, with Christopher R. Boshuizen, pursuant to which Planet has ongoing obligations to make available to Mr. Boshuizen any liquidity programs generally made available to Planet’s employees and founders. This agreement will terminate in connection with the consummation of the Business Combination.
Indemnification Agreements
Planet has entered into indemnification agreements, and New Planet plans on entering into new indemnification agreements, with each of their respective directors and executive officers. The indemnification agreements and the restated bylaws will require New Planet to indemnify its directors to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, New Planet’s amended and restated bylaws will also require New Planet to advance expenses incurred by its directors and officers.
LEGAL MATTERS
White & Case LLP will pass upon the validity of the New Planet Class A common stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.
Latham & Watkins LLP will pass upon certain tax matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of dMY Technology Group, Inc. IV as of December 31, 2020, and for the period from December 15, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
The consolidated financial statements of Planet Labs Inc. at January 31, 2021 and 2020, and for each of the two years in the period ended January 31, 2021, included in this proxy statement/prospectus of dMY Technology Group, Inc. IV, which is referred to and made part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, dMY IV and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, dMY IV will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that dMY IV deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify dMY IV of their requests by calling or writing dMY IV at its principal executive offices at 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of material U.S. federal income tax considerations of the Business Combination for U.S. holders and
Non-U.S. holders
(each as defined below, and together, “
holders
”) of shares of dMY IV Class A common stock (i) that hold New Planet Class A common stock following the adoption of the Proposed Charter in connection with the Business Combination or (ii) that elect to have their dMY IV Class A common stock redeemed for cash if the Business Combination is completed. This discussion applies only to dMY IV Class A common stock that are held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations, and does not address U.S. federal taxes other than income taxes (such as estate or gift taxes) considerations or considerations arising under the tax laws of any state, local or
non-U.S. jurisdiction.
This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to shares of dMY IV Class A common stock;

•	persons required to accelerate the recognition of any item of gross income with respect to dMY IV Class A common stock as a result of such income being recognized on an applicable financial statement;

•	persons holding dMY IV Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates or former long-term residents of the United States;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	persons that directly, indirectly or constructively own 5% or more (by vote or value) of dMY IV Class A common stock;

•	the Sponsor or its affiliates, officers or directors;

•	persons who received their shares of dMY IV Class A common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes); and

•	tax-exempt entities.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds dMY IV Class A common stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships and their partners should consult their tax advisors with respect to the tax consequences to them of the Business Combination or the exercise of redemption rights with respect to the dMY IV Class A common stock.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or
non-U.S. taxation,
or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or
non-U.S. jurisdiction.
Adoption of the Proposed Charter
Holders of dMY IV Class A common stock are not expected to recognize any gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its New Planet Class A common stock after the adoption of the Proposed Charter as that holder has in the corresponding dMY IV Class A common stock immediately prior to the adoption of the Proposed Charter and such holder’s holding period in the New Planet Class A common stock would include the holder’s holding period in the corresponding dMY IV Class A common stock. Although the matter is not entirely clear, these consequences to the holders assume, and we intend to take the position, that the adoption of the Proposed Charter does not result in an exchange by the holders of dMY IV Class A common stock for New Planet Class A common stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in an exchange, it is expected that such exchange would be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.
The remainder of this discussion assumes that the adoption of the Proposed Charter will not result in an exchange for U.S. federal income tax purposes.
Redemption of dMY IV Class A Common Stock
In the event that a holder’s shares of dMY IV Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “
The Special Meeting — Redemption Rights
,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of dMY IV Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of dMY IV Class A common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “—
U.S.
 Holders—Taxation of Redemption Treated as a Sale of dMY IV Class
 A Common Stock
,” and a
Non-U.S. holder
(as defined below) will be treated as described under the section entitled “—
Non-U.S.
 Holders —Taxation of Redemption Treated as a Sale of dMY IV Class
 A Common Stock
.” If the redemption does not qualify as a sale of shares of dMY IV Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “—
U.S.
 Holders—Taxation of Redemption Treated as a Distribution
,” and the tax consequences to a
Non-U.S. holder
described below under the section entitled “—
Non-U.S.
 Holder—Taxation of Redemption Treated as a Distribution
.”
Whether a redemption of shares of dMY IV Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the Private Placement) relative to all of our shares outstanding both before and after the redemption. The redemption of dMY IV Class A common stock generally will be treated as a sale of dMY IV Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include dMY IV Class A common stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the Private Placement generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of dMY IV Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of dMY IV Class A common stock and the dMY IV Class A common stock to be issued pursuant to the Business Combination or the Private Placement). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of dMY IV Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of dMY IV Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “
— U.S.
 Holders — Taxation of Redemption Treated as a Distribution
,” and the tax effects to such a
Non-U.S. holder
will be as described below under the section entitled “
—
Non-U.S.
 Holders — Taxation of Redemption Treated as a Distribution
.” After the application of those rules, any remaining tax basis of the holder in the redeemed dMY IV Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
Each holder should consult with its own tax advisors as to the tax consequences of a redemption.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of dMY IV Class A common stock who, or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

Taxation of Redemption Treated as a Distribution
. If our redemption of a U.S. holder’s shares of dMY IV Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “—
Redemption of dMY IV Class
 A Common Stock
,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of dMY IV Class A common stock. Any remaining excess will be treated as gain realized on the sale of shares of dMY IV Class A common stock and will be treated as described below under the section entitled “
— Taxation of Redemption Treated as a Sale of dMY IV Class
 A Common Stock
.”
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the dMY IV Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Taxation of Redemption Treated as a Sale of dMY IV Class
 A Common Stock
. If our redemption of a U.S. holder’s shares of dMY IV Class A common stock is treated as a sale, as discussed above under the section entitled “—
Redemption of dMY IV Class
 A Common Stock
,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of dMY IV Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its dMY IV Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of dMY IV Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the dMY IV Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the dMY IV Class A common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate
U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. holders who hold different blocks of dMY IV Class A common stock (including as a result of holding different blocks of shares of dMY IV Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders
This section applies to you if you are a
“Non-U.S.
 holder.” A
Non-U.S. holder
is a beneficial owner of dMY IV Class A common stock who, or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder.
Taxation of Redemption Treated as a Distribution
. If our redemption of a
Non-U.S. holder’s
shares of dMY IV Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “—
Redemption of dMY IV Class
 A Common Stock
.” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the
Non-U.S. holder’s
conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such
Non-U.S. holder
is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS
Form W-8BEN
or
W-8BEN-E).
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
Non-U.S. holder’s
adjusted tax basis in its shares of dMY IV Class A common stock redeemed and, to the extent such distribution exceeds the
Non-U.S. holder’s
adjusted tax basis, as gain realized on the sale of the dMY IV Class A common stock, which will be treated as described below under the section entitled “
— Taxation of Redemption Treated as a Sale of dMY IV Class
 A Common Stock.
”
Because it may not be certain at the time a
Non-U.S. holder
is redeemed whether such
Non-U.S. holder’s
redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a
Non-U.S. holder’s
particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a
Non-U.S. holder
is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a
Non-U.S. holder
in redemption of such
Non-U.S. holder’s
dMY IV Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing
Non-U.S. holders
to certify that they are exempt from such withholding tax and (ii) such
Non-U.S. holders
are able to certify that they meet the requirements of such exemption (e.g., because such
Non-U.S. holders
are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “—
Redemption of dMY IV Class
 A Common Stock
”). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a
Non-U.S. holder,
such
Non-U.S. holder
generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS.
Non-U.S. holders
should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
The withholding tax described above does not apply to dividends paid to a
Non-U.S. holder
who provides an IRS
Form W-8ECI
certifying that the dividends are effectively connected with the
Non-U.S. holder’s
conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the
Non-U.S. holder
were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate
Non-U.S. holder
that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate).
Taxation of Redemption Treated as a Sale of dMY IV Class
 A Common Stock.
If our redemption of a
Non-U.S. holder’s
shares of dMY IV Class A common stock is treated as a sale of dMY IV Class A common stock, as discussed above under the section entitled “—
Redemption of dMY IV Class
 A Common Stock
,” subject to the discussion of backup withholding below, a
Non-U.S. holder
generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
Non-U.S. holder
within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the
Non-U.S. holder);

•	such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the
Non-U.S. holder
held dMY IV Class A common stock and, in the case where shares of dMY IV Class A common stock are regularly traded on an established securities market, the
Non-U.S. holder
has owned, directly or constructively, more than 5% of dMY IV Class A common stock at any time within the shorter of the five-year period preceding the redemption or such
Non-U.S. holder’s
holding period for the shares of dMY IV Class A common stock. There can be no assurance that dMY IV Class A common stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
Non-U.S. holder
were a U.S. resident. Any gains described in the first bullet point above of a corporate
Non-U.S. holder
may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a
Non-U.S. holder,
such
Non-U.S. holder
will be subject to U.S. tax on such
Non-U.S. holder’s
net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30% (or a lower applicable tax treaty rate).
If the third bullet point above applies to a
Non-U.S. holder,
gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption.
We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.
Information Reporting and Backup Withholding
Payments of cash as a result of our redemption of dMY IV Class A common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A
Non-U.S. holder
generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS
Form W-8
or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends and amounts treated as dividends received pursuant to a redemption of stock) on dMY IV Class A common stock (as further discussed below). 30% withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although such proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued.
In general, no such withholding will be required with respect to a U.S. holder or an individual
Non-U.S. holder
that timely provides the certifications required on a valid IRS
Form W-9
or
W-8,
respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other
non-U.S. entities
unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS
Form W-8BEN-E).
If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. All holders should consult their tax advisors regarding the effects of FATCA their ownership and disposition of dMY IV Class A common stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS
The following discussion is a summary of the material U.S. federal income tax consequences of the Mergers to U.S. holders (as defined below) that exchange their shares of Planet capital stock for shares of New Planet common stock pursuant to the Mergers. The following summary is based upon the provisions of the Code, its legislative history, existing and proposed U.S. Treasury Regulations promulgated thereunder and rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only U.S. holders who hold shares of Planet capital stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange such shares pursuant to the Mergers (and does not address holders who exercise dissenter’s or appraisal rights under Delaware law). This discussion is based upon the assumption that the Mergers will be completed in accordance with the Business Combination Agreement and as described in this proxy statement/prospectus. Holders of Planet capital stock that are not U.S. holders should consult their tax advisors as to the tax consequences of the Mergers. This discussion does not address any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences) or any state, local or foreign income or non-income tax consequences. In addition, this discussion does not purport to be a complete analysis of all of the U.S. federal income tax consequences (such as the Medicare contribution tax on net investment income, the alternative minimum tax, or consequences that may arise under the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)) that may be relevant to U.S. holders in light of their particular circumstances and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Planet capital stock that are subject to special rules, including, but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to shares of Planet capital stock;

•	persons holding Planet capital stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates or former long-term residents of the United States;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	persons that directly, indirectly or constructively own five percent or more (by vote or value) of Planet capital stock;

•	persons who received their shares of Planet capital stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	holders who hold their shares of Planet capital stock as “qualified small business stock” within the meaning of Section 1202(c) of the Code;

•	holders who acquired their shares of Planet capital stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes); and

•	tax-exempt entities.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Planet capital stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Partnerships and their partners should consult their tax advisors with respect to the tax consequences to them of the Mergers.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Planet capital stock which is, or is treated for U.S. federal income tax purposes as, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

All stockholders should consult their tax advisors as to the tax consequences of the Mergers in their particular circumstances, including the applicability and effect of U.S. federal, state, local or foreign income or other tax laws.
Characterization of the Mergers
The parties intend for the Mergers, taken together, to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and Latham & Watkins LLP has delivered an opinion to Planet to the effect that, under the U.S. federal income tax laws in effect as of the date of such opinion, the Mergers, taken together, will so qualify (the “Tax Opinion”). The Tax Opinion will be based on customary assumptions and certain representations, warranties and covenants of Planet, dMY IV and First Merger Sub. If any such assumptions, representations, warranties or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date thereof, the validity of the Tax Opinion may be adversely affected and the U.S. federal income tax consequences of the Mergers could differ materially from those described in the section entitled “—
Tax Consequences if the Mergers Qualify as a Reorganization
” below. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court. No ruling has been, or will be, sought by Planet or dMY IV from the IRS with respect to the Mergers and there can be no assurance that the IRS will not challenge the qualification of the Mergers as part of a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the Mergers (and they do not alternatively qualify as a generally tax-free transaction for U.S. holders of Planet capital stock under Section 351 of the Code), the Mergers would be fully taxable to U.S. holders for U.S. federal income tax purposes. However, it is not a condition to the completion of the Mergers that either Planet or dMY IV receives an opinion of counsel as of the Closing to the effect that the Mergers will so qualify, and the Mergers will occur even if they do not so qualify.

U.S. Federal Income Tax Consequences if the Mergers Qualify as a “Reorganization”
If the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of the Mergers are (subject to the discussion below regarding imputed interest) as follows:

•	a U.S. holder will generally not recognize any gain or loss on the receipt of New Planet common stock in exchange for Planet capital stock;

•
the aggregate tax basis of the New Planet common stock received by a U.S. holder in the Mergers will be the same as such U.S. holder’s aggregate tax basis in the Planet capital stock exchanged for the New Planet common stock (for this purpose, IRS guidance indicates that the maximum number of shares of New Planet common stock issuable as Contingent Consideration generally should be treated as having been received by the U.S. holder at the time of the First Merger and that adjustments to the U.S. holder’s tax basis in shares of New Planet common stock actually received should be made if the maximum number of shares of New Planet common stock issuable as Contingent Consideration ultimately are not issued);

•
the holding period of New Planet common stock received by a U.S. holder in exchange for such U.S. holder’s shares of Planet capital stock will include the holding period of such U.S. holder’s Planet capital stock exchanged for the New Planet common stock; and

•
if a U.S. holder acquired different blocks of Planet capital stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of Planet capital stock.

U.S. Federal Income Tax Consequences if the Mergers Fail to Qualify as a “Reorganization”
If, contrary to the views expressed in the Tax Opinion, the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Planet capital stock generally would be required to recognize any gain realized by the U.S. holder in respect of such Planet capital stock in connection with the Mergers, unless the First Merger constituted a transaction to which Section 351 of the Code applied (in which case, the U.S. federal income tax consequences of the Mergers to a U.S. holder generally would be the same as if the Mergers had qualified as a “reorganization” described in Section 368(a) of the Code). Because qualification under Section 351 of the Code would depend on the composition of holders of New Planet common stock immediately after giving effect to the First Merger and there is no authority directly addressing the qualification of a transaction like the First Merger as transaction to which Section 351 of the Code applies, there can be no assurance that the First Merger would so qualify.
Imputed Interest
A portion of the Contingent Consideration, if any, actually received by a U.S. holder later than six months after the closing of the First Merger will be characterized as imputed interest for U.S. federal income tax purposes. In general, the amount of such interest will be determined by discounting the actual value of the New Planet common stock received, using the appropriate applicable federal rate, from the date the payment is made to the closing date of the Mergers. A U.S. holder’s tax basis in that portion of shares of New Planet common stock received as Contingent Consideration would be equal to the fair market value thereof on the date of receipt, and the U.S. holder’s holding period for those shares of New Planet common stock received as Contingent Consideration would begin on the day following the date of receipt. Any such amount treated as imputed interest will be ordinary interest income to a U.S. holder and, for purposes of determining gain or loss, will not be taken into account as consideration received in exchange for Planet capital stock.

Information Reporting
If the Mergers qualify as part of a “reorganization” within the meaning of Section 368(a) of the Code, certain information reporting requirements may apply to each U.S. holder that is a “significant holder” of Planet capital stock. A “significant holder” is a holder of Planet capital stock that, immediately before the Mergers, owned at least 1% (by vote or value) of the outstanding stock of Planet (or securities of Planet with a basis of at least $1,000,000). U.S. holders are urged to consult with their tax advisor as to the potential application of these information reporting requirements.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGERS, AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. ALL PLANET STOCKHOLDERS ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT THEIR LEGAL AND TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL TAX LAWS, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

STOCKHOLDER PROPOSALS AND NOMINATIONS
In addition to any other requirements under applicable law and the Proposed Bylaws, for business to be properly brought before an annual or special meeting by a stockholder, the Proposed Bylaws provide that the stockholder must give timely notice in written form to New Planet’s secretary and such business must be a proper matter for stockholder action. In order to be timely, notice must generally be received at least 90 days, but no more than 120 days, prior to the first anniversary date of the immediately preceding annual meeting of stockholders;
provided
that
if, and only if, the annual meeting is not scheduled to be held within a period that commences within 30 days before such anniversary date and ends within 60 days after such anniversary date, to be timely, notice by the stockholder must be received by the close of business on the later of (i) the 90 th
day before the meeting or (ii) the 10
th
day following the day on which the date of the annual meeting is first publicly announced or disclosed. In accordance with the Proposed Bylaws, for purposes of the annual meeting of stockholders to be held in 2022, the date of the preceding year’s annual meeting will be deemed to be July 15, 2021. Any notice must include information as set forth in the Proposed Bylaws.

STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the dMY IV Board, any committee chairperson or the non-management
directors as a group by writing to the board or committee chairperson in care of dMY Technology Group, Inc. IV, 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144. Following the Business Combination, such communications should be sent to New Planet, 645 Harrison St., Floor 4, San Francisco, California 94107. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management
directors.

WHERE YOU CAN FIND MORE INFORMATION
dMY IV has filed with the SEC a registration statement on
Form S-4,
as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to dMY IV and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of dMY IV’s or Planet’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New Planet will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. dMY IV files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read dMY IV’s or New Planet’s SEC filings, including New Planet’s registration statement and dMY IV’s proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact dMY IV by telephone or in writing:
dMY Technology Group, Inc. IV
1180 North Town Center Drive, Suite 100
Las Vegas, Nevada 89144
(702) 781-4313
You may also obtain these documents by requesting them in writing or by telephone from dMY IV’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali
470 West Avenue
Stamford CT 06902
Individuals call toll-free:
(800) 662-5200
Banks and brokers call:
(203) 658-9400
DMYQ.info@investor.morrowsodali.com
If you are a stockholder of dMY IV and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from dMY IV, dMY IV will mail them to you by first-class mail, or another equally prompt means.
This document is a prospectus of New Planet and a proxy statement of dMY IV for dMY IV’s special meeting of stockholders. Neither Planet nor dMY IV has authorized anyone to give any information or make any representation about the Business Combination, New Planet or dMY IV that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that dMY IV has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Audit Committee and Stockholders of
dMY Technology Group, Inc. IV
Opinion on the Financial Statements
We have audited the accompanying balance sheet of dMY Technology Group, Inc. IV (the “
Company
”) as of December 31, 2020, the related statement of operations, changes in stockholder’s equity and cash flows, for the period from December 15, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “
financial statements
”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for the period from December 15, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“
PCAOB
”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 8, 2021

DMY TECHNOLOGY GROUP, INC. IV
BALANCE SHEET
DECEMBER 31, 2020

Assets:
Deferred offering costs associated with proposed public offering	$85,750

Total Assets	$85,750

Liabilities and Stockholder’s Equity:
Current liabilities:
Accounts payable	$10,000
Accrued expenses	51,000
Franchise tax payable	400
Note payable—related party	750

Total current liabilities	62,150

Commitments and Contingencies
Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding (1)(2)	863
Additional paid-in capital	24,137
Accumulated deficit	(1,400)

Total stockholder’s equity	23,600

Total Liabilities and Stockholder’s Equity	$85,750

(1)	This number includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4).
(2)
On March
 4, 2021, the Company effected a 1:1.2 stock split of Class
 B common stock, resulting in an aggregate of 8,625,000 shares of Class
 B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 4).

The accompanying notes are an integral part of these financial statements.

DMY TECHNOLOGY GROUP, INC. IV
STATEMENT OF OPERATIONS
For the period from December 15, 2020 (inception) through December 31, 2020

General and administrative expenses	$1,000
Franchise tax expense	400

Net loss	$(1,400)

Weighted average common shares outstanding, basic and diluted (1)(2)	7,500,000

Basic and diluted net loss per common share	$(0.00)

(1)	This number excludes an aggregate of up to 1,125,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4).
(2)
On March 4, 2021, the Company effected a 1:1.2 stock split of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 4).

The accompanying notes are an integral part of these financial statements.

DMY TECHNOLOGY GROUP, INC. IV
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
For the period from December 15, 2020 (inception) through December 31, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 15, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)(2)	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(1,400)	(1,400)

Balance—December 31, 2020	—	$—	8,625,000	$863	$24,137	$(1,400)	$23,600

(1)	This number includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4).
(2)
On March
 4, 2021, the Company effected a 1:1.2 stock split of Class
 B common stock, resulting in an aggregate of 8,625,000 shares of Class
 B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 4).

The accompanying notes are an integral part of these financial statements.

DMY TECHNOLOGY GROUP, INC. IV
STATEMENT OF CASH FLOWS
For the period from December 15, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(1,400)
Changes in operating assets and liabilities:
Accrued expenses	1,000
Franchise tax payable	400

Net cash used in operating activities	—

Net increase in cash	—
Cash—beginning of the period	—

Cash—end of the period	$—

Supplemental disclosure of noncash activities:
Deferred offering costs included in accrued expenses	$50,000
Deferred offering costs included in accounts payable	$10,000
Deferred offering costs paid by Sponsor under note payable	$750
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000
The accompanying notes are an integral part of these financial statements.

dMY TECHNOLOGY GROUP, INC. IV
NOTES TO FINANCIAL STATEMENTS
Note 1—Description of Organization and Business Operations
dMY Technology Group, Inc. IV (the “
Company
”) is a blank check company incorporated in Delaware on December 15, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “
Business Combination
”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from December 15, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is dMY Sponsor IV, LLC, a Delaware limited liability company (the “
Sponsor”)
. The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “
Proposed Public Offering
”) of 30,000,000 units (each, a “
Unit
” and collectively, the “
Units
”) at $10.00 per Unit (or 34,500,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 5,333,333 warrants (or 5,933,333 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “
Private Placement Warrant
” and collectively, the “
Private Placement Warrants
”), at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “
Investment Company Act
”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants to the Sponsor, will be held in a trust account (“
Trust Account
”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide the holders (the “
Public Stockholders
”) of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Proposed Public Offering (the “
Public Shares
”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or

(ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share
amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting Standards Board’s (“
FASB
”) Accounting Standards Codification (“
ASC
”) Topic 480 ”Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “
Certificate of Incorporation
”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“
SEC
”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors (the “
initial stockholders
”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial
Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “
Combination Period
”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the

Combination Period. However, if the initial stockholders acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “
Target
”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “
Securities Act
”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s Independent Registered Public Accounting Firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Note 2—Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“
U.S. GAAP
”) and pursuant to the rules and regulations of the SEC.
The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“
ASU
”)
2014-15,
“Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor, and the Sponsor has the financial ability to provide such funds, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the issuance of these financial statements.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “
JOBS Act
”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Deferred Offering Costs Associated with the Proposed Public Offering
Deferred offering costs consist of legal and accounting fees incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Net Loss Per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture. Weighted average common shares at December 31, 2020 were reduced for the effect of an aggregate of 1,125,000 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period presented
.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed to be de minimis as of December 31, 2020.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be de minimis for the period from December 15, 2020 (inception) through December 31, 2020.
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3—Proposed Public Offering
Pursuant to the Proposed Public Offering, the Company will offer for sale 30,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, and one-fifth
of one redeemable warrant (each, a “
Public Warrant
”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
The Company will grant the underwriters a
45-day
option from the date of the final prospectus relating to the Proposed Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price, less underwriting discounts and commissions.
Note 4—Related Party Transactions
Founder Shares
On December 15, 2020, the Sponsor paid $25,000 to cover for certain offering costs on behalf of the Company in exchange for issuance of 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “
Founder Shares
”). In February 2021, the Sponsor transferred 25,000 Founder Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, the director nominees. On March 4, 2021, the

Company effected a 1:1.2 stock split of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split. The initial stockholders have agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Public Offering.
The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property.
Private Placement Warrants
The Sponsor has agreed to purchase an aggregate of 5,333,333 Private Placement Warrants (or 5,933,333 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.50 per Private Placement Warrant ($8.0 million in the aggregate, or $8.9 million if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable
for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On December 15, 2020, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “
Note
”). This loan
is non-interest bearing
and payable on the earlier of December 31, 2021 or the completion of the Proposed Public Offering. As of December 31, 2020, the Company borrowed $750 under the Note. Subsequent to December 31, 2020, the Company borrowed approximately $96,000 under the Note.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“
Working Capital Loans
”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to
$1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company will enter into an agreement that will provide that, commencing on the date that the Company’s securities are first listed on New York Stock Exchange and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, to the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team.
The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or the Company’s or their affiliates.
Note 5—Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $6.0 million in the aggregate (or $6.9 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per unit, or $10.5 million in the aggregate (or approximately $12.1 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of
the COVID-19 pandemic
on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 6—Stockholder’s Equity
Preferred Stock
—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock
—The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class
 B Common Stock
—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On December 16, 2020, the Company issued 7,187,500 shares of Class B common stock to the Sponsor. On March 4, 2021, the Company effected a 1:1.2 stock split of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split. Of the 8,625,000 shares of Class B common stock outstanding, an aggregate of up to 1,250,000 shares of Class B common stock are subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.
Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.
The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
Warrants
—There are no warrants outstanding as of December 31, 2020. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “
Newly Issued Price
”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “
Market Value
”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable
so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•	at a price of $ 0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the closing price of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period.

Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided
 that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” (as defined below) of the Class A common stock; and

•
if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day
period ending three trading days before the Company sends notice of redemption to the warrant holders.

The “fair market value” of Class A common stock shall mean the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7—Subsequent Events
In February 2021, the Sponsor transferred 25,000 Founder Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, the director nominees. On March 4, 2021, the Company effected a 1:1.2 stock split of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.
Subsequent to December 31, 2020, the Company borrowed approximately $96,000 under the Note.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 8, 2021, the date that the financial statements were available to be issued. Based on this review, the Company did not identify any subsequent events, except as noted above, that would have required adjustment or disclosure in the financial statements.

DMY TECHNOLOGY GROUP, INC. IV
CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$229,410	$—
Prepaid expenses	593,543	—

Total current assets	822,953	—
Investments held in Trust Account	345,057,911	—
Deferred offering costs associated with initial public offering	—	85,750

Total Assets	$345,880,864	$85,750

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$102,642	$10,000
Accrued expenses	397,742	51,000
Franchise tax payable	100,450	400
Due to related parties	—	750

Total current liabilities	600,834	62,150
Deferred legal fees	2,361,155	—
Deferred underwriting commissions	12,075,000	—
Derivative warrant liabilities	31,751,332	—

Total Liabilities	46,788,321	62,150

Commitments and Contingencies
Class A common stock, $0.0001 par value; 29,409,254 and -0- shares subject to possible redemption at $10.00 per share at June 30, 2021 and December 31, 2020, respectively	294,092,540	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 5,090,746 and -0- shares issued and outstanding (excluding 29,409,254 and -0- shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	509	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863	863
Additional paid-in capital	19,785,719	24,137
Accumulated deficit	(14,787,088)	(1,400)

Total stockholders’ equity	5,000,003	23,600

Total Liabilities and Stockholders’ Equity	$345,880,864	$85,750

The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC. IV
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended June 30, 2021	For the six months ended June 30, 2021
General and administrative expenses	$3,121,618	$3,394,486
Franchise tax expenses	50,000	100,050

Loss from operations	(3,171,618)	(3,494,536)

Other income (expenses):
Interest income earned in operating account	10	14
Gain on investments (net), dividends and interest, held in Trust Account	6,902	57,911
Loss upon issuance of private placement warrants	—	(14,062,000)
Offering costs associated with derivative warrant liabilities	—	(710,745)
Change in fair value of derivative warrant liabilities	2,928,333	3,423,668

Total other income (expenses)	2,935,245	(11,291,152)

Net loss	$(236,373)	$(14,785,688)

Weighted average shares outstanding of Class A common stock	34,500,000	34,500,000

Basic and diluted net income per share, Class A common stock	$(0.00)	$—

Weighted average shares outstanding of Class B common stock	8,625,000	8,208,564

Basic and diluted net loss per share, Class B common stock	$(0.03)	$(1.80)

The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC. IV
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Common Stock						Total Stockholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	—	$—	8,625,000	$863	$24,137	$(1,400)	$23,600
Sale of units in initial public offering, less fair value of public warrants	34,500,000	3,450	—	—	332,783,550	—	332,787,000
Offering costs	—	—	—	—	(18,932,369)	—	(18,932,369)
Class A common stock subject to possible redemption	(29,409,254)	(2,943)	—	—	(294,325,967)	—	(294,328,910)
Net loss	—	—	—	—	—	(14,549,315)	(14,549,315)

Balance—March 31, 2021 (Unaudited)	5,090,746	$507	8,625,000	$863	$19,549,351	$(14,550,715)	$5,000,006
Class A common stock subject to possible redemption	23,637	2	—	—	236,368	—	236,370
Net loss	—	—	—	—	—	(236,373)	(236,373)

Balance—June 30, 2021 (Unaudited)	5,090,746	$509	8,625,000	$863	$19,785,719	$(14,787,088)	$5,000,003

The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC. IV
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021

For the six months ended June 30, 2021
Cash Flows from Operating Activities:
Net loss	$(14,785,688)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party under promissory note	1,000
Gain on investments (net), dividends and interest, held in Trust Account	(57,911)
Loss upon issuance of private placement warrants	14,062,000
Offering costs associated with derivative warrant liabilities	710,745
Change in fair value of derivative warrant liabilities	(3,423,668)
Changes in operating assets and liabilities:
Prepaid expenses	(168,543)
Accounts payable	53,448
Accrued expenses	291,742
Franchise tax payable	100,050

Net cash used in operating activities	(3,216,825)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities:
Proceeds from loans from related parties	125,006
Repayment of loans from related parties	(990,856)
Proceeds received from initial public offering, gross	345,000,000
Proceeds received from private placement	8,900,000
Offering costs paid	(6,949,070)
Deferred legal fees	2,361,155

Net cash provided by financing activities	348,446,235

Net increase in cash	229,410
Cash—beginning of the period	—

Cash—end of the period	$229,410

Supplemental disclosure of noncash activities:
Offering costs included in accounts payable	$39,194
Offering costs included in accrued expenses	$105,000
Offering costs paid by related party under promissory note	$439,100
Prepaid expenses paid by related party under promissory note	$425,000
Reversal of accrued expenses	$50,000
Deferred underwriting commissions in connection with the initial public offering	$12,075,000
Value of Class A common stock subject to possible redemption	$294,092,540
The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 1—Description of Organization and Business Operations
dMY Technology Group, Inc. IV (the “Company” or “dMY IV”) is a blank check company incorporated in Delaware on December 15, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity for the period from December 15, 2020 (inception) through June 30, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) described below and since the closing of the Initial Public Offering, the search for a target for its initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income on investment held in Trust Account (as defined below).
The Company’s sponsor is dMY Sponsor IV, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 4, 2021. On March 9, 2021, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, of which approximately $12.1 million was for deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,933,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $8.9 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Company’s Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.00 per Public Share). The per-share
amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial
Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or March 9, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s Independent Registered Public Accounting Firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On July 7, 2021, the Company entered into an agreement and plan of merger, by and among dMY IV, Photon Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of dMY IV (“First Merger Sub”), Photon Merger Sub Two, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of dMY IV (“Second Merger Sub”), and Planet Labs Inc., a Delaware corporation (“Planet”) (as the same may be amended and/or restated from time to time, the “Merger Agreement”). The Merger Agreement and the transactions contemplated thereby were unanimously approved by dMY IV’s board of directors on July 6, 2021. Subject to the satisfaction or waiver of certain closing conditions set forth in the Merger Agreement, including the approval of the Merger Agreement and the transactions contemplated thereby by dMY IV’s and Planet’s stockholders, First Merger Sub will merge with and into Planet (the “First Merger”) with Planet (the “Surviving Corporation”) surviving the First Merger as a wholly owned subsidiary of dMY IV, and, pursuant to Planet’s election under the Merger Agreement, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into dMY IV (the “Second Merger” and together with the First Merger, the “Business Combination”), with dMY IV surviving the merger. In addition, in connection with the consummation of the Business Combination, dMY IV will be renamed as reasonably determined by Planet. See the Current Report on
Form 8-K, filed
with the SEC on June 1, 2021, for further information.
Going Concern Consideration
As of June 30, 2021, the Company had approximately $229,000 in cash, approximately $58,000 of interest income available in the Trust Account to pay for taxes and working capital deficiency of approximately $323,000 (not taking into account tax obligations of approximately $100,000 that may be paid using investment income earned in Trust Account). Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its acquisition plans.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 4), loan amount of $200,000 under the Note (as defined in Note 4) and an advance of approximately $791,000 from related parties. The Company fully repaid the Note balance and the advance from the related parties, for a total of approximately $991,000, on March 10, 2021. Subsequent to the consummation of the Initial Public Offering in March 2021, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account, and the advance of $37,000 from an officer in August 2021.
Based on the foregoing, management believes that the Company will not have sufficient working capital to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. The accompanying unaudited condensed financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.
Note 2—Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or for any future period.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of June 30, 2021 and December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021 and December 31, 2020.
Investments Held in the Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Accordingly, the actual results could differ significantly from those estimates.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of June 30, 2021 and December 31, 2020, the carrying values of cash, accounts payable, accrued expenses franchise tax payable, and note payable to related parties approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days. The fair value of investments held in Trust Account is determined using quoted prices in active markets.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued
at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of the ASC Topic
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist of costs incurred in connection with the preparation for the Initial Public Offering and the underwriting commissions. Upon the completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities of approximately $0.7 million were charged to unaudited condensed statements of operations. Offering costs associated with the Class A common stock of approximately $18.9 million were charged to unaudited condensed statements of stockholders’ equity upon the completion of the Initial Public Offering.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are mea
s
ured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, the 29,409,254 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed
balance sheet.

Net Loss Per Share of Common Stock
The Company’s condensed statements of operations include a presentation of net loss per share for Class A common stock subject to possible redemption in a manner similar to the two-class
method of net loss per common stock. Net loss per common stock, basic and diluted, for Class A common stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A common stock outstanding for the periods. Net loss per common stock, basic and diluted, for Class B common stock is calculated by dividing the net loss, adjusted for income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the periods. Class B common stock do not have any redemption features and do not participate in the income earned on the Trust Account.
The calculation of diluted net loss per common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) Private Placement since the exercise price of the warrants is in excess of the average common stock price for the periods and therefore the inclusion of such warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net loss per share of common stock:

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Class A common stock
Numerator: Income allocable to Class A common stock
Income from investments held in Trust Account	$6,902	$57,911
Less: Company’s portion available to be withdrawn to pay taxes	(6,902)	(57,911)

Net income attributable to Class A common stock	$—	$—

Denominator: Weighted average Class A common stock
Basic and diluted weighted average shares outstanding, Class A common stock	34,500,000	34,500,000

Basic and diluted net income per share, Class A common stock	$—	$—

Class B common stock
Numerator: Net loss minus net income attributable to Class A common stock
Net loss	$(236,373)	$(14,785,688)
Net income attributable to Class A common stock	—	—

Net loss attributable to Class B common stock	$(236,373)	$(14,785,688)

Denominator: Weighted average Class B common stock
Basic and diluted weighted average shares outstanding, Class B common stock	8,625,000	8,208,564

Basic and diluted net loss per share, Class B common stock	$(0.03)	$(1.80)

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the periods that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed to be de minimus as of June 30, 2021 and December 31, 2020.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021 and December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”)
No. 2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU
2020-06
on January 1, 2021 using a modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.
Note 3—Initial Public Offering
On March 9, 2021, the Company consummated its Initial Public Offering of 34,500,000 Units, including 4,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, of which approximately $12.1 million was for deferred underwriting commissions.
Each Unit consists of one share of Class A common stock, and one-fifth
of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4—Related Party Transactions
Founder Shares
On December 15, 2020, the Sponsor paid $25,000 to cover for certain offering costs on behalf of the Company in exchange for issuance of 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). In February 2021, the Sponsor transferred 25,000 Founder Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, the directors. On March 4, 2021, the Company effected a 1:1.2 stock split of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. The initial stockholders agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on March 9, 2021; thus, these 1,125,000 Founder Shares were no longer subject to forfeiture.
The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,933,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $8.9 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable
for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On December 15, 2020, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest
bearing and payable upon the completion of the Initial Public Offering. The Company fully borrowed $200,000 under the Note and received an advance of approximately $791,000 from the related parties. The Company fully repaid the Note balance and the advance from the related parties, for a total of approximately $991,000, on March 10, 2021. In August 2021, the Company received an advance of $37,000 from an officer for working capital needs.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
Commencing on the date that the Company’s securities were first listed on New York Stock Exchange in March 2021 and continuing until the earlier of the Company’s consummation of a Business Combination or the

Company’s liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. For the three and six months ended June 30, 2021, the Company accrued $30,000 and $40,000, respectively, in connection with such services in the accompanying unaudited condensed statements of operations.
The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or the Company’s or their affiliates.
Note 5—Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. The underwriter exercised its over-allotment option in full on March 9, 2021.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 6—Stockholders’ Equity
Preferred Stock
—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
—The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021, there were 5,090,746 shares of Class A common stock issued or outstanding, excluding 29,409,254 shares subject to possible redemption.

Class
 B Common Stock
—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On December 16, 2020, the Company issued 7,187,500 shares of Class B common stock to the Sponsor. On March 4, 2021, the Company effected a 1:1.2 stock split of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. Of the 8,625,000 shares of Class B common stock outstanding, an aggregate of up to 1,250,000 shares of Class B common stock were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriter exercised its over-allotment option in full on March 9, 2021; thus, these 1,125,000 shares of Class B common stock were no longer subject to forfeiture.
Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.
The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
Note 7—Derivative Warrant Liabilities
As of June 30, 2021, the Company has 6,900,000 and 5,933,333 Public Warrants and Private Placement Warrants, respectively, outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable
so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the closing price of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period.

Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided
that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” (as defined below) of the Class A common stock; and

•
if, and only if, the closing price of Class A common stock equals or exceeds $
10.00
per Public Share (as adjusted) for any 20 trading days within the
30-trading
day period ending three trading days before the Company sends notice of redemption to the warrant holders.

The “fair market value” of Class A common stock shall mean the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 8—Fair Value Measurements
The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were measured at fair value using Black-Scholes and Monte Carlo simulation model. For the three and six months ended June 30, 2021, the Company recognized a charge to the accompanying unaudited condensed statements of operations resulting from a decrease of in the fair value of liabilities of approximately $2.9 million and $3.4 million, respectively, presented as changes in fair value of derivative warrant liabilities in the accompanying unaudited condensed statements of operations.
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of June 30, 2021 by level within the fair value hierarchy:
June 30, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—U.S. Treasury Securities (1)	$345,056,942	$—	$—
Liabilities:
Derivative warrant liabilities	$9,798,000	$—	$21,953,332

(1)	Excludes $969 of cash balance held within the Trust Account
Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in April 2021, when the Public Warrants were separately listed and traded. As of June 30, 2021, the Public Warrants were publicly traded at $1.42 per warrant.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Black-Scholes and Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

As of June 30, 2021
Exercise price	$11.50
Stock price	$9.77
Volatility	21.0% / 46.5%
Term	5.42
Risk-free rate	0.94%
Dividend yield	0.0%
The change in the fair value of the derivative warrant liabilities at level 3 for the six months ended June 30, 2021 is summarized as follows:

Level 3—Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	35,175,000
Change in fair value of derivative warrant liabilities	(495,335)

Level 3—Derivative warrant liabilities at March 31, 2021	$34,679,665
Transfer to Level 1	(12,489,000)
Change in fair value of derivative warrant liabilities	(237,333)

Level 3—Derivative warrant liabilities at June 30, 2021	$21,953,332

Note 9—Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were available to be issued, and determined that there have been no other events that have occurred that would require adjustments to the disclosures in the unaudited condensed financial statements, except as noted below and in Note 1.
In August 2021, the Company received an advance of $37,000 from an officer for working capital needs.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Planet Labs Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Planet Labs Inc. (the Company) as of January 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended January 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2021, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring net losses and negative cash flows from operations, and management has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2019.
San Jose, California
June 30, 2021

Planet Labs Inc.
Consolidated Balance Sheets

	January 31,
(in thousands, except share and par value amounts)	2021	2020
Assets
Current assets
Cash and cash equivalents	$71,183	$21,678
Accounts receivable, net	47,110	27,726
Prepaid expenses and other current assets	7,134	10,918

Total current assets	125,427	60,322
Property and equipment, net	159,855	186,595
Capitalized internal-use software, net	11,994	14,492
Goodwill	88,393	88,393
Intangible assets, net	5,673	7,500
Restricted cash, non-current	4,982	4,485
Other non-current assets	2,984	1,203

Total assets	$399,308	$362,990

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,446	$2,115
Accrued and other current liabilities (1)	30,195	18,756
Deferred revenue (1)	57,570	35,690
Convertible notes, at fair value	8,244	10,804
Preferred stock warrant liability	11,359	3,849

Total current liabilities	108,814	71,214
Debt, net of discount	62,644	46,656
Convertible notes, at fair value (1)	92,968	—
Deferred revenue (1)	15,122	21,026
Deferred hosting costs (1)	7,971	—
Deferred rent	2,991	5,009
Other non-current liabilities	1,287	1,448

Total liabilities	291,797	145,353

Commitments and contingencies (Note 7)
Stockholders’ equity
Convertible preferred stock $0.00002 par value, 105,000,000 shares authorized, 85,682,990 shares issued and outstanding, $696,415 aggregate liquidation preference at January 31, 2021 and 2020, respectively (1)	2	2
Common stock, $0.00002 par value, 155,000,000 and 15,000,000 Class A and Class B shares authorized, respectively, 14,876,627 and 13,785,927 Class A shares issued and outstanding at January 31, 2021 and 2020, respectively, 13,811,878 Class B shares issued and outstanding at January 31, 2021 and 2020	1	1
Additional paid-in capital	745,644	728,943
Accumulated other comprehensive income	1,769	1,493
Accumulated deficit	(639,905)	(512,802)

Total stockholders’ equity	107,511	217,637

Total liabilities and stockholders’ equity	$399,308	$362,990

(1)	Balance includes related-party transactions entered into with Google, LLC (“ Google ”). See Note 11.
See accompanying notes to consolidated financial statements.

Planet Labs Inc.
Consolidated Statements of Operations and Comprehensive Loss

	Year Ended January 31,
(in thousands, except share and per share amounts)	2021	2020
Revenue (1)	$113,168	$95,736
Cost of revenue (1)	87,383	102,393

Gross profit (loss)	25,785	(6,657)
Operating expenses
Research and development (1)	43,825	37,871
Sales and marketing	37,268	34,913
General and administrative	32,134	27,019

Total operating expenses	113,227	99,803

Loss from operations	(87,442)	(106,460)

Debt extinguishment gain (loss)	673	(11,529)
Interest expense	(9,447)	(6,946)
Change in fair value of convertible notes and warrant liabilities	(30,053)	207
Other income(expense), net	239	1,144

Total other expense, net	(38,588)	(17,124)

Loss before provision for income taxes	(126,030)	(123,584)
Provision for income taxes	1,073	130

Net loss	$(127,103)	$(123,714)

Other comprehensive loss
Foreign currency translation adjustment, net of tax	276	217

Comprehensive loss	$(126,827)	$(123,497)

Basic and diluted net loss per share attributable to common stockholders	$(4.40)	$(4.42)

Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	28,863,607	27,981,802

(1)	Balance includes related-party transactions entered into with Google. See Note 11.
See accompanying notes to consolidated financial statements.

Planet Labs Inc.
Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balances at February 1, 2019	83,960,040	$2	27,485,895	$1	$693,644	$1,276	$(389,088)	$305,835
Issuance of Series D convertible preferred stock	695,630	—	—	—	10,000	—	—	10,000
Issuance of Series D convertible preferred stock in consideration for net assets acquired	1,027,320	—	—	—	14,772	—	—	14,772
Issuance of Class A common stock warrants	—	—	—	—	4,235	—	—	4,235
Issuance of Class A common stock from the exercise of common stock options	—	—	111,910	—	264	—	—	264
Stock-based compensation	—	—	—	—	6,028	—	—	6,028
Change in translation	—	—	—	—	—	217	—	217
Net loss	—	—	—	—	—	—	(123,714)	(123,714)

Balances at January 31, 2020	85,682,990	2	27,597,805	1	728,943	1,493	(512,802)	217,637
Issuance of Class A common stock warrants	—	—	—	—	1,624	—	—	1,624
Issuance of Class A common stock from the exercise of common stock options	—	—	1,090,700	—	539	—	—	539
Stock-based compensation	—	—	—	—	14,538	—	—	14,538
Change in translation	—	—	—	—	—	276	—	276
Net loss	—	—	—	—	—	—	(127,103)	(127,103)

Balances at January 31, 2021	85,682,990	$2	28,688,505	$1	$745,644	$1,769	$(639,905)	$107,511

See accompanying notes to consolidated financial statements.

Planet Labs Inc.
Consolidated Statements of Cash Flows

	Year Ended January 31,
(in thousands)	2021	2020
Operating activities
Net loss	$(127,103)	$(123,714)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	62,212	77,629
Stock-based compensation, net of capitalized cost of $526 and $957, respectively	14,012	5,071
Provision for doubtful accounts	823	649
Change in fair value of convertible notes and warrant liabilities	30,053	(207)
Debt extinguishment (gain) loss	(673)	11,529
Amortization of debt discount and issuance costs	2,750	1,392
Changes in operating assets and liabilities
Accounts receivable	(19,932)	8,959
Prepaid expenses and other assets	2,617	12,942
Accounts payable, accrued and other liabilities	11,033	3,071
Deferred revenue	14,433	(27,286)
Deferred hosting cost	7,971	—
Deferred rent	(2,223)	(3,722)

Net cash used in operating activities	(4,027)	(33,687)

Investing activities
Purchases of property and equipment	(26,096)	(16,665)
Capitalized internal-use software	(4,030)	(7,436)
Business acquisition, net of cash acquired	—	(2,457)
Other	(674)	(614)

Net cash used in investing activities	(30,800)	(27,172)

Financing activities
Proceeds from the exercise of common stock options	539	264
Proceeds from issuance of convertible preferred stock, net	—	10,000
Principal payment of long-term debt	—	(51,176)
Proceeds from issuance of debt and common stock warrants, net of issuance costs	14,862	49,640
Principal payment of convertible notes	(2,586)	—
Proceeds from issuance of convertible notes and preferred stock warrant	71,125	—

Net cash provided by financing activities	83,940	8,728

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(312)	(38)

Net increase (decrease) in cash, cash equivalents and restricted cash	48,801	(52,169)
Cash, cash equivalents and restricted cash at the beginning of the period	27,739	79,908

Cash, cash equivalents and restricted cash at the end of the period	$76,540	$27,739

	Year Ended January 31,
(in thousands)	2021	2020
Supplemental disclosure of cash flow information
Cash paid for interest	$6,554	$5,544
Cash paid for income tax	1,084	—
Supplemental disclosures of noncash investing and financing activities
Convertible preferred stock issued for acquisition of business	—	14,772
Exchange of convertible notes	—	10,963
Accrued purchase of property and equipment	522	637
See accompanying notes to consolidated financial statements.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

1.	Organization
Planet Labs Inc. (including its subsidiaries or the “
Company
”) was incorporated in the state of Delaware on December 28, 2010. The Company was originally incorporated as Cosmogia Inc., and the name was subsequently changed to Planet Labs Inc. on June 24, 2013. The Company was founded to design, construct, and launch constellations of satellites with the intent of providing high cadence geospatial data delivered to customers via an online platform. During 2015 the Company acquired certain entities of the BlackBridge Corporation Group (“
BlackBridge
”). In April 2017, the Company completed the acquisition of Terra Bella Technologies Inc. (“
Terra Bella
”). The acquisition of BlackBridge provided the Company downstream knowledge and global reach, while the acquisition of Terra Bella added high-resolution imagery capabilities to the Company’s fleet. In March 2019, to accelerate the adoption of commercial geospatial information services, the Company completed its acquisition of Boundless Spatial, Inc. (“
Boundless
”) and subsequently changed the Boundless name to Planet Labs Federal Inc. on March 11, 2019 (Note 5).
The Company is headquartered in San Francisco, California, with operations throughout the United States (“
U.S.
”), Canada, Asia and Europe. The Company has wholly-owned foreign subsidiaries in Canada, Germany, Luxembourg, Singapore and the Netherlands.

2.	Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the U.S. (“
U.S. GAAP
”).
The consolidated financial statements include the accounts of Planet Labs Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company’s fiscal year end is January 31.
Liquidity and Going Concern
The Company has prepared its consolidated financial statements assuming that the Company will continue as a going concern. Since its inception, the Company has incurred net losses and negative cash flows from operations. As of January 31, 2021, the Company had an accumulated deficit of $639.9 million. For the year ended January 31, 2021, the Company incurred a net loss before income tax of $126.0 million and had net cash outflows from operations of $4.0 million. The Company expects to incur additional operating losses and negative cash flows from operations as it continues to expand its commercial operations and research and development programs. As of January 31, 2021, the Company had $71.2 million of cash and cash equivalents.
As further discussed in Note 8, as of January 31, 2021, the Company had $77.1 million aggregate principal amount of convertible notes outstanding (the “
2020 Convertible Notes
” and “
Tranche B
”), of which approximately $71.1 million has a maturity date of June 22, 2022 and $6.0 million has no stated maturity date. In addition, the Company has $67.0 million of principal and fees due to Silicon Valley Bank (“
SVB
”) and Hercules Capital Inc (“
Hercules
”) with a maturity date of June 21, 2022 (the “
SVB & Hercules Loan
”). The SVB and Hercules Loan also contains a “springing maturity” provision, which accelerates the maturity date for repayment of the loan, including interest and fees to March 23, 2022, if the outstanding 2020 Convertible Notes have not converted into equity securities by such date.
Because the Company has historically generated net losses and negative cash flows from operations, it may be unable to refinance its debt or raise sufficient capital to cause the conversion of its outstanding 2020

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

Convertible Notes into equity securities prior to the springing maturity condition coming into effect. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
As discussed in Note 16, the Company entered into a letter of intent to complete a business combination with a special purpose acquisition company (“
SPAC
”), which would result in the SPAC acquiring 100% of the Company’s outstanding equity interests. In addition to the cash resources made available through the business combination, the Company anticipates additional financing will be made available to the Company through a Private Investment in Public Equity (“
PIPE
”) offering, which is expected to close concurrently with the business combination. Management intends to use a portion of these proceeds to repay all of the outstanding amounts due under the SVB & Hercules Loan.
There can be no assurance that the business combination, the PIPE offering and the subsequent debt repayment will be completed as currently contemplated, or at all. To the extent additional capital is not obtained through the business combination and PIPE offering, management will be required to obtain additional capital through the sale of debt or equity, or other arrangements. However, there can be no assurance that the Company will be able to raise additional capital when needed or under acceptable terms. The sale of additional equity may dilute existing stockholders and newly issued shares may contain senior rights and preferences compared to currently outstanding ordinary shares. Any future debt may contain covenants and limit the Company’s ability to pay dividends or make other distributions to stockholders. If the Company is unable to obtain additional financing, operations may be scaled back or discontinued. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The significant estimates and assumptions that affect the Company’s consolidated financial statements include, but are not limited to, the useful lives of property and equipment, capitalized internal-use
software and intangible assets, allowance for doubtful accounts, estimates related to revenue recognition, including the assessment of performance obligations within a contract and the determination of standalone selling price (“SSP”) for each performance obligation, the fair value of common stock and other assumptions used to measure stock-based compensation, the fair value of convertible notes and preferred stock warrants, the fair value of assets acquired, and liabilities assumed from business combinations, the impairment of long-lived assets and goodwill, the recognition, measurement and valuation of current and deferred income taxes and uncertain tax positions, and contingencies.
These estimates and assumptions are based on management’s best estimates and judgment. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, due to the inherent uncertainties in making estimates, actual results could differ from those estimates and such differences may be material to the consolidated financial statements.
Due to the
COVID-19
Coronavirus pandemic (“
COVID-19
” or “
COVID-19
pandemic
”), there is ongoing uncertainty and disruption in the global economy and financial markets. The Company is not aware of any specific event or circumstance that would require an update to its estimates or assumptions or a revision of the carrying value of its assets or liabilities. These estimates and assumptions may change in the future, as new events occur and additional information is obtained.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

Cash and Cash Equivalents and Restricted cash
Cash and cash equivalents include interest-bearing bank deposits, money market funds and other highly liquid investments with maturities of 90 days or less at the date of purchase.
The Company had restricted cash of $5.4 million as of January 31, 2021, which consisted of a collateral money market account for the Company’s headquarters and other domestic office operating leases of $4.3 million, performance guarantees required for the Company’s foreign sales activities of $0.9 million, and $0.2 million in deposits related to the Company’s foreign operations.
A reconciliation of the Company’s cash and cash equivalents in the Consolidated Balance Sheets to total cash, cash equivalents and restricted cash in the Consolidated Statements of Cash Flows as of January 31, 2021 and 2020 is as follows:

	January 31,
(in thousands)	2021	2020
Cash and cash equivalents	$71,183	$21,678
Restricted cash, current	375	1,576
Restricted cash, non-current	4,982	4,485

Total cash, cash equivalents and restricted cash	$76,540	$27,739

Restricted cash of $0.4 million and $1.6 million is included in prepaid expenses and other current assets as of January 31, 2021 and 2020, respectively.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable include amounts billed and billable to customers for services or products provided as of the end of the applicable period and do not bear interest. Accounts receivable are stated net of an estimated allowance for doubtful accounts. The Company reviews accounts receivable regularly and makes estimates for the allowance for doubtful accounts when it is probable that an amount is uncollectible. If it is deemed certain that an amount is uncollectible, the amount is written-off.
In evaluating the Company’s ability to collect outstanding receivables, the Company considers many factors, including the age of the balance, the customer’s payment history, creditworthiness, and current economic trends, including considerations for the impact of
COVID-19.
The change in the Company’s allowance for doubtful accounts is as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Balance, beginning of year	$843	$5,300
Charges	823	649
Write-offs	(619)	(4,702)
Other	168	(404)

Balance, end of year	$1,215	$843

Fair Value Measurement
Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an “
exit price
”), in the principal or most advantageous market for that asset or liability in an orderly transaction between market participants on the measurement date.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

The Company measures fair value based on a three-level hierarchy of inputs, maximizing the use of observable inputs, where available, and minimizing the use of unobservable inputs when measuring fair value. A financial instrument’s level within the three-level hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three-level hierarchy of inputs is as follows:
Level 1: Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions about current market conditions and require significant management judgment or estimation.
The Company’s assets and liabilities measured at fair value on a recurring basis consist of cash and cash equivalents, restricted cash, accrued liabilities, preferred stock warrant liabilities and convertible notes. The fair value of cash, cash equivalents and accrued liabilities approximate the stated carrying value, due to the short time to maturity. The carrying amount of the Company’s outstanding debt approximates fair value as the debt bears a floating rate that approximates the market interest rate. The Company’s convertible notes and preferred stock warrant liability, where the values are based on valuation techniques that require inputs that are both unobservable and are significant to the overall fair value measurement, are classified as Level 3 under the fair value hierarchy. The fair value of these Level 3 financial liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value requires significant management judgment or estimation (Note 4). The Company measures certain non-financial
assets including property and equipment, and other intangible assets at fair value on a non-recurring
basis in periods after initial measurement in circumstances when the fair value of such assets are impaired below their recorded cost. As of January 31, 2021 and 2020 there were no material non-financial
assets recorded at fair value.
Fair Value Option
The Company has elected the fair value option to account for its convertible notes. The Company records the convertible notes at fair value with changes in fair value recorded on the Consolidated Statement of Operations and Comprehensive Loss (Note 4). The primary reason for electing the fair value option is for simplification and cost-benefit considerations of accounting for the convertible notes at fair value versus bifurcation of the embedded derivatives. As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed as incurred and were not deferred.
Concentration of Credit Risk and Other Risks and Uncertainties
Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. By their nature, all such financial instruments involve risks, including the credit risk of nonperformance by counterparties. The Company’s cash and cash equivalents are deposited in checking and money market accounts with financial institutions in the U.S. and checking accounts with financial institutions in Canada, Germany, and Singapore that management believes are of high credit quality. The Company generally does not require collateral to support the obligations of the counterparties and deposits at banks may, at times, be in excess of federal or national insured limits or deposit-guarantee limits in each of the respective countries. The Company has not

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

experienced material losses on its deposits of cash and cash equivalents. The maximum amount of loss at January 31, 2021 that the Company would incur if parties to cash and money market funds failed completely to perform according to the terms of the contracts is $70.5 million.
Accounts receivables are typically unsecured and are derived from revenue earned from customers across various countries. For the year ended January 31, 2021, three customers accounted for 12%, 10% and 10%, of revenue. For the year ended January 31, 2020, one customer accounted for 13% of revenue. As of January 31, 2021, three customers accounted for 32%, 18%, and 12% of accounts receivable, respectively. As of January 31, 2020, one customer accounted for 50% of accounts receivable.
The Company’s products require continued approval from the Federal Communications Commission (“
FCC
”) and other international regulatory agencies for the Company to continue its operations. There can be no assurance that the Company’s products will continue to receive the necessary approvals or that its operations will be supported by the U.S. government or other governments. If the Company was denied such approvals, if such approvals were delayed, or if the U.S. government’s or other governments’ policies change, these events may have a material adverse impact on the Company’s financial position and results of operations.
The Company contracts with certain third-party service providers to launch satellites. Service providers who provide these services are limited. The inability of launch service providers to contract with the Company could materially impact future operating results.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Repair and maintenance costs are expensed as incurred. Significant improvements that extend the useful life or add functionality to property and equipment are capitalized. Depreciation is computed once an asset is placed in service using the straight-line method over the estimated useful life of the asset, which is as follows:

Estimated useful life (in years)
Computer equipment and purchased software	3
Office furniture, equipment and fixtures	5
Satellites	2.5 to 6
Ground stations and ground station equipment	3 to 10
Leasehold improvements	lesser of useful life or term of lease
Costs directly associated with design, construction, launch, and commissioning of satellites and systems are capitalized when the design and operation of the satellites and systems is at a sufficiently advanced stage such that the Company believes that recovery of the costs through future cash inflows is probable. The Company capitalizes material, labor and launch costs (including integration and launch insurance costs) that are incurred and necessary for the satellites to be placed into service. The Company depreciates the cost of a satellite over its estimated useful life, using the straight-line method of depreciation, once it is placed into service, which is when the Company determines that the satellites are providing imagery that meets the required quality specifications for sale to its customers.
The estimated useful life over which the Company depreciates a satellite is determined once the satellite has been placed into service. The initial determination of the satellite’s useful life involves the consideration of multiple factors, including design life, random part failure probabilities, expected component degradation and cycle life, fuel consumption (where applicable), and experience with satellite parts, vendors and similar assets.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

At least annually, or more frequently, should facts and circumstances indicate a need, the Company performs an assessment of the remaining useful lives of its property and equipment including its satellites. The assessment for satellites evaluates satellite usage data, remaining fuel (where applicable), operational stresses and other factors that may impact the satellite’s expected useful life.
For the years ended January 31, 2021 and 2020, the Company recognized an additional $0.7 million and $2.5 million, respectively, in depreciation expense as a result of retirement of certain satellites.
Capitalized
Internal-Use
Software Development Costs
Costs directly attributable to the development of
internal-use
software are capitalized when the preliminary design of the software is completed, management has committed funding to proceed with the development and confirmed adequate probability that the project will be completed and the software will function as intended. Capitalization is discontinued when the project is substantially completed and ready for its intended use. The Company capitalizes labor costs that are incurred and necessary for the software to be placed into service and any interest costs apportioned to the project, if material. The Company amortizes capitalized internal-use
software development costs, once it is placed into service, over its estimated useful life using the straight-line method, which is generally one to three years based on management’s determination of the duration of time during which the related software will be in use and contributing to the Company’s cash flows.
Impairment of Long-Lived Assets
The carrying amount of long-lived assets and finite-lived intangible assets to be held and used in the business are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit or material adverse changes in the business climate that indicate that the carrying amount of an asset may be impaired. When impairment indicators are present, the recoverability of the asset is measured by comparing the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, or an asset group. If the carrying amount of the asset or asset group is not recoverable, the impairment to be recognized is measured by the amount by which the carrying amount of each long-lived asset or asset group exceeds the fair value of the asset or asset group. No events or changes in circumstances indicated the carrying amounts of the Company’s long-lived assets may not be recoverable during the years ended January 31, 2021 and 2020.
Business Combinations
The Company accounts for its business combinations using the acquisition accounting method, which requires it to determine the fair value of net assets acquired, including intangible assets and related goodwill. The Company identifies and attributes fair values and estimated lives to the intangible assets acquired and allocates the total cost of an acquisition to the underlying net assets based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates, asset lives and market multiples. There are different valuation models for each component, the selection of which requires considerable judgment. These determinations will affect the amount of amortization expense recognized in future periods. The Company bases its fair value estimates on assumptions it believes are reasonable but recognizes that the assumptions are inherently uncertain.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

Acquisition-related costs are accounted for as expenses in the period in which they are incurred. The operating results of the acquired business are reflected in the Company’s consolidated financial statements as of the acquisition date.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. Goodwill is not subject to amortization and is tested for impairment at least annually, during the fourth quarter of each fiscal year or more frequently if events or circumstances indicate that the asset might be impaired. In assessing goodwill for impairment, the Company first assesses qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. In the qualitative assessment, the Company considers factors including economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should the Company conclude that it is more likely than not that the recorded goodwill amounts have been impaired, the Company would perform a quantitative impairment test. Goodwill impairment exists when a reporting unit’s carrying value exceeds its fair value. Significant judgment is applied when goodwill is assessed for impairment. No goodwill impairment was recorded during the years ended January 31, 2021 and 2020.
Intangible Assets
Intangible assets with finite useful lives are carried at cost, net of accumulated amortization and impairment, where applicable. Amortization is recorded over the estimated useful lives of the assets on a straight-line basis as follows:

Estimated useful life (in years)
Developed technology	5
Imagery library	3
Customer relationships	5
Trade names and other	5 to 7
Revenue Recognition
The Company recognizes revenue in accordance with Accounting Standard Codification (“
ASC
”) Topic 606,
Revenue from Contracts with Customers
(“
Topic 606
”). Under Topic 606, the Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when a performance obligation is satisfied.
The Company derives its revenue principally from licensing rights to use imagery that is delivered digitally through its online platform in addition to providing related services. Imagery licensing agreements vary by contract, however, generally they have annual or multi-year contractual terms. The data licenses are generally purchased via a fixed price contract on a subscription or usage basis, whereby a customer pays for access to the Company’s imagery that may be downloaded over a specific period of time, or, less frequently, on a transactional basis, whereby the customer pays for individual content or

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

archive access licenses. The Company’s imagery licensing agreements and service agreements are generally non-cancelable
and do not contain refund-type provisions.
At contract inception, the Company assesses the product offerings in its contracts to identify performance obligations that are distinct. A performance obligation is distinct when it is separately identifiable from other items in a bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. To identify the performance obligations, the Company considers all of the product offerings promised in the contract.
Imagery licensing arrangements generally provide customers with the right to access imagery through the Company’s platform, download content on a limited or unlimited basis over the contractual period depending on the terms of the applicable contract, or provide both the right to access imagery and download content. The access to imagery through the Company’s online platform and the ability to download such imagery represent two separate performance obligations. As such, a portion of the total contract consideration related to access to continuously updated imagery content is recognized ratably on a straight-line basis over the term of the contract.
At contract inception, existing or archived imagery is available for download by the customer. The existing or archived imagery has significant standalone functionality and is not updated once licensed to a particular customer. As such, the portion of the contract consideration related to the download license of existing or archive imagery content is recognized as revenue at the commencement of the contract when control of the imagery is transferred, and the imagery is available for download by the customer. The portion of the contractual consideration related to the download of monitoring imagery content is recognized over the term of the contract utilizing a usage-based output measure of progress based on the download capacity specified in the contract. To the extent the number of downloads of the specified imagery content is unlimited, the contractual consideration related to downloads is recognized ratably on a straight-line basis over the term of the contract.
When the Company’s contracts with customers contain more than a single performance obligation, management allocates the total contract consideration to each performance obligation on a relative SSP basis. The SSP is the price at which the Company would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. The Company determines SSP by considering its overall pricing practices and market conditions, including the Company’s discounting practices, the size and volume of the Company’s transactions, the customer demographic, price lists, historical sales, contract prices and customer relationships.
The Company also provides other services to customers, including professional services such as training, analytical services, research and development services to third parties, and other value-added activities related to imagery products. These revenues are recognized as the services are rendered, on a proportional performance basis for fixed price contracts or ratably over the contract term for subscription professional services contracts. Training revenues are recognized as the services are performed.
The Company recognizes revenue on a gross basis. The Company is the principal in the transaction as it is the party responsible for the performance obligation and it controls the product or service before transferring it to the customer.
Revenue excludes sales and usage-based taxes where it has been determined that the Company is acting as a pass-through agent.
The transaction price is the total amount of consideration that the Company expects to be entitled to in exchange for the product offerings in a contract. The prices of imagery licensing and other services are generally fixed at contract inception and therefore, the Company’s contracts do not contain a significant amount of variable consideration. From time to time, the Company may enter into contracts with its customers that provide a form of variable consideration, including a revenue share arrangement. For these arrangements, the Company estimates

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

the variable consideration at the contract inception based on the most likely amount in a range of possible outcomes. The estimate of variable consideration is reassessed on a quarterly basis.
The Company typically bills in advance either quarterly or annually for contacts with terms of one year or longer. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the underlying performance obligations have been satisfied. Advance payments from customers have been categorized as current or non-current
deferred revenue based on the expected performance date. The Company applied the practical expedient in Topic 606 and did not evaluate contracts of one year or less for the existence of a significant financing component. The financing component of multi-year contracts were not significant.
Cost of Revenue
Cost of revenue consists of employee-related costs of performing account and data provisioning, customer support, satellite and engineering operations, as well as the costs of operating and retrieving information from the satellites, processing and storing the data retrieved, third party imagery expenses, depreciation of satellites and ground stations, and the amortization of capitalized internal-use
software related to creating imagery provided to customers. Cost of revenue from professional services consists primarily of employee-related costs associated with providing these services, including costs paid to subcontractors and certain third-party fees. Employee-related costs include salaries, benefits, bonuses and stock-based compensation.
Research and Development Expenditures
Research and development expenditures primarily include personnel- related expenses for employees and consultants, hardware costs, supplies costs, contractor fees and administrative expenses. Employee-related costs include salaries, benefits, bonuses and stock-based compensation. Expenses classified as research and development are expensed as incurred and attributable to advancing technology research, platform and infrastructure development and the research and development of new product iteration.
The Company continues to iterate its satellites and operations for optimal efficiency and function. Satellite costs associated with the design, manufacture, launch, and commissioning of experimental satellites or other space related research and development activities are expensed as incurred.
Sales and Marketing
Sales and marketing expenditures primarily include costs incurred to market and distribute the Company’s products. Such costs include advertising and conferences, sales commissions, salaries, benefits and stock based compensation for the Company’s sales and marketing personnel and sales office expenses. Sales and marketing expenses are expensed as incurred.
General and Administrative
General and administrative expenses include personnel-related expenses and facilities-related costs primarily for its executive, finance, accounting, legal and human resources functions. General and administrative expenses also include fees for professional services principally comprised of legal, audit, tax, and insurance, as well as executive management expenses. General and administrative costs are expensed as incurred.
Leases
Leases are reviewed and classified as capital or operating at their inception. For operating leases, the Company records rent expense on a straight-line basis over the noncancelable lease term and records the

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

difference between the rent paid and the recognition of rent expense as a deferred rent asset or liability. Rent escalation, rent abatement, or other concessions, such as rent holidays, and landlord or tenant incentives or allowances, are recorded as deferred rent and amortized over the remaining lease term.
Income Taxes
The Company is subject to income taxes in the U.S. and various foreign jurisdictions and uses estimates in determining its provisions for income taxes.
The Company accounts for income taxes under the asset and liability method. Deferred assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized.
The Company recognizes and measures uncertain tax positions in accordance with ASC 740,
Income Taxes,
which prescribes a recognition threshold and measurement process for recording uncertain tax positions taken, or expected to be taken in a tax return, in the consolidated financial statements. The Company accrues for the estimated amount of taxes for uncertain tax positions if it is more likely than not that the Company would be required to pay such additional taxes. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained.
The global intangible
low-taxed
income (GILTI) provisions of the Tax Cut and Jobs Act impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporation. The Company elects to treat any potential GILTI inclusions as a period cost.
Common Stock Valuations
The Company has historically granted stock options at an exercise price equal to the fair value as determined by the Board of Directors on the date of grant. Given the absence of a public market for the Company’s common stock, the Board of Directors of the Company estimated the fair value of its common stock at the time of each grant of an equity-based award. The Board of Directors of the Company utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid,
Valuation of Privately Held Company Equity Securities Issued as Compensation
, to estimate the fair value of its common stock. These estimates and assumptions include numerous objective and subjective factors to determine the fair value of the Company’s common stock at each grant date, including the following factors:

•	relevant precedent transactions including the Company’s capital transactions;

•	the liquidation preferences, rights, preferences, and privileges of the Company’s convertible preferred stock relative to the common stock;

•	the Company’s actual operating and financial performance;

•	the Company’s current business conditions and projections;

•	the Company’s stage of development;

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

•	the likelihood and timing of achieving a liquidity event for the common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.
If different assumptions had been made, equity-based compensation expense, net income, and net income per common share could have been significantly different.
Stock-Based Compensation
The Company accounts for stock-based compensation expense in accordance with the fair value recognition and measurement provisions of U.S. GAAP, which require compensation cost for the grant-date fair value of stock-based awards to be recognized over the requisite service period. The Company determines the fair value of stock-based awards granted or modified, using appropriate valuation techniques. The Company recognizes forfeitures as they occur.
The Company grants certain awards, primarily options, that vest based upon a service condition. The Company uses the Black-Scholes option pricing model to determine the fair value of the stock options granted. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of the common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The Company records stock-based compensation expense for stock options on a straight-line basis over the requisite service period, which is generally four years.
The fair value of the Restricted Stock Units (“
RSUs
”) is the fair value of the underlying stock at the measurement date. For awards that are subject to both time-based service and performance conditions (including liquidity events), no expense is recognized until it is probable that the vesting criteria would be met. Stock-based compensation expense for awards with performance and other vesting criteria is recognized as expense under an accelerated graded vesting model.
Preferred Stock Warrants
The Company has preferred stock warrants which are exercisable for Series B and Series D convertible preferred stock. The Company’s convertible preferred stock is classified as permanent equity, as redemption is solely within control of the Company. The Company evaluated the Series B and Series D Preferred Stock warrants under ASC
815-40,
Derivatives and Hedging—Contracts in Entity’s Own Equity
, and concluded the Series B and Series D preferred stock warrants do not meet the criteria to be classified in stockholders’ equity. Specifically, the settlement provisions of the Series B and certain Series D preferred stock warrants meet the criteria for liability classification as the number of shares to be issued was not fixed at the time of issuance. Certain other Series D preferred stock warrants meet the criteria for liability classification as certain terms of the warrants preclude them from being indexed to the Company’s stock. As such, the Series B preferred stock warrants and Series D preferred stock warrants are recognized as liabilities and recorded at fair value. The change in fair value of the Series B and Series D preferred stock warrants is recognized at each reporting date in the Consolidated Statement of Operations and Comprehensive Loss. See Note 4 for a

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

discussion of the fair value methodology and assumptions and Note 8 for details of the terms of the Series B and Series D preferred stock warrants.
Foreign Currency Transactions and Translation
The Company’s reporting currency is the U.S. dollar. The functional currency of the Company’s subsidiaries has been determined to be either the U.S. dollar, Euro or Canadian dollar as the case may be. Revenue and expenses of the Company’s foreign subsidiaries, with a functional currency of either Euro or Canadian dollar, are translated into U.S. dollars using the monthly average exchange rates prevailing during the period. The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Translation adjustments are recorded as a component of accumulated other comprehensive loss within stockholders’ equity.
Transactions denominated in currencies other than the functional currency are recorded based on the exchange rates at the time of the transaction. Monetary assets and liabilities are subject to remeasurement at the exchange rate in effect at the balance sheet date, with subsequent changes in exchange rates resulting in transaction gains or losses, which are included within Other income (expense), net in the Consolidated Statement of Operations and Comprehensive Loss. Foreign currency gain (loss) was $0.3 million and ($0.3) million for the years ended January 31, 2021 and 2020, respectively.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“
CODM
”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.
See Note 3, Revenue, for revenue by geographic region. See Note 6, Balance Sheet Components, for long-lived assets by geographic region.
Net Loss Per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method
required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in any losses.
Basic net loss per share attributable to common stockholders is the same for Class A and Class B shares of common stock because they are entitled to the same liquidation and dividend rights. Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and weighted-average number of Class A common stock warrants outstanding during the period. Class A common stock warrants are not contingently exercisable and the common stock of the Company will be issued for little or no consideration, as such the shares underlying the Class A Common Stock Warrants are considered outstanding in the denominator in the calculation of basic net loss per share attributable to common stockholders from the issuance date of the Class A Common Stock Warrants.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

Diluted loss per share attributable to common stockholders adjusts basic loss per share for the potentially dilutive impact of convertible preferred stock, convertible notes, stock options, restricted stock units and warrants. For the years ended January 31, 2021 and 2020, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.
Emerging Growth Company
The Jumpstart Our Business Startups Act of 2012 (‘‘
JOBS Act
’’) allows an emerging growth company (‘‘
EGC
’’) to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act allows emerging growth companies to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company is an EGC and has elected to use the extended transition period under the JOBS Act until the earlier of the date that it is (i) no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The adoption dates discussed below, within the Recently Issued Accounting Pronouncements section, reflect this election.
Recently Adopted Accounting Pronouncements
In August 2018, the Financial Accounting Standards Board (“
FASB
”) issued ASU
2018-13—
Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement
. Under the new guidance, the amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The Company adopted this guidance as of February 1, 2020.
In August 2018,
the FASB issued ASU 2018-15,
 Intangibles—Goodwill and
Other—Internal-Use
Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
 (ASU 2018-15)
,
 which clarifies the accounting for implementation costs in cloud computing arrangements. The Company adopted this guidance as of February 1, 2021, with no material impact on its consolidated financial statements.
In November 2018,
the FASB issued ASU 2018-18,
Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606
, which amends ASC 808 to clarify when transactions between participants in a collaborative arrangement under ASC 808 are within the scope of the FASB’s new revenue standard, ASU 2014-09
(codified in ASC 606). The Company adopted this guidance as of February 1, 2021, with no material impact on its consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU
2016-02,
 Leases,
which was codified with its subsequent amendments as
ASC 842. ASC 842 requires an entity to recognize a
right-of-use
asset and lease liability for

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

all leases with terms of more than 12 months. Recognition, measurement, and presentation of expenses will depend on classification as a finance or operating lease. The amendments in this update also require certain quantitative and qualitative disclosures about leasing arrangements. The standard allows for two methods of adoption to recognize and measure leases: retrospectively to each prior period presented in the financial statements with the cumulative effect of initially applying the guidance recognized at the beginning of the earliest comparative period presented or retrospectively at the beginning of the period of adoption with the cumulative effect of initially applying the guidance recognized at the beginning of the period in which the guidance is first applied. The adoption methods both include a number of optional practical expedients that entities may elect to apply. These practical expedients relate to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous U.S. GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use
asset and a lease liability for all operating leases based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous U.S. GAAP. The updated guidance is expected to be effective for the Company for the year ending January 31, 2023, and early adoption is permitted. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements and related disclosures. The Company expects that the adoption will result in the recognition of right-of-use
assets and lease liabilities that were not previously recognized, which will increase total assets and liabilities on the Company’s balance sheet.
In June 2016, the FASB issued ASU
2016-13
, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,
which was codified with its subsequent amendments as ASC 326
.
ASC 326 seeks to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments, including trade receivables, and other commitments to extend credit held by a reporting entity at each reporting date. The amendments require an entity to replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects current expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The updated guidance is expected to be effective for the Company on February 1, 2022 and early adoption is permitted. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements and related disclosures.
In January 2017, the FASB issued ASU
2017-04,
Simplifying the Test for Goodwill Impairment,
a new accounting standard update to simplify the measurement of goodwill by eliminating the Step 2 impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The new guidance requires an entity to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The standard is expected to be effective for the Company on February 1, 2023, and early adoption is permitted. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
. This standard simplifies the accounting for convertible debt instruments by removing the separation models for convertible debt with a cash conversion feature, as well as convertible instruments with a beneficial conversion feature. As a result,

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

entities will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce non-cash
interest expense for entities that have issued a convertible instrument that was within the scope of those models before the adoption of ASU
2020-06.
Additionally, ASU
2020-06
requires the application of the
if-
converted method for calculating diluted earnings per share, and precludes the use of the treasury stock method for certain debt instruments. The standard is expected to be effective for the Company on February 1, 2024, and early adoption is permitted. The Company is currently evaluating the impact of this guidance on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,
which eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The standard is expected to be effective for the Company on February 1, 2022, and early adoption is permitted. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements and related disclosures.

3.	Revenue
Deferred Revenue
During the years ended January 31, 2021 and 2020, the Company recognized revenue of $34.7 million and $35.1 million, respectively, that had been included in deferred revenue as of January 31, 2020 and February 1, 2019, respectively.
Remaining Performance Obligations
The Company often enters into multi-year imagery licensing arrangements with its customers, whereby the Company generally invoices the amount for the first year of the contract at signing followed by subsequent annual invoices at the anniversary of each year. Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, which includes both deferred revenue and non-cancelable
contracted revenue that will be invoiced and recognized in revenue in future periods. The Company’s remaining performance obligations were $145.4 million as of January 31, 2021, which consists of both deferred revenue of $72.7 million and non-cancelable
contracted revenue that will be invoiced in future periods of $72.7 million. The Company expects to recognize approximately 59% of the remaining performance obligation over the next 12 months, approximately 82% of the remaining obligation over the next 24 months, and the remainder thereafter.
Disaggregation of Revenue
The following table disaggregates revenue by major geographic region:

	Year Ended January 31,
(in thousands)	2021	2020
United States	$61,471	$54,857
Canada	15,910	16,678
Rest of world	35,787	24,201

Total revenue	$113,168	$95,736

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

No single country other than the U.S. and Canada accounted for more than 10% of revenue for the years ended January 31, 2021 and 2020.
Costs to Obtain and Fulfill a Contract
Commissions paid to the Company’s direct sales force are considered incremental costs of obtaining a contract with a customer. Accordingly, commissions are capitalized when incurred and amortized to sales and marketing expense over the period of benefit from the underlying contracts. The period of benefit from the underlying contract is consistent with the timing of transfer to the performance obligations to which the capitalized costs relate, and is generally consistent with the contract term.
During the years ended January 31, 2021 and 2020, the Company deferred $3.0 million and $0.3 million of commission expenditures to be amortized in future periods. The Company’s amortization of commission expenditures was $1.9 million and $1.3 million for the years ended January 31, 2021 and 2020, respectively. As of January 31, 2021 and 2020, deferred commissions consisted of the following:

	January 31,
(in thousands)	2021	2020
Deferred commission, current	$1,030	$1,534
Deferred commission, non-current	1,697	102

Total deferred commission	$2,727	$1,636

The current portion of deferred commissions are included in prepaid expenses and other current assets on the consolidated balance sheets. The non-current
portion of deferred commissions are included in other
non-current
assets on the consolidated balance sheets.

4.	Fair Value of Financial Assets and Liabilities
Assets and liabilities recognized or disclosed at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their respective fair values.
The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis for recognition or disclosure purposes as of January 31, 2021 and 2020 by level within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.

	January 31, 2021
(in thousands)	Level 1	Level 2	Level 3
Assets
Cash equivalents: money market funds	$50,449	$—	$—
Restricted cash: money market funds	5,165	—	—

Total assets	$55,614	$—	$—

Liabilities
Convertible notes	$—	$—	$101,212
Preferred stock warrant liability	—	—	11,359

Total liabilities	$—	$—	$112,571

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

	January 31, 2020
(in thousands)	Level 1	Level 2	Level 3
Assets
Cash equivalents: money market funds	$13,991	$—	$—
Restricted cash: money market funds	5,886	—	—

Total assets	$19,877	$—	$—

Liabilities
Convertible notes	$—	$—	$10,804
Preferred stock warrant liability	—	—	3,849

Total liabilities	$—	$—	$14,653

The fair value of the Company’s money market funds is based on quoted active market prices for the funds and is determined using the market approach. There were no realized or unrealized gains or losses on money market funds as of January 31, 2021 and 2020.
The Company measures its convertible notes and preferred stock warrants at fair value based on significant inputs not observable in the market, which causes them to be classified as a Level 3 measurement within the fair value hierarchy. These valuations use assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going
basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the convertible notes and preferred stock warrants related to updated assumptions and estimates are recognized within the Consolidated Statements of Operations and Comprehensive Loss.
The fair value of the convertible notes and preferred stock warrants may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.
Level 3 Disclosures
The following table provides quantitative information associated with the fair value measurements of the Company’s Level 3 inputs:

	Fair Value as of January 31, 2021	Valuation Technique	Unobservable Input Description	Input
	(in thousands)
Convertible Notes	$101,212	Probability-weighted	Estimated time to liquidation	0.2-.5 years
			Volatility	35.0%
			Discount Yield	16.0%
			Risk-free interest rate	0.1%

Preferred Stock Warrant Liability	11,359	Option Pricing Method	Term	0.5-1.75 years
			Volatility	60%
			Discount for lack of marketability	10%- 17%

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

	Fair Value as of January 31, 2020	Valuation Technique	Unobservable Input Description	Input
	(in thousands)
Convertible Notes	$10,804	Probability-weighted	Estimated time to liquidation	2.0 years
			Discount Yield	27.6%
			Risk-free interest rate	1.6%

Preferred Stock Warrant Liability	3,849	Option Pricing Method	Term	2.0 years
			Volatility	60.0%
			Discount for lack of marketability	25.0%
			Risk-free interest rate	1.6%
The fair value of the convertible notes as of January 31, 2021 and 2020 was estimated using a probability- weighted hybrid method combining (i) an option pricing model, and (ii) a discounted cash flow analysis. The significant unobservable inputs used in the fair value measurement of the Company’s convertible note are the estimated time to liquidation, volatility, discount yield and risk-free interest rates. Significant changes in the estimated time to liquidation, volatility and discount yield would result in significantly lower or higher fair value measurement, respectively.
The fair value of the preferred stock warrant liability as of January 31, 2021 and 2020 was estimated using an option pricing model. The significant unobservable inputs used in the fair value measurement of the Company’s preferred stock warrant liabilities are volatility, term and discount for lack of marketability. Significant changes in the volatility would result in significantly lower or higher fair value measurement, respectively.
The following table presents changes in Level 3 liabilities measured at fair value for the years ended January 31, 2021 and 2020:

(in thousands)	Convertible Notes	Preferred Stock Warrant Liability
Fair value, February 1, 2019	$—	$3,897
Issuance	10,963	—
Change in fair value	(159)	(48)

Fair value at end of year, January 31, 2020	10,804	3,849
Issuance	68,529	2,596
Extinguishment	(3,260)	—
Change in fair value	25,139	4,914

Fair value at end of year, January 31, 2021	$101,212	$11,359

For the years ended January 31, 2021 and 2020, the changes in fair value of the convertible notes resulted from an adjustment to the remaining period to the expected outcome and changes to the overall enterprise valuation. For the years ended January 31, 2021 and 2020, the changes in the fair value of the preferred stock warrant liability resulted from a change to the estimated fair value of preferred stock and overall enterprise valuation.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

5.	Business Combination
On March 11, 2019, the Company acquired all outstanding stock of Boundless, a geospatial software solution company and changed the Boundless name to Planet Labs Federal Inc. (“
Planet Federal
”) as of the acquisition date. The purpose of the acquisition was to allow the Company to accelerate the adoption by government and enterprise customers of commercial geospatial information services. Pursuant to the terms of the purchase agreement for the transaction, the Company acquired all of the outstanding capital stock of Boundless for total purchase consideration of $17.2 million, consisting of $2.5 million in cash, net of cash received and $14.8 million in Series D convertible preferred stock valued at $14.38 per share.
The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)
March 11, 2019
Net Assets Acquired
Goodwill	$13,296
Identifiable intangible assets acquired
Customer relationships	2,680
Developed technology	1,270
Trade name and other	1,480
Other assets, net	36
Property and equipment	70
Net working capital acquired, net of cash acquired	(1,603)

Total purchase consideration	$17,229

Identifiable intangible assets were measured at fair value, primarily using the royalty method under the income approach, which requires the Company to estimate a reasonable royalty rate, identify relevant projected revenue and expenses and select an appropriate discount rate.
The goodwill primarily represents the value expected from the synergies created through the operational enhancement benefits and competitive advantage resulting from the integration of Boundless into the Planet Labs group. Goodwill is not deductible for tax purposes.
The Company incurred acquisition-related costs associated with this transaction of approximately $1.1 million, $0.2 million of which are included in general and administrative expenses in the Consolidated Statement of Operations and Comprehensive Loss for the year ended January 31, 2020.
Pro forma information has not been presented as the impact of Boundless’ operating results to the Company for periods prior to its acquisition would not have been material.
The Company’s Consolidated Statement of Operations and Comprehensive Loss for the years ended January 31, 2021 and 2020, includes revenue of $1.4 million and $4.3 million, respectively, and net income from operations of $0.4 million and $0.3 million, respectively, associated with Boundless.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

6.	Balance Sheet Components
Property and Equipment, Net
Property and equipment, net consists of the following:

	January 31,
(in thousands)	2021	2020
Satellites*	$302,577	$314,097
Leasehold improvements	15,630	15,537
Ground stations and ground station equipment	12,560	12,196
Office furniture, equipment and fixtures	4,995	4,909
Computer equipment and purchased software	7,837	7,588

Total property and equipment, gross	343,599	354,327
Less: Accumulated depreciation	(183,744)	(167,732)

Total property and equipment, net	$159,855	$186,595

*	Satellites include $13.3 million and $48.8 million of satellites in process and not in service as of January 31, 2021 and 2020, respectively.
Interest expense associated with manufactured satellites was not material for the years ended January 31, 2021 and 2020.
The Company’s long-lived assets by geographic region are as follows:

	January 31,
(in thousands)	2021	2020
United States	$156,537	$184,973
Rest of the world	3,318	1,622

Total property and equipment, net	$159,855	$186,595

The Company concluded that satellites in service continue to be owned by the U.S. entity and accordingly are classified as U.S. assets in the table above. No single country other than the U.S. accounted for more than 10% of total property and equipment, net, as of January 31, 2021 and 2020.
Total depreciation expense for the year ended January 31, 2021 and 2020 was $52.7 million and $69.1 million, respectively, of which $44.2 million and $58.6 million, respectively, was depreciation expense specific to satellites.
Capitalized
Internal-Use
Software Development Costs
Capitalized
internal-use
software costs, net of accumulated amortization consists of the following:

	January 31,
(in thousands)	2021	2020
Capitalized internal-use software	$32,425	$28,045
Less: Accumulated amortization	(20,431)	(13,553)

	$11,994	$14,492

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

Interest expense associated with capitalized
internal-use
software costs was not material for the years ended January 31, 2021 and 2020.
Amortization expense for capitalized
internal-use
software for the years ended January 31, 2021 and 2020 was $7.1 million and $5.3 million, respectively.
Estimated future amortization expense of capitalized
internal-use
software at January 31, 2021, is as follows:

(in thousands)
2022	$5,193
2023	2,361
2024	2,102
2025	1,629
2026	709

$11,994

Goodwill and Intangible Assets
Goodwill and Intangible assets consist of the following:

	January 31, 2021				January 31, 2020
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Carrying Amount
Developed technology	$8,070	$(6,869)	$(9)	$1,192	$8,070	$(6,283)	$(9)	$1,778
Image library	11,430	(10,203)	104	1,331	10,756	(9,400)	167	1,523
Customer relationships	3,280	(1,615)	9	1,674	3,280	(1,003)	8	2,285
Trade names and other	3,755	(2,318)	39	1,476	3,695	(1,820)	39	1,914

Total intangible assets	$26,535	$(21,005)	$143	$5,673	$25,801	$(18,506)	$205	$7,500

Goodwill	$86,587	$—	$1,806	$88,393	$86,587	$—	$1,806	$88,393

No impairment charges were recognized related to intangible assets (including goodwill) in the years ended January 31, 2021 and 2020.
Amortization expense for the years ended January 31, 2021 and 2020 was $2.4 million and $3.2 million, respectively.
Estimated future amortization expense of intangible assets at January 31, 2021, is as follows:

(in thousands)
2022	$1,848
2023	1,579
2024	1,509
2025	367
2026	90
Thereafter	280

$5,673

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

The change in the carrying amount of goodwill during the years ended January 31, 2021 and 2020 is as follows:

	January 31,
(in thousands)	2021	2020
Beginning of period	$88,393	$75,097
Acquisition	—	13,296

End of period	$88,393	$88,393

Prepaid Expenses and Other Assets
Prepaid expenses and other current assets consist of the following:

	January 31,
(in thousands)	2021	2020
Prepaid tax and withholding tax receivables	$1,761	$2,641
Prepaid satellite launch services	—	1,818
Deferred commissions	1,030	1,534
Deposits	667	757
Restricted cash	375	1,576
Other prepayments and receivables	3,301	2,592

Total prepaid expenses and other current assets	$7,134	$10,918

Other
non-current
assets consist of the following:

	January 31,
(in thousands)	2021	2020
Deferred commissions	$1,697	$102
Prepaid satellite launch services	772	722
Other non-current assets	515	379

Total other non-current assets	$2,984	$1,203

Accrued and Other Current Liabilities
Accrued liabilities and other current liabilities consist of the following:

	January 31,
(in thousands)	2021	2020
Deferred R&D service liability (1)	$8,208	$—
Payroll and related expenses	3,229	2,248
Customer payable (2)	10,000	7,254
Deferred hosting costs	2,301	—
Deferred rent	2,215	2,183
Accrued interest payable	616	474
Withholding taxes and other taxes payable	841	1,664
Other accruals	2,785	4,933

Total accrued and other current liabilities	$30,195	$18,756

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

(1)
In December 2020, the Company entered into a development services agreement, whereby the Company agreed to provide the technical knowledge and services to design and develop certain prototype satellites and deliver and test early data collected (the “
R&D Services Agreement
”). The R&D Services Agreement is unrelated to the Company’s ordinary business activities and provides for a fee of $40.2 million, to be paid to the Company as specified milestones are achieved over a three-year period. The Company has discretion in managing the activities under the R&D Services Agreement and retains all developed intellectual property. The Company has no obligation to repay any of the funds received regardless of the outcome of the development work; therefore, the arrangement is accounted for as funded research and development pursuant to ASC
730-20,
Research and Development
. As ASC
730-20
does not indicate the accounting model for research and development services, the Company determined the total transaction price is taken over the agreement term as a reduction of research and development expenses based on a cost incurred method. During the year ended January 31, 2021, the Company received $8.3 million under the R&D Services Agreement, of which $8.2 million is included in accrued and other current liabilities as of January 31, 2021 as the Company has not yet incurred such costs.

(2)
Customer payable reflects consideration due to a customer as a result of a legal settlement agreement related to a revenue share arrangement. The customer payable was estimated at the inception of the contract and accounted for as a reduction in the customer’s transaction price.

7.	Commitments and Contingencies
Leases
The Company leases office space under various noncancelable operating leases with varying lease expiration dates through 2024. Certain leases contain renewal options for the Company to extend the lease term and escalation clauses.
Rent expense for the years ended January 31, 2021 and 2020, net of sublease income of $1.3 million in each year, was $3.0 million and $3.8 million, respectively. Rent expense is recognized on a straight-line basis over the non-cancelable
lease term.
Future minimum lease payments under noncancelable office leases as of January 31, 2021 are as follows:

(in thousands)
2022	$4,867
2023	4,778
2024	1,598
2025	—
2026	—
Thereafter	—

Total minimum lease payments	$11,243

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

Launch and Ground Station Services
The Company has purchase commitments for future satellite launch services and ground station services, including leases, to be performed by third- parties subsequent to January 31, 2021. Future purchase commitments under noncancelable launch service and ground station service contracts as of January 31, 2021 are as follows:

(in thousands)	Launch	Ground Station
2022	$1,025	$1,994
2023	—	1,773
2024	—	579
2025	—	416
2026	—	226
Thereafter	—	60

Total purchase commitments	$1,025	$5,048

Other
The Company has minimum purchase commitments for hosting services from Google through February 19, 2027. Future minimum purchase commitments under the noncancelable hosting service agreement as of January 31, 2021 is as follows:

(in thousands)
2022	$4,400
2023	16,300
2024	19,000
2025	20,700
2026	22,500
Thereafter	25,600

Total purchase commitments	$108,500

Contingencies
The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims, individually or in the aggregate, that are expected to have a material adverse impact on its consolidated financial statements as of each reporting period. From time to time however, the Company may have certain contingent liabilities that arise in the ordinary course of business activities including events arising from revenue contracts entered into by the Company. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.
Indemnification
The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent, or other intellectual property infringement claim by any third-party with respect to

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

its technology. The term of these indemnification agreements is generally perpetual after the execution of the agreement. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. In the event that one or more of these matters were to result in a claim against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on the Company’s future business, operating results or financial condition. It is not possible to determine the maximum potential amount under these contracts due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.
The Company has entered into indemnification agreements with its directors and officers that may require the Company to indemnify them against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.
To date, we have not incurred any material costs, and have not accrued any liabilities in the consolidated financial statements as a result of these provisions.

8.	Debt, Convertible Notes, and Warrants
Venture Loans
In November 2014, the Company entered into a secured term loan agreement with Venture Lending & Leasing, Inc. (“
Venture
”), an affiliate of Western Technology Investment, for a $25.0 million loan with an interest rate of 11.0% per annum (the prime rate plus 7.75%, minimum of 11.0%). The Company drew the full amount under the loan agreement, which was fully repaid in March 2019. Loan fees associated with entering into the agreement were not material.
In connection with the loan, the Company issued warrants to Venture for the purchase of up to 497,010 shares of Series B convertible preferred stock . The terms and conditions of the warrants are dependent upon future rounds of preferred financing for which the exercise price is either the price per share of the Company’s Series B convertible preferred stock issued (Note 10), or the price for preferred stock in subsequent fundraising rounds, at Venture’s option (the price payable is subject to adjustment for certain events such as the subdivision or combination of common stock, if dividends are declared by the Company, or if there is a change of control of the Company). The warrants may be exercised by Venture at any time until March 1, 2025, unless all other preferred stock issued by the Company has been converted into common stock, in which case the warrants automatically convert into common stock at a price not less than $14.3754 per share. Venture is also able to exercise the warrants on a cashless or “net issuance” basis in return for a reduced preferred stock allocation. The proceeds of the debt issuance were allocated first to the warrants based on their fair value with the residual proceeds being allocated to debt. The difference between debt proceeds and the amount of those proceeds allocated to debt gave rise to a debt discount of $0.6 million which is being amortized as interest expense over the term of the loan using the effective interest method.
In May 2017, the Company entered into two additional secured term loan agreements (“
2017 loans
”) with Venture for loan amounts of $25.0 million each. Each loan bore an interest rate of 11.0% per annum. The Company drew down $25.0 million ($12.5 million from each of the two 2017 loans) in May 2017 which matures in November 2021, with the remaining $25.0 million ($12.5 million from each of the two 2017 loans) which matures in August 2022 drawn down in February 2018. Loan fees associated with entering into the agreement were not material.
Under the terms of the 2017 loan agreements, the Company was required to make majority interest-only payments until May 2019 (with nominal amounts for principal repayments) for the first $25.0 million that was drawn down in May 2017 and majority interest-only payments until February 2020 (with nominal amounts for principal repayments) for the remaining $25.0 million that was drawn in February 2018.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

Material repayment of the principal amount outstanding for the first $25.0 million drawn was to begin in June 2019, payable in thirty monthly installments; and repayment of the remaining $25.0 million drawn was to begin in March 2020, also payable in thirty monthly installments.
In connection with the 2017 loans, the Company issued warrants to Venture for the purchase of up to 243,470 and 243,470 shares of Series D convertible preferred stock for the loan amounts drawn in 2018 and 2017, respectively. The terms and conditions of the warrants are dependent upon future rounds of preferred equity financing for which the exercise price is either the price per share of the Company’s Series D convertible preferred stock issued (Note 10), or the price for preferred stock in subsequent fundraising rounds, at Venture’s option (the price payable is subject to adjustment for certain events such as the subdivision or combination of common stock, if dividends are declared by the Company, or if there is a change of control of the Company). The warrants may be exercised by Venture at any time until April 1, 2028, unless all other preferred stock issued by the Company has been converted into common stock, in which case the warrants automatically convert into common stock at a price not less than $14.3754 per share. Venture is also able to exercise the warrants on a cashless or “net issuance” basis in return for a reduced preferred stock allocation. The proceeds of debt issuance were allocated first to the warrants based on their fair value with the residual proceeds being allocated to debt. The difference between debt proceeds and the amount of those proceeds allocated to debt gave rise to a debt discount of $0.6 million and $0.6 million for the amounts drawn in 2018 and 2017, respectively (which is being amortized as interest expense over the terms of the 2017 loans using the effective interest method).
Borrowings under the loans from Venture were collateralized by certain assets of the Company, including its internally developed technology. The Venture loan agreements included customary events of default including failure to pay amounts due, breaches of covenants and warranties, certain judgments and judicial actions against the Company, material adverse effect events, cross default and insolvency. If an event of default occurs, Venture could require immediate repayment of all amounts due.
In June 2019, the Company paid the remaining $49.0 million of outstanding balance of the 2017 loans from Venture in cash. In connection with the repayment, the Company issued subordinated debt to Venture (“
Tranche B
”, see below) representing a prepayment penalty, with a nominal value and a fair value of the debt upon issuance of $8.6 million and $11.0 million, respectively. As a result, the Company recognized $11.5 million of debt extinguishment loss, representing the unamortized debt discount balance of $0.5 million, as well as the fair value of the subordinated debt of $11.0 million and the amount was included in the Company’s Consolidated Statement of Operations and Comprehensive Loss for the year ended January 31, 2020.
Venture Loan Amendment
On June 21, 2019, the Company amended the 2017 loan Agreements with the Venture (“
Amendment
”). Under the Amendment, the 2017 loans were bifurcated into two tranches: Tranche A, in an amount of $49.0 million, representing the remaining principal amount of the 2017 loans; and Tranche B, in an amount of $8.6 million, representing the 2017 loans prepayment penalty. Tranche A was paid in full upon the execution of the Amendment. Tranche B, consisting of two separate subordinated contract liability instruments of $4.3 million each (“
Tranche B
”), remained outstanding. The Tranche B loans bear no interest, have no maturity date or prepayment schedule, and are subordinate to SVB & Hercules Loan (defined below) for any enforcement of a security interest or lien. At the option of the lenders, the Tranche B loans can be converted into Series D convertible preferred stock at any time. In addition, the Tranche B loans include conversion features conditioned on future rounds of preferred equity financing, and bridge financing. The Company cannot prepay the Tranche B loans. The Tranche B loans shall become due and

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

payable in full upon an Acceleration Event (as defined in the Tranche B loans), which includes an event of default, a change in control, an initial public offering and liquidity event. The Tranche B loans also include optional prepayment and conversion features contingent upon additional debt issuance by the Company. The Company elected to apply the fair value option to the outstanding Tranche B loans. The Tranche B loans are classified as a current liability and were measured at a fair value of $10.9 million at issuance (Note 4). Changes in fair value are subsequently recognized in the consolidated statements of operations and comprehensive loss.
During the year ended January 31, 2021, the Company repaid $2.6 million of the Venture Tranche B and recognized debt extinguishment gain of $0.7 million, which represents a difference between the par amount of the repaid principle of the Venture Tranche B and the respective fair value upon repayment.
SVB & Hercules Loan
On June 21, 2019, the Company entered into a Credit Agreement with SVB and Hercules for a $50 million secured loan with an interest rate of 11.0% per annum (the prime rate plus 5.5%, minimum of 11.0%). The loan matures in June 2022. With the proceeds, the Company paid back $49.0 million of senior secured debt (the 2017 loans above). In connection with the loan, the Company issued warrants to the lenders and their affiliates for the purchase of 685,320 shares of the Company’s Class A common stock with an exercise price of $0.00002 per share with an expiration date of June 2029. Under the terms of the agreement, the Company is required to make interest-only payments until the maturity date of June 21, 2022. This maturity date is subject to a springing maturity condition, whereby, if 91 days prior to the June 21, 2022 maturity date of the 2020 Convertible Notes, the outstanding 2020 Convertible Notes have not been converted into equity securities, the SVB & Hercules Loan will become due and payable, including interest and fees.
The Company incurred $0.3 million of loan fees associated with its entry into the agreement and accrued $1.5 million of final loan fees payable upon maturity. The proceeds of debt issuance were allocated between debt and the warrants based on their relative fair value. The difference between debt proceeds and the amount of those proceeds allocated to debt gave rise to a debt discount of $4.2 million. The discount amount due to the warrant of $4.2 million along with the total loan fees of $1.8 million is being amortized as interest expense through maturity using the effective interest method.
On June 5, 2020, the Company obtained an additional $15 million secured loan from SVB and Hercules. The loan bears an interest rate of 11.0% per annum and matures on June 21, 2022, or 91 days prior to the maturity date of the 2020 Convertible Notes, described below, if the outstanding 2020 Convertible Notes have not been converted into equity securities. With the proceeds, the Company paid back $2.6 million, or 30% of the face value of Venture Tranche B. In connection with the loan, the Company issued warrants to the lenders and their affiliates for the purchase 250,780 shares of Class A common stock of the Company with an expiration date of June 2030.
The proceeds of debt issuance were allocated between debt and the warrants based on their relative fair value. The difference between debt proceeds and the amount of those proceeds allocated to debt gave rise to a debt discount of $1.6 million. The discount amount due to the warrant of $1.6 million along with the total loan fees of $0.6 million is being amortized as interest expense through maturity using the effective interest method.
2020 Convertible Notes
During the year ended January 31, 2021, the Company entered into Stock Purchase Warrant Agreement and Convertible Promissory Note Agreements with certain investors, (the “
2020 Convertible Notes
”). The 2020 Convertible Notes bear interest at a rate of 6.0% per annum, that compounds quarterly and matures on

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

June 22, 2022. The principal amount of 2020 Convertible Notes issued is $71.1 million in aggregate. The Company issued warrants for the purchase of Series D convertible preferred stock, equal to 20% of the original principal amount of the notes, with an exercise price of $14.37544. The warrants expire on the tenth anniversary of the date of issuance. The number of shares of Series D convertible preferred stock issuable under the warrants is 989,528 in aggregate.
The 2020 Convertible Notes contain automatic conversion features in the event of the closing of the Company’s next sale of preferred stock occurring on or prior to the 2020 Convertible Notes’ maturity date resulting in gross proceeds in excess of at least $75.0 million, (the “
Next Equity Financing
”). Upon closing of a Next Equity Financing, all outstanding principal and accrued interest under the 2020 Convertible Notes will automatically convert at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the Next Equity Financing and (ii) $2.5 billion divided by the Company’s capitalization (the “
Capped Price
”), immediately prior to the closing of the Next Equity Financing.
The 2020 Convertible Notes also contain an optional conversion feature upon an equity financing by the Company which does not constitute a Next Equity Financing (a “
Non-Qualified
Financing Conversion
”). In the event of a
Non-Qualified
Financing Conversion, the 2020 Convertible Notes will be convertible at the option of the holder, into a series of capital stock issued in the Non-Qualified Financing at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the
Non-Qualified
Financing and (ii) the Capped Price.
In the event of a Change of Control, as defined in the 2020 Convertible Note agreement, prior to repayment in full and prior to the Next Equity Financing, at the option of the holder, either (i) the Company shall pay 200% of the then outstanding principal accrued interest, or (ii) shall convert into common stock of the Company at a conversion price equal to the Capped Price immediately prior to the closing of the Change of Control.
The Company elected to apply the fair value option to the outstanding 2020 Convertible Notes. As such, the 2020 Convertible Notes are recognized at fair value with changes in fair value recognized in the condensed consolidated statements of operations and comprehensive loss.
The Credit Agreement with SVB and Hercules requires the Company to deliver audited financial statements that do not contain an explanatory paragraph regarding “going concern”. The Company executed a letter with SVB and Hercules in which SVB and Hercules have agreed to waive any purported breach of the debt agreement with respect to the Company’s delivery of audited financial statements for the fiscal year ended January 31, 2021. As of January 31, 2021, the Company is in compliance with, or had received appropriate waivers for, the covenants associated with each of the Company’s debt and credit facilities.
A summary of the Company’s debt balance and outstanding convertible notes as of January 31, 2021 is as follows:

	Net Carrying Value
	Current	Long-term	Principal Balance	Contractual Interest Rate	Maturity Date
(in thousands, except percentages)
Venture Tranche B	$8,244	—	$6,035	—	n/a
2020 Convertible Notes	—	$92,968	$71,125	6%	6/22/2022
SVB & Hercules Loan	—	$62,644	$66,950	11%	6/21/2022

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

The following table presents the interest expense related to the contractual interest coupon, the amortization of debt issuance costs, the amortization of debt discounts and loss (gain) on extinguishment of debt:

	Year Ended January 31,
(in thousands)	2021	2020
Contractual interest coupon	$6,697	$5,554
Amortization of debt issuance costs	811	402
Amortization of debt discounts	1,939	990
Debt extinguishment (gain) loss	(673)	11,529

Total interest expense and extinguishment (gain) loss	$8,774	$18,475

Future payments related to loan principal amounts due per fiscal year are as follows:

(in thousands)
2022	$—
2023	138,075
2024	—
2025	—
2026	—

Total loan principal due	138,075
Add: Venture Tranche B, principal balance	6,035
Add : Change in fair value of liabilities	26,648
Less: Amount representing discount accretion and warrant issued	(6,902)

Net carrying value of debt	$163,856

A summary of warrants issued in connection with the above transactions and outstanding as of January 31, 2021 is as follows:

	Number of Warrants Outstanding	Number of Warrants Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Term (in Years)
Warrants to purchase Class A Common Stock	936,100	936,100	$0.004	8.65
Warrants to purchase Series B Convertible Preferred Stock	497,010	497,010	$5.030	4.08
Warrants to purchase Series D Convertible Preferred Stock	1,476,468	1,476,468	$14.375	8.52

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

9.	Common Stock
Common stockholders are entitled to dividends when and if declared by the Board of Directors, subject to the prior rights of the convertible preferred stockholders. As of January 31, 2021, no dividends have been declared. The holders of the Class A Common Stock and the holders of the Class B Common Stock at all times vote together as one class on all matters. Each holder of shares of Class B Common Stock, which are held by the Company’s founders, is entitled to 10 votes for each share of Class B Common Stock, and each holder of shares of Class A Common Stock is entitled to 1 vote for each share of Class A Common Stock.
On August 12, 2019, the Company effected a five-for-one stock split of its common stock and convertible preferred stock. All share and related per share information has been retroactively adjusted to reflect the stock split in these consolidated financial statements.

10.	Preferred Stock
The Company has authorized 105,000,000 shares of preferred stock at January 31, 2021 and 2020.
Convertible preferred stock (“
preferred stock
”) outstanding at January 31, 2021 and 2020, consists of the following (in thousands, except for shares and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Preference	Proceeds Net of Issuance Costs
A	30,000,000	26,072,555	$0.7871	$20,522	$13,218
B	15,000,000	10,314,505	5.0301	51,883	51,792
C	14,436,335	13,756,905	9.1989	126,549	126,232
C prime	5,563,665	4,024,175	11.0387	44,422	44,422
D	40,000,000	31,514,850	14.3754	453,039	178,384

	105,000,000	85,682,990		$696,415	$414,048

The rights, preferences, and privileges of the preferred stock are as follows:
Voting
The holders of preferred stock are entitled to vote on all matters on which common stockholders are entitled to vote. Holders of preferred stock and common stock vote together as a single class, not as separate classes. Each holder of preferred stock is entitled to the number of votes equal to the number of common stock shares into which the shares held by such holder are convertible.
Dividends
The holders of shares of Series A, B, C, C prime and D preferred stock are entitled to receive dividends at the rates of $0.062970, $0.402405, $0.735914, $0.883096 and $1.150035 per annum for each share of preferred stock, respectively. Such dividends are payable when and if declared by the Board of Directors, and are noncumulative.
The holders of Series D preferred stock shall be entitled to receive dividends prior to and in preference to any payment of any dividend on Series C prime and C preferred stock, Series B preferred stock, Series A preferred stock and on common stock.
The holders of Series C prime and C preferred stock shall be entitled to receive dividends prior to and in preference to any payment of any dividend on Series B preferred stock, Series A preferred stock and

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

common stock. Series B preferred stock shall be entitled to receive dividends prior to and in preference to any payment of any dividend on Series A preferred stock and common stock. Series A preferred stock shall be entitled to receive dividends prior to and in preference to any payment of any dividend on common stock.
After payment of dividends to the holders of the Series A and B preferred stock, any additional dividends shall be distributed among the holders of common stock pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all preferred stock into common stock). No dividends have been declared by the Board of Directors from inception through January 31, 2021.
Conversion
Each share of preferred stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the applicable original issue price by the conversion price applicable to such share in effect on the date the certificate is surrendered for conversion. The conversion price per share for the shares of Series A, B, C, C prime and D preferred stock shall initially be $0.7871, $5.0301, $9.1989, $11.0387 and $14.3754 per share. Each such conversion price may be subject to adjustment.
Each share of preferred stock shall automatically be converted into shares of Class A Common Stock at the then effective conversion price applicable for such share immediately prior to the closing of the sale of the Company’s Common Stock to the public in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “
Securities Act
”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Company, at a price per share to the public of not less than $14.3754 (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations, or similar events with respect to such shares) that results in gross offering proceeds (before deduction of the underwriters’ discounts and expenses) to the Company of not less than $150 million whereby the Common Stock is listed on the New York Stock Exchange, Nasdaq Stock Market, or American Stock Exchange (or any successor exchanges thereto).
Redemption
The shares of preferred stock are not redeemable at the option of the holders.
Specifically, certain holders of preferred stock are entitled to elect (subject to specified ownership conditions outlined in the Company’s articles of incorporation) in aggregate four directors (the “
Preferred Directors
”). The holders of the majority of the voting power of the Company’s Common Stock are entitled to elect four directors (the “
Common Directors
”) and of those Common Directors, the Company’s founders are entitled to appoint two in the aggregate (the “
Founder Common Directors
”). A majority of Common Directors and a majority of the Preferred Directors are entitled to elect the remaining director (the “
Independent Remaining Director
”).
As described above, each holder of shares of Class B Common Stock, which are held by the Company’s founders, is entitled to 10 votes for each share of Class B Common Stock. The holders of Class A Common Stock and Class B Common Stock vote together on all decisions to be made by the holders of Common Stock. The combined voting power of the Company’s founders provide the founders with the ability to appoint the two remaining Common Directors.
As of January 31, 2021, the Company’s Board of Directors is comprised of seven directors, including three Preferred Directors, three Common Directors (including the two Founder Common Directors) and one Independent Director. Every member of the Board of Directors is entitled to one vote on matters, however, the two Founder Common Directors are entitled to two votes. The Company’s founders control five out of nine votes and control the actions of the Company’s Board of Directors.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

Liquidation
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series D, C prime and C preferred stock will receive, in preference to the holders of Series B, then to the holders of Series A, and last to the common stock holders an amount per share equal to the combined issuance costs of $14.3754, $11.0387 and $9.1989 per share, plus any accrued but unpaid dividends, respectively. After payment of the liquidation preference to the holders of Series D, C prime and C preferred stock, the holders of Series B preferred stock will receive, in preference to the holders of Series A preferred stock and holders of common stock, an amount per share equal to the original issue price of $5.0301 per share, plus any accrued but unpaid dividends. After payment of the liquidation preference to the holders of Series D, C prime, C and B preferred stock, the holders of Series A preferred stock will receive, in preference to the holders of common stock, an amount per share equal to the original issue price of $0.7871 per share, plus any accrued but unpaid dividends. After payment of the liquidation preference to holders of Series D, C prime, C, B and A preferred stock, the remaining assets of the Company are available for distribution on a pro rata basis to the holders of Series A common stock, on an as if converted basis. To the extent that holders of the Series D, C prime, C, B and A preferred stock have received an aggregate of $14.3754 , $11.0387, $9.1989 , $5.0301 and $0.7871 per share, respectively, plus any accrued but unpaid dividends, any remaining assets will be distributed solely to the holders of common stock.

11.	Related Party Transactions
As of January 31, 2021, Google owned greater than 10% of the Company’s common equivalent shares through its total investment of 18,633,305 shares in Series D preferred stock.
In March 2020, Google purchased $10.0 million of 2020 Convertible Notes (Note 8). Upon issuance of the 2020 Convertible Note to Google, the Company also issued warrants to Google for the purchase of 139,126 shares of Series D preferred stock. As of January 31, 2021, the outstanding principal and accrued interest associated with the 2020 Convertible Notes held by Google was $10.5 million, included in Convertible notes, non-current, on the Company’s consolidated balance sheet.
In 2017, the Company and Google entered into a 5 year content license agreement under which Google licensed content covering Google’s specified areas of interest. The contract automatically renews for one additional year if the parties fail to fulfill their respective obligations at the end of year 5. As of January 31, 2021 and 2020, the deferred revenue balance associated with the content license agreement was $20.8 million and $32.3 million, respectively. For the years ended January 31, 2021 and 2020, the Company recognized revenue of $11.5 million and $8.1 million, respectively, related to the content license agreement.
In addition, the Company purchases hosting and other services from Google, of which $10.3 million is deferred as of January 31, 2021. The Company recorded hosting expense of $13.1 million and $10.9 million during the years ended January 31, 2021 and 2020, respectively. As of January 31, 2020, the Company’s accounts payable and accrued liabilities balance included $1.0 million related to hosting and other services provided by Google. As of January 31, 2021, no amounts were due for such services. See Note 7 for future Google hosting purchase commitments as of January 31, 2021. On June 28, 2021, the Company amended the terms of its hosting and service arrangement with Google, see Note 16.

12.	Stock Incentive Plans
In December 2011, the Company adopted the 2011 Stock Incentive Plan (the “
Plan
”). The Plan provides for the granting of stock options and RSUs to employees, consultants, and advisors of the Company. Options granted under the Plan may be either incentive stock options (“
ISO
”) or nonqualified stock options

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

(“
NSO
”). ISOs may be granted only to Company employees including officers and directors who are also employees. NSOs may be granted to Company employees, consultants, and advisors. As of January 31, 2021, 821,818 shares of common stock are reserved for future issuance under the Plan.
Options under the Plan have a contractual life for periods of up to ten years (or five years if granted to a 10% stockholder). Options granted generally vest over four years.
A summary of stock option activity under the Plan is as follows:

	Options Outstanding
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Aggregate Intrinsic Value (in thousands)
Balances at February 1, 2019	15,684,075	$3.42	7.07
Exercised	(111,910)	2.36
Granted	6,876,680	6.01
Forfeited	(2,355,113)	4.71

Balances at January 31, 2020	20,093,732	4.16	7.13
Exercised	(1,090,700)	0.49
Granted	8,000,619	6.19
Forfeited	(1,382,714)	5.45

Balances at January 31, 2021	25,620,937	$4.88	7.21	$80,964
Vested and exercisable	15,849,747	$4.14	6.15	$61,882
The intrinsic value of options exercised during the years ended January 31, 2021 and 2020, was $6.1 million and $0.4 million, respectively.
A summary of options outstanding and exercisable by price at January 31, 2021 are as follows:

	Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Contractual Life (in Years)	Number of Options	Weighted Average Remaining Contractual Life (in Years)
$0.00002	48,995	0.64	48,995	0.64
0.014	187,500	0.79	187,500	0.79
0.070	25,000	1.46	25,000	1.46
0.106	545,050	2.58	545,050	2.58
0.856	2,218,795	3.57	2,218,795	3.57
2.768	1,426,495	4.25	1,426,495	4.25
3.102	1,445,855	4.73	1,445,855	4.73
3.560	1,629,030	5.21	1,629,030	5.21
5.234	203,765	6.01	203,765	6.01
5.650	2,334,810	6.40	2,125,470	6.39
5.846	1,802,595	7.59	1,164,672	7.57
6.006	5,907,345	8.52	2,283,987	8.50
6.190	7,845,702	9.4	2,545,133	9.26

	25,620,937		15,849,747

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

The weighted-average grant date fair value of options granted during the years ended January 31, 2021 and 2020 was $2.83 and $2.51 per share, respectively. As of January 31, 2021, total unrecognized compensation costs related to stock options were $22.5 million. These costs are expected to be recognized over a period of approximately 2.78 years.
The fair value of shares vested during the year ended January 31, 2021 was $10.2 million. The fair value of the employee stock options granted during the years ended January 31, 2021 and 2020 was estimated using the following assumptions:

Year Ended January 31,
	2021	2020
Weighted-average expected term (years)	5.02 - 6.76	5.08 - 6.83
Expected volatility	42.45% - 44.71%	38.13% - 39.85%
Risk-free interest rate	0.31% - 0.52%	1.67% - 2.54%
Dividend yield	—	—
The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company uses the simplified method to determine its expected term because it does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group. The risk-free rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.
Stock-Based Compensation
Stock-based compensation expense related to options granted to employees and nonemployees was recognized as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Cost of revenue	$843	$788
Research and development	4,109	2,754
Sales and marketing	1,687	1,234
General and administrative	7,899	1,252

Total expense	14,538	6,028
Capitalized internal-use software development costs	(526)	(957)

Total stock-based compensation expense	$14,012	$5,071

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

Restricted Stock Units
A summary of RSU activity under the Plan is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Balances at February 1, 2019	803,430	$5.985
Vested	—	—
Granted	587,500	6.109
Forfeited	(450,000)	6.041

Balances at January 31, 2020	940,930	$6.036
Vested	—	—
Granted	200,000	6.470
Forfeited	(55,320)	5.984

Balances at January 31, 2021	1,085,610	$6.091

An RSU will vest on the first date upon which both the service-based requirement and the liquidity event requirement are satisfied. Service-based requirement generally requires four years continuous service from a vesting commencement date. The liquidity event requirement will be satisfied as to any then outstanding RSUs on the first to occur of: (1) a change of control where the consideration paid for the Company’s Common Stock is cash, equity securities that are publicly traded, or a combination of both (such Change of Control, a “
Qualifying Change of Control
”); or (2) the effective date of an IPO (together, a “
Liquidity Event
”). In order for the liquidity event requirement to be satisfied, the Liquidity Event must occur on or before the seven year anniversary of the date of grant (the “
Liquidity Event Deadline
”). No RSUs will vest, and no shares allocated to the RSUs shall be issued, unless a Liquidity Event occurs on or before the Liquidity Event Deadline. As such, there were no RSUs vested as at January 31, 2020 and 2021, and no stock-based compensation expense related to RSUs was recognized for the years ended January 31, 2021 and 2020. As of January 31, 2021, there was approximately $6.6 million of unrecognized stock-based compensation expense related to RSUs, of which, approximately $3.2 million related to RSUs which had met the service-based condition and would be recognized upon a Liquidity Event.

13.	Income Taxes
The components of the loss before income taxes are as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Domestic	$(127,599)	$(123,760)
Foreign	1,569	176

Total loss before income taxes	$(126,030)	$(123,584)

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

The provision for (benefit from) income taxes consists of the following (in thousands):

	Year Ended January 31,
(in thousands)	2021	2020
Current
Federal	$—	$—
State	23	29
Foreign	1,095	500

Total current tax provision	1,118	529

Deferred
Federal	60	—
State	30	—

Foreign	(135)	(399)

Total deferred tax benefit	(45)	(399)

Income tax provision	$1,073	$130

A reconciliation between the U.S. federal statutory income tax and the Company’s effective tax rates as a percentage of loss before income taxes is as follows:

	Year Ended January 31,
	2021	2020
Provision computed at federal statutory rate	21.0%	21.0%
States taxes, net of federal benefit	2.4	2.4
Foreign rate differential	(0.8)	(1.0)
Revaluation gain/loss	(5.0)	0.1
Tax credits	2.3	2.0
Change in valuation allowance	(21.3)	(23.9)
Other	0.5	(0.7)

Effective tax rate	(0.9)%	(0.1)%

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

The components of the Company’s deferred tax assets and liabilities are as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Deferred tax assets
Net operating loss carryforwards	$92,570	$78,452
Tax Credit carryforwards	17,679	14,772
Stock-based compensation	4,013	3,033
Deferred revenue	5,239	10,356
Excess interest expense	6,799	4,253
Other	4,826	4,040

Total deferred tax assets	131,126	114,906
Valuation allowance	(126,270)	(102,758)

Total deferred tax assets	4,856	12,148
Deferred tax liabilities
Property and equipment	—	(6,816)
Intangible assets	(4,432)	(4,953)

Total deferred tax liabilities	(4,432)	(11,769)

Net deferred tax assets	$424	$379

The Company had deferred tax assets of $131.1 million and $114.9 million before valuation allowances as of January 31, 2021 and 2020, respectively. The Company assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some or all of its deferred tax assets will not be realized. The Company evaluates all available positive and negative evidence such as past operating results, future reversals of existing deferred tax liabilities, projected future taxable income, as well as prudent and feasible tax-planning strategies. Management believes that it is more likely than not that the majority of U.S. and foreign deferred tax assets will not be realized. Accordingly, the Company has recorded a valuation allowance against its deferred tax assets in these jurisdictions.
The net change in the total valuation allowance is as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Valuation allowance, beginning of year	$102,758	$73,155
Change in valuation allowance	23,512	29,603

Valuation allowance, end of year	$126,270	$102,758

The Company considers the undistributed earnings of its foreign subsidiaries permanently reinvested in foreign operations and has not provided for U.S. income taxes on such earnings. As of January 31, 2021, the Company’s unremitted earnings from its foreign subsidiaries were $1.4 million and the corresponding unrecognized deferred U.S. income tax liability is not material.
As of January 31, 2021, the Company had approximately $384.8 million of federal, $163.2 million of state and $1.3 million of foreign net operating loss (“
NOL
”) carryforwards available to offset future taxable income, which will expire in varying amounts beginning in 2022. An insignificant amount of NOL and credits carryforwards may be subject to annual limitations under Internal Revenue Code Section 382.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

As of January 31, 2021, the Company had approximately $13.7 million of federal and $9.8 million of California research and development credit carryforwards available to reduce future taxable liability. The federal credit carryforwards will expire beginning in 2032 and California credits can be carried forward indefinitely.
The Company’s unrecognized tax benefits are as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Beginning of year	$3,918	$3,234
Additions based on tax positions related to the current year	796	684

End of year	$4,714	$3,918

As of January 31, 2021, the Company had no unrecognized tax benefits that, if recognized, would affect the effective tax rate. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the provision for taxes. The Company determined that no accrual for interest and penalties was required as of January 31, 2021 and 2020 and no such expenses were incurred in the years presented.
The Company does not anticipate the total amounts of unrecognized tax benefits to significantly increase or decrease in the next twelve months.
The Company files U.S. federal, various state and foreign income tax returns. The Company is not currently under audit by any taxing authorities. All tax years remain open to examination by taxing jurisdictions to which the Company is subject.

14.	Net Loss Per Share Attributable to Common Stockholders
The Company computes earnings (loss) per share of the Class A common stock and Class B common stock using the two-class method required for participating securities. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A common stock and Class B common stock (amounts in thousands, except share and per share amounts):

	Year Ended January 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(127,103)	$(123,714)
Denominator:
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	28,863,607	27,981,802
Basic and diluted net loss per share attributable to common stockholders	$(4.40)	$(4.42)
Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

The following table presents the potential common stock outstanding that was excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Year Ended January 31,
	2021	2020
Convertible Preferred Stock	85,682,990	85,682,990
Warrants to purchase Series B Convertible Preferred Stock	497,010	497,010
Warrants to purchase Series D Convertible Preferred Stock	1,476,468	486,940
Convertible notes	4,742,818	599,548
Common stock options	25,620,937	20,093,732
Restricted Stock Units	1,085,610	940,930

	119,105,833	108,301,150

15.	Defined Contribution Plan
The Company sponsors a defined-contribution savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, covering substantially all full-time U.S. employees. Participating employees may contribute a percentage of their qualifying annual compensation up to the annual Internal Revenue Service contribution limit. The 401(k) Plan was adopted in 2013. Since the inception of the plan, the Company has not matched employee contributions.

16.	Subsequent Events
The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through June 30, 2021, the date the consolidated financial statements were available to be issued.
Business combination
In April 2021, the Company entered into a letter of intent with a SPAC, with respect to a potential business combination between the Company and the SPAC. The letter of intent was subsequently amended in May 2021 (the “
Amended LOI
”). The Amended LOI contemplates the acquisition of 100% of the outstanding equity interests of the Company in exchange for shares of common stock of the SPAC, at an enterprise valuation of the Company of approximately $3.5 billion, subject to certain purchase price adjustments. The Amended LOI also contemplates, among other things, a PIPE financing of approximately $400.0 million conditioned upon the consummation of the business combination. The proposed business combination will result in the Company becoming a wholly owned subsidiary of a publicly traded company on the NYSE. The execution of a definitive business combination agreement is subject to, among other things, completion of negotiations, completed due diligence and final approval of the SPAC’s and the Company’s Board of Directors.
Litigation settlement
In May 2021, the Company entered into a legal settlement agreement related to alleged claims brought forth by a customer. Pursuant to the settlement agreement, the Company agreed to pay $10.0 million. The legal settlement is accrued as a customer payable in the Consolidated Balance Sheet as of January 31, 2021 (Note 6).

Planet Labs Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2021 and 2020

Contract amendments
On June 28, 2021, the Company amended the terms of its hosting agreement with Google. The amendment, among other things, increases the aggregate purchase commitments to $193.0 million. The amended agreement commences on August 1, 2021 and extends through January 31, 2028.

Planet Labs Inc.
Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and par value amounts)	July 31, 2021	January 31, 2021
Assets
Current assets
Cash and cash equivalents	$75,213	$71,183
Accounts receivable, net	16,704	47,110
Prepaid expenses and other current assets	9,928	7,134

Total current assets	101,845	125,427
Property and equipment, net	145,128	159,855
Capitalized internal-use software, net	11,029	11,994
Goodwill	88,393	88,393
Intangible assets, net	5,137	5,673
Restricted cash, non-current	5,311	4,982
Other non-current assets	7,921	2,984

Total assets	$364,764	$399,308

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,078	$1,446
Accrued and other current liabilities (1)	21,907	30,195
Deferred revenue (1)	45,447	57,570
Liability from early exercise of stock options	17,928	—
Convertible notes, at fair value (1)	104,464	8,244
Preferred stock warrant liability	9,364	11,359
Debt, net of discount	64,187	—

Total current liabilities	266,375	108,814
Debt, net of discount	—	62,644
Convertible notes, at fair value (1)	—	92,968
Deferred revenue (1)	9,573	15,122
Deferred hosting costs (1)	15,340	7,971
Deferred rent	1,911	2,991
Other non-current liabilities	1,287	1,287

Total liabilities	294,486	291,797

Commitments and contingencies (Note 6)
Stockholders’ equity
Convertible preferred stock, $0.00002 par value, 105,000,000 shares authorized, 85,682,990 shares issued and outstanding, $696,415 aggregate liquidation preference at July 31, 2021 and January 31, 2021 (1)	2	2
Common stock, $0.00002 par value, 155,000,000 and 15,000,000 Class A and Class B shares authorized, respectively; 16,832,648 and 14,876,627 Class A shares issued and outstanding at July 31, 2021 and January 31, 2021, respectively; 13,811,878 Class B shares issued and outstanding at July 31, 2021 and January 31, 2021	1	1
Additional paid-in capital	757,833	745,644
Accumulated other comprehensive income	1,965	1,769
Accumulated deficit	(689,523)	(639,905)

Total stockholders’ equity	70,278	107,511

Total liabilities and stockholders’ equity	$364,764	$399,308

(1)	Balance includes related-party transactions entered into with Google. See Note 10.
See accompanying notes to unaudited condensed consolidated financial statements.

Planet Labs Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Six Months Ended July 31,
(in thousands, except share and per share amounts)	2021	2020
Revenue (1)	$62,363	$55,652
Cost of revenue (1)	38,946	44,677

Gross profit	23,417	10,975
Operating expenses
Research and development (1)	24,562	21,171
Sales and marketing	21,250	17,043
General and administrative	20,139	17,407

Total operating expenses	65,951	55,621

Loss from operations	(42,534)	(44,646)

Debt extinguishment gain	—	673
Interest expense	(5,138)	(4,223)
Change in fair value of convertible notes and warrant liabilities	(1,257)	(10,679)
Other income (expense), net	(261)	614

Total other expense, net	(6,656)	(13,615)

Loss before provision for income taxes	(49,190)	(58,261)
Provision for income taxes	428	306

Net loss	$(49,618)	$(58,567)

Other comprehensive loss
Foreign currency translation adjustment, net of tax	196	(5)

Comprehensive loss	$(49,422)	$(58,572)

Basic and diluted net loss per share attributable to common stockholders	$(1.65)	$(2.06)

Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	30,006,530	28,378,608

(1)	Balance includes related-party transactions entered into with Google. See Note 10.
See accompanying notes to unaudited condensed consolidated financial statements.

Planet Labs Inc.
Unaudited Condensed Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balances at January 31, 2021	85,682,990	$2	28,688,505	$1	$745,644	$1,769	$(639,905)	$107,511
Issuance of Class A common shares from the exercise of stock options	—	—	1,956,021	—	3,880	—	—	3,880
Stock-based compensation	—	—	—	—	8,309	—	—	8,309
Change in translation	—	—	—	—	—	196	—	196
Net loss	—	—	—	—	—	—	(49,618)	(49,618)

Balances at July 31, 2021	85,682,990	$2	30,644,526	$1	$757,833	$1,965	$(689,523)	$70,278

(in thousands, except share amounts)	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balances at January 31, 2020	85,682,990	$2	27,597,805	$1	$728,943	$1,493	$(512,802)	$217,637
Issuance of common stock warrants	—	—	—	—	1,624	—	—	1,624
Issuance of Class A common shares from the exercise of stock options	—	—	116,804	—	54	—	—	54
Stock-based compensation	—	—	—	—	8,724	—	—	8,724
Change in translation	—	—	—	—		(5)	—	(5)
Net loss	—	—	—	—	—	—	(58,567)	(58,567)

Balances at July 31, 2020	85,682,990	$2	27,714,609	$1	$739,345	$1,488	$(571,369)	$169,467

See accompanying notes to unaudited condensed consolidated financial statements.

Planet Labs Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended July 31,
(in thousands)	2021	2020
Operating activities
Net loss	$(49,618)	$(58,567)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	22,516	32,429
Stock-based compensation, net of capitalized cost of $333 and $263, respectively	7,976	8,461
Provision for doubtful accounts	(65)	134
Change in fair value of convertible notes and warrant liabilities	1,257	10,679
Debt extinguishment gain	—	(673)
Deferred income taxes	218	49
Amortization of debt discount and issuance costs	1,544	1,210
Changes in operating assets and liabilities
Accounts receivable	30,769	(6,716)
Prepaid expenses and other assets	(5,378)	(4,758)
Accounts payable, accrued and other liabilities	(6,515)	(785)
Deferred revenue	(17,499)	(531)
Deferred hosting cost	7,507	3,437
Deferred rent	(1,015)	(953)

Net cash used in operating activities	(8,303)	(16,584)

Investing activities
Purchases of property and equipment	(4,000)	(10,060)
Capitalized internal-use software	(1,922)	(2,017)
Other	(300)	(279)

Net cash used in investing activities	(6,222)	(12,356)

Financing activities
Proceeds from the exercise of common stock options	3,880	54
Proceeds from the early exercise of common stock options	17,928	—
Payments of deferred offering costs	(2,237)	—
Proceeds from issuance of debt and common stock warrants, net of issuance costs	—	14,862
Principal payment of convertible notes	—	(2,586)
Proceeds from issuance of convertible notes and preferred stock warrant		71,125

Net cash provided by financing activities	19,571	83,455

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(425)	301

Net increase in cash, cash equivalents and restricted cash	4,621	54,816
Cash, cash equivalents and restricted cash at the beginning of the period	76,540	27,739

Cash, cash equivalents and restricted cash at the end of the period	$81,161	$82,555

Supplemental disclosure of cash flow information
Cash paid for interest	(3,594)	(2,871)
Cash paid for income taxes	(487)	(253)
Supplemental disclosure of noncash investing and financing activities
Accrued purchase of property and equipment	222	955
Deferred offering costs, accrued but not paid	2,478	—
See accompanying notes to unaudited condensed consolidated financial statements.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

1.	Organization
Planet Labs Inc. (including its subsidiaries or the “
Company
”) was incorporated in the state of Delaware on December 28, 2010. The Company was originally incorporated as Cosmogia Inc., and the name was subsequently changed to Planet Labs Inc. on June 24, 2013. The Company was founded to design, construct, and launch constellations of satellites with the intent of providing high cadence geospatial data delivered to customers via an online platform. During 2015 the Company acquired certain entities of the Black Bridge Corporation Group (“
BlackBridge
”). In April 2017, the Company completed the acquisition of Terra Bella Technologies Inc. (“
Terra Bella
”). The acquisition of BlackBridge provided the Company downstream knowledge and global reach, while the acquisition of Terra Bella added high-resolution imagery capabilities to the Company’s fleet. In March 2019, to accelerate the adoption of commercial geospatial information services, the Company completed its acquisition of Boundless Spatial, Inc. (“
Boundless
”) and subsequently changed the Boundless name to Planet Labs Federal Inc. on March 11, 2019.
The Company is headquartered in San Francisco, California, with operations throughout the United States (“
U.S.
”), Canada, Asia and Europe. The Company has wholly-owned foreign subsidiaries in Canada, Germany, Luxembourg, Singapore and the Netherlands.
Pending Business Combination
On July 7, 2021, the Company entered into an Agreement and Plan of Merger (the “
Merger Agreement
”) with dMY Technology Group, Inc. IV (“
dMY IV
”), a special purpose acquisition company (“
SPAC
”), and certain of its subsidiaries, pursuant to which, via a series of mergers with those subsidiaries, the Company will become a wholly owned subsidiary of dMY IV (the “
Business Combination
”). Upon consummation of the Business Combination, all of the Company’s outstanding equity interests will be converted into the right to receive equity interests in dMY IV. The Company anticipates it will pay approximately $17.56 million of estimated transaction expenses upon closing of the Business Combination. The Business Combination has not consummated as of July 31, 2021.

2.	Basis of Presentation and Principles of Consolidation
The unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the U.S. (“
U.S. GAAP
”).
Certain notes or other information that are normally required by U.S. GAAP have been omitted if they substantially duplicate the disclosures contained in the Company’s annual audited consolidated financial statements. Accordingly, the unaudited condensed consolidated financial statements should be read in connection with the Company’s audited consolidated financial statements and related notes as of and for the two years ended January 31, 2021 and 2020. The accompanying interim condensed consolidated financial statements are unaudited; however, in the opinion of management they include all normal and recurring adjustments necessary for a fair presentation of the Company’s unaudited condensed consolidated financial statements for the periods presented. The results of operations for the six months ended July 31, 2021 are not necessarily indicative of the results expected for the year ending January 31, 2022 or any other future period.
The unaudited condensed consolidated financial statements include the accounts of Planet Labs Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company’s fiscal year end is January 31.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

Liquidity and Going Concern
The Company has prepared its unaudited condensed consolidated financial statements assuming that the Company will continue as a going concern. Since its inception, the Company has incurred net losses and negative cash flows from operations. As of July 31, 2021, the Company had an accumulated deficit of $689.5 million. For the six months ended July 31, 2021, the Company incurred a net loss before income tax of $49.2 million and had net cash outflows from operations of $8.3 million. The Company expects to incur additional operating losses and negative cash flows from operations in the future as it continues to expand its commercial operations and research and development programs. As of July 31, 2021 and January 31, 2021, the Company had $75.2 million and $71.2 million of cash and cash equivalents, respectively.
As further discussed in Note 7, as of July 31, 2021 and January 31, 2021, the Company had $77.1 million aggregate principal amount of convertible notes outstanding (the “
2020 Convertible Notes
” and “
Tranche B
”), of which approximately $71.1 million has a maturity date of June 22, 2022 and $6.0 million has no stated maturity date. In addition, as of July 31, 2021 and January 31, 2021, the Company has $67.0 million of principal and fees due to Silicon Valley Bank (“
SVB
”) and Hercules Capital Inc (“
Hercules
”) with a maturity date of June 21, 2022 (the “
SVB & Hercules Loan
”). The SVB and Hercules Loan also contains a “springing maturity” provision, which accelerates the maturity date for repayment of the loan, including interest and fees to March 23, 2022, if the outstanding 2020 Convertible Notes have not converted into equity securities by such date.
Because the Company has historically generated net losses and negative cash flows from operations, it may be unable to refinance its debt or raise sufficient capital to cause the conversion of its outstanding 2020 Convertible Notes into equity securities prior to the springing maturity condition coming into effect. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
As discussed above, the Company entered into a business combination agreement with dMY IV, which would result in dMY IV acquiring 100% of the Company’s outstanding equity interests. In addition to the cash resources made available through the business combination, the Company anticipates additional financing will be made available to the Company through a Private Investment in Public Equity (“
PIPE
”) offering, which is expected to close concurrently with the business combination. Management intends to use a portion of these proceeds to repay all of the outstanding amounts due under the SVB & Hercules Loan. In addition, as discussed in Note 7, the Company amended the terms of its convertible notes to provide for conversion of the notes into shares upon the consummation of the business combination.
There can be no assurance that the business combination, the PIPE offering and the subsequent debt repayment will be completed as currently contemplated, or at all. To the extent additional capital is not obtained through the business combination and PIPE offering, management will be required to obtain additional capital through the sale of debt or equity, or other arrangements. However, there can be no assurance that the Company will be able to raise additional capital when needed or under acceptable terms. The sale of additional equity may dilute existing stockholders and newly issued shares may contain senior rights and preferences compared to currently outstanding ordinary shares. Any future debt may contain covenants and limit the Company’s ability to pay dividends or make other distributions to stockholders. If the Company is unable to obtain additional financing, operations may be scaled back or discontinued. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The significant estimates and assumptions that affect the Company’s unaudited condensed consolidated financial statements include, but are not limited to, the useful lives of property and equipment, capitalized internal-use software and intangible assets, allowance for doubtful accounts, estimates related to revenue recognition, including the assessment of performance obligations within a contract and the determination of standalone selling price (“
SSP
”) for each performance obligation, the fair value of common stock and other assumptions used to measure stock-based compensation, the fair value of convertible notes and preferred stock warrants, the fair value of assets acquired, and liabilities assumed from business combinations, the impairment of long-lived assets and goodwill, the recognition, measurement and valuation of current and deferred income taxes and uncertain tax positions, and contingencies.
These estimates and assumptions are based on management’s best estimates and judgment. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, due to the inherent uncertainties in making estimates, actual results could differ from those estimates and such differences may be material to the unaudited condensed consolidated financial statements.
Due to the COVID-19 Coronavirus pandemic, there is ongoing uncertainty and disruption in the global economy and financial markets. The Company is not aware of any specific event or circumstance that would require an update to its estimates or assumptions or a revision of the carrying value of its assets or liabilities. These estimates and assumptions may change in the future, as new events occur and additional information is obtained.
Cash and Cash Equivalents and Restricted cash
Cash and cash equivalents include interest-bearing bank deposits, money market funds and other highly liquid investments with maturities of 90 days or less at the date of purchase.
The Company had restricted cash of $5.9 million and $5.4 million as of July 31, 2021 and January 31, 2021, respectively, which consisted of collateral money market accounts for the Company’s headquarters and other domestic office operating leases of $4.2 million and $4.3 million, performance guarantees required for the Company’s foreign sales activities of $1.5 million and $0.9 million and $0.3 million and $0.2 million in deposits related to the Company’s foreign operations as of July 31, 2021 and January 31, 2021, respectively.
A reconciliation of the Company’s cash and cash equivalents in the unaudited condensed consolidated balance sheets to cash, cash equivalents and restricted cash in the unaudited condensed consolidated statements of cash flows as of July 31, 2021 and January 31, 2021 is as follows:

(in thousands)	July 31, 2021	January 31, 2021
Cash and cash equivalents	$75,213	$71,183
Restricted cash, current	637	375
Restricted cash, non-current	5,311	4,982

Total cash, cash equivalents and restricted cash	$81,161	$76,540

Restricted cash, current of $0.6 million and $0.4 million is included in prepaid expenses and other current assets as of July 31, 2021 and January 31, 2021, respectively.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

Fair Value Measurement
Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an “
exit price
”), in the principal or most advantageous market for that asset or liability in an orderly transaction between market participants on the measurement date.
The Company measures fair value based on a three-level hierarchy of inputs, maximizing the use of observable inputs, where available, and minimizing the use of unobservable inputs when measuring fair value. A financial instrument’s level within the three-level hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three-level hierarchy of inputs is as follows:
Level 1: Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions about current market conditions and require significant management judgment or estimation.
The Company’s assets and liabilities measured at fair value on a recurring basis consist of cash and cash equivalents, restricted cash, accrued liabilities, preferred stock warrant liabilities and convertible notes. The fair value of cash, cash equivalents and accrued liabilities approximate the stated carrying value, due to the short time to maturity. The carrying amount of the Company’s outstanding debt approximates fair value as the debt bears a floating rate that approximates the market interest rate. The Company’s convertible notes and preferred stock warrant liability, where the values are based on valuation techniques that require inputs that are both unobservable and are significant to the overall fair value measurement, are classified as Level 3 under the fair value hierarchy. The fair value of these Level 3 financial liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value requires significant management judgment or estimation (Note 4). The Company measures certain non-financial assets including property and equipment, and other intangible assets at fair value on a non-recurring basis in periods after initial measurement in circumstances when the fair value of such assets are impaired below their recorded cost. As of July 31, 2021 and January 31, 2021 there were no material non-financial assets recorded at fair value.
Fair Value Option
The Company has elected the fair value option to account for its convertible notes. The Company records the convertible notes at fair value with changes in fair value recorded on the unaudited condensed consolidated statement of operations and comprehensive loss (Note 4). The primary reason for electing the fair value option is for simplification and cost-benefit considerations of accounting for the convertible notes at fair value versus bifurcation of the embedded derivatives. As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed as incurred and were not deferred.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Repair and maintenance costs are expensed as incurred. Significant improvements that extend the useful life or add functionality to property and equipment are capitalized. Depreciation is computed once an asset is placed in service using the straight-line method over the asset, which is as follows:

Estimated useful life (in years)
Computer equipment and purchased software	3
Office furniture, equipment and fixtures	5
Satellites	2.5 to 9
Ground stations and ground station equipment	3 to 10
Leasehold improvements	lesser of useful life or term of lease
Costs directly associated with design, construction, launch, and commissioning of satellites and systems are capitalized when the design and operation of the satellites and systems is at a sufficiently advanced stage such that the Company believes that recovery of the costs through future cash inflows is probable. The Company capitalizes material, labor and launch costs (including integration and launch insurance costs) that are incurred and necessary for the satellites to be placed into service. The Company depreciates the cost of a satellite over its estimated useful life, using the straight-line method of depreciation, once it is placed into service, which is when the Company determines that the satellites are providing imagery that meets the required quality specifications for sale to its customers.
The estimated useful life over which the Company depreciates a satellite is determined once the satellite has been placed into service. The initial determination of the satellite’s useful life involves the consideration of multiple factors, including design life, random part failure probabilities, expected component degradation and cycle life, fuel consumption (where applicable), and experience with satellite parts, vendors and similar assets.
At least annually, or more frequently, should facts and circumstances indicate a need, the Company performs an assessment of the remaining useful lives of its property and equipment including its satellites. The assessment for satellites evaluates satellite usage data, remaining fuel (where applicable), operational stresses and other factors that may impact the satellite’s expected useful life.
In February 2021, the Company completed an assessment of the useful lives of its satellites and adjusted the estimated useful life of certain satellites from 6 years to 9 years. This change in accounting estimate was effective beginning in fiscal year 2022. The effect of this change in estimate was a reduction in depreciation expense of $9.7 million and a decrease in basic and diluted net loss per share attributable to common stockholders of approximately $0.32 for the six months ended July 31, 2021. The change in estimated useful life is expected to result in a decrease in depreciation expense of $19.5 million for the year ended January 31, 2022.
Deferred Offering Costs
The Company has capitalized qualified legal, accounting and other direct costs related to its proposed merger with dMY IV. Deferred offering costs are included in other assets on the balance sheets and will be deferred until the completion of the merger with dMY IV, at which time they will be deducted from the combined companies’ additional paid-in capital. If the Company terminates its planned merger or if there is a significant delay, all of the deferred costs will be immediately written off to operating expenses. As of July 31, 2021, $4.7 million of deferred offering costs were capitalized.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

Revenue Recognition
The Company recognizes revenue in accordance with Accounting Standard Codification (“ASC”) Topic 606,
Revenue from Contracts with Customers
(“Topic 606”). Under Topic 606, the Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when a performance obligation is satisfied.
The Company derives its revenue principally from licensing rights to use imagery that is delivered digitally through its online platform in addition to providing related services. Imagery licensing agreements vary by contract, however, generally they have annual or multi-year contractual terms. The data licenses are generally purchased via a fixed price contract on a subscription or usage basis, whereby a customer pays for access to the Company’s imagery that may be downloaded over a specific period of time, or, less frequently, on a transactional basis, whereby the customer pays for individual content or archive access licenses. The Company’s imagery licensing agreements and service agreements are generally non-cancelable and do not contain refund-type provisions.
At contract inception, the Company assesses the product offerings in its contracts to identify performance obligations that are distinct. A performance obligation is distinct when it is separately identifiable from other items in a bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. To identify the performance obligations, the Company considers all of the product offerings promised in the contract.
Imagery licensing arrangements generally provide customers with the right to access imagery through the Company’s platform, download content on a limited or unlimited basis over the contractual period depending on the terms of the applicable contract, or provide both the right to access imagery and download content. The access to imagery through the Company’s online platform and the ability to download such imagery represent two separate performance obligations. As such, a portion of the total contract consideration related to access to continuously updated imagery content is recognized ratably on a straight-line basis over the term of the contract.
At contract inception, existing or archived imagery is available for download by the customer. The existing or archived imagery has significant standalone functionality and is not updated once licensed to a particular customer. As such, the portion of the contract consideration related to the download license of existing or archive imagery content is recognized as revenue at the commencement of the contract when control of the imagery is transferred, and the imagery is available for download by the customer. The portion of the contractual consideration related to the download of monitoring imagery content is recognized over the term of the contract utilizing a usage-based output measure of progress based on the download capacity specified in the contract. To the extent the number of downloads of the specified imagery content is unlimited, the contractual consideration related to downloads is recognized ratably on a straight-line basis over the term of the contract.
When the Company’s contracts with customers contain more than a single performance obligation, management allocates the total contract consideration to each performance obligation on a relative SSP basis. The SSP is the price at which the Company would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. The Company determines SSP by considering its overall pricing practices and market conditions, including the Company’s discounting practices, the size and volume of the Company’s transactions, the customer demographic, price lists, historical sales, contract prices and customer relationships.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

The Company also provides other services to customers, including professional services such as training, analytical services, research and development services to third parties, and other value-added activities related to imagery products. These revenues are recognized as the services are rendered, on a proportional performance basis for fixed price contracts or ratably over the contract term for subscription professional services contracts. Training revenues are recognized as the services are performed.
The Company recognizes revenue on a gross basis. The Company is the principal in the transaction as it is the party responsible for the performance obligation and it controls the product or service before transferring it to the customer.
Revenue excludes sales and usage-based taxes where it has been determined that the Company is acting as a pass-through agent.
The transaction price is the total amount of consideration that the Company expects to be entitled to in exchange for the product offerings in a contract. The prices of imagery licensing and other services are generally fixed at contract inception and therefore, the Company’s contracts do not contain a significant amount of variable consideration. From time to time, the Company may enter into contracts with its customers that provide a form of variable consideration, including a revenue share arrangement. For these arrangements, the Company estimates the variable consideration at the contract inception based on the most likely amount in a range of possible outcomes. The estimate of variable consideration is reassessed on a quarterly basis.
The Company typically bills in advance either quarterly or annually for contacts with terms of one year or longer. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the underlying performance obligations have been satisfied. Advance payments from customers have been categorized as current or non-current deferred revenue based on the expected performance date. The Company applied the practical expedient in Topic 606 and did not evaluate contracts of one year or less for the existence of a significant financing component. The financing component of multi-year contracts were not significant.
Emerging Growth Company
The Jumpstart Our Business Startups Act of 2012 (‘‘
JOBS Act
’’) allows an emerging growth company (‘‘EGC’’) to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act allows emerging growth companies to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company is an EGC and has elected to use the extended transition period under the JOBS Act until the earlier of the date that it is (i) no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The adoption dates discussed below, within the Recently Issued Accounting Pronouncements section, reflect this election.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

Recently Adopted Accounting Pronouncements
In August 2018, the Financial Accounting Standards Board (“
FASB
”) issued ASU 2018-15,
Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation
Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
(ASU 2018-15)
,
which clarifies the accounting for implementation costs in cloud computing arrangements. The Company adopted this guidance as of February 1, 2021, with no material impact on its unaudited condensed consolidated financial statements.
In November 2018, the FASB issued ASU 2018-18,
Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606
, which amends ASC 808 to clarify when transactions between participants in a collaborative arrangement under ASC 808 are within the scope of the FASB’s new revenue standard, ASU 2014-09 (codified in Accounting Standards Codification (“
ASC
”) 606). The Company adopted this guidance as of February 1, 2021, with no material impact on its unaudited condensed consolidated financial statements.

3.	Revenue
Deferred Revenue
During the six months ended July 31, 2021 and 2020, the Company recognized revenue of $37.4 million and $26.7 million, respectively, that had been included in deferred revenue as of January 31, 2021 and 2020, respectively.
Remaining Performance Obligations
The Company often enters into multi-year imagery licensing arrangements with its customers, whereby the Company generally invoices the amount for the first year of the contract at signing followed by subsequent annual invoices at the anniversary of each year. Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, which includes both deferred revenue and non-cancelable contracted revenue that will be invoiced and recognized in revenue in future periods. The Company’s remaining performance obligations were $156.1 million as of July 31, 2021, which consists of both deferred revenue of $55.0 million and non-cancelable contracted revenue that will be invoiced in future periods of $101.0 million. The Company expects to recognize approximately 62% of the remaining performance obligation over the next 12 months, approximately 87% of the remaining obligation over the next 24 months, and the remainder thereafter.
Disaggregation of Revenue
The following table disaggregates revenue by major geographic region:

	Six Months Ended July 31,
(in thousands)	2021	2020
United States	$24,504	$31,324
Norway	8,814	17
Canada	4,468	9,313
Rest of world	24,577	14,998

Total revenue	$62,363	$55,652

No single country in the Rest of world accounted for more than 10% of revenue for the six months ended July 31, 2021 and 2020.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

Costs to Obtain and Fulfill a Contract
Commissions paid to the Company’s direct sales force are considered incremental costs of obtaining a contract with a customer. Accordingly, commissions are capitalized when incurred and amortized to sales and marketing expense over the period of benefit from the underlying contracts. The period of benefit from the underlying contract is consistent with the timing of transfer to the performance obligations to which the capitalized costs relate, and is generally consistent with the contract term.
During the six months ended July 31, 2021 and 2020, the Company deferred $1.1 million and $1.3 million of commission expenditures to be amortized in future periods. The Company’s amortization of commission expenditures was $1.3 million and $0.8 million for the six months ended July 31, 2021 and 2020, respectively. As of July 31, 2021 and January 31, 2021, deferred commissions consisted of the following:

(in thousands)	July 31, 2021	January 31, 2021
Deferred commission, current	$1,302	$1,030
Deferred commission, non-current	1,219	1,697

Total deferred commission	$2,521	$2,727

The current portion of deferred commissions are included in prepaid expenses and other current assets on the unaudited condensed consolidated balance sheets. The non-current portion of deferred commissions are included in other non-current assets on the unaudited condensed consolidated balance sheets.

4.	Fair Value of Financial Assets and Liabilities
Assets and liabilities recognized or disclosed at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their respective fair values.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis for recognition or disclosure purposes as of July 31, 2021 and January 31, 2021 by level within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.

	July 31, 2021
(in thousands)	Level 1	Level 2	Level 3
Assets
Cash equivalents: money market funds	$54,319	$—	$—
Restricted cash: money market funds	5,761	—	—

Total assets	$60,080	$—	$—

Liabilities
Convertible notes	$—	$—	$104,464
Preferred stock warrant liability	—	—	9,364

Total liabilities	$—	$—	$113,828

	January 31, 2021
(in thousands)	Level 1	Level 2	Level 3
Assets
Cash equivalents: money market funds	$50,449	$—	$—
Restricted cash: money market funds	5,165	—	—

Total assets	$55,614	$—	$—

Liabilities
Convertible notes	$—	$—	$101,212
Preferred stock warrant liability	—	—	11,359

Total liabilities	$—	$—	$112,571

The fair value of the Company’s money market funds is based on quoted active market prices for the funds and is determined using the market approach. There were no realized or unrealized gains or losses on money market funds as of July 31, 2021 and January 31, 2021.
The Company measures its convertible notes and preferred stock warrants at fair value based on significant inputs not observable in the market, which causes them to be classified as a Level 3 measurement within the fair value hierarchy. These valuations use assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the convertible notes and preferred stock warrants related to updated assumptions and estimates are recognized within the unaudited condensed consolidated statements of operations and comprehensive loss.
The fair value of the convertible notes and preferred stock warrants may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.
Level 3 Disclosures
The following table provides quantitative information associated with the fair value measurements of the Company’s Level 3 inputs:

	Fair Value as of July 31, 2021	Valuation Technique	Unobservable Input Description	Input
	(in thousands)
Convertible Notes	$104,464	Probability-weighted	Estimated time to liquidation	0.29-.55 years
			Volatility	35.0%
			Discount Yield	14.0%
			Risk-free interest rate	0.1% -0.14%
Preferred Stock Warrant Liability	9,364	Option Pricing Method	Term	0.29-1.5 years
			Volatility	60%
			Discount for lack of marketability	7%-16%

	Fair value as of January 31, 2021	Valuation Technique	Unobservable Input Description	Input
	(in thousands)
Convertible Notes	$101,212	Probability-weighted	Estimated time to liquidation	0.2-.5 years
			Volatility	35.0%
			Discount Yield	16.0%
			Risk-free interest rate	0.06%
Preferred Stock Warrant Liability	11,359	Option Pricing Method	Term	0.5-1.75 years
			Volatility	60%
			Discount for lack of marketability	10%-17%
The fair value of the convertible notes as of July 31, 2021 and January 31, 2021 was estimated using a probability- weighted hybrid method combining (i) an option pricing model, and (2) a discounted cash flow analysis. The significant unobservable inputs used in the fair value measurement of the Company’s convertible note are the estimated time to liquidation, volatility, discount yield and risk-free interest rates. Significant changes in the estimated time to liquidation, volatility and discount yield would result in significantly lower or higher fair value measurement, respectively.
The fair value of the preferred stock warrant liability as of July 31, 2021 and January 31, 2021 was estimated using an option pricing model. The significant unobservable inputs used in the fair value measurement of the Company’s preferred stock warrant liabilities are volatility, term and discount for lack of marketability. Significant changes in the volatility would result in significantly lower or higher fair value measurement, respectively.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

The following table presents changes in Level 3 liabilities measured at fair value for the six months ended July 31, 2021 and 2020:

(in thousands)	Convertible Notes	Preferred Stock Warrant Liability
Fair value, January 31, 2020	$10,804	$3,849
Issuance	68,528	2,596
Extinguishment	(3,260)	—
Change in fair value	9,940	739

Fair value at end of period, July 31, 2020	$86,012	$7,184

Fair value, January 31, 2021	$101,212	$11,359
Change in fair value	3,252	(1,995)

Fair value at end of period, July 31, 2021	$104,464	$9,364

For the six months ended July 31, 2021 and 2020, the changes in fair value of the convertible notes resulted from an adjustment to the remaining period to the expected outcome and changes to the overall enterprise valuation. For the six months ended July 31, 2021 and 2020, the changes in the fair value of the preferred stock warrant liability resulted from a change to the estimated fair value of preferred stock and overall enterprise valuation.

5.	Balance Sheet Components
Property and Equipment, Net
Property and equipment, net consists of the following:

(in thousands)	July 31, 2021	January 31, 2021
Satellites*	$305,100	$302,577
Leasehold improvements	15,448	15,630
Ground stations and ground station equipment	12,641	12,560
Office furniture, equipment and fixtures	4,998	4,995
Computer equipment and purchased software	7,980	7,837

Total property and equipment, gross	346,167	343,599
Less: Accumulated depreciation	(201,039)	(183,744)

Total property and equipment, net	$145,128	$159,855

*	Satellites include $7.1 million and $13.3 million of satellites in process and not in service as of July 31, 2021 and January 31, 2021, respectively.
Interest expense associated with manufactured satellites was not material for the six months ended July 31, 2021 and 2020.
Total depreciation expense for the six months ended July 31, 2021 and 2020 was $18.5 million and $27.3 million, respectively, of which $16.1 million and $23.9 million, respectively, was depreciation expense specific to satellites.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

Capitalized
Internal-Use
Software Development Costs
Capitalized
internal-use
software costs, net of accumulated amortization consists of the following:

(in thousands)	July 31, 2021	January 31, 2021
Capitalized internal-use software	$34,596	$32,425
Less: Accumulated amortization	(23,567)	(20,431)

	$11,029	$11,994

Interest expense associated with capitalized
internal-use
software costs was not material for the six months ended July 31, 2021 and 2020.
Amortization expense for capitalized
internal-use
software for the six months ended July 31, 2021 and 2020 was $3.2 million and $3.8 million, respectively.
Goodwill and Intangible Assets
Goodwill and Intangible assets consist of the following:

	July 31, 2021				January 31, 2021
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Carrying Amount
Developed technology	$8,070	$(7,164)	$(9)	$897	$8,070	$(6,869)	$(9)	$1,192
Image library	11,806	(10,346)	60	1,520	11,430	(10,203)	104	1,331
Customer	3,280	(1,883)	9	1,406	3,280	(1,615)	9	1,674
Trade names and other	3,755	(2,480)	39	1,314	3,755	(2,318)	39	1,476

Total intangible assets	$26,911	$(21,873)	$99	$5,137	$26,535	$(21,005)	$143	$5,673

Goodwill	$86,587	$—	$1,806	$88,393	$86,587	$—	$1,806	$88,393

Amortization expense for the six months ended July 31, 2021 and 2020 was $0.8 million and $1.4 million, respectively.
There have been no material changes to the Company’s future amortization of intangible assets as of July 31, 2021.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

Prepaid Expenses and Other Assets
Prepaid expenses and other current assets consist of the following:

(in thousands)	July 31, 2021	January 31, 2021
Prepaid tax and withholding tax receivables	$1,040	$1,761
Prepaid satellite launch services	1,400	—
Deferred commissions	1,302	1,030
Deposits	725	667
Restricted cash	637	375
Other prepayments and receivables	4,824	3,301

Total prepaid expenses and other receivables	$9,928	$7,134

Other
non-current
assets consist of the following:

(in thousands)	July 31, 2021	January 31, 2021
Deferred offering costs	$4,715	$—
Deferred commissions	1,219	1,697
Prepaid satellite launch services	1,673	772
Other non-current assets	314	515

Total other non-current assets	$7,921	$2,984

Accrued and Other Current Liabilities
Accrued liabilities and other current liabilities consist of the following:

(in thousands)	July 31, 2021	January 31, 2021
Deferred R&D service liability (1)	$6,875	$8,208
Payroll and related expenses	3,820	3,229
Customer payable (2)	—	10,000
Deferred hosting costs	2,439	2,301
Deferred rent	2,127	2,215
Deferred offering costs	2,478	—
Accrued interest payable	616	616
Withholding taxes and other taxes payable	625	841
Other accruals	2,927	2,785

Total accrued and other current liabilities	$21,907	$30,195

(1)
In December 2020, the Company entered into a development services agreement, whereby the Company agreed to provide the technical knowledge and services to design and develop certain prototype satellites and deliver and test early data collected (the “
R&D Services Agreement
”). The R&D Services Agreement is unrelated to the Company’s ordinary business activities and provides for a fee of $40.2 million, to be paid to the Company as specified milestones are achieved over a three-year period. The Company has discretion in managing the activities under the R&D Services Agreement and retains all developed intellectual property. The Company has no obligation to repay any of the funds received regardless of the outcome of the

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

development work; therefore, the arrangement is accounted for as funded research and development pursuant to ASC
730-20,
Research and Development
. As ASC
730-20
does not indicate the accounting model for research and development services, the Company determined the total transaction price is taken over the agreement term as a reduction of research and development expenses based on a cost incurred method. Through July 31, the Company received $8.3 million under the R&D Services Agreement, of which $6.9 million and $8.2 million is included in accrued and other current liabilities as of July 31, 2021 and January 31, 2021, respectively.
(2)
Customer payable reflects consideration due to a customer as a result of a legal settlement agreement related to a revenue share arrangement. The customer payable was estimated at the inception of the contract and accounted for as a reduction in the customer’s transaction price.

6.	Commitments and Contingencies
Leases
The Company leases office space under various noncancelable operating leases with varying lease expiration dates through 2024. Certain leases contain renewal options for the Company to extend the lease term and escalation clauses. There have been no material changes to the Company’s future lease commitments as of July 31, 2021.
Rent expense for the six months ended July 31, 2021 and 2020, net of sublease income of $0.1 million, was $1.5 million. Rent expense is recognized on a straight-line basis over the non-cancelable
lease term.
Launch and Ground Station
The Company has purchase commitments for future satellite launch services and ground station services, including leases, to be performed by third- parties subsequent to July 31, 2021. Future purchase commitments under noncancelable launch service and ground station service contracts as of July 31, 2021 as follows:

(in thousands)	Launch	Ground Station
Remainder of 2022	$1,625	$1,209
2023	800	2,421
2024	1,200	1,007
2025	—	731
2026	—	402
Thereafter	—	76

Total purchase commitments	$3,625	$5,846

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

Other
The Company has minimum purchase commitments for hosting services from Google through January 31, 2028. Future minimum purchase commitments under the noncancelable hosting service agreement as of July 31, 2021 are as follows:

(in thousands)
Remainder of 2022	$12,110
2023	25,379
2024	28,050
2025	30,120
2026	31,190
Thereafter	66,151

Total purchase commitments	$193,000

Contingencies
The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims, individually or in the aggregate, that are expected to have a material adverse impact on its unaudited condensed consolidated financial statements as of each reporting period. From time to time however, the Company may have certain contingent liabilities that arise in the ordinary course of business activities including events arising from revenue contracts entered into by the Company. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

7.	Debt, Convertible Notes, and Warrants
Venture Loan Amendment
On June 21, 2019, the Company amended its 2017 loan Agreements with the Venture Lending & Leasing, Inc. (“
Venture
”), an affiliate of Western Technology Investment, (“
Amendment
”). Under the Amendment, the 2017 loans were bifurcated into two tranches: Tranche A, in an amount of $49.0 million, representing the remaining principal amount of the 2017 loans; and Tranche B, in an amount of $8.6 million, representing the 2017 loans prepayment penalty. Tranche A was paid in full upon the execution of the Amendment. Tranche B, consisting of two separate subordinated contract liability instruments of $4.3 million each (“
Tranche B
”), remained outstanding. The Tranche B loans bear no interest, have no maturity date or prepayment schedule, and are subordinate to SVB & Hercules Loan (defined below) for any enforcement of a security interest or lien. At the option of the lenders, the Tranche B loans can be converted into Series D convertible preferred stock at any time. In addition, the Tranche B loans include conversion features conditioned on future rounds of preferred equity financing, and bridge financing. The Company cannot prepay the Tranche B loans. The Tranche B loans shall become due and payable in full upon an Acceleration Event (as defined in the Tranche B loans), which includes an event of default, a change in control, an initial public offering and liquidity event. The Tranche B loans also include optional prepayment and conversion features contingent upon additional debt issuance by the Company. The Company elected to apply the fair value option to the outstanding Tranche B loans. As such, the Tranche B loans are recognized at fair value with changes in fair value recognized in the condensed consolidated statements of operations and comprehensive loss.
In July 2021, the Company amended certain terms of its Venture Tranche B loans and certain terms of the warrants issued to Venture to provide for, among other things, (i) an amendment to the definition of an initial public offering to include the acquisition of the Company by a SPAC, (ii) immediately prior to the consummation

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

of an initial public offering, the automatic conversion of the outstanding principal under the notes into bridge financing securities and (iii) immediately prior to the consummation of an initial public offering, the automatic exchange of the warrants for shares of the Company securities. The form of bridge financing securities to be issued are substantially in the same form as the Company’s amended 2020 Convertible Notes and would result in such bridge financing securities being converted into shares of common stock immediately prior to the Business Combination at a conversion price equal to the lesser of (i) the Capped Price immediately prior to the closing of the Business Combination or (ii) 80% of the value of consideration payable for each share of Class A common stock provided for in the Business Combination.
The amended terms of the Venture Tranche B loans were not considered substantially different than the original terms of such loans. As such, the Tranche B loans continue to be recognized at fair value pursuant to the fair value option. The Tranche B loans are classified as a current liability and measured at fair value (Note 4) at each reporting date. The fair value at July 31, 2021 reflects changes in fair value as a result of the July 2021 amendment.
SVB & Hercules Loan
The Company has a Credit Agreement with SVB and Hercules for a $50 million secured loan with an interest rate of 11.0% per annum (the prime rate plus 5.5%, minimum of 11.0%). The loan matures in June 2022. With the proceeds, the Company paid back $49.0 million of senior secured debt (the 2017 loans above). In connection with the loan, the Company issued warrants to the lenders and their affiliates for the purchase of 685,320 shares of the Company’s Class A common stock with an exercise price of $0.00002 per share with an expiration date of June 2029. Under the terms of the agreement, the Company is required to make interest-only payments until the maturity date of June 21, 2022. This maturity date is subject to a springing maturity condition, whereby, if 91 days prior to the June 21, 2022 maturity date of the 2020 Convertible Notes, the outstanding 2020 Convertible Note have not been converted into equity securities, the SVB & Hercules Loan will become due and payable, including interest and fees. Due to this springing maturity provision, the SVB & Hercules Loan is classified as a current liability as of July 31, 2021.
On June 5, 2020, the Company obtained an additional $15 million secured loan from SVB and Hercules. The loan bears an interest rate of 11.0% per annum and matures on June 21, 2022, or 91 days prior to the maturity date of the 2020 Convertible Notes, described below, if the outstanding 2020 Convertible Notes have not been converted into equity securities. With the proceeds, the Company paid back $2.6 million, or 30% of the face value of Venture Tranche B. In connection with the loan, the Company issued warrants to the lenders and their affiliates for the purchase 250,780 shares of Class A common stock of the Company with an expiration date of June 2030.
2020 Convertible Notes
During the year ended January 31, 2021, the Company entered into Stock Purchase Warrant Agreement and Convertible Promissory Note Agreements with certain investors, (the “
2020 Convertible Notes
”). The 2020 Convertible Notes bear interest at a rate of 6.0% per annum, that compounds quarterly and matures on June 22, 2022. The principal amount of 2020 Convertible Notes issued is $71.1 million in aggregate. The Company issued warrants for the purchase of Series D convertible preferred stock, equal to 20% of the original principal amount of the notes, with an exercise price of $14.37544. The warrants expire on the tenth anniversary of the date of issuance. The number of shares of Series D convertible preferred stock issuable under the warrants is 989,528 in aggregate.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

The 2020 Convertible Notes contain automatic conversion features in the event of the closing of the Company’s next sale of preferred stock occurring on or prior to the 2020 Convertible Notes’ maturity date resulting in gross proceeds in excess of at least $75.0 million, (the “
Next Equity Financing
”). Upon closing of a Next Equity Financing, all outstanding principal and accrued interest under the 2020 Convertible Notes will automatically convert at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the Next Equity Financing and (ii) $2.5 billion divided by the Company’s capitalization (the “
Capped Price
”), immediately prior to the closing of the Next Equity Financing.
The 2020 Convertible Notes also contain an optional conversion feature upon an equity financing by the Company which does not constitute a Next Equity Financing (a “
Non-Qualified
Financing Conversion
”). In the event of a
Non-Qualified
Financing Conversion, the 2020 Convertible Notes will be convertible at the option of the holder, into a series of capital stock issued in the
Non-Qualified
Financing at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the
Non-Qualified
Financing and (ii) the Capped Price.
In the event of a Change of Control, as defined in the 2020 Convertible Note agreement, prior to repayment in full and prior to the Next Equity Financing, at the option of the holder, either (i) the Company shall pay 200% of the then outstanding principal accrued interest, or (ii) shall convert into common stock of the Company at a conversion price equal to the Capped Price immediately prior to the closing of the Change of Control.
The Company elected to apply the fair value option to the outstanding 2020 Convertible Notes. As such, the 2020 Convertible Notes are recognized at fair value with changes in fair value recognized in the condensed consolidated statements of operations and comprehensive loss.
In July 2021, the Company amended certain terms of its 2020 Convertible Notes to provide for, among other things, the automatic conversion of the outstanding principal and accrued interest under the notes into shares of common stock immediately prior to the Business Combination. The conversion price in such event is equal to the lesser of (i) the Capped Price immediately prior to the closing of the Business Combination or (ii) 80% of the value of consideration payable for each share of Class A common stock provided for in the Business Combination transaction.
The amended terms of the 2020 Convertible Notes were not considered substantially different than the original terms of such notes. As such, the 2020 Convertible Notes continue to be recognized at fair value pursuant to the fair value option. The 2020 Convertible Notes are classified as a current liability and measured at fair value (Note 4) at each reporting date. The fair value at July 31, 2021 reflects changes in fair value as a result of the July 2021 amendment.
As of July 31, 2021, the Company is in compliance with the covenants associated with each of the Company’s debt and credit facilities.
A summary of the Company’s debt balance and outstanding convertible notes as of July 31, 2021 is as follows:

	Net Carrying Value		Principal	Contractual	Maturity Date
	Current	Long-term
(in thousands, except percentages)
Venture Tranche B	$8,388	$—	$6,035	—%	n/a
2020 Convertible Notes	96,076	—	71,125	6.0%	June 22, 2022
SVB & Hercules Loan	64,187	—	66,950	11.0%	June 21, 2022

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

The following table presents the interest expense related to the contractual interest coupon, the amortization of debt issuance costs and the amortization of debt discounts:

	Six Months Ended July 31,
(in thousands)	2021	2020
Contractual interest coupon	$3,594	$3,042
Amortization of debt issuance costs	450	354
Amortization of debt discounts	1,094	827
Debt extinguishment gain	—	(673)

Total interest expense and extinguishment loss	$5,138	$3,550

As of July 31, 2021, future payments related to loan principal amounts due per fiscal year are as follows:

(in thousands)
2022	—
2023	138,075
2024	—
2025	—

Total loan principal due	138,075
Add: Venture Tranche B, principal balance	6,035
Add : Change in fair value of liabilities	29,901
Less: Amount representing discount accretion and warrant issued	(5,360)

Net carrying value of debt	$168,651

A summary of warrants issued in connection with the Company’s debt and convertible note agreements and outstanding as of July 31, 2021 is as follows:

	Number of Warrants Outstanding	Number of Warrants Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Term (in Years)
Warrants to purchase Class A Common Stock	936,100	936,100	$0.004	8.15
Warrants to purchase Series B Convertible Preferred Stock	497,010	497,010	5.03	3.59
Warrants to purchase Series D Convertible Preferred Stock	1,476,468	1,476,468	14.375	8.02

8.	Common Stock
Common stockholders are entitled to dividends when and if declared by the Board of Directors, subject to the prior rights of the convertible preferred stockholders. As of July 31, 2021, no dividends have been declared. The holders of the Class A Common Stock and the holders of the Class B Common Stock at all times vote together as one class on all matters. Each holder of shares of Class B Common Stock, which are held by the Company’s founders, is entitled to 10 votes for each share of Class B Common Stock, and each holder of shares of Class A Common Stock is entitled to 1 vote for each share of Class A Common Stock.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

9.	Preferred Stock
The Company has authorized 105,000,000 shares of preferred stock at July 31, 2021 and January 31, 2021.
Convertible preferred stock (“
preferred stock
”) outstanding at July 31, 2021 and January 31, 2021, consists of the following (in thousands except for shares and per share amounts):

Series	Shares Issuance Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Preference	Proceeds Net of Issuance Costs
A	30,000,000	26,072,555	$0.79	$20,522	$13,218
B	15,000,000	10,314,505	$5.03	51,883	51,792
C	14,436,335	13,756,905	$9.20	126,549	126,232
C prime	5,563,665	4,024,175	$11.04	44,422	44,422
D	40,000,000	31,514,850	$14.38	453,039	178,384

	105,000,000	85,682,990		$696,415	$414,048

10.	Related Party Transactions
As of July 31, 2021 and January 31, 2021, Google owned greater than 10% of the Company’s common equivalent shares through its total investment of 18,633,305 shares in Series D preferred stock.
In March 2020, Google purchased $10.0 million of 2020 Convertible Notes (Note 7). Upon issuance of the 2020 Convertible Note to Google, the Company also issued warrants to Google for the purchase of 139,126 shares of Series D preferred stock. As of July 31, 2021 and January 31, 2021, the outstanding principal and accrued interest associated with the 2020 Convertible Notes held by Google was $10.9 million and $10.5 million, included in Convertible notes, current and non-current,
on the Company’s unaudited condensed consolidated balance sheet.
In 2017, the Company and Google entered into a five year content license agreement under which Google licensed content covering Google’s specified areas of interest. The contract automatically renews for one additional year if the parties fail to fulfill their respective obligations at the end of year 5. As of July 31, 2021 and January 31, 2021, the deferred revenue balance associated with the content license agreement was $16.7 million and $20.8 million, respectively. For the six months ended July 31, 2021 and 2020, the Company recognized revenue of $4.1 million and $8.0 million, respectively, related to the content license agreement.
In addition, the Company purchases hosting and other services from Google, of which $17.8 million and $10.3 million is deferred as of July 31, 2021 and January 31, 2021, respectively. The Company recorded hosting expense of $8.7 million and $6.2 million during the six months ended July 31, 2021 and 2020, respectively. As of July 31, 2021, the Company’s accounts payable and accrued liabilities balance related to hosting and other services provided by Google was $1.2 million. As of January 31, 2021, no amounts were due for such services. On June 28, 2021, the Company amended the terms of its agreement with Google. The amendment, among other things, increases the aggregate purchase commitments to $193.0 million. The amended agreement commences on August 1, 2021 and extends through January 31, 2028. See Note 6 for future Google hosting purchase commitments, including the amended commitments as of July 31, 2021.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

11.	Stock Incentive Plans
In December 2011, the Company adopted the 2011 Stock Incentive Plan (the “
Plan
”). The Plan provides for the granting of stock options and RSUs to employees, consultants, and advisors of the Company. Options granted under the Plan may be either incentive stock options (“
ISO
”) or nonqualified stock options (“
NSO
”). ISOs may be granted only to Company employees including officers and directors who are also employees. NSOs may be granted to Company employees, consultants, and advisors. As of July 31, 2021, 42,211,870 shares of common stock are reserved for future issuance under the Plan.
Options under the Plan have a contractual life for periods of up to ten years (or five years if granted to a 10% stockholder). Options granted generally vest over four years.
A summary of stock option activity under the Plan is as follows:

	Options Outstanding
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Aggregate Intrinsic Value (in thousands)
Balances at January 31, 2021	25,620,937	$4.88	7.21
Exercised	(1,956,021)	11.15
Granted	7,957,396	13.92
Forfeited	(1,507,056)	5.78

Balances at July 31, 2021	30,115,256	$6.82	7.37	$206,658

Vested and exercisable	17,168,335	$4.39	5.98	$159,443
The intrinsic value of options exercised during the six months ended July 31, 2021 and 2020 was $5.0 million and $0.7 million, respectively.
The weighted-average grant date fair value of options granted during the six months ended July 31, 2021 and 2020 was $5.81 and $2.60 per share, respectively. As of July 31, 2021, total unrecognized compensation costs related to stock options were $59.4 million. These costs are expected to be recognized over a period of approximately 3.63 years.
The fair value of the employee stock options granted during the six months ended July 31, 2021 and 2020 was estimated using the following assumptions:

Six Months Ended July 31,
	2021	2020
Weighted-average expected term (years)	2.62 - 7.32	5.08 - 6.65
Expected volatility	42.45% - 48.39%	42.45% - 44.28%
Risk-free interest rate	0.37% - 1.23%	0.31% - 0.46%
Dividend yield	— %	— %
The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company uses the simplified method to determine its expected term because it does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

comparable publicly-traded companies in its industry peer group. The risk-free rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.
Early Exercises of Stock Options
The Plan allows for the early exercise of stock options for certain individuals as determined by the Company’s Board of Directors. Shares of common stock issued upon early exercises of unvested options are not deemed, for accounting purposes, to be issued until those shares vest according to their respective vesting schedules and accordingly, the consideration received for early exercises is initially recorded as a liability and reclassified to common stock and additional paid-in capital as the underlying awards vest. Stock options that are early exercised are subject to a repurchase option that allows the Company to repurchase within ninety days of an individual’s termination for any reason, any unvested shares of such individual for a repurchase price equal to the lesser of the then-current fair market value of a share and the amount previously paid by the individual for such unvested shares. As of July 31, 2021, the Company had $17.9 million recorded in accrued and other current liabilities for early exercise of unvested stock options, and the related number of unvested shares subject to repurchase was 1,200,000.
Stock-Based Compensation
Stock-based compensation expense related to options granted to employees and nonemployees was recognized as follows:

	Six Months Ended July 31,
(in thousands)	2021	2020
Cost of revenue	$462	$386
Research and development	2,681	1,862
Sales and marketing	1,282	783
General and administrative	3,884	5,693

Total expense	8,309	8,724
Capitalized internal-use software development costs	(333)	(263)

Total stock-based compensation expense	$7,976	$8,461

Restricted Stock Units
A summary of RSU activity under the Plan is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Balances at January 31, 2021	1,085,610	$6.09
Granted	1,903,550
Forfeited	(128,609)	6.98

Balances at July 31, 2021	2,860,551	$11.42

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

An RSU will vest on the first date upon which both the service-based requirement and the liquidity event requirement are satisfied. Service-based requirement generally requires four years continuous service from a vesting commencement date. The liquidity event requirement will be satisfied as to any then outstanding RSUs on the first to occur of: (1) a change of control where the consideration paid for the Company’s Common Stock is cash, equity securities that are publicly traded, or a combination of both (such Change of Control, a “
Qualifying Change of Control
”); or (2) the effective date of an IPO (together, a “
Liquidity Event
”). In order for the liquidity event requirement to be satisfied, the Liquidity Event must occur on or before the seven year anniversary of the date of grant (the “
Liquidity Event Deadline
”). No RSUs will vest, and no shares allocated to the RSUs shall be issued, unless a Liquidity Event occurs on or before the Liquidity Event Deadline. As such, there were no RSUs vested as at July 31, 2021, and no stock-based compensation expense related to RSUs was recognized for the six months ended July 31, 2021 and 2020. As of July 31, 2021, there was approximately $32.7 million of unrecognized stock-based compensation expense related to RSUs, of which, approximately $4.1 million related to RSUs which had met the service-based condition and would be recognized upon a Liquidity Event.

12.	Income Taxes
The Company recorded income tax expense of $0.4 million and $0.3 million for the six months ended July 31, 2021 and 2020, respectively. For the six months ended July 31, 2021 and 2020, the income tax expense was primarily driven by the current tax on foreign earnings. The effective tax rates for the six months ended July 31, 2021 and 2020 differed from the federal statutory tax rate primarily due to the valuation allowance on the majority of its U.S. and foreign deferred tax assets and foreign rate differences.
The Company evaluates its tax positions on a quarterly basis and revises its estimates accordingly. Gross unrecognized tax benefits were $5.1 million and $4.7 million as of July 31, 2021 and January 31, 2021, respectively. The gross unrecognized tax benefits, if recognized, would not affect the effective tax rate due to the valuation allowance against the deferred tax assets. The Company determined that no accrual for interest and penalties was required as of July 31, 2021 and January 31, 2021 and no such expenses were incurred in the periods presented.
The Company does not anticipate the total amounts of unrecognized tax benefits to significantly increase or decrease in the next twelve months.
The Company files U.S. federal, various state and foreign income tax returns. The Company is not currently under audit by any taxing authorities. All tax years remain open to examination by taxing jurisdictions to which the Company is subject.

Planet Labs Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Six Months Ended July 31, 2021 and 2020

13.	Net Loss Per Share Attributable to Common Stockholders
The Company computes earnings (loss) per share of the Class A common stock and Class B common stock using the two-class
method required for participating securities. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A common stock and Class B common stock (amounts in thousands, except share and per share amounts):

	Six Months Ended July 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(49,618)	$(58,567)
Denominator:
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	30,006,530	28,378,608
Basic and diluted net loss per share attributable to common stockholders	$(1.65)	$(2.06)
Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
The following table presents the potential common stock outstanding that was excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Six Months Ended July 31,
	2021	2020
Convertible Preferred Stock	85,682,990	85,682,990
Warrants to purchase Series B Convertible Preferred Stock	497,010	497,010
Warrants to purchase Series D Convertible Preferred Stock	1,476,468	1,476,468
Convertible notes	5,126,356	4,574,050
Common stock options	30,115,256	25,083,775
Restricted Stock Units	2,860,551	1,103,425

Early exercised common stock options, subject to future vesting	1,200,000	—

	126,958,631	118,417,718

14.	Subsequent Events
For the unaudited condensed consolidated financial statements as of July 31, 2021, the Company has evaluated subsequent events through September 16, 2021, which is the date the unaudited condensed consolidated financial statements were available to be issued.
For purposes of this filing, the Company has evaluated subsequent events through November 1, 2021. The Company has concluded that no events or transactions have occurred that may require disclosure in the accompanying financial statements.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
DMY TECHNOLOGY GROUP, INC. IV,
PHOTON MERGER SUB, INC.,
PHOTON MERGER SUB TWO, LLC,
and
PLANET LABS INC.
dated as of July 7, 2021

A-i

A-ii

A-iii

Exhibits
:

Exhibit A	Form of Post-Closing Certificate of Incorporation of Acquiror
Exhibit B	Form of Post-Closing Bylaws of Acquiror
Exhibit C	Form of Restated Company Certificate
Exhibit D-1	Form of Lock-Up Agreement A
Exhibit D-2	Form of Lock-Up Agreement B
Exhibit D-3	Form of Lock-Up Agreement C
Exhibit E	Form of Registration Rights Agreement

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of July 7, 2021 (this “
Agreement
”), is made and entered into by and among dMY Technology Group, Inc. IV, a Delaware corporation (“
Acquiror
”), Photon Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Acquiror (“
First Merger Sub
”), Photon Merger Sub Two, LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of Acquiror (“
Second Merger Sub
”) and Planet Labs Inc., a Delaware corporation (the “
Company
”).
RECITALS
WHEREAS
, Acquiror is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar Business Combination (as defined below) with one or more businesses;
WHEREAS
, First Merger Sub is a newly created, direct, wholly owned Subsidiary of Acquiror incorporated for the purpose of effecting the First Merger;
WHEREAS
, Second Merger Sub is a newly created, direct, wholly owned Subsidiary of Acquiror formed for the purpose of effecting the Second Merger;
WHEREAS
, subject to the conditions set forth in this Agreement, at the Closing, Acquiror will become a public benefit corporation in accordance with the General Corporation Law of the State of Delaware (the “
DGCL
”);
WHEREAS
, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “
DLLCA
”): (i) (A) First Merger Sub will merge with and into the Company (the “
First Merger
”), the separate corporate existence of First Merger Sub will cease and the Company will be the surviving corporation of the First Merger and a wholly owned Subsidiary of Acquiror (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “
Surviving Corporation
”); and (B) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
” and, together with the First Merger, the “
Mergers
”), with Second Merger Sub being the surviving entity of the Second Merger and continuing (immediately following the Second Merger) as a wholly-owned Subsidiary of Acquiror (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “
Surviving Entity
”); and (ii) Acquiror will change its name to a name reasonably determined by the Company, which such name shall include the word “Planet”;
WHEREAS,
in connection with the Mergers, Acquiror shall adopt the amended and restated certificate of incorporation in the form set forth on
Exhibit A
(subject to obtaining the Acquiror Stockholder Approval (as defined below)) and the amended and restated bylaws in the form set forth on
Exhibit B
to provide, among other things: (i) that Acquiror will be a “public benefit corporation” (within the meaning of the DGCL); (ii) for an increase in the number of authorized shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock; and (iii) that Acquiror Class B Common Stock, which will be held by the Company Founders, will have the same rights as Acquiror Class A Common Stock, but will carry twenty (20) votes per share, subject to the terms and conditions in such amended and restated certificate of incorporation of Acquiror;
WHEREAS
, immediately prior to the Effective Time, all of the outstanding principal and accrued interest under the Company Notes (as defined below) and the Company Convertible Debt (as defined below) will be converted in accordance with their respective terms (the “
Company Note Conversion
”);
WHEREAS
, at the Effective Time and following the Company Note Conversion, all shares of the Company’s Capital Stock (as defined below) and Company Awards will be converted into the right to receive (in the case of the Company Awards, subject to the terms and conditions of this Agreement) the Aggregate Merger Consideration as set forth in this Agreement;
provided
, that certain of the Company Warrants may remain outstanding in accordance with their terms;
WHEREAS
, each of the parties intends that, for United States federal income tax purposes, the Mergers constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “
Code
”), to which each of Acquiror, and the Company are parties under Section 368(b) of the Code (the “
Intended Tax Treatment
”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations
Section 1.368-2(g);
WHEREAS
, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption of this Agreement by the Company’s stockholders;
WHEREAS
, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement, the amended and restated certificate of incorporation of the Company in the form attached hereto as
Exhibit C
(the “
Restated Company
Certificate
”) and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS
, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby; (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby; and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders;
WHEREAS
, Acquiror, as sole shareholder of First Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS
, Acquiror, as sole member of Second Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS
, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);
WHEREAS
, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS
, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Acquiror Common Stock for an aggregate purchase price equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS
, at the Closing, Acquiror, the Sponsor and the directors and executive officers of the Sponsor shall enter into a
Lock-Up
Agreement (“
Lock-Up
Agreement A
”) in the form attached hereto as
Exhibit
D-1
, which shall be effective as of the Closing;
WHEREAS
, at the Closing, Acquiror and the Company Founders shall enter into a
Lock-Up
Agreement (“
Lock-Up
Agreement B
”) in the form attached hereto as
Exhibit
D-2
, which shall be effective as of the Closing;
WHEREAS
, at the Closing, Acquiror, the directors and executive officers of the Company and certain stockholders of the Company shall enter into a
Lock-Up
Agreement (“
Lock-Up
Agreement C
”) in the form attached hereto as
Exhibit
D-3
, which shall be effective as of the Closing; and
WHEREAS
, at the Closing, Acquiror, the Sponsor, certain of the members of the Sponsor and certain former stockholders of the Company shall enter into a Registration Rights Agreement (the “
Registration Rights Agreement
”) in the form attached hereto as
Exhibit
 E
(with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.
NOW
,
THEREFORE
, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, First Merger Sub, Second Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
Section 1.1.
Definitions
. As used herein, the following terms shall have the following meanings:
“
Acquiror
” has the meaning specified in the Preamble hereto.
“
Acquiror Certificate of Incorporation
” means the amended and restated certificate of incorporation of Acquiror, dated March 4, 2021.
“
Acquiror Class
 A Common Stock
” means Class A common stock, par value $0.0001 per share, of Acquiror.
“
Acquiror Class
 B Common Stock
” means Class B common stock, par value $0.0001 per share, of Acquiror.
“
Acquiror Closing Cash Amount
” means an amount equal to the sum of
(a) the amount of cash available in the Trust Account as of the Closing after deducting the Acquiror Share Redemption Amount, plus
(b) the PIPE Investment Amount, to the extent actually received by Acquiror, the Company or any of their respective Subsidiaries substantially concurrently with the Closing, in each case of clauses (a)
 and
(b)
prior to giving effect to the payment of any Acquiror Transaction Expenses or Company Transaction Expenses.
“
Acquiror Common Share
” means a share of Acquiror Common Stock.
“
Acquiror Common Stock
” means, collectively, Acquiror Class A Common Stock and Acquiror Class B Common Stock.
“
Acquiror Common Warrant
” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share that was included in the units sold as part of Acquiror’s initial public offering.
“
Acquiror Cure Period
” has the meaning specified in
Section
 10.1(g)
.
“
Acquiror D&O Tail Policy
” has the mean specified in
Section
 7.7(b)
.
“
Acquiror Disclosure Letter
” has the meaning specified in the introduction to
Article
 V
.
“
Acquiror Financial Statements
” has the meaning specified in
Section
 5.6(d)
.
“
Acquiror Fundamental Representations
” means: the representations and warranties made pursuant to the first and second sentences of
Section
 5.1
(
Company Organization
); the entirety of
Section
 5.2
(
Due Authorization
); the entirety of
Section
 5.3(i)
(
No Conflict
); the first sentence of
Section
 5.8
(
Trust Account
); the entirety of
Section
 5.12
(
Capitalization of Acquiror
); and the entirety of
Section
 5.13
(
Brokers’ Fees
).
“
Acquiror Indemnified Parties
” has the meaning specified in
Section
 7.7(a)
.
“
Acquiror Material Adverse Effect
” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (each, an “
Effect
,” and collectively, “
Effects
”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Acquiror or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Acquiror or Merger

Subs to consummate the Mergers;
provided
,
however
, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “
Acquiror Material Adverse Effect
”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action required by this Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including
COVID-19,
or any
COVID-19
Measures or any change in such
COVID-19
Measures or interpretations following the date of this Agreement) or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (f) any decline in the market price or trading volume of the Acquiror Common Stock or any change in the credit rating of Acquiror or any of its securities (provided that clause (f) shall not prevent a determination that any Effect not otherwise excluded from this definition of Acquiror Material Adverse Effect underlying such decline or change has resulted in an Acquiror Material Adverse Effect), (g) any Effects generally applicable to the industries or markets in which Acquiror operates; (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Acquiror and any litigation by or on behalf of Acquiror Stockholders (it being understood that this clause
 (h)
shall be disregarded for purposes of the representation and warranty set forth in
Section
 5.3
and the condition to Closing with respect thereto); (i) any matters expressly set forth on the Acquiror Disclosure Letter to the extent that the adverse Effect of such matter is reasonably apparent; (j) any Effects to the extent actually known by those individuals set forth on
Section
 1.3
of the Company Disclosure Letter on or prior to the date hereof; or (k) the Warrant Accounting Issue or any actions taken or actions omitted to be taken in connection therewith, or (l) any action taken by, or at the request of, the Company;
provided
,
further
, that any Effect referred to in
clauses (a)
,
(b
),
(d)
,
(e)
or
(g)
 above may be taken into account in determining if an Acquiror Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Acquiror relative to other special purpose acquisition companies, but only to the extent of the incremental disproportionate effect on the Acquiror relative to special purpose acquisition companies.
“
Acquiror Option
” has the meaning specified in
Section
 3.4(a)
.
“
Acquiror PIPE Expenses
” means any expenses, fees or costs incurred in connection with the PIPE Investment (including the success fees payable to the placement agents of the PIPE Investment pursuant to the applicable engagement letters).
“
Acquiror Private Placement Warrant
” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.
“
Acquiror Restricted Stock Award
” has the meaning specified in
Section
 3.4(d)
.
“
Acquiror SEC Filings
” has the meaning specified in
Section
 5.5
.
“
Acquiror Securities
” has the meaning specified in
Section
 5.12(a)
.
“
Acquiror Share Redemption
” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share
price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.
“
Acquiror Share Redemption Amount
” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“
Acquiror Stockholder Approval
” means the approval, as determined in accordance with the Acquiror’s Governing Documents, the DGCL and the rules of the NYSE, as applicable, of (1) the Transaction Proposal identified in clause (A) of
Section
 8.2(b)
by the affirmative vote of the holders of (i) at least a majority of the outstanding shares of Acquiror Class B Common Stock, and (ii) at least a majority of the outstanding Acquiror Common Stock entitled to vote thereon, voting as a single class, at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose, (2) those Transaction Proposals identified in clauses
 (B)
,
(C),
(D)
and, if necessary,
(G)
, of
Section
 8.2(b)
, in each case, by an affirmative vote of a majority of the votes cast by the holders of Acquiror Common Stock present in person (or virtually) or represented by proxy and entitled to vote thereon, and (3), the Transaction Proposal identified in clause (E) of
Section
 8.2(b
) by the applicable requisite votes, in each case, at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose. The vote at the Acquiror Stockholders’ Meeting on any other matter than those described in the first sentence of this definition, including a vote on any separate or unbundled advisory proposals, shall not affect whether the Acquiror Stockholder Approval shall have been obtained.
“
Acquiror Stockholders
” means the stockholders of Acquiror as of immediately prior to the Effective Time.
“
Acquiror Stockholders’ Meeting
” has the meaning specified in
Section
 8.2(b)
.
“
Acquiror Transaction Expenses
” means the
out-of-pocket
fees and expenses paid or payable by Acquiror as a result of or in connection with its initial public offering, its operations or the negotiation, documentation and consummation of the transactions contemplated hereby, including: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators in connection with Acquiror’s initial public offering, attorneys, accountants and other advisors and service providers; (ii) 50% of all fees and expenses incurred in connection with making the HSR Filing (as defined below) under
Section
 8.1
(other than the Company PIPE Expenses) or in connection with filing and printing the Proxy Statement/Registration Statement under
Section
 8.2
; (iii) any fees, expenses and costs payable by Acquiror in connection with making any filings under
Section
 8.1
other than the HSR Filing; (iv) any Acquiror PIPE Expenses; (v) obtaining approval of the NYSE under
Section
 7.3
and obtaining the Acquiror Stockholder Approval; (vi) obligations of Acquiror or Merger Subs under any Working Capital Loans; (vii) any deferred underwriting commissions and other fees and expenses relating to Acquiror’s initial public offering or operations; and (viii) contingent upon the Closing, any costs of the Acquiror D&O Tail Policy (as defined below) contemplated under
Section
 7.7(b)
.
“
Acquiror Warrants
” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.
“
Acquisition Proposal
” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to, in a single transaction or series of related transactions: (i) any acquisition or purchase, direct or indirect, of: (A) a portion of the business of the Company and its Subsidiaries that comprises 15% or more of their combined net revenues or net income; (B) 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company); or (C) 15% or more of the equity or voting securities on a fully diluted basis of (1) the Company or (2) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries, including, for the avoidance of doubt, a bona fide equity or convertible equity financing; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (A) the Company or (B) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (A) the Company or (B) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (iv) any initial public offering or direct listing of any equity securities of the Company or any of its Subsidiaries on any stock exchange.
“
Action
” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“
Affiliate
” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “
controlling
,” “
controlled by
” and “
under common control with
”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“
Affiliate Agreements
” has the meaning specified in
Section
 4.12(a)(vi)
.
“
Aggregate Fully Diluted Company Common Shares
” means, without duplication, (i) the aggregate number of shares of Company Common Stock that are (A) issued and outstanding immediately prior to the Effective Time (but excluding shares subject to an Unvested Company Restricted Stock Award, except to the extent subject to vesting only upon the occurrence of the Effective Time); (B) issuable upon, or subject to, the exercise or settlement of Company Options, Company Restricted Stock Unit Awards, the Company Notes, the Company Convertible Debt or Company Warrants that are outstanding immediately prior to the Effective Time (in each case of Company Options and Company Restricted Stock Unit Awards, excluding any that are unvested as of immediately prior to the Effective Time, except to the extent subject to vesting only upon the occurrence of the Effective Time), with the number of shares of Company Common Stock issuable to be calculated on an as-converted
basis assuming the consummation of the Mergers; and (C) issuable upon the optional conversion pursuant to Article IV, Section C.5 (a) of the Company Charter of all Company Preferred Stock that are outstanding immediately prior to the Effective Time, with the number of shares of Company Common Stock issuable to be calculated on an as-converted
basis assuming consummation of the Mergers,
minus
(ii) the Treasury Shares outstanding immediately prior to the Effective Time, minus
(iii) a number of shares equal to the aggregate exercise price of the Company Options that are outstanding immediately prior to the Effective Time (excluding any that are unvested as of immediately prior to the Effective Time, except to the extent subject to vesting only upon the occurrence of the Effective Time)
divided by
the Per Share Merger Consideration;
provided
, that any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.
“
Aggregate Merger Consideration
” means a number of Acquiror Common Shares equal to the quotient obtained by dividing
(a) the Closing Date Purchase Price,
by
(b) $10.00.
“
Aggregate Share Consideration
” means a number of shares (rounded to the nearest whole share) of Acquiror Common Shares equal to (i) the Aggregate Merger Consideration divided
by (ii) $10.00.
“
Agreement
” has the meaning specified in the Preamble hereto.
“
Agreement Deadline
” has the meaning specified in
Section
 10.1(e)
.
“
Ancillary Agreements
” has the meaning specified in
Section
 11.10
.
“
Anti-Bribery Laws
” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“
Anti-Money Laundering Laws
” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Company conducts business, including any anti-racketeering Laws involving money laundering or bribery as a racketeering act.
“
Antitrust Authorities
” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether the United States, foreign or multinational).
“
Antitrust Information or Document Request
” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or challenging the transactions contemplated hereby.
“
Business Combination
” has the meaning specified in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.
“
Business Combination Proposal
” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding,
and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby) relating to a Business Combination.
“
Business Day
” means a day other than a Saturday, Sunday or another day on which commercial banks in New York, New York are authorized or required by Law to close.
“
CCC
” has the meaning specified in
Section
 3.6
.
“
Change of Control
” means any transaction or series of transactions (A) the result of which is that a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company Founders, Acquiror, the Surviving Entity or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the then-outstanding equity securities of Acquiror, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or (2) the voting securities of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is (i) a sale of all or substantially all of the assets of Acquiror (as appearing in its most recent balance sheet), or assets of Acquiror generating all or substantially all of the gross revenues or net income (as appearing in its most recent income statement), to any Person or (ii) that shares of Acquiror Class A Common Stock are delisted from the principal securities exchange or securities market on which such shares of Acquiror Class A Common Stock are then traded prior to the consummation of such transaction(s).
“
Closing
” has the meaning specified in
Section
 2.3(a)
.
“
Closing Date
” has the meaning specified in
Section
 2.3(a)
.
“
Closing Date Purchase Price
” means $2,135,000,000.
“
Closing Price
” means, for each Trading Day, the last sale price of shares of Acquiror Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source).

“
Code
” has the meaning specified in the Recitals hereto.
“
Company
” has the meaning specified in the Preamble hereto.
“
Company Award
” shall mean a Company Option, a Company Restricted Stock Unit Award or an Unvested Company Restricted Stock Award.
“
Company Benefit Plan
” has the meaning specified in
Section
 4.13(a)
.
“
Company Capital Stock
” means the shares of the Company Common Stock and the Company Preferred Stock.
“
Company Charter
” means the Company amended and restated certificate of incorporation, dated as of April 27, 2017 (as it may be subsequently amended, supplemented or amended and restated).
“
Company Class
 A Common Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Company Class
 B Common Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Company Common Stock
” means, collectively, Company Class A Common Stock and Company Class B Common Stock.
“
Company Convertible Debt
” means that certain Loan and Security Agreement and that certain Supplement to Loan and Security Agreement, each dated as of May 3, 2017, by and among the Company, PL Foreign Holdco, Inc., Venture Lending & Leasing VII, Inc., and Venture Lending & Leasing VIII, Inc., as amended by that certain Amendment No. 1 to Loan Documents, dated as of June 21, 2019.
“
Company Cure Period
” has the meaning specified in
Section
 10.1(f)
.
“
Company Disclosure Letter
” has the meaning specified in the introduction to
Article
 IV
.
“
Company D&O Tail Policy
” has the mean specified in
Section
 7.7(b)
.
“
Company Founders
” means William Marshall and Robert Schingler Jr.,
co-founders
of the Company.
“
Company Fundamental Representations
” means: the representations and warranties made pursuant to the first and second sentences of
Section
 4.1
(
Company Organization
); the first and second sentences of
Section
 4.2
(
Subsidiaries
); the entirety of
Section
 4.3
(
Due Authorization
); the entirety of
Section
 4.4(i)
(
No Conflict
); the entirety of
Section
 4.6
(
Capitalization of the Company
); the entirety of
Section
 4.7
(
Capitalization of Subsidiaries
); and the entirety of
Section
 4.16
(
Brokers’ Fees
).
“
Company Holders Support Agreement
” means that certain Support Agreement, dated as of the date of this Agreement, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.
“
Company Incentive Plans
” means the Planet Labs Inc. Amended and Restated 2011 Stock Incentive Plan and the Cosmogia Inc. 2011 Stock Incentive Plan, in each case, as amended from time to time.
“
Company Indemnified Parties
” has the meaning specified in
Section
 7.7(a)
.
“
Company IP
” or “
Company Intellectual Property
” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries and includes the Company Software and the Company Registered Intellectual Property.

“
Company IT Systems
” means any and all IT Systems that are owned, leased, controlled, or licensed by the Company or its Subsidiaries and used in the operation of their businesses.
“
Company Material Adverse Effect
” means any Effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Mergers;
provided
,
however
, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “
Company Material Adverse Effect
”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action required by this Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including
COVID-19,
or any
COVID-19
Measures or any change in such
COVID-19
Measures or interpretations following the date of this Agreement) or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (f) any failure of the Company to meet any projections or forecasts (
provided
that
clause (f)
 shall not prevent a determination that any Effect not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect); (g) any Effects generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (h) any launch failure, crash, launch or flight delay, launch or flight cancellation, inflight accident or malfunction or similar operational Effects, in each case, involving any satellite owned by the Company, provided that such event may be taken into account to determine whether a Company Material Adverse Effect has occurred if it materially and adversely impacts the long-term ability of the Company’s satellite fleet to provide data or service to the Company’s customers; (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries and any litigation by or on behalf of the Company’s stockholders (it being understood that this clause
 (i)
shall be disregarded for purposes of the representation and warranty set forth in
Section
 4.4
and the condition to Closing with respect thereto); (j) any matter expressly set forth on the Company Disclosure Letter to the extent that the adverse Effect of such matter is reasonably apparent; (k) any Effects to the extent actually known by those individuals set forth on
Section
 1.3
of the Acquiror Disclosure Letter on or prior to the date hereof; or (l) any action taken by, or at the request of, Acquiror or Merger Subs;
provided
,
further
, that any Effects referred to in
clauses
 (a)
,
(b)
,
(d)
,
(e)
 or
(g)
 above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“
Company Note Agreement
” means that certain Convertible Note and Warrant Purchase Agreement, dated March 13, 2020, by and between the Company and the Purchasers (as defined therein).
“
Company Notes
” means the convertible promissory notes issued by the Company pursuant to the Company Note Agreement, as amended by Amendment No.1 to Convertible Promissory Notes, dated as of July 7, 2021.
“
Company Option
” means an option to purchase shares of Company Common Stock granted under any of the Company Incentive Plans.

“
Company PIPE Expenses
” means (i) any reimbursements of reasonable
out-of-pocket
expenses payable to any PIPE placement agent pursuant to an engagement letter entered into in connection with the PIPE investment and provided to the Company prior to the date hereof (including any reimbursable legal fees incurred by any PIPE placement agent in connection with the PIPE investment, subject in each case to any cap on fees set forth in such engagement letter as provided to the Company prior to the date hereof) and (ii) any expenses or costs incurred by Acquiror, any Merger Sub, the Company or any of its Subsidiaries in connection with any filing with any Antitrust Authority relating to the PIPE Investment.
“
Company Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Company Registered Intellectual Property
” has the meaning specified in
Section
 4.21(a)
.
“
Company Restricted Stock Award
” means an award of shares of Company Common Stock granted or acquired under any of the Company Incentive Plans that are subject to vesting and/or a right of repurchase (including, without limitation, any such shares acquired upon early exercise of a Company Option).
“
Company Restricted Stock Unit Award
” means an award of restricted stock units covering Company Common Stock granted under any of the Company Incentive Plans.
“
Company Software
” means any and all Software owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries, including to the extent owned (or purported to be owned) by the Company or any of its Subsidiaries, the “Planet Platform”.
“
Company Stockholder Approval
” means (i) the adoption and approval of the Restated Company Certificate and (ii) the approval of this Agreement and the transactions contemplated hereby, including the Mergers and the transactions contemplated thereby by the (a) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class; (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class and on an as-converted
basis; and (c) the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series D Preferred Stock on an as-converted
basis, which such majority shall include Google Inc., in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“
Company Transaction Expenses
” means the following
out-of-pocket
fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers;
(ii) change-in-control
payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries solely as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom; (iii) any fees, expenses and costs payable by the Company or any of its Subsidiaries in connection with making any filings under
Section
 8.1
other than the HSR Filing (if any); (iv) Transfer Taxes (if any); (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; (vi) 50% of all fees and expenses incurred in connection with making the HSR Filing under
Section
 8.1
or in connection with filing and printing the Proxy Statement/Registration Statement under
Section
 8.2
; (vii) any Company PIPE Expenses; and (viii) contingent upon the Closing, any costs of the “Company D&O Tail Policy” (as defined below) contemplated under
Section
 7.7(b)
.

“
Company Warrants
” means the warrants of the Company to purchase capital stock of the Company.
“
Confidentiality Agreement
” has the meaning specified in
Section
 11.10
.
“
Contingent Consideration
” has the meaning specified in
Section
 3.3(a)(iv)
.
“
Contingent Milestones
” has the meaning specified in
Section
 3.3(a)(iv)
.
“
Contracts
” means any legally binding contracts, agreements, licenses, subcontracts, Licenses, leases, and purchase orders.
“
Copyleft License
” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, linked in or to, or used or distributed with such Software subject to such license (i) in the case of Software, be made available or distributed in source code form; (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.
“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to
COVID-19,
including the CARES Act and Families First Act.
“
D&O Indemnified Parties
” has the meaning specified in
Section
 7.7(a)
.
“
DGCL
” has the meaning specified in the Recitals hereto.
“
Disclosure Letter
” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“
Dissenting Shares
” has the meaning specified in
Section
 3.6
.
“
dMY Group
” has the meaning specified in
Section
 11.18(a)
.
“
Dollars
” or “
$
” means lawful money of the United States.
“
Effective Time
” has the meaning specified in
Section
 2.3(b)
.
“
Environmental Laws
” means any and all applicable Laws relating to Hazardous Materials, pollution, the environment, natural resources, endangered or threatened species, or protection of human health (to the extent human health relates to exposure to Hazardous Materials).
“
ERISA
” has the meaning specified in
Section
 4.13(a)
.
“
ERISA Affiliate
” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“
ESPP
” has the meaning specified in
Section
 7.1
.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
“
Exchange Agent
” has the meaning specified in
Section
 3.2(a)
.
“
Exchange Ratio
” means the quotient obtained by
dividing
(a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.
“
Export Approvals
” has the meaning specified in
Section
 4.26(a)
.
“
FCC
” means the Federal Communications Commission.
“
FCC or NOAA Licenses
” means the Licenses issued to the Company or any of the Company’s Subsidiaries by the FCC or NOAA.
“
Federal Acquisition Regulation
” means the U.S. Federal Acquisition Regulations.
“
Financial Statements
” has the meaning specified in
Section
 4.8(a)
.
“
First Merger
” has the meaning specified in the Recitals hereto.
“
First Merger Certificate
” has the meaning specified in
Section
 2.1
.
“
First Merger Sub
” has the meaning specified in the Preamble hereto.
“
First Merger Sub Capital Stock
” means the shares of the common stock, par value $0.0001 per share, of First Merger Sub.
“
First Milestone
” has the meaning specified in
Section
 3.3(a)(i)
.
“
First Milestone Contingent Consideration
” has the meaning specified in
Section
 3.3(a)(i)
.
“
Fourth Milestone
” has the meaning specified in
Section
 3.3(a)(iv)
.
“
Fourth Milestone Contingent Consideration
” has the meaning specified in
Section
 3.3(a)(iv)
.
“
GAAP
” means generally accepted accounting principles in the United States as in effect from time to time.
“
Governing Documents
” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “
Governing Documents
” of a corporation are its certificate of incorporation and
by-laws,
the “
Governing Documents
” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “
Governing Documents
” of a limited liability company are its operating agreement and certificate of formation and the “
Governing Documents
” of an exempted company are its memorandum and articles of association.
“
Governmental Authority
” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal or supra-national bodies such as the International Telecommunications Union.
“
Governmental Authorization
” has the meaning specified in
Section
 4.5
.

“
Governmental Order
” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“
Hazardous Material
” means any (i) pollutant, contaminant, chemical; (ii) industrial, solid, liquid, gaseous, toxic or hazardous substance, material or waste; (iii) petroleum or any fraction or product thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyl; (vi) chlorofluorocarbons; and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“
Incentive Equity Plan
” has the meaning specified in
Section
 7.1
.
“
Indebtedness
” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid; (ii) the principal and interest components of capitalized lease obligations under GAAP; (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn); (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments; (v) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (vi) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby); (vii) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”; (viii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses
 (i)
through
(viii)
, and
(ix)
 all Indebtedness of another Person referred to in
clauses
 (i)
 through
(viii)
 above guaranteed directly or indirectly, jointly or severally.
“
Insiders Letter Agreement
” means the Letter Agreement among Acquiror, dMY Sponsor IV, LLC and each of the executive officers and directors of Acquiror, dated as of March 4, 2021.
“
Intellectual Property
” means all intellectual property rights and similar rights of every kind and description in any jurisdiction throughout the world, including the following: (i) patents, patent applications, including all related continuations, continuations-in-part,
divisionals, reissues,
re-examinations,
substitutions, provisionals, and extensions thereof (collectively, “
Patents
”); (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, social media identifiers and accounts, brand names, slogans, corporate names and pending applications therefor, and all other similar designations of source or origin, together with all goodwill symbolized by or associated with any of the foregoing (collectively, “
Marks
”); (iii) registered and unregistered copyrights, mask work rights, design rights and applications for registration of copyright, including such rights in Software, and other works of authorship; (iv) trade secrets, know-how,
inventions, processes, procedures, algorithms, source code, databases, data and data collections, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information; (v) internet domain name registrations; and (vi) applications, registrations, issuances, renewals, extensions or equivalents or counterparts of any of the foregoing in any jurisdiction.

“
Intended Tax Treatment
” has the meaning specified in the Recitals hereto.
“
Interim Period
” has the meaning specified in
Section
 6.1
.
“
International Trade Laws
” means (i) all applicable Laws relating to the import, export, re-export,
deemed export, deemed
re-export,
or transfer of Software, information, data, goods, and technology, that are imposed, administered, or enforced by the U.S. government, including but not limited to the Export Administration Regulations (codified at 15 CFR Parts
730-744);
any Laws under the authority of or administered by the United States Department of Commerce’s Bureau of Industry and Security (codified at 15 CFR Parts
700-799);
the International Traffic in Arms Regulations (codified at 22 CFR Part 120 et seq
.);
any Laws under the authority of or administered by the United States Department of State’s Directorate of Defense Trade Controls (codified at 22 CFR Parts 103,
120-130);
customs and import Laws administered by United States Customs and Border Protection, (codified at 19 CFR Parts
1-199);
the Arms Export Control Act (codified at 22 USC 2778
et seq
.); Laws under the authority of or administered by the United States Department of the Treasury’s Office of Foreign Asset Controls (codified at 31 CFR Parts
500-599);
any other export or import controls administered by an agency of the United States government; the anti-boycott
regulations administered by the United States Department of Commerce and the United States Department of the Treasury; and (ii) other Laws imposed, administered or enforced by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above, except to the extent inconsistent with U.S. Law.
“
Intervening Event
” means any Effect that (i) was not known to or reasonably foreseeable by the Board of Directors of Acquiror as of the date of this Agreement and (ii) does not relate to (A) any Business Combination or (B) clearance of the Mergers by any Governmental Authority, including with respect to the actions taken pursuant to or required to be taken pursuant to
Section
 8.1
;
provided
,
however
, that (1) any change in the price or trading volume of Acquiror Common Shares shall not be taken into account for purposes of determining whether an Intervening Event has occurred and (2) the Company or any if its Subsidiaries meeting, failing to meet or exceeding projections (in and of itself, but without preventing a determination of an Intervening Event as to the Events underlying such change) shall not be taken into account for purposes of determining whether an Intervening Event has occurred.
“
Investment Company Act
” means the Investment Company Act of 1940, as amended.
“
IPO Prospectus
” has the meaning specified in
Section
 11.1
.
“
IRS
” means Internal Revenue Service.
“
IT Systems
” means any and all information technology systems, hardware, networks, infrastructure, servers, computers, workstations, routers, hubs, switches, data communications systems, equipment and lines, sensors, cameras, interfaces, platforms, databases, websites and all other information technology, visual and communications equipment and assets and any Software in any of the foregoing, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements.
“
JOBS Act
” has the meaning specified in
Section
 5.6(a)
.
“
Latham
” has the meaning specified in
Section
 11.18(b)
.
“
Law
” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“
Leased Real Property
” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.
“
Legal Proceedings
” has the meaning specified in
Section
 4.10
.

“
Letter of Transmittal
” has the meaning specified in
Section
 3.2(b)
.
“
Licenses
” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.
“
Lien
” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“
Merger Subs
” means, collectively, First Merger Sub and Second Merger Sub.
“
Mergers
” has the meaning specified in the Recitals hereto.
“
Minimum PIPE Investment Amount
” has the meaning specified in
Section
 5.12(e)
.
“
Modification in Recommendation
” has the meaning specified in
Section
 8.2(b)
.
“
Multiemployer Plan
” has the meaning specified in
Section
 4.13(c)
.
“
NOAA
” means the National Oceanic and Atmospheric Administration.
“
NYSE
” has the meaning specified in
Section
 5.6(c)
.
“
Offer Documents
” has the meaning specified in
Section
 8.2(a)(i)
.
“
Open Source License
” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.
“
Open Source Licenses
” shall include Copyleft Licenses.
“
Open Source Materials
” means any Software subject to an Open Source License.
“
PCAOB Financial Statements
” has the meaning specified in
Section
 6.3(a)
.
“
Per Share Merger Consideration
” means the product obtained by
multiplying
(i) the Exchange Ratio
by
(ii) $10.00.
“
Per Share Contingent Consideration
” means a number of shares of Acquiror Common Stock equal to: (a) the applicable Contingent Consideration divided by
(b) the Aggregate Fully Diluted Company Common Shares; provided, that solely for the purpose of the definition of “Per Share Contingent Consideration”, the term “Aggregate Fully Diluted Company Common Shares” shall (i) include shares of Company Common Stock underlying both Vested Company Options and unvested Company Options, both Vested Company Restricted Stock Unit Awards and Unvested Company Restricted Stock Unit Awards and both vested Company Restricted Stock Awards and Unvested Company Restricted Stock Awards, in each case that are outstanding immediately prior to the Effective Time and (ii) disregard clause (iii) of the definition of “Aggregate Fully Diluted Company Common Shares.”
“
Permitted Liens
” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP; (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way,
conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property; (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part; (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property and which are not violated in any material respect;
(vi) non-exclusive
licenses of Company Intellectual Property granted to customers or distributors entered into in the ordinary course of business consistent with past practice; (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security; (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries; and (x) any real property Liens that do not, individually or in the aggregate, result in a Company Material Adverse Effect.
“
Person
” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“
PIPE Investment
” means the purchase of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements.
“
PIPE Investment Amount
” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.
“
PIPE Investors
” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“
Planet Labs Group
” has the meaning specified in
Section
 11.18(b)
.
“
Prospectus
” has the meaning specified in
Section
 8.2(a)(i)
.
“
Proxy Statement
” has the meaning specified in
Section
 8.2(a)(i)
.
“
Proxy Statement/Registration Statement
” has the meaning specified in
Section
 8.2(a)(i)
.
“
Q1 Financial Statements
” has the meaning specified in
Section
 4.8(a)
.
“
Real Property Leases
” has the meaning specified in
Section
 4.20(a)(ii)
.
“
Registration Statement
” means the Registration Statement on
Form S-4,
or other appropriate form, including any
pre-effective
or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.
“
Registration Statement Securities
” has the meaning specified in
Section
 8.2(a)(i)
.

“
Requisite Company Stockholders
” means the holders of Company Capital Stock set forth on
Section
 8.2(c)
of the Company Disclosure Letter.
“
Sale Price
” means the price per share of Acquiror Class A Common Stock paid or payable to the holders thereof upon the occurrence of a Change of Control. If and to the extent the price paid per share includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration, the Board of Directors of Acquiror shall determine the price paid per share of Acquiror Class A Common Stock in such Change of Control in good faith, including the affirmative vote of the director appointed by Sponsor pursuant to
Section
 7.6
if he is then on the Board of Directors of Acquiror. If and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash
consideration shall be (a) equal to the total value attributed to such non-cash
consideration as determined in the transaction documents entered into in connection with such Change of Control, or (b) if no such transaction documents exist or no method for determining such value is contemplated therein, (i) with respect to any securities, (A) the average of the closing prices of the sales of such securities on the principal securities exchange on which such securities are then listed, averaged over a period of 20 Trading Days preceding the date of the consummation of such Change of Control, or (B) if the information contemplated by the preceding clause (A) is not practically available, then the fair market value of such securities as of the date of valuation as determined in accordance with the succeeding clause (ii), and (ii) with respect to any other non-cash
assets, the fair market value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm mutually selected by the Company and the Sponsor and engaged at the cost of the Company, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length
transaction without giving effect to any minority or liquidity discount.
“
Sanctioned Country
” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).
“
Sanctioned Person
” means (i) any Person that is identified in any
Sanctions-Law-related
list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union or any European Union member state; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; or (iii) any Person directly or indirectly, owned
50-percent
or more by, or acting for the benefit or on behalf of, a Person described in clause
 (i)
or
(ii)
, either individually or in the aggregate.
“
Sanctions Laws
” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States including but not limited to the Department of the Treasury’s Office of Foreign Assets Control and the Department of State; (ii) the European Union and its member states; (iii) the United Nations Security Council; (iv) Her Majesty’s Treasury of the United Kingdom; or (v) any other relevant sanctions authority.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
SEC
” means the United States Securities and Exchange Commission.
“
Second Effective Time
” has the meaning specified in
Section
 2.3
.
“
Second Merger
” has the meaning specified in the Recitals.
“
Second Merger Certificate
” has the meaning specified in
Section
 2.1
.
“
Second Merger Sub
” has the meaning specified in the Preamble hereto.

“
Second Merger Sub Units
” has the meaning specified in
Section
 3.1
.
“
Second Milestone
” has the meaning specified in
Section
 3.3(a)(ii)
.
“
Second Milestone Contingent Consideration
” has the meaning specified in
Section
 3.3(a)(ii)
.
“
Securities Act
” means the Securities Act of 1933, as amended.
“
Series A Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Series
 B Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Series C Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Series C’ Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Series D Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Software
” means any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, platforms, interfaces, APIs, architecture, and modules, and (b) and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.
“
Sponsor
” means dMY Sponsor IV, LLC, a Delaware limited liability company.
“
Sponsor Support Agreement
” means that certain Support Agreement, dated as of the date of this Agreement, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.
“
Subscription Agreements
” means the subscription agreements pursuant to which the PIPE Investment will be consummated.
“
Subsidiary
” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“
Surviving Corporation
” has the meaning specified in the Recitals hereto.
“
Surviving Entity
” has the meaning specified in the Recitals hereto.
“
Tax Return
” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“
Taxes
” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, employment, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative, add-on
minimum, or estimated taxes, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any interest, penalty, deficiency assessments, or addition thereto.

“
Terminating Acquiror Breach
” has the meaning specified in
Section
 10.1(g).
“
Terminating Company Breach
” has the meaning specified in
Section
 10.1(f)
.
“
Third Milestone
” has the meaning specified in
Section
 3.3(a)(iii)
.
“
Third Milestone Contingent Consideration
” has the meaning specified in
Section
 3.3(a)(iii)
.
“
Title IV Plan
” has the meaning specified in
Section
 4.13(c).
“
Top Channel Partners
” has the meaning specified in
Section
 4.28(a)
.
“
Top Customers
” has the meaning specified in
Section
 4.28(a)
.
“
Top Suppliers
” has the meaning specified in
Section
 4.28(a)
.
“
Trading Day
” means any day on which shares of Acquiror Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Class A Common Stock are then traded.
“
Transaction Proposals
” has the meaning specified in
Section
 8.2(b)
.
“
Transfer Taxes
” has the meaning specified in
Section
 8.3
.
“
Treasury Regulations
” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“
Treasury Share
” has the meaning specified in
Section
 3.1(a)
“
Trust Account
” has the meaning specified in
Section
 11.1
.
“
Trust Agreement
” has the meaning specified in
Section
 5.8
.
“
Trustee
” has the meaning specified in
Section
 5.8
.
“
Unpaid Transaction Expenses
” has the meaning specified in
Section
 2.4(c)
.
“
Unvested Company Restricted Stock Award
” means each Company Restricted Stock Award that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Mergers).
“
Unvested Company Restricted Stock Unit Award
” means each Company Restricted Stock Unit Award that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Mergers).
“
Vested Company Option
” means each Company Option that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Mergers).
“
Vested Company Restricted Stock Unit Award
” means each Company Restricted Stock Unit Award that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Mergers).
“
W&C
” has the meaning specified in
Section
 11.18(a)
.

“
Warrant Accounting Issue
” means the fact that, pursuant to applicable Laws or requirements of the SEC in effect or announced as of the date of this Agreement, Acquiror may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (together with any deficiencies in disclosure (including, without limitation, with respect to internal control over financial reporting or disclosure controls and procedures)) arising from the treatment of such warrants of Acquiror as equity rather than liabilities.
“
Warrant Agreement
” means the Warrant Agreement, dated as of March 4, 2021, between Acquiror and Continental Stock Transfer & Trust Company.
“
Warrant Liabilities
” has the meaning specified in
Section
 5.5
.
“
Working Capital Loans
” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
“
Written Consent
” has the meaning specified in
Section
 8.2(c)
.
Section 1.2.
Construction
.
(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “
Article
” or “
Section
” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.
(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e) The term “
actual fraud
” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to
Article IV
or
ARTICLE V
(as applicable);
provided
, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on
Section
 1.3
of the Company Disclosure Letter (in the case of the Company) or
 Section 1.3
of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company,
Article IV
as qualified by the Company Disclosure Letter, or, in the case of Acquiror,
ARTICLE V
as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.
Section 1.3.
Knowledge
. As used herein: (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on
Section
 1.3
of the Company Disclosure Letter; and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on
Section
 1.3
of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II
THE MERGERS; CLOSING
Section 2.1.
The Mergers
.
(a) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Acquiror, First Merger Sub and the Company (First Merger Sub and the Company sometimes being referred to herein as the “
First Merger Constituent Corporations
”) shall cause First Merger Sub to be merged with and into the Company, with the Company being the Surviving Corporation in the First Merger. The First Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the First Merger (as so filed, the “
First Merger Certificate
”), executed by the First Merger Constituent Corporations in accordance with the relevant provisions of the DGCL, such First Merger to be effective as of the Effective Time (
provided
that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).
(b) At the Second Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Second Merger Sub and the Surviving Corporation (Second Merger Sub and the Surviving Corporation sometimes being referred to herein as the “
Second Merger Constituent Companies
”) shall cause the Surviving Corporation to be merged with and into Second Merger Sub, with Second Merger Sub being the Surviving Entity in the Second Merger. The Second Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Second Merger (as so filed, the “
Second Merger Certificate
”), executed by the Second Merger Constituent Companies in accordance with the relevant provisions of the DLLCA, such Second Merger to be effective as of the Second Effective Time (
provided
that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).
(c) Upon consummation of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company, as the “Surviving Corporation”, shall continue its corporate existence under the DGCL, as a wholly owned Subsidiary of Acquiror.
(d) Upon consummation of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub, as the Surviving Entity, shall continue its company existence under the DLLCA, as a wholly owned Subsidiary of Acquiror.
Section 2.2.
Effects of the Merger
s
.
(a) At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the First Merger Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the First Merger Constituent Corporations; and all rights, privileges, powers and franchises of each First Merger Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such First Merger Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the First Merger Constituent Corporations; all of the foregoing in accordance with the applicable provisions of the DGCL.
(b) At the Second Effective Time, the Surviving Entity shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Second Merger Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Second Merger Constituent Companies; and all rights, privileges, powers and franchises of each Second Merger Constituent Companies, and all property, real, personal and mixed, and all debts due to each such Second Merger

Constituent Companies, on whatever account, shall become vested in the Surviving Entity; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Entity as they are of the Second Merger Constituent Companies; all of the foregoing in accordance with the applicable provisions of the DLLCA.
Section 2.3.
Closing; Effective Times
.
(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “
Closing
”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, at 8:00 a.m. (Eastern Time) on the date which is two (2) Business Days after the first date on which all conditions set forth in
Article
 IX
shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “
Closing Date
.”
(b) Subject to the satisfaction or waiver of all of the conditions set forth in
Article
 IX
of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, First Merger Sub, and the Company shall cause the First Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The First Merger shall become effective at the time when the First Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the First Merger Certificate (the “
Effective Time
”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, Acquiror, Second Merger Sub, and the Surviving Corporation shall cause the Second Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Second Merger shall become effective at the time when the Second Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Second Merger Certificate (the “
Second Effective Time
”).
Section 2.4.
Closing Deliverables
.
(a) At the Closing, the Company will deliver or cause to be delivered:
(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in
Section
 9.2(a)
,
Section
 9.2(b)
and
Section
 9.2(c)
have been fulfilled;
(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with
Section
 2.6
), effective as of the Effective Time;
(iii) to Acquiror, the Registration Rights Agreement, duly executed by the stockholders of the Company set forth in
Section
 2.4(a)
;
(iv) to Acquiror,
Lock-Up
Agreement B, duly executed by the Company Founders;
(v) to Acquiror,
Lock-Up
Agreement C, duly executed by the directors and executive officers of the Company and certain stockholders of the Company set forth on Exhibit A of
Lock-Up
Agreement C; and
(vi) to Acquiror, a certificate on behalf of the Company dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections
1.897-2(g),
(h) and
1.1445-2(c)(3),
certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations
Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:
(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to
Section
 3.2
;
(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in
Section
 9.3(a)
,
Section
 9.3(b)
and
Section
 9.3(c)
and
Section
 9.3(d)
have been fulfilled;
(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor;
(iv) to the Company,
Lock-Up
Agreement B and
Lock-Up
Agreement C, each duly executed by a duly authorized representative of Acquiror;
(v) to the Company,
Lock-Up
Agreement A, duly executed by a duly authorized representative of the Sponsor, the directors and executive officers of the Sponsor and a duly authorized representative of Acquiror; and
(vi) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Subs (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of
Section
 2.6
and
Section
 7.6
), effective as of the Effective Time.
(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds: (i) all accrued and unpaid Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date; and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing (
clauses (i)
 and
(ii)
collectively, “
Unpaid Transaction Expenses
”);
provided
, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.
Section 2.5.
Governing Documents
.
(a) At the Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.
(b) At the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity shall be a name reasonably determined by the Company.
(c) The certificate of incorporation and bylaws of Acquiror from and after the Effective Time shall be in the form attached as
Exhibits A
and
B
hereto (with such changes as may be agreed in writing by Acquiror and the Company), until thereafter amended as provided therein and under the DGCL.
Section 2.6.
Directors and Officers
.
(a) The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time; and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the

Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation. Immediately after the Second Effective Time, the board of managers and officers of the Surviving Entity shall be those individuals as the Company may determine.
(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of
Section
 7.6
shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on
Section
 2.6(b)
of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.
Section 2.7.
Tax Free Reorganization Matters
. The parties intend that, for United States federal income tax purposes, the Mergers qualify for the Intended Tax Treatment and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations
Section 1.368-2(g).
Notwithstanding anything to the contrary herein, (a) if, after the date hereof but prior to the Closing, the Company determines that the Second Merger is neither necessary nor advisable, the Company may elect to cause the parties to not effect the Second Merger, in which case, the Surviving Corporation shall continue its separate existence as a wholly-owned Subsidiary of Acquiror and shall be the “
Surviving Entity
” for all purposes contemplated herein,
mutatis mutandis,
and references herein to the Intended Tax Treatment shall be to the intended qualification of the First Merger as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, the Company and the First Merger Sub are parties under Section 368(b) of the Code; and (b) after the date hereof but prior to the Closing, the Company may elect to structure the Second Merger as a merger directly into Acquiror rather than into the Second Merger Sub if the Company determines that structuring the Second Merger as a merger into Acquiror is preferable, in which case Acquiror shall be the “
Surviving Entity
” for purposes of this Agreement where the context so requires. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party) or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. The Mergers shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing (including in connection with any audits, Tax Returns or otherwise), unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or
non-U.S.
Tax Law) or by applicable Law. The parties shall reasonably cooperate in good faith with each other and their respective counsel and tax advisors to document and support the Tax treatment of the Mergers consistent with the Intended Tax Treatment.

ARTICLE III
EFFECTS OF THE MERGERS ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS
Section 3.1.
Conversion of Securities
.
(a) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock subject to Company Awards (which shall be subject to
Section
 3.4
); (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the First Merger and shall not constitute “
Company Capital Stock
” hereunder (each such share, a “
Treasury Share
”); and (iii) Dissenting Shares), shall be canceled and converted into the right to receive (A) the applicable portion of the Aggregate Merger Consideration as determined pursuant to
Section
 3.1(d)
and Section 3.1(e) and (B) the Per Share Contingent Consideration (if any).
(b) At the Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or First Merger Sub, each share of First Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation (“
Surviving Corporation Capital Stock
”).
(c) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror or the Surviving Corporation, each share of Surviving Corporation Capital Stock shall be converted into a common unit of the Surviving Entity (“
Second Merger Sub Units
”).
(d) Each holder of shares of Company Class B Common Stock as of immediately prior to the Effective Time (other than in respect of Treasury Shares) shall be entitled to receive, in the form of a number of shares of Acquiror Class B Common Stock, (A) a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by
(ii) the number of shares of Company Class B Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (B) a number of shares of Acquiror Class B Common Stock equal to (i) the Per Share Contingent Consideration (if any)
multiplied by
(ii) the number of shares of Company Class B Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.
(e) Each holder of shares of Company Capital Stock as of immediately prior to the Effective Time (other than in respect of (w) Company Class B Common Stock; (x) Treasury Shares; (y) Dissenting Shares; and (z) any shares of Company Capital Stock subject to Company Awards (which shall be subject to
Section
 3.4
)) shall be entitled to receive (A) a portion of the Aggregate Merger Consideration in the form of a number of shares of Acquiror Class A Common Stock equal to (i) the Exchange Ratio, multiplied by
(ii) the number of shares of Company Capital Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (B) a number of shares of Acquiror Class A Common Stock equal to (i) the Per Share Contingent Consideration (if any)
multiplied by
(ii) the number of shares of Company Capital Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share. With respect to any holder of Company Preferred Stock, such number of shares of Company Capital Stock held by such holder shall be calculated as if such holder had exercised in full its optional conversion rights with respect to such Company Preferred Stock pursuant to
Article IV
, Section C.5(a) of the Company Charter.
(f) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the First Merger.
Section 3.2.
Exchange Procedures
.

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “
Exchange Agent
”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Share Consideration to be paid in shares of Acquiror Common Stock.
(b) Reasonably promptly after the date hereof, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock entitled to receive a portion of the Aggregate Share Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Common Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “
Letter of Transmittal
”).
(c) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Share Consideration or Contingent Consideration (if any), pursuant to
Section
 3.1(a)
and
Section
 3.3
, respectively, shall be entitled to receive such portion of the Aggregate Share Consideration or Contingent Consideration (if any), upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.
(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Share Consideration in accordance with this
Section
 3.2
prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Share Consideration without any interest thereupon. None of Acquiror, any Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this
Article
 III
would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.3.
Contingent Consideration
.
(a) Following the Closing, the Contingent Consideration to be received pursuant to
Section
 3.1
and
Section
 3.4
by the holders of Company Capital Stock and Company Awards shall be calculated, as follows:
(i) 6,750,000 shares of Acquiror Common Stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Acquiror consummates a Change of Control, which results in any stockholder of Acquiror having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $15.00 per share (the “
First Milestone
”) (such 6,750,000 shares of Acquiror Common Stock, the “
First Milestone Contingent Consideration
”).
(ii) 6,750,000 shares of Acquiror Common Stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $17.00 over any 20 Trading Days within any 30 Trading Day period or (y) Acquiror consummates a Change of Control, which results in any stockholder of Acquiror having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $17.00 per share (the “
Second Milestone
”) (such 6,750,000 shares of Acquiror Common Stock, the “
Second Milestone Contingent Consideration
”).
(iii) 6,750,000 shares of Acquiror Common Stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $19.00 over any 20 Trading Days within any 30 Trading Day period or (y) Acquiror consummates a Change of Control, which results in any stockholder of Acquiror having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $19.00 per share (the “
Third Milestone
”) (such 6,750,000 shares of Acquiror Common Stock, the “
Third Milestone Contingent Consideration
”).
(iv) 6,750,000 shares of Acquiror Common Stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $21.00 over any 20 Trading Days within any 30 Trading Day period or (y) Acquiror consummates a Change of Control, which results in any stockholder of Acquiror having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $21.00 per share (the “
Fourth Milestone
” and together with the First Milestone, the Second Milestone and the Third Milestone, the “
Contingent Milestones
”) (such 6,750,000 shares of Acquiror Common Stock, the “
Fourth Milestone Contingent Consideration
” and together with the First Milestone Contingent Consideration, the Second Milestone Contingent Consideration and the Third Milestone Contingent Consideration, the “
Contingent Consideration
”). For the avoidance of doubt, the maximum amount of the Contingent Consideration is 27,000,000 shares of Acquiror Common Stock, in the aggregate.
(b) The Contingent Consideration shall be in the form of (i) shares of Acquiror Class B Common Stock to extent issuable to a holder of Company Class B Common Stock pursuant to Section 3.1(d) and (ii) in the form of shares of Acquiror Class A Common Stock to the extent issuable otherwise.
(c) If any of the Contingent Milestones set forth in
Section
 3.3(a)
shall have been achieved, within three Business Days following the achievement of the applicable Contingent Milestone, Acquiror shall, or shall cause the Exchange Agent or any replacement transfer agent engaged by Acquiror to, issue the applicable Per Share Contingent Consideration to each holder of Company Capital Stock and Company Awards. Notwithstanding anything in this Agreement to the contrary, any Per Share Contingent Consideration issuable under this Section 3.3 in respect of a Company Award that was outstanding as of immediately prior to the Effective Time shall be issued to the holder of such Company Award only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to Acquiror or one of its Subsidiaries through the date on which such Per Share Contingent Consideration is issued pursuant to this
Section
 3.3
.
(d) If any of the Contingent Milestones set forth in
Section
 3.3(a)
shall not have been achieved on or prior to the fifth anniversary of the Closing, the holders of Company Capital Stock and Company Awards shall have no further right to receive the applicable Contingent Consideration.
(e) The Closing Price targets and any determination with respect to the achievement of the Contingent Milestones and the amount of Contingent Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Acquiror Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Acquiror Common Stock, occurring on or after the date hereof and prior to the time any such Contingent Consideration is delivered to the holders of Company Capital Stock and Company Awards, if any.
(f) The right of a holder of Company Capital Stock or Company Awards to receive the Per Share Contingent Consideration pursuant to this
Section
 3.3
shall not be transferrable or assignable to any other person except by will or intestacy upon the death of a holder of Company Capital Stock or Company Awards that is a natural person and any shares of Acquiror Common Stock issuable under this
Section
 3.3
shall be issued solely in the name of, or for the benefit of, such holder of Company Capital Stock or Company Awards or its permitted transferee in accordance with this
Section
 3.3(f)
.
(g) For the avoidance of doubt, if the condition for more than one Contingent Milestone is achieved, the Contingent Consideration to be earned in connection with such Contingent Milestone shall be cumulative with any Contingent Consideration earned prior to such time in connection with the achievement of any other Contingent Milestone; provided that, for avoidance of doubt, Contingent Consideration in respect of each Contingent Milestone will be issued and earned only once and the Contingent Consideration issued shall in no event exceed 27,000,000 shares of Acquiror Common Stock.
Section 3.4.
Treatment of Company Options, Company Restricted Stock Unit Awards
and Company Restricted Stock Awards
.
(a) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Options, each Company Option that is outstanding as of immediately prior to the Effective Time shall be assumed by Acquiror and converted into (i) an option to purchase shares of Acquiror Class A Common Stock upon the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger (each, an “
Acquiror Option
”) except that (A) such Acquiror Option shall provide for the right to purchase that whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by
the Exchange Ratio; and (B) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by
the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent) and (ii) the right to receive, with respect to each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time, Per Share Contingent Consideration (if any);
provided
,
however
, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation
Section 1.424-1,
such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.
(b) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Restricted Stock Unit Awards, each Unvested Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into (i) a restricted stock unit award covering a number of shares of Acquiror Class A Common Stock (each, an “
Acquiror Restricted Stock Unit Award
”) equal to the number of shares of Company Common Stock underlying such Unvested Company Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by
the Exchange Ratio (rounded to the nearest whole share), with the same terms and conditions as were applicable to the related Unvested Company Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger and (ii) the right to receive, with respect to each share of Company Common Stock subject to such Unvested Company Restricted Stock Unit Award immediately prior to the Effective Time, the Per Share Contingent Consideration (if any).
(c) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Restricted Stock Unit Awards, each Vested Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time, shall be cancelled and converted into the right to receive, and the holder of such Vested Company Restricted Stock Unit Award shall be entitled to receive (i) a portion of the Aggregate Share Consideration in the form of Acquiror Class A Common Stock equal to (A) the Exchange Ratio, multiplied by
(B) the number of shares underlying such Vested Company Restricted Stock Unit Award as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and

(ii) with respect to each share of Company Common Stock subject to such Vested Company Restricted Stock Unit Award immediately prior to the Effective Time, the Per Share Contingent Consideration to the extent vested pursuant to
Section
 3.4(a)
.
(d) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Restricted Stock Awards, each Unvested Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into (i) a restricted stock award covering a number of shares of Acquiror Class A Common Stock (each, an “Acquiror Restricted Stock Award”) equal to the number of shares of Company Common Stock underlying such Unvested Company Restricted Stock Award immediately prior to the Effective Time, multiplied by
the Exchange Ratio (rounded to the nearest whole share), with the same terms and conditions as were applicable to the related Unvested Company Restricted Stock Awards immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger and (ii) the right to receive, with respect to each share of Company Common Stock subject to such Unvested Company Restricted Stock Award immediately prior to the Effective Time, the Per Share Contingent Consideration (if any).
(e) The Company shall take all necessary actions to effect the treatment of Company Options, Company Restricted Stock Unit Awards and Company Restricted Stock Awards pursuant to this
Section
 3.4
in accordance with the Company Incentive Plans and the applicable award agreements. The Board of Directors of the Company shall terminate the Company Incentive Plans effective as of (and contingent upon) the Effective Time.
Section 3.5.
Withholding
. Notwithstanding any other provision to this Agreement, Acquiror, Merger Subs, the Company and its Subsidiaries and the Exchange Agent (and their respective representatives), as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, Merger Subs, the Company or its Subsidiaries, or the Exchange Agent, respectively);
provided
, that Acquiror shall use commercially reasonable efforts to provide the Company with at least five (5) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration (other than any compensatory payments to be made pursuant to this Agreement) and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority; and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.
Section 3.6.
Dissenting Shares
. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the California Corporations Code (the “
CCC
”) (such shares of Company Common Stock being referred to collectively as the “
Dissenting Shares
” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL or, to the extent applicable, the CCC with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC;
provided
,
however
, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the

DGCL or, to the extent applicable, Chapter 13 of the CCC, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with
Section
 3.1
without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Acquiror and Merger Subs by the Company on the date of this Agreement (the “
Company Disclosure Letter
”) (each section of which, subject to
Section
 11.9
, qualifies the correspondingly numbered and lettered representations in this
Article
 IV
), the Company represents and warrants to Acquiror and Merger Subs as follows:
Section 4.1.
Company Organization
. The Company has been duly incorporated, formed or organized and is validly existing as a corporation under the Laws of the state of Delaware and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.2.
Subsidiaries
. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on
Section
 4.2
of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.3.
Due Authorization
.
(a) Other than the Company Stockholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in
Section
 4.5
) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Holders Support Agreements have been executed and delivered to Acquiror by the Requisite Company Stockholders.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions: (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable; and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Mergers other than the Company Stockholder Approval.
Section 4.4.
No Conflict
. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in
Section
 4.5
and except as set forth on
Section
 4.4
of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or its Subsidiaries; (ii) violate or conflict with any provision of, or result in the breach of, or default under any Law, permit, or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets; (iii) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under any Contract of the type described in
Section
 4.12(a)
to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract; or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses
 (ii)
through
(iv
), to the extent that the occurrence of the foregoing would not (A) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and its Subsidiaries to enter into and perform their obligations under this Agreement or (B) individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.5.
Governmental Authorities; Consents
. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “
Governmental Authorization
”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) consent of the FCC and NOAA to the applications contemplated by
Section
 8.1
, (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby; and (iv) the filing of the First Merger Certificate in accordance with the DGCL and the Second Merger Certificate in accordance with the DLLCA.
Section 4.6.
Capitalization of the Company
.
(a) As of the date of this Agreement, the authorized capital stock of the Company is 281,300,000 shares of capital stock consisting of: (i) 161,300,000 shares of Class A Common Stock, par value $0.00002 per share (the “
Company Class
 A Common Stock
”); (ii) 15,000,000 shares of Class B Common Stock, par value $0.00002 per share (the “
Company Class
 B Common Stock
”); (iii) 105,000,000 shares of preferred stock, par value $0.00002 per share (the “
Company Preferred Stock
”), of which (1) 30,000,000 shares are designated as Series A Preferred Stock (the “
Series A Preferred Stock
”); (2) 15,000,000 shares are designated as Series B Preferred Stock (the “
Series B Preferred Stock
”); (3) 14,436,335 shares are designated as Series C Preferred Stock (the

“
Series C Preferred Stock
”); (4) 5,563,665 shares are designated as Series C’ Preferred Stock (the “
Series C
’
Preferred Stock
”); and (5) 40,000,000 shares are designated as Series D Preferred Stock (the “
Series D Preferred Stock
”). As of the date of this Agreement, there were: (t) 15,487,892 shares of Company Class A Common Stock issued and outstanding; (u) 13,811,878 shares of Company Class B Common Stock issued and outstanding; (v) 26,072,555 shares of Series A Preferred Stock issued and outstanding; (w) 10,314,505 shares of Series B Preferred Stock issued and outstanding; (x) 13,756,905 shares Series C Preferred Stock issued and outstanding; (y) 4,024,175 shares of Series C’ Preferred Stock issued and outstanding; and (z) 31,514,850 shares of Series D Preferred Stock issued and outstanding, in each case, excluding shares subject to Company Restricted Stock Awards. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable;
(ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound (except, with respect to any Company Restricted Stock Award, as set forth in the applicable Company Incentive Plan and award agreement governing such Company Restricted Stock Award); and (iv) are free and clear of any Liens.
(b)
Section
 4.6(a)
of the Company Disclosure Letter sets forth, as of the date of this Agreement, the outstanding Company Warrants. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.
(c) As of the date of this Agreement: (i) Company Options to purchase 30,358,146 shares of Company Common Stock; (ii) 2,872,551 Company Restricted Stock Unit Awards; and (iii) Company Restricted Stock Awards covering 1,200,000 shares of Company Common Stock are outstanding. As of the date of this Agreement, there are 981,403 shares of Company Common Stock reserved for issuance under the Company Incentive Plans. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each Company Option, Company Restricted Stock Unit Award and Company Restricted Stock Award, including the holder thereof, the number of shares of Company Common Stock subject thereto, the vesting schedule, the expiration date (if applicable) and, if applicable, the exercise price thereof. All Company Options, Company Restricted Stock Unit Awards and Company Restricted Stock Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option, Company Restricted Stock Unit Award or Company Restricted Stock Award is subject to terms that are materially different from those set forth in such forms. Each Company Option, each Company Restricted Stock Unit Award and each Company Restricted Stock Award was validly granted and properly approved by the Board of Directors of the Company (or appropriate committee thereof) in accordance with the terms of the Company Incentive Plans. Each Company Option held by a U.S. taxpayer has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option held by a U.S. taxpayer is intended to be exempt under Section 409A of the Code.

(d) Except as otherwise set forth in this
Section
 4.6
or on
Section
 4.6(c)
of the Company Disclosure Letter, the Company has not issued or granted any outstanding shares of Company Capital Stock or other equity securities or subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive,
contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of Treasury Shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.
Section 4.7.
Capitalization of Subsidiaries
.
(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable;
(ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.
(b) Except as set forth on
Section
 4.7(b)
of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.
(c) Except as set forth on
Section
 4.7(c)
of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive,
contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of Treasury Shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
Section 4.8.
Financial Statements
.
(a) Attached as
Section
 4.8(a)
of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended January 31, 2020 and January 31, 2021, together with the auditor’s reports thereon (together with the PCAOB Financial Statements, the “
Audited Financial Statements
”) and (ii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three-month period ending April 30, 2021 (the “
Q1 Financial Statements
” and, together with the Audited Financial Statements and any financial statements when delivered pursuant to
Section
 6.3
, the “
Financial Statements
”).
(b) Except as set forth on
Section
 4.8(b)
of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements and any unaudited financial statements delivered pursuant to
Section
 6.3
, to normal
year-end
adjustments and the absence of footnotes); (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements and any unaudited financial statements delivered pursuant to
Section
 6.3
, the absence of footnotes or the inclusion of limited footnotes); (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries; and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with
Section
 6.3
, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c) Except as set forth on
Section
 4.8(c)
of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company; (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company; or (iii) any claim or allegation regarding any of the foregoing.
(d) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with the management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.
Section 4.9.
Undisclosed Liabilities
. Except as set forth on
Section
 4.9
of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (ii) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries; or (iii) that will be discharged or paid off prior to or at the Closing.
Section 4.10.
Litigation and Proceedings
. Except as set forth on
Section
 4.10
of the Company Disclosure Letter, as of the date of this Agreement: (i) there are no pending or, to the knowledge of the Company, threatened in writing, lawsuits, Actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “
Legal Proceedings
”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (ii) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.11.
Legal Compliance
.
(a) As of the date hereof, each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.
(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.
Section 4.12.
Contracts; No Defaults
.
(a)
Section
 4.12(a)
of the Company Disclosure Letter contains a listing of all Contracts described in clauses
 (i)
through
(xv)
 below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than any Company Benefit Plan. True, correct and complete copies of the Contracts listed on
Section
 4.12(a)
of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.
(i) Any Contract with any of the Top Customers, Top Suppliers or Top Channel Partners, excluding non-disclosure
agreements, purchase order forms, sales acknowledgement forms and other similar agreements entered into in the ordinary course of business consistent with past practice;
(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, in each case, in excess of $500,000;
(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing; (B) entered into in the ordinary course of business; or (C) between the Company and its Subsidiaries;
(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;
(v) Each Contract involving the formation of a (A) joint venture; (B) partnership; or (C) limited liability company (excluding, in the case of clauses (B)
 and
(C
), any Subsidiary of the Company), but excluding Top Channel Partners;
(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, director or officer indemnity agreements, investor agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries or the members or stockholders of the Company or any of the Company’s Subsidiaries, on the other hand (collectively, “
Affiliate Agreements
”);
(vii) Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Senior Vice President or higher;
(viii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for the payment of change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect; or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect other than customary non-solicitation
and
no-hire
provisions entered into in the ordinary course of business;
(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;
(xi) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) pursuant to which the Company or any of the Company’s Subsidiaries: (i) grants to a third Person a license, immunity, or other right in or to any material Company Intellectual Property; or (ii) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property that is material to the business of the Company and its Subsidiaries, excluding:
(A) non-exclusive
licenses or grants of rights in Intellectual Property in employee or independent contractor agreements or consulting agreements on terms substantially similar to the Company’s or any of the Company’s Subsidiaries’ standard forms made available to Acquiror); (B) Contracts granting nonexclusive rights to use Company products or services (or Marks in connection with the promotion or sale of Company products or services); (C) Contracts granting nonexclusive rights to Intellectual Property incidental to or implied by the sale or purchase of goods or services, in each case of (A)-(C), entered into in the ordinary course of business consistent with past practice); (D) Open Source Licenses; or (E) Contracts granting to the Company or any of its Subsidiaries nonexclusive rights to use Software that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $100,000 per year);
(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;
(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or equivalent rights (howsoever described); or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;
(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and
(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections
 (i)
through (xiv) of this
Section
 4.12(a)
.
(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the anticipated Closing Date, all of the Contracts listed pursuant to
Section
 4.12(a)
in the Company Disclosure Letter are (i) in full force and effect; and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole: (A) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to
Section
 4.12(a)
and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract; (B) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract; and (C) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13.
Company Benefit Plans
.
(a)
Section
 4.13(a)
of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each material Company Benefit Plan (other than any individual employment offer letters, individual employment Contracts, individual consulting agreements or individual Company Option, Company Restricted Stock Unit Award or Company Restricted Stock Award agreements, in each case, that are on substantially the forms set forth on
Section
 4.13(a))
. For purposes of this Agreement, a “
Company Benefit Plan
” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, employee loan agreement, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits or remuneration to any current or former director, officer, individual consultant, worker or employee, which is maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, related trust agreements, insurance Contracts or other funding vehicles and all amendments thereto; (B) the most recent summary plan description, including any summary of material modifications; (C) the two (2) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan; (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter; and (F) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three (3) years with respect to any Company Benefit Plan.
(b) Except as set forth on
Section
 4.13(b)
of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including the applicable provisions of ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan have been made and all obligations not yet due in respect of each Company Benefit Plan have been accrued and reflected in the Company’s financial statements to the extent required by GAAP (if applicable); and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.
(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “
Multiemployer Plan
”) or other pension plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (each, a “
Title IV Plan
”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA); (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or a (iii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d) There are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending, or to the knowledge of the Company, threatened with respect to any Company Benefit Plan, in each case, which could reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.
(e) Neither the Company, any Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest
thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date of this Agreement, would reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.
(f) With respect to each Company Benefit Plan, no Actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, suits or claims, except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.
(g) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits (other than as mandated by applicable Law).
(h) Except as set forth on
Section
 4.13(h)
of the Company Disclosure Letter or as expressly set forth in this Agreement, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby): (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or increase in severance pay or any other compensation payable by the Company or any Subsidiary of the Company; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (iv) otherwise give rise to any material liability under any Company Benefit Plan. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up,
make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.
Section 4.14.
Labor Relations; Employees
.
(a) Except as set forth on
Section
 4.14(a)
of the Company Disclosure Letter: (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement or arrangement; (ii) no such agreement or such other arrangement is being negotiated by the Company or any of the Company’s Subsidiaries; (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries; and (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority with respect to employees of the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, labor organization activity, lockout or other material labor dispute or similar activity against or affecting the Company or any Subsidiary of the Company.
(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs.
non-exempt
status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave and unemployment insurance.
(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any material unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them; (ii) notice of any material complaints, grievances or arbitrations arising out of any collective bargaining agreement to which the Company or its Subsidiaries is bound; (iii) notice of any material charge or complaint against them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices; (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress; or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened before any Governmental Authority against them by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, breach of any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries; or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of material trade secrets.
(e) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local Law relating to group terminations. The Company and its Subsidiaries have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof.
(f) In the past three (3) years: (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.
Section 4.15.
Taxes
.

(a) All material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(b) All material Taxes due and payable (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been timely paid in full to the appropriate taxing authorities on or prior to the Closing Date, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(c) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(d) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(e) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.
(f) Neither the Company nor any of its Subsidiaries is currently or has been within the past three (3) years the subject of an audit or other examination relating to Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or, to the knowledge of the Company, contemplated) nor has the Company or any of its Subsidiaries received any written notices within the past three (3) years from any taxing authority that such an audit or examination is pending.
(g) Neither the Company nor any of its Subsidiaries (i) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or such Subsidiary, as applicable, that has not expired; or (ii) is presently contesting the Tax liability of the Company or such Subsidiary, as applicable, before any taxing authority or other Governmental Authority. Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.
(h) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).
(i) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-deferred
treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(j) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any
non-U.S.
jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and its Subsidiaries are the only members).

(k) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations
Section 1.1502-6
or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes); or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(l) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(m) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations
Section 1.6011-4(b).
(n) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition, in each case, made by the Company or its Subsidiaries prior to the Closing; (ii) prepaid amount received or deferred revenue realized or received by the Company or its Subsidiaries prior to the Closing; (iii) change in method of accounting of the Company or its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing; (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company or its Subsidiaries prior to the Closing; or (v) any inclusion under Section 965 of the Code.
(o) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
(p) The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation.
(q) Neither the Company nor any of its Subsidiaries has an office, permanent establishment, branch or other activities outside the jurisdiction of its incorporation.
(r) All material transactions entered into between or among the Company, its Subsidiaries and their respective Affiliates have been entered into on terms that would properly be considered arm’s length, consistent in all material respects with what would have been agreed to between unrelated third parties, and no material adjustment is required with respect to any such transactions pursuant to Section 482 of the Code or any similar provision of any state, local or foreign Law.
Section 4.16.
Brokers
’
Fees
. Except as set forth on
Section
 4.16
of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation. True, correct and complete copies of all Contracts, agreements and arrangements (including engagement letters) between the Company and the parties set forth on
Section
 4.16
of the Company Disclosure Letter as in effect as of the date of this Agreement have previously been made available to Acquiror.
Section 4.17.
Insurance
. The Company and its Subsidiaries maintain insurance coverage (including launch and in-orbit
insurance coverage) with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience and good industry practice, is adequate for the businesses and operations of the Company and its Subsidiaries.
Section
 4.17
of the Company Disclosure Letter contains a list of, as of the date of this Agreement, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to Acquiror. As of the date hereof, all such policies are in full force and effect, all premiums due have been paid, the Company is not in breach or default and no event has occurred which, with notice or lapse of time or both, would constitute such a breach a default under any such policy, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on
Section
 4.17
of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.
Section 4.18.
Licenses
.
(a) The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses (including any FCC or NOAA Licenses) required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted.
(b) Each material License (including any FCC or NOAA Licenses) held by the Company or any of the Company’s Subsidiaries is in full force and effect is not subject to any condition except for those conditions appearing on the face of such License (if any), has not been revoked, suspended, canceled, rescinded or terminated and has not expired.
(c) Neither the Company nor any of its Subsidiaries (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party (including all FCC or NOAA Licenses); (ii) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, cancellation, rescission, termination, modification, or impairment of any material License (including all FCC or NOAA Licenses); or (iii) has received any notice that any Governmental Authority that has issued any material License intends to cancel, suspend, rescind terminate, or not renew any such material License (including all FCC or NOAA Licenses), except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in
Section
 4.4
of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing.
Section
 4.18
of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.
(d) Without limiting the foregoing, as of the date of this Agreement there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint pending or, to the knowledge of the Company, threatened in writing against the Company, its Subsidiaries or the FCC or NOAA Licenses by or before the FCC or NOAA. The Company, its Subsidiaries and the FCC or NOAA Licenses have been operating and are operating in compliance in all material respects with the FCC or NOAA Licenses, the Communications Act of 1934 (as amended), the National and Commercial Space Programs Act, and the applicable rules, regulations and policies of the FCC or NOAA. All reports and filings required to be filed with the FCC or NOAA with respect to the Company, its Subsidiaries or the FCC or NOAA Licenses have been timely filed, and all such reports and filings are accurate and complete in all respects, in each case, except as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

(e) To the Company’s knowledge, there is no circumstance which would reasonably likely lead to any material License (including any FCC or NOAA License) (i) not remaining in full force and effect; (ii) not being renewed or extended; or (iii) being subject to a condition or requirement which it is required to comply with which it does not reasonably expect to satisfy, except where this would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.
(f) No proceedings are pending or, to the knowledge of the Company, are threatened in writing which are reasonably likely to result in the loss, revocation, modification, non-renewal,
suspension or termination of any material License (including any FCC or NOAA Licenses), except where this would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.19.
Equipment and Other Tangible Property
. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.
Section 4.20.
Real Property
.
(a)
Section
 4.20(a)
of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “
Real Property Leases
”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.
(iii) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.
(iv) No party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.
(v) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property, and to the Company’s knowledge no such proceeding or similar Action has been threatened.
(b) None of the Company or any of its Subsidiaries owns any real property or has owned any real property in the last three (3) years.
Section 4.21.
Intellectual Property
.
(a)
Section
 4.21(a)
of the Company Disclosure Letter sets forth a true, correct and complete list of each item of Company Intellectual Property that is registered and applied-for
with a Governmental Authority by the

Company or any of the Company’s Subsidiaries as of the date of this Agreement including, for each applicable item listed, the applicable jurisdiction, title, application, registration or serial number (“
Company Registered Intellectual Property
”). The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Company Registered Intellectual Property, and all Company Registered Intellectual Property (excluding any pending applications included in the Company Registered Intellectual Property) is subsisting and, to the knowledge of the Company (excluding any pending applications included in the Company Registered Intellectual Property) valid and enforceable. All material Company Registered Intellectual Property has been maintained effective by the filing of all necessary filings, registrations, maintenance and renewals and timely payment of requisite fees.
(b) The Company or one of its Subsidiaries solely and exclusively owns all right, title, and interest in and to all Company IP free and clear of all Liens (other than Permitted Liens) and has a valid license or sublicense to use all other material Intellectual Property and IT Systems used in or necessary for the conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business is currently operated, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;
provided
that the foregoing shall not be deemed a representation or warranty of non-infringement
of third-party Intellectual Property. None of the material Company IP is subject to any pending or outstanding Governmental Order, settlement, consent order or other disposition of dispute that materially restricts the use, transfer, or registration of, or adversely affects the validity or enforceability of, any material Company IP.
(c) As of the date of this Agreement, there is not, and within the six (6) years preceding the date of this Agreement there has not been, any Action pending against the Company or any of the Company’s Subsidiaries, or to the knowledge of the Company, that is threatened in writing (including unsolicited offers to license Patents) against the Company or any of its Subsidiaries either (A) alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, patentability, validity, or enforceability of any Company IP. None of the Company, its Subsidiaries, their products and services, nor the conduct of their businesses does or did infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.
(d) Except as set forth on
Section
 4.21(d)
of the Company Disclosure Letter: (i) to the knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property; and (ii) the Company and its Subsidiaries have not sent to any Person within the six (6) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any third Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.
(e) The Company and its Subsidiaries have taken commercially reasonable measures to maintain and protect the Company IP and to protect the secrecy and confidentiality of all material trade secrets and other material confidential information included in the Company Intellectual Property and all material trade secrets and other material confidential information of any third Person to whom the Company or any of the Company’s Subsidiaries has a contractual confidentiality obligation with respect to such information. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information owned or held by the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of any material trade secret or other material rights in and to such information.
(f) All current and past employees and contractors of the Company who contribute or have contributed to the creation or development of any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries in the course of their employment or provision of services for the Company or any of its Subsidiaries have executed written agreements pursuant to which such Persons have (i) assigned to the Company or its applicable Subsidiaries all of such Person’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the Company or its Subsidiary by operation of Law (and, in the case of contractors, to the extent such Intellectual Property was intended by the Company to be proprietary to the Company or its Subsidiary); and (ii) agreed to hold all confidential information of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable. To the knowledge of the Company, no past or present director, officer or employee of the Company or any of its Subsidiaries owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Company Intellectual Property.
(g) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company or any of the Company’s Subsidiaries in the development of any Intellectual Property owned by the Company or any of the Company’s Subsidiaries nor does any such Person have any ownership rights, title, or interest in or to any material Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company or any of its Subsidiaries is obligated to grant any license, rights, or immunity in or to any Company Intellectual Property to any Person.
(h) The Company’s and its Subsidiaries’ use and distribution of (i) all Company Software; and (ii) Open Source Materials, is in compliance in all material respects with all Open Source Licenses applicable thereto. To the knowledge of the Company neither the Company nor any of the Subsidiaries of the Company has used any Open Source Materials in a manner that subjects any material Company Software to any requirements under any Copyleft Licenses to (i) be made available or distributed in source code form; (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (iv) be redistributable at no license fee. To the Company’s knowledge, no Person other than the Company and its Subsidiaries possesses, nor has a right to possess, and no event has occurred, and no circumstance or condition exists, (with or without notice or lapse of time, or both) that would give rise to the right to possess, a copy, in any form (print, electronic or otherwise), of any source code for any material Company Software and all such source code is in the sole possession of the Company and its Subsidiaries and has been maintained as strictly confidential (in each case, other than employees, service providers, contractors, and consultants of the Company and its Subsidiaries that have confidentiality obligations to the Company or its Subsidiaries (as applicable) with respect to such source code).
(i) The Company IT Systems operate and perform as required for the conduct of the businesses of the Company and its Subsidiaries as presently conducted in all material respects. To the knowledge of the Company, the Company IT Systems and Company Software do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger Software, or other faults or malicious code or damaging devices that, in each case, if activated would reasonably be expected to be material to the business of the Company and its Subsidiaries taken as a whole or would enable or assist any Person to access without authorization any Company IT Systems.
Section 4.22.
Privacy and Cybersecurity
.
(a) The Company and its Subsidiaries maintain and are in compliance with, and during the three (3) years preceding the date of this Agreement have maintained and been in compliance with: (i) all applicable Laws relating to privacy, data security, and data protection; (ii) the Company’s and its Subsidiaries’ internal or external privacy policies; and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning privacy, data protection, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of clauses
(i)
—
(iii)
above, other than any
non-compliance
that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no Legal Proceedings by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, threatened in writing against the Company or its Subsidiaries alleging a material violation of any applicable Law relating to privacy, data security, and data protection.

(b) Except as set forth on
Section
 4.22(b)
of the Company Disclosure Letter, during the two (2) years preceding the date of this Agreement, to the knowledge of the Company: (i) there have been no unauthorized intrusions nor breaches of the security of the Company IT Systems; and (ii) there have been no disruptions in any of the Company IT Systems, including any failures, breakdowns, data loss, or outages, in the case of either of clauses (i) or (ii) that resulted in a Company Material Adverse Effect. Each of the Company and its Subsidiaries have implemented commercially reasonable security measures designed to protect the confidentiality, integrity and availability of the Company IT Systems, Company products, personal information and sensitive business information in its possession, custody, or control, against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards, such as backup, anti-virus, security and disaster recovery technology, policies and procedures consistent with applicable legal and regulatory standards and customary industry practices.
(c) Neither the Company nor any Subsidiary of the Company has received any written notice or complaint of any claims, investigation or inquiries from any Person, or provided any notice to any Person, with respect to any material violation of their privacy, data security, and data protection practices or obligations, or any information security-related incidents, nor to the knowledge of the Company, has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.
Section 4.23.
Environmental Matters
.
(a) The Company, its Subsidiaries, and each property or facility at any time owned, leased, or operated by the Company or any of its Subsidiaries, are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.
(b) The Company and its Subsidiaries have obtained, hold, are, and have been, in material compliance with all permits required under Environmental Laws to permit each of the Company and its Subsidiaries to operate their assets and to conduct their business except as would not reasonably be expected to result in a Company Material Adverse Effect.
(c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person has released, manufactured, handled, stored, generated, treated, transported, discharged, emitted, or disposed any Hazardous Material (i) at, in, on or under any Leased Real Property; (ii) to the knowledge of the Company, at, in, on, to, from, or under any property or facility formerly owned, leased or operated by the Company or any of the Company’s Subsidiaries during the time that the Company or any of the Company’s Subsidiaries owned, operated or leased such property or facility; or (iii) to the knowledge of the Company, at, in, on, to, from or under any other location in each case in a manner that would be reasonably likely to give rise to any liability of the Company or any of its Subsidiaries, that would, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.
(d) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance
with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(e) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.
(f) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance
of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24.
Absence of Changes
. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.
Section 4.25.
Anti-Corruption Compliance
; Anti-Money Laundering
.
(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered, promised, authorized, or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b) Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.
(c) To the knowledge of the Company, as of the date of this Agreement, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
(d) To the knowledge of the Company, as of the date of this Agreement, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority) or internal or external audits that address any allegations or information concerning possible violations of Anti-Money Laundering Laws related to the Company or any of its Subsidiaries in any material respect. During the past five (5) years, the Company and its Subsidiaries or, to the knowledge of the Company, any directors, officers, and agents acting on behalf of the Company or any of its Subsidiaries have been in compliance with all relevant Anti-Money Laundering Laws in all material respects.
Section 4.26.
Sanctions and International Trade Compliance
.
(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws; and (ii) have obtained all required Licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export,
deemed export, deemed
re-export,
or transfer required under the International Trade Laws and Sanctions Laws (the “
Export Approvals
”). The Company and its Subsidiaries will by the Closing have instituted and maintained policies and procedures reasonably designed to ensure compliance with International Trade Laws and Sanctions Laws. There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.
(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries; (i) is, or has during the past five (5) years, been a Sanctioned Person; (ii) has been located, organized, or resident in a Sanctioned Country; or (iii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws.
Section 4.27.
Information Supplied
. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.28.
Customers and Suppliers
.
(a)
Section
 4.28(a)
of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers, the top ten (10) suppliers, service providers or manufacturers and the top ten (10) channel partners, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the twelve-month period ending January 31, 2021 (each group of Persons, respectively, the “
Top Customers
,” “
Top Suppliers
” and “
Top Channel Partners
”).
(b) Except as set forth on
Section
 4.28(b)
of the Company Disclosure Letter, none of the Top Customers, Top Suppliers or Top Channel Partners has, as of the date of this Agreement, notified the Company or any of the Company’s Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, exercise any contractual right of non-renewal,
materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.
Section 4.29.
Government Contracts
. Other than as set forth on
Section
 4.29
of the Company Disclosure Letter, the Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand; or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services, in each case, in excess of $1,000,000.
Section 4.30.
Sufficiency of Assets
. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course.
Section 4.31.
Related Party Transactions
. Except as set forth on
Section
 4.31
of the Company Disclosure Letter, there are no material transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, present officer or director of the Company, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Capital Stock constituting, as of the date of this Agreement, more than 5% of the total number of Company Capital Stock on a fully diluted basis, calculated as of the date of this Agreement (each of the foregoing, a “
Company Related Party
”), on the other hand, except, in each case, for (a) Contracts and arrangements related or incidental to any Company Related Party’s employment or retention as a director or other service provider by the Company or any of its Subsidiaries (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Company or any of its Subsidiaries in the ordinary course of business consistent with applicable Company policies and arrangements related or incidental thereto and (c) Contracts relating to a Company Related Party’s status as a holder of Company Capital Stock of the Company.
Section 4.32.
No Outside Reliance
. Notwithstanding anything contained in this Agreement, the Company, and any of its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company has made its own investigation of Acquiror and Merger Sub and that neither Acquiror nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror or Merger Sub in
Article
 V
, including

any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or the Merger Sub. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of the Acquiror and the Merger Sub are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in
Article
 V
, with all faults and without any other representation or warranty of any nature whatsoever.
Section 4.33.
No Additional Representation or Warranties
. Except as provided in this
Article
 IV
, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Subs or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Subs or their Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUBS
Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (A) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (B) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in
Section
 5.1
,
Section
 5.2
,
Section
 5.8
,
Section
 5.12
and
Section
 5.15
); or (ii) in the case of Acquiror and Merger Subs, in the disclosure letter delivered by Acquiror and Merger Subs to the Company (the “
Acquiror Disclosure Letter
”) on the date of this Agreement (each section of which, subject to
Section
 11.9
, qualifies the correspondingly numbered and lettered representations in this
Article
 V
), Acquiror and Merger Sub represent and warrant to the Company as follows:
Section 5.1.
Company Organization
. Each of Acquiror, First Merger Sub and Second Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or company in good standing under the Laws of the state of Delaware, and has the requisite corporate or company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Subs, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Subs have no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Subs are held directly by Acquiror. Each of Acquiror, First Merger Sub and Second Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, be material to Acquiror.
Section 5.2.
Due Authorization
.
(a) Each of Acquiror, First Merger Sub and Second Merger Sub has all requisite corporate and company power and authority, as applicable, to (i) execute and deliver this Agreement and the documents contemplated hereby; and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole shareholder or sole member, as applicable, of First Merger Sub and Second Merger Sub; and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Stockholders. No other company proceeding on the part of Acquiror or Merger Subs is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror, First Merger Sub and Second Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror, First Merger Sub and Second Merger Sub, enforceable against Acquiror and Merger Subs in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:
(i) The Transaction Proposal identified in
clause
 (A)
of
Section
 8.2(b)
shall require approval by the affirmative vote of the holders of (i) at least a majority of the outstanding shares of Acquiror Class B

Common Stock, and (ii) at least a majority of the outstanding Acquiror Common Stock entitled to vote thereon, voting as a single class, at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and
(ii) each of those Transaction Proposals identified in
clauses (B)
,
(C)
,
(D)
, and if necessary,
(G)
, of
Section
 8.2(b)
, in each case, shall require approval by an affirmative vote of at least a majority of the outstanding Acquiror Common Shares, entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;
in the case of each of (i) and (ii), as determined in accordance with the Acquiror’s Governing Documents, the DGCL and the rules of the NYSE, as applicable.
(c) Other than, if necessary, votes on those Transaction Proposals identified in clauses (E)
 and
(F)
of
Section
 8.2(b)
, the foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Subs and the consummation of the transactions contemplated hereby, including the Closing.
(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.
Section 5.3.
No Conflict
. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Subs and the other documents contemplated hereby by Acquiror and Merger Subs and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Subs; (ii) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Subs; (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Subs are a party or by which Acquiror or Merger Subs may be bound, or terminate or result in the termination of any such Contract; or (iv) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Subs, except, in the case of clauses
 (ii)
through
(iv)
, to the extent that the occurrence of the foregoing would not (A) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Subs to enter into and perform their obligations under this Agreement; or (B) be material to Acquiror.
Section 5.4.
Litigation and Proceedings
. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Subs, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Subs, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Subs, nor are any assets of Acquiror’s or each Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror, First Merger Sub and Second Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Subs have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.
Section 5.5.
SEC Filings
. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 9, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “
Acquiror SEC Filings
”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date of this Agreement (including in connection with the Warrant Accounting Issue). To resolve the Warrant Accounting Issue, Acquiror’s Form
10-Q
for the quarterly period ended March 31, 2021 filed on June 4, 2021 with the SEC classified Acquiror Warrants as derivative liabilities measured at fair value on the Acquiror Financial Statements (the “
Warrant Liabilities
”).
Section 5.6.
Internal Controls; Listing; Financial Statements
.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“
JOBS Act
”), Acquiror has established and maintains disclosure controls and procedures (as defined in
Rule 13a-15
under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since March 9, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in
Rule 13a-15
under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.
(b) As of the date of this Agreement, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.
(c) Since March 31, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “
NYSE
”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.
(d) The Acquiror SEC Filings contain a true and complete copy of the unaudited condensed balance sheet as of March 31, 2021, condensed statement of cash flows for the three months ended March 31, 2021, and condensed statement of operations, and changes in stockholders’ equity of Acquiror for the three months ended March 31, 2021, together with the auditor’s reports therein (together with any additional financial statements of Acquiror included in the Acquiror SEC Filings filed on or following the date of this Agreement, the “
Acquiror Financial Statements
”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements: (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended; (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated

therein or in the notes thereto); and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in
Rule 3b-7
under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror; (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror; or (iii) any claim or allegation regarding any of the foregoing.
Section 5.7.
Governmental Authorities; Consents
. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Subs with respect to Acquiror’s or any Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; and (ii) consent of the FCC and NOAA as contemplated by
Section
 8.1
.

Section 5.8.
Trust Account
. As of the date of this Agreement, Acquiror has at least $345,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $12,075,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under
Rule 2a-7
promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 4, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “
Trustee
”) (the “
Trust Agreement
”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date of this Agreement, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor any Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Subs on the Closing Date.

Section 5.9.
Investment Company Act; JOBS Act
. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.10.
Absence of Changes
. Since March 4, 2021, there has not been any Event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Subs to enter into and perform their obligations under this Agreement.
Section 5.11.
No Undisclosed Liabilities
. Except for any fees and expenses payable by Acquiror or Merger Subs as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Subs (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings; (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Subs; or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.
Section 5.12.
Capitalization of Acquiror
.
(a) As of the date of this Agreement, the authorized share capital of Acquiror is $401,000,000 divided into
(i) 380,000,000 shares of Acquiror Class A Common Stock, 34,500,000 of which are issued and outstanding as of the date of this Agreement; (ii) 20,000,000 shares of Acquiror Class B Common Stock, of which 8,625,000 shares are issued and outstanding as of the date of this Agreement; and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “
Acquiror Securities
”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable;
(ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.
(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Mergers for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 6,900,000 Acquiror Common Warrants and 5,933,333 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (i) March 9, 2022; and (ii) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this
Section
 5.12
or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.
(d) The Aggregate Merger Consideration, the Contingent Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable
and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.
(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements, in the form attached to
Section
 5.12(e)
of the Acquiror Disclosure Letter, with PIPE Investors, true and correct copies of which have been provided to the Company prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Acquiror Class A Common Stock for a PIPE Investment Amount of $200,000,000 (such amount, the “
Minimum PIPE Investment Amount
”), $7,000,000 of which is in respect of such shares to be so purchased by one or more PIPE Investors set forth on Annex I to
Section
 5.12(e)
of the Acquiror Disclosure Letter. On or prior to the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company) and, to the knowledge of Acquiror, the Company has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.
(f) Acquiror has no Subsidiaries apart from Merger Subs, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.13.
Brokers
’
Fees
. Except fees described on
Section
 5.13
of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates. True, correct and complete copies of all Contracts, agreements and arrangements (including engagement letters) between Acquiror and the parties set forth on
Section
 5.13
of the Acquiror Disclosure Letter as in effect as of the date of this Agreement have previously been made available to the Company.
Section 5.14.
Indebtedness
. Neither Acquiror nor Merger Subs has any Indebtedness other than the Warrant Liabilities.
Section 5.15.
Taxes
.
(a) All material Tax Returns required to be filed by Acquiror or Merger Subs have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects. Neither Acquiror nor any Merger Sub is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) All material Taxes due and payable (whether or not shown on any Tax Return) by Acquiror or Merger Subs have been timely paid in full to the appropriate taxing authorities on or prior to the Closing Date, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(c) Acquiror and Merger Subs have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(d) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Subs.
(e) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Subs that remains unresolved or unpaid.
(f) Neither Acquiror nor any Merger Sub is currently or has been the subject of an audit or other examination relating to Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or, to the knowledge of Acquiror, contemplated) nor has Acquiror nor any Merger Sub received any written notices from any taxing authority that such an audit or examination is pending.
(g) Neither Acquiror nor any Merger Sub (i) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Acquiror or Merger Subs, as applicable, that has not expired; or (ii) is presently contesting the Tax liability of Acquiror or Merger Subs, as applicable, before any taxing authority or other Governmental Authority.
(h) Neither Acquiror nor any Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.
(i) No written claim has been made by any Governmental Authority where Acquiror or Merger Subs do not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(j) Neither Acquiror nor any Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between Acquiror and/or Merger Subs and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).
(k) Neither Acquiror nor any Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-deferred
treatment under Section 355 of the Code.
(l) Neither Acquiror nor any Merger Sub has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any
non-U.S.
jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which Acquiror and Merger Subs are the only members).
(m) Neither Acquiror nor any Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror or Merger Subs) under Treasury Regulations
Section 1.1502-6
or any similar provision of state, local or foreign Tax Law or as a transferee or successor, or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is Acquiror or Merger Subs.

(n) Neither Acquiror nor any Merger Sub has participated in a “reportable transaction” within the meaning of Treasury Regulations
Section 1.6011-4(b).
(o) Neither the Acquiror nor any Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition by the Acquiror or Merger Subs made on or prior to the Closing; (ii) prepaid amount received or deferred revenue realized or received by the Acquiror or Merger Subs prior to the Closing; (iii) change in method of accounting of Acquiror or Merger Subs for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing; (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Acquiror or Merger Subs prior to the Closing; or (v) any inclusion under Section 965 of the Code.
(p) Acquiror and Merger Subs have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
(q) Acquiror has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation.
(r) Neither Acquiror nor any Merger Sub has an office, permanent establishment, branch or other activities outside the jurisdiction of its incorporation.
(s) All material transactions entered into between or among Acquiror and any Merger Sub have been entered into on terms that would properly be considered arm’s length, consistent in all material respects with what would have been agreed to between unrelated third parties, and no material adjustment is required with respect to any such transactions pursuant to Section 482 of the Code or any similar provision of any state, local or foreign Law.
Section 5.16.
Business Activities
.
(a) Since formation, neither Acquiror nor any Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Subs or to which Acquiror or Merger Subs are a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Subs or any acquisition of property by Acquiror or Merger Subs or the conduct of business by Acquiror or Merger Subs as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Subs.
(b) Except for Merger Subs and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Subs do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c) First Merger Sub and Second Merger Sub were formed solely for the purpose of effecting the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and have no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their respective formations.
(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Subs are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.
Section 5.17.
NYSE Stock Market Quotation
. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “DMYQ.” The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DMYQ WS.” As of the Closing, after giving effect to the transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Acquiror Common Stock and the Acquiror Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE. Acquiror is in compliance with the rules of the NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror, Merger Subs or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.18.
Registration Statement, Proxy Statement and Proxy Statement/Registration Statement
. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
provided
,
 however
, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.
Section 5.19.
Other Businesses
. As of the date of this Agreement, none of Acquiror, Acquiror’s Affiliates or either Merger Sub owns more than ten percent (10%) of the voting securities of or controls or operates any business engaged in, or that competes with, any of the lines of business in which the Company is engaged.

Section 5.20.
No Outside Reliance
. Notwithstanding anything contained in this Agreement, each of Acquiror, First Merger Sub and Second Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in
Article
 IV
, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in
Article
 IV
of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in
Article
 IV
, with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.21.
No Additional Representation or Warranties
. Except as provided in this
Article
 V
, neither Acquiror nor any Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Subs and their respective Subsidiaries and, except as provided in this
Article
 V
, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Subs or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Subs and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Subs or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1.
Conduct
of Business
. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to
Article
 X
(the “
Interim Period
”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on
Section
 6.1
of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:
(a) change or amend the Governing Documents of the Company (other than as contemplated by the Restated Company Certificate);
(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;
(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Capital Stock or equity interests in a manner that would increase the Aggregate Merger Consideration payable to the stockholders of the Company;
(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company, except for (i) the acquisition by the Company of any shares of capital stock, membership interests or other equity interests of the Company or of any Company Options or Company Restricted Stock Unit Awards in connection with the repurchase, forfeiture or cancellation of such interests, Company Options, and Company Restricted Stock Unit Awards; (ii) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options; and (iii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Options and Company Restricted Stock Unit Awards;
(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on
Section
 4.12(a)
of the Company Disclosure Letter, or any Real Property Lease or FCC or NOAA Licenses, in each case, other than in the ordinary course of business, as required by Law or as expressly permitted under this
Section
 6.1
;
(f) sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse, or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) the sale of inventory in the ordinary course of business consistent with past practice; (ii) dispositions of obsolete or worthless equipment; (iii) transactions among the Company and its Subsidiaries or among its Subsidiaries; and (iv) transactions in the ordinary course of business;
(g) acquire any ownership interest in any real property;
(h) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on
Section
 4.12(a)
of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar payment, other than in the ordinary course of business consistent with past practice;

(ii) terminate, adopt, enter into or materially amend or grant any new non-equity-based
awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan if in effect as of the date of this Agreement, other than in the ordinary course of business consistent with past practice; (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice; (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries; (v) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base compensation in excess of $350,000, other than in the ordinary course of business consistent with past practice; or (vi) terminate the employment or engagement other than for cause, death or disability, of any employee with a title of senior vice president or above;
(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(j) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $20,000,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided
, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole) other than with respect to the Company Note Conversion;
(k) (i) make, change or revoke any material election in respect of Taxes; (ii) amend, modify or otherwise change any filed Tax Return in a manner that is material to the Company or its Subsidiaries; (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes; (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes); (v) settle or compromise any claim or assessment in respect of material Taxes; (vi) surrender or allow to expire any right to claim a refund of material Taxes; (vii) file any Tax Return of the Company or its Subsidiaries in a manner that is inconsistent with the past practices of the Company; or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(l) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;
(m) authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Company Capital Stock or securities exercisable or exchangeable for or convertible into Company Capital Stock or grant any additional equity or equity-based compensation other than (i) upon the exercise or settlement of Company Options or Company Restricted Stock Unit Awards under the Company Incentive Plans and applicable award agreement outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement; (ii) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement; (iii) upon the exercise of any Company Warrant and (iv) upon the Company Note Conversion;
(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Mergers);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;
(p) (A) sell, assign, transfer, license, sublicense, covenant not to assert, pledge, encumber, subject to a Lien (other than a Permitted Lien), or grant to, or agree to grant to, any Person rights in or to any Company IP that is material to the Company and its Subsidiaries, (other than non-exclusive
licenses and sublicenses of Company IP granted in the ordinary course of business consistent with past practice), or dispose of, cancel, abandon or permit to lapse any rights to any Company Intellectual Property that is material to the Company and its Subsidiaries, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term, or (B) subject any material Company IP to any Copyleft Licenses;
(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any material trade secret or any other material confidential information of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to confidentiality agreements containing obligations to maintain the confidentiality thereof;
(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on
Section
 6.1(r)
of the Company Disclosure Letter, in the aggregate;
(s) manage the Company’s and its Subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;
(t) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(u) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(v) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;
(w) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;
(x) cease conducting, or enter into any new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;
(y) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law; or
(z) enter into any agreement to do any action prohibited under this
Section
 6.1
.
Section 6.2.
Inspection
. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (
provided
that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law: (i) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request;
provided
, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; and (ii) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives: (A) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request; (B) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries; and (C) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Subs or their respective representatives pursuant to this
Section
 6.2
shall be subject to the Confidentiality Agreement.
Section 6.3.
Preparation and Delivery of Additional Company Financial Statements
.
(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended January 31, 2020 and January 31, 2021, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “
PCAOB Financial Statements
”);
provided
, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in
Section
 4.8
shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.
(b) (i) If the Effective Time has not occurred prior to July 31, 2021, as soon as reasonably practicable following July 31, 2021, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three-month and six-month
periods ending July 31, 2021 (the “
Company Q2 Financial Statements
”); and (ii) if the Effective Time has not occurred prior to October 31, 2021, as soon as reasonably practicable following October 31, 2021, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three-month and nine-month periods ending October 31, 2021 (the “
Company Q3 Financial Statements
” and, together with the Company Q2 Financial Statements, the “
Updated Company Financial Statements
”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;
provided
, that upon delivery of such Updated Company Financial Statements, the representations and warranties set forth in
Section
 4.8
shall be deemed to apply to the Updated Company Financial Statements with the same force and effect as if made as of the date of this Agreement.
(c) Upon delivery of such financial statements referred to in this
Section
 6.3
, such financial statements shall be deemed “Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in
Section
 4.8
shall be deemed to apply to such Financial Statements with the same force and effect as if such financial statements were attached in
Section
 4.8(a)
of the Company Disclosure Letter as of the date of this Agreement.
Section 6.4.
Affiliate Agreements
. All Affiliate Agreements set forth on
Section
 6.4
of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on
Section
 6.4
of the Company Disclosure Letter.
Section 6.5.
Acquisition Proposals
. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with
Article
 X
, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public
information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal; (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal; (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state; (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal; or (v) agree or otherwise commit to enter into or engage in any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information. The Company shall promptly (and in any event within twenty-four (24) hours) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.1.
Equity Plans
.
(a) Prior to the Closing Date, Acquiror shall approve and adopt, subject to receipt of Acquiror Shareholder Approval: (i) an incentive equity plan (the “
Incentive Equity Plan
”); and (ii) an employee stock purchase plan (the “
ESPP
”), in each case, in form and substance reasonably acceptable to the Company in consultation with Acquiror and effective as of the Closing Date. The Incentive Equity Plan will provide for awards of Acquiror Common Stock with a total pool of shares equal to the sum of (i) 10% of the aggregate number of the sum of (x) shares of Acquiror Common Stock outstanding as of immediately after the Closing, (y) other securities outstanding as of immediately after the Closing convertible into Acquiror Common Stock and (z) a number of shares underlying the long-term performance incentive awards granted to the Company’s management team in connection with the Closing, plus (ii) an annual “evergreen” increase of 5% of the shares of Acquiror Common Stock outstanding as of the day prior to such increase, plus (iii) the maximum aggregate number of shares of Acquiror Common Stock that may be issued to holders of Company Awards pursuant to Section 3.3 hereof (the “
Incentive Equity Plan Share Reserve
”). The ESPP will provide for the grant of purchase rights with respect to Acquiror Common Stock with a total pool of shares equal to 2.5% of the aggregate number of the sum of (x) shares of Acquiror Common Stock outstanding as of immediately after the Closing and (y) other securities outstanding as of immediately after the Closing convertible into Acquiror Common Stock, with an annual “evergreen” increase of 1% of the shares of Acquiror Common Stock outstanding as of the day prior to such increase (the “
ESPP Share Reserve
”). The Incentive Equity Plan Share Reserve and the ESPP Share Reserve will be determined by the Company in consultation with Acquiror based upon benchmarking against peer companies and the recommendation of a compensation consultant engaged by the Company. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form
S-8
(or other applicable form, including Form
S-3)
with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use commercially reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.
(b)
No Third-Party Beneficiaries
. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this
Section
 7.1
are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 7.2.
Trust Account
. Upon satisfaction or waiver of the conditions set forth in
Article
 IX
and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement): (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror

Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement; and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 7.3.
NYSE Listing
. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Class A Common Stock issuable in the Mergers, including any shares of Acquiror Common Stock issuable upon the achievement of the Contingent Milestones, and shall obtain approval for the listing of such shares of Acquiror Class A Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.
Section 7.4.
No Solicitation by Acquiror
. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with
Article
 X
, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to: (i) make any proposal or offer that constitutes a Business Combination Proposal; (ii) initiate or have any discussions or negotiations with any Person with respect to a Business Combination Proposal; or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).
Section 7.5.
Acquiror Conduct of Business
.
(a) During the Interim Period, Acquiror shall, and shall cause Merger Subs to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Subs not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:
(i) seek any approval from the Acquiror Stockholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Subs, except as contemplated by the Transaction Proposals;
(ii) (A) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or First Merger Sub Capital Stock or Second Merger Sub Units, share capital or equity interests; (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or First Merger Sub Capital Stock or Second Merger Sub Units or equity interests; or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Subs, other than redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;
(iii) (A) make or change any material election in respect of Taxes; (B) amend, modify or otherwise change any filed Tax Return in a manner that is material to Acquiror and Merger Subs; (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes; (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes); (E) settle or compromise any claim or assessment in respect of material Taxes; (F) surrender or allow to expire any right to claim a refund of material Taxes; (G) file any Tax Return in a manner that is inconsistent with the past practices of Acquiror and Merger Subs; or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(iv) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;
(v) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or any Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of Acquiror’s Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business to fund Acquiror Transaction Expenses (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business in an aggregate amount not to exceed $1,500,000); or (B) incurred between Acquiror and Merger Subs;
(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business in an aggregate amount not to exceed $1,500,000);
(viii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration and other than as contemplated in the Insiders Letter Agreement; (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof; or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(ix) enter into, amend or modify, or agree to pay any discretionary amount under, any Contract with any broker, finder, or investment bank related to the Transaction; or
(x) enter into any agreement to do any action prohibited under this
Section
 7.5
.
(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Subs) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
Section 7.6.
Post-Closing Directors and Officers of Acquiror
. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a) the Board of Directors of Acquiror shall consist of a number of directors determined by the Company, which shall be divided into
three classes serving staggered terms and initially include:
(i) one (1) Class II (as defined in the amended and restated certificate of incorporation in the form set forth on
Exhibit A
) director nominee, who shall be among the individuals listed on
Section
 7.6(a)
of the Acquiror Disclosure Letter, pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement; and

(ii) the remaining director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;
(b) within one (1) year of the date upon which the Company no longer qualifies as a “controlled company” under Section 303A of the NYSE Listed Company Manual, the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NYSE rules, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and
(c) the initial officers of Acquiror shall be as set forth on
Section
 2.6
of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.
Section 7.7.
Indemnification and Insurance
.
(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “
Company Indemnified Parties
”); and (ii) Acquiror and each of its Subsidiaries (the “
Acquiror Indemnified Parties
” together with the Company Indemnified Parties, the “
D&O Indemnified Parties
”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement; and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this
Section
 7.7
.
(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay (A) with respect to Acquiror, an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annualized premium payable by Acquiror for its current directors’ and officers’ liability insurance policy, or (B) with respect to the Company, an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annualized premium payable by the Company for such insurance policy for the year ended August 5, 2021;
provided
,
however
, that (i) each of Acquiror and the Company shall, to the extent reasonably available, cause coverage to be extended under each of Acquiror’s and the Company’s respective current directors’ and officers’ liability insurance by each obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of each of Acquiror’s and the Company’s current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (such policies, with respect to Acquiror, the “
Acquiror D&O Tail Policy
” and with respect to the Company, the “
Company

D&O Tail Policy
”); and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this
Section
 7.7
shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this
Section
 7.7
shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this
Section
 7.7
.
(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.
Section 7.8.
Acquiror Public Filings
. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.9.
PIPE Subscriptions
. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms;
provided
that in no event shall Acquiror or Merger Subs be obligated to pay any amount or grant any concession to a PIPE Investor in connection with taking any such action except for a concession reasonably requested by the Company that is contingent upon the Closing and would not result in a failure to meet the Minimum PIPE Investment Amount.

ARTICLE VIII
JOINT COVENANTS
Section 8.1.
HSR Act; Other Filings
.
(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act (the “
HSR Filing
”). Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.
(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) request early termination of any waiting period under the HSR Act and (i) obtain termination or expiration of the waiting period under the HSR Act; and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.
(c) Each of the Company and Acquiror shall comply promptly (but in no event later than ten (10) Business Days after the date hereof), as required, to file all necessary applications: (i) with the FCC, requesting consent to the change of control of the Company and to the assignment of the Company’s or its Subsidiaries’ Licenses issued by the FCC to the Surviving Entity, each as contemplated by this Agreement and (ii) with the NOAA, requesting consent to the modification of the Company’s or its Subsidiaries’ Licenses issued by the NOAA to effect the transactions contemplated by this Agreement. The parties shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation and prosecution of such applications. In addition, the parties shall agree to any extensions of the NOAA review period (but in no event beyond the Agreement Deadline) as reasonably necessary to effect the transactions contemplated by this Agreement.
(d) Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement Deadline) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers.
(e) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, other than a so called “second request” under the HSR Act, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to): (i) diligently and expeditiously defend and obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any material notices or material written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any material proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby;
provided
, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the

Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
Section 8.2.
Preparation of Registration Statement and Proxy Statement/Registration Statement; Stockholders
’
Meeting and Approvals
.
(a) Registration Statement and Prospectus.
(i) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Financial Statements, (A) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “
Proxy Statement
”); and (B) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “
Prospectus
”, and together with the Proxy Statement and the Registration Statement, the “
Proxy Statement/Registration Statement
”), in connection with the registration under the Securities Act of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration and the Contingent Consideration (the “
Registration Statement Securities
”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on
Form 8-K
pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Mergers and the other transactions contemplated hereby (the “
Offer Documents
”). Acquiror will cause the Proxy Statement and the Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act. Notwithstanding anything to the contrary in this Agreement, in the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement, nothing in this Agreement shall require Acquiror’s counsel or tax advisors to provide an opinion that the Mergers qualify for the Intended Tax Treatment;
provided
,
however
, that in connection with any such required tax opinion, comfort letter or other opinion, Acquiror shall use reasonable efforts to cooperate, and to cause its counsel and tax advisors to cooperate, in good faith with the Company and its counsel and tax advisors in connection with providing such required tax opinion, comfort letter or other opinion, including by providing reasonable and customary factual support letters.
(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications; and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading; or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders or the stockholders of the Company, as applicable.
(b)
Acquiror Stockholder Approval
. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law; (B) solely with respect to the following clause
 (1)
, duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “
Acquiror Stockholders
’
Meeting
”) in accordance with Acquiror’s Governing Documents and Section 312.03 of the NYSE Listing Rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective; and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals; and (ii) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) amendment and restatement of Acquiror’s Certificate of Incorporation, in the form attached as
Exhibit
 A
to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled advisory proposals as are required to implement the foregoing and approval of the change of Acquiror’s name to a name reasonably determined by the Company, which name shall include the word “Planet”; (B) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations; (C) approval of the issuance of shares of Acquiror Common Stock in connection with the Mergers and pursuant to the rules of the NYSE as contemplated by the Subscription Agreements with the applicable PIPE Investors; (D) approval of the adoption by Acquiror of the Incentive Equity Plan and ESPP described in
Section
 7.1
; (E) adoption and approval of any

other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto; (F) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby; and (G) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), together, the “
Transaction Proposals
”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of Acquiror described in the Recitals hereto, a “
Modification in Recommendation
”),
provided
, that if at any time prior to obtaining the Acquiror Stockholder Approval, the Board of Directors of Acquiror determines in good faith after consultation with outside legal counsel, in response to an Intervening Event, that the failure to make a Modification in Recommendation would constitute a violation of its fiduciary duties under applicable Law, the Board of Directors of Acquiror may make a Modification in Recommendation. To the fullest extent permitted by applicable Law, (i) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Modification in Recommendation; and (ii) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals. Acquiror shall adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval if the Acquiror Stockholder Approval would not be obtained at the Acquiror Stockholders’ Meeting if a vote was held; (ii) if a quorum is absent; or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting;
provided
that the Acquiror Stockholders’ Meeting will not be adjourned to a date that is (i) more than thirty (30) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law); or (ii) later than three (3) Business Days prior to the date on which the Agreement Deadline occurs. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.
(c)
Company Stockholder Approval
. Upon the terms set forth in this Agreement, the Company shall: (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “
Written Consent
”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement) promptly (and in any event within five (5) Business Days) following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders; and (ii) distribute the Proxy Statement/Registration Statement to the stockholders of the Company, accompanied by any such additional disclosure to the stockholders of the Company as the Company and its outside counsel determine is necessary or appropriate. In the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Mergers, as soon as reasonably practicable after the Registration Statement is declared effective. If such meeting of the stockholders of the Company is convened, the Company shall obtain the Company Stockholder Approval at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective. If the Company Stockholder Approval is obtained by the Written Consent, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC;
provided
that, Acquiror shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable stockholders.

Section 8.3.
Support of Transaction
. Without limiting any covenant contained in
Article
 VI
, or
Article VII
, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (i) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Mergers; and (ii) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of
Article IX
or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable, including the compliance with the applicable requirements of the Federal Acquisition Regulations. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this
Section
 8.3
will constitute a breach of
Section
 6.1
and in no event shall Acquiror, Merger Subs or the Company be obligated to pay any amount (except for any filing or registration fee with a Governmental Authority) or grant any concession in connection with obtaining any such consents or approvals.
Section 8.4.
Tax Matters
. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by Acquiror, Merger Subs, the Company or its Subsidiaries (“
Transfer Taxes
”) shall constitute Company Transaction Expenses. The Company and its Subsidiaries shall, at their own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will cooperate and join in the execution of any such Tax Returns.
Section 8.5.
Section 16 Matters
. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule
B-3
promulgated under the Exchange Act.
Section 8.6.
Cooperation; Consultation
.
(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request; (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence; and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.
(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with
Section
 11.12
), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment during such period, including by (i) providing regular updates; and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters;
provided
, that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless disclosed in
Section
 4.16
of the Company

Disclosure Letter or
Section
 5.13
of the Acquiror Disclosure Letter or as otherwise mutually agreed by the Company and Acquiror in writing.
Section 8.7.
Stockholder Litigation
. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror or the Company, threatened in writing, against Acquiror or the Board of Directors of Acquiror, on the one hand, or the Company or the Board of Directors of the Company, on the other hand, by any of Acquiror’s or the Company’s stockholders prior to the Closing, Acquiror or the Company, as applicable, shall promptly notify the other party of any such litigation and keep the other party reasonably informed with respect to the status thereof. Acquiror or the Company, as applicable, shall provide the other party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1.
Conditions to Obligations of Acquiror, Merger Subs, and the Company
. The obligations of Acquiror, Merger Subs, and the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a) The Acquiror Stockholder Approval shall have been obtained;
(b) The Company Stockholder Approval shall have been obtained;
(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
(d) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;
(e) The necessary consents of the FCC and NOAA to the transactions contemplated by this Agreement shall have been obtained;
(f) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers;
provided
, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(g) Acquiror shall not have received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem Acquiror Class A Common Stock in an amount that would cause Acquiror not to have, at least $5,000,001 of net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act); and
(h) The shares of Acquiror Class A Common Stock to be issued in connection with the Mergers shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof.
Section 9.2.
Conditions to Obligations of Acquiror and
Merger Subs
. The obligations of Acquiror and Merger Subs to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Subs:
(a) the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are expressly permitted by this Agreement or the Ancillary Agreements; (ii) the representations and warranties of the Company contained in
Section
 4.24
shall be true and correct in all respects as of the Closing Date; and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and
Section
 4.24
(disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;
provided
, that for purposes of this
Section
 9.2(b)
, a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within twenty (20) days after notice (or if earlier, the Agreement Deadline); and
(c) there shall not have occurred any Company Material Adverse Effect between the date of this Agreement and the date of the Closing the impact of which continues to be a Company Material Adverse Effect.
Section 9.3.
Conditions to the Obligations of the Company
. The obligation of the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a) the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Acquiror Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are expressly permitted by this Agreement or the Ancillary Agreements; and (ii) each of the representations and warranties of Acquiror and Merger Subs contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Acquiror Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect;
(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;
provided
, that for purposes of this
Section
 9.3(b)
, a covenant of Acquiror shall only be deemed to have not been performed if Acquiror has failed to cure within twenty (20) days after notice (or if earlier, the Agreement Deadline);
(c) there shall not have occurred an Acquiror Material Adverse Effect between the date of this Agreement and the date of the Closing the impact of which continues to be a Acquiror Material Adverse Effect; and
(d) the Acquiror Closing Cash Amount shall be equal to or greater than $250,000,000.

ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1.
Termination
. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a) by written consent of the Company and Acquiror;
(b) by the Company or Acquiror by written notice to the other party if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers;
provided
, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
provided
,
further
, that the right to terminate this Agreement pursuant to this
Section
 10.1(b)
shall not be available to a party if such party’s breach of any of its obligations under this Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Mergers would not be illegal or otherwise prevented or prohibited;
(c) by the Company or Acquiror if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment thereof;
(d) by the Company, following a Modification in Recommendation;
(e) by the Company or Acquiror by written notice to the other party if the Closing has not occurred before 5:00 p.m., Eastern Time, on February 21, 2022 (such time on such date, the “
Agreement Deadline
”);
provided
that the right to terminate this Agreement pursuant to this
Section
 10.1(e)
shall not be available to a party if such party’s breach of any of its obligations under this Agreement is the primary cause of the failure of the Closing to have occurred before the Agreement Deadline;
(f) prior to the Closing, by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in
Section
 9.2(a)
or
Section
 9.2(b)
would not be satisfied at the Closing (a “
Terminating Company Breach
”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “
Company Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;
provided
that Acquiror shall not be entitled to terminate this Agreement pursuant to this
Section
 10.1(f)
if Acquiror is then in breach of this Agreement that would cause the conditions specified in
Section
 9.3(a)
or
Section
 9.3(b)
not to be satisfied at such time; or
(g) prior to the Closing, by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Subs set forth in this Agreement, such that the conditions specified in
Section
 9.3(a)
and
Section
 9.3(b)
would not be satisfied at the Closing (a “
Terminating Acquiror Breach
”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “
Acquiror Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period;
provided
that the Company shall not be entitled to terminate this Agreement pursuant to this
Section
 10.1(g)
if the Company is then in breach of this Agreement that would cause the conditions specified in
Section
 9.2(a)
or
Section
 9.2(b)
not to be satisfied at such time.

Section 10.2.
Effect of Termination
. In the event of the termination of this Agreement pursuant to
Section
 10.1
, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Subs, as the case may be, for any actual fraud occurring prior to such termination, except that the provisions of this
Section
 10.2
and
ARTICLE XI
and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS
Section 11.1.
Trust Account Waiver
. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated March 4, 2021 (the “
IPO
Prospectus
”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “
Trust Account
”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend the Acquiror Certificate of Incorporation to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror;
provided
,
that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions; and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 11.2.
Waiver
. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized: (i) extend the time for the performance of the obligations or acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement; or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3.
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person; (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (iii) when delivered by FedEx or other nationally recognized overnight delivery service; or (iv) when delivered by email (in each case in this clause
 (iv)
, solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office
notification), addressed as follows:
(a) If to Acquiror or Merger Subs prior to the Closing, or to Acquiror after the Effective Time, to:
DMY Technology Group, Inc. IV
1180 North Town Center Drive, Suite 100
Las Vegas, Nevada 89144
Attention:     Harry You
                      Niccolo de Masi
Email:           harry@dmytechnology.com

niccolo@dmytechnology.com
with copies to (which shall not constitute notice):
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:       Joel Rubinstein
                      James Hu
Email:           joel.rubinstein@whitecase.com

james.hu@whitecase.com
(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Planet Labs Inc.
645 Harrison Street, Floor 4
San Francisco, CA 94107
Attention: Chief Legal & Compliance Officer
Email: legal@planet.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive, Menlo Park, CA 94025
Attention: Josh Dubofsky
Saad Khanani
Email: josh.dubofsky@lw.com
saad.khanani@lw.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 11.4.
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 11.5.
Rights of Third Parties
. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement;
provided
,
however
, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce,
Section
 11.16
.
Section 11.6.
Expenses
. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants;
provided
, that (i) all Acquiror Transaction Expenses shall be borne by the Acquiror, (ii) all Company Transaction Expenses shall be borne by the Company and (iii) if and only if the Closing shall occur, Acquiror shall pay or cause to be paid, the Unpaid Transaction Expenses in accordance with
 Section 2.4(c)
. For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this
Section
 11.6
shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.
Section 11.7.
Governing Law
. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.8.
Headings; Counterparts
. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.9.
Company and Acquiror Disclosure Letters
. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.10.
Entire Agreement
. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter); (ii) the Sponsor Support Agreement and Company Holders Support Agreement; and (iii) the Confidentiality Agreement, dated as of March 17, 2021, between Acquiror and the Company (the “
Confidentiality Agreement
”)
(clause
 (ii)
and
(iii)
, collectively, the “
Ancillary Agreements
”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 11.11.
Amendments
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12.
Publicity
.
(a) The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Acquiror and the Company. Thereafter, all press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing (or the earlier termination of this Agreement) be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party;
provided
, that no party shall be required to obtain consent pursuant to this
Section
 11.12(a)
(i) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this
Section
 11.12(a)
, and (ii) in the case of the Company, to the extent any proposed release or statement is directed to (A) its equityholders, Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors, (B) subject to
Sections 8.1
and
8.3
, third parties to the extent necessary for the purpose of issuing notice to any third party or seeking any third party consent, approval or waiver, in each case, as required in connection with the transactions contemplated herein, and (C) employees and consultants of the Company and its Subsidiaries in internal announcements of the Company.
(b) The restriction in
Section
 11.12(a)
shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule;
provided
,
however
, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing or in connection with applications filed with the FCC and NOAA pursuant to this Agreement or with any other Governmental Authority the Company deems necessary or advisable shall be deemed not to violate this
Section
 11.12
.
Section 11.13.
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 11.14.
Jurisdiction; Waiver of Jury Trial
.
(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware,
and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court; and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this
Section
 11.14
.
(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY

RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.15.
Enforcement
. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 11.16.
Non-Recourse
. Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a) Solely with respect to the Company, Acquiror and Merger Subs, this Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Subs as named parties hereto; and
(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto): (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Subs; and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Subs under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.17.
Non-Survival
of Representations, Warranties and Covenants
. Except (i) as otherwise contemplated by
Section
 10.2;
or (ii) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (A) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing; and (B) this
Article
 XI
.
Section 11.18.
Conflicts and Privilege
.
(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “
dMY Group
”), on the one hand; and (ii) the Surviving Corporation and/or any member of the Planet Labs Group, on the other hand, any legal counsel, including White & Case LLP (“
W&C
”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the dMY Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the dMY Group, on the one hand, and W&C, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the dMY Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.
(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “
Planet Labs Group
”), on the one hand; and (ii) the Surviving Corporation and/or any member of the dMY Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“
Latham
”) that represented the Company prior to the Closing may represent any member of the Planet Labs Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Planet Labs Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Planet Labs Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.
[
Remainder of page intentionally left blank
]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

DMY TECHNOLOGY GROUP, INC. IV

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: Chief Executive Officer

PHOTON MERGER SUB, INC.

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: President

PHOTON MERGER SUB TWO, LLC

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: President

PLANET LABS INC.

By:	/s/ Will Marshall
Name: Will Marshall
Title: Chief Executive Officer
[
Signature Page to Agreement and Plan of Merger
]

ANNEX B
RESTATED
CERTIFICATE OF INCORPORATION
OF
PLANET LABS PBC
Planet Labs PBC, a public benefit corporation organized and existing under the laws of the state of Delaware (the “
Corporation
”), does hereby certify as follows:

1.
The name of the Corporation is “Planet Labs PBC”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 15, 2020 (as thereafter amended and restated, the “
Original Certificate
”). The name under which the Original Certificate was filed is “dMY Technology Group, Inc. IV.”

2.
This Restated Certificate of Incorporation (this “
Restated Certificate
”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “
DGCL
”).

3.	This Restated Certificate shall become effective upon filing with the Secretary of State of the State of Delaware.

4.
The Restated Certificate has been adopted in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 7, 2021, by and among the Corporation, Photon Merger Sub, Inc., Photon Merger Sub Two, LLC and Planet Labs Inc. (as amended, modified, supplemented or waived from time to time, the “
Merger
Agreement
”). Upon the closing of the Corporation’s Business Combination (as defined in the Original Certificate) pursuant to the Merger Agreement, all 8,625,000 shares of the Class B Common Stock were converted on a
1-for-1
basis into 8,625,000 shares of Class A Common Stock of the Corporation and immediately thereafter new shares of Class B Common Stock with the rights, privileges and preferences set forth in this Restated Certificate were issued to certain holders of the Corporation as specified in the Merger Agreement.

5.	This Restated Certificate hereby amends and restates the provisions of the Original Certificate to read in its entirety as follows:
ARTICLE I
The name of the corporation is Planet Labs PBC (the “
Corporation
”). The Corporation is a public benefit corporation under Subchapter XV of the DGCL.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, Dover, DE 19901, County of Kent, and the name of the Corporation’s registered agent at such address is Incorporating Services, Ltd.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “
DGCL
”) as it now exists or may hereafter be amended and supplemented. The specific public benefit purpose of the Corporation is to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change.

ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock (each as defined below). The total number of shares of capital stock that the Corporation shall have authority to issue is 631,500,000
1
, consisting of: (i) 570,000,000
2
shares of Class A common stock, having a par value of $0.0001 per share (the “
Class
 A Common Stock
”); (ii) 30,000,000 shares of Class B common stock, having a par value of $0.0001 per share (the “
Class
 B Common Stock
”); (iii) 30,000,000 shares of Class C common stock, having a par value of $0.0001 per share (the “
Class
 C Common Stock
” and together with the Class A Common Stock and the Class B Common Stock, the “
Common Stock
”); and (iv) 1,500,000 shares of preferred stock, having a par value of $0.0001 per share (the “
Preferred Stock
”).
ARTICLE V
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.
COMMON STOCK
1.
General
. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “
Board of Directors
”) and outstanding from time to time. Except as expressly provided in this Article V, all shares of Common Stock shall, as among each other, have the same rights, preferences and privileges and rank equally, share ratably and be identical in all respects as to all matters (unless holders of shares representing a majority of the voting power of any outstanding class of Common Stock (voting separately as a single class) waive such requirement in advance by an affirmative vote or written consent as to different treatment of such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock).
2.
Voting
. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders generally and shall be entitled to one vote for each share of Class A Common Stock and, until the Sunset Date, twenty (20) votes for each share of Class B Common Stock, in each case, held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate, as may be amended and/or restated from time to time (including any Certificate of Designation (as defined below)) (this “
Certificate
of Incorporation
”) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock or other classes of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. Except as otherwise required by law, shares of Class C Common Stock will not be entitled to vote with respect to any matter and will not entitle the record holder thereof to any voting powers.
[Except as otherwise required pursuant to this Certificate of Incorporation and subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of each class of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).]
3

1	Note to Draft: 441,500,000 shares of capital stock in the event that Charter Proposal B does not pass.
2	Note to Draft: 380,000,000 shares of Class A common stock in the event that Charter Proposal B does not pass.
3	Not to be included in Charter in the event that Charter Proposal B does not pass.

Except as otherwise required in this Certificate of Incorporation or by the DGCL, the holders of Common Stock (other than the holders of Class C Common Stock) will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with such holders of Common Stock, as a single class with the holders of Preferred Stock).
3.
Dividends
.
(i) Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
(ii) Dividends of cash or property may not be declared or paid on any class of Common Stock unless a dividend of the same amount per share and same type of cash or property (or the same combination thereof) per share is concurrently declared or paid on the other classes of outstanding Common Stock.
(iii) In no event will any stock dividend, stock split, reverse stock split, combination of stock, subdivision, exchange, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “
Stock Adjustment
”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless such requirement is waived in advance by the written consent or affirmative vote of the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class), in which event, no such Stock Adjustment need be made for such other class of Common Stock). Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.
4.
Liquidation
. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata
in accordance with the number of shares of Common Stock held by each such holder.
5.
Merger, Consolidation, Tender or Exchange Offer
. Without limiting the generality of the last sentence of Article V, Section A.1, unless the requirement as to different treatment of any class of Common Stock is waived in advance by the affirmative vote or written consent of holders of shares representing a majority of the voting power of the outstanding Common Stock of such class (voting separately as a single class), in which event, different treatment may be permitted for such class of Common Stock, (1) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock and (2) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock; provided that, for the purposes of the foregoing clauses (1) and (2) and notwithstanding the last sentence of Article V, Section A.1, in the event any such consideration includes securities, (x) the consideration payable to holders of Class B Common Stock shall be deemed to be the same form of consideration and the same amount of consideration on a per share basis as that payable to the holders of Class A Common Stock and Class C Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class B Common Stock is that each share of the securities distributed to such holders has twenty (20) times the voting power of each share of the securities distributed to the holder of a share of Class A Common Stock and (y) the consideration payable to holders of Class C Common Stock shall be deemed to be the same form of consideration and the same amount of consideration on a per share basis as that payable to the holders of Class A Common Stock and Class B Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class C Common Stock is that the securities distributed to such holders have no voting power, except as otherwise required by applicable law.
6.
Transfer Rights
. Subject to applicable law, the conversion applicable to Class B Common Stock and the transfer restrictions set forth in Article VII of the Bylaws or Article V, Section A.7 of this Certificate of Incorporation, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.
7.
Conversion of Class
 B Common Stock
.
(i)
Voluntary Conversion
. Each share of Class B Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.
(ii)
Automatic Conversion
. Each share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock upon (a) a Transfer, other than a Transfer to a Qualified Stockholder or (b) the death or Incapacity of the Founder who initially holds such share of Class B Common Stock as of the Effective Time.
(iii)
Automatic Conversion of All Outstanding Class
 B Common Stock.
Each share of Class B Common Stock held by a Founder and his Qualified Stockholders shall automatically, without any further action, convert into one share of Class A Common Stock upon the earlier of (such date, with respect to such Founder and his Qualified Stockholders, a “
Sunset Date
”) (x) the ten (10) year anniversary of the Closing Date (as defined in the Merger Agreement) or (y) solely with respect to such Founder, the date that is six (6) months after such Founder is no longer providing services to the Corporation as a director, executive officer, member of the senior leadership team or other full-time employee with an on-going
substantial role in the Corporation (or, immediately at such time as such Founder is no longer providing any services to the Corporation as a director, executive officer, member of the senior leadership team or other full-time employee with an on-going role in the Corporation as a result of a termination for Cause). “
Cause
” means, with respect to a Founder, (i) fraud or embezzlement by such Founder in connection with his employment with the Corporation, (ii) a willful act of material dishonesty by such Founder in connection with his employment with the Corporation that results in material loss to the Corporation, or (iii) such Founder’s conviction of, or plea of guilty to, a felony that results in material loss to the Corporation. For the avoidance of doubt, in no circumstance will the automatic conversion of shares of Class B Common Stock with respect to a Founder and his Qualified Stockholders trigger the automatic conversion of shares of Class B Common Stock held by another Founder and his Qualified Stockholders.
(iv)
Final Conversion of Class
 B Common Stock
. On a Sunset Date applicable to a Founder and his Qualified Stockholders, each share of Class B Common Stock held by such Founder and his Qualified Stockholders shall automatically, without any further action, convert into one share of Class A Common Stock. Following such conversion, the reissuance of such shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation of all shares of Class B Common Stock, all references to Class B Common Stock in this Certificate of Incorporation shall be deemed to be eliminated.
(v)
Procedures
. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock into Class A Common Stock and the general administration of this multi
-
class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion into Class A Common Stock has not occurred. A determination in good faith by the Secretary of the Corporation that a Transfer results or has resulted in a conversion into Class A Common Stock shall be conclusive and binding.
(vi)
Immediate
Effect of Conversion
. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Article V, Section A.7, including upon a Sunset Date, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon such Sunset Date at 11:59 p.m. Eastern Time, as applicable. Upon any conversion of a holder’s Class B Common Stock into Class A Common Stock, all rights of such holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Article V, Section A.7 shall be retired and may not be reissued.
(vii)
Reservation of Stock
. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
8.
Protective Provisions
. Unless such action is first approved by the affirmative vote (or written consent) of the holders of two-thirds
(66 2/3%) of the then-outstanding shares of Class B Common Stock, each voting as a separate class, in addition to any other vote required by applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws, prior to the last applicable Sunset Date, the Corporation shall not, whether by merger, consolidation, certificate of designation or otherwise (i) amend, alter, repeal or waive any provision of this Article V, Section A (or adopt any provision inconsistent therewith); (ii) except for the shares of Class B Common Stock issued pursuant to the Merger Agreement, including, for the avoidance of doubt, any shares of Class B Common Stock issuable in connection with any Contingent Consideration (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement, and as provided in Article V, Section A.9 below, authorize, or issue any shares of, any class or series of capital stock of the Corporation entitling the holder thereof to more than one (1) vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A Common Stock or Class B Common Stock; or (iii) reclassify any outstanding shares of Class A Common Stock or Class C Common Stock into shares having rights as to dividends or liquidation that are different from the Class B Common Stock, or, in the case of Class A Common Stock, the right to have other than one (1) vote for each share thereof and, in the case of Class C Common Stock, the right to have any vote for any share thereof, except as required by law.
9.
No Further Issuances
. Except for a dividend payable in accordance with Article V, Section A.3 or a Stock Adjustment effectuated in accordance with Article V, Section A.3, the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock other than any shares of Class B Common Stock issuable pursuant to the Merger Agreement, including, for the avoidance of doubt, any shares of Class B Common Stock issuable in connection with any Contingent Consideration (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class. After the last applicable Sunset Date, the Corporation shall not issue any additional shares of Class B Common Stock.

10. For purposes of this Article V, Section A, references to:
(i) “
Change of Control Issuance
” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities to any person or persons acting as a group as contemplated in Rule
13d-5(b)
under the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”) (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the outstanding voting securities of the Corporation (assuming that the Class A Common Stock and Class B Common Stock each entitle the holder thereof to one vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the outstanding voting securities of the Corporation (assuming that the Class A Common Stock and Class B Common Stock each entitle the holder thereof to one vote per share).
(ii) “
Change of Control Transaction
” means (a) the sale, lease, exclusive license, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exclusive license, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (b) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in (1) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Corporation (or such surviving or parent entity) or more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s (or such surviving or parent entity’s) capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and (2) the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions
(vis-à-vis
each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; (c) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in (1) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation (or such surviving or parent entity) or more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s (or such surviving or parent entity’s) capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and (2) the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions
(vis-à-vis
each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (d) any Change of Control Issuance.
(iii) “
Dispositive Power
” means the power to directly or indirectly cause a Transfer of the owner’s shares (including, without limitation, the power to direct a trustee of a Permitted Trust to Transfer such Permitted Trust’s shares).

(iv) “
Family Member
” means an individual’s spouse,
ex-spouse,
domestic partner, lineal (including by adoption) descendant or antecedent, brother or sister, or the spouse or domestic partner of any child, adopted child or grandchild (including by adoption) of such individual.
(v) “
Founder
” means each of William Marshall (Chief Executive Officer of the Corporation as of the date of this Restated Certificate) and Robert Schingler Jr. (Chief Strategy Officer of the Corporation as of the date of this Restated Certificate), individually.
(vi) “
Incapacity
” means, with respect to an individual, that such individual is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.
(vii) “
Permitted Entity
” means, with respect to a Qualified Stockholder, (i) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, so long as a Founder retains Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held by such corporation; (ii) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, so long as a Founder retains Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held by such partnership; or (iii) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, so long as a Founder retains Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held by such limited liability company.
(viii) “
Permitted Foundation
” means with respect to a Qualified Stockholder: a charitable trust or private foundation that is tax-exempt
under Section 501(c)(3) of the Internal Revenue Code (the “
Code
”) so long as a Founder has Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held by such trust or organization and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or foundation) to such Qualified Stockholder.
(ix) “
Permitted IRA
” means an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code, in each case, so long as a Founder has Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.
(x) “
Permitted Transfer
” means, and is restricted to, any Transfer of a share of Class B Common Stock: (i) by a Qualified Stockholder to (A) another Founder, (B) any Permitted Trust of a Founder, (B) any Permitted IRA of a Founder, (C) any Permitted Entity of a Founder and (D) any Permitted Foundation of a Founder or (ii) by a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of a Founder to (A) a Founder or (B) any other Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of a Founder. For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a holder thereof to any other Person shall qualify as a “Permitted Transfer” if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer.”
(xi) “
Permitted Trust
” means, with respect to a Qualified Stockholder, (i) a trust which is held for the benefit of such Qualified Stockholder and/or one or more Family Members of the Qualified Stockholder in which no person other than such Qualified Stockholder and/or one or more Family Members of the Qualified

Stockholder is then a beneficiary entitled to distributions of income or principal from such trust, or (ii) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Code and/or a reversionary interest, in each case, so long as a Founder has a Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held by such trust.
(xii) “
Qualified Stockholder
” means (a) a Founder; (b) any other registered holder of a share of Class B Common Stock immediately following the Effective Time that would be a transferee of shares of Class B Common Stock received in a Permitted Transfer; (c) in the event a Founder Transfers shares of Class B Common Stock to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of a Founder, then such Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation shall become a Qualified Stockholder in connection with such Transfer; or (d) a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.
(xiii) “
Transfer
” means, with respect to a share of Class B Common Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control or Dispositive Power over such share by proxy or otherwise; provided that the following shall not be considered a “Transfer”: (a) the granting of a revocable proxy to officers or directors or agents of the Corporation with the approval and at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (b) entering into a voting trust, voting agreement or voting arrangement (with or without granting a proxy) (i) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of this Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner, or (ii) pursuant to a written agreement to which the Corporation is a party; (c) in connection with a Change of Control Transaction that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors; (d) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder (or a Founder) continues to exercise Voting Control over such pledged shares and no such Voting Control is exercised by the Person to whom the shares are pledged (other than a Founder if such Founder is the Person to whom the shares are pledged), provided that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or (e) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order).
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation or if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effective Time, holders of voting securities of any such entity or Parent of such entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis from and after the Effectiveness Date of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effective Time, holders of voting securities of any such entity or Parent of such entity.
(xiv) “
Voting Control
” means, with the respect to a share of Class B Common Stock, the power (whether directly or indirectly) to vote or direct the voting of an equity interest, interest in a trust or other interest or security by proxy, voting agreement, or otherwise. For this purpose, the Voting Control with respect to shares transferred to and held in a Permitted Trust shall be deemed to be held exclusively by the trustee of such Permitted Trust; provided, however, if there is any individual powerholder who possesses the power to remove and replace the trustee of such Permitted Trust (i) without cause, (ii) for any reason, and (iii) not less often than once in any twelve (12) month period, then the Voting Control of such Permitted Trust’s shares shall be deemed to be held exclusively by such individual powerholder (and not the trustee of such Permitted Trust).
B.
PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “
Certificate of Designation
”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).
ARTICLE VI
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “
Filing Effective Time
”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Filing Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Filing Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Filing Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class (but, without the applicable director’s consent, may not assign such director to a different class) . Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation.
B. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, (i) until the last applicable Sunset Date, the Board of Directors or any individual director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors and (ii) following the last applicable Sunset Date, the Board of Directors or any individual director may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least two-thirds
(66 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled (i) until the last applicable Sunset Date, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors and (ii) following the last applicable Sunset Date, by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.
E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without the assent or vote of the stockholders of the

Corporation entitled to vote with respect thereto in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time after the last applicable Sunset Date, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation(s) in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds
of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VII
A. Until the last applicable Sunset Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders or may, except as otherwise required by applicable law or this Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. Following the last applicable Sunset Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Notwithstanding the foregoing, until the Sunset Date, special meetings of the stockholders of the Corporation shall be called for any purpose or purposes by the Secretary of the Corporation upon the request, in writing, of any holder of record of at least 25% of the voting power of the issued and outstanding shares of stock of the Corporation. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE VIII
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE IX
A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. By operation of Section 203(b)(3) of the DGCL, the restrictions on business combinations (as defined in Section 203(c)(3) of the DGCL) under Section 203 of the DGCL shall continue to apply for twelve (12) months after the Filing Effective Time, at which time they shall cease to apply by virtue of the election set forth in the immediately preceding sentence (the “
203
Opt-Out
Effective Date
”). The provisions of Article IX(B)-(D), including the restrictions on business combinations (as defined in Article IX(D)(3) below) set forth in Article IX(B) below, shall not apply before the 203
Opt-Out
Effective Date. From and after the 203
Opt-Out
Date, the provisions of Article IX(B) – (D) below shall become effective if, and shall continue in effect for so long as, the Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.
B. The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1) prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds
(66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
C. The restrictions contained in the foregoing Article IX(B) shall not apply if:
(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or
(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article IX(C)(2); (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors; and (iii) is approved by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article IX(C)(2).
D. For purposes of this Article IX, references to:
(1) “
affiliate
” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2) “
associate
,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3) “
business
combination
,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article IX is not applicable to the surviving entity;
b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the

Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4) “
control
,” including the terms “
controlling
,” “
controlled by
” and “
under
common control with
,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5) “
interested stockholder
” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule
13d-5
of the Exchange Act or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.
(6) “
owner
,” including the terms “own,” “owned,” and “ownership” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
a. beneficially owns such stock, directly or indirectly;
b. has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(7) “
person
” means any individual, corporation, partnership, unincorporated association or other entity.
(8) “
stock
” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(9) “
Stockholder Party
” means any Qualified Stockholder of the Corporation.
(10) “
Stockholder Party Direct Transferee
” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule
13d-5
of the Exchange Act ownership of 15% or more of the then outstanding voting stock of the Corporation.
(11) “
Stockholder Party Indirect Transferee
” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee ownership of 15% or more of the then outstanding voting stock of the Corporation.
(12) “
voting stock
” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all outstanding shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.
ARTICLE X
A. Subject to Article X, Section C, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

B. Subject to Article X(C), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
C. Any indemnification under this Article X (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Article X(A) or Article X(B), as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
D. For purposes of any determination under Article X(C), a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Article X(D) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Article X(A) or Article X(B), as the case may be.
E. Notwithstanding any contrary determination in the specific case under Article X(C), and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible Article X(A) or Article X(B). The basis of such indemnification by the Corporation shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Article X(A) or Article X(B), as the case may be. Neither a contrary determination in the specific case under Article X(C) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article X shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
F. Expenses (including attorneys’ fees) incurred by a present or former director or officer in appearing at, participating in or defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article X shall be paid by the Corporation upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article X. Such expenses (including attorneys’ fees) incurred by employees and agents of the Corporation or by persons acting at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
G. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Article X(A) or Article X(B) shall be made to the fullest extent permitted by law. The provisions of this Article X shall not be deemed to preclude the indemnification of any person who is not specified in Article X(A) or Article X(B) but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
H. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article X.
I. For purposes of this Article X, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article X shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article X, (i) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (ii) references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and (iii) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article X.
J. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided when authorized or ratified as provided in this Article X, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
K. Notwithstanding anything contained in this Article X to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Article X, Section E), the Corporation shall not be obligated to indemnify any present or former director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.
L. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation and to persons serving at the request of the Corporation as directors, officers, employees and agents of another corporation, partnership, joint venture, trust or other enterprise similar to those conferred in this Article X to directors and officers of the Corporation.
M. Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “
Covered Persons
”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “
Other Indemnitors
”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Article X(M) shall only apply to Covered Persons in their capacity as Covered Persons.
N. Any repeal or amendment of this Article X by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article X, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
ARTICLE XI
A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “
Chancery Court
”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Corporation to the Corporation or to the Corporation’s stockholders; (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time); (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court; or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine.

If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “
Foreign Action
”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XI(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “
Securities Act
”), the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
C. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.
ARTICLE XII
At any time when any shares of capital stock of the Corporation are outstanding, the Corporation shall not, either directly or indirectly, merge or consolidate with or into another entity if, as a result of such merger or consolidation, the capital stock of the Corporation would become, or be converted into or exchange for the right to receive, shares or other equity interests in a domestic or foreign corporation that is not a public benefit corporation or similar entity and the certificate of incorporation (or similar governing document) of which does not contain identical provisions to Article III identifying the public benefit or public benefits, unless the Corporation shall have obtained, in addition to any affirmative vote required by law or by the Certificate of Incorporation, the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE XIII
A. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of an Exempted Person (as defined below) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (b) an Exempted Person and its Affiliates, including (i) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of its limited partners, non-managing
members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“
Non-Employee
Directors
”) and their respective Affiliates, including (i) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing
members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Exempted Person,
Non-Employee
Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. Neither (i) any Exempted Person nor (ii) any
Non-Employee
Director (including any
Non-Employee
Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary or other duty to refrain from directly or indirectly (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (B) competing with the Corporation or any of its Affiliates or subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary or other duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of Article XII. Subject to Section C of Article XII, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).
C. The Corporation does not renounce its interest in any corporate opportunity offered to any
Non-Employee
Director (including any
Non-Employee
Director who serves as an officer of this Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section B of this Article XII shall not apply to any such corporate opportunity.
D. In addition to and notwithstanding the foregoing provisions of this Article XII, corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake; (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (c) is one in which the Corporation has no interest or reasonable expectancy.
E. For purposes of this Article XII, (i) “Affiliate” means (a) in respect of an Exempted Person, any Person that, directly or indirectly, is controlled by such Exempted Person, controls such Exempted Person or is under common control with such Exempted Person and shall include any principal, member, equityholder, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a
Non-Employee
Director, any Person that, directly or indirectly, is controlled by such
Non-Employee
Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Exempted Person” means each of dMY Sponsor IV, LLC and its Affiliates; and (iii) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIV
G. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may not be amended, altered, repealed or rescinded, in whole or in part, and no provision inconsistent therewith or herewith may be adopted, without the affirmative vote of the holders of at least two-thirds
(66 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, Article XII, Article XIII and this Article XIV; provided, however, that, in addition to any other vote required by law or this Certificate of Incorporation, any amendment to this Certificate of Incorporation that (x) increases the voting power of the Class B Common Stock or gives the Class B Common Stock additional economic rights or benefits or (y) alters or changes Article V in a manner that favorably, in a disproportionate manner, affects the holders of Class B Common Stock or adversely affects the holders of Class A Common Stock shall not be approved, in each case, without the affirmative vote of the holders of at least a majority of the total voting power of all then-outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting as a separate class.
H. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be executed by its duly authorized officer as this ______ day of ____________, 2021.

Planet Labs PBC

By:
Name:
Title:
[Signature Page to Certificate of Incorporation]

ANNEX C
Exhibit B Final Form
Bylaws
of
Planet Labs PBC
(a Delaware corporation)

C-i

C-ii

Bylaws
of
Planet Labs PBC

Article I - Corporate Offices
1.1
Offices
.
In addition to the registered office of Planet Labs PBC (the “
Corporation
”) in the State of Delaware as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “
Certificate of Incorporation
”), the Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “
Board
”) may from time to time establish or as the business of the Corporation may require.
Article II - Meetings of Stockholders
2.1
Place of Meetings
.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “
DGCL
”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2
Annual Meeting
.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
2.3
Special Meeting
.
Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.
2.4
Notice
of Business to be Brought before a Meeting
.
(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule
14a-8
under the Securities

Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “
Exchange Act
”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4(i), the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year
anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be July 15, 2021);
provided
,
however
, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “
Timely Notice
”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule
13d-3
under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “
Stockholder Information
”);
(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule
16a-1(c)
under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule
16a-1(b)
under the Exchange Act) (“
Synthetic Equity Position
”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination;

and,
provided
,
further
, that any Proposing Person satisfying the requirements of Rule
13d-1(b)(1)
under the Exchange Act (other than a Proposing Person that so satisfies Rule
13d-1(b)(1)
under the Exchange Act solely by reason of Rule
13d-1(b)(1)(ii)(E))
shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer; (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation; (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand; (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (6) a representation as to whether such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal; (7) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the Proposing Persons; (8) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any Proposing Person is a party, the intent or effect of which may be (i) to transfer to or from any Proposing Person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any Proposing Person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any Proposing Person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation; and (9) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (9) are referred to as “
Disclosable Interests
”);
provided
,
however
, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment); (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act;
provided
,
however
, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “
Proposing Person
” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting; (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made; and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, if the Proposing Person (or a qualified representative of the Proposing Person) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule
14a-8
under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule
14a-8
under the Exchange Act. Notwithstanding anything to the contrary contained in this Section 2.4, until the last applicable Sunset Date (as defined in the Corporation’s Certification of Incorporation), any holder of record of at least 25% in voting power of the outstanding capital stock of the Corporation entitled to vote in an election of directors generally shall not be subject to the notice procedures set forth in the foregoing provisions of this Section 2.4 and may bring any business before an annual meeting of stockholders in person at the annual meeting, without prior notice.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
2.5
Notice of Nominations for Election to the Board of
Directors
.
(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors, the foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.
(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation; (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6; and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(iii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation; (2) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6; and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(iv) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(v) In no event may a Nominating Person provide notice with respect to the nomination of a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the

Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) (x) in the case of an annual meeting, the conclusion of the time period for Timely Notice or (y) in the case of a special meeting, the conclusion of the time period for Timely Notice as set forth in Section 2.5(iii), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(vi) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));
(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and
(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person; (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation
S-K
if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “
Nominee Information
”); and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
For purposes of this Section 2.5, the term “
Nominating Person
” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(vii) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other

Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(viii) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding anything to the contrary contained in this Section 2.5, until the last applicable Sunset Date, any holder of record of at least 25% in voting power of the outstanding capital stock of the Corporation entitled to vote in an election of directors generally shall not be subject to the notice procedures set forth in the foregoing notice and nomination provisions of this Section 2.5 and Section 2.6 and may nominate any person for election at an annual meeting or at a special meeting in person at the annual or special meeting, without prior notice.
2.6
Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors
.
(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “
Voting Commitment
”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law; (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation; (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect); (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election;
and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule
14a-4(d)
under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(ii) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, the Exchange Act and applicable stock exchange rules.
(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The Board or chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. Notwithstanding the foregoing provisions of Section 2.5, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(v) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.
(vi) Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.
2.7
Notice of Stockholders
’
Meetings
.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
2.8
Quorum
.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9
Adjourned Meeting; Notice
.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10
Conduct of Business
.
The chairperson of each annual and special meeting shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Lead Independent Director, if one is elected, or, in the absence (or inability or refusal to act) of the Lead Independent Director, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of the chairperson of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the chairperson of the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
2.11
Voting
.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by a majority of the votes cast (excluding abstentions and broker non-votes)
on such matter.
2.12
Record Date for Stockholder Meetings and Other Purposes
.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting;
provided
,
however
, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board, (i) when no prior action of the Board is required by the DGCL, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by the DGCL, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.13
Proxies
.
Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law in any manner provided under Section 212(c) of the DGCL or as otherwise provided under applicable law and filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy expressly provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.
2.14
List of Stockholders Entitled to Vote
.
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (
provided
,
however
, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15
Inspectors of Election
.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii) count all votes or ballots;
(iii) count and tabulate all votes;
(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16
Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III - Directors
3.1
Powers
.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2
Number of Directors
.
Subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. Except as otherwise provided in the Certificate of Incorporation, no reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3
Election, Qualification and Term of Office of Directors
.
Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
3.4
Resignation and Vacancies
.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, except as otherwise provided by applicable law, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled (i) following the last applicable Sunset Date, by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and (ii) until the last applicable Sunset Date, by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
3.5
Place of Meetings; Meetings by Telephone
.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6
Regular Meetings
.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7
Special Meetings; Notice
.
Special meetings of the Board for any purpose or purposes may be held within or outside the State of Delaware and called at any time by the Chairperson of the Board, the Lead Independent Director, if one is elected, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i) delivered personally by hand, by courier or by telephone;
(ii) sent by United States first-class mail, postage prepaid;
(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8
Quorum
.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9
Board Action without a Meeting
.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10
Fees and Compensation of Directors
.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV - Committees
4.1
Committees of Directors
.
The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum, and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopt, amend or repeal any bylaw of the Corporation.
4.2
Meetings and Actions of Committees
.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i) Section 3.5 (place of meetings; meetings by telephone);
(ii) Section 3.6 (regular meetings);
(iii) Section 3.7 (special meetings; notice);
(iv) Section 3.9 (board action without a meeting); and
(v) Section 7.14 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members.
4.3
Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V - Officers
5.1
Officers
.
The officers of the Corporation shall include a Chief Executive Officer and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Lead Independent Director, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
5.2
Lead Independent Director
.
The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “
Lead Independent Director
”). The Lead Independent Director shall preside at all meetings at which a presiding officer, a presiding director or the Chairman of the Board, as applicable, is not present and shall exercise such other powers and duties as may from time to time be assigned to him or her by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “
Independent Director
” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Class A Common Stock is primarily traded.
5.3
Appointment of Officers
.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.
5.4
Subordinate Officers
.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
5.5
Removal and Resignation of Officers
.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.6
Vacancies in Offices
.
Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.
5.7
Representation of Shares of Other Corporations
.
The Chairperson of the Board, the Lead Independent Director, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.8
Authority and Duties of Officers
.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.9
Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL; (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL; and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII - General Matters
7.1
Execution of Corporate Contracts and Instruments
.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2
Stock Certificates
.
The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be certificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law, and shall state conspicuously that the Corporation is a public benefit corporation formed pursuant to Subchapter XV of the DGCL. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Lead Independent Director, the Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
7.3
Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL);
provided
,
however
, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4
Lost Certificates
.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may, in addition to any other requirements as may be imposed by the Corporation, require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5
Shares Without Certificates
.
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.6
Construction; Definitions
.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.7
Dividends
.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8
Fiscal Year
.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9
Seal
.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10
Transfer of Stock
.
Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11
Stock Transfer Agreements
.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.
7.12
Registered Stockholders
.
The Corporation:
(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.13
Waiver of Notice
.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII - Notice
8.1
Delivery of Notice; Notice by Electronic Transmission
.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid; (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address; or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided
,
however
, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Article IX - Indemnification
9.1
Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation
.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
9.2
Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation
.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the

Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
9.3
Authorization of Indemnification
.
Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
9.4
Good Faith Defined
.
For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.
9.5
Indemnification by a Court
.
Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by the Corporation shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
9.6
Expenses Payable in Advance
.
Expenses (including attorneys’ fees) incurred by a present or former director or officer in appearing at, participating in or defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article IX shall be paid by the Corporation upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by employees and agents of the Corporation or by persons acting at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
9.7
Nonexclusivity
of Indemnification and Advancement of Expenses
.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
9.8
Insurance
.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
9.9
Certain Definitions
.
For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX,

(i) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (ii) references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and (iii) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.
9.10
Survival of Indemnification and Advancement of Expenses
.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified as provided in this Article IX, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
9.11
Limitation on Indemnification
.
Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any present or former director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.
9.12
Indemnification of Employees and Agents
.
The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation and to persons serving at the request of the Corporation as directors, officers, employees and agents of another corporation, partnership, joint venture, trust or other enterprise similar to those conferred in this Article IX to directors and officers of the Corporation.
9.13
Primacy of Indemnification
.
Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “
Covered Persons
”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “
Other Indemnitors
”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary) and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.
9.14
Amendments
. Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these bylaws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to

Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
Article X - Amendments
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation;
provided
,
however
, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds
(66 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XI - Public Benefit Corporation Provisions
11.1
Required Statement in Stockholder Meeting Notice
. The Corporation shall include in every notice of a meeting of stockholders a statement to the effect that it is a public benefit corporation under Subchapter XV of the DGCL.
11.2
Periodic Statements
. The Corporation shall no less than biennially provide the stockholders with a statement as to the Corporation’s promotion of the public benefit or public benefits identified in the Certificate of Incorporation and of the best interests of those materially affected by the Corporation’s conduct. The statement shall include: (i) the objectives the Board has established to promote such public benefit or public benefits and interests; (ii) the standards the Board has adopted to measure the Corporation’s progress in promoting such public benefit or public benefits and interests; (iii) objective factual information based on those standards regarding the Corporation’s success in meeting the objectives for promoting such public benefit or public benefits and interests; and (iv) an assessment of the Corporation’s success in meeting the objectives and promoting such public benefit or public benefits and interests.
Article XII - Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “
electronic transmission
” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “
electronic mail
” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “
electronic mail address
” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “
person
” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
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ANNEX D

PLANET LABS PBC 2021 INCENTIVE AWARD PLAN
ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1
Administration
. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2
Appointment of Committees
. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest
in itself any previously delegated authority at any time.
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1
Number of Shares
. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Effective Date, no further awards may be granted under the Prior Plans; however, Prior Plan Awards will remain subject to the terms and conditions of the applicable Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2
Share Recycling
. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3
Incentive Stock Option Limitations
. Notwithstanding anything to the contrary herein, no more than [

]
1
Shares may be issued pursuant to the exercise of Incentive Stock Options.
4.4
Substitute Awards
. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing
plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing
plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing
plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.
4.5
Non-Employee
Director Compensation
. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee
Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee
Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee
Director as compensation for services as a
non-employee
Director during any fiscal year of the Company may not exceed $750,000 (or, with respect to the first fiscal year of the Company in which a non-employee
Director initially serves as a
non-employee
Director, $1,000,000).

1	Note to Draft: To equal approximately 175% of the initial share limit under the Plan.

ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1
General
. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and payable in cash, Shares valued at Fair Market Value, or a combination of the two, as the Administrator may determine or provide in the Award Agreement.
5.2
Exercise Price
. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Board, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant;
provided that
the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
5.3
Duration
. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a
“lock-up”
agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out
period or
lock-up
agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition,
non-solicitation,
confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.
5.4
Exercise
. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in a form the Administrator approves (which may be electronic and provided through the online platform maintained by an Agent), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5
Payment Upon Exercise
(a)
. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid (i) by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company), or (ii) by cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one or all of such payment forms if one or more of the payment forms in clauses (a) through (e) below is permitted, or (iii) solely with the consent of the Administrator, by:
(b) if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c) delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d) surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e) delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f) any combination of the above payment forms approved by the Administrator.
5.6
Additional Terms of Incentive Stock Options
. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation
Section 1.422-4,
will be a
Non-Qualified
Stock Option.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1
General
. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.
6.2
Restricted Stock
.
(a)
Dividends
. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.
(b)
Stock Certificates
. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.
6.3
Restricted Stock Units.
(a)
Settlement
. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)
Stockholder Rights
. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS
7.1
Other Stock or Cash Based Awards
. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.
7.2
Dividend Equivalents
. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator.
ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
8.1
Equity Restructuring
(a)
. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
8.2
Corporate Transactions
. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(e) To replace such Award with other rights or property selected by the Administrator; and/or
(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3
Effect of
Non-Assumption
in a Change in Control
. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “
Assumption
”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Award shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out
or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.
8.4
Administrative Stand Still
. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.
8.5
General
. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1
Transferability
. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2
Documentation
. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3
Discretion
. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4
Termination of Status
. The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5
Withholding
. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Subsidiaries may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by (i) cash, wire transfer of immediately available funds or check made payable to the order of the Company, provided that the Administrator may limit the use of the foregoing payment forms in its discretion, (ii) to the extent permitted by the Administrator, delivery of Shares (in whole or in part), including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate (and may be the minimum individual statutory tax rate) if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6
Amendment of Award; Repricing
. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a
Non-Qualified
Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, (i) reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.
9.7
Conditions on Delivery of Stock
. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8
Acceleration
. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9
Cash Settlement
. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
9.10
Broker-Assisted Sales
. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Subsidiary will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Subsidiaries or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
ARTICLE X.
MISCELLANEOUS
10.1
No Right to Employment or Other Status
. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.
10.2
No Rights as Stockholder; Certificates
. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3
Effective Date and Term of Plan
. Unless earlier terminated by the Board, the Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “
Effective Date
”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.
10.4
Amendment of Plan
. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5
Provisions for Foreign Participants
. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6
Section
 409A
.
(a)
General
. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
(b)
Separation from Service
. If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)
Payments to Specified Employees
. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month
period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month
period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
10.7
Limitations on Liability
. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8
Lock-Up
Period
. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9
Data Privacy
. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “
Data
”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
10.10
Severability
. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11
Governing Documents
. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.
10.12
Governing Law
. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law
principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13
Claw-back Provisions
. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.
10.14
Titles and Headings
. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15
Conformity to Securities Laws
. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16
Unfunded Status of Awards.
The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
10.17
Relationship to Other Benefits
. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1 “
Administrator
” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee
Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.
11.2
“
Agent
” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.
11.3 “
Applicable Laws
” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.4 “
Award
” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.
11.5 “
Award Agreement
” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.6 “
Board
” means the Board of Directors of the Company.
11.7 “
Cause
” means “Cause” (or any term of similar effect) as defined in a Participant’s employment or service agreement (or similar agreement) with the Company or any Subsidiary or affiliate thereof if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause means: (a) a material act of dishonesty made by the Participant in connection with performance of the Participant’s responsibilities to the Company or any Subsidiary or affiliate, (b) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (c) the

Participant’s gross misconduct in connection with performance of the Participant’s duties as an employee or service provider of the Company or any Subsidiary or affiliate, (d) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any Subsidiary or affiliate or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company or such Subsidiary or affiliate; (e) the Participant’s persistent and willful failure to perform the Participant’s duties and responsibilities to the Company or any Subsidiary or affiliate after written notice of the acts or omissions constituting the grounds for “Cause” and a failure to remedy such failure within thirty (30) days after the Participant’s receipt of such written notice thereof; or (f) the Participant’s material and willful breach of any obligations under any written agreement or covenant with the Company or any Subsidiary or affiliate. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of the Participant’s death or Disability.
11.8 “
Change in Control
” means and includes each of the following:
(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule
13d-3
under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds
of the Directors then still in office who either were Directors at the beginning of the two-year
period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “
Successor Entity
”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity;
provided
,
however
, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation
Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation
Section 1.409A-3(i)(5)
shall be consistent with such regulation.
1.1
“
Class
 A Common Stock
” means the Class
 A common stock of the Company, par value of $0.0001 per share.
1.2
“
Class
 B Common Stock
” means the Class
 B common stock of the Company, par value of $0.0001 per share.
11.9 “
Code
” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.10 “
Committee
” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule
16b-3,
it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule
16b-3,
a
“non-employee
director” within the meaning of Rule
16b-3;
however, a Committee member’s failure to qualify as a
“non-employee
director” within the meaning of Rule
16b-3
will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.11 “
Common Stock
” means the Class A Common Stock of the Company.
11.12 “
Company
” means Planet Labs PBC, a Delaware public benefit corporation, or any successor.
11.13 “
Consultant
” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form
S-8
Registration Statements.
11.14 “
Designated Beneficiary
” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.15 “
Director
” means a Board member.
11.16 “
Disability
” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
11.17 “
Dividend Equivalents
” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.18 “
Employee
” means any employee of the Company or its Subsidiaries.
11.19 “
Equity Restructuring
” means, as determined by the Administrator, a
non-reciprocal
transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off
or recapitalization

through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.20 “
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
11.21 “
Fair Market Value
” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in
The Wall Street Journal
or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in
The Wall Street Journal
or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.
11.22 “
Greater Than 10% Stockholder
” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.23 “
Incentive Stock Option
” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.24 “
Non-Qualified
Stock Option
” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.
11.25 “
Option
” means an option to purchase Shares, which will either be an Incentive Stock Option or a
Non-Qualified
Stock Option.
11.26 “
Other Stock or Cash Based Awards
” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.
11.27 “
Overall Share Limit
” means the sum of (a) [

]
2
Shares; (b) any Shares which are subject to Prior Plan Awards as of the Effective Date which, following the Effective Date, become available for issuance under the Plan pursuant to Article IV; and (c) an annual increase on the first day of each Company fiscal year beginning with February 1, 2022 and ending on and including February 1, 2031, equal to the lesser of (i) a number of Shares equal to 5% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on the final day of the immediately preceding Company fiscal year and (ii) such smaller number of Shares as is determined by the Board.
11.28 “
Participant
” means a Service Provider who has been granted an Award.
11.29 “
Performance Criteria
” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the

2	Note to Draft: To equal 10% of the aggregate number of the sum of shares of New Planet common stock outstanding at closing and securities convertible into New Planet common stock.

following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash
equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; operating efficiency; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships, collaborations and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition, licensing or divestiture activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.
11.30 “
Plan
” means this 2021 Incentive Award Plan.
11.31 “
Prior Plans
” means the Planet Labs Inc. Amended and Restated 2011 Stock Incentive Plan and the Cosmogia Inc. 2011 Stock Incentive Plan, in each case, as amended from time to time.
11.32 “
Prior Plan Award
” means an award outstanding under any Prior Plan as of the Effective Date.
11.33 “
Restricted Stock
” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.34 “
Restricted Stock Unit
” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.35 “
Rule
16b-3
” means Rule
16b-3
promulgated under the Exchange Act.
11.36 “
Section
 409A
” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.37 “
Securities Act
” means the Securities Act of 1933, as amended.
11.38 “
Service Provider
” means an Employee, Consultant or Director.
11.39 “
Shares
” means shares of Common Stock.
11.40 “
Stock Appreciation Right
” means a stock appreciation right granted under Article V.
11.41 “
Subsidiary
” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.42 “
Substitute Awards
” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.43 “
Termination of Service
” means the date the Participant ceases to be a Service Provider.
* * * * *

ANNEX E

PLANET LABS PBC 2021 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I.
PURPOSE
The purpose of this Plan is to assist Eligible Individuals of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.
The Plan consists of two components: (i) the Section 423 Component and (ii) the
Non-Section
423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The
Non-Section
423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the
Non-Section
423 Component shall be granted pursuant to separate Offerings containing such sub-plans,
appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Individuals and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the
Non-Section
423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the
Non-Section
423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Individuals will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the
Non-Section
423 Component of the Plan.
ARTICLE II.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.
2.1 “
Administrator
” means the entity that conducts the general administration of the Plan as provided in Article XI.
2.2
“
Agent
” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee or Consultant with regard to the Plan.
2.3
“
Applicable Law
” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.4 “
Board
” means the Board of Directors of the Company.
2.5 “
Class
 A Common Stock
” means the Class A common stock of the Company, par value of $0.0001 per share.
2.6 “
Class
 B Common Stock
” means the Class B common stock of the Company, par value of $0.0001 per share.
2.7 “
Code
” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
2.8 “
Common Stock
” means the Class A Common Stock of the Company and such other securities of the Company that may be substituted therefore.
2.9 “
Company
” means Planet Labs PBC, a Delaware public benefit corporation, or any successor.
2.10 “
Compensation
” means, unless otherwise determined by the Administrator: (i) with respect to an Eligible Individual who is an Employee, the gross cash compensation paid by the Company or its Subsidiary (as applicable) to such Eligible Individual as compensation for services to the Company or any Designated Subsidiary, including for clarity, any prior-week adjustments; commissions; cash incentive compensation and one-time
bonuses (e.g., retention or sign on bonuses); overtime payments; or compensation paid by the Company or any Designated Subsidiary in respect of periods of absence from work; and excluding any education or tuition reimbursements; travel expenses; business and moving reimbursements; income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards; fringe benefits; other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established; and (ii) with respect to an Eligible Individual who is a Consultant, the gross cash compensation paid to such Eligible Individual as compensation for services to the Company or any Designated Subsidiary, including for clarity, any prior-week adjustments; commissions; cash incentive compensation and one-time bonuses (e.g., retention or sign on bonuses); overtime payments; or compensation paid by such Consultant’s employer in respect of periods of absence from work; and excluding any education or tuition reimbursements; travel expenses; business and moving reimbursements; income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards; fringe benefits; other special payments and all contributions made by such Consultant’s employer for the Consultant’s benefit under any employee benefit plan now or hereafter established.
2.11 “
Consultant
” means any consultant or advisor engaged by the Company or any Designated Subsidiary to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements. For purposes of a Consultant’s participation in, or other rights under, the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination.
2.12 “
Designated Beneficiary
” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
2.13 “
Designated Subsidiary
” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or
Non-Section
423 Component. A Designated Subsidiary may participate in either the Section 423 Component or
Non-Section
423 Component, but not both.
2.14 “
Effectiv
e
Date
” means the date on which the Company’s stockholders approve the Plan.

2.15 “
Eligible Individual
” means an Employee (or, solely with respect to the Non-Section 423 Component, a Consultant) who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of stock and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee or Consultant, as applicable, may purchase under outstanding options shall be treated as stock owned by the Employee or Consultant. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (c) such Employee’s customary employment is for 20 hours per week or less; (d) such Employee’s customary employment is for less than five months in any calendar year; and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion;
provided,
that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation
Section 1.423-2(e).
Further notwithstanding the foregoing, with respect to the
Non-Section
423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Individual,” except (i) the Administrator may further limit eligibility within the Company or within a Designated Subsidiary so as to only designate certain Employees or Consultants of the Company or of a Designated Subsidiary as “Eligible Individual,” and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with any applicable local law, such applicable local law shall control.
2.16 “
Employee
” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee of the Company or any Designated Subsidiary within the meaning of Section 3401(c) of the Code. For purposes of an Employee’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the Employee is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation
Section 1.421-1(h)(2).
Where the period of leave exceeds three months and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.
2.17 “
Enrollment Date
” means the first Trading Day of each Offering Period.
2.18 “
Fair Market Value
” means, as of any date, the value of Shares determined as follows: (a) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in
The Wall Street Journal
or another source the Administrator deems reliable; or (c) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.

2.19 “
Non-Section
423 Component
” means those Offerings under the Plan, together with the
sub-plans,
appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Individuals who are Employees or Consultants that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.20 “
Offering
” means an offer by the Company under the Plan to Eligible Individuals of a right to purchase Shares that may be exercised during an Offering Period, as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Individuals of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation §
1.423-2(a)(1),
the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treasury Regulation §
1.423-2(a)(2)
and (a)(3).
2.21 “
Offering Document
” has the meaning given to such term in Section 4.1.
2.22 “
Offering Period
” has the meaning given to such term in Section 4.1.
2.23 “
Parent
” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.24 “
Participant
” means any Eligible Individual who is an Employee or, solely in respect of the Non-Section 423 Component, a Consultant, in each case, who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.
2.25
“
Plan
” means this 2021 Employee Stock Purchase Plan, including both the Section 423 Component and
Non-Section
423 Component and any other
sub-plans
or appendices hereto, as amended from time to time.
2.26 “
Purchase Date
” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.
2.27 “
Purchase Period
” shall refer to one or more specified periods within an Offering Period, as designated in the applicable Offering Document;
provided, however
, that, if no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.28 “
Purchase Price
” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower);
provided, however
, that, if no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower;
provided, further
, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.29 “
Section
 423 Component
” means those Offerings under the Plan, together with the
sub-plans,
appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan or any Offering(s), in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Individuals who are Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.30 “
Securities Act
” means the U.S. Securities Act of 1933, as amended.
2.31 “
Share
” means a share of Common Stock.
2.32 “
Subsidiary
” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain;
provided
, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation
Section 301.7701-3(a)
by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation
Section 301.7701-3(a)
and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the
Non-Section
423 Component, Subsidiary shall include any corporate or
non-corporate
entity in which the Company has a direct or indirect equity interest or significant business relationship.
2.33 “
Trading Day
” means a day on which national stock exchanges in the United States are open for trading.
ARTICLE III.
SHARES SUBJECT TO THE PLAN
3.1
Number of Shares
. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [

]
1
Shares. In addition to the foregoing, subject to Article VIII, on the first day of each Company fiscal year beginning on February 1, 2022 and ending on and including February 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on the final day of the immediately preceding Company fiscal year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of [

] Shares, subject to Article VIII.
3.2
Shares Distributed
. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.
ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
4.1
Offering Periods
. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Individuals during one or more periods (each, an “
Offering Period
”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “
Offering Document
” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan. The Administrator shall establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the Plan

1	Note to Draft: To equal 2.5% of the aggregate number of the sum of shares of New Planet common stock outstanding at the closing and securities convertible into New Planet common stock.

shall be exercised and purchases of Shares carried out in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.
4.2
Offering Documents
. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a) the length of the Offering Period, which period shall not exceed 27 months;
(b) the length of the Purchase Period(s) within the Offering Period, which period(s), in the absence of a contrary designation by the Administrator, shall not exceed six months;
(c) in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Individual during each Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below);
(d) the maximum number of Shares that may be purchased by any Eligible Individual during such Offering Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 20,000 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below); and
(e) such other provisions as the Administrator determines are appropriate, subject to the Plan.
ARTICLE V.
ELIGIBILITY AND PARTICIPATION
5.1
Eligibility
. Any Eligible Individual who is serving as an Employee or consultant on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code; provided, however, that any Eligible Individual who is a Consultant shall only participate in the Non-Section 423 Component of the Plan.
5.2
Enrollment in Plan
.
(a) Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Individual may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(b) Except as otherwise determined by the Administrator, each subscription agreement shall designate either a whole dollar amount or a whole percentage of such Eligible Individual’s Compensation to be withheld by the Company or the Designated Subsidiary employing or engaging such Eligible Individual on each payday during the Offering Period as payroll deductions under the Plan. The dollar amount or percentage of Compensation designated as payroll deductions by an Eligible Individual may not be less than 1% of such Eligible Individual’s Compensation and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which maximum percentage shall be 15% in the absence of any such designation);
provided
that, in no event shall the actual amount withheld on any payday hereunder exceed the net amount payable to the Eligible Individual on such payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Individual on such payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Individual on such payday, as determined by the Administrator). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
(c) Unless otherwise provided in the terms of an Offering Document, a Participant may decrease the dollar amount or percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, in any case, at any time during an Offering Period;
provided, however
, that the Administrator may limit or eliminate the type or number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) or suspend his or her payroll deduction elections, in either case, once during each Purchase Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period starting as soon as reasonably practicable after, but in no event later than one full payroll period following, the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). If a Participant suspends his or her payroll deductions during an Offering Period, such Participant’s cumulative unapplied payroll deductions prior to the suspension (if any) shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date (and shall not be paid to Participant unless he or she withdraws from participation in the Plan pursuant to Article VII). For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Individual or he or she withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next-following his or her suspension of participation in the Offering Period, in any case, such Participant’s cumulative unapplied payroll deductions shall be returned to him or her in accordance with Article VII.
(d) Except as otherwise set forth in herein or in an Offering Document or as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.
5.3
Payroll Deductions
. Except as otherwise provided herein or in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in any
non-U.S.
jurisdiction where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Individual may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions;
provided, however
, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.
5.4
Effect of Enrollment
. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.
5.5
Limitation on Purchase of
Shares
. An Eligible Individual who is an Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Individual under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such Eligible Individual’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock

(determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.
5.6
Suspension of Payroll Deductions
. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash within 30 days after the Purchase Date.
5.7
Foreign Employees
and Consultants. In order to facilitate participation in the Plan, the Administrator may provide for such special terms, rules and procedures applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed or engaged outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Individuals who are Employees and residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan
(which appendix or
sub-plan
may be designed to govern Offerings under the Section 423 Component or the
Non-Section
423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan
conflict with any provisions of the Plan, the provisions of the appendix or sub-plan
shall govern except as otherwise set forth therein. The adoption of any such appendix or sub-plan
shall be pursuant to Section 11.2(f) and any other applicable provision herein. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed or engaged in
non-U.S.
jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
5.8
Leave of Absence
. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation
Section 1.421-1(h)(2)
under the Code, unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to the Participant’s authorized payroll deduction.
ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS
6.1
Grant of Rights
. On the Enrollment Date of each Offering Period, each Eligible Individual participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the last day of the Offering Period, or if earlier, the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.
6.2
Exercise of Rights
. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for herein or in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the

Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
6.3
Pro Rata Allocation of Shares
. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.
6.4
Withholding
. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.
6.5
Conditions to Issuance of
6.6
Shares
. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY
7.1
Withdrawal
. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one day prior to the end of the then-applicable

Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during such Purchase Period and not yet used to exercise rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Individual and timely delivers to the Company a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.
7.2
Future Participation
. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in any subsequent Offering Period that commences on or after the Participant’s withdrawal from any Offering Period.
7.3
Cessation of Eligibility
. Upon a Participant’s ceasing to be an Eligible Individual for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within 30 days following such Participant’s ceasing to be an Eligible Individual, and such Participant’s rights for the Offering Period shall be automatically terminated. For clarity, if a Participant transfers employment or engagement from the Company or any Designated Subsidiary participating in either the Section 423 Component or
Non-Section
423 Component to any Designated Subsidiary that is neither participating in the Section 423 Component nor the
Non-Section
423 Component, then, in any case, such transfer shall be treated as a termination of employment or engagement under the Plan and the Participant shall be deemed to have withdrawn from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within 30 days following such Participant’s transfer of employment or engagement, and such Participant’s participation in the Offering Period shall be automatically terminated. If a Participant transfers employment or engagement from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the
Non-Section
423 Component, such transfer shall not be treated as a termination of employment or engagement under the Plan, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the then-current Purchase Period in which such transfer occurs shall be transferred to the
Non-Section
423 Component, and such Participant shall immediately join the then-current Offering under the
Non-Section
423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment or engagement from any Designated Subsidiary participating in the
Non-Section
423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment or engagement under the Plan and shall remain a Participant in the
Non-Section
423 Component until the earlier of (i) the end of the current Offering Period under the
Non-Section
423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment or engagement between entities participating in the Section 423 Component and the
Non-Section
423 Component, consistent with the applicable requirements of Section 423 of the Code or other Applicable Law.
ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN SHARES
8.1
Changes in Capitalization
. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2
Other Adjustments
. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e) To provide that all outstanding rights shall terminate without being exercised.
8.3
No Adjustment Under Certain Circumstances
. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.
8.4
No Other Rights
. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the

Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.
ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION
9.1
Amendment, Modification and Termination
. The Administrator may amend, suspend or terminate the Plan at any time and from time to time;
provided, however
, that approval of the Company’s stockholders shall be required to amend the Plan to increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or as may otherwise be required under Section 423 of the Code.
9.2
Certain Changes to Plan
. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, to the extent permitted by Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.
9.3
Actions In the Event of Unfavorable Financial Accounting Consequences
. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(b) shortening any Offering Period so that the Offering Period ends on a new or earlier Purchase Date, including an Offering Period underway at the time of the Administrator action;
(c) allocating Shares; and
(d) such other changes and modifications as the Administrator determines are necessary or appropriate.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
9.4
Payments Upon Termination of Plan
. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or if the Administrator so determines, the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.
ARTICLE X.
TERM OF PLAN
The Plan shall become effective on the Effective Date and shall continue until terminated by the Board in accordance with Section 9.1. No right may be granted under the Plan prior to the Effective Date. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.
ADMINISTRATION
11.1
Administrator
. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
11.2
Authority of Administrator
. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).
(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.
(c) To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.
(d) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(e) To amend, suspend or terminate the Plan as provided in Article IX.
(f) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.
(g) The Administrator may adopt annexes or
sub-plans
applicable to particular Designated Subsidiaries or locations, which annexes or sub-plans
may be designed to be outside the scope of Section 423 of the Code. The rules of such annexes or sub-plans
may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such annex or sub-plan, the provisions of this Plan shall govern the operation of such annex or sub-plan.
11.3
Decisions Binding
. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE XII.
MISCELLANEOUS
12.1
Restriction upon Assignment
.
A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except in the case of a Participant’s death, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2
Rights as a Stockholder
. With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a stockholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3
Interest
. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.
12.4
Notices
. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.5
Equal Rights and Privileges
. Subject to Section 5.7, all Eligible Individuals who are Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Individuals participating in the
Non-Section
423 Component need not have the same rights and privileges as other Eligible Individuals participating in the
Non-Section
423 Component or as Eligible Individuals participating in the Section 423 Component.
12.6
Use of Funds
. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.7
Reports
. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
12.8
No Service Rights
. Nothing in the Plan shall be construed to give any person (including any Eligible Individual or Participant) the right to employment or service (or to remain in the employ or service) with the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment or service of any person (including any Eligible Individual or Participant) at any time, with or without cause.
12.9
Notice of Disposition of Shares
. Each Participant shall hold any Shares purchased upon exercise of a right under the Section 423 Component of the Plan in such Participant’s stock account provided through the Company’s third party Plan administrator (e.g., E*Trade) until the later of: (a) two years following the Enrollment Date of the Offering Period in which the Shares were purchased and (b) one year following the Purchase Date on which such Shares were purchased (together, the “
Holding Periods
”). Notwithstanding the foregoing, each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan that is made during the Holding Periods. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
12.10
Limitations on Liability
. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant,

former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
12.11
Data Privacy
. As a condition for participation in the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and participation details, to implement, manage and administer the Plan and any Offering Period(s) (the “
Data
”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan and any Offering Period(s), and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By participating in any Offering Period under the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 12.12 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 12.12, and the Company may cancel Participant’s ability to participate in the Plan or any Offering Period(s). For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
12.12
Severability
. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
12.13
Titles and Headings
. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
12.14
Conformity to Securities Laws
. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Laws.
12.15
Relationship to Other Benefits
. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
12.16
Governing Law
. The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
12.17
Electronic Forms
. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Individual may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election. To the extent permitted by Applicable Law, each Eligible Individual hereby consents to the electronic submission of any form or notice by the Company under or relating to this Plan (including the submission of Internal Revenue Service Form 3922).
12.18
Section 409A
. The Section 423 Component of the Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “
Section
 409A
”). Neither the
Non-Section
423 Component nor any right to purchase Shares granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.
* * * * *

ANNEX F-1
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “
Subscription Agreement
”) is entered into on July 7, 2021, by and between dMY Technology Group, Inc. IV, a Delaware corporation (the “
Company
”), and the undersigned subscriber (“
Subscriber
”).
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with Planet Labs Inc., a Delaware corporation (“
Planet
”), and the other parties thereto, providing for the acquisition of Planet (the “
Transaction Agreement
” and the transactions contemplated by the Transaction Agreement, the “
Transaction
”) and in connection with which the Company shall change its name to a name reasonably determined by the Company, which such name shall include the word “Planet”;
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to or substantially concurrently with the consummation of the Transaction, that number of shares of the Company’s Class A common stock, par value $0.0001 per share, of the Company (“
Common Stock
”), set forth on the signature page hereto (the “
Subscribed Shares
”) for a purchase price of $10.00 per share (the “
Per Share Price
” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “
Purchase Price
”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “
Other Subscription Agreements
”) substantially similar to this Subscription Agreement with certain other investors (the “
Other Subscribers
”), pursuant to which such Other Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of up to 20,000,000 shares of Common Stock, at the Per Share Price.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1
Subscription
. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “
Subscription
”).
Section 2
Closing
.
(a) The consummation of the Subscription contemplated hereby (the “
Closing
”) shall occur on the closing date of the Transaction (the “
Closing Date
”), immediately prior to or substantially concurrently with the consummation of, and conditioned upon the effectiveness of, the Transaction.
(b) At least five (5) Business Days prior to the date the Company reasonably expects all conditions to the closing of the Transaction to be satisfied and the closing of the Transaction to actually occur (the “
Anticipated Closing Date
”), the Company shall deliver written notice to Subscriber (the “
Closing Notice
”) specifying (i) the Anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Anticipated Closing Date or such other time agreed to between the Company and the Subscriber, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the

F-1

Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form
W-9
or appropriate Form
W-8.
The Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares (in book entry form) on and as of the Closing Date. [Notwithstanding the foregoing two sentences, if Subscriber informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: Subscriber shall deliver at 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date.]
1
In the event that the consummation of the Transaction does not occur within two (2) Business Days after the Anticipated Closing Date, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than one (1) Business Day after such two (2) Business Day period has lapsed) return the Purchase Price so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with
Section
 6
herein, Subscriber shall remain obligated (1) to redeliver funds to the Company in accordance with this
Section
 2
following the Company’s delivery to Subscriber of a new Closing Notice and (2) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For the purposes of this Subscription Agreement, “
Business Day
” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
(c) The Closing shall be subject to the satisfaction, or waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)
no suspension of the qualification of the Common Stock for offering or sale or trading in any jurisdiction and no suspension or removal from listing of the Common Stock on the Stock Exchange (as defined below) or initiation or threatening of any proceedings for any of such purposes, shall have occurred, and the Subscribed Shares shall have been approved for listing on the Stock Exchange, subject to official notice of issuance;

(ii)
all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including all necessary approvals of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied or waived in accordance with the terms of the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with or immediately following the Closing; and

(iii)
no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment or order, law, rule or regulation (whether temporary, preliminary or permanent), which is then in effect and has the effect of making the consummation of the Transaction or transactions

1	Note to Draft : Language to be included for mutual funds.

F-2

contemplated hereby illegal or otherwise restraining or prohibiting consummation of the Transaction or transactions contemplated hereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.
(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)
the representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), in each case, without giving effect to consummation of the Transaction; and

(ii)
Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; except where the failure of such performance, satisfaction or compliance would not or would not reasonably be likely to prevent, materially delay, or materially impact the ability of the Company to consummate the Closing.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i)
no amendment, modification or waiver of any provision of the Transaction Agreement (as the same exists at the execution of this Agreement), including, without limitation, any representation or covenant of the Company or Planet in the Transaction Agreement relating to the financial position or outstanding indebtedness of the Company or Planet, shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement;

(ii)
the representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date);

(iii)
the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably likely to prevent, materially delay, or materially impact the ability of the Subscriber to consummate the Closing; and

(iv)
there shall have been no amendment or modification of, or waiver under, any Other Subscription Agreement that materially benefits such Other Subscriber thereunder unless the Subscriber has been offered substantially the same benefits.

F-3

(f) Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber.
Section 3
Company Representations and Warranties
. The Company represents and warrants to Subscriber, as of the date hereof and as of the Closing Date, that:
(a) The Company (i) is duly organized, validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “
Company Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of the Company, or a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, or the Transaction.
(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable,
free and clear of any liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date), by contract or the laws of its jurisdiction of incorporation. As of the Closing Date, the Subscribed Shares will be issued in book entry form and approved for listing on the Stock Exchange.
(c) This Subscription Agreement, the Other Subscription Agreements and the Transaction Agreement (collectively, the “Transaction Documents”) have been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the applicable counterparties, each such Transaction Document shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by principles of equity, whether considered at law or equity.
(d) The execution and delivery of the Transaction Documents, and the performance of the Company under the Transaction Documents, including the execution and delivery of this Subscription Agreement and the issuance and sale of the Subscribed Shares hereunder and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(e) Assuming the accuracy of the representations and warranties of Subscriber in Section 4, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or

F-4

registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including New York Stock Exchange (the “
Stock Exchange
”)) or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as the term is defined in Section 5) with the United States Securities and Exchange Commission (the “
Commission
”) pursuant to
Section
 5
below or other filings required by the Commission, if applicable, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act of 1933, as amended (the “
Securities Act
”), if applicable, (iv) those required by the Stock Exchange, including with respect to obtaining stockholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) any filing the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.
(f) Except for such matters as would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, claim or other proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company or any of its subsidiaries.
(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in
Section
 4
of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(h) Neither the Company, nor, to the Company’s knowledge, any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Subscribed Shares pursuant to this Subscription Agreement under the Securities Act.
(i) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Subscribed Shares, and neither the Company nor, to the Company’s knowledge, any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
(j) Except for Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC (the “
Placement Agents
”), no broker, investment banker, finder or other person is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber. For the avoidance of doubt, the Company and not the Subscriber is liable for any and all amounts in connection with and due to the Placement Agents.
(k) As of the date of this Subscription Agreement, the authorized share capital of the Company is 401,000,000 shares, consisting of (i) 380,000,000 shares of Common Stock, 34,500,000 of which are issued and outstanding as of the date of this Subscription Agreement, (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share, of the Company, of which 8,625,000 shares are issued and outstanding as of the date of this Subscription Agreement, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Company, of which no shares are issued and outstanding as of the date of this Subscription Agreement ((i), (ii) and (iii) collectively, the “
Company Securities
”). As of the date of this Subscription Agreement, 6,900,000 warrants to purchase one share of Common Stock at an exercise price $11.50 per share (the “
Public Warrants
”) and 5,933,333 warrants to purchase one share of Common Stock at an exercise price of $11.50 (the “
Private Placement Warrants
” and together with the Public Warrants, the “
Warrants
”) were issued and outstanding. All issued and outstanding Company Securities have been duly authorized and validly issued and are fully paid and

F-5

non-assessable.
No Warrants are exercisable on or prior to the Closing. All of the Company Securities and the Warrants (i) have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and with all requirements set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time (the “
Company Certificate
”), and any other applicable contracts governing the issuance of such securities; and (ii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, the Company Certificate or any contract to which the Company is a party or otherwise bound. As of the date hereof, except as set forth above, as disclosed in the SEC Reports (as defined below) and pursuant to the Other Subscription Agreements, and the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Company Securities, Warrants or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than First Merger Sub and Second Merger Sub (each as defined in the Transaction Agreement), the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Transaction Agreement and the Ancillary Agreements (as defined in the Transaction Agreement).
(l) There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares of Common Stock to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.
(m) Other than the Other Subscription Agreements and the Transaction Agreement (or any other agreement expressly contemplated by the Transaction Agreement) or as disclosed in the SEC Reports as of the date hereof, the Company has not entered into any side letter or similar agreement with any Other Subscriber or other investor in connection with such Other Subscriber’s or other investor’s direct or indirect investment in the Company. The Other Subscription Agreements reflect the same Per Share Price and other terms that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds.
(n) As of their respective dates or, if amended, as of the date of such amendment, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports (or, if amended, in such amendment) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end
audit adjustments. Notwithstanding anything in this Section 3(n) to the contrary, no representation or warranty is made in this Subscription Agreement as to the historical accounting treatment of the Warrants, or as to any deficiencies in disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures) arising from the treatment of such Warrants as equity rather than liabilities in the Company’s historical financial statements. There are no outstanding or unresolved comments in comment letters received by the Company from the Commission with respect to any SEC Report.
(o) The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “DMYQ.” There is no suit,

F-6

action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the Stock Exchange, except as disclosed in the Current Report on Form
8-K
filed by the Company on June 1, 2021 with the Commission. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.
(p) The Company is not, and is not controlled by or acting on behalf of (in connection with this Transaction), a Sanctioned Person. The Company is not a
non-U.S.
shell bank or providing banking services to a
non-U.S.
shell bank. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations and (d) Her Majesty’s Treasury.
(q) The Company is not controlled by or acting on behalf of (in connection with this Transaction) a person or entity resident that: (i) has been designated as non-cooperative
with international anti-money laundering or counter terrorist financing principles or procedures by the United States or by an intergovernmental group or organization, such as the Financial Action Task Force, of which the United States is a member; (ii) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; or (iii) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (any such country or territory, a
“Non-cooperative
Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a
Non-cooperative
Jurisdiction.
(r) The Company is in compliance with all applicable laws, except where such non-compliance
would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance,
default or violation would not reasonably be expected to have a Company Material Adverse Effect.
(s) The Company is not, and immediately after receipt of payment for the Subscribed Shares of the Company will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended.
(t) The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of Subscribed Shares shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by the Company in all respects.

F-7

Section 4
Subscriber Representations and Warranties
. Subscriber represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:
(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and principles of equity, whether considered at law or equity.
(c) The execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i)
 and
(iii)
, would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “
Subscriber Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or an institutional accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares and is an “institutional account” as defined by FINRA Rule 4512(c).
(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to so-called
rule 4(a) 11/2 of the Securities Act), and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares shall contain the restrictive

F-8

legend set forth in Section 4(u). Subscriber understands that the Subscribed Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“
Rule 144
”), absent a change in law, receipt of regulatory
no-action
relief or an exemption, until at least one year from the filing of “Form 10” information with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.
(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, Planet, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company or by or on behalf of Planet was based on projections prepared by Planet, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.
(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and its subsidiaries, including Planet (collectively, the “
Acquired Companies
”) and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber further acknowledges that the proxy statement/prospectus that the Company intends to file with the Commission will include substantial additional information about the Company and the Transaction and will update and supersede the information previously provided to Subscriber. Subscriber acknowledges and agrees that none of the Acquired Companies or the Placement Agents, or any of their respective affiliates, or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “
Representatives
”) has provided Subscriber with any advice with respect to the Subscribed Shares nor is such advice necessary or desired. None of the Acquired Companies, the Placement Agents or any of their respective affiliates or Representatives has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares. In addition, the Placement Agents and any of their respective affiliates or Representatives may have acquired non-public
information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber.
(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company and/or Planet, or their respective representatives or affiliates, or by means of contact from the Placement Agents and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company and/or Planet, or their respective affiliates, or between Subscriber and the Placement Agents. Subscriber did not become aware of this offering of the Subscribed Shares, nor were

F-9

the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general advertising or, to its knowledge, general solicitation and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Neither the Company nor any of its affiliates has offered Subscriber any tax advice relating to Subscriber’s investment in the Subscribed Shares, or made any representations, warranties or guarantees regarding the tax consequences of Subscriber’s investment in the Subscribed Shares. Subscriber is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(j) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(l) Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with this Transaction), a Sanctioned Person. Subscriber is not a
non-U.S.
shell bank or providing banking services to a
non-U.S.
shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required by applicable law, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons. Subscriber further represents and warrants that it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were derived from lawful activities.
(m) Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or Planet (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act).
(n) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

F-10

(o) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “
Code
”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a
non-U.S.
plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “
Plan
”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company, or any of its affiliates (the “
Transaction Parties
”) for investment advice or as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not constitute a non-exempt
prohibited transaction under ERISA or Section 4975 of the Code.
(p) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Planet or any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company contained in
Section
 3
of this Subscription Agreement, in making its investment or decision to invest in the Company.
(q) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agents in making its investment or decision to invest in the Company. Subscriber agrees that, to the maximum extent permitted by law, none of the Placement Agents, their respective affiliates, or any of their or their respective affiliates’ control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares.
(r) When required to deliver payment pursuant to
Section
 2
, Subscriber will have sufficient funds to pay the Purchase Price pursuant to
Section
 2
.
(s) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber.
(t) Subscriber acknowledges and agrees that the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:
“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “
SECURITIES ACT
”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”
(u) Subscriber acknowledges and is aware that Goldman Sachs & Co. LLC is acting as financial advisor to Planet in connection with the Transaction.

F-11

Section 5
Registration Rights
.
(a) The Company shall, within fifteen (15) Business Days after the Closing (the “
Filing
 Deadline
”), file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “
Registration Statement
”), and use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) Filing Deadline and (ii) the 5th Business Day after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “
Effectiveness
 Deadline
”);
provided
, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days on which the Commission remains closed. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of shares of Common Stock which is equal to the maximum number of shares as is permitted by the Commission. In such event, the number of Subscribed Shares and any other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall file one or more new Registration Statement(s) (such new Registration Statement shall also be deemed to be “
Registration Statement
” hereunder) to register such additional Subscribed Shares and cause such Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “
Additional Effectiveness Deadline
”); provided, that the Additional Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days on which the Commission remains closed. Any failure by the Company to file a Registration Statement by the Filing Deadline or to effect the Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this
Section
 5
. For purposes of this Section 5, the term “Company” shall refer to the Company and Planet on a combined basis following the closing of the Transaction.
(b) The Company’s obligation to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares (which shall be limited to non-underwritten
public offerings) as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. Unless required under applicable laws and Commission rules, in no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement; provided, that if the Subscriber is required to be so identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw its Subscribed Shares from the Registration Statement. The Company agrees that, except for such times as the

F-12

Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to, at its expense, cause such Registration Statement to remain effective with respect to Subscriber, keep any qualification, exemption or compliance under state securities laws which the Company determines to obtain continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of (i) three years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale, the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure
of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (such circumstance, a “
Suspension Event
”);
provided
,
however
, that the Company may not delay or suspend the Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public
information regarding the Company) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing
document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
The Subscriber shall not in connection with the foregoing be required to execute any lock-up
or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares.
(c) The Subscriber may deliver written notice (an “
Opt-Out
Notice
”) to the Company requesting that the Subscriber not receive notices from the Company otherwise required by Section 5(b); provided, however, that the Subscriber may later revoke any such
Opt-Out
Notice in writing. Following receipt of an
Opt-Out
Notice from the Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Subscriber and the Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, the Subscriber will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(c)) and the related suspension period remains in effect, the Company will so notify the Subscriber

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within one (1) Business Day of the Subscriber’s notification to the Company by delivering to the Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide the Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.
(d) In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. The Company shall advise Subscriber within five (5) Business Days:

(i)	when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)
of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)
subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Company.
(e) The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.
(f) Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(g) The Company shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Common Stock have been listed.
(h) The Company shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Subscribed Shares required hereby.
(i) For purposes of this Section 5, “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.
Section 6
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the

F-14

part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement; (c) if, on the Closing Date, any of the conditions to the Closing set forth in
Section
 2
are not satisfied or waived and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; and (d) February 21, 2022;
provided
, that nothing herein will relieve any party from liability for any willful breach hereto prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 6, any monies paid by the Subscriber to the Company in connection herewith shall be promptly (and in any event within one Business Day after such termination) returned to the Subscriber.
Section 7
Trust Account Waiver
. Subscriber hereby acknowledges that the Company has established a trust account (the “
Trust Account
”) containing the proceeds of its initial public offering (the “
IPO
”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “
Released Claims
”),(b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever;
provided
,
however
, that nothing in this Section 7 shall (x) be deemed to limit any of Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company, (y) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief or (z) serve to limit or prohibit any claims that Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account.
Section 8
Indemnity
.
(a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Subscriber, its directors, officers, employees, advisers, and agents, each person who controls the Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Subscriber (within the meaning of Rule 405 under the Securities Act), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from, based upon or arising out of any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein.
(b) The Subscriber agrees, severally and not jointly with any Other Subscriber or other selling stockholder named in the Registration Statement, to indemnify and hold harmless the Company, its directors, officers,

F-15

employees, advisers and agents, each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Company against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from, based upon or arising out of any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances in which they were made) not misleading, to the extent but only to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
(c) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.
(e) If the indemnification provided under this
Section
 8
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 8, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section
 8
from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this
Section
 8(e)
by any seller of Subscribed Shares, together

F-16

with any amounts under Section 8(b), shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.
Section 9
Company’s Covenants
.
(a) Within five (5) Business Days of the request of the holder of the Subscribed Shares, and subject to the execution and delivery of such representation letters and other information as the Company or its transfer agent shall reasonably request, the Company shall use commercially reasonable efforts to cause the removal of the legend set forth in
Section
 4(u)
, and cause its transfer agent to issue a certificate without such legend to the holder of the Subscribed Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“
DTC
”), if (a) such Subscribed Shares are sold pursuant to an effective registration statement under the Securities Act, (b) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Subscribed Shares may be made without registration under the applicable requirements of the Securities Act, or (c) the Subscribed Shares are sold, assigned or transferred pursuant to Rule 144. In connection with the removal of the restrictive legend pursuant to the foregoing clauses (a) and (c), if required by the Company’s transfer agent, the Company shall cause its legal counsel to provide a legal opinion in connection with such removal request. The Company shall be responsible for the fees of its transfer agent, its legal counsel and all DTC fees associated with such issuance.
(b) With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Company to the public without registration, the Company agrees, from the one-year
anniversary of the filing of “Form 10” information with the Commission following the Closing Date until the Subscribed Shares are sold by Subscriber, to (i) make and keep public information available, as those terms are understood and defined in Rule 144; (ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (iii) furnish to Subscriber so long as it owns the Subscribed Shares, as promptly as reasonably practicable upon request, (A) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the Commission and (C) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
Section 10
Miscellaneous
.
(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by internationally recognized overnight delivery service, or (iii) when delivered by email (in each case in this clause (iii) solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office
notification), in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this
Section
 10(a)
.
(b) Subscriber acknowledges that the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 10(b) shall not give the Placement Agents any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate

F-17

in all material respects. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
(c) The Company hereby agrees and acknowledges that Subscriber (together with its affiliates) invests in numerous companies, some of which may be deemed competitive with the Company’s business. The Company hereby agrees that, to the extent permitted under applicable law, Subscriber shall not be liable to the Company for any claim arising out of, or based upon, the investment by Subscriber in any entity competitive with the Company; provided, that nothing in this
Section
 10(c)
shall limit Subscriber’s liability resulting from a breach of the Subscription Agreement.
(d) Each of the Company, Planet, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e) Except as otherwise provided herein, each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(f) The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, of the Subscribed Shares until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). This Section 10(f) shall not apply to any sale (including the exercise of any redemption right) of securities of the Company (i) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement in each case, provided that such action does not create any “put equivalent position,” as such term is defined in Rule
16a-1
under the Exchange Act, or short sale positions, with respect to the Subscribed Shares. In addition, notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any “short sales” and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.
(g) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or to other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

F-18

(h) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.
(i) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber; provided that the Company agrees to keep any such information confidential except to the extent such information is already publicly available, such information is or becomes available to the Company on a non-confidential
basis from a source other than Subscriber, or to the extent required to be disclosed by applicable law or reasonably necessary to register the Subscribed Shares for resale. Subscriber acknowledges that the Company may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.
(j) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.
(k) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(l) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. The parties hereto acknowledge and agree that the Placement Agents are third-party beneficiaries of the acknowledgements, representations, warranties and covenants of the (i) Company contained in this Subscription Agreement and (ii) Subscriber contained in Section 4, Section 10(b), Section 10(d) and this Section 10(l).
(m) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this
Section
 10(m)
is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(n) In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing

F-19

party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
(o) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(p) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(q) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(r) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(s) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(t) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively the

F-20

“
Designated Courts
”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with
Section
 10(a)
of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(u) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
(v) If, any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.
(w) Except as otherwise provided in this Subscription Agreement, the Company shall not, without the prior written consent (including by
e-mail)
of Subscriber, (i) publicly disclose the name of Subscriber or any of its advisors or affiliates, or include the name of Subscriber or any of its advisors or affiliates in any press release, marketing or similar materials or (ii) publicly disclose the name of Subscriber or any of its advisors or affiliates, or include the name of Subscriber or any of its advisors or affiliates in any filing with the Commission or any regulatory agency or trading market, in any other documents or communications provided by the Company or Planet to any governmental entity or to any securityholders of the Company or in any other form of public disclosure, in each case, except to the extent required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, and if required, the Company may disclose the Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Planet, a copy of this Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement, in which case of any such disclosure under this
Section
 10(w)
, the Company shall provide to Subscriber a copy of any proposed disclosure relating to the Subscriber in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request. Subscriber will promptly provide any information reasonably requested by the Company that is required in connection with any regulatory application or filing made or approval required in connection with the Transaction (including filings with the Commission) to the extent readily available and the Company agrees to keep such information confidential and to disclose only such information as is required with respect to such filings, except to the extent such information is already publicly available, such information is or becomes available to the Company on a non-confidential
basis from a source other than Subscriber, or to the extent required to be disclosed by applicable law.
(x) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form
8-K
(collectively, the “
Disclosure Document
”) disclosing all material terms of the

F-21

transactions contemplated hereby and by the Other Subscription Agreements and the Transaction and any other material, nonpublic information that the Company or Planet has provided to Subscriber (provided that Subscriber is not, or is not an affiliate of any person who is, an existing investor in Planet) in connection with the Transaction at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber (provided that Subscriber is not, or is not an affiliate of any person who is, an existing investor in Planet) shall not be in possession of any material, non-public
information received from the Company or any of its officers, directors, employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents, or any of their affiliates in connection with the Transaction.
(y) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Planet or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
[Signature pages follow.]

F-22

IN WITNESS WHEREOF
, each of the Company and the Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

DMY TECHNOLOGY GROUP, INC. IV

By:
Name: Niccolo de Masi
Title: Chief Executive Officer

Address for Notices:

1180 NORTH TOWN CENTER DRIVE, SUITE 100 LAS VEGAS NV 89144
ATTN: Niccolo de Masi, Chief Executive Officer
EMAIL: niccolo@dmytechnology.com

with a copy (not to constitute notice) to:

WHITE & CASE LLP
1221 AVENUE OF THE AMERICAS
NEW YORK, NY 10020
ATTN:    Joel Rubinstein
EMAIL:  joel.rubinstein@whitecase.com

[
Signature Page to Subscription Agreement
]

[SUBSCRIBER]

By:
Name:
Title:

Address for Notices:

Email:

Name in which shares are to be registered:
Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:	$10.00

Aggregate Purchase Price:	$_____________________________
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.
[
Signature Page to Subscription Agreement
]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)

☐	We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
** OR **

B.	ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

** AND **

C.	AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐
Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; and

☐
Any trust, with total assets in excess of $ 5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐
This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

ANNEX F-2
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “
Subscription Agreement
”) is entered into on September 13, 2021, by and between dMY Technology Group, Inc. IV, a Delaware corporation (the “
Company
”), and the undersigned subscriber (“
Subscriber
”).
WHEREAS, on July 7, 2021, the Company entered into a definitive agreement with Planet Labs Inc., a Delaware corporation (“
Planet
”), and the other parties thereto, providing for the acquisition of Planet (the “
Transaction Agreement
” and the transactions contemplated by the Transaction Agreement, the “
Transaction
”) and in connection with which the Company agreed to change its name to “Planet Labs PBC”;
WHEREAS, on July 7, 2021, the Company entered into subscription agreements (the “
Other Subscription Agreements
”) substantially similar to this Subscription Agreement with certain other investors (the “
Other Subscribers
”), pursuant to which such Other Subscribers have agreed to purchase on the closing date of the Transaction an aggregate amount of 20,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share, of the Company (“
Common Stock
”), for a purchase price of $10.00 per share (the “
Per Share Price
” and the aggregate of such Per Share Price for all Subscribed Shares (as defined below) being referred to herein as the “
Purchase Price
”);
WHEREAS, Goldman Sachs & Co. LLC (“
GS
”) and Morgan Stanley & Co. LLC (“
MS
”) are acting as placement agents to the Company in connection with the issuance and sale of Common Stock to Other Subscribers;
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to or substantially concurrently with the consummation of the Transaction, that number of shares of the Company’s Common Stock, set forth on the signature page hereto (the “
Subscribed Shares
”) at the Per Share Price, and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1
Subscription
. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “
Subscription
”).
Section 2
Closing
.
(a) The consummation of the Subscription contemplated hereby (the “
Closing
”) shall occur on the closing date of the Transaction (the “
Closing Date
”), immediately prior to or substantially concurrently with the consummation of, and conditioned upon the effectiveness of, the Transaction.
(b) At least five (5) Business Days prior to the date the Company reasonably expects all conditions to the closing of the Transaction to be satisfied and the closing of the Transaction to actually occur (the “
Anticipated Closing Date
”), the Company shall deliver written notice to Subscriber (the “
Closing Notice
”) specifying (i) the Anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Anticipated Closing Date or such other time agreed to between the Company and the Subscriber, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire

F-2-1

transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. The Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares (in book entry form) on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within two (2) Business Days after the Anticipated Closing Date, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than one (1) Business Day after such two (2) Business Day period has lapsed) return the Purchase Price so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with
Section 6
herein, Subscriber shall remain obligated (1) to redeliver funds to the Company in accordance with this
Section 2
following the Company’s delivery to Subscriber of a new Closing Notice and (2) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For the purposes of this Subscription Agreement, “
Business Day
” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
(c) The Closing shall be subject to the satisfaction, or waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)
no suspension of the qualification of the Common Stock for offering or sale or trading in any jurisdiction and no suspension or removal from listing of the Common Stock on the Stock Exchange (as defined below) or initiation or threatening of any proceedings for any of such purposes, shall have occurred, and the Subscribed Shares shall have been approved for listing on the Stock Exchange, subject to official notice of issuance;

(ii)
all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including all necessary approvals of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied or waived in accordance with the terms of the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with or immediately following the Closing; and

(iii)
no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment or order, law, rule or regulation (whether temporary, preliminary or permanent), which is then in effect and has the effect of making the consummation of the Transaction or transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the Transaction or transactions contemplated hereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)
the representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an

F-2-2

earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), in each case, without giving effect to consummation of the Transaction; and

(ii)
Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; except where the failure of such performance, satisfaction or compliance would not or would not reasonably be likely to prevent, materially delay, or materially impact the ability of the Company to consummate the Closing.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i)
no amendment, modification or waiver of any provision of the Transaction Agreement (as the same exists at the execution of this Agreement), including, without limitation, any representation or covenant of the Company or Planet in the Transaction Agreement relating to the financial position or outstanding indebtedness of the Company or Planet, shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement;

(ii)
the representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date);

(iii)
the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably likely to prevent, materially delay, or materially impact the ability of the Subscriber to consummate the Closing; and

(iv)
there shall have been no amendment or modification of, or waiver under, any Other Subscription Agreement that materially benefits such Other Subscriber thereunder unless the Subscriber has been offered substantially the same benefits.

(f) Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber.
Section 3
Company Representations and Warranties
. The Company represents and warrants to Subscriber, as of the date hereof and as of the Closing Date, that:
(a) The Company (i) is duly organized, validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or

F-2-3

qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “
Company Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of the Company, or a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, or the Transaction.
(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date), by contract or the laws of its jurisdiction of incorporation. As of the Closing Date, the Subscribed Shares will be issued in book entry form and approved for listing on the Stock Exchange.
(c) This Subscription Agreement, the Other Subscription Agreements and the Transaction Agreement (collectively, the “
Transaction Documents
”) have been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the applicable counterparties, each such Transaction Document shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by principles of equity, whether considered at law or equity.
(d) The execution and delivery of the Transaction Documents, and the performance of the Company under the Transaction Documents, including the execution and delivery of this Subscription Agreement and the issuance and sale of the Subscribed Shares hereunder and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(e) Assuming the accuracy of the representations and warranties of Subscriber in
Section 4
, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including New York Stock Exchange (the “
Stock Exchange
”)) or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as the term is defined in
Section 5
) with the United States Securities and Exchange Commission (the “
Commission
”) pursuant to
Section 5
below or other filings required by the Commission, if applicable, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act of 1933, as amended (the “
Securities Act
”), if applicable, (iv) those required by the Stock Exchange, including with respect to obtaining stockholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) any filing the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

F-2-4

(f) Except for such matters as would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, claim or other proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company or any of its subsidiaries.
(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in
Section 4
of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(h) Neither the Company, nor, to the Company’s knowledge, any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Subscribed Shares pursuant to this Subscription Agreement under the Securities Act.
(i) Neither the Company nor, to the Company’s knowledge, any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
(j) No broker, investment banker, finder or other person is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.
(k) As of the date of this Subscription Agreement, the authorized share capital of the Company is 401,000,000 shares, consisting of (i) 380,000,000 shares of Common Stock, 34,500,000 of which are issued and outstanding as of the date of this Subscription Agreement, (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share, of the Company, of which 8,625,000 shares are issued and outstanding as of the date of this Subscription Agreement, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Company, of which no shares are issued and outstanding as of the date of this Subscription Agreement ((i), (ii) and (iii) collectively, the “
Company Securities
”). As of the date of this Subscription Agreement, 6,900,000 warrants to purchase one share of Common Stock at an exercise price $11.50 per share (the “
Public Warrants
”) and 5,933,333 warrants to purchase one share of Common Stock at an exercise price of $11.50 (the “
Private Placement Warrants
” and together with the Public Warrants, the “
Warrants
”) were issued and outstanding. All issued and outstanding Company Securities have been duly authorized and validly issued and are fully paid and non-assessable. No Warrants are exercisable on or prior to the Closing. All of the Company Securities and the Warrants (i) have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and with all requirements set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time (the “
Company Certificate
”), and any other applicable contracts governing the issuance of such securities; and (ii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, the Company Certificate or any contract to which the Company is a party or otherwise bound. As of the date hereof, except as set forth above, as disclosed in the SEC Reports (as defined below) and pursuant to the Other Subscription Agreements, and the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Company Securities, Warrants or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than First Merger Sub and Second Merger Sub (each as defined in the Transaction Agreement), the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Transaction Agreement and the Ancillary Agreements (as defined in the Transaction Agreement).

F-2-5

(l) There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares of Common Stock to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.
(m) Other than the Other Subscription Agreements and the Transaction Agreement (or any other agreement expressly contemplated by the Transaction Agreement) or as disclosed in the SEC Reports as of the date hereof, the Company has not entered into any side letter or similar agreement with any Other Subscriber or other investor in connection with such Other Subscriber’s or other investor’s direct or indirect investment in the Company. The Other Subscription Agreements reflect the same Per Share Price and other terms that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds.
(n) As of their respective dates or, if amended, as of the date of such amendment, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports (or, if amended, in such amendment) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding anything in this
Section 3(n)
to the contrary, no representation or warranty is made in this Subscription Agreement as to the historical accounting treatment of the Warrants, or as to any deficiencies in disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures) arising from the treatment of such Warrants as equity rather than liabilities in the Company’s historical financial statements. There are no outstanding or unresolved comments in comment letters received by the Company from the Commission with respect to any SEC Report.
(o) The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “DMYQ.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the Stock Exchange, except as disclosed in the Current Report on Form 8-K filed by the Company on June 1, 2021 with the Commission. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.
(p) The Company is not, and is not controlled by or acting on behalf of (in connection with this Transaction), a Sanctioned Person. The Company is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of

F-2-6

Commerce), (b) the European Union and enforced by its member states, (c) the United Nations and (d) Her Majesty’s Treasury.
(q) The Company is not controlled by or acting on behalf of (in connection with this Transaction) a person or entity resident that: (i) has been designated as non-cooperative with international anti-money laundering or counter terrorist financing principles or procedures by the United States or by an intergovernmental group or organization, such as the Financial Action Task Force, of which the United States is a member; (ii) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; or (iii) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (any such country or territory, a “Non-cooperative Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction.
(r) The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Company Material Adverse Effect.
(s) The Company is not, and immediately after receipt of payment for the Subscribed Shares of the Company will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended.
(t) The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of Subscribed Shares shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by the Company in all respects.
Section 4
Subscriber Representations and Warranties
. Subscriber represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:
(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and principles of equity, whether considered at law or equity.
(c) The execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or

F-2-7

imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i)
and
(iii)
, would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “
Subscriber Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d) Subscriber is (i) an “accredited investor” (within the meaning of Rule 501 under the Securities Act) and satisfies the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is an accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber has provided to the Company prior to the date of this Subscription Agreement true and correct copies of such documents that verify its status as an “accredited investor”, which documents may include, but are not limited to, bank statements, brokerage statements, Form W-2s, Form 1040s, Form 1099s, Schedule K-1 to Form 1065, and any other documents that the Company may reasonably request, in each case, for the years ended December 31, 2019 and December 31, 2020, respectively.
(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as set forth in
Section 5
of this Subscription Agreement. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to so-called rule 4(a) 11-2 of the Securities Act), and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares shall contain the restrictive legend set forth in
Section 4(t)
. Subscriber understands that the Subscribed Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“
Rule 144
”), absent a change in law, receipt of regulatory no-action relief or an exemption, until at least one year from the filing of “Form 10” information with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.
(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, Planet, GS, MS, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this

F-2-8

Subscription Agreement. Subscriber acknowledges that certain information provided by the Company or by or on behalf of Planet was based on projections prepared by Planet, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.
(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and its subsidiaries, including Planet (collectively, the “
Acquired Companies
”) and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber further acknowledges that the amendments to the registration statement that includes a proxy statement/prospectus relating to the Transaction that the Company has filed with the Commission may include substantial additional information about the Company and the Transaction and will update and supersede the information previously provided to Subscriber. Subscriber acknowledges and agrees that none of the Acquired Companies, GS, MS or any of its respective affiliates, or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “
Representatives
”) has provided Subscriber with any advice with respect to the Subscribed Shares nor is such advice necessary or desired. None of the Acquired Companies or any of their respective affiliates or Representatives has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares.
(h) Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares, to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Neither the Company nor any of its affiliates has offered Subscriber any tax advice relating to Subscriber’s investment in the Subscribed Shares, or made any representations, warranties or guarantees regarding the tax consequences of Subscriber’s investment in the Subscribed Shares. Subscriber is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(j) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

F-2-9

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(l) Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with this Transaction), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required by applicable law, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons. Subscriber further represents and warrants that it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were derived from lawful activities.
(m) Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or Planet (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
(n) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing solely as a result of the purchase and sale of Subscribed Shares hereunder.
(o) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “
Code
”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “
Plan
”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company, or any of its affiliates (the “
Transaction Parties
”) for investment advice or as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.
(p) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Planet or any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company contained in
Section 3
of this Subscription Agreement, in making its investment or decision to invest in the Company.
(q) Subscriber agrees and acknowledges that (i) as of the date hereof, Subscriber has not had any communications or interactions, whether oral or in writing, with either GS or MS with respect to the

F-2-10

Transactions, including this Subscription Agreement, and (ii) to the maximum extent permitted by law, neither GS or MS, their respective affiliates, or any of their or their respective affiliates’ control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement.
(r) When required to deliver payment pursuant to
Section 2
, Subscriber will have sufficient funds to pay the Purchase Price pursuant to
Section 2
.
(s) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber.
(t) Subscriber acknowledges and agrees that the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:
“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “
SECURITIES ACT
”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”
Section 5
Registration Rights
.
(a) The Company shall, within fifteen (15) Business Days after the Closing (the “
Filing Deadline
”), file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “
Registration Statement
”), and use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) Filing Deadline and (ii) the 5th Business Day after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “
Effectiveness Deadline
”);
provided
, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days on which the Commission remains closed. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of shares of Common Stock which is equal to the maximum number of shares as is permitted by the Commission. In such event, the number of Subscribed Shares and any other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall file one or more new Registration Statement(s) (such new Registration Statement shall also be deemed to be “
Registration Statement
” hereunder) to register such additional Subscribed Shares and cause such Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “
Additional Effectiveness Deadline
”); provided, that the Additional Effectiveness Deadline shall be extended to one hundred

F-2-11

twenty (120) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days on which the Commission remains closed. Any failure by the Company to file a Registration Statement by the Filing Deadline or to effect the Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this
Section 5
. For purposes of this
Section 5
, the term “Company” shall refer to the Company and Planet on a combined basis following the closing of the Transaction.
(b) The Company’s obligation to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. Unless required under applicable laws and Commission rules, in no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement; provided, that if the Subscriber is required to be so identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw its Subscribed Shares from the Registration Statement. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to, at its expense, cause such Registration Statement to remain effective with respect to Subscriber, keep any qualification, exemption or compliance under state securities laws which the Company determines to obtain continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of (i) three years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale, the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (such circumstance, a “
Suspension Event
”);
provided
,
however
, that the Company may not delay or suspend the Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the

F-2-12

prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. The Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares.
(c) The Subscriber may deliver written notice (an “
Opt-Out Notice
”) to the Company requesting that the Subscriber not receive notices from the Company otherwise required by
Section 5(b)
; provided, however, that the Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Subscriber and the Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, the Subscriber will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this
Section 5(c)
) and the related suspension period remains in effect, the Company will so notify the Subscriber within one (1) Business Day of the Subscriber’s notification to the Company by delivering to the Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide the Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.
(d) In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. The Company shall advise Subscriber within five (5) Business Days:

(i)	when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)
of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)
subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Company.

F-2-13

(e) The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.
(f) Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(g) The Company shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Common Stock have been listed.
(h) The Company shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Subscribed Shares required hereby.
(i) For purposes of this
Section 5
, “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this
Section 5
shall have been duly assigned.
Section 6
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement; (c) if, on the Closing Date, any of the conditions to the Closing set forth in
Section 2
are not satisfied or waived and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; and (d) February 21, 2022;
provided
, that nothing herein will relieve any party from liability for any willful breach hereto prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this
Section 6
, any monies paid by the Subscriber to the Company in connection herewith shall be promptly (and in any event within one Business Day after such termination) returned to the Subscriber.
Section 7
Trust Account Waiver
. Subscriber hereby acknowledges that the Company has established a trust account (the “
Trust Account
”) containing the proceeds of its initial public offering (the “
IPO
”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “
Released Claims
”),(b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever;
provided
,
however
, that nothing in this
Section 7
shall (x) be deemed to limit any of Subscriber’s right, title, interest or claim to the Trust Account

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by virtue of such Subscriber’s record or beneficial ownership of securities of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company, (y) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief or (z) serve to limit or prohibit any claims that Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account.
Section 8
Indemnity
.
(a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Subscriber, its directors, officers, employees, advisers, and agents, each person who controls the Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Subscriber (within the meaning of Rule 405 under the Securities Act), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from, based upon or arising out of any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein.
(b) The Subscriber agrees, severally and not jointly with any Other Subscriber or other selling stockholder named in the Registration Statement, to indemnify and hold harmless the Company, its directors, officers, employees, advisers and agents, each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Company against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from, based upon or arising out of any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances in which they were made) not misleading, to the extent but only to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
(c) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an

F-2-15

unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.
(e) If the indemnification provided under this
Section 8
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this
Section 8
, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section 8
from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this
Section 8(e)
by any seller of Subscribed Shares, together with any amounts under
Section 8(b)
, shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.
Section 9
Company’s Covenants
.
(a) Within five (5) Business Days of the request of the holder of the Subscribed Shares, and subject to the execution and delivery of such representation letters and other information as the Company or its transfer agent shall reasonably request, the Company shall use commercially reasonable efforts to cause the removal of the legend set forth in
Section 4(t)
, and cause its transfer agent to issue a certificate without such legend to the holder of the Subscribed Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“
DTC
”), if (a) such Subscribed Shares are sold pursuant to an effective registration statement under the Securities Act, (b) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Subscribed Shares may be made without registration under the applicable requirements of the Securities Act, or (c) the Subscribed Shares are sold, assigned or transferred pursuant to Rule 144. In connection with the removal of the restrictive legend pursuant to the foregoing clauses (a) and (c), if required by the Company’s transfer agent, the Company shall cause its legal counsel to provide a legal opinion in connection with such removal request. The Company shall be responsible for the fees of its transfer agent, its legal counsel and all DTC fees associated with such issuance.
(b) With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Company to the public without registration, the Company agrees, from the one-year anniversary of the filing of “Form 10” information with the Commission following the Closing Date until the Subscribed Shares are sold by Subscriber, to (i) make and keep public information available, as those terms are understood

F-2-16

and defined in Rule 144; (ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (iii) furnish to Subscriber so long as it owns the Subscribed Shares, as promptly as reasonably practicable upon request, (A) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the Commission and (C) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
Section 10
Miscellaneous
.
(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by internationally recognized overnight delivery service, or (iii) when delivered by email (in each case in this clause (iii) solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this
Section 10(a)
.
(b) Subscriber acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
(c) The Company hereby agrees and acknowledges that Subscriber (together with its affiliates) invests in numerous companies, some of which may be deemed competitive with the Company’s business. The Company hereby agrees that, to the extent permitted under applicable law, Subscriber shall not be liable to the Company for any claim arising out of, or based upon, the investment by Subscriber in any entity competitive with the Company; provided, that nothing in this
Section 10(c)
shall limit Subscriber’s liability resulting from a breach of the Subscription Agreement.
(d) Each of the Company, Planet and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e) Except as otherwise provided herein, each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(f) The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, of the Subscribed Shares until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). This
Section 10(f)
shall not apply to any sale (including the exercise of any redemption right) of securities of the Company (i) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled

F-2-17

affiliates in open market transactions after the execution of this Subscription Agreement in each case, provided that such action does not create any “put equivalent position,” as such term is defined in Rule 16a-1 under the Exchange Act, or short sale positions, with respect to the Subscribed Shares. In addition, notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any “short sales”; (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement; and (c) nothing in this Section 10(f) shall prohibit any portfolio company or third party investment manager engaged by Subscriber that may engage in any short sales or hedging transactions on Subscriber’s behalf, if such portfolio company or third party investment manager has not been directed or instructed to engage in short sales or hedging transactions with respect to the Subscribed Shares by the Subscriber or any of the persons that are subject to the foregoing.
(g) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or to other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(h) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.
(i) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber; provided that the Company agrees to keep any such information confidential except to the extent such information is already publicly available, such information is or becomes available to the Company on a non-confidential basis from a source other than Subscriber, or to the extent required to be disclosed by applicable law or reasonably necessary to register the Subscribed Shares for resale. Subscriber acknowledges that the Company may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.
(j) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.
(k) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

F-2-18

(l) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
(m) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this
Section 10(m)
is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(n) In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
(o) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(p) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(q) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(r) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory)

F-2-19

or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(s) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(t) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively the “
Designated Courts
”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with
Section 10(a)
of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(u) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
(v) If, any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.
(w) Except as otherwise provided in this Subscription Agreement, the Company shall not, without the prior written consent (including by e-mail) of Subscriber, (i) publicly disclose the name of Subscriber or any of its

F-2-20

advisors or affiliates, or include the name of Subscriber or any of its advisors or affiliates in any press release, marketing or similar materials or (ii) publicly disclose the name of Subscriber or any of its advisors or affiliates, or include the name of Subscriber or any of its advisors or affiliates in any filing with the Commission or any regulatory agency or trading market, in any other documents or communications provided by the Company or Planet to any Governmental Entity or to any securityholders of the Company or in any other form of public disclosure, in each case, except to the extent required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, and if required, the Company may disclose the Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Planet, a copy of this Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement, in which case of any such disclosure under this
Section 10(w)
, the Company shall provide to Subscriber a copy of any proposed disclosure relating to the Subscriber in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request. Subscriber will promptly provide any information reasonably requested by the Company that is required in connection with any regulatory application or filing made or approval required in connection with the Transaction (including filings with the Commission) to the extent readily available and the Company agrees to keep such information confidential and to disclose only such information as is required with respect to such filings, except to the extent such information is already publicly available, such information is or becomes available to the Company on a non-confidential basis from a source other than Subscriber, or to the extent required to be disclosed by applicable law.
(x) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “
Disclosure Document
”) disclosing all material terms of the transactions contemplated hereby and any other material, nonpublic information that the Company or Planet has provided to Subscriber (provided that Subscriber is not, or is not an affiliate of any person who is, an existing investor in Planet) in connection with the Transaction at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber (provided that Subscriber is not, or is not an affiliate of any person who is, an existing investor in Planet) shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company or any of its affiliates in connection with the Transaction.
(y) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Planet or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other

F-2-21

Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
[Signature pages follow.]

F-2-22

IN WITNESS WHEREOF
, each of the Company and the Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

DMY TECHNOLOGY GROUP, INC. IV

By:
Name: Niccolo de Masi
Title: Chief Executive Officer

Address for Notices:

1180 NORTH TOWN CENTER DRIVE, SUITE 100 LAS VEGAS NV 89144

ATTN: Niccolo de Masi, Chief Executive Officer
EMAIL: niccolo@dmytechnology.com

with a copy (not to constitute notice) to:

WHITE & CASE LLP
1221 AVENUE OF THE AMERICAS
NEW YORK, NY 10020
ATTN:    Joel Rubinstein
EMAIL:  joel.rubinstein@whitecase.com

[
Signature Page to Subscription Agreement
]

[SUBSCRIBER]

By:
Name:
Title:

Address for Notices:

Email:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:	_______________

Price Per Subscribed Share:	$10.00

Aggregate Purchase Price:	$_______________
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[
Signature Page to Subscription Agreement
]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed by Subscriber and constitutes a part of the Subscription Agreement.

A.	ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8) or (9) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

** AND **

B.	AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐
Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act;

☐	An entity in which all of the equity owners are accredited investors; and

☐	Any entity of a type not listed above and not formed for the specific purpose of acquiring the securities offered that owns investments in excess of $5,000,000.
This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

F-2-25

ANNEX G
FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “
Agreement
”), dated as of July 7, 2021, is made and entered into by and among (i) Planet Labs PBC, a Delaware corporation (the “
Company
”) (formerly known as dMY Technology Group, Inc. IV, a Delaware corporation), (ii) dMY Sponsor IV, LLC, a Delaware limited liability company (the “
Sponsor
”), (iii) solely for purposes of
Article I
,
Section
 2.4.6
and
Article V
, (A) Niccolo de Masi and (B) Harry L. You (each, a “
Sponsor Principal
” and collectively, the “
Sponsor Principals
”), (iv) (A) Darla Anderson, (B) Francesca Luthi, and (C) Charles E. Wert (each, a “
DMY Independent Director
” and, collectively, the “
DMY Independent Directors
” and together with the Sponsor, the “
DMY Holders
” and each, a “
DMY Holder
”), and (v) certain former stockholders of Planet Labs Inc., a Delaware corporation (“
Planet
”) identified on the signature pages hereto (such stockholders, the “
Planet Holders
” and, collectively with the DMY Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to
Section
 5.2
or
Section
 5.10
of this Agreement, the “
Holders
” and each, a “
Holder
”).
RECITALS
WHEREAS
, the Company, the Sponsor, the Sponsor Principals and the DMY Independent Directors are party to that certain Registration Rights Agreement, dated as of March 4, 2021 (the “
Original RRA
”);
WHEREAS
, the Company has entered into that certain Agreement and Plan of Merger, dated as of July 7, 2021 (as it may be amended or supplemented from time to time, the “
Merger Agreement
”), by and among the Company, Photon Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, Photon Merger Sub Two, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company, and Planet;
WHEREAS
, on the date hereof, pursuant to the Merger Agreement, the Planet Holders received shares of Class A common stock, par value $0.0001 per share (the “
Common Stock
”), and shares of Class B common stock, par value $0.0001 per share (the “
Class
 B Common Stock
”), of the Company;
WHEREAS
, on the date hereof, certain other investors (such other investors, collectively, the “
Third Party Investor Stockholders
”) purchased an aggregate of 20,000,000 shares of Common Stock (the “
Investor Shares
”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of July 7, 2021, entered into by and between the Company and each of the Third Party Investor Stockholders (each, a “
Subscription Agreement
” and, collectively, the “
Subscription Agreements
”);
WHEREAS
, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest
of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority-in-interest
of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and
WHEREAS
, the Company, the Sponsor, the Sponsor Principals, and the DMY Independent Directors desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW
,
THEREFORE
, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1
Definitions
. The terms defined in this
Article
 I
shall, for all purposes of this Agreement, have the respective meanings set forth below:
“
Additional Holder
” shall have the meaning given in
Section
 5.10
.
“
Additional Holder Common Stock
” shall have the meaning given in
Section
 5.10
.
“
Adverse Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain a Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“
Agreement
” shall have the meaning given in the Preamble hereto.
“
Block Trade
” shall have the meaning given in
Section
 2.4.1
.
“
Board
” shall mean the Board of Directors of the Company.
“
Class
 B Common Stock
” shall have the meaning given in the Recitals hereto.
“
Closing
” shall have the meaning given in the Merger Agreement.
“
Closing Date
” shall have the meaning given in the Merger Agreement.
“
Commission
” shall mean the Securities and Exchange Commission.
“
Common Stock
” shall have the meaning given in the Recitals hereto.
“
Company
” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off,
reorganization or similar transaction.
“
Competing Registration Rights
” shall have the meaning given in
Section
 5.7
.
“
Demanding Holder
” shall have the meaning given in
Section
 2.1.4
.
“
DMY Holders
” shall have the meaning given in the Preamble hereto.
“
DMY Independent Director
” shall have the meaning given in the Preamble hereto.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“
Form
S-1
Shelf
” shall have the meaning given in
Section
 2.1.1
.
“
Form
S-3
Shelf
” shall have the meaning given in
Section
 2.1.1
.
“
Founders
” shall mean Will Marshall and Robbie Schingler.
“
Holder Information
” shall have the meaning given in
Section
 4.1.2
.
“
Holders
” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“
Insiders Letter Agreement
” shall have the meaning given in the Merger Agreement.
“
Investor Shares
” shall have the meaning given in the Recitals hereto.
“
Joinder
” shall have the meaning given in
Section
 5.10
.
“
Lock-Up
Agreement A
” shall have the meaning given in the Merger Agreement.
“
Lock-Up
Agreement B
” shall have the meaning given in the Merger Agreement.
“
Lock-Up
Agreement C
” shall have the meaning given in the Merger Agreement.
“
Lock-Up
Period
” shall mean (a) with respect to the DMY Holders and their respective Permitted Transferees, the
Lock-up
Period as defined in
Lock-Up
Agreement A, (b) with respect to the Founders and their respective Permitted Transferees, the
Lock-Up
Period as defined in
Lock-Up
Agreement B, and (c) with respect to all other Planet Holders, the
Lock-Up
Period as defined in
Lock-Up
Agreement C.
“
Maximum Number of Securities
” shall have the meaning given in
Section
 2.1.5
.
“
Merger Agreement
” shall have the meaning given in the Recitals hereto.
“
Minimum Takedown Threshold
” shall have the meaning given in
Section
 2.1.4
.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“
New Registration Statement
” shall have the meaning given in
Section
 2.1.7
.
“
Original RRA
” shall have the meaning given in the Recitals hereto.
“
Other Coordinated Offering
” shall have the meaning given in
Section
 2.4.1
.
“
Permitted Transferees
” shall mean (a) with respect to the DMY Holders and their respective Permitted Transferees, (i) prior to the expiration of the
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities pursuant to
Lock-Up
Agreement A and (ii) after the expiration of the
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Founders and their respective Permitted Transferees, (i) prior to the expiration of the
Lock-Up
Period, any person or entity

to whom such Holder is permitted to transfer such Registrable Securities pursuant to
Lock-up
Agreement B and (ii) after the expiration of the
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Planet Holders and their respective Permitted Transferees, (i) prior to the expiration of the
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer Registrable Securities pursuant to
Lock-Up
Agreement C and (ii) after the expiration of the
Lock-Up
Period, to any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“
Piggyback Registration
” shall have the meaning given in
Section
 2.2.1
.
“
Planet
” shall have the meaning given in the Preamble hereto.
“
Planet Holders
” shall have the meaning given in the Preamble hereto.
“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Registrable Security
” shall mean (a) any outstanding shares of Common Stock or any other equity security (including the Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Warrants or any other equity security, including for the avoidance of doubt, the shares of Common Stock underlying shares of Class B Common Stock, or any warrants or shares of Common Stock issuable upon conversion of any loan pursuant to the Insiders Letter Agreement) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding shares of Common Stock or any other equity security (including the Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Warrants or any other equity security, including for the avoidance of doubt, the shares of Common Stock underlying shares of Class B Common Stock, or any warrants or shares of Common Stock issuable upon conversion of any loan pursuant to the Insiders Letter Agreement) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; (d) any Vesting Shares, any Vesting Warrants and any shares of Common Stock issued or issuable upon the exercise or conversion of any Vesting Warrants (each as defined in
Lock-Up
Agreement A) and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off,
reorganization, exchange, or similar transaction;
provided
,
however
, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to Permitted Transferees), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“
Registration
” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the

Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“
Registration Expenses
” shall mean the documented,
out-of-pocket
expenses of a Registration, including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C) printing, messenger, telephone and delivery expenses;
(D) reasonable fees and disbursements of counsel for the Company;
(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;
(F) reasonable and documented fees and disbursements not to exceed $50,000 in the aggregate for a single counsel (including local and special counsel, to the extent necessary) for the DMY Holders incurred in connection with any registration statement or registered offering (including any Registration) covering Registrable Securities;
(G) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses not to exceed $50,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest
of the Demanding Holders;
(H) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with any Registration and/or marketing of the Registrable Securities (including the expenses pursuant to clause (F) and (G) above); and
(I) any other fees and disbursements customarily paid by the issuers of securities, excluding in any case, any underwriting fees payable to a third party in connection with such issuance.
“
Registration Statement
” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
SEC Guidance
” shall have the meaning given in
Section
 2.1.7
.
“
Securities Act
” shall mean the Securities Act of 1933, as amended from time to time.
“
Shelf
” shall mean the Form
S-1
Shelf, the Form
S-3
Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“
Shelf Registration
” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“
Shelf Takedown
” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“
Sponsor
”
shall have the meaning given in the Preamble hereto.
“
Sponsor Letter
”
means that certain Letter Agreement, dated as of March 4, 2021, by and among dMY Technology Group, Inc. IV, its officers, its directors and the Sponsor.
“
Sponsor
Principal
” shall have the meaning given in the Preamble hereto.
“
Sponsor Support Agreement
” means that certain Sponsor Support Agreement, dated as of July 7, 2021, by and among the Sponsor, the Company, Planet and the directors and executive officers of the Sponsor.
“
Subsequent Shelf Registration Statement
” shall have the meaning given in
Section
 2.1.2
.
“
Transfer
” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“
Underwritten Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“
Underwritten Shelf Takedown
” shall have the meaning given in
Section
 2.1.4
.
“
Warrants
” means the outstanding warrants, each exercisable for one Common Share, to purchase an aggregate of 5,933,333 Common Shares, issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 4, 2021, by and among the Sponsor and dMY Technology Group, Inc. IV.
“
Withdrawal Notice
” shall have the meaning given in
Section
 2.1.6
.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1
Shelf Registration
.
2.1.1
Filing
. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form
S-1
(the “
Form
S-1
Shelf
”) or a Registration Statement for a Shelf Registration on Form
S-3
(the “
Form
S-3
Shelf
”), if the Company is then eligible to use a Form
S-3
Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60 th
) calendar day following the filing date thereof, which shall be extended to the ninetieth (90 th
) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the fifth (5 th
) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act, including by filing a Subsequent Shelf Registration Statement pursuant to Section 2.1.2, until such time as there are no longer any Registrable Securities. In the event the Company files a Form
S-1
Shelf, the Company shall use its commercially reasonable efforts to convert the Form
S-1
Shelf (and any Subsequent Shelf Registration Statement) to a (i) Form
S-3
Shelf or (ii) file a Form
S-3
Shelf as the case may be, in each case, as soon as practicable after the Company is eligible to use Form
S-3.
The Company’s obligation under this
Section
 2.1.1
, shall, for the avoidance of doubt, be subject to
Section
 3.4
.
2.1.2
Subsequent Shelf Registration
. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to
Section
 3.4
, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “
Subsequent Shelf Registration Statement
”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form
S-3
to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this
Section
 2.1.2
, shall, for the avoidance of doubt, be subject to
Section
 3.4
.
2.1.3
Additional Registrable Securities
. Subject to
Section
 3.4
, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a DMY Holder or a Planet Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof;
provided
,
however
, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the DMY Holders, collectively, on the one hand, and the Planet Holders, collectively, on the other.
2.1.4
Requests for Underwritten Shelf Takedowns
. Subject to
Section
 3.4
, at any time and from time to time when an effective Shelf is on file with the Commission, a DMY Holder or a Planet Holder (a DMY Holder

or a Planet Holder being in such case, a “
Demanding Holder
”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “
Underwritten Shelf Takedown
”);
provided
that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated gross aggregate offering price of at least $25 million (the “
Minimum Takedown Threshold
”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), and to agree to the pricing and other terms of such offering, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The DMY Holders may collectively demand not more than one (1) Underwritten Shelf Takedown and the Planet Holders may collectively demand not more than four (4) Underwritten Shelf Takedowns, in each case, pursuant to this
Section
 2.1.4
in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form
S-3,
that is then available for such offering.
2.1.5
Reduction of Underwritten Offering
. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise the Company, the Demanding Holders and the Piggyback Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Piggyback Holders (if any) desire to sell, taken together with all other shares of Common Stock or any other equity securities that the Company desires to sell and all other shares of Common Stock or any other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of shares of Common Stock or any other equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “
Maximum Number of Securities
”), then the Company shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Piggyback Holders (if any) (pro rata based on the respective then-ownership of Registrable Securities of each Demanding Holder and Piggyback Holder (if any) that has requested to be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, but at all times subject to the terms of the
Lock-Up
Agreement applicable to such Holder; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i)
, the shares of Common Stock or any other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i)
 and
(ii)
, the shares of Common Stock or any other equity securities of other Persons that the Company is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.
2.1.6
Withdrawal
. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest
of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “
Withdrawal Notice
”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown;
provided
that the DMY Holders or the Planet Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the DMY Holders and the Planet Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of
Section
 2.1.4
, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration

Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown);
provided
that, if the DMY Holders or the Planet Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the DMY Holders, the Planet Holders, as applicable, for purposes of
Section
 2.1.4
. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this
Section
 2.1.6
, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this
Section
 2.1.6
.
2.1.7
New Registration Statement
. Notwithstanding the registration obligations set forth in this
Section
 2.1
, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “
New Registration Statement
”), on Form
S-3,
or if Form
S-3
is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “
SEC Guidance
”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities to register a lesser amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form
S-3
or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.
2.2
Piggyback Registration
.
2.2.1
Piggyback Rights
. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders), or a Demanding Holder in accordance with
Section
 2.1.4
proposes to conduct a registered offer of, or conduct a registered offering of, any of its stock under the Securities Act in connection with the public offering of such securities solely for cash, or any of its equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities (collectively, the “
Piggyback Holders
”) as soon as practicable but not less than

six (6) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Piggyback Holders the opportunity to include in such registered offering such number of Registrable Securities as such Piggyback Holders may request in writing within four (4) days after receipt of such written notice (such registered offering, a “
Piggyback Registration
”). Subject to
Section
 2.2.2
, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Piggyback Holders pursuant to this
Section
 2.2.1
to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Piggyback Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Piggyback Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2
Reduction of Piggyback Registration
. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises the Company and the Piggyback Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or any other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or any other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons other than the Piggyback Holders hereunder and (ii) the shares of Common Stock or any other equity securities, if any, as to which registration has been requested pursuant to Section 2.2, exceeds the Maximum Number of Securities, then:
(i) If the Registration is initiated and undertaken for the Company’s account, the Company shall include in any such Registration, subject to the terms of the
Lock-Up
Agreement applicable to such Holder, (A) first, the shares of Common Stock or any other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A)
, the Registrable Securities of Piggyback Holders exercising their rights to register their Registrable Securities pursuant to
Section 2.2.1
(pro rata based on the respective then-ownership of Registrable Securities of each Piggyback Holder that has requested to be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A)
 and
(B)
, the shares of Common Stock or any other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or
(ii) If the Registration is pursuant to a request by persons other than the Piggyback Holders, then the Company shall include in any such Registration (A) first, the shares of Common Stock or any other equity securities, if any, of such requesting persons, other than the Piggyback Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A)
, the Registrable Securities of Piggyback Holders exercising their rights to register their Registrable Securities pursuant to
Section 2.2.1
(pro rata based on the respective then-ownership of Registrable Securities of each Piggyback Holder that has requested to be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A)
 and
(B)
, the shares of Common Stock or any other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A)
,
(B)
and
(C)
, the shares of Common Stock or

any other equity securities, if any, for the account of other persons that the Company is obligated to register pursuant to separate written contractual piggyback registration rights of such persons, which can be sold without exceeding the Maximum Number of Securities.
Notwithstanding anything to the contrary in this Section 2.2.2, in the event a Demanding Holder (i) has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 2.1 have not been effected in accordance with the applicable plan of distribution and (ii) has not submitted a Withdrawal Notice prior to such time that the Company has given written notice of a Piggyback Registration to all Piggyback Holders pursuant to Section 2.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 2.1.5, instead of this Section 2.2.2.
2.2.3
Piggyback Registration Withdrawal
. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by
Section
 2.1.6
) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than
Section
 2.1.6
), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this
Section
 2.2.3
.
2.2.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, subject to
Section
 2.1.6
, any Piggyback Registration effected pursuant to
Section
 2.2
hereof shall not be counted as a demand for an Underwritten Shelf Takedown under
Section
 2.1.4
hereof.
2.3
Market
Stand-off
. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up)
agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety
(90)-day
period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up
agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up
agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4
Block Trades
; Other Coordinated Offerings
.
2.4.1 Notwithstanding any other provision of this
Article II
, but subject to
Section
 3.4
, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “
Block Trade
”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “
Other Coordinated Offering
”), in each case, with an anticipated aggregate offering price of, either (x) at least $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering;
provided
that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. For the avoidance of doubt, nothing in this Agreement is intended to limit a Holder’s ability to engage in broker-initiated or similar trades that are not underwritten offerings.
2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest
of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this
Section
 2.4.2
.
2.4.3 Notwithstanding anything to the contrary in this Agreement,
Section
 2.2
shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4 The Demanding Holders representing a majority of the Registrable Securities wishing to engage in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this
Section
 2.4
in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this
Section
 2.4
shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to
Section
 2.1.4
hereof.
2.4.6
Distributions; Direct Ownership
. In the event that the Sponsor distributes all of its Registrable Securities to its members, such members will be treated as the Sponsor under this agreement; provided, however, that if (i) such member acquires less than one quarter of one percent (0.25%) of the then total outstanding Registrable Securities following such distribution and (ii) such Registrable Securities are eligible for resale without volume or manner-of-sale
restrictions pursuant to Rule 144, then such member shall not be treated as the Sponsor under this Agreement. For the avoidance of doubt, such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.
ARTICLE III
COMPANY PROCEDURES
3.1
General Procedures
. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective, or file a Subsequent Shelf Registration Statement, until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any underwriter overallotment option has terminated by its terms or (ii) the underwriters have advised the Company that they will not exercise such option or any remaining portion thereof;
3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided
,
however
, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;
3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be

(a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to
Section
 3.4
), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in
Section
 3.4
;
3.1.11 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative selected by a majority-in-interest
of the participating Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration;
provided
,
however
, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.12 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter, or the broker placement agent, or sales agent of such offering or sale, may reasonably request, and reasonably satisfactory to a majority-in-interest
of the participating Holders;
3.1.13 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.14 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full fiscal quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.16 with respect to an Underwritten Offering pursuant to
Section
 2.1.4
, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.
3.2
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.
3.3
Requirements for Participation in Registration Statement in Offerings
. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up
agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this
Section
 3.3
shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4
Suspension of Sales; Adverse Disclosure
; Restrictions on Registration Rights
.
3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (b) in the good faith judgment of the Board, be seriously detrimental to the Company and its holders of capital stock and it is therefore essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this
Section
 3.4.2
, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3 During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or if, pursuant to
 Section
 2.1.4
, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, on not more than three (3) occasions upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to
Section
 2.1.4
or
2.4
for not more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days in each case during any twelve (12)-month period.
3.5
Reporting Obligations
3.6 . As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders upon request with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall use commercially reasonable efforts take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Section 4(a)(i) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements
.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1
Indemnification
.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, managers, directors, controlled affiliates, and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket
expenses (including, without limitation, reasonable and documented outside attorneys’ fees) caused by, resulting from, arising out of, or based on any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “
Holder Information
”) and, to the extent permitted by law, shall indemnify the Company and its controlled affiliates and each of their respective directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket
expenses (including, without limitation, reasonable and documented outside attorneys’ fees) caused by, resulting from, arising out of, or based on any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein;
provided
,
however
, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5 If the indemnification provided under
Section
 4.1
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket
expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket
expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in
Sections 4.1.1
,
4.1.2
and
4.1.3
above, any legal or other fees, charges or
out-of-pocket
expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section
 4.1.5
were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this
Section
 4.1.5
. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section
 4.1.5
from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1
Notices
. Any notice or communication under this Agreement must be in writing and shall be deemed to have been given (i) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. Eastern time on a business day and, if otherwise, on the next business day, (ii) one (1) business day following sending by reputable overnight express courier (charges prepaid), or (iii) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Any notice or communication under this Agreement must be addressed, if to the Company, to: Planet Labs PBC, 645 Harrison St., Floor 4, San Francisco, CA 94107, Attention: Legal Department, Email: legal@planet.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this
Section
 5.1
.
5.2
Assignment; No Third Party Beneficiaries
.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Subject to
Section
 5.2.4
and
Section
 5.2.5
, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees;
provided
, that, with respect to the Planet Holders, the Founders, and DMY Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Planet Holders shall be permitted to transfer its rights hereunder as the Planet Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Holder (each such affiliate, a “
Planet Related Party
”) (it being understood that no such transfer shall reduce any rights of such Planet Holder or such transferees) and (y) each of the DMY Holders shall be permitted to transfer their respective rights hereunder as the DMY Holders to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the DMY Holders (each such affiliate, a “
dMY
Related Party
,” and, together with Planet Related Parties, a “
Related Party
”) (it being understood that no such transfer shall reduce any rights of the DMY Holders or such transferees), and the DMY Holders shall be permitted to assign rights to Permitted Transferees;
provided
,
further
, that with respect to any Holder, the rights set forth in
Sections 2.1
,
2.2
and
2.4
shall not transfer to a Related Party or a Permitted Transferee if (i) such Related Party or Permitted Transferee acquires less than one quarter of one percent (0.25%) of the then outstanding Registrable Securities and (ii) such Registrable Securities are eligible for resale without volume or
manner-of-sale
restrictions pursuant to Rule 144. For the avoidance of doubt, any rights applicable to the holders of shares of Class B Common Stock may be transferred or assigned in whole or in part solely to the extent permitted under the terms of the Certificate of Incorporation of the Company in effect at the time of such transfer or assignment.
5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and
Section
 5.2
.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in
Section
 5.1
hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this
Section
 5.2
shall be null and void.
5.3
Counterparts
. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
5.4
Governing Law; Venue
. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.
5.5
TRIAL BY JURY
. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6
Amendments and Modifications
. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified;
provided
,
however
, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the DMY Holders and their respective affiliates or its or their Permitted Transferees hold, in the aggregate, at least one percent (1%) of the outstanding shares of

Common Stock of the Company (including, for purposes of this provision, any shares of Class B Common Stock in the definition of “Common Stock”);
provided
,
further
, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Planet Holder so long as such Planet Holder and its affiliates or their Permitted Transferees hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company (including, for purposes of this provision, any shares of Class B Common Stock in the definition of “Common Stock”); and
provided
,
further
, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. A provision that has terminated with respect to a party shall not require any consent of such party (and such party’s Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7
Other Registration Rights
. Other than (i) the Third Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of March 4, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the DMY Holders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company (including, for purposes of this provision, any shares of Class B Common Stock in the definition of “Common Stock”), the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder except pursuant to
Section
 5.10
(such rights “
Competing Registration Rights
”) without the prior written consent of the Sponsor, and (b) a Planet Holder and its affiliates hold, in the aggregate, at least one (1%) of the outstanding shares of Common Stock of the Company (including, for purposes of this provision, any shares of Class B Common Stock in the definition of “Common Stock”), the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Planet Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8
Term
. This Agreement shall terminate with respect to any Holder on the earlier of (a) (i) with respect to the Vesting Shares, the fifth anniversary of the later of the vesting of such Vesting Shares and the expiration of the
Lock-Up
Period with respect to such Vesting Shares, (ii) with respect to any Vesting Warrants and any shares of Common Stock issued or issuable upon the exercise or conversion of any Vesting Warrants, the fifth anniversary of the vesting of such Vesting Warrants, and (iii) with respect to all other Registrable Securities, the fifth anniversary of the date of the expiration of the applicable
Lock-Up
Period or (b) on the date that such Holder no longer holds any Registrable Securities.
5.9
Holder Information
. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10
Additional Holders; Joinder
. In addition to persons or entities who may become Holders pursuant to
Section
 5.2
hereof, subject to the prior written consent of each of the DMY Holders and each Planet Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company (including, for purposes of this provision, any shares of Class B Common Stock in the definition of “Common Stock”)), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “
Additional Holder
”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of
Exhibit
 A
attached hereto (a “
Joinder
”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “
Additional Holder Common Stock
”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
5.11
Severability
. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.12
Entire Agreement; Restatement
. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

PLANET LABS PBC

By:
Name:
Title:

SPONSOR:

dMY Sponsor IV, LLC

By:
Name:
Title:

SPONSOR PRINCIPALS:

By:
Name: Niccolo de Masi

By:
Name: Harry L. You

DMY INDEPENDENT DIRECTORS:

By:
Name: Darla Anderson

By:
Name: Francesca Luthi
[Signature Page to Amended and Restated Registration Rights Agreement]

By:
Name: Charles E. Werth

PLANET HOLDERS:

[Entity Planet Holders]
a [•]

By:
Name:
Title:

[Individual Planet Stockholders]
[Signature Page to Amended and Restated Registration Rights Agreement]

ANNEX H
LOCKUP AGREEMENT
[Form for Sponsor and SPAC D&O]
This Lockup Agreement is dated as of [•], 202[•] and is between Planet Labs PBC, a Delaware corporation (the “
Company
”) (f/k/a dMY Technology Group, Inc. IV), dMY Sponsor IV, LLC, a Delaware limited liability company (the “
Sponsor
”), each of the stockholder parties identified on
Exhibit A
hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of
Exhibit
 B
hereto with the Company in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “
Stockholder Parties
”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).
BACKGROUND:
WHEREAS,
the Stockholder Parties own or will own equity interests in the Company;
WHEREAS
, the Company, Photon Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“
First Merger Sub
”), Photon Merger Sub Two, LLC a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“
Second Merger Sub
”), and Planet Labs Inc., a Delaware corporation (“
Planet
”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “
Merger Agreement
”), dated as of July 7, 2021, pursuant to which, among other transactions, First Merger Sub merged with and into Planet, with Planet continuing on as the surviving corporation and a wholly-owned subsidiary of the Company (the “
First Merger”
)], and, immediately following the First Merger and as part of the same overall transaction as the First Merger, Planet merged with and into Second Merger Sub, with Second Merger Sub continuing on as the surviving entity and a wholly-owned subsidiary of the Company (the “
Second Merger
” and together with the First Merger, the “
Mergers
”), all on the terms and conditions set forth therein;
WHEREAS
, each Acquiror Director is a member of the Sponsor and, immediately prior to the Closing, the Sponsor holds all Class B Common Stock, which were converted into Class A Common Stock at the Closing; and
WHEREAS
, in connection with the Mergers, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of equity interests in the Company.
NOW, THEREFORE
, the parties agree as follows:
ARTICLE I
INTRODUCTORY MATTERS
1.1
Defined Terms
. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:
“
Acquiror Director
” has the meaning set forth in
Section
 2.1(d)(i)
.

“
Action
” has the meaning set forth in
Section
 5.7
.
“
Affiliate
” has the meaning ascribed to such term in Rule
12b-2
of the General Rules and Regulations under the Exchange Act.
“
Agreement
” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.
“
Blackout Period
” has the meaning set forth in
Section
 2.1(d)(ii).
“
Blackout-Related Release
” has the meaning set forth in
Section
 2.1(c).
“
Change of Control
” means any transaction or series of transactions (A) the result of which is that a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Founders, the Company, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the then-outstanding equity securities of the Company, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or (2) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is (i) a sale of all or substantially all of the assets of the Company (as appearing in its most recent balance sheet), or assets of the Company generating all or substantially all of the gross revenues or net income (as appearing in its most recent income statement), to any Person or (ii) that shares of Class A Common Stock are delisted from the principal securities exchange or securities market on which such shares of Class A Common Stock are then traded prior to the consummation of such transaction(s).
“
Class
 A Common Stock
” means the Class A common stock, par value $0.0001 per share, of the Company, following the consummation of the Mergers.
“
Class
 B Common Stock
” means the Class B common stock, par value $0.0001 per share, of the Company, prior to the consummation of the Mergers.
“
Closing Date
” means the closing date of the Mergers.
“
Company
” has the meaning set forth in the Preamble.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“
Excluded Shares
” mean (a) any shares of Class A Common Stock purchased pursuant to a Subscription Agreement, (b) the Acquiror Warrants, (c) any shares of Class A Common Stock issued pursuant to the exercise of any Acquiror Warrant and (d) any shares of Class A Common Stock acquired in the open market or otherwise from a Person other than a Stockholder Party.
“
First Merger
” has the meaning set forth in the Background.
“
First Merger Sub
” has the meaning set forth in the Background.

“
Immediate Family
” means with respect to any Person, such Person’s spouse or partner (or former spouse or former partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.
“
Indemnified Liabilities
” has the meaning set forth in
Section
 4.1(a)
.
“
Insider Trading Policy
” means the insider trading policy or equivalent policy of the Company, as amended from time to time.
“
Investor
Lock-up
Period Early Release Date
” has the meaning set forth in
Section
 2.1(d)(v)
.
“
Lock-up
” has the meaning set forth in
Section
 2.1(a)
.
“
Lock-up
Period
” has the meaning set forth in
Section
 2.1(d)(iii)
.
“
Lock-up
Period Early Release Trigger
” means the Sponsor and Director
Lock-up
Period Early Release Trigger or the Investor
Lock-up
Period Early Release Trigger, as applicable.
“
Lock-up
Shares
” has the meaning set forth in
Section
 2.1(d)(vi)
.
“
Mergers
” has the meaning set forth in the Background.
“
Merger Agreement
” has the meaning set forth in the Background.
“
Permitted Transferees
” has the meaning set forth in
Section
 2.1(d)(vii)
.
“
Planet
” has the meaning set forth in the Background.
“
Release
” has the meaning set forth in
Section
 5.2(f)
.
“
Requesting Person
” has the meaning set forth in
Section
 5.3(b)
.
“
Sale Price
” means the price per share of Class A Common Stock paid or payable to the holders thereof upon the occurrence of a Change of Control. If and to the extent the price paid per share includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration, the Board of Directors of Acquiror shall determine the price paid per share of Class A Common Stock in such Change of Control in good faith, including the affirmative vote of the director appointed by Sponsor pursuant to Section 7.6 of the Merger Agreement if he is then on the Board of Directors of Acquiror. If and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash
consideration shall be (a) equal to the total value attributed to such non-cash
consideration as determined in the transaction documents entered into in connection with such Change of Control, or (b) if no such transaction documents exist or no method for determining such value is contemplated therein, (i) with respect to any securities, (A) the average of the closing prices of the sales of such securities on the principal securities exchange on which such securities are then listed, averaged over a period of 20 Trading Days preceding the date of the consummation of such Change of Control, or (B) if the information contemplated by the preceding clause (A) is not practically available, then the fair market value of such securities as of the date of valuation as determined in accordance with the succeeding clause (ii), and (ii) with respect to any other non-cash
assets, the fair market value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm mutually selected by the Company and the Sponsor and engaged at the cost of the Company, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length
transaction without giving effect to any minority or liquidity discount.

“
Sale Securities
” has the meaning set forth in
Section
 5.3(a)
.
“
Second Merger
” has the meaning set forth in the Background.
“
Second Merger Sub
” has the meaning set forth in the Background.
“
Sponsor
” has the meaning set forth in the Preamble.
“
Sponsor and
Director
Lock-up
Period Early Release Date
” has the meaning set forth in
Section
 2.1(d)(iv)
.
“
Sponsor Vesting Period
” has the meaning set forth in
Section
 3.2(a)
.
“
Stockholder Parties
” has the meaning set forth in the Preamble.
“
Subscription Agreement
” means a Subscription Agreement, dated as of July 7, 2021, by and between a person listed on Annex I of the Acquiror Disclosure Letter and the Company.
“
Trading Day
” means any day on which shares of Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Class A Common Stock are then traded.
“
Transfer
” has the meaning set forth in
Section
 2.1(d)(viii)
.
“
Vesting Shares
” has the meaning set forth in
Section
 3.1
.
“
Vesting Warrants
” has the meaning set forth in
Section
 3.1
.
1.2
Construction
. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
LOCKUP
2.1
Lockup
.
(a) Subject to the exclusions in
Section
 2.1(b)
, each Stockholder Party agrees not to Transfer any
Lock-up
Shares until the end of the
Lock-up
Period (the “
Lock-up
”).
(b) Each Stockholder Party or any of its Permitted Transferees may Transfer any
Lock-up
Shares it holds during the
Lock-up
Period (i) to any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliates of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates, or to any other Stockholder Party; (ii) by gift to a charitable organization; (iii) in the case of an individual, by gift to a member of the individual’s Immediate Family or to a trust, the primary beneficiaries of which are one or more members of the individual’s Immediate Family or an Affiliate of such Person, or, in the case of a trust, Transfer to the trustor or beneficiary of such trust or the estate of a beneficiary of such trust; (iv) in the case of an individual, by will or other testamentary document or device or by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) with the Company’s and the Sponsor’s prior written consent; (vii) to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (i) through (vi); (viii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (ix) to the Company; (x) forfeitures of
Lock-up
Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property subsequent to the Closing Date; or (xii) to the extent required by any legal or regulatory order; provided that in each case of clauses (i)–(vii), if the transferee is not another Stockholder Party, such Transfer shall be subject to prior receipt by the Company of a duly executed joinder to this Agreement substantially in the form of
Exhibit
 B
hereto.
(c) Notwithstanding the provisions set forth in this
Section
 2.1
, to the extent that the holder of
Lock-Up
Shares is subject to stock trading restrictions during any Blackout Period pursuant to the Insider Trading Policy and if the
Lock-up
Period, excluding in connection with a
Lock-up
Period Early Release Trigger, is scheduled to end during such Blackout Period or within five Trading Days prior to the commencement of a Blackout Period, the
Lock-up
Period shall end ten Trading Days prior to the commencement of the Blackout Period (the “
Blackout-Related Release
”). The Company shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form
8-K,
at least two Trading Days in advance of the Blackout-Related Release.
(d) For purposes of this
Section
 2.1
:
(i) The term “
Acquiror Director
” means each of Darla Anderson, Francesca Luthi, Niccolo de Masi, Harry You and Charles E. Wert.
(ii) The term “
Blackout Period
” means a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Insider Trading Policy.
(iii) The term “
Lock-up
Period
” means (A) with respect to the
Lock-up
Shares held by the Sponsor and attributable to the Acquiror Directors (as set forth on
Exhibit A
hereto), the period beginning on the Closing Date and ending on the earlier of (1) the date that is 18 months after the Closing Date and (2) the Sponsor and Director
Lock-up
Period Early Release Date, and (B) with respect to all the other
Lock-up
Shares held by the Sponsor that are not attributable to the Acquiror Directors or by any other recipients that are not Affiliates of the Acquiror Directors following the Closing Date, the period beginning on the Closing Date and ending on the earlier of (1) the date that is 12 months after the Closing Date and (2) the Investor
Lock-up
Period Early Release Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the
Lock-up
Period for any
Lock-up
Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, no
Lock-up
Shares referred to in the foregoing clause (A) shall be subject to
Lock-up
from and after the date that is 18 months after the Closing Date and no
Lock-up
Shares referred to in the foregoing clause (B) shall be subject to
Lock-up
from and after the date that is 12 months after the Closing Date.
(iv) The term “
Sponsor and Director
Lock-up
Period Early Release Date
” means, (x) with respect to the
Lock-up
Shares attributable to Harry You and Niccolo de Masi as set forth on
Exhibit A
only, the date on which the last reported sale price of the Class A Common Stock reported by

Bloomberg (or if not available, by another authoritative source) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any
30-Trading
Day period commencing at least 330 days after the Closing Date and (y) with respect to the
Lock-up
Shares attributable to Darla Anderson, Francesca Luthi and Charles E. Wert as set forth on
Exhibit A
only, the date on which the last reported sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any
30-Trading
Day period commencing at least 330 days after the Closing Date (as applicable, the “
Sponsor and Director
Lock-up
Period Early Release Trigger
”); provided, however, that to the extent that the holder of
Lock-Up
Shares is subject to stock trading restrictions during any Blackout Period pursuant to the Insider Trading Policy and if at the time of any Sponsor and Director
Lock-up
Period Early Release Date, the Company is in such Blackout Period, the actual date of the Sponsor and Director
Lock-up
Period Early Release Date shall be delayed until immediately prior to the opening of trading on the second Trading Day following the end of the Blackout Period; provided, further, that the Company shall announce the date of the expected Sponsor and Director
Lock-up
Period Early Release Date through a major news service, or on a Form
8-K,
at least two Trading Days in advance of the Sponsor and Director
Lock-Up
Period Early Release Date.
(v) The term “
Investor
Lock-up
Period Early Release Date
” means the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any
30-Trading
Day period commencing at least 150 days after the Closing Date (the “
Investor
Lock-up
Period Early Release Trigger
”); provided, however, that to the extent that the holder of
Lock-Up
Shares is subject to stock trading restrictions during any Blackout Period pursuant to the Insider Trading Policy and if at the time of any Investor
Lock-up
Period Early Release Date, the Company is in such Blackout Period, the actual date of the Investor
Lock-up
Period Early Release Date shall be delayed until immediately prior to the opening of trading on the second Trading Day following the end of the Blackout Period; provided, further, that the Company shall announce the date of the expected Investor
Lock-up
Period Early Release Date through a major news service, or on a Form
8-K,
at least two Trading Days in advance of the Investor
Lock-Up
Period Early Release Date.
(vi) The term “
Lock-up
Shares
” means (A) with respect to any Stockholder Party that is an Acquiror Director and such Acquiror Director’s respective Permitted Transferees, 5,950,000 shares of Class A Common Stock held by the Sponsor immediately following the Closing that are converted from the Class B Common Stock held by the Sponsor immediately prior to the Closing attributable to such Acquiror Director; and (B) with respect to the Sponsor and its Permitted Transferees, 8,625,000 shares of Class A Common Stock held by the Sponsor immediately following the Closing that are converted from 8,625,000 shares of Class B Common Stock held by the Sponsor immediately prior to the Closing, in each case of the foregoing clauses (A) and (B), other than any Excluded Shares. For clarity,
Exhibit A
sets forth the number of
Lock-up
Shares attributable to each Acquiror Director and the Sponsor.
(vii) The term “
Permitted Transferees
” means, prior to the expiration of the
Lock-up
Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to Transfer such shares of Class A Common Stock pursuant to
Section
 2.1(b)
.
(viii) The term “
Transfer
” means the (A) sale of, public offer to sell, entry into a contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).
(e) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule
10b5-1
under the Exchange Act during the applicable
Lock-up
Period so long as no Transfers of such Stockholder Party’s shares of Class A Common Stock in contravention of this
Section
 2.1
are effected prior to the expiration of the applicable
Lock-up
Period.
(f) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of any
Lock-up
Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s
Lock-up
Shares describing the foregoing restrictions.
(g) For the avoidance of doubt, each Stockholder Party shall retain all of its rights as a stockholder of the Company with respect to the
Lock-up
Shares during the
Lock-up
Period, including the right to vote any
Lock-up
Shares and any dividends declared on the
Lock-up
Shares.
ARTICLE III
VESTING OF FOUNDER SHARES
3.1
General
. The Sponsor agrees that, effective upon the Closing, 862,500 shares of Class A Common Stock (the “
Vesting Shares
”) and 2,966,667 of the warrants to purchase Class A Common Stock (the “
Vesting Warrants
”), in each case, held by the Sponsor immediately following the Closing”) shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this
ARTICLE
 III
. In addition to, and without limiting, any restrictions on Transfers set forth in
ARTICLE
 II
with respect to the Vesting Shares, the Sponsor agrees that it shall not Transfer any unvested Vesting Shares or unvested Vesting Warrants prior to the date such Vesting Shares or Vesting Warrants, as applicable, become vested pursuant to this
ARTICLE
 III
.
3.2
Vesting
.
(a) The Vesting Shares and Vesting Warrants shall be subject to vesting from and after the Closing through and until the date that is five years after the Closing Date (the “
Sponsor Vesting Period
”) as follows:
(i) 25% of the Vesting Shares and 25% of the Vesting Warrants shall vest and cease to be subject to forfeiture if at any time during the Sponsor Vesting Period: (x) the last sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $15.00 for any 20 Trading Days within any
30-Trading
Day period; or (y) the Company consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $15.00 per share;
(ii) 25% of the Vesting Shares and 25% of the Vesting Warrants shall vest and cease to be subject to forfeiture if at any time during the Sponsor Vesting Period: (x) the last sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $17.00 for any 20 Trading Days within any
30-Trading
Day period; or (y) the Company consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $17.00 per share;
(iii) 25% of the Vesting Shares and 25% of the Vesting Warrants shall vest and cease to be subject to forfeiture if at any time during the Sponsor Vesting Period: (x) the last sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $19.00 for any 20 Trading Days within any
30-Trading
Day period; or (y) the Company consummates a Change of

Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $19.00 per share; and
(iv) 25% of the Vesting Shares and 25% of the Vesting Warrants shall vest and cease to be subject to forfeiture if at any time during the Sponsor Vesting Period: (x) the last sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $21.00 for any 20 Trading Days within any
30-Trading
Day period; or (y) the Company consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $21.00 per share.
For the avoidance of doubt, if the vesting condition applicable to more than one of
Section
 3.2(a)(i)
,
Section
 3.2(a)(ii)
,
Section
 3.2(a)(iii)
or
Section
 3.2(a)(iv)
have been satisfied at any time, then all of the Vesting Shares and Vesting Warrants subject to such satisfied vesting condition will immediately vest and no longer be subject to the forfeiture provided in this
ARTICLE
 III
.
(b) Any Vesting Shares or Vesting Warrants that remain unvested on the first Business Day after the conclusion of the Sponsor Vesting Period shall be forfeited by the Sponsor to the Company, without any consideration for such Transfer and, thereafter, the Sponsor shall cease to have any right, title or interest in and to such forfeited Vesting Shares or Vesting Warrants.
(c) The trading price of the Class A Common Stock referenced in each of
Section
 3.2(a)(i)
,
Section
 3.2(a)(ii)
,
Section
 3.2(a)(iii)
or
Section
 3.2(a)(iv)
and the per share consideration with respect to any Change of Control referenced in each of
Section
 3.2(a)(i)
,
Section
 3.2(a)(ii)
,
Section
 3.2(a)(iii)
or
Section
 3.2(a)(iv)
shall be equitably adjusted for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Class A Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Class A Common Stock, occurring on or after the date hereof and prior to the time of any vesting of any Vesting Shares or Vesting Warrants.
(d) Each of the Stockholder Parties party hereto agrees that, in addition to any legend imposed by applicable securities laws, the Vesting Shares and Vesting Warrants shall, concurrently with the Closing, have the restrictive legend (and stop transfer orders shall be placed against the transfer thereof with the Company’s transfer agent) affixed to them as set forth below:
THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, INCLUDING VESTING OR FORFEITURE, IN EACH CASE, AS SET FORTH IN THE
LOCK-UP
AGREEMENT, DATED AS OF [•], BY AND AMONG PLANET LABS PBC, DMY SPONSOR IV, LLC AND THE OTHER PARTIES SIGNATORIES THERETO AND MAY NOT BE TRANSFERRED WITHOUT THE EXPRESS INSTRUCTION OF THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
ARTICLE IV
INDEMNIFICATION
4.1
Indemnification
.
(a) For a period of six years after the Closing Date, the Company will indemnify, exonerate and hold harmless the Sponsor from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket
expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“
Indemnified Liabilities
”) incurred by the Sponsor before, on or after the date of this Agreement,

arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the Transaction which names the Sponsor as a defendant (or co-defendant)
arising from the Sponsor’s ownership of equity securities of the Company or its control or ability to influence the Company; provided that the foregoing shall not apply to any liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and the Company or any of its subsidiaries, on the other hand.
(b) Notwithstanding anything to the contrary in the foregoing paragraph, the Company shall not be liable for Indemnified Liabilities in excess of $4 million pursuant to the foregoing paragraph. For the avoidance of doubt, the rights of the Sponsor to indemnification pursuant to the foregoing paragraph will be in addition to any other rights the Sponsor may have under any other agreement or instrument to which the Sponsor is or becomes a party or is or otherwise becomes a beneficiary or under Law.
ARTICLE V
GENERAL PROVISIONS
5.1
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office
notification), addressed as follows:
If to the Company, to:
Planet Labs PBC
645 Harrison St., Floor 4
San Francisco, CA 94107
Attention: Laura Malinasky, Chief Legal & Compliance Officer
Email: legal@planet.com
with a copy (not constituting notice) to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attn: Josh Dubofsky
         Saad Khanani
E-mail:
Josh.Dubofsky@lw.com
         Saad.Khanani@lw.com
If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.
5.2
Amendment; Waiver
.
(a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company, the Sponsor and the Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
(d) The Company and any other party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company, the applicable Stockholder Parties and (ii) in the case of a waiver by a Stockholder Party, the Company.
(e) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Stockholder Party, or (ii) disproportionately affect any Stockholder Party as compared to any other Stockholder Party, in each case, will not bind any such Stockholder Party without such Stockholder Party’s prior written approval.
(f) Notwithstanding anything to the contrary in this Agreement, if the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in this Agreement as to any Stockholder Party(ies) or in any other lock-up
agreement entered into in connection with the execution of the Merger Agreement as to any stockholders party thereto (a “
Release
”), then the Release shall apply pro rata and on the same terms to the
Lock-up
of each Stockholder Party’s
Lock-up
Shares hereunder (and, for the avoidance of doubt, without regard to any difference between the
Lock-Up
Period and the
lock-up
period subject to the Release) and the provisions of
Section
 2.1
shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the parties. For the avoidance of doubt, the provisions of
Section
 2.1
shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of
Lock-up
Shares hereunder (unless such Stockholder Party so consents).
5.3
Further Assurances
.
(a) The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.
(b) Without limiting the generality of the foregoing, subject to the Transfer restrictions set forth herein, upon written request from a Stockholder Party (or such Person’s Permitted Transferee, as applicable) (the “
Requesting Person
”) regarding a proposed Transfer of any shares of Class A Common Stock or any Acquiror Common Warrants held by the Sponsor immediately after the Closing (including any shares of Class A Common Stock issuable from such Acquiror Common Warrants) (the “
Sale Securities
”), the Company shall use commercially reasonable efforts to: (i) if the Requesting Person is subject to the Insider Trading Policy, promptly (in any event, within one (2) Trading Days following such written request) inform the Requesting Person of the Company’s decision (together with the reasons for such trade not being cleared, if applicable) on pre-clearance
of the proposed Transfer under the Insider Trading Policy, and (ii) promptly instruct the Company’s transfer agent to remove any restrictive legends applicable to the Sale Securities being Transferred, cause the Company’s legal counsel to deliver any legal opinions to its transfer agent required for such Transfer and otherwise cause its transfer agent to permit the Transfer of such Sale Securities (A) if the Requesting Person is not subject to the Insider Trading Policy, within one (2) Trading Days following such written request from the Requesting Person and (B) if the Requesting Person is subject to the Insider Trading Policy, unless the Company informs the Requesting Person that the proposed Transfer is prohibited by the Insider Trading Policy pursuant to the preceding clause (i) of this
Section
 5.3(b)
, within two (2) Trading Days following such written request from the Requesting Person.
5.4
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided that a Stockholder Party may assign this Agreement to a Permitted Transferee solely in connection with a Transfer permitted by this Agreement, subject to the receipt by the Company of a duly executed joinder to this Agreement substantially in the form of
Exhibit B
hereto by the Permitted Transferee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this
Section
 5.4
shall be null and void,
ab initio
.
5.5
Third Parties
. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.
5.6
Governing Law
. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
5.7
Jurisdiction
. Any claim, action, suit, assessment, arbitration or proceeding (an “
Action
”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this
Section
 5.7
.
5.8
Waiver of Jury Trial.
EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 5.8
.
5.9
Specific Performance
. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this
Section
 5.9
shall not be required to provide any bond or other security in connection with any such injunction.
5.10
Entire Agreement
. Except as otherwise set forth herein, this Agreement constitutes the full and entire understanding and agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Stockholder Parties under any other agreement between any of the Stockholder Parties and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Stockholder Parties or the Company under this Agreement.
5.11
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
5.12
Captions; Counterparts
. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
5.13
Several Liability
. The liability of any Stockholder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Stockholder Party be liable for any other Stockholder Party’s breach of such other Stockholder Party’s representations, warranties or obligations under this Agreement.
5.14
Effectiveness
. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.
[
Remainder of Page Intentionally Left Blank
]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

PLANET LABS PBC

By:
Name:
Title:
[Signature Page to
Lock-Up
Agreement]

[STOCKHOLDER PARTY]

By:
[Signature Page to
Lock-Up
Agreement]

LOCKUP AGREEMENT
[Form for Company Founders]
This Lockup Agreement is dated as of [•], 202[•] and is between Planet Labs PBC, a Delaware corporation (the “
Company
”) (f/k/a dMY Technology Group, Inc. IV), dMY Sponsor IV, LLC, a Delaware limited liability company (the “
Sponsor
”), each of the stockholder parties identified on
Exhibit
 A
hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of
Exhibit
 B
hereto with the Company in order to become a “Stockholder Party” for purposes of this Agreement (the foregoing Persons other than the Sponsor collectively, the “
Stockholder Parties
”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).
BACKGROUND:
WHEREAS,
the Stockholder Parties own or will own equity interests in the Company;
WHEREAS
, the Company, Photon Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“
First Merger Sub
”), Photon Merger Sub Two, LLC a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“
Second Merger Sub
”), and Planet Labs Inc., a Delaware corporation (“
Planet
”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “
Merger Agreement
”), dated as of July 7, 2021, pursuant to which, among other transactions, First Merger Sub merged with and into Planet, with Planet continuing on as the surviving corporation and a wholly-owned subsidiary of the Company (the “
First Merger”
), and, immediately following the First Merger and as part of the same overall transaction as the First Merger, Planet merged with and into Second Merger Sub, with Second Merger Sub continuing on as the surviving entity and a wholly-owned subsidiary of the Company (the “
Second Merger
” and together with the First Merger, the “
Mergers
”), all on the terms and conditions set forth therein;
WHEREAS
, in connection with the Mergers, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.
NOW, THEREFORE
, the parties agree as follows:
ARTICLE I
INTRODUCTORY MATTERS
1.1
Defined Terms
. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:
“
Action
” has the meaning set forth in
Section
 3.7
.
“
Affiliate
” has the meaning ascribed to such term in Rule
12b-2
of the General Rules and Regulations under the Exchange Act.
“
Agreement
” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.
“
Blackout Period
” has the meaning set forth in
Section
 2.1(d)(i)
.
“
Blackout-Related Release
” has the meaning set forth in
Section
 2.1(c)
.

“
Change of Control
” means any transaction or series of transactions (A) the result of which is that a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Founders, the Company, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the then-outstanding equity securities of the Company, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or (2) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is (i) a sale of all or substantially all of the assets of the Company (as appearing in its most recent balance sheet), or assets of the Company generating all or substantially all of the gross revenues or net income (as appearing in its most recent income statement), to any Person or (ii) that shares of Class A Common Stock are delisted from the principal securities exchange or securities market on which such shares of Class A Common Stock are then traded prior to the consummation of such transaction(s).
“
Class
 A Common Stock
” means the Class A common stock, par value $0.0001 per share, of the Company, following the consummation of the Mergers.
“
Class
 B Common Stock
” means the Class B common stock, par value $0.0001 per share, of the Company, following the consummation of the Mergers.
“
Closing Date
” means the closing date of the Mergers.
“
Common Stock
” means the Class A Common Stock and the Class B Common Stock, as applicable.
“
Company
” has the meaning set forth in the Preamble.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“
Excluded Shares
” mean any Class A Common Stock acquired in the open market or otherwise from a Person other than a stockholder of Planet immediately prior to the Closing.
“
First Merger
” has the meaning set forth in the Background.
“
First Merger Sub
” has the meaning set forth in the Background.
“
Immediate Family
” means with respect to any Person, such Person’s spouse or partner (or former spouse or former partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.
“
Insider Trading Policy
” means the insider trading policy or equivalent policy of the Company, as amended from time to time.
“
Lock-up
” has the meaning set forth in
Section
 2.1(a)
.
“
Lock-up
Period
” has the meaning set forth in
Section
 2.1(d)(ii)
.

“
Lock-up
Period Early Release Date
” has the meaning set forth in
Section
 2.1(d)(iii)
.
“
Lock-up
Period Early Release Trigger
” has the meaning set forth in
Section
 2.1(d)(iii)
.
“
Lock-up
Shares
” has the meaning set forth in
Section
 2.1(d)(iv)
.
“
Mergers
” has the meaning set forth in the Background.
“
Merger Agreement
” has the meaning set forth in the Background.
“
Permitted Transferees
” has the meaning set forth in
Section
 2.1(d)(v)
.
“
Planet
” has the meaning set forth in the Background.
“
Release
” has the meaning set forth in
Section
 3.2(f)
.
“
Second Merger
” has the meaning set forth in the Background.
“
Second Merger Sub
” has the meaning set forth in the Background.
“
Sponsor
” has the meaning set forth in the Preamble.
“
Stockholder Parties
” has the meaning set forth in the Preamble.
“
Trading Day
” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.
“
Transfer
” has the meaning set forth in
Section
 2.1(d)(vi)
.
1.2
Construction
. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
LOCKUP
2.1
Lockup
.
(a) Subject to the exclusions in
Section
 2.1(b)
, each Stockholder Party agrees not to Transfer any
Lock-up
Shares until the end of the
Lock-up
Period (the “
Lock-up
”).
(b) Each Stockholder Party or any of its Permitted Transferees may Transfer any
Lock-up
Shares it holds during the
Lock-up
Period (i) to any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliates of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates, or to any other Stockholder Party; (ii) by gift to a charitable organization; (iii) in the case of an individual, by gift to a member of the individual’s Immediate Family or to a trust, the primary beneficiaries of which are one or more members of the individual’s Immediate Family or an Affiliate of such Person, or, in the case of a trust, Transfer to the trustor or beneficiary of such trust or the estate of a beneficiary of such trust; (iv) in the case of an individual, by will or other testamentary document or device or by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) with the Company’s and the Sponsor’s prior written consent; (vii) to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (i) through (vi); (viii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (ix) to the Company; (x) forfeitures of
Lock-up
Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property subsequent to the Closing Date; or (xii) to the extent required by any legal or regulatory order; provided that in each case of clauses (i)–(vii), if the transferee is not another Stockholder Party, such Transfer shall be subject to prior receipt by the Company of a duly executed joinder to this Agreement substantially in the form of
Exhibit
 B
hereto.
(c) Notwithstanding the provisions set forth in this
Section
 2.1
, to the extent that the holder of
Lock-Up
Shares is subject to stock trading restrictions during any Blackout Period pursuant to the Insider Trading Policy and if the
Lock-up
Period, excluding in connection with a
Lock-up
Period Early Release Trigger, is scheduled to end during such Blackout Period or within five Trading Days prior to the commencement of a Blackout Period, the
Lock-up
Period shall end ten Trading Days prior to the commencement of the Blackout Period (the “
Blackout-Related Release
”). The Company shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form
8-K,
at least two Trading Days in advance of the Blackout-Related Release.
(d) For purposes of this
Section
 2.1
:
(i) The term “
Blackout Period
” means a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Insider Trading Policy.
(ii) The term “
Lock-up
Period
” means the period beginning on the Closing Date and ending on the earlier of (A) the date that is 18 months after the Closing Date and (B) the
Lock-up
Period Early Release Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the
Lock-up
Period for any
Lock-up
Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, no
Lock-up
Shares shall be subject to
Lock-up
from and after the date that is 18 months after the Closing Date.
(iii) The term “
Lock-up
Period Early Release Date
” means the date on which the last reported sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any
30-Trading
Day period commencing at least 330 days after the Closing Date (the “
Lock-up
Period Early Release Trigger
”); provided, however, that to the extent that the holder of
Lock-Up
Shares is subject to stock trading restrictions during any Blackout Period pursuant to the Insider Trading Policy and if at the time of any
Lock-up
Period Early Release Date, the Company is in such Blackout Period, the actual date of the
Lock-up
Period Early Release Date shall be delayed until immediately prior to the opening of trading on the second Trading Day following the end of the Blackout Period; provided, further, that the Company shall announce the date of the expected
Lock-up
Period Early Release Date through a major news service, or on a Form
8-K,
at least two Trading Days in advance of the
Lock-Up
Period Early Release Date.

(iv) The term “
Lock-up
Shares
” means, with respect to any Stockholder Party and such Stockholder Party’s Permitted Transferees, (A) the shares of Common Stock held by such Person immediately following the Closing and (B) the shares of Common Stock issuable to such Person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Common Stock, in each case of the foregoing clauses (A) and (B), other than any Excluded Shares.
(v) The term “
Permitted Transferees
” means, prior to the expiration of the
Lock-up
Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to Transfer such shares of Common Stock pursuant to
Section
 2.1(b)
.
(vi) The term “
Transfer
” means the (A) sale of, public offer to sell, entry into a contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B). A “Transfer” does not include the conversion of shares of the Company’s Class B Common Stock into shares of the Company’s Class A Common Stock.
(e) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule
10b5-1
under the Exchange Act during the applicable
Lock-up
Period so long as no Transfers of such Stockholder Party’s shares of Common Stock in contravention of this
Section
 2.1
are effected prior to the expiration of the applicable
Lock-up
Period.
(f) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of any
Lock-up
Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s
Lock-up
Shares describing the foregoing restrictions.
(g) For the avoidance of doubt, each Stockholder Party shall retain all of its rights as a stockholder of the Company with respect to the
Lock-up
Shares during the
Lock-up
Period, including the right to vote any
Lock-up
Shares and any dividends declared on the
Lock-up
Shares.
ARTICLE III
GENERAL PROVISIONS
3.1
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office
notification), addressed as follows:
If to the Company, to:
Planet Labs PBC
645 Harrison St., Floor 4
San Francisco, CA 94107
Attention: Chief Legal & Compliance Officer
Email:
legal@planet.com

with a copy (not constituting notice) to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attn:     Josh Dubofsky
 Saad Khanani
E-mail:
Josh.Dubofsky@lw.com
 Saad.Khanani@lw.com
If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.
3.2
Amendment; Waiver
. (a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company, the Sponsor and the Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated.
(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
(d) The Company and any other party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company or the Sponsor, the applicable Stockholder Parties and (ii) in the case of a waiver by a Stockholder Party, the Company and the Sponsor; provided that the Company shall not waive any of its rights hereunder without the Sponsor’s prior written consent.
(e) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Stockholder Party, or (ii) disproportionately affect any Stockholder Party as compared to any other Stockholder Party, in each case, will not bind any such Stockholder Party without such Stockholder Party’s prior written approval.
(f) Notwithstanding anything to the contrary in this Agreement, if the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in this Agreement as to any Stockholder Party(ies) or in any other lock-up
agreement entered into in connection with the execution of the Merger Agreement as to any stockholders party thereto (a “
Release
”), then the Release shall apply pro rata and on the same terms to the
Lock-up
of each Stockholder Party’s
Lock-up
Shares hereunder (and, for the avoidance of doubt, without regard to any difference between the
Lock-Up
Period and the
lock-up
period subject to the Release) and the provisions of Section 2.1 shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the parties. For the avoidance of doubt, the provisions of Section 2.1 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of
Lock-up
Shares hereunder (unless such Stockholder Party so consents).

3.3
Further Assurances
. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.
3.4
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided that a Stockholder Party may assign this Agreement to a Permitted Transferee solely in connection with a Transfer permitted by this Agreement, subject to the receipt by the Company of a duly executed joinder to this Agreement substantially in the form of
Exhibit B
hereto by the Permitted Transferee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this
Section
 3.4
shall be null and void,
ab initio
.
3.5
Third Parties
. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.
3.6
Governing Law
. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
3.7
Jurisdiction
. Any claim, action, suit, assessment, arbitration or proceeding (an “
Action
”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this
Section
 3.7
.
3.8
Waiver of Jury Trial.
EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 3.8
.
3.9
Specific Performance
. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this
Section
 3.9
shall not be required to provide any bond or other security in connection with any such injunction.
3.10
Entire Agreement
. Except as otherwise set forth herein, this Agreement constitutes the full and entire understanding and agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Stockholder Parties under any other agreement between any of the Stockholder Parties and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Stockholder Parties or the Company under this Agreement.
3.11
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
3.12
Captions; Counterparts
. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
3.13
Several Liability
. The liability of any Stockholder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Stockholder Party be liable for any other Stockholder Party’s breach of such other Stockholder Party’s representations, warranties or obligations under this Agreement.
3.14
Effectiveness
. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.
[
Remainder of Page Intentionally Left Blank
]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

Planet Labs PBC

By:
Name:
Title:
[Signature Page to
Lock-Up
Agreement]

[STOCKHOLDER PARTY]

By:
[Signature Page to
Lock-Up
Agreement]

[SPONSOR]

By:

[Signature Page to
Lock-Up
Agreement]

LOCKUP AGREEMENT
[Form for Company D&Os, 5% Holders (other than Founders)]
This Lockup Agreement is dated as of [●], 202[•] and is between Planet Labs PBC, a Delaware corporation (the “
Company
”) (f/k/a dMY Technology Group, Inc. IV), dMY Sponsor IV, LLC, a Delaware limited liability company (the “
Sponsor
”), each of the stockholder parties identified on
Exhibit
 A
hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of
Exhibit
 B
hereto with the Company in order to become a “Stockholder Party” for purposes of this Agreement (the foregoing Persons other than the Sponsor collectively, the “
Stockholder Parties
”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).
BACKGROUND:
WHEREAS
,
the Stockholder Parties own or will own equity interests in the Company;
WHEREAS
, the Company, Photon Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“
First Merger Sub
”), Photon Merger Sub Two, LLC a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“
Second Merger Sub
”), and Planet Labs Inc., a Delaware corporation (“
Planet
”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “
Merger Agreement
”), dated as of July 7, 2021, pursuant to which, among other transactions, First Merger Sub merged with and into Planet, with Planet continuing on as the surviving corporation and a wholly-owned subsidiary of the Company (the “
First Merger”
), and, immediately following the First Merger and as part of the same overall transaction as the First Merger, Planet merged with and into Second Merger Sub, with Second Merger Sub continuing on as the surviving entity and a wholly-owned subsidiary of the Company (the “
Second Merger
” and together with the First Merger, the “
Mergers
”), all on the terms and conditions set forth therein;
WHEREAS
, in connection with the Mergers, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of equity interests in the Company.
NOW, THEREFORE
, the parties agree as follows:
ARTICLE I
INTRODUCTORY MATTERS
1.1
Defined Terms
. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:
“
Action
” has the meaning set forth in
Section
 3.7
.
“
Affiliate
” has the meaning ascribed to such term in Rule
12b-2
of the General Rules and Regulations under the Exchange Act.
“
Agreement
” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.
“
Blackout Period
” has the meaning set forth in
Section
 2.1(d)(i)
.
“
Blackout-Related Release
” has the meaning set forth in
Section
 2.1(c)
.

“
Change of Control
” means any transaction or series of transactions (A) the result of which is that a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Founders, the Company, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the then-outstanding equity securities of the Company, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or (2) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is (i) a sale of all or substantially all of the assets of the Company (as appearing in its most recent balance sheet), or assets of the Company generating all or substantially all of the gross revenues or net income (as appearing in its most recent income statement), to any Person or (ii) that shares of Class A Common Stock are delisted from the principal securities exchange or securities market on which such shares of Class A Common Stock are then traded prior to the consummation of such transaction(s).
“
Class
 A Common Stock
” means the Class A common stock, par value $0.0001 per share, of the Company, following the consummation of the Mergers.
“
Class
 B Common Stock
” means the Class B common stock, par value $0.0001 per share, of the Company, following the consummation of the Mergers.
“
Closing Date
” means the closing date of the Mergers.
“
Common Stock
” means the Class A Common Stock and the Class B Common Stock, as applicable.
“
Company
” has the meaning set forth in the Preamble.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“
Excluded Shares
” mean (a) any shares purchased pursuant to a Subscription Agreement and (b) any Class A Common Stock acquired in the open market or otherwise from a Person other than a stockholder of Planet immediately prior to the Closing.
“
First Merger
” has the meaning set forth in the Background.
“
First Merger Sub
” has the meaning set forth in the Background.
“
Immediate Family
” means with respect to any Person, such Person’s spouse or partner (or former spouse or former partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.
“
Insider Trading Policy
” means the insider trading policy or equivalent policy of the Company, as amended from time to time.
“
Lock-up
” has the meaning set forth in
Section
 2.1(a)
.
“
Lock-up
Period
” has the meaning set forth in
Section
 2.1(d)(ii)
.

“
Lock-up
Period Early Release Date
” has the meaning set forth in
Section
 2.1(d)(iii)
.
“
Lock-up
Period Early Release Trigger
” has the meaning set forth in
Section
 2.1(d)(iii)
.
“
Lock-up
Shares
” has the meaning set forth in
Section
 2.1(d)(iv)
.
“
Mergers
” has the meaning set forth in the Background.
“
Merger Agreement
” has the meaning set forth in the Background.
“
Permitted Transferees
” has the meaning set forth in
Section
 2.1(d)(v)
.
“
Planet
” has the meaning set forth in the Background.
“
Release
” has the meaning set forth in
Section
 3.2(f).
“
Second Merger
” has the meaning set forth in the Background.
“
Second Merger Sub
” has the meaning set forth in the Background.
“
Sponsor
” has the meaning set forth in the Preamble.
“
Stockholder Parties
” has the meaning set forth in the Preamble.
“
Subscription Agreement
” means a Subscription Agreement, dated as of July 7, 2021, by and between a Stockholder Party and the Company.
“
Trading Day
” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.
“
Transfer
” has the meaning set forth in
Section
 2.1(d)(vi)
.
1.2
Construction
. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
LOCKUP
2.1
Lockup
.
(a) Subject to the exclusions in
Section
 2.1(b)
, each Stockholder Party agrees not to Transfer any
Lock-up
Shares until the end of the
Lock-up
Period (the “
Lock-up
”).

(b) Each Stockholder Party or any of its Permitted Transferees may Transfer any
Lock-up
Shares it holds during the
Lock-up
Period (i) to any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliates of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates, or to any other Stockholder Party; (ii) by gift to a charitable organization; (iii) in the case of an individual, by gift to a member of the individual’s Immediate Family or to a trust, the primary beneficiaries of which are one or more members of the individual’s Immediate Family or an Affiliate of such Person, or, in the case of a trust, Transfer to the trustor or beneficiary of such trust or the estate of a beneficiary of such trust; (iv) in the case of an individual, by will or other testamentary document or device or by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) with the Company’s and the Sponsor’s prior written consent; (vii) to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (i) through (vi); (viii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (ix) to the Company; (x) forfeitures of
Lock-up
Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property subsequent to the Closing Date; or (xii) to the extent required by any legal or regulatory order; provided that in each case of clauses (i)–(vii), if the transferee is not another Stockholder Party, such Transfer shall be subject to prior receipt by the Company of a duly executed joinder to this Agreement substantially in the form of
Exhibit
 B
hereto.
(c) Notwithstanding the provisions set forth in this
Section
 2.1
, to the extent that the holder of
Lock-Up
Shares is subject to stock trading restrictions during any Blackout Period pursuant to the Insider Trading Policy and if the
Lock-up
Period, excluding in connection with a
Lock-up
Period Early Release Trigger, is scheduled to end during such Blackout Period or within five Trading Days prior to the commencement of a Blackout Period, the
Lock-up
Period shall end ten Trading Days prior to the commencement of the Blackout Period (the “
Blackout-Related Release
”). The Company shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form
8-K,
at least two Trading Days in advance of the Blackout-Related Release.
(d) For purposes of this
Section
 2.1
:
(i) The term “
Blackout Period
” means a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Insider Trading Policy.
(ii) The term “
Lock-up
Period
” means the period beginning on the Closing Date and ending on the earlier of (A) the date that is 12 months after the Closing Date and (B) the
Lock-up
Period Early Release Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the
Lock-up
Period for any
Lock-up
Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, no
Lock-up
Shares shall be subject to
Lock-up
from and after the date that is 12 months after the Closing Date.
(iii) The term “
Lock-up
Period Early Release Date
” means the date on which the last reported sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any
30-Trading
Day period commencing at least 150 days after the Closing Date (the “
Lock-up
Period Early Release Trigger
”); provided, however, that to the extent that the holder of
Lock-Up
Shares is subject to stock trading restrictions during any Blackout Period pursuant to the Insider Trading Policy and if at the time of any
Lock-up
Period Early Release Date, the Company is in such Blackout Period, the actual date of the
Lock-up
Period Early Release Date shall be delayed until immediately prior to the opening of trading on the second Trading Day following the end of the Blackout Period; provided, further, that the Company shall announce the date of the expected

Lock-up
Period Early Release Date through a major news service, or on a Form
8-K,
at least two Trading Days in advance of the
Lock-Up
Period Early Release Date.
(iv) The term “
Lock-up
Shares
” means, with respect to any Stockholder Party and such Stockholder Party’s Permitted Transferees, (A) the shares of Common Stock held by such Person immediately following the Closing and (B) the shares of Common Stock issuable to such Person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Common Stock, in each case of the foregoing clauses (A) and (B), other than any Excluded Shares.
(v) The term “
Permitted Transferees
” means, prior to the expiration of the
Lock-up
Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to Transfer such shares of Common Stock pursuant to
Section
 2.1(b)
.
(vi) The term “
Transfer
” means the (A) sale of, public offer to sell, entry into a contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).
(e) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule
10b5-1
under the Exchange Act during the applicable
Lock-up
Period so long as no Transfers of such Stockholder Party’s shares of Common Stock in contravention of this
Section
 2.1
are effected prior to the expiration of the applicable
Lock-up
Period.
(f) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of any
Lock-up
Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s
Lock-up
Shares describing the foregoing restrictions.
(g) For the avoidance of doubt, each Stockholder Party shall retain all of its rights as a stockholder of the Company with respect to the
Lock-up
Shares during the
Lock-up
Period, including the right to vote any
Lock-up
Shares and any dividends declared on the
Lock-up
Shares.
ARTICLE III
GENERAL PROVISIONS
3.1
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office
notification), addressed as follows:
If to the Company, to:
[PUBCO]
645 Harrison St., Floor 4
San Francisco, CA 94107
Attention: Chief Legal & Compliance Officer

Email:
legal@planet.com
with a copy (not constituting notice) to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attn: Josh Dubofsky
  Saad Khanani
E-mail:
Josh.Dubofsky@lw.com
    Saad.Khanani@lw.com
If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.
3.2
Amendment; Waiver
. (a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company, the Sponsor and the Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated.
(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
(d) The Company and any other party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company or the Sponsor, the applicable Stockholder Parties and (ii) in the case of a waiver by a Stockholder Party, the Company and the Sponsor; provided that the Company shall not waive any of its rights hereunder without the Sponsor’s prior written consent.
(e) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Stockholder Party, or (ii) disproportionately affect any Stockholder Party as compared to any other Stockholder Party, in each case, will not bind any such Stockholder Party without such Stockholder Party’s prior written approval.
(f) Notwithstanding anything to the contrary in this Agreement, if the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in this Agreement as to any Stockholder Party(ies) or in any other lock-up
agreement entered into in connection with the execution of the Merger Agreement as to any stockholders party thereto (a “
Release
”), then the Release shall apply pro rata and on the same terms to the
Lock-up
of each Stockholder Party’s
Lock-up
Shares hereunder (and, for the avoidance of doubt, without regard to any difference between the
Lock-Up
Period and the
lock-up
period subject to the Release) and the provisions of
Section
 2.1
shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the parties. For the avoidance of doubt, the provisions of
Section
 2.1
shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of
Lock-up
Shares hereunder (unless such Stockholder Party so consents).

3.3
Further Assurances
. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.
3.4
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided that a Stockholder Party may assign this Agreement to a Permitted Transferee solely in connection with a Transfer permitted by this Agreement, subject to the receipt by the Company of a duly executed joinder to this Agreement substantially in the form of
Exhibit B
hereto by the Permitted Transferee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this
Section
 3.4
shall be null and void,
ab initio
.
3.5
Third Parties
. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.
3.6
Governing Law
. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
3.7
Jurisdiction
. Any claim, action, suit, assessment, arbitration or proceeding (an “
Action
”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this
Section
 3.7
.
3.8
Waiver of Jury Trial.
EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 3.8
.
3.9
Specific Performance
. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this
Section
 3.9
shall not be required to provide any bond or other security in connection with any such injunction.
3.10
Entire Agreement
. Except as otherwise set forth herein, this Agreement constitutes the full and entire understanding and agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Stockholder Parties under any other agreement between any of the Stockholder Parties and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Stockholder Parties or the Company under this Agreement.
3.11
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
3.12
Captions; Counterparts
. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
3.13
Several Liability
. The liability of any Stockholder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Stockholder Party be liable for any other Stockholder Party’s breach of such other Stockholder Party’s representations, warranties or obligations under this Agreement.
3.14
Effectiveness
. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.
[
Remainder of Page Intentionally Left Blank
]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

Planet Labs PBC

By:
Name:
Title:
[Signature Page to
Lock-Up
Agreement]

[STOCKHOLDER PARTY]

By:
[Signature Page to
Lock-Up
Agreement]

[SPONSOR]

By:

[Signature Page to
Lock-Up
Agreement]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
In accordance with Section 102(b)(7) of the DGCL, dMY IV’s charter provides that a director will not be personally liable to dMY IV or dMY IV’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to dMY IV or dMY IV’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
dMY IV’s charter provides that dMY IV will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
dMY IV has entered into indemnification agreements with each of its current directors and executive officers. These agreements require dMY IV to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to dMY IV, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
New Planet’s certificate of incorporation will provide for indemnification of New Planet’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Proposed Bylaws will provide for indemnification of New Planet’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.
In addition, effective upon the consummation of the Business Combination, New Planet will have entered into indemnification agreements with directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require New Planet, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.
The following exhibits are filed as part of this registration statement:

Exhibit	Description

2.1†	Merger Agreement, dated as of July 7, 2021, by and among dMY Technology Group, Inc. IV, Photon Merger Sub, Inc., Photon Merger Sub Two, LLC, and Planet Labs Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A)

3.1	Amended and Restated Certificate of Incorporation of dMY Technology Group, Inc. IV (incorporated by reference to Exhibit 3.1 of dMY IV’s Current Report on Form 8-K, filed with the SEC on March 9, 2021)

3.2	Bylaws of dMY Technology Group, Inc. IV (incorporated by reference to Exhibit 3.3 of dMY IV’s Form S-1 (File No. 333-253209), filed with the SEC on February 17, 2021)

3.3	Form of New Planet Charter (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B)

3.4	Form of New Planet Bylaws (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C)

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of dMY IV’s Form S-1 (File No. 333-253209), filed with the SEC on February 17, 2021)

4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 of dMY IV’s Form S-1 (File No. 333-253209), filed with the SEC on February 17, 2021)

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of dMY IV’s Form S-1 (File No. 333-253209), filed with the SEC on February 17, 2021)

4.4**	Specimen Class A Common Stock Certificate of New Planet

4.5	Warrant Agreement, dated March 4, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of dMY IV’s Current Report on Form 8-K, filed with the SEC on March 9, 2021)

5.1**	Opinion of White & Case LLP as to the validity of the securities being registered

8.1	Opinion of Latham & Watkins LLP regarding certain federal income tax matters

10.1	Form of New Planet 2021 Incentive Award Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D)

10.2	Form of New Planet 2021 Employee Stock Purchase Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E)

10.3	Form of Initial Subscription Agreement, by and between dMY Technology Group, Inc. IV and the undersigned subscriber party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F-1)

10.4	Form of Additional Subscription Agreement, by and between dMY Technology Group, Inc. IV and the undersigned subscriber party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F-2)

10.5	Form of Amended and Restated Registration Rights Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G)

10.6	Form of Lock-Up Agreement, by and among dMY Technology Group, Inc. IV, dMY Sponsor IV, LLC and the directors and executive officers of dMY Sponsor IV, LLC (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H)

Exhibit	Description

10.7	Form of
Lock-Up
Agreement, by and among dMY Technology Group, Inc. IV, William Marshall and Robert Schingler Jr. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H)

10.8	Form
of Lock-Up Agreement,
by and among dMY Technology Group, Inc. IV, certain directors and executive officers of Planet Labs Inc. set forth therein and certain stockholders of Planet Labs Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H)

10.9	Letter Agreement, dated March 4, 2021, by and among the Company, its officers, its directors and dMY Sponsor IV, LLC (incorporated by reference to Exhibit 10.1 of dMY IV’s Current Report on Form 8-K, filed with the SEC on March 9, 2021)

10.10	Investment Management Trust Agreement, dated March 4, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 of dMY IV’s Current Report on Form 8-K, filed with the SEC on March 9, 2021)

10.11	Private Placement Warrants Purchase Agreement, dated March 4, 2021, by and among the Company and dMY Sponsor IV, LLC (incorporated by reference to Exhibit 10.4 of dMY IV’s Current Report on Form 8-K, filed with the SEC on March 9, 2021)

10.12	Administrative Services Agreement, dated March 4, 2021, by and between the Company and dMY Sponsor IV, LLC (incorporated by reference to Exhibit 10.5 of dMY IV’s Current Report on Form 8-K, filed with the SEC on March 9, 2021)

10.13	Support Agreement, dated as of July 7, 2021, by and among certain stockholders of Planet Labs Inc., dMY Technology Group, Inc. IV and Planet Labs Inc. (incorporated by reference to Exhibit 10.2 of dMY IV’s Current Report on Form 8-K, filed with the SEC on July 7, 2021)

10.14	Support Agreement, dated as of July 7, 2021, by and among certain preferred stockholders of Planet Labs Inc., dMY Technology Group, Inc. IV and Planet Labs Inc. (incorporated by reference to Exhibit 10.3 of dMY IV’s Current Report on Form 8-K, filed with the SEC on July 7, 2021)

10.15	Support Agreement, dated as of July 7, 2021, by and among dMY Sponsor IV, LLC, dMY Technology Group, Inc. IV and Planet Labs Inc. (incorporated by reference to Exhibit 10.4 of dMY IV’s Current Report on Form 8-K, filed with the SEC on July 7, 2021)

10.16**^	Content License Agreement, dated April 14, 2017, by and between Planet Labs Inc. and Google LLC

10.17**^	Google Cloud Platform License Agreement, dated December 15, 2016, by and between Planet Labs Inc. and Google Inc.

10.18**^	Google Cloud Platform Addendum, dated February 13, 2020, by and between Planet Labs Inc. and Google Inc.

10.19**^	Amendment No. 1 to Google Platform Addendum, dated May 27, 2020, by and between Planet Labs Inc. and Google Inc.

10.20**^	Amendment No. 2 to Google Platform Addendum, dated June 28, 2021, by and between Planet Labs Inc. and Google Inc.

10.21**^	Amendment No. 3 to Google Platform Addendum, dated October 6, 2021, by and between Planet Labs Inc. and Google Inc.

23.1	Consent of WithumSmith+Brown, PC

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Planet Labs Inc.

Exhibit	Description

23.3**	Consent of White & Case LLP (included in Exhibit 5.1 hereto)

23.4	Consent of Latham & Watkins LLP (included in Exhibit 8.1 hereto)

24.1**	Power of Attorney (included on signature page to the proxy statement/prospectus which forms part of this registration statement)

99.1**	Form of Preliminary Proxy Card

99.2**	Consent of William Marshall to be named as a director of New Planet

99.3**	Consent of Robert Schingler Jr. to be named as a director of New Planet

99.4	Consent of Carl Bass to be named as a director of New Planet

99.5	Consent of Ita Brennan to be named as a director of New Planet

99.6	Consent of Vijaya Gadde to be named as a director of New Planet

99.7	Consent of J. Heidi Roizen to be named as a director of New Planet

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments).

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation
S-K
Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

**	Previously filed.
^	Portions of this exhibit (indicated by asterisks) have been omitted under rules of the SEC permitting the confidential treatment of select information.
Item 22.
Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii. To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 1st day of November, 2021.

DMY TECHNOLOGY GROUP, INC. IV

By:	/s/ Niccolo de Masi
Niccolo de Masi
Chief Executive Officer

S-1

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Niccolo de Masi Niccolo de Masi	Chief Executive Officer and Director (Principal Executive Officer)	November 1, 2021

* Harry L. You	Chairman (Principal Financial and Accounting Officer)	November 1, 2021

* Darla Anderson	Director	November 1, 2021

* Francesca Luthi	Director	November 1, 2021

* Charles E. Wert	Director	November 1, 2021

*By:	/s/ Niccolo de Masi
Niccolo de Masi
Attorney-in-fact

S-2